   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 1995

                                                       REGISTRATION NO. 33-59657

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ----------------

                           TELE-COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                      4841                   84-1260157
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
   OF INCORPORATION OR
      ORGANIZATION)

                                5619 DTC PARKWAY
                         ENGLEWOOD, COLORADO 80111-3000
                                 (303) 267-5500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             STEPHEN M. BRETT, ESQ.
                           TELE-COMMUNICATIONS, INC.
                                TERRACE TOWER II
                                5619 DTC PARKWAY
                         ENGLEWOOD, COLORADO 80111-3000
                                 (303) 267-5500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                    COPY TO:

                            C. MICHAEL WATSON, ESQ.
                             BAKER & BOTTS, L.L.P.
                              3000 ONE SHELL PLAZA
                              HOUSTON, TEXAS 77002
                                 (713) 229-1234

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after approval by stockholders.

  If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           TELE-COMMUNICATIONS, INC.

 CROSS REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND PROXY STATEMENT/PROSPECTUS

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

 ITEM     FORM S-4 CAPTION                  HEADING IN PROXY STATEMENT/PROSPECTUS
 ----     -------------------------------   --------------------------------------
          A. INFORMATION ABOUT THE
          TRANSACTION

 Item 1.  Forepart of Registration
          Statement and Outside Front
          Cover Page of Prospectus.......   Cross Reference Sheet; Pages one
                                            through five of the Proxy
                                            Statement/Prospectus

 Item 2.  Inside Front and Outside Back
          Cover Pages of Prospectus......   Table of Contents; Available
                                            Information; Incorporation of Certain
                                            Documents by Reference

 Item 3.  Risk Factors, Ratio of Earnings
          to Fixed Charges and Other
          Information....................   Summary Comparison of Terms of
                                            Existing Common Stock with TCI Group
                                            Common Stock and Liberty Media Group
                                            Common Stock under the Liberty Media
                                            Group Stock Proposal; Proxy
                                            Statement/Prospectus Summary; Risk
                                            Factors

 Item 4.  Terms of the Transaction.......   Summary Comparison of Terms of
                                            Existing Common Stock with TCI Group
                                            Common Stock and Liberty Media Group
                                            Common Stock under the Liberty Media
                                            Group Stock Proposal; Proxy
                                            Statement/Prospectus Summary; The
                                            Liberty Media Group Stock Proposal

 Item 5.  Pro Forma Financial
          Information....................   Available Information; Incorporation
                                            of Certain Documents by Reference;
                                            Financial Information (Appendix IV)

 Item 6.  Material Contracts with the
          Company Being Acquired.........   *

 Item 7.  Additional Information Required
          for Reoffering by Persons and
          Parties Deemed to be
          Underwriters...................   *

 Item 8.  Interests of Named Experts and
          Counsel........................   Legal Matters; Experts

 Item 9.  Disclosure of Commission
          Position on Indemnification of
          Securities Act Liabilities.....   *

          B. INFORMATION ABOUT THE
          REGISTRANT

 Item 10. Information with Respect to S-3
          Registrants....................   Available Information; Incorporation
                                            of Certain Documents by Reference;
                                            Financial Information (Appendix IV)

 ITEM     FORM S-4 CAPTION                HEADING IN PROXY STATEMENT/PROSPECTUS
 ----     -----------------------------   --------------------------------------
 Item 11. Incorporation of Certain
          Information by Reference.....   Available Information; Incorporation
                                          of Certain Documents by Reference

 Item 12. Information with Respect to
          S-2 or S-3 Registrants.......   *

 Item 13. Incorporation of Certain
          Information by Reference.....   *

 Item 14. Information with Respect to
          Registrants Other than S-3 or
          S-2 Registrants..............   *

          C. INFORMATION ABOUT THE
          COMPANY BEING ACQUIRED

 Item 15. Information with Respect to
          S-3 Companies................   *

 Item 16. Information with Respect to
          S-2 or S-3 Companies.........   *

 Item 17. Information with Respect to
          Companies Other than S-3 or
          S-2 Companies................   *

          D. VOTING AND MANAGEMENT
          INFORMATION

 Item 18. Information if Proxies,
          Consents or Authorizations
          are to be Solicited..........   Pages one through five of the Proxy
                                          Statement/Prospectus; Available
                                          Information; Incorporation of Certain
                                          Documents by Reference; Proxy
                                          Statement/Prospectus Summary; The
                                          Annual Meeting; Election of Directors;
                                          The Liberty Media Group Stock
                                          Proposal; Voting Securities and
                                          Principal Holders Thereof; Management
                                          of the Company; Stockholders'
                                          Proposals

 Item 19. Information if Proxies,
          Consents or Authorizations
          are not to be Solicited or in
          an Exchange Offer............   *

- --------
* Omitted because inapplicable or answer is in the negative.

                           TELE-COMMUNICATIONS, INC.
                                TERRACE TOWER II
                                5619 DTC PARKWAY
                           ENGLEWOOD, COLORADO 80111
                                 (303) 267-5500

Dear Stockholder:                                              June  , 1995

  You are cordially invited to attend the annual meeting of stockholders of Tele-Communications, Inc. (the "Company"), which will be held at the Hyatt Regency Tech Center, 7800 Tufts Avenue, Denver, Colorado on August 3, 1995 starting at 10:00 a.m., local time. A notice of the annual meeting, a proxy card and a proxy statement/prospectus containing important information about the matters to be acted upon at the annual meeting are enclosed.

  At the annual meeting, you will be asked to consider and vote upon the Liberty Media Group Stock Proposal, which would authorize two new series of the Company's common stock to be designated Tele-Communications, Inc. Series A Liberty Media Group Common Stock and Tele-Communications, Inc. Series B Liberty Media Group Common Stock (collectively, the "Liberty Media Group Common Stock"). The Liberty Media Group Common Stock is intended to reflect the separate performance of the newly created "Liberty Media Group", which consists of the Company's businesses that are engaged in two principal lines of business: (i) production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software including multimedia products and (ii) electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing. A total of 750,000,000 shares of Series A Liberty Media Group Common Stock and 75,000,000 shares of Series B Liberty Media Group Common Stock would be authorized under the Liberty Media Group Stock Proposal. Promptly following approval of the Liberty Media Group Stock Proposal, the Company will distribute one-fourth of one share of Series A Liberty Media Group Common Stock on each outstanding share of Class A Common Stock and one-fourth of one share of Series B Liberty Media Group Common Stock on each outstanding share of Class B Common Stock. The Liberty Media Group Common Stock issuable in connection with such distribution would be intended initially to represent 100% of the equity value of the Company attributable to the Liberty Media Group. In addition to the shares of Liberty Media Group Common Stock to be issued to the holders of outstanding shares of Common Stock, a number of shares of Series A Liberty Media Group Common Stock are being reserved for issuance upon the conversion, exercise or exchange subsequent to the record date for the distribution of certain outstanding convertible securities and in connection with certain acquisitions which may be consummated after the record date for the distribution. Upon effectiveness of the Liberty Media Group Stock Proposal, the existing Class A Common Stock and Class B Common Stock will be redesignated into two new series of common stock to be called Tele-Communications, Inc. Series A TCI Group Common Stock and Tele-Communications, Inc. Series B TCI Group Common Stock, respectively (collectively, the "TCI Group Common Stock"), and will represent the Company's businesses and assets not included in the Liberty Media Group, including the Company's domestic cable and telephony distribution and communications business, international cable, telephony and programming business and technology/venture capital business (the "TCI Group").

  The Liberty Media Group Stock Proposal is intended to provide investors with separate securities reflecting the performance of the TCI Group and the Liberty Media Group, while at the same time enabling the Company's businesses to preserve the benefits of being part of a consolidated enterprise. The Liberty Media Group Stock Proposal will permit separate market valuations of the TCI Group Common Stock and the Liberty Media Group Common Stock, which the Board of Directors believes should result in greater market recognition of the value of each Group. The Liberty Media Group Stock Proposal is also intended to provide the Company greater flexibility with regard to raising capital and making acquisitions and investments, including strategic partnering transactions, with equity securities specifically related to each Group.

  IT IS IMPORTANT TO NOTE THAT HOLDERS OF BOTH TCI GROUP COMMON STOCK AND LIBERTY MEDIA GROUP COMMON STOCK WOULD BE COMMON STOCKHOLDERS OF THE COMPANY AND WOULD BE SUBJECT TO RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMPANY AND ALL OF ITS BUSINESSES, ASSETS AND LIABILITIES. THE COMPANY CAN PROVIDE NO ASSURANCE AS TO THE DEGREE TO WHICH THE MARKET PRICE OF THE LIBERTY MEDIA GROUP COMMON STOCK WILL REFLECT THE SEPARATE PERFORMANCE OF THE LIBERTY MEDIA GROUP OR AS TO THE IMPACT OF THE PROPOSAL ON THE MARKET PRICE OF THE TCI GROUP COMMON STOCK. IN ADDITION, IMPLEMENTATION OF THE LIBERTY MEDIA GROUP STOCK PROPOSAL WILL, TO AN EXTENT, MAKE THE CAPITAL STRUCTURE OF THE COMPANY MORE COMPLEX AND MAY GIVE RISE TO OCCASIONS WHEN THE INTERESTS OF THE HOLDERS OF TCI GROUP COMMON STOCK AND THE HOLDERS OF LIBERTY MEDIA GROUP COMMON STOCK MAY DIVERGE OR APPEAR TO DIVERGE.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE LIBERTY MEDIA GROUP STOCK PROPOSAL, BELIEVES ITS ADOPTION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL.

  In addition to the Liberty Media Group Stock Proposal, you will be asked at the annual meeting to consider and vote upon (i) the election of three directors of the Company to hold office until the 1998 annual meeting of stockholders or until their successors are elected and qualified, (ii) the approval of an increase in the number of authorized shares of Class A Common Stock (which would be redesignated Series A TCI Group Common Stock under the Liberty Media Group Stock Proposal) from 1,100,000,000 to 1,750,000,000 and the number of authorized shares of Series Preferred Stock from 10,000,000 to 50,000,000, (iii) the approval of the Tele-Communications, Inc. 1994 Nonemployee Director Stock Option Plan and (iv) such other business as may properly come before the annual meeting.

  Whether or not you are personally able to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to vote in person if you wish to attend the annual meeting and vote personally.

                                          Sincerely yours,

                                          /s/ Bob Magness

                                          Bob Magness
                                          Chairman of the Board

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                       -------
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS..............................       i
PROXY STATEMENT/PROSPECTUS............................................       1
AVAILABLE INFORMATION.................................................       6
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................       7
SUMMARY COMPARISON OF TERMS OF EXISTING COMMON STOCK WITH TCI GROUP
 COMMON STOCK AND LIBERTY MEDIA GROUP COMMON STOCK UNDER THE LIBERTY
 MEDIA GROUP STOCK PROPOSAL...........................................       8
PROXY STATEMENT/PROSPECTUS SUMMARY....................................      16
RISK FACTORS..........................................................      30
THE ANNUAL MEETING....................................................      40
ELECTION OF DIRECTORS.................................................      43
THE LIBERTY MEDIA GROUP STOCK PROPOSAL................................      44
  General.............................................................      44
  Background and Reasons for the Liberty Media Group Stock Proposal...      46
  Recommendation of the Board of Directors............................      49
  Management and Allocation Policies..................................      49
  Description of TCI Group Common Stock and Liberty Media Group Common
   Stock..............................................................      54
  No Initial Inter-Group Interest.....................................      70
  Dividend Policy.....................................................      73
  Stock Transfer Agent and Registrar..................................      73
  Inclusion in Nasdaq National Market.................................      73
  Financial Advisors..................................................      74
  No Dissenters' Rights...............................................      74
  Certain Federal Income Tax Considerations...........................      74
  Effects on Convertible Securities...................................      77
  Adjustments Under Stock Incentive Plan and Director Stock Option
   Plan...............................................................      77
  Future Issuances Pursuant to Stock Incentive Plan and Director Stock
   Option Plan........................................................      78
  Issuance of Series F Preferred Stock................................      79
DESCRIPTION OF BUSINESS OF LIBERTY MEDIA GROUP........................      81
THE INCREASED AUTHORIZATION PROPOSAL..................................     108
THE DIRECTOR STOCK OPTION PLAN PROPOSAL...............................     110
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.......................     113
MANAGEMENT OF THE COMPANY.............................................     118
ANTI-TAKEOVER CONSIDERATIONS..........................................     131
DESCRIPTION OF EXISTING COMMON STOCK AND OTHER CAPITAL STOCK..........     133
LEGAL MATTERS.........................................................     139
INDEPENDENT AUDITORS..................................................     139
EXPERTS...............................................................     139
STOCKHOLDERS' PROPOSALS...............................................     141
APPENDIX I--Glossary of Certain Defined Terms.........................     I-1
APPENDIX II--Illustration of Certain Terms............................    II-1
APPENDIX III-A--Proposed Amendments to the Restated Certificate of
 Incorporation (Implementing the Liberty Media Group Stock Proposal).. III-A-1
APPENDIX III-B--Proposed Amendments to the Restated Certificate of
 Incorporation (Implementing the Increased Authorization Proposal).... III-B-1
APPENDIX IV--Financial Information....................................    IV-1
  Index...............................................................    IV-1
  Tele-Communications, Inc............................................    IV-3
  Liberty Media Group.................................................   IV-90
  TCI Group...........................................................  IV-159
  Liberty Media Corporation...........................................  IV-246
APPENDIX V--Tele-Communications, Inc. 1994 Nonemployee Director Stock
 Option Plan..........................................................     V-1

                           TELE-COMMUNICATIONS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON AUGUST 3, 1995

  NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (including any adjournment or postponement thereof, the "Annual Meeting") of Tele-Communications, Inc., a Delaware corporation (the "Company"), will be held at the Hyatt Regency Tech Center, 7800 Tufts Avenue, Denver, Colorado, starting at 10:00 a.m., local time, on August 3, 1995, for the following purposes:

    1. To elect three directors of the Company to hold office until the 1998 annual meeting of stockholders or until their successors are elected and qualified.

    2. To consider and vote upon a proposal (the "Liberty Media Group Stock Proposal") to adopt amendments to the Company's Restated Certificate of Incorporation which would (a) provide for the Company's Common Stock, par value $1.00 per share, to be divided into four series and for an increase of 825,000,000 in the number of authorized shares so that the Common Stock would consist of: (i) 750,000,000 newly authorized shares designated Tele-Communications, Inc. Series A Liberty Media Group Common Stock,
  (ii) 75,000,000 newly authorized shares designated Tele-Communications, Inc. Series B Liberty Media Group Common Stock, (iii) 1,100,000,000 shares of Tele-Communications, Inc. Series A TCI Group Common Stock created by redesignation of the Company's previously authorized Class A Common Stock, par value $1.00 per share (including redesignation of outstanding shares), and (iv) 150,000,000 shares of Tele-Communications, Inc. Series B TCI Group Common Stock created by redesignation of the Company's previously authorized Class B Common Stock, par value $1.00 per share (including redesignation of outstanding shares), and (b) provide for the voting powers and relative, participating, optional and other special rights and qualifications, limitations and restrictions of each of the four series.

    3. To consider and vote upon a proposal (the "Increased Authorization Proposal") to adopt amendments to the Company's Restated Certificate of Incorporation which would increase the number of authorized shares of Class A Common Stock, par value $1.00 per share (which would be redesignated Series A TCI Group Common Stock if the Liberty Media Group Stock Proposal is adopted), from 1,100,000,000 to 1,750,000,000 and the number of authorized shares of Series Preferred Stock, par value $.01 per share, from 10,000,000 to 50,000,000 and clarify that the rights, powers and preferences of any series of the Series Preferred Stock may differ in any respect from those of any other series thereof (except as limited by the rights of any outstanding class or series of preferred stock).

    4. To consider and vote upon a proposal (the "Director Stock Option Plan Proposal") to approve the Tele-Communications, Inc. 1994 Nonemployee Director Stock Option Plan.

    5. To transact such other business as may properly come before the Annual Meeting.

  Holders of record of the Company's Class A Common Stock, Class B Common Stock, Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock (the "Class B Preferred Stock") and Convertible Preferred Stock, Series C (the "Series C Preferred Stock") at the close of business on June 9, 1995, the record date for the Annual Meeting, will be entitled to notice of the Annual Meeting. Holders of record of the Class A Common Stock, the Class B Common Stock, the Class B Preferred Stock and the Series C Preferred Stock at the close of business on the record date will be entitled to vote together as a single class in the election of directors, and holders of record of the Class A Common Stock, the Class B Common Stock and the Series C Preferred Stock at the close of business on the record date will be entitled to vote together as a single class on the Liberty Media Group Stock Proposal, the Increased Authorization Proposal and the Director Stock Option Plan Proposal. In addition, holders of record of the Class A Common Stock and holders of record of the Class B Common Stock will each be entitled to vote as a separate class on the Liberty Media Group Stock Proposal.

  To assure that your interests will be represented at the Annual Meeting, regardless of whether you plan to attend in person, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope, which requires no postage if mailed in the United States. This action will not limit your right to vote in person if you wish to attend the Annual Meeting and vote personally.

  The Company's Annual Report to Stockholders, including financial statements, for the year ended December 31, 1994 accompanies the proxy materials being mailed to all stockholders. The Annual Report is not a part of this proxy solicitation material.

                                          By Order of the Board of Directors

                                          /s/ Stephen M. Brett

                                          Stephen M. Brett
                                          Secretary

Englewood, Colorado

June  , 1995

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN + +OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY + +SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR +
+SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE       +
+SECURITIES LAWS OF ANY SUCH STATE.                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 28, 1995

                           TELE-COMMUNICATIONS, INC.

                               TERRACE TOWER II,
                                5619 DTC PARKWAY
                           ENGLEWOOD, COLORADO 80111

                           PROXY STATEMENT/PROSPECTUS

       FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 3, 1995

  This Proxy Statement/Prospectus is being furnished to stockholders of Tele-Communications, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the annual meeting of the stockholders of the Company, or any adjournment or postponement thereof (the "Annual Meeting").

  At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following:

    (i) the election of three directors of the Company to hold office until the 1998 annual meeting of stockholders or until their successors are elected and qualified,

    (ii) a proposal (the "Liberty Media Group Stock Proposal") which would provide for the Company's Common Stock, par value $1.00 per share (the "Common Stock"), to be divided into four series and for an increase of 825,000,000 in the number of authorized shares so that the Common Stock would consist of:

      (a) 750,000,000 newly authorized shares designated Tele-Communications, Inc. Series A Liberty Media Group Common Stock (the "Series A Liberty Media Group Common Stock"),

      (b) 75,000,000 newly authorized shares designated Tele-Communications, Inc. Series B Liberty Media Group Common Stock (the "Series B Liberty Media Group Common Stock", and collectively with the Series A Liberty Media Group Common Stock, the "Liberty Media Group Common Stock"),

      (c) 1,100,000,000 shares of Tele-Communications, Inc. Series A TCI Group Common Stock (the "Series A TCI Group Common Stock") created by redesignation of the Company's previously authorized Class A Common Stock, par value $1.00 per share (the "Class A Common Stock") (including redesignation of outstanding shares), and

      (d) 150,000,000 shares of Tele-Communications, Inc. Series B TCI Group Common Stock (the "Series B TCI Group Common Stock", and collectively with the Series A TCI Group Common Stock, the "TCI Group Common Stock") created by redesignation of the Company's previously authorized Class B Common Stock, par value $1.00 per share (the "Class B Common Stock") (including redesignation of outstanding shares),

    (iii) a proposal (the "Increased Authorization Proposal") to approve an increase in the number of authorized shares of Class A Common Stock (which would be redesignated Series A TCI Group Common Stock under the Liberty Media Group Stock Proposal) from 1,100,000,000 to 1,750,000,000 and the number of authorized shares of Series Preferred Stock, par value $.01 per share (the "Series Preferred Stock"), from 10,000,000 to 50,000,000 and to clarify that the rights, powers and preferences of any series of the Series Preferred Stock may differ in any respect from those of any other series thereof (except as limited by the rights of any outstanding class or series of preferred stock),

    (iv) a proposal (the "Director Stock Option Plan Proposal") to approve the Tele-Communications, Inc. 1994 Nonemployee Director Stock Option Plan (the "Director Stock Option Plan") and

    (v) such other business as may properly come before the Annual Meeting.
                                                        (Continued on next page)

                                  -----------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

       The date of this Proxy Statement/Prospectus is June  , 1995.

(Continued from previous page)

  The Liberty Media Group Common Stock is intended to reflect the separate performance of the newly created "Liberty Media Group". The Liberty Media Group consists of the Company's businesses that are engaged in two principal lines of business: (i) production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software including multimedia products and (ii) electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing. The Liberty Media Group was formed following the August 1994 combination of the businesses of Liberty Media Corporation ("LMC") and the Company's predecessor, Tele-Communications, Inc. ("Old TCI"), and consists primarily of the programming interests previously held by LMC and Old TCI's programming interests (consisting primarily of substantially all of Old TCI's interests in Turner Broadcasting System, Inc. ("TBS") and Discovery Communications, Inc. ("Discovery")).

  Following the Annual Meeting the Company will, subject to the receipt of stockholder approval, file amendments to its Restated Certificate of Incorporation (the "Charter") which will implement the Liberty Media Group Stock Proposal and the Increased Authorization Proposal. The Charter, as amended following the Annual Meeting to reflect those proposals approved by stockholders at the Annual Meeting, is referred to herein as the "Amended Charter".

  Subject to the approval by the stockholders of the Liberty Media Group Stock Proposal, the Board of Directors has adopted resolutions declaring a distribution (the "Distribution") of one-fourth of one share of Series A Liberty Media Group Common Stock on each outstanding share of Class A Common Stock (which will be redesignated Series A TCI Group Common Stock) and one-fourth of one share of Series B Liberty Media Group Common Stock on each outstanding share of Class B Common Stock (which will be redesignated Series B TCI Group Common Stock), in each case to holders of record on the record date for the Distribution, which will be the day following the effective date of the Amended Charter. The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock issuable in connection with the Distribution would be intended initially to represent 100% of the equity value of the Company attributable to the Liberty Media Group. In addition to the shares of Liberty Media Group Common Stock to be issued to the holders of outstanding shares of Common Stock, a number of shares of Series A Liberty Media Group Common Stock are being reserved for issuance upon the conversion, exercise or exchange subsequent to the record date for the distribution of certain outstanding convertible securities and in connection with certain acquisitions which may be consummated after the record date for the Distribution. See "Risk Factors--Potential Dilution from Issuances of Liberty Media Group Common Stock upon Conversion of Securities Outstanding at Time of Distribution" and "-- Potential Dilution from Issuances of Liberty Media Group Common Stock Pursuant to Existing Acquisition Agreements". Following the Distribution, additional authorized shares of Liberty Media Group Common Stock could be issued from time to time at the discretion of the Board of Directors. See "The Liberty Media Group Stock Proposal--General".

  After the issuance of Liberty Media Group Common Stock in the Distribution, it is intended that the Series A TCI Group Common Stock and Series B TCI Group Common Stock will reflect the performance of the businesses and assets of the Company not included in the Liberty Media Group, including the Company's domestic cable and telephony distribution and communications business, international cable, telephony and programming business and technology/venture capital business, as well as any equity value of the Company attributable to the Liberty Media Group that, at any relevant time in the future, is not represented by outstanding Liberty Media Group Common Stock (an "Inter-Group Interest"). For convenience, the businesses of the Company not attributed to the Liberty Media Group, together with any subsequently created Inter-Group Interest, are sometimes referred to herein as the "TCI Group". Immediately following the Distribution, there will be no Inter-Group Interest. An Inter-Group Interest would be created only if a subsequent transfer of cash or other property from the TCI Group to the Liberty Media Group is specifically designated by the Board of Directors as being made to create an Inter-Group Interest (in contrast to transfers made for other consideration such as transfers as loans or in purchase and sale transactions) or if outstanding shares of Liberty Media Group Common Stock are retired or otherwise cease to be outstanding following their purchase with funds attributable to the TCI Group. The Liberty Media Group and the TCI Group are sometimes hereinafter referred to individually as a "Group" and collectively as the "Groups".

  It is intended that the Liberty Media Group Stock Proposal, in addition to allowing greater market recognition of the value of each Group, will provide the Company greater flexibility with regard to raising capital and making acquisitions and investments, including strategic partnering transactions. At the same time, the Liberty Media Group Stock Proposal will enable the Company's businesses to preserve the benefits of being part of a consolidated enterprise.

  Following the Distribution, the Company will report the results of the Liberty Media Group and the TCI Group separately so long as the Liberty Media Group Common Stock is outstanding (in addition to reporting the Company's consolidated results), thereby giving investors an opportunity to gain a better understanding of the respective businesses. Implementation of the Liberty Media Group Stock Proposal will afford investors an opportunity to invest in TCI Group Common Stock or Liberty Media Group Common Stock, depending on their investment objectives. Although the Company will separately report financial information of each Group, the implementation of the Liberty Media Group Stock Proposal will not result in any transfer of assets or liabilities of the Company or any of its subsidiaries or affect the rights of holders of debt of the Company or any of its subsidiaries.

  HOLDERS OF TCI GROUP COMMON STOCK AND OF LIBERTY MEDIA GROUP COMMON STOCK WILL BE COMMON STOCKHOLDERS OF THE COMPANY AND WILL BE SUBJECT TO RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMPANY AND ALL OF ITS BUSINESSES, ASSETS AND LIABILITIES. FINANCIAL EFFECTS ARISING FROM EITHER GROUP THAT AFFECT THE COMPANY'S CONSOLIDATED RESULTS OF OPERATIONS OR FINANCIAL CONDITION COULD AFFECT THE COMBINED RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF BOTH GROUPS OR THE MARKET PRICE OF THE TCI GROUP COMMON STOCK OR THE LIBERTY MEDIA GROUP COMMON STOCK. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE LIBERTY MEDIA GROUP STOCK PROPOSAL.

  The Liberty Media Group Stock Proposal provides that any dividends on the TCI Group Common Stock will be paid only out of the lesser of assets of the Company legally available therefor and the TCI Group Available Dividend Amount (a defined term intended to be similar to the amount that would be legally available for the payment of dividends on the TCI Group Common Stock under the Delaware General Corporation Law (the "DGCL") if the TCI Group were a separate Delaware corporation) and only if equivalent per share dividends are concurrently paid on both the Series A TCI Group Common Stock and the Series B TCI Group Common Stock. Similarly, any dividends on the Liberty Media Group Common Stock will be paid only out of the lesser of assets of the Company legally available therefor and the Liberty Media Group Available Dividend Amount (a defined term intended to be similar to the amount that would be legally available for the payment of dividends on the Liberty Media Group Common Stock under the DGCL if the Liberty Media Group were a separate Delaware corporation) and only if equivalent per share dividends are concurrently paid on both the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock. For this purpose, equivalent per share dividends include, in the case of distributions of certain securities of the Company or its subsidiaries, distributions of securities having relative voting rights and differences in certain related rights not greater than the corresponding differences between the two series with respect to which the distribution is being made. In the case of distributions of securities of third parties (for example, securities acquired by the Company in connection with a disposition of its assets or properties), equivalent per share dividends would include securities having different voting rights, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights and certain related rights between the two series with respect to which the distribution is made. In each case, the holders of the Series B TCI Group Common Stock or Series B Liberty Media Group Common Stock, as applicable, would be entitled to receive the higher voting class or series of securities. The Board of Directors will (subject to the foregoing provisions) have the authority to declare and pay dividends on the TCI Group Common Stock and the Liberty Media Group Common Stock in equal or unequal amounts, notwithstanding the relationship between the TCI Group Available Dividend Amount and the Liberty Media Group Available Dividend Amount, the respective amounts of prior dividends declared on, or liquidation rights of, the TCI Group Common Stock or the Liberty Media Group Common Stock or any other factor. The Company has never paid cash dividends on its Class A Common Stock or Class B Common Stock, and the Board of Directors does not anticipate that cash dividends on the TCI Group Common Stock or the Liberty Media Group Common Stock will be paid in the foreseeable future. Any decision to pay dividends in the future will depend on the financial condition, results of operations and business requirements of the Company as a whole. In making a determination as to the allocation of any future dividends between the TCI Group Common Stock and the Liberty Media Group Common Stock, the Board of Directors expects to follow a policy under which it will consider, among other factors, the relative financial condition, results of operations and business requirements of the respective Groups. See "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Dividends" and "-- Share Distributions".

  The Liberty Media Group Common Stock will generally vote together with the TCI Group Common Stock as a single class, with the Series A Liberty Media Group Common Stock having one vote per share and the Series B Liberty Media Group Common Stock having ten votes per share. The Class A Common Stock and Class B Common Stock (redesignated Series A TCI Group Common Stock and Series B TCI Group Common Stock, respectively) will continue to have one vote per share and ten votes per share, respectively. See "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Voting Rights".

  If the Company disposes of all or substantially all of the properties and assets of the Liberty Media Group (i.e. 80% or more on a current market value basis), other than in a transaction in which the Company receives primarily equity securities of an entity engaged or proposing to engage primarily in a similar or complementary business and other than in connection with the disposition of all or substantially all of the properties and assets of the Company, the Company is required, at its option, either to (i) distribute to holders of the Liberty Media Group Common Stock an amount in cash and/or securities or other property equal to their proportionate interest in the net proceeds of such disposition, either by special dividend or by redemption of all or part of the outstanding shares of Liberty Media Group Common Stock, or
(ii) convert each outstanding share of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into a number (or fraction) of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, respectively, equal in each case to 110% of the average daily ratio over a ten-trading day period beginning on the 16th Trading Day after consummation of the disposition transaction of the market value of one share of Series A Liberty Media Group Common Stock to the market value of one share of Series A TCI Group Common Stock. See "The Liberty Media Group Stock Proposal-- Description of TCI Group Common Stock and Liberty Media Group Common Stock-- Conversion and Redemption--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock".

  The Company may, in the sole discretion of the Board of Directors, elect at any time to convert each outstanding share of Liberty Media Group Common Stock into a number (or fraction) of shares of TCI Group Common Stock equal to the ratio of the value (as determined on the basis of appraisals performed by investment banking firms) of one share of Liberty Media Group Common Stock to the average market value over a 20-trading day period prior to the date such appraisal process is initiated of one share of Series A TCI Group Common Stock. In such a case, shares of Series A Liberty Media Group Common Stock would be converted into Series A TCI Group Common Stock and shares of Series B Liberty Media Group Common Stock would be converted into Series B TCI Group Common Stock. See "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Conversion and Redemption-- Conversion at the Option of the Company".

  The Company could at any time, in the sole discretion of the Board of Directors, redeem (without premium) all outstanding shares of Liberty Media Group Common Stock in exchange for an equivalent proportionate interest in the outstanding shares of any one or more wholly-owned subsidiaries that hold all of the assets and liabilities attributed to the Liberty Media Group. In such a case, the Board of Directors could elect to distribute, with respect to each such subsidiary, either a single class of subsidiary stock or two classes of subsidiary stock having relative voting rights and differences in certain related rights not greater than the corresponding differences between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock. See "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Conversion and Redemption--Redemption in Exchange for Stock of Subsidiary".

  The rights of holders of the TCI Group Common Stock upon liquidation of the Company will be based on the average daily ratio over the 20-trading day period prior to announcement of the liquidation event of the aggregate market capitalization of the TCI Group Common Stock to the aggregate market capitalization of the TCI Group Common Stock and the Liberty Media Group Common Stock, with the Series A TCI Group Common Stock and the Series B TCI Group Common Stock participating equally on a share-for-share basis. The rights of holders of the Liberty Media Group Common Stock upon liquidation of the Company will be based on the average daily ratio over the 20-trading day period prior to announcement of the liquidation event of the aggregate market capitalization of the Liberty Media Group Common Stock to the aggregate market capitalization of the TCI Group Common Stock and the Liberty Media Group Common Stock, with the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock participating equally on a share-for-share basis. See "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Liquidation Rights".

  The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock have been approved for inclusion in the Nasdaq National Market under the symbols "LBTYA" and "LBTYB", respectively. Shares of Series A TCI Group Common Stock and Series B TCI Group Common Stock will continue to be included in the Nasdaq National Market under the symbols "TCOMA" and "TCOMB", respectively. See "The Liberty Media Group Stock Proposal--Inclusion in Nasdaq National Market".

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE LIBERTY MEDIA GROUP STOCK PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL.

  Under the DGCL, stockholders of the Company do not have dissenters rights in connection with the Liberty Media Group Stock Proposal.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the stockholders of the Company on or about July , 1995.

  The Company was incorporated in 1994 under the name "TCI/Liberty Holding Company" for the purpose of combining the businesses of the Company's predecessor, Tele-Communications, Inc. (renamed "TCI Communications, Inc." and referred to herein as "TCIC" or "Old TCI"), and Liberty Media Corporation ("LMC"). On August 4, 1994 the mergers (the "Old TCI/LMC Combination") of Old TCI and LMC with separate wholly owned subsidiaries of the Company were consummated and each of Old TCI and LMC became wholly owned subsidiaries of the Company. In connection with the Old TCI/LMC Combination, the Company changed its name to Tele-Communications, Inc. and Old TCI changed its name to TCI Communications, Inc. In connection with the Business Line Restructuring described under the caption "The Liberty Media Group Stock Proposal--Background and Reasons for the Liberty Media Group Stock Proposal--The Business Line Restructuring", LMC changed its name to "TCI Cable Investments, Inc." ("TCI Cable Investments") and LMC's and substantially all of TCIC's programming assets were transferred to a newly-formed corporation named "Liberty Media Corporation" (referred to herein as "Liberty"). UNLESS THE CONTEXT INDICATES OTHERWISE, AS USED IN THIS PROXY STATEMENT/PROSPECTUS THE TERM "COMPANY" MEANS, ON AND AFTER AUGUST 4, 1994, TELE-COMMUNICATIONS, INC. (FORMERLY NAMED "TCI/LIBERTY HOLDING COMPANY") AND, BEFORE AUGUST 4, 1994, TCIC (FORMERLY NAMED "TELE-COMMUNICATIONS, INC."), AND THEIR RESPECTIVE CONSOLIDATED SUBSIDIARIES.

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

  The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be distributed in connection with the Liberty Media Group Stock Proposal to holders of outstanding shares of Class A Common Stock and Class B Common Stock and the shares of Series A TCI Group Common Stock and Series B TCI Group Common Stock created by redesignation of the outstanding shares of Class A Common Stock and Class B Common Stock. This Proxy Statement/Prospectus, which also constitutes the Prospectus of the Company filed as a part of the Registration Statement, does not include all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN

SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by the Company with the Commission under the Exchange Act (Commission File No. 0-20421) are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (Amendment No. 1), (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and (iii) the Company's Current Reports on Form 8-K dated August 26, 1994, January 23, 1995, February 3, 1995, as amended by Form 8-K/A, February 13, 1995, February 15, 1995, April 6, 1995, April 20, 1995, as amended by Form 8-K/A, and May 4, 1995, as amended by Form 8-K/A.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Annual Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, FROM STEPHEN M. BRETT, EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL, TELE-COMMUNICATIONS, INC., TERRACE TOWER II, 5619 DTC PARKWAY, ENGLEWOOD, COLORADO 80111 (TELEPHONE 303-267-5500). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JULY , 1995.

                               ----------------

  If you require additional copies of the Proxy Statement/Prospectus or the Proxy Card, please contact Georgeson & Company Inc. at (800) 223-2064 (toll free).

              SUMMARY COMPARISON OF TERMS OF EXISTING COMMON STOCK
        WITH TCI GROUP COMMON STOCK AND LIBERTY MEDIA GROUP COMMON STOCK
                  UNDER THE LIBERTY MEDIA GROUP STOCK PROPOSAL

  The following summary is intended only to highlight certain of the terms of the Company's existing Class A Common Stock and Class B Common Stock under the Company's Charter as currently in effect and the terms of the TCI Group Common Stock and the Liberty Media Group Common Stock under the Amended Charter. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. See "Proxy Statement/Prospectus Summary", "Risk Factors and Other Special Considerations" and "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock". Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. See Appendix I-Glossary of Certain Defined Terms. Stockholders are urged to read carefully this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

                                             LIBERTY MEDIA GROUP STOCK PROPOSAL
                                      -------------------------------------------------
                     EXISTING                TCI GROUP           LIBERTY MEDIA GROUP
                   COMMON STOCK             COMMON STOCK             COMMON STOCK
             ------------------------ ------------------------ ------------------------
BUSINESSES:  All businesses of the    The TCI Group consists   The Liberty Media Group
             Company.                 of the Company's busi-   consists of the
                                      nesses and assets not    Company's businesses
                                      included in the Liberty  that are engaged in two
                                      Media Group, including   principal lines of busi-
                                      domestic cable and te-   ness: (i) production,
                                      lephony distribution and acquisition and distri-
                                      communications, interna- bution through all
                                      tional cable, telephony  available formats and
                                      and programming and      media of branded enter-
                                      technology/ venture cap- tainment, educational
                                      ital. The TCI Group will and informational pro-
                                      also include any subse-  gramming and software
                                      quently created Inter-   including multimedia
                                      Group Interest in the    products and (ii) elec-
                                      Liberty Media Group. The tronic retailing, direct
                                      Company could determine  marketing, advertising
                                      to pursue future busi-   sales relating to pro-
                                      ness opportunities       gramming services,
                                      through one Group in-    infomercials and trans-
                                      stead of the other       action processing. The
                                      Group, or jointly        Company could determine
                                      through both Groups. The to pursue future busi-
                                      Company currently in-    ness opportunities
                                      tends to allocate future through one Group in-
                                      programming business op- stead of the other
                                      portunities in markets   Group, or jointly
                                      outside the United       through both Groups. The
                                      States between the TCI   Company currently in-
                                      Group (through Interna-  tends to allocate future
                                      tional) and the Liberty  programming business op-
                                      Media Group as described portunities in markets
                                      under "The Liberty Media outside the United
                                      Group Stock Proposal--   States between the TCI
                                      Management and Alloca-   Group (through Interna-
                                      tion Policies".          tional) and the Liberty
                                                               Media Group as described
                                                               under "The Liberty Media
                                                               Group Stock Proposal--
                                                               Management and Alloca-
                                                               tion Policies".

                                                      LIBERTY MEDIA GROUP STOCK PROPOSAL
                                               -------------------------------------------------
                              EXISTING                TCI GROUP           LIBERTY MEDIA GROUP
                            COMMON STOCK             COMMON STOCK             COMMON STOCK
                      ------------------------ ------------------------ ------------------------
BUSINESSES (CONT'D):                           The TCI Group Common     The Liberty Media Group
                                               Stock is intended to re- Common Stock is intended
                                               flect the separate per-  to reflect the separate
                                               formance of the TCI      performance of the Lib-
                                               Group. However, holders  erty Media Group. Howev-
                                               of TCI Group Common      er, holders of Liberty
                                               Stock will continue to   Media Group Common Stock
                                               be subject to risks as-  will be subject to risks
                                               sociated with an invest- associated with an in-
                                               ment in the Company and  vestment in the Company
                                               all of its businesses,   and all of its business-
                                               assets and liabilities.  es, assets and liabili-
                                               There is no assurance as ties. There is no assur-
                                               to the degree to which   ance as to the degree to
                                               the market value of the  which the market value
                                               TCI Group Common Stock   of the Liberty Media
                                               will reflect the sepa-   Group Common Stock will
                                               rate performance of the  reflect the separate
                                               TCI Group.               performance of the Lib-
                                                                        erty Media Group.
DIVIDENDS:            The Company has never    The Company's current    The Company's current
                      paid cash dividends on   policy of paying no cash policy of paying no cash
                      its Class A Common Stock dividends on Common      dividends on Common
                      or Class B Common Stock, Stock would also apply   Stock would also apply
                      and the Company's        to the TCI Group Common  to the Liberty Media
                      current policy is to pay Stock.                   Group Common Stock.
                      no cash dividends on
                      Class A Common Stock or
                      Class B Common Stock.
                      Dividends are payable    Dividends are payable    Dividends are payable
                      out of the assets of the out of the lesser of as- out of the lesser of as-
                      Company legally avail-   sets of the Company le-  sets of the Company le-
                      able for dividends. If   gally available therefor gally available therefor
                      dividends on the Class A and the TCI Group Avail- and the Liberty Media
                      Common Stock or Class B  able Dividend Amount. If Group Available Dividend
                      Common Stock are paid,   dividends on the TCI     Amount. If dividends on
                      they will be concur-     Group Common Stock are   the Liberty Media Group
                      rently paid on both the  paid, equivalent per     Common Stock are paid,
                      Class A Common Stock and share dividends will be  equivalent per share
                      the Class B Common Stock concurrently paid on     dividends will be con-
                      in equal per share       both the Series A TCI    currently paid on both
                      amounts. Share distribu- Group Common Stock and   the Series A Liberty Me-
                      tions consisting of      the Series B TCI Group   dia Group Common Stock
                      Class A Common Stock or  Common Stock. For this   and the Series B Liberty
                      Class B Common Stock may purpose, equivalent per  Media Group Common
                      be made either on the    share dividends include, Stock. For this purpose,
                      basis of an identical    in the case of distribu- equivalent per share
                      distribution to the      tions of certain securi- dividends include, in
                      holders of Class A Com-  ties of the Company or   the case of distribu-
                      mon Stock and Class B    its subsidiaries (in-    tions of certain securi-
                      Common Stock or          cluding stock dividends  ties of the Company or
                      on the basis of equal    consisting of any series its subsidiaries (in-
                      per                      of Common Stock), either cluding stock dividends
                      share distributions of   distributions of identi- consisting of Liberty
                      Class A Common Stock to  cal securities or dis-   Media Group Common
                      the holders of Class A   tributions of securities Stock), either distribu-
                      Common Stock and Class B having relative voting   tions of identical secu-
                      Common Stock to the      rights and differences   rities or distributions
                      holders of Class B Com-  in certain related       of securities having
                      mon Stock.               rights not greater than  relative voting rights
                                               the corresponding dif-   and differences in cer-
                                               ferences between the Se- tain related rights not
                                               ries A TCI Group Common  greater than the corre-
                                               Stock and the Series B   sponding differences be-
                                               TCI Group Common Stock.  tween the Series A Lib-
                                                                        erty Media Group Common
                                                                        Stock and the Series B
                                                                        Liberty Media Group
                                                                        Common Stock.

                                                     LIBERTY MEDIA GROUP STOCK PROPOSAL
                                              -------------------------------------------------
                             EXISTING                TCI GROUP           LIBERTY MEDIA GROUP
                           COMMON STOCK             COMMON STOCK             COMMON STOCK
                     ------------------------ ------------------------ ------------------------
DIVIDENDS (CONT'D):                           Subject to the foregoing Subject to the foregoing
                                              provisions, dividends    provisions, dividends
                                              may be declared and paid may be declared and paid
                                              on the TCI Group Common  on the TCI Group Common
                                              Stock and/or the Liberty Stock and/or the Liberty
                                              Media Group Common Stock Media Group Common Stock
                                              in equal or unequal      in equal or unequal
                                              amounts, notwithstanding amounts, notwithstanding
                                              the relationship between the relationship between
                                              the TCI Group Available  the TCI Group Available
                                              Dividend Amount and the  Dividend Amount and the
                                              Liberty Media Group      Liberty Media Group
                                              Available Dividend       Available Dividend
                                              Amount, the respective   Amount, the respective
                                              amounts of prior divi-   amounts of prior divi-
                                              dends paid on, or liqui- dends paid on, or liqui-
                                              dation rights of, the    dation rights of, the
                                              TCI Group Common Stock   TCI Group Common Stock
                                              or the Liberty Media     or the Liberty Media
                                              Group Common Stock or    Group Common Stock or
                                              any other factor.        any other factor.
                                              Any decision to pay div- Any decision to pay div-
                                              idends in the future     idends in the future
                                              will depend on the fi-   will depend on the fi-
                                              nancial condition, re-   nancial condition, re-
                                              sults of operations and  sults of operations and
                                              business requirements of business requirements of
                                              the Company as a whole.  the Company as a whole.
                                              In making a determina-   In making a determina-
                                              tion as to the alloca-   tion as to the alloca-
                                              tion of any future divi- tion of any future divi-
                                              dends between the TCI    dends between the TCI
                                              Group Common Stock and   Group Common Stock and
                                              the Liberty Media Group  the Liberty Media Group
                                              Common Stock, the Board  Common Stock, the Board
                                              of Directors expects to  of Directors expects to
                                              follow a policy under    follow a policy under
                                              which it will consider,  which it will consider,
                                              among other factors, the among other factors, the
                                              relative financial con-  relative financial con-
                                              dition, results of oper- dition, results of oper-
                                              ations and business re-  ations and business re-
                                              quirements of the re-    quirements of the re-
                                              spective Groups.         spective Groups.

                                                          LIBERTY MEDIA GROUP STOCK PROPOSAL
                                                   -------------------------------------------------
                                  EXISTING                TCI GROUP           LIBERTY MEDIA GROUP
                                COMMON STOCK             COMMON STOCK             COMMON STOCK
                          ------------------------ ------------------------ ------------------------
DIVIDEND, REDEMPTION AND
CONVERSION RIGHTS APPLI-
CABLE ON DISPOSITION OF
LIBERTY MEDIA GROUP AS-
SETS:                     None.                    No provisions comparable If the Company disposes
                                                   to the dividend, redemp- of all or substantially
                                                   tion and conversion      all of the properties
                                                   rights of the Liberty    and assets of the Lib-
                                                   Media Group Common Stock erty Media Group (i.e.
                                                   will apply in the case   80% or more on a current
                                                   of the disposition of    market value basis),
                                                   all or substantially all other than in a transac-
                                                   of the properties and    tion in which the Com-
                                                   assets of the TCI Group. pany receives primarily
                                                                            equity securities of an
                                                                            entity engaged or pro-
                                                                            posing to engage primar-
                                                                            ily in a similar or com-
                                                                            plementary business and
                                                                            other than in connection
                                                                            with the disposition of
                                                                            all or substantially all
                                                                            of the properties and
                                                                            assets of the Company,
                                                                            the Company is required,
                                                                            at its option, either to
                                                                            (i) distribute to hold-
                                                                            ers of the Liberty Media
                                                                            Group Common Stock an
                                                                            amount in cash and/or
                                                                            securities or other
                                                                            property equal to their
                                                                            proportionate interest
                                                                            in the Net Proceeds of
                                                                            such disposition, either
                                                                            by special dividend or
                                                                            by redemption of all or
                                                                            part of the outstanding
                                                                            shares of Liberty Media
                                                                            Group Common Stock, or
                                                                            (ii) convert each out-
                                                                            standing share of Series
                                                                            A Liberty Media Group
                                                                            Common Stock and Series
                                                                            B Liberty Media Group
                                                                            Common Stock into a num-
                                                                            ber (or fraction) of
                                                                            shares of Series A TCI
                                                                            Group Common Stock or
                                                                            Series B TCI Group Com-
                                                                            mon Stock, respectively,
                                                                            equal in each case to
                                                                            110% of the average
                                                                            daily ratio over the
                                                                            ten-trading day period
                                                                            beginning on the 16th
                                                                            trading day after con-
                                                                            summation of the trans-
                                                                            action of the Market
                                                                            Value of one share of
                                                                            Series A Liberty Media
                                                                            Group Common Stock

                                                          LIBERTY MEDIA GROUP STOCK PROPOSAL
                                                   -------------------------------------------------
                                  EXISTING                TCI GROUP           LIBERTY MEDIA GROUP
                                COMMON STOCK             COMMON STOCK             COMMON STOCK
                          ------------------------ ------------------------ ------------------------
DIVIDEND, REDEMPTION AND
CONVERSION RIGHTS APPLI-
CABLE ON DISPOSITION OF
LIBERTY MEDIA GROUP AS-
SETS (CONT'D):                                                              to the Market Value of
                                                                            one share of Series A
                                                                            TCI Group Common Stock.
                                                                            The proportionate inter-
                                                                            est in the Net Proceeds
                                                                            of a disposition that
                                                                            would be distributed to
                                                                            holders of Liberty Media
                                                                            Group Common Stock would
                                                                            be based on (a) in the
                                                                            case of a special divi-
                                                                            dend or partial redemp-
                                                                            tion following the dis-
                                                                            position of less than
                                                                            all of the properties
                                                                            and assets of the Lib-
                                                                            erty Media Group, the
                                                                            Outstanding Interest
                                                                            Fraction (a measure of
                                                                            the percentage interest
                                                                            in the Liberty Media
                                                                            Group represented by
                                                                            outstanding shares of
                                                                            Liberty Media Group Com-
                                                                            mon Stock), or (b) in
                                                                            the case of a complete
                                                                            redemption following the
                                                                            disposition of all of
                                                                            the properties and as-
                                                                            sets of the Liberty Me-
                                                                            dia Group, the Adjusted
                                                                            Outstanding Interest
                                                                            Fraction (a similar
                                                                            measure that differs in
                                                                            that it takes into ac-
                                                                            count the dilutive ef-
                                                                            fect of certain convert-
                                                                            ible securities and cer-
                                                                            tain contractual obliga-
                                                                            tions to issue shares).
                                                                            Such a partial redemp-
                                                                            tion could be effected
                                                                            pro rata among the hold-
                                                                            ers of such shares or by
                                                                            such other method as may
                                                                            be determined by the
                                                                            Board of Directors to be
                                                                            equitable.

CONVERSION AT OPTION OF
HOLDER:                   Shares of Class B Common Shares of Series B TCI   Shares of Series B Lib-
                          Stock are convertible at Group Common Stock will  erty Media Group Common
                          any time at the option   be convertible at any    Stock will be convert-
                          of the holder only into  time at the option of    ible at any time at the
                          the same number of       the holder only into the option of the holder
                          shares of Class A Common same number of shares of only into the same num-
                          Stock.                   Series A TCI Group Com-  ber of shares of Series
                                                   mon Stock.               A Liberty Media Group
                                                                            Common Stock.

                                                          LIBERTY MEDIA GROUP STOCK PROPOSAL
                                                   -------------------------------------------------
                                  EXISTING                TCI GROUP           LIBERTY MEDIA GROUP
                                COMMON STOCK             COMMON STOCK             COMMON STOCK
                          ------------------------ ------------------------ ------------------------
CONVERSION AT OPTION OF
COMPANY:                  None.                    None.                    The Company may, in the
                                                                            sole discretion of its
                                                                            Board of Directors,
                                                                            elect at any time to
                                                                            convert each outstanding
                                                                            share of Liberty Media
                                                                            Group Common Stock into
                                                                            a number (or fraction)
                                                                            of shares of TCI Group
                                                                            Common Stock equal to
                                                                            the ratio of the value
                                                                            (as determined on the
                                                                            basis of appraisals per-
                                                                            formed by investment
                                                                            banking firms) of one
                                                                            share of Liberty Media
                                                                            Group Common Stock to
                                                                            the average Market Value
                                                                            over the 20-trading day
                                                                            period prior to the date
                                                                            such appraisal process
                                                                            is initiated of one
                                                                            share of Series A TCI
                                                                            Group Common Stock. In
                                                                            such a case, shares of
                                                                            Series A Liberty Media
                                                                            Group Common Stock would
                                                                            be converted into Series
                                                                            A TCI Group Common Stock
                                                                            and shares of Series B
                                                                            Liberty Media Group Com-
                                                                            mon Stock would be con-
                                                                            verted into Series B TCI
                                                                            Group Common Stock.


REDEMPTION IN EXCHANGE
FOR STOCK OF SUBSIDIARY:  None.                    None.                    The Company could at any
                                                                            time, in the sole dis-
                                                                            cretion of its Board of
                                                                            Directors, redeem (with-
                                                                            out premium) all out-
                                                                            standing shares of Lib-
                                                                            erty Media Group Common
                                                                            Stock in exchange for a
                                                                            proportionate interest
                                                                            in the outstanding
                                                                            shares of any one or
                                                                            more wholly-owned sub-
                                                                            sidiaries that hold all
                                                                            of the assets and lia-
                                                                            bilities attributed to
                                                                            the Liberty Media Group.
                                                                            The percentage of the
                                                                            total outstanding stock
                                                                            of the subsidiary or
                                                                            subsidiaries that is
                                                                            distributable in the re-
                                                                            demption would be based
                                                                            on the Adjusted Out-
                                                                            standing Interest Frac-
                                                                            tion.

                                                         LIBERTY MEDIA GROUP STOCK PROPOSAL
                                                  -------------------------------------------------
                                 EXISTING                TCI GROUP           LIBERTY MEDIA GROUP
                               COMMON STOCK             COMMON STOCK             COMMON STOCK
                         ------------------------ ------------------------ ------------------------
REDEMPTION IN EXCHANGE
FOR STOCK OF SUBSIDIARY
(CONT'D):
                                                                           In such a case, the
                                                                           Board of Directors could
                                                                           elect to distribute,
                                                                           with respect to each
                                                                           such subsidiary, either
                                                                           a single class of sub-
                                                                           sidiary stock or two
                                                                           classesof subsidiary
                                                                           stock having relative
                                                                           voting rights and dif-
                                                                           ferences in certain re-
                                                                           lated rights not greater
                                                                           than the corresponding
                                                                           differences between the
                                                                           Series A Liberty Media
                                                                           Group Common Stock and
                                                                           the Series B Liberty Me-
                                                                           dia Group Common Stock.

VOTING RIGHTS:           The Class A Common Stock The Series A TCI Group   The Series A Liberty Me-
                         is entitled to one vote  Common Stock will be en- dia Group Common Stock
                         per share and the Class  titled to one vote per   will be entitled to one
                         B Common Stock is enti-  share and the Series B   vote per share and the
                         tled to ten votes per    TCI Group Common Stock   Series B Liberty Media
                         share, voting as one     will be entitled to ten  Group Common Stock will
                         class with any preferred votes per share, voting  be entitled to ten votes
                         stock entitled to vote,  as one class with the    per share, voting as one
                         except to the extent     Liberty Media Group Com- class with the TCI Group
                         separate class or series mon Stock and any pre-   Common Stock and any
                         votes are required by    ferred stock entitled to preferred stock entitled
                         law or the Charter.      vote, except to the ex-  to vote, except to the
                                                  tent separate class or   extent separate class or
                                                  series votes are re-     series votes are re-
                                                  quired by law or the     quired by law or the
                                                  Amended Charter. The     Amended Charter. The
                                                  Amended Charter does not Amended Charter does not
                                                  provide for any rights   provide for any rights
                                                  for the TCI Group Common for the Liberty Media
                                                  Stock to vote separately Group Common Stock to
                                                  from the Liberty Media   vote separately from the
                                                  Group Common Stock.      TCI Group Common Stock.

                                                         LIBERTY MEDIA GROUP STOCK PROPOSAL
                                                  -------------------------------------------------
                                 EXISTING                TCI GROUP           LIBERTY MEDIA GROUP
                               COMMON STOCK             COMMON STOCK             COMMON STOCK
                         ------------------------ ------------------------ ------------------------
LIQUIDATION:             Holders of shares of     Holders of shares of Se- Holders of shares of Se-
                         Class A Common Stock and ries A TCI Group Common  ries A Liberty Media
                         Class B Common Stock are Stock and Series B TCI   Group Common Stock and
                         entitled to share (on an Group Common Stock will  Series B Liberty Media
                         equal per share basis)   be entitled to share (on Group Common Stock will
                         the funds of the Company an equal per share ba-   be entitled to share (on
                         remaining for distribu-  sis) a portion of the    an equal per share ba-
                         tion to its common       funds of the Company re- sis) a portion of the
                         stockholders.            maining for distribution funds of the Company re-
                                                  to its common stockhold- maining for distribution
                                                  ers based on the average to its common stockhold-
                                                  daily ratio over a pe-   ers based on the average
                                                  riod of 20 trading days  daily ratio over a pe-
                                                  prior to the announce-   riod of 20 trading days
                                                  ment of the liquidation  prior to the announce-
                                                  event of the aggregate   ment of the liquidation
                                                  Market Capitalization of event of the aggregate
                                                  the TCI Group Common     Market Capitalization of
                                                  Stock to the aggregate   the Liberty Media Group
                                                  Market Capitalization of Common Stock to the ag-
                                                  the TCI Group Common     gregate Market Capital-
                                                  Stock and the Liberty    ization of the TCI Group
                                                  Media Group Common       Common Stock and the
                                                  Stock.                   Liberty Media Group Com-
                                                                           mon Stock.

INCLUSION IN NASDAQ
NATIONAL MARKET:         Nasdaq National Market   Nasdaq National Market   Nasdaq National Market
                         under the symbols        under the symbols        under the symbols
                         "TCOMA" and "TCOMB".     "TCOMA" and "TCOMB".     "LBTYA" and "LBTYB".

                       PROXY STATEMENT/PROSPECTUS SUMMARY

  The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. See "Summary Comparison of Terms of Existing Common Stock with TCI Group Common Stock and Liberty Media Group Common Stock under the Liberty Media Group Stock Proposal", "Risk Factors" and "The Liberty Media Group Stock Proposal". Unless otherwise defined herein, capitalized terms used in this summary have the meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. See Appendix I--Glossary of Certain Defined Terms. Stockholders are urged to read carefully this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

THE COMPANY

  On August 4, 1994, the Old TCI/LMC Combination was consummated whereby, in a tax free exchange, shares of Class A and Class B common stock of both Old TCI and LMC and preferred stock of LMC were exchanged for like shares of the Company. Old TCI shareholders received one share of Class A Common Stock or Class B Common Stock for each of their common shares. LMC common shareholders received 0.975 of a share of Class A Common Stock or Class B Common Stock for each of their common shares. Holders of LMC's publicly traded series of preferred stock received in exchange for each such share one share of the Company's Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share (the "Class B Preferred Stock"), having rights and preferences substantially identical to the LMC preferred stock exchanged.

  In the fourth quarter of 1994, the Company's businesses were reorganized (the "Business Line Restructuring") into four divisions, each of which conducts its business through one or more direct wholly owned subsidiaries of the Company. The four divisions and the subsidiaries through which each operates its business are as follows: Domestic Cable and Communications--TCIC and TCI Cable Investments; Programming--Liberty; International Cable and Programming--Tele-Communications International, Inc. ("International"); and Technology/Venture Capital--TCI Technology Ventures, Inc. ("TCI Technology").

  Since the early 1950s, the Company and its predecessors, through their subsidiaries and affiliates, have been principally engaged in the construction, acquisition, ownership and operation of cable television systems and, more recently, in the provision of satellite-delivered programming services to various distribution media, principally cable television systems. The Company has become involved, as an investor and developer, in new television and telecommunications ventures and technologies. The Company is a Delaware corporation, and its executive offices are located at Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000. Its telephone number at that address is (303) 267-5500.

 LIBERTY MEDIA GROUP

  The Liberty Media Group, which conducts its businesses through Liberty and Liberty's subsidiaries and affiliates, is primarily engaged in two principal lines of business: (i) production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software including multimedia products and (ii) electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing. The Liberty Media Group has interests in numerous domestic programming businesses, some of which also distribute programming services internationally, including TBS; Discovery; Home Shopping Network, Inc. ("HSN"); QVC, Inc. ("QVC"); Encore Media Corporation ("Encore"); BET Holdings, Inc.; International Family Entertainment, Inc. ("IFE"); E! Entertainment Television, Inc.; a minority interest in the partnership that distributes the STARZ! premium movie service; and five national and 15 regional sports networks. The

Liberty Media Group, through its wholly owned subsidiary Netlink USA ("Netlink"), is also a provider of programming packages to home satellite dish owners. At March 31, 1995, Netlink provided service to approximately 451,000 subscribers. Prior to the Old TCI/LMC Combination, LMC was engaged in the cable television industry as an operator of cable television systems and as a provider of satellite-delivered video entertainment, information and home shopping programming services to various video distribution media, principally cable television systems. In the Business Line Restructuring, substantially all of the programming assets held by LMC and certain programming assets held by TCIC and its consolidated subsidiaries (primarily interests in TBS and Discovery) were transferred to Liberty. LMC, the assets of which then consisted primarily of interests in cable television systems, changed its name to TCI Cable Investments, Inc. In order to take advantage of the strong name identification developed by "Liberty Media", the Company decided to continue use of the "Liberty Media" name to identify its programming business. See "Description of Business of Liberty Media Group".

 TCI GROUP

  Domestic Cable and Communications. The business activities of the TCI Group's Domestic Cable and Communications division are conducted primarily through TCIC and also through TCI Cable Investments and through their respective subsidiaries and affiliates. Based on the number of basic subscribers, the TCI Group is the largest provider of cable television services in the United States. At March 31, 1995, the TCI Group owned cable television systems serving approximately 12.1 million basic cable subscribers throughout the continental United States and Hawaii. The TCI Group also has an investment in Primestar Partners, a partnership which operates a direct broadcast satellite service, and at March 31, 1995, the TCI Group had approximately 150,000 Primestar Partners subscribers. In addition, the TCI Group also has a majority interest in the partnership that distributes the STARZ! premium movie service.

  Subsidiaries of TCIC, Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Sprint Corporation ("Sprint") have formed a series of partnerships (collectively, the "Telephony Joint Venture") to engage in the business of providing wireless communications services and local wireline communications services to residences and businesses on a nationwide basis under the "Sprint" brand. The TCI Group owns a 30% interest in the Telephony Joint Venture.

  With respect to wireless communications, the Telephony Joint Venture has been participating in the auctions being conducted by the Federal Communications Commission ("FCC") of broadband personal communications services ("PCS") licenses and was the winning bidder in 29 of 51 markets in the first round auction which was concluded during the first quarter of 1995. The Telephony Joint Venture also has a 49% limited partnership interest in a company that holds a PCS license for the Washington, D.C.-Baltimore market and is negotiating definitive agreements for a 40% interest in a partnership that will hold a PCS license for the Los Angeles-San Diego market. The TCI Group also owns a 35.3% interest in a partnership with subsidiaries of Sprint and Cox which was the winning bidder for a PCS license in the Philadelphia market.

  With respect to wireline communications, the Telephony Joint Venture will serve its customers primarily through the cable television facilities of cable television operators that affiliate with the Telephony Joint Venture in exchange for agreed upon compensation. The modification of existing regulations and laws governing the local telephone market will be necessary in order for the Telephony Joint Venture to provide its proposed wireline communications services on a competitive basis in most states. Subject to agreement upon a business plan, a schedule for the upgrading of its cable television facilities in selected markets and certain other matters, the Company has agreed to affiliate certain of its cable systems with the Telephony Joint Venture. Subsidiaries of TCIC, Comcast, Cox and another cable television operator own Teleport Communications Group, Inc. ("TCG"). TCG has informed the Company that it believes that, based on the number of route miles served by TCG, its subsidiaries and affiliates, it is the nation's largest competitive access provider. The TCI Group, Comcast and Cox have agreed, subject to certain conditions, to contribute their respective interests in TCG and its affiliates to the Telephony Joint Venture.

  International Cable and Programming. The TCI Group holds its interests, and conducts its operations, in cable television and telephony networks and in certain programming companies outside of the United States through International. The activities of International are currently concentrated in Europe, Latin America and Asia, with particular focus on the United Kingdom, Argentina and Japan. International has ownership interests in companies operating broadband networks that, at December 31, 1994, provided cable television service to an aggregate of approximately 1.4 million basic subscribers and, in the United Kingdom, provided telephone service over approximately 236,000 residential and 35,000 business telephone lines. International also has ownership interests in or manages, through its subsidiaries and affiliates, 26 cable and satellite programming services which, at December 31, 1994, were received by subscribers in at least 21 countries. International is currently proposing to offer and sell, in an initial public offering, shares of its common equity which will represent between 15 and 20 percent of its outstanding common equity immediately after the closing of the offering, and has filed a registration statement with the Commission in respect of such offering (the prospectus included in such registration statement is referred to herein as the "International Prospectus"). The net proceeds of the offering would be used to repay certain indebtedness to the Company, to fund a portion of International's commitments to contribute capital and make loans to its subsidiaries and affiliates and for other general corporate purposes. No assurance can be given as to when, or whether, the offering will close. Consummation of the International public offering will result in International becoming a public company with minority stockholders to which the board of directors of International will owe fiduciary duties.

  Technology/Venture Capital. The TCI Group's technology/venture capital business is conducted through TCI Technology and through TCI Technology's subsidiaries and affiliates. TCI Technology is an investor in companies and joint ventures involved in developing and providing services for new television and telecommunications technologies. Current investments and technologies under development include interactive and set-top box technology, entertainment software and other services for wireline and wireless switched broadband interactive networks. TCI Technology has formed a joint venture with Sega of America and Time Warner Entertainment Company, L.P. to develop and market the first video game channel, called "The Sega Channel". In addition, TCI Technology also has investments in TSX Corporation, a producer of communications equipment, Acclaim Entertainment, Inc. ("Acclaim"), the Microsoft Network, a partnership controlled by Microsoft Corporation ("Microsoft") which will operate Microsoft's proposed on-line service, and Netscape Communications Corporation, which develops and markets software used to access the Internet. TCI Technology and Acclaim have also formed a joint venture to develop, acquire and distribute games and other interactive entertainment software over various telecommunications networks. TCI Technology also owns the National Digital Television Center, an entity formed by the Company to provide digital compression and authorization services to programming suppliers and to cable television systems and other video distribution outlets. In addition to its technology investments, TCI Technology operates Western Tele-Communications, Inc., a wholesale provider of long-distance video, voice, data and other telecommunications services.

THE ANNUAL MEETING

  The Annual Meeting will be held at the Hyatt Regency Tech Center, 7800 Tufts Avenue, Denver,Colorado, on August 3, 1995 starting at 10:00 a.m., local time. Holders of record of shares of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and the Company's Convertible Preferred Stock, Series C, par value $.01 per share (the "Series C Preferred Stock"), at the close of business on June 9, 1995 (the "Record Date") are entitled to notice of the Annual Meeting. Holders of record of the Class A Common Stock, the Class B Common Stock, the Class B Preferred Stock and the Series C Preferred Stock at the close of business on the Record Date are entitled to vote in the election of directors. Holders of record of the Class A Common Stock, the Class B Common Stock and the Series C Preferred Stock at the close of business on the Record Date are also entitled to vote upon the Liberty Media Group Stock Proposal, the Increased Authorization Proposal and the Director Stock Option Plan Proposal. Each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes, each share of Class B Preferred Stock is entitled to one vote and each share of Series C Preferred Stock is entitled to 100 votes, on each matter on which holders of shares of such class or series are entitled to vote at the Annual Meeting.

  The following table summarizes the classes entitled to vote and the vote required for approval of each matter to be voted upon at the Annual Meeting.

                         RECORD HOLDERS
                         ENTITLED TO VOTE                   VOTE REQUIRED
                         ----------------                   -------------
ELECTION OF DIRECTORS:   Class A Common Stock     Plurality of the votes of the
                         Class B Common Stock     shares of Class A Common Stock,
                         Class B Preferred Stock  Class B Common Stock, Class B
                         Series C Preferred Stock Preferred Stock and Series C
                                                  Preferred Stock represented and
                                                  entitled to vote at the Annual
                                                  Meeting, voting as a single
                                                  class.
LIBERTY MEDIA GROUP
 STOCK PROPOSAL:         Class A Common Stock     66 2/3% of the combined voting
                         Class B Common Stock     power of the shares of Class A
                         Series C Preferred Stock Common Stock, Class B Common
                                                  Stock and Series C Preferred
                                                  Stock outstanding on the Record
                                                  Date, voting as a single class;
                                                  Majority of the number of the
                                                  shares of Class A Common Stock
                                                  outstanding on the Record Date,
                                                  voting as a separate class; and
                                                  Majority of the number of the
                                                  shares of Class B Common Stock
                                                  outstanding on the Record Date,
                                                  voting as a separate class.

INCREASED AUTHORIZATION  Class A Common Stock     66 2/3% of the combined voting
 PROPOSAL:               Class B Common Stock     power of the shares of Class A
                         Series C Preferred Stock Common Stock, Class B Common
                                                  Stock and Series C Preferred
                                                  Stock outstanding on the Record
                                                  Date, voting as a single class.
DIRECTOR STOCK OPTION
 PLAN PROPOSAL:          Class A Common Stock     Majority of the combined voting
                         Class B Common Stock     power of the shares of Class A
                         Series C Preferred Stock Common Stock, Class B Common
                                                  Stock and Series C Preferred
                                                  Stock represented and entitled to
                                                  vote at the Annual Meeting,
                                                  voting as a single class; and
                                                  Majority of the combined number
                                                  of the shares of Class A Common
                                                  Stock, Class B Common Stock and
                                                  Series C Preferred Stock
                                                  represented and entitled to vote
                                                  at the Annual Meeting, voting as
                                                  a single class.

  The directors and officers of the Company as of the Record Date owned 6,084,075 outstanding shares of the Class A Common Stock, 63,601,807 outstanding shares of the Class B Common Stock and 438,884 outstanding shares of the Class B Preferred Stock. Of such shares, John C. Malone, the President and Chief

Executive Officer of the Company, owns 25,447,083 shares of the Class B Common Stock and 306,000 shares of the Class B Preferred Stock, of which 3,120,000 shares of Class B Common Stock and 40,000 shares of Class B Preferred Stock (the "Restricted Voting Shares") are subject to a repurchase right by the Company and certain voting restrictions and, in accordance therewith, will be voted at the Annual Meeting in the same proportions as votes represented by all other shares are cast with respect to each proposal to be voted upon at the Annual Meeting. The directors and officers of the Company have informed the Company that they intend to vote their shares (exclusive of the Restricted Voting Shares) in favor of the slate of directors to which this solicitation relates, the Liberty Media Group Stock Proposal, the Increased Authorization Proposal and the Director Stock Option Plan Proposal. Such shares represent approximately 42.78% of the combined voting power of the Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock, 42.80% of the combined voting power of the Class A Common Stock, Class B Common Stock and Series C Preferred Stock, 1.07% of the number of outstanding shares of Class A Common Stock, 71.27% of the number of outstanding shares of Class B Common Stock and 10.14% of the total number of outstanding shares of Class A Common Stock, Class B Common Stock and Series C Preferred Stock (exclusive of the Restricted Voting Shares). See "The Annual Meeting".

ELECTION OF DIRECTORS

  John W. Gallivan, Jerome H. Kern and Bob Magness are the three nominees for election as directors of the Company, with the term of office of each to continue until the 1998 annual meeting of stockholders or until their successors are elected and qualified. Messrs. Gallivan, Kern and Magness are each incumbent directors. See "Election of Directors".

THE LIBERTY MEDIA GROUP STOCK PROPOSAL

 GENERAL

  The stockholders of the Company are being asked to consider and approve the Liberty Media Group Stock Proposal, including adoption of the proposed amendments to the Company's Charter set forth in Appendix III-A hereto. The amendments would provide for the Company's Common Stock to be divided into four series and for an increase of 825,000,000 in the number of authorized shares so that the Common Stock would consist of: (i) 750,000,000 newly authorized shares designated Series A Liberty Media Group Common Stock, (ii) 75,000,000 newly authorized shares designated Series B Liberty Media Group Common Stock, (iii) 1,100,000,000 shares designated Series A TCI Group Common Stock and (iv) 150,000,000 shares designated Series B TCI Group Common Stock. The Series A TCI Group Common Stock and the Series B TCI Group Common Stock would be created by redesignation of the Company's previously authorized Class A Common Stock and Class B Common Stock, respectively. If both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved, the authorized shares of Series A TCI Group Common Stock would be increased from 1,100,000,000 to 1,750,000,000. See "The Increased Authorization Proposal".

  Subject to the approval by the stockholders of the Liberty Media Group Stock Proposal, the Board of Directors has adopted resolutions declaring the Distribution. The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock issuable in connection with the Distribution would be intended initially to represent 100% of the equity value of the Company attributable to the Liberty Media Group. In addition to the shares of Liberty Media Group Common Stock to be issued to the holders of outstanding shares of Common Stock, a number of shares of Series A Liberty Media Group Common Stock are being reserved for issuance upon the conversion, exercise or exchange subsequent to the record date for the Distribution of certain outstanding convertible securities and in connection with certain acquisitions which may be consummated after the record date for the Distribution. See "Risk Factors--Potential Dilution from Issuances of Liberty Media Group Common Stock upon Conversion of Securities

Outstanding at Time of Distribution" and "--Potential Dilution from Issuances of Liberty Media Group Common Stock Pursuant to Existing Acquisition Agreements".

  Fractional shares of Liberty Media Group Common Stock will not be issued in connection with the Distribution. If the number of shares of Liberty Media Group Common Stock calculated to be issued to any holder of record of Class A Common Stock or Class B Common Stock includes a fraction of a whole share, the Company will pay to such record holder the cash value of such fractional share within 60 trading days of the Distribution, based upon the average of the last reported sales prices of the Series A Liberty Media Group Common Stock during the first ten trading days following the Distribution.

  Additional authorized shares of Liberty Media Group Common Stock could be issued from time to time at the discretion of the Board of Directors. See "The Liberty Media Group Stock Proposal--General".

 RISK FACTORS

  SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE LIBERTY MEDIA GROUP STOCK PROPOSAL.

 REASONS FOR THE LIBERTY MEDIA GROUP STOCK PROPOSAL

  The Liberty Media Group Stock Proposal is intended to provide investors with securities reflecting the performance of each Group, while at the same time enabling the Company's businesses to preserve the benefits of being part of a consolidated enterprise. The Board of Directors believes the Liberty Media Group Stock Proposal will enhance stockholder value over the long term by permitting separate market valuations of the TCI Group Common Stock and the Liberty Media Group Common Stock, which will result in greater market recognition of the value of each Group. The Liberty Media Group Stock Proposal is also intended to provide the Company greater flexibility with regard to raising capital and the choice of stock consideration for acquisitions and investments, including strategic partnering transactions. Unlike the case with separate publicly held corporations, however, holders of the TCI Group Common Stock and the Liberty Media Group Common Stock will continue to be subject to all the risks associated with an investment in the Company and all of its businesses, assets and liabilities. See "The Liberty Media Group Stock Proposal--Background and Reasons for the Liberty Media Group Stock Proposal" and "Risk Factors".

 RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE LIBERTY MEDIA GROUP STOCK PROPOSAL AND BELIEVES THAT ITS ADOPTION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE LIBERTY MEDIA GROUP STOCK PROPOSAL.

 DESCRIPTION OF TCI GROUP COMMON STOCK AND LIBERTY MEDIA GROUP COMMON STOCK

  See "Summary Comparison of Terms of Existing Common Stock with TCI Group Common Stock and Liberty Media Group Common Stock under the Liberty Media Group Stock Proposal" above for a summary description of the TCI Group Common Stock and the Liberty Media Group Common Stock. For a more complete description of the TCI Group Common Stock and the Liberty Media Group Common Stock, see "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock".

 NO INITIAL INTER-GROUP INTEREST

  The shares of Liberty Media Group Common Stock issuable in connection with the Distribution would be intended initially to represent 100% of the equity value of the Company attributable to the Liberty Media

Group and, accordingly, the TCI Group will not have an Inter-Group Interest in the Liberty Media Group. An Inter-Group Interest would be created only if a subsequent transfer of cash or other property from the TCI Group to the Liberty Media Group is specifically designated by the Board of Directors as being made to create an Inter-Group Interest (in contrast to transfers made for other consideration such as transfers as loans or in purchase and sale transactions) or if outstanding shares of Liberty Media Group Common Stock are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group. In structuring the terms of the Liberty Media Group Stock Proposal, the Board of Directors determined that the Liberty Media Group should not be enabled to create an interest in the TCI Group corresponding to the inter-Group Interest. In restricting the Liberty Media Group from creating an interest in the TCI Group corresponding to the Inter-Group Interest, the Board determined that, because of the disparity in the relative sizes (based upon asset values) between the two Groups and the resultant effects an interest in the TCI Group could have on the value of the Liberty Media Group Common Stock, an equity interest held by the Liberty Media Group in the TCI Group could influence adversely the ability of the Liberty Media Group Common Stock to reflect the separate performance of such Group.

  The amount of any Inter-Group Interest would be expressed in terms of the "Number of Shares Issuable with Respect to the Inter-Group Interest", which is intended to provide a measure of the Inter-Group Interest on a basis comparable to an investment in shares of Liberty Media Group Common Stock. In general, if an Inter-Group Interest is created by a transfer of funds or other assets from the TCI Group to the Liberty Media Group, the Number of Shares Issuable with Respect to the Inter-Group Interest would be increased by an amount determined by dividing the amount of funds or value of the assets transferred by the Market Value of a share of Series A Liberty Media Group Common Stock as of the date of such transfer. In the event a subsequent transfer of funds or other assets from the TCI Group to the Liberty Media Group is determined by the Board of Directors to be made in respect of an increase in the Inter-Group Interest, the Number of Shares Issuable with Respect to the Inter-Group Interest would be increased by an amount determined by dividing the amount of the additional funds or value of the additional assets so transferred by the Market Value of a share of Series A Liberty Media Group Common Stock as of the date of such transfer. Any decrease in the Number of Shares Issuable with Respect to the Inter-Group Interest resulting from a transfer of funds or other assets from the Liberty Media Group to the TCI Group determined by the Board of Directors to be made in respect of such a decrease would be similarly calculated. To the extent outstanding shares of Liberty Media Group Common Stock are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group, the Number of Shares Issuable with Respect to the Inter-Group Interest would increase on a share for share basis. Shares of Liberty Media Group Common Stock purchased with funds attributed to the TCI Group which remain outstanding (as a result of being held by a subsidiary included in the TCI Group) would not create an Inter-Group Interest or increase any then-existing Inter-Group Interest but would represent an outstanding interest in the equity value of the Company attributable to the Liberty Media Group. Issuances or sales of shares of Series A Liberty Media Group Common Stock designated by the Board of Directors as being made in reduction of any Inter-Group Interest then existing would reduce the Number of Shares Issuable with Respect to the Inter-Group Interest on a share for share basis. Shares of Series B Liberty Media Group Common Stock may not be designated as being issued or sold for the account of the TCI Group in respect of a reduction in any Inter-Group Interest.

  The "Outstanding Interest Fraction" means the percentage interest in the equity value of the Company attributable to the Liberty Media Group that is represented at any time by the outstanding shares of Liberty Media Group Common Stock, and the "Inter-Group Interest Fraction" means any remaining percentage interest in the equity value of the Company attributable to the Liberty Media Group that is attributed to the TCI Group by virtue of an Inter-Group Interest. The sum of the Outstanding Interest Fraction and the Inter-Group Interest Fraction would always equal 100%. The "Adjusted Outstanding Interest Fraction" means a fraction the numerator of which is the number of outstanding shares of Liberty Media Group Common Stock and the denominator of which is the sum of (a) such number of outstanding shares, (b) the Number of Shares

Issuable with Respect to the Inter-Group Interest, (c) the number of shares of Liberty Media Group Common Stock issuable upon conversion, exercise or exchange of Pre-Distribution Convertible Securities and (d) the number of Committed Acquisition Shares that remain issuable in certain acquisition transactions not yet consummated. See "The Liberty Media Group Stock Proposal--No Initial Inter-Group Interest" and "Risk Factors--Potential Dilution from Issuances of Liberty Media Group Common Stock upon Conversion of Securities Outstanding at Time of Distribution" and "--Potential Dilution from Issuances of Liberty Media Group Common Stock Pursuant to Existing Acquisition Agreements".

 DIVIDEND POLICY

  The Company has never paid cash dividends on its Class A Common Stock or Class B Common Stock. If the Liberty Media Group Stock Proposal is approved, the Board of Directors does not currently intend to pay cash dividends on the TCI Group Common Stock or the Liberty Media Group Common Stock. The decision, if any, to pay dividends in the future will depend on the financial condition, results of operations and business requirements of the Company as a whole. Any future dividends on the TCI Group Common Stock and the Liberty Media Group Common Stock would be paid on such basis as the Board of Directors determines, subject to the provisions referred to under "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Dividends". In making any determination to pay dividends, the Board of Directors expects to follow a policy under which it will consider, among other factors, the relative financial condition, results of operations and business requirements of the respective Groups. See "The Liberty Media Group Stock Proposal--Dividend Policy".

 INCLUSION IN NASDAQ NATIONAL MARKET

  The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock have been approved for inclusion in the Nasdaq National Market under the symbols "LBTYA" and "LBTYB", respectively. Shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock and Class B Preferred Stock will continue to be included in the Nasdaq National Market under the symbols "TCOMA", "TCOMB" and "TCOMP", respectively.

 NO DISSENTERS' RIGHTS

  Under the DGCL, stockholders of the Company do not have dissenters' rights in connection with the Liberty Media Group Stock Proposal.

 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The Company has been advised by counsel that no gain or loss would be recognized by the Company on any distribution or the issuance and sale of the Liberty Media Group Common Stock, and that a distribution of Liberty Media Group Common Stock to stockholders of the Company on a pro rata basis should constitute a tax-free stock dividend. However, there are no current court decisions bearing directly on transactions similar to the Liberty Media Group Stock Proposal, and the Internal Revenue Service has had under study from time to time the federal income tax consequences of transactions similar to the Liberty Media Group Stock Proposal. See "The Liberty Media Group Stock Proposal--Certain Federal Income Tax Considerations".

THE INCREASED AUTHORIZATION PROPOSAL

  The stockholders of the Company are being asked to consider and approve the Increased Authorization Proposal, including adoption of the proposed amendments to the Company's Charter set forth in Appendix III-B hereto. The amendments would increase the number of authorized shares of Class A Common Stock (which would be redesignated Series A TCI Group Common Stock under the Liberty Media Group Stock

Proposal) from 1,100,000,000 to 1,750,000,000 and the number of authorized shares of Series Preferred Stock from 10,000,000 to 50,000,000 and to clarify that the rights, powers and preferences of any series of the Series Preferred Stock may differ in any respect from those of any other series thereof (except as limited by the rights of any outstanding class or series of preferred stock). If both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved by stockholders, the Company's authorized shares of Common Stock would consist of 1,750,000,000 authorized shares of Series A TCI Group Common Stock, 150,000,000 authorized shares of Series B TCI Group Common Stock, 750,000,000 authorized shares of Series A Liberty Media Group Common Stock and 75,000,000 authorized shares of Series B Liberty Media Group Common Stock. Approval of the Increased Authorization Proposal will (i) provide additional shares of capital stock to be available for issuance for general corporate purposes, including, but not limited to, acquisitions, stock dividends and splits and financings, (ii) provide a sufficient number of shares of Class A Common Stock for issuance upon conversion of certain convertible preferred stock of the Company as described under "The Liberty Media Group Stock Proposal--Issuance of Series F Preferred Stock" and "Description of Existing Common Stock and Other Capital Stock--Series E Redeemable Convertible Preferred Stock" and (iii) if the Liberty Media Group Stock Proposal is approved, provide for the potential conversion of the Liberty Media Group Common Stock. If the Liberty Media Group Stock Proposal is approved by stockholders, the Company will exchange certain securities of the Company held by subsidiaries of the Company for shares of a new series of preferred stock of the Company, and if the Increased Authorization Proposal is approved by stockholders, the right of the holder to convert shares of such series into shares of Series A TCI Group Common Stock will become effective. See "The Liberty Media Group Stock Proposal--Issuance of Series F Preferred Stock".

  The Board of Directors would be authorized to reserve and, without further approval of the stockholders, issue the additional shares of Class A Common Stock (to be redesignated Series A TCI Group Common Stock under the Liberty Media Group Stock Proposal) that would be authorized under the Increased Authorization Proposal or the additional shares of Series Preferred Stock that would be so authorized at such time or times, to such persons and for such consideration as it may determine, except as may otherwise be required by applicable law, regulation or Nasdaq National Market requirement. The Company's Charter authorizes the Board of Directors to issue shares of the Series Preferred Stock in one or more series and to fix and state the designations, powers, preferences, qualifications, limitations, restrictions and relative rights of the shares of each such series. The amendments to the Charter that would be effected by the Increased Authorization Proposal also contain language that would clarify that the rights, powers and preferences that the Board of Directors may establish for any series of Series Preferred Stock may differ from those of any other series thereof (except as limited by the rights of any outstanding class or series of preferred stock).

  If the Liberty Media Group Stock Proposal is approved by stockholders, the Board of Directors would have the power to create a series of Series Preferred Stock whose rights, privileges and preferences, including but not limited to the series of Common Stock into which such series of Series Preferred Stock is convertible, if any, the amount available to pay dividends, or other economic terms are related to one Group, although the shares of such series of Series Preferred Stock would be preferred stock of the Company.

  Other than as described above, the Company has no present understanding or agreement with respect to the issuance for any purpose of any of the additional shares that will be authorized for issuance if the Increased Authorization Proposal is approved. Although the Board of Directors of the Company has no present intention of doing so, the additional shares of Class A Common Stock and Series Preferred Stock that would be authorized for issuance if the Increased Authorization Proposal is approved could be issued in one or more transactions (within limitations imposed by applicable law) that would make a takeover of the Company more difficult and, therefore, less likely, even though such a takeover might be economically beneficial to the Company and its stockholders. The Board of Directors and management of the Company have no knowledge of any person or entity that intends to seek a controlling interest in, or to make a takeover proposal with respect to, the Company. See "The Increased Authorization Proposal".

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE INCREASED AUTHORIZATION PROPOSAL AND BELIEVES THAT ITS ADOPTION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE INCREASED AUTHORIZATION PROPOSAL.

THE DIRECTOR STOCK OPTION PLAN PROPOSAL

  The stockholders of the Company are being asked to consider and approve the Director Stock Option Plan Proposal. The Board of Directors believes that the Company's ability to attract and retain capable persons as independent directors will be enhanced if it can provide its nonemployee directors with stock options and that the Company will benefit from encouraging a sense of proprietorship of such persons and stimulating the active interest of such persons in the development and financial success of the Company. See "The Director Stock Option Plan Proposal".

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE DIRECTOR STOCK OPTION PLAN PROPOSAL AND BELIEVES ITS ADOPTION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE DIRECTOR STOCK OPTION PLAN PROPOSAL.

PRICE RANGE OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  The Class A Common Stock and the Class B Common Stock are traded on the Nasdaq National Market under the symbols "TCOMA" and "TCOMB", respectively. The following table sets forth the high and low sales prices of the Class A Common Stock and the Class B Common Stock as reported by the Nasdaq National Market for the periods indicated. For periods prior to August 5, 1994, the prices shown are of the Class A and Class B common stock of Old TCI. The prices do not include retail markups, markdowns or commissions.

                                                     CLASS A         CLASS B
                                                  COMMON STOCK    COMMON STOCK
                                                 --------------- ---------------
                                                  HIGH     LOW    HIGH     LOW
                                                 ------- ------- ------- -------
Year ended December 31, 1993
  First Quarter................................. $25 1/2 $20 3/4 $25 1/2 $21
  Second Quarter................................  24      17 1/2  24      18 3/8
  Third Quarter.................................  26 3/4  21 5/8  27      22
  Fourth Quarter................................  33 1/4  24 7/8  40      25 1/2
Year ended December 31, 1994
  First Quarter.................................  30 1/4  20 3/8  32 3/4  22
  Second Quarter................................  23 3/8  18 1/4  24 3/4  21 1/4
  Third Quarter*................................  24 1/8  19 3/4  25 3/4  21 1/4
  Fourth Quarter................................  25      20 1/4  25 1/2  21 1/2
Year ending December 31, 1995
  First Quarter.................................  23 3/4  19 7/8  25      20 3/4
  Second Quarter (through June 26, 1995)........  24 1/2  17 1/4  24      18 1/4

- --------
* The Old TCI/LMC Combination was consummated on August 4, 1994.

  On February 8, 1995, the last trading day the Class A Common Stock, Class B Common Stock and Class B Preferred Stock traded before the public announcement of the Liberty Media Group Stock Proposal, the last reported sale prices for shares of Class A Common Stock, Class B Common Stock and Class B Preferred Stock were $22.00, $21.75 and $63.00, respectively. On June 26, 1995, the last trading day before the date of this Proxy Statement/Prospectus, the last reported sale prices for shares of Class A Common Stock, Class B Common Stock and Class B Preferred Stock were $23.19, $23.25 and $65.50, respectively.

  As of the Record Date, there were approximately 8,558, 662 and 169 holders of the Class A Common Stock, the Class B Common Stock and the Class B Preferred Stock, respectively. The number of holders includes record holders and individual participants in security position listings (so that, for example, stockholders whose shares are held by brokerage houses are not counted as holders but each brokerage house typically is counted as a holder).

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

 TELE-COMMUNICATIONS, INC.

  The following table sets forth selected historical financial data for the Company for each of the five fiscal years in the period ended December 31, 1994 and the three-month periods ended March 31, 1995 and 1994. The table also sets forth selected unaudited pro forma balance sheet data for the Company as of March 31, 1995, giving pro forma effect to the Company's acquisition of controlling interests in Cablevision S.A., Televisora Belgrano S.A., Construred S.A. and Univent's S.A. (collectively, "Cablevision") (the "Cablevision Acquisition") as if such transaction had occurred as of March 31, 1995, and selected unaudited pro forma statement of operations data for the Company for the year ended December 31, 1994, giving pro forma effect to the Old TCI/LMC Combination, the Cablevision Acquisition and the acquisition of TeleCable Corporation ("TeleCable") by means of a merger (the "TeleCable Merger") and for the three months ended March 31, 1995, giving pro forma effect to the TeleCable Merger and the Cablevision Acquisition as if the same had occurred prior to January 1, 1994. The pro forma financial data is not necessarily indicative of the financial position or results of operations that would have been obtained had the Old TCI/LMC Combination, the TeleCable Merger and the Cablevision Acquisition been effective at or prior to such assumed dates, or of the future results of operations of the Company. Additionally, such pro forma statement of operations data reflects earnings attributable to the TCI Group Common Stock and the Liberty Media Group Common Stock common shareholders and earnings per share for the TCI Group Common Stock and the Liberty Media Group Common Stock after giving effect to the Liberty Media Group Stock Proposal. The following information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto of the Company and the unaudited condensed pro forma financial statements and notes thereto of the Company included in Appendix IV.

                              THREE MONTHS
                            ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                          ----------------------  --------------------------------------------------
                           PRO                      PRO
                          FORMA                    FORMA
                           1995    1995    1994    1994     1994    1993    1992     1991     1990
                          ------  ------  ------  -------  ------  ------  -------  -------  -------
                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
 DATA:
Revenue.................  $1,587  $1,524  $1,060  $ 6,131  $4,936  $4,153  $ 3,574  $ 3,214  $ 2,940
Operating, selling,
 general and
 administrative
 expenses...............  (1,097) (1,057)   (591)  (4,081) (3,130) (2,326)  (1,938)  (1,784)  (1,678)
Depreciation and
 amortization...........    (303)   (287)   (235)  (1,173) (1,018)   (911)    (764)    (756)    (716)
Operating income........    (187)    180     234      877     788     916      864      674      546
Earnings (loss) from:
 Continuing operations..     (51)    (45)     32      111      60      (7)       7      (78)    (191)
 Discontinued
  operations............     --      --      --       --      --      --       (15)     (19)     (63)
                          ------  ------  ------  -------  ------  ------  -------  -------  -------
                             (51)    (45)     32      111      60      (7)      (8)     (97)    (254)
Dividend requirement on
 redeemable preferred
 stocks.................      (9)     (8)    --       (31)     (8)     (2)     (15)     --       --
                          ------  ------  ------  -------  ------  ------  -------  -------  -------
Net earnings (loss)
 attributable to common
 stockholders...........  $  (60) $  (53) $   32  $    80  $   52  $   (9) $   (23) $   (97) $  (254)
                          ======  ======  ======  =======  ======  ======  =======  =======  =======
Net loss attributable to
 TCI Group Series A and
 Series B common
 shareholders...........  $  (49)                 $   (52)
Net earnings (loss)
 attributable to Liberty
 Media Group Series A
 and Series B common
 shareholders...........  $  (11)                 $   132
Primary earnings (loss)
 attributable to common
 stockholders per common
 and common equivalent
 share:
 Continuing operations..  $ (.09) $ (.08) $  .07  $   .12  $  .08  $ (.02) $  (.01) $  (.22) $  (.54)
 Discontinued
  operations............     --      --      --       --      --      --      (.04)    (.05)    (.18)
                          ------  ------  ------  -------  ------  ------  -------  -------  -------
                          $ (.09) $ (.08) $  .07  $   .12  $  .08  $ (.02) $  (.05) $  (.27) $  (.72)
                          ======  ======  ======  =======  ======  ======  =======  =======  =======
TCI Group Series A and
 Series B Common Stock..  $ (.08)                 $  (.09)
                          ======                  =======
Liberty Media Group
 Series A and Series B
 Common Stock...........  $ (.07)                 $   .81
                          ======                  =======
Primary weighted average
 common shares
 outstanding
 TCI Class A and Class B
  Common Stock..........     635     492     635      600     541     433      424      360      355
 TCI Group Series A and
  Series B Common Stock.     635                      600
 Liberty Media Group
  Series A and Series B
  Common Stock..........     159                      163
OTHER DATA:
 Operating income before
  depreciation,
  amortization and non-
  cash operating
  expenses(1)...........  $  487  $  464  $  450  $ 2,042  $1,798  $1,858  $ 1,637  $ 1,430  $ 1,262
 Consolidated domestic
  basic cable and
  satellite subscribers.    12.7    12.7    11.3     12.5    11.7    10.7     10.2      8.9      8.5

                            MARCH 31,                 DECEMBER 31,
                         --------------- ---------------------------------------
                           PRO
                          FORMA
                          1995    1995    1994    1993    1992    1991    1990
                         ------- ------- ------- ------- ------- ------- -------
                                              (IN MILLIONS)
SUMMARY BALANCE SHEET
 DATA:
Property and equipment,
 net.................... $ 6,756 $ 6,704 $ 5,876 $ 4,935 $ 4,562 $ 4,081 $ 4,156
Franchise costs, net....  13,558  11,371   9,444   9,197   9,300   8,104   7,348
Net assets of
 discontinued
 operations.............     --      --      --      --      --      242      54
Total assets............  22,973  22,454  19,528  16,520  16,310  15,166  14,106
Total debt..............  11,707  11,371  11,162   9,900  10,285   9,455   8,922
Stockholders' equity....   4,663   4,663   2,971   2,112   1,726   1,570     748
Shares outstanding (net
 of treasury shares):
 Class A Common Stock...     573     573     491     403     382     370     310
 Class B Common Stock...      85      85      85      47      48      49      48

- --------

(1) Operating income before depreciation, amortization and non-cash operating expenses should not be considered as an alternative to net income or to cash flows provided by operating activities or to any other measure of performance or liquidity as an indicator of an entity's operating performance.

 Liberty Media Group

  The following table supplementally sets forth selected historical combined financial data for the Liberty Media Group for each of the three fiscal years in the period ended December 31, 1994 and for the three-month periods ended March 31, 1995 and 1994. The table sets forth pro forma statement of operations data reflecting earnings attributable to the Liberty Media Group Common Stock common shareholders and earnings per share for the Liberty Media Group Common Stock after giving effect to the Liberty Media Group Stock Proposal. The following information is qualified in its entirety by, and should be read in conjunction with, the combined financial statements and notes thereto of the Liberty Media Group, and with the consolidated financial statements and notes thereto of Tele-Communications, Inc. and its affiliate, LMC, included in Appendix IV.

                            THREE MONTHS
                           ENDED MARCH 31,        YEAR ENDED DECEMBER 31,
                          -------------------  --------------------------------
                           PRO                   PRO
                          FORMA                 FORMA
                          1995   1995   1994    1994     1994     1993    1992
                          -----  -----  -----  -------  -------  -------  -----
                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
 DATA:
Revenue, including
 amounts from the TCI
 Group..................  $ 358  $ 358  $ 351  $ 1,483  $ 1,483  $ 1,207  $ 209
Cost of goods sold,
 operating, selling,
 general and
 administrative
 expenses, including
 amounts to the TCI
 Group..................   (370)  (370)  (316)  (1,402)  (1,402)  (1,171)  (206)
Depreciation and
 amortization...........    (16)   (16)   (10)     (49)     (49)     (40)   (14)
Operating earnings
 (loss).................    (26)   (26)    25       31       31       (4)   (11)
Interest expense,
 including amounts to
 the TCI Group..........     (3)    (3)    (3)     (13)     (13)     (12)    (5)
Dividend and interest
 income, primarily from
 affiliates.............      2      2      6       20       20       23     12
Share of earnings of
 affiliates, net........     (2)    (2)     7       28       28       24     24
Net earnings (loss).....    (11)   (11)    15      132      132       28     20
                          =====  =====  =====  =======  =======  =======  =====
Earnings (loss)
 attributable to the
 Liberty Media Group
 Series A and Series B
 common shareholders....    (11)                   132
Primary earnings
 attributable to Liberty
 Media Group Series A
 and Series B Common
 Stock per common and
 common equivalent
 share..................   (.07)                   .81
Primary weighted average
 shares of Liberty Media
 Group Series A and
 Series B Common Stock
 outstanding............    159                    163
OTHER DATA:
Operating income (loss)
 before depreciation,
 amortization and non-
 cash operating
 expenses(2)............    (12)   (12)   (25)      72       72       77     20

                                                                DECEMBER 31,
                                                   MARCH 31, -------------------
                                                     1995     1994   1993  1992
                                                   --------- ------ ------ -----
                                                           (IN MILLIONS)
SUMMARY BALANCE SHEET DATA:
Investment in affiliates, accounted for under the
 equity method...................................   $  272   $  268 $  229 $ 214
Investment in Turner Broadcasting System, Inc....      694      654    487   487
Other investments, at cost.......................      174      159    235    76
Total assets.....................................    2,296    2,232  1,730   999
Total debt.......................................      124       93    150    44
Combined equity..................................    1,531    1,487  1,140   873

- --------
(2) Operating income before depreciation, amortization and non-cash operating expenses should not be considered as an alternative to net income or to cash flows provided by operating activities or to any other measure of performance or liquidity as an indicator of an entity's operating performance.

 TCI GROUP

  The following table supplementally sets forth selected historical combined financial data for the TCI Group for each of the three fiscal years in the period ended December 31, 1994 and for the three-month periods ended March 31, 1995 and 1994. The table also sets forth selected unaudited pro forma combined balance sheet data for the TCI Group as of March 31, 1995, giving effect to the Cablevision Acquisition as if such transaction had occurred as of March 31, 1995, and selected unaudited pro forma combined statement of operations data for the TCI Group for the year ended December 31, 1994 and the three months ended March 31, 1995, giving pro forma effect to the Cablevision Acquisition and the TeleCable Merger as if such transactions had occurred prior to January 1, 1994. The pro forma combined financial data is not necessarily indicative of the financial position or results of operations that would have been obtained had the Cablevision Acquisition and the TeleCable Merger been effective at or prior to such assumed dates or of the future results of operations of the TCI Group. Additionally, such pro forma statement of operations data reflects earnings attributable to the TCI Group Common Stock common shareholders and earnings per share for the TCI Group Common Stock after giving effect to the Liberty Media Group Stock Proposal. The following information is qualified in its entirety by, and should be read in conjunction with, the combined financial statements and notes thereto of the TCI Group, and with the consolidated financial statements and notes thereto of Tele-Communications, Inc. and its affiliate, LMC, included in Appendix IV.

                              THREE MONTHS
                             ENDED MARCH 31,              YEAR ENDED DECEMBER 31,
                          -----------------------  ---------------------------------------
                           PRO                       PRO
                          FORMA                     FORMA
                           1995    1995    1994     1994        1994       1993     1992
                          ------  ------  -------  -------  ------------- -------  -------
                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
 DATA:
Revenue.................  $1,248  $1,185  $ 1,040  $ 4,710     $ 4,269    $ 4,090  $ 3,519
Operating, selling, gen-
 eral and administrative
 expenses...............    (761)   (709)    (566)  (2,741)     (2,568)     2,251   (1,873)
Depreciation and amorti-
 zation.................    (287)   (271)    (238)  (1,124)     (1,001)      (920)    (766)
Operating earnings
 (loss).................     212     205      236      845         788        919      872
Interest expense........    (250)   (237)    (178)    (836)       (786)      (735)    (720)
Dividend and interest
 income, primarily from
 affiliates.............       9       6        4       24          23         20       87
Share of losses of af-
 filiates, net..........     (27)    (27)      (7)    (117)       (117)       (66)    (111)
Earnings (loss) before
 earnings (loss) of Lib-
 erty Media Group.......     (40)    (34)      17      (21)        (22)       (33)     (22)
Earnings (loss) of Lib-
 erty Media Group.......     (11)    (11)      15      132         132         28       20
Net earnings (loss).....     (51)    (45)      32      111         110         (5)      (2)
Earnings (loss)
 attributable to the TCI
 Group Series A and
 Series B common
 shareholders...........     (49)                      (52)
Loss attributable to TCI
 Group Series A and Se-
 ries B Common Stock per
 common and common
 equivalent share.......    (.08)                     (.09)
Primary weighted average
 shares of TCI Group Se-
 ries A and Series B
 Common Stock outstand-
 ing....................     635                       600
OTHER DATA:
Operating income (loss)
 before depreciation,
 amortization and non-
 cash operating ex-
 penses(3)..............     498     475      455    1,964       1,784      1,870    1,647
                                             MARCH 31,              DECEMBER 31,
                                          ----------------  ------------------------------
                                            PRO
                                           FORMA
                                           1995     1995        1994       1993     1992
                                          -------  -------  ------------- -------  -------
                                                            (IN MILLIONS)
SUMMARY BALANCE SHEET DATA:
Property and equipment, net...........    $ 6,560  $ 6,508     $ 5,682    $ 5,007  $ 4,578
Franchise costs, net..................     11,823   11,371       9,444      9,334    9,351
Total assets..........................     20,740   20,221      17,150     15,648   15,612
Total debt............................     11,582   11,246      11,068     10,010   10,404
Combined equity.......................      3,132    3,132       1,361      1,150      907

- --------
(3) Operating income before depreciation, amortization and non-cash operating expenses should not be considered as an alternative to net income or to cash flows provided by operating activities or to any other measure of performance or liquidity as an indicator of an entity's operating performance.

                               RISK FACTORS

  Stockholders should carefully consider the following factors, in addition to the other information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein, in connection with the Liberty Media Group Stock Proposal.

STOCKHOLDERS OF ONE COMPANY; FINANCIAL EFFECTS ON ONE BUSINESS COULD AFFECT OTHER BUSINESSES

  Notwithstanding the attribution of assets and liabilities, equity and items of income and expense between the Groups for the purpose of preparing the combined financial statements of the Liberty Media Group and the combined financial statements of the TCI Group, the change in the capital structure of the Company contemplated by the Liberty Media Group Stock Proposal will not affect legal title to such assets or responsibility for such liabilities of the Company or any of its subsidiaries. Holders of TCI Group Common Stock and of Liberty Media Group Common Stock will be common stockholders of the Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. Financial effects arising from either Group that affect the Company's consolidated results of operations or financial condition could affect the combined results of operations or financial condition of the other Group and the market price of both the TCI Group Common Stock and the Liberty Media Group Common Stock. In addition, any net losses of either Group, dividends or distributions on, or repurchases of, the TCI Group Common Stock or the Liberty Media Group Common Stock, and dividends on, or certain repurchases of, preferred stock, will reduce funds of the Company legally available for the payment of dividends on both the TCI Group Common Stock and the Liberty Media Group Common Stock. The combined financial statements of the Liberty Media Group and the combined financial statements of the TCI Group should be read in conjunction with the consolidated financial statements of the Company and, for the periods prior to August 4, 1994, the consolidated financial statements of LMC.

  If the Liberty Media Group Stock Proposal is approved, the Company will provide financial statements, management's discussion and analysis and other relevant information for the Company, the Liberty Media Group and the TCI Group to all holders of TCI Group Common Stock and Liberty Media Group Common Stock, so long as the Liberty Media Group Common Stock is outstanding. The combined financial statements of each Group will principally reflect the combined financial position, results of operations and cash flows of the businesses included therein. However, each Group's financial information could also include allocated portions of the individual assets and liabilities that are not separately identified with the operations of a specific Group.

LIMITED SEPARATE STOCKHOLDER RIGHTS; EFFECTS ON VOTING POWER

  Under the Liberty Media Group Stock Proposal, holders of TCI Group Common Stock and Liberty Media Group Common Stock would not be provided any rights specifically related to their corresponding Groups or have any right to vote on matters as a separate class, other than (i) as set forth in the provisions relating to dividend and liquidation rights and requirements for mandatory dividend, redemption or conversion of Liberty Media Group Common Stock upon the disposition of all or substantially all of the properties and assets of the Liberty Media Group as described under "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Conversion and Redemption" and (ii) separate voting rights in limited circumstances as required by the DGCL. Separate meetings for the holders of TCI Group Common Stock or Liberty Media Group Common Stock would not be held.

  Under the Liberty Media Group Stock Proposal, holders of TCI Group Common Stock, Liberty Media Group Common Stock and any preferred stock having general voting rights would vote as one class on all matters coming before any meeting of stockholders and would not have any separate class voting rights except in limited circumstances as required by the DGCL. Under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment to a corporation's certificate of incorporation, whether or not entitled to vote on such amendment by the certificate of incorporation, if the amendment would alter or change the powers, preferences or special rights of such class so as to affect them adversely. For this purpose, if a proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote as a separate class on the amendment. Accordingly, following the redesignation, a proposed amendment the adverse effect of which on the powers, preferences or rights of the Series A TCI Group Common Stock does not differ from its adverse effect on the powers, preferences or rights of the Series B TCI Group Common Stock would not entitle either such series to vote as a class separately from the other series, notwithstanding that such amendment would have required separate votes of the Class A Common Stock and the Class B Common Stock if submitted for approval prior to the redesignation.

  Certain matters on which holders of TCI Group Common Stock and of Liberty Media Group Common Stock would vote together as a single class could involve a divergence or the appearance of a divergence of interests between the holders of TCI Group Common Stock and the holders of Liberty Media Group Common Stock. For example, the Amended Charter does not require that a merger or consolidation of the Company requiring the approval of the Company's stockholders be approved by a separate vote of holders of any series of Common Stock, and Delaware law requires such approval only in certain circumstances. As a result, if holders of any one or more series of the Company's Common Stock that possess the requisite voting power vote to approve the merger or consolidation, the merger or consolidation could be consummated even if the holders of a majority of some other series of Common Stock vote against the merger or consolidation. See "--Potential Divergence of Interests; No Specific Procedures for Resolution--Allocation of Proceeds of Mergers or Consolidations". Immediately following the Distribution, the combined voting power of the Series A TCI Group Common Stock and Series B TCI Group Common Stock would represent a majority of the voting power of all classes and series entitled to vote in the election of directors.

  If the Liberty Media Group Stock Proposal is approved by stockholders, the Series A Liberty Media Group Common Stock will have one vote per share and the Series B Liberty Media Group Common Stock will have ten votes per share. The Class A Common Stock and Class B Common Stock (redesignated as Series A TCI Group Common Stock and Series B TCI Group Common Stock, respectively) will continue to have one vote per share and ten votes per share, respectively. See "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Voting Rights".

POTENTIAL DIVERGENCE OF INTERESTS; NO SPECIFIC PROCEDURES FOR RESOLUTION

  The existence of the TCI Group Common Stock and the Liberty Media Group Common Stock may give rise to occasions when the interests of the holders of TCI Group Common Stock and the holders of Liberty Media Group Common Stock may diverge or appear to diverge. As further discussed below, examples include, among others, determinations by the Board of Directors to (i) convert each outstanding share of Liberty Media Group Common Stock into shares of TCI Group Common Stock, (ii) approve the disposition of all or substantially all of the properties and assets of the Liberty Media Group, (iii) allocate consideration to be received by holders of Common Stock in connection with a merger or consolidation involving the Company among holders of different series of Common Stock, (iv) allocate resources and financial support to or pursue business opportunities or operational strategies through one Group instead of the other Group, (v) if and to the extent there is an Inter-Group Interest, allocate the proceeds of issuances of Liberty Media Group Common Stock either to the TCI Group in respect of a reduction in the Inter-Group Interest or to the equity of the Liberty Media Group, (vi) pay or omit dividends on TCI Group Common Stock or Liberty Media Group Common Stock or (vii) approve transactions involving the transfer of funds or assets from one Group to the other or make other operational or financial decisions with respect to one Group that could be considered to be detrimental to the other Group. Other than as described under "The Liberty Media Group Stock Proposal--Management and Allocation Policies", no specific procedures have been adopted for consideration of matters involving a divergence of interests between the holders of TCI Group Common Stock and Liberty Media Group Common Stock. Rather than develop additional specific procedures in advance, the Board of Directors intends to exercise its judgment from time to time, depending on the circumstances, as to how best to obtain information regarding the divergence (or potential divergence) of interests, under what circumstances to seek the assistance of outside advisers, whether a committee of the Board of Directors should be appointed to address the matter and how to assess which available alternative is in the best interests of the Company and all of its stockholders. The Board of Directors believes the advantages of retaining flexibility in determining how best to fulfill its responsibilities in such circumstances as they may arise outweigh any perceived advantages from adopting additional specific procedures in advance.

 OPTIONAL CONVERSION OF LIBERTY MEDIA GROUP COMMON STOCK INTO TCI GROUP COMMON STOCK

  The Board of Directors may determine to convert each outstanding share of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock and each outstanding share of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock, in each case determined based upon the ratio of the value (as determined on the basis of appraisals performed by investment banking firms) of one share of Liberty Media Group Common Stock to the average Market Value over the 20-trading day period prior to the date such appraisal process is initiated of one share of Series A TCI Group Common Stock. Such a conversion could be effected at any time, including at a time when the value of one share of Liberty Media Group Common Stock determined by appraisal differs significantly from the market value of the Liberty Media Group Common Stock reflected in the trading markets, or at a time when the Market Value of the TCI Group Common Stock used in the determination of the conversion ratio reflects what might be considered an overvaluation or undervaluation. Basing the conversion ratio on an appraised value determination for the Liberty Media Group Common Stock and a trading market valuation for the TCI Group Common Stock could result in the conversion ratio being significantly different from that which would have resulted if the same measure were used for the valuation of both the TCI Group Common Stock and the Liberty Media Group Common Stock. For example, a conversion could be considered dilutive of the interests of the holders of the TCI Group Common Stock if the Market Value of the TCI Group Common Stock is less than the valuation of the TCI Group Common Stock that would have resulted if a similar appraisal procedure to that used in the determination of the value of the Liberty Media Group Common Stock were used. Such a conversion would also have the effect of precluding holders of Liberty Media Group Common Stock from retaining their investment in a security intended to reflect separately the business of the Liberty Media Group.

 DISPOSITION OF GROUP ASSETS

  As long as the assets of a Group continue to represent less than substantially all of the properties and assets of the Company, the Board of Directors may approve sales and other dispositions of any amount of the properties and assets of such Group without stockholder approval, because under the DGCL and the Amended Charter stockholder approval is required only for a sale or other disposition of all or substantially all of the properties and assets of the entire Company. The Amended Charter, however, contains provisions which, in the event of a Disposition of all or substantially all of the properties and assets of the Liberty Media Group in one transaction or a series of related transactions, other than in a transaction in which the Company receives primarily equity securities of an entity engaged or proposing to engage primarily in a similar or complementary business, and other than in connection with the disposition of all or substantially all of the assets of the entire Company, require the Company, at its option, either to (i) distribute by dividend or redemption to the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock an amount in cash and/or securities or other property equal to their proportionate interest in the Net Proceeds of such disposition or (ii) convert outstanding shares of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock and outstanding shares of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock, such conversion in each case to be at a 10% premium. The provisions of the Amended Charter do not require the Board of Directors to select the option which would result in the distribution with the highest value to the holders of the Liberty Media Group Common Stock or with the smallest effect on the TCI Group Common Stock. The Amended Charter does not require the Company to take such actions upon sales or other dispositions of less than substantially all of the properties and assets of the Liberty Media Group or upon two or more unrelated sales or other dispositions which together constitute the sale of substantially all of the properties and assets of the Liberty Media Group. In addition, the Amended Charter does not contain comparable provisions relating to a disposition of all or substantially all of the properties and assets of the TCI Group. See "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Conversion and Redemption". The appropriate disposition of proceeds in the latter case would be subject to determination by the Board of Directors in accordance with the Amended Charter, approved allocation policies and in the exercise of its fiduciary duties. See "--Fiduciary Duties of the Board of Directors are to All Stockholders Regardless of Class or Series".

 ALLOCATION OF PROCEEDS OF MERGERS OR CONSOLIDATIONS

  The Amended Charter does not contain any provisions governing how consideration to be received by the Company's stockholders in connection with a merger or consolidation involving the Company (in which the Common Stock is to be converted into other securities, cash or other property) is to be allocated among holders of the TCI Group Common Stock and the Liberty Media Group Common Stock. In any such merger or consolidation, the allocation of consideration would be determined by the Board of Directors. See "--Limited Separate Stockholder Rights; Effects on Voting Power".

 ALLOCATION OF RESOURCES AND FINANCIAL SUPPORT; PURSUIT OF BUSINESS OPPORTUNITIES OR OPERATIONAL STRATEGIES

  The Board of Directors could from time to time allocate resources and financial support to or pursue business opportunities or operational strategies through one Group instead of the other Group. The decision to allocate resources and financial support to one Group may adversely affect the ability of the other Group to obtain funds sufficient to implement its business strategies. Because both the Liberty Media Group and the TCI Group (through International) have significant interests in entities which provide programming services to markets outside the United States, and also have business strategies which anticipate expansion into international markets, it is likely that the Board of Directors of the Company will be presented with opportunities which could be pursued through either the TCI Group (through International) or the Liberty Media Group, or jointly through both Groups. See "The Liberty Media Group Stock Proposal--Management and Allocation Policies".

 ALLOCATION OF PROCEEDS UPON ISSUANCE OF LIBERTY MEDIA GROUP COMMON STOCK

  If and to the extent there is an Inter-Group Interest at the time of any sale of shares of Liberty Media Group Common Stock, the Board of Directors would determine the allocation of the proceeds of such sale between the TCI Group and the Liberty Media Group. In such case, the Board of Directors could allocate 100% of the net proceeds of the sale of Liberty Media Group Common Stock to the TCI Group or to the Liberty Media Group, and such net proceeds would be reflected entirely on the combined financial statements of the Group to which such proceeds were allocated. Any such allocation of net proceeds to the TCI Group would reduce the Inter-Group Interest.

 NO ASSURANCE OF PAYMENT OF DIVIDENDS

  The Company has never paid cash dividends on its Class A Common Stock or Class B Common Stock. If the Liberty Media Group Stock Proposal is approved, the Board of Directors does not currently intend to pay cash dividends on the TCI Group Common Stock or the Liberty Media Group Common Stock. Any dividends on the TCI Group Common Stock and the Liberty Media Group Common Stock which may be declared by the Board of Directors will be payable out of the lesser of
(i) the funds of the Company legally available for such purpose, which are determined on the basis of the entire Company, and (ii) the TCI Group Available Dividend Amount and the Liberty Media Group Available Dividend Amount, respectively. Such dividends are further subject to the prior payment of dividends on outstanding shares of any class or series of capital stock of the Company with preferential dividend provisions. Any net losses of the Company (without regard to whether such losses arose from any specific Group), and any dividends or distributions on, or repurchases of, the TCI Group Common Stock or the Liberty Media Group Common Stock, and dividends on, and certain repurchases of, preferred stock, will reduce the funds of the Company legally available for payment of dividends on both the TCI Group Common Stock and the Liberty Media Group Common Stock. Subject to limitations of the DGCL and the Amended Charter, the Board of Directors may declare and pay dividends on TCI Group Common Stock and Liberty Media Group Common Stock in equal or unequal amounts, or may decide not to declare and pay such dividends, notwithstanding the relationship between the TCI Group Available Dividend Amount and the Liberty Media Group Available Dividend Amount, the respective amounts of prior dividends paid on, or liquidation rights of, the TCI Group Common Stock or the Liberty Media Group Common Stock or any other factor. See "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Dividends" and""--Dividend Policy".

 OPERATIONAL AND FINANCIAL DECISIONS

  The Board of Directors could from time to time make operational and financial decisions that affect the Groups disproportionately, such as transfers of funds or assets between Groups, the allocation of funds for capital expenditures, the determination to expand into new areas and the allocation of resources and personnel that may be suitable for more than one Group. The decision to provide funds to one Group may adversely affect the ability of the other Group to obtain funds sufficient to implement its business strategies. For further discussion of potential divergence of interests arising from financial decisions, see "--Transfer of Funds between Groups; Equity Contributions from the TCI Group."

FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS ARE TO ALL STOCKHOLDERS REGARDLESS OF CLASS OR SERIES

  Under Delaware law, the Board of Directors has a duty to act with due care and in the best interests of all the Company's stockholders, including the holders of TCI Group Common Stock and Liberty Media Group Common Stock. The existence of the TCI Group Common Stock and the Liberty Media Group Common Stock may give rise to occasions when the interests of the holders of TCI Group Common Stock and Liberty Media Group Common Stock may diverge or appear to diverge. See "--Potential Divergence of Interests; No Specific Procedures for Resolution". The Board of Directors will address and resolve any issues involving material divergence of interests between the holders of TCI Group Common Stock and Liberty Media Group Common Stock.

  Although the Company is not aware of any precedent concerning the manner in which principles of Delaware law would be applied in the context of a capital structure involving multiple classes or series of capital stock the rights of which include terms designed to reflect the separate performance of specified businesses, principles of Delaware law provide that a board of directors must act in accordance with its good faith business judgment of the corporation's best interests, taking into consideration the interests of all stockholders regardless of class or series. Under these principles of Delaware law and the "business judgment rule", a good faith determination made by a disinterested and adequately informed Board of Directors with respect to any matter having a disparate impact upon the holders of TCI Group Common Stock and the holders of Liberty Media Group Common Stock would be a defense to any challenge to such determination made by or on behalf of any of such groups of holders. Nevertheless, a Delaware court hearing a case involving such a challenge may decide to apply principles of Delaware law other than those discussed above, or may fashion new principles of Delaware law, in order to decide such a case, which would be a case of first impression. There may arise circumstances involving a divergence of interests in which the Board of Directors is held to have properly discharged its responsibilities to act with due care and in the best interests of the Company and all of its stockholders, but in which holders of either the TCI Group Common Stock or the Liberty Media Group Common Stock consider themselves to be disadvantaged relative to the other series. In such a case, such holders would not have any other remedy under Delaware law with respect to the circumstances giving rise to the divergence of interests.

  Disproportionate ownership interests of members of the Board of Directors in the TCI Group Common Stock and the Liberty Media Group Common Stock or disparate values of the TCI Group Common Stock and the Liberty Media Group Common Stock could create or appear to create potential conflicts of interest when directors are faced with decisions that could have different implications for different series. See""--Potential Divergence of Interests; No Specific Procedures for Resolution". Nevertheless, the Company believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of TCI Group Common Stock and Liberty Media Group Common Stock were disproportionate or had disparate values.

TRANSFER OF FUNDS BETWEEN GROUPS; EQUITY CONTRIBUTIONS FROM THE TCI GROUP

  If the Liberty Media Group Stock Proposal is approved by stockholders, all debt incurred or preferred stock issued by the Company and its subsidiaries following the Distribution would be specifically attributed to and reflected on the combined financial statements of the Group that includes the entity which incurred the debt or issued the preferred stock. The Board of Directors could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected on the combined financial statements of the other Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group.

  To the extent cash needs of the Liberty Media Group exceed cash provided by the Liberty Media Group, the TCI Group may transfer funds to the Liberty Media Group. Conversely, to the extent cash provided by the Liberty Media Group exceeds cash needs of the Liberty Media Group, the Liberty Media Group may transfer funds to the TCI Group. The TCI Group will initially provide centralized cash management functions under which cash receipts of certain entities included in the Liberty Media Group are remitted to the TCI Group and certain cash disbursements of the Liberty Media Group will be funded by the TCI Group on a daily basis. Such transfers of funds between the TCI Group and the Liberty Media Group will be reflected as borrowings or, if determined by the Board of Directors, in the case of a transfer from the TCI Group to the Liberty Media Group, reflected as the creation of, or an increase in any then-existing, Inter-Group Interest or, in the case of a transfer from the Liberty Media Group to the TCI Group, reflected as a reduction in any Inter-Group Interest. There are no specific criteria for determining when a transfer will be reflected as a borrowing or as an increase or reduction in any Inter-Group Interest. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Generally, it is expected that entities included in the Liberty Media Group will seek their own long-term debt financing.

  Loans from one Group to the other Group would bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board of Directors. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

  Although the creation of or any increase in an Inter-Group Interest resulting from an equity contribution by the TCI Group to the Liberty Media Group or any decrease in the Inter-Group Interest resulting from a transfer of funds from the Liberty Media Group to the TCI Group would be determined by reference to the Market Value of the Series A Liberty Media Group Common Stock as of the date of such transfer, such an increase could occur at a time when such shares could be considered undervalued and such a decrease could occur at a time when such shares could be considered overvalued.

MANAGEMENT AND ALLOCATION POLICIES SUBJECT TO CHANGE

  The Board of Directors has adopted certain management and allocation policies described herein with respect to cash management, corporate expenses, allocation of assets and liabilities and inter-Group transactions, any and all of which could be modified or rescinded by the Board of Directors, in its sole discretion, without the approval of stockholders, although there is no present intention to do so. The Board of Directors could also adopt additional policies depending upon the circumstances. Any determination to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of TCI Group Common Stock or Liberty Media Group Common Stock, would be made by the Board of Directors as set forth under "--Fiduciary Duties of the Board of Directors are to All Stockholders Regardless of Class or Series". See "The Liberty Media Group Stock Proposal-- Management and Allocation Policies".

NO ASSURANCE AS TO MARKET PRICE

  Because there has been no prior market for the Liberty Media Group Common Stock, there can be no assurance as to the market price of the Liberty Media Group Common Stock following the Distribution. Moreover, it is not possible to predict the impact of the issuance of the Liberty Media Group Common Stock pursuant to the Distribution on the market price of the Company's existing Class A Common Stock and Class B Common Stock (to be redesignated Series A TCI Group Common Stock and Series B TCI Group Common Stock) and, accordingly, there can be no assurance that the combined market values of the TCI Group Common Stock and the Liberty Media Group Common Stock held by a stockholder after the Distribution will equal or exceed the market value of the Company's existing Class A Common Stock and Class B Common Stock held by such stockholder prior to the Distribution. See "Proxy Statement/Prospectus Summary--Price Range of Class A Common Stock and Class B Common Stock".

  The market prices of the TCI Group Common Stock and the Liberty Media Group Common Stock after the Distribution would be determined in the trading markets and could be influenced by many factors, including the consolidated results of the Company, as well as the respective performances of the Groups, investors' expectations for the Groups, trading volumes, regulatory environment and general economic and market conditions. There can be no assurance as to the extent to which investors would assign values to the TCI Group Common Stock and the Liberty Media Group Common Stock based on the reported financial results or other measures of performance or prospects of the relevant businesses. Financial effects of the Groups that affect the Company's consolidated results of operations or financial condition could affect the market prices of the TCI Group Common Stock and the Liberty Media Group Common Stock. In addition, the Company cannot predict the impact on the market price of the TCI Group Common Stock or the Liberty Media Group Common Stock of certain terms of such securities, such as basing the consideration to be paid if all or substantially all of the properties and assets of the Liberty Media Group are sold in a Disposition on the Net Proceeds of such Disposition, the ability of the Company to convert shares of Liberty Media Group Common Stock into TCI Group Common Stock at a conversion ratio based on an appraised value determination for the Liberty Media Group Common Stock and a trading market valuation for the TCI Group Common Stock or the discretion of the Board of Directors to make various other determinations with respect to the Groups and the TCI Group Common Stock and Liberty Media Group Common Stock. There is no assurance that the Series A Liberty Media Group Common Stock will be included in any stock market index in which the Company's existing Class A Common Stock is now included, or that the redesignated Series A TCI Group Common Stock will continue to be included in such index. Not being included in an index could adversely affect demand for the Liberty Media Group Common Stock or the TCI Group Common Stock and, consequently, the market price thereof.

POTENTIAL CONVERSION OF LIBERTY MEDIA GROUP COMMON STOCK

  The Liberty Media Group Stock Proposal will permit the conversion, solely at the Company's option, of all of the outstanding shares of Liberty Media Group Common Stock into TCI Group Common Stock upon the terms described under "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Conversion and Redemption". The Company cannot predict the impact on the market prices of the TCI Group Common Stock or the Liberty Media Group Common Stock of its ability to effect any such conversion or the effect, if any, that the exercise by the Company of this conversion right would have on the market price of the TCI Group Common Stock or the Liberty Media Group Common Stock prevailing at such time. See "--Potential Divergence of Interests; No Specific Procedures for Resolution--Optional Conversion of Liberty Media Group Common Stock into TCI Group Common Stock".
POTENTIAL EFFECTS OF POSSIBLE DISPOSITION OF ASSETS OF THE LIBERTY MEDIA GROUP

  The terms of the Liberty Media Group Common Stock provide that if the Company were to dispose of all or substantially all of the properties and assets of the Liberty Media Group, other than in a transaction in which the Company receives primarily equity securities of an entity engaged or proposing to engage primarily in a similar or complementary business and other than in connection with the disposition of all or substantially all of the assets of the Company, the Company would be required, at its option, either to (i) distribute to holders of Liberty Media Group Common Stock an amount equal to their proportionate interest in the Net Proceeds of such Disposition, either by special dividend or by redemption of all or part of the outstanding shares of Liberty Media Group Common Stock or (ii) convert outstanding shares of Liberty Media Group Common Stock into shares of the corresponding series of TCI Group Common Stock at a conversion ratio based on 110% of the average daily ratio of the Market Value of a share of Series A Liberty Media Group Common Stock to the Market Value of a share of Series A TCI Group Common Stock over a specified period following such Disposition. "Net Proceeds" means the proceeds of such Disposition after payment of or provision for certain specified costs, including taxes to be paid by the Company in respect of the Disposition or such dividend or redemption, transaction costs and liabilities and other obligations (including obligations in respect of preferred stock) attributed to the Liberty Media Group. If the Liberty Media Group were a separate independent company and its shares were acquired by another person, certain of those costs, including corporate level taxes, might not be payable in connection with such an acquisition. As a result, the consideration that would be received by stockholders of such a separate independent company in connection with such a stock acquisition might be greater than the Net Proceeds that would be received by holders of Liberty Media Group Common Stock if all or substantially all of the properties and assets of the Liberty Media Group were sold. In addition, no assurance can be given that the Net Proceeds per share of Liberty Media Group Common Stock to be received in connection with a Disposition of all or substantially all of the properties and assets of the Liberty Media Group will be equal to or more than the market value per share of Liberty Media Group Common Stock prior to or after announcement of such Disposition. See "-- Potential Conversion of Liberty Media Group Common Stock" and "--No Assurance as to Market Price" above and "The Liberty Media Group Stock Proposal-- Description of TCI Group Common Stock and Liberty Media Group Common Stock-- Conversion and Redemption".

POTENTIAL DILUTION FROM ISSUANCES OF LIBERTY MEDIA GROUP COMMON STOCK UPON CONVERSION OF SECURITIES OUTSTANDING AT TIME OF DISTRIBUTION

  After the Distribution, existing preferred stock and debt securities of the Company that are convertible into or exchangeable for shares of Class A Common Stock will, as a result of the operation of antidilution provisions, be adjusted so that there will be delivered upon their conversion or exchange (in addition to the same number of shares of redesignated Series A TCI Group Common Stock as were theretofore issuable thereunder) the number of shares of Series A Liberty Media Group Common Stock that would have been issuable in the Distribution with respect to the Class A Common Stock issuable upon conversion or exchange had such conversion or exchange occurred prior to the record date for the Distribution. Options to purchase Class A Common Stock outstanding at the time of the Distribution will be adjusted by issuing to the holders of such options separate options to purchase that number of shares of Series A Liberty Media Group Common Stock which the holder would have been entitled to receive had the holder exercised such option to purchase Class A Common Stock prior to the record date for the Distribution and reallocating a portion of the aggregate exercise price of the previously outstanding options to the newly issued options to purchase Series

A Liberty Media Group Common Stock. Such convertible or exchangeable preferred stock and debt securities and options outstanding on the record date for the Distribution are referred to as "Pre-Distribution Convertible Securities". The issuance of shares of Series A Liberty Media Group Common Stock upon such conversion, exercise or exchange of Pre-Distribution Convertible Securities will not result in any transfer of funds or other assets from the TCI Group to the Liberty Media Group, or a reduction in any Inter-Group Interest that then may exist, in consideration of such issuance. In the case of the exercise of Pre-Distribution Convertible Securities consisting of options to purchase Series A Liberty Media Group Common Stock, the proceeds received upon the exercise of such options will be attributed to the Liberty Media Group.

  If Pre-Distribution Convertible Securities remain outstanding at the time of any redemption of all outstanding shares of Liberty Media Group Common Stock following the disposition of all (not merely substantially all) of the properties and assets of the Liberty Media Group (see "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Conversion and Redemption--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock"), the proportionate interest in the Net Proceeds of the Disposition to be distributed to the holders of Liberty Media Group Common Stock will be determined on the basis of the Adjusted Outstanding Interest Fraction, which will result in the allocation to the TCI Group of a portion of such Net Proceeds, in addition to the portion attributable to any Inter-Group Interest, sufficient to provide for the delivery of the portion of the consideration (if any) deliverable by the Company on any post-redemption conversion, exercise or exchange of Pre-Distribution Convertible Securities that is in substitution for shares of Liberty Media Group Common Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to the redemption. Likewise, if Pre-Distribution Convertible Securities remain outstanding at the time of any redemption of all the outstanding shares of Liberty Media Group Common Stock in exchange for stock of any one or more wholly-owned subsidiaries of the Company which hold all of the assets and liabilities of the Liberty Media Group (see "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Conversion and Redemption--Redemption in Exchange for Stock of Subsidiary"), the number of shares of such subsidiaries deliverable in redemption of the outstanding shares of Liberty Media Group Common Stock will be determined on the basis of the Adjusted Outstanding Interest Fraction, resulting in the allocation to the TCI Group of a portion of the shares of such subsidiaries, in addition to the number of shares so allocated in respect of any Inter-Group Interest, sufficient to provide for the delivery of the portion of the consideration (if any) deliverable by the Company upon any post-redemption conversion, exercise or exchange of Pre-Distribution Convertible Securities that is in substitution for shares of Liberty Media Group Common Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to such redemption. If Pre-Distribution Convertible Securities remain outstanding at the time of any conversion at the option of the Company of all outstanding shares of Liberty Media Group Common Stock into TCI Group Common Stock (see "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Conversion and Redemption--Conversion at the Option of the Company"), the determination of the value (as determined on the basis of appraisals performed by investment banking firms) of one share of Liberty Media Group Common Stock used in calculating the conversion ratio will be made on a basis that assumes conversion, exercise or exchange of all Pre-Distribution Convertible Securities and any corresponding increase in the net assets of the Liberty Media Group resulting from the payment by a holder of Pre-Distribution Convertible Securities of any applicable exercise price or an increase in net assets caused by a corresponding reduction of indebtedness or obligation in respect of preferred stock as a result of such conversion or exercise.

  As of the date of this Proxy Statement/Prospectus, the Company has outstanding preferred stock and debt securities convertible into or exchangeable for 55,763,474 shares of Class A Common Stock and options to purchase 12,757,328 shares of Class A Common Stock (excluding shares issuable upon conversion of convertible securities of the Company held by subsidiaries of the Company). Such preferred stock and debt securities will, as a result of the adjustments made to give effect to the Distribution, be convertible into or exchangeable for 13,940,868 shares of Series A Liberty Media Group Common Stock (in addition to a number of shares of redesignated Series A TCI Group Common Stock equal to the number of shares of Class A

Common Stock into or for which they were previously convertible or exchangeable) and the adjustments made with respect to such outstanding options will result in the issuance of separate options to acquire 3,189,332 shares of Series A Liberty Media Group Common Stock. In addition, options to purchase 300,000 shares of Class A Common Stock have been granted under the Director Stock Option Plan, subject to stockholder approval of such plan at the Annual Meeting. The Distribution would result in the issuance of options under the Director Stock Option Plan covering 75,000 shares of Series A Liberty Media Group Common Stock.

POTENTIAL DILUTION FROM ISSUANCES OF LIBERTY MEDIA GROUP COMMON STOCK PURSUANT TO EXISTING ACQUISITION AGREEMENTS

  Prior to the date of this Proxy Statement/Prospectus, the Company has entered into agreements with respect to several acquisitions in which all or part of the consideration payable is to consist of Class A Common Stock or other securities which are convertible into or exchangeable for Class A Common Stock. In connection with the negotiation of certain of these acquisitions, the Company agreed that it would issue both TCI Group Common Stock and Liberty Media Group Common Stock (or other securities convertible into or exchangeable for TCI Group Common Stock and Liberty Media Group Common Stock) to the selling parties upon consummation of such transactions if such transactions are consummated subsequent to the record date for the Distribution, notwithstanding that the acquisition relates to assets or properties which may not be attributable to the Liberty Media Group. In addition, the Company is in the process of negotiating certain other acquisition transactions in which all or part of the consideration payable may consist of Class A Common Stock or other securities which are convertible into or exchangeable for Class A Common Stock. In the event the Company enters into agreements in respect of these acquisitions prior to the record date for the Distribution, the Company intends to issue both TCI Group Common Stock and Liberty Media Group Common Stock in satisfaction of its obligation to issue Class A Common Stock in connection with the consummation of such transactions. In all such cases, the Company intends to treat its obligation to so issue shares of Series A Liberty Media Group Common Stock (the "Committed Acquisition Shares") to the selling parties or upon the conversion, exercise or exchange of any convertible securities issued in connection with such acquisitions in a manner similar to its obligation to deliver Liberty Media Group Common Stock upon the conversion, exercise or exchange of Pre-Distribution Convertible Securities.

  As a result, the issuance of Committed Acquisition Shares upon the consummation of these transactions will not result in any transfer of funds or other assets from the TCI Group to the Liberty Media Group or a reduction in any Inter-Group Interest that may then exist in consideration of such issuance, and would be dilutive to the interests of the holders of Liberty Media Group Common Stock.

  The number of Committed Acquisition Shares issuable in these transactions cannot be determined, in part because the number of shares issuable may be dependent upon the market prices of the TCI Group Common Stock and the Liberty Media Group Common Stock at or about the time of the consummation of such transaction. Based, however, on the current trading market values of the Class A Common Stock, the Company anticipates that the aggregate number of Committed Acquisition Shares issuable in such transactions would not exceed 10 million shares of Series A Liberty Media Group Common Stock.

  If (a) a redemption of all outstanding shares of Liberty Media Group Common Stock in connection with a disposition of all (not merely substantially all) of the properties and assets of the Liberty Media Group or in exchange for stock of one or more subsidiaries holding all the assets and liabilities of the Liberty Media Group or (b) a conversion at the option of the Company of all outstanding shares of Liberty Media Group Common Stock into TCI Group Common Stock occurs while there remain unconsummated one or more transactions in which Committed Acquisition Shares may be issuable, the Committed Acquisition Shares which remain so issuable will be taken into account in a manner similar to Pre-Disposition Convertible Securities as described in the second paragraph under the caption "--Potential Dilution from Issuances of Liberty Media Group Common Stock upon Conversion of Securities Outstanding at Time of Distribution". See "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Conversion and Redemption--Mandatory Dividend, Redemption or

Conversion of Liberty Media Group Common Stock", "--Redemption in Exchange for Stock of Subsidiary" and "--Conversion at the Option of the Company". LIMITATIONS ON POTENTIAL ACQUISITION OF A GROUP


  If each Group were a separate publicly held corporation, any person interested in acquiring such corporation without negotiation with management could seek control of the outstanding stock of such corporation by means of a tender offer or proxy contest. Although adoption of the Liberty Media Group Stock Proposal would authorize issuance of the Liberty Media Group Common Stock with economic terms designed to reflect the separate performance of the Liberty Media Group, a person interested in acquiring only one Group without negotiation with the Company's management would still be required to seek control of the voting power represented by all of the outstanding capital stock of the Company, including the TCI Group Common Stock and the Liberty Media Group Common Stock. See "The Liberty Media Group Stock Proposal--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Voting Rights".

ABSENCE OF APPROVAL RIGHTS WITH RESPECT TO FUTURE ISSUANCES OF AUTHORIZED
SHARES

  The authorized but unissued shares of capital stock would be available for issuance from time to time by the Company at the sole discretion of the Board of Directors for any proper corporate purpose. Such issuances could include shares of TCI Group Common Stock or Liberty Media Group Common Stock, as well as the issuance of such shares upon the conversion or exercise of securities of the Company that are convertible into or exercisable or exchangeable for such shares. The approval of the stockholders of the Company will not be sought by the Company for the issuance of authorized but unissued shares of TCI Group Common Stock or Liberty Media Group Common Stock (or the reissuance of previously issued shares that have been reacquired by the Company) or securities of the Company that are convertible into or exercisable or exchangeable for such shares, unless deemed advisable by the Board of Directors or required by applicable law, regulation or Nasdaq National Market requirements.

ANTI-TAKEOVER CONSIDERATIONS

  The DGCL, the Charter and the Company's Bylaws contain provisions which may serve to discourage or make more difficult a change in control of the Company without the support of the Board of Directors or without meeting various other conditions. The Company is subject to Section 203 of the DGCL, which, in general, prohibits a "business combination" between a corporation and an "interested stockholder" unless certain conditions are met. Charter and Bylaw provisions which may discourage or make more difficult a change in control of the Company include the requirement of a supermajority vote to approve specified actions, the authorization of the Company's Board of Directors to issue additional shares of Series Preferred Stock in one or more series and to fix and state the designations, powers, preferences, qualifications, limitations, restrictions and relative rights of the shares of each such series without further action by the Company's stockholders, certain procedures required in connection with the nomination of directors of the Company and the other provisions described under "Anti-Takeover Considerations". In addition, the existence of the Liberty Media Group Common Stock would present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. For example, a potential acquiror would have to take into consideration that holders of different series of Common Stock might be more or less receptive to the acquiror's proposal, that a tender offer would have to be structured so as to take into account different prices at which shares of the different series might be acquired, that a merger would require allocation of consideration among the different series of Common Stock and the effects of actions the Company might take such as causing a conversion of the Liberty Media Group Common Stock. The provisions of the DGCL, the Amended Charter and the Company's Bylaws and the existence of the Liberty Media Group Common Stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of the Company by delaying or preventing such change in control. See "Anti-Takeover Considerations".

                               THE ANNUAL MEETING

  This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock by the Board of Directors for use at the Annual Meeting.

TIME AND PLACE; PURPOSES

  The Annual Meeting will be held at the Hyatt Regency Tech Center, 7800 Tufts Avenue, Denver, Colorado, on August 3, 1995 starting at 10:00 a.m., local time. At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the election of three directors of the Company to hold office until their successors are elected and qualified, the Liberty Media Group Stock Proposal, the Increased Authorization Proposal, the Director Stock Option Plan Proposal and such other matters as may properly come before the Annual Meeting.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

  The Board of Directors has fixed the close of business on June 9, 1995 as the date for the determination of holders of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock entitled to notice of and to vote at the Annual Meeting. Only holders of record of shares of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Holders of record of the Class A Common Stock, the Class B Common Stock, the Class B Preferred Stock and the Series C Preferred Stock at the close of business on the Record Date are entitled to vote in the election of directors. Holders of record of the Class A Common Stock, the Class B Common Stock and the Series C Preferred Stock at the close of business on the Record Date are also entitled to vote upon the Liberty Media Group Stock Proposal, the Increased Authorization Proposal and the Director Stock Option Plan Proposal. At the close of business on the Record Date, there were 571,499,424 shares of Class A Common Stock outstanding and entitled to vote at the Annual Meeting held by 8,558 stockholders of record, 84,864,800 shares of Class B Common Stock outstanding and entitled to vote held by 662 stockholders of record, 1,620,026 shares of Class B Preferred Stock outstanding and entitled to vote held by 169 stockholders of record and 70,559 shares of Series C Preferred Stock outstanding and entitled to vote held by one stockholder of record. The number of holders includes record holders and individual participants in security position listings.

  The presence, in person or by proxy, of the holders of a majority of the combined voting power of the outstanding shares of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes of the shares of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock, represented in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class. The affirmative vote, in person or by proxy, of (i) the holders of record of at least 66 2/3% of the combined voting power of the shares of Class A Common Stock, Class B Common Stock and Series C Preferred Stock, voting together as a single class, (ii) the holders of record of a majority of the total number of shares of Class A Common Stock, voting as a separate class, and (iii) the holders of record of a majority of the total number of shares of Class B Common Stock, voting as a separate class, in each case issued and outstanding on the Record Date, is required to approve the Liberty Media Group Stock Proposal. The affirmative vote, in person or by proxy, of the holders of record of at least 66 2/3% of the combined voting power of the shares of Class A Common Stock, Class B Common Stock and Series C Preferred Stock issued and outstanding on the Record Date, voting together as a single class, is required to approve the Increased Authorization Proposal. The affirmative vote of a majority of the combined voting power and a majority of the combined number of the shares of the Class A Common Stock, Class B Common Stock and Series C Preferred Stock represented in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class, is required to approve the Director Stock Option Plan Proposal. Each holder of record as of the Record Date of (i) Class A Common Stock is entitled to cast one vote per share, (ii) Class B Common Stock is entitled to cast ten votes per share, (iii) Class B Preferred Stock is entitled to cast one vote per share and (iv) Series C Preferred Stock is entitled to cast 100 votes per share, on each matter on which holders of shares of such class or series are entitled to vote at the Annual Meeting.

  The directors and officers of the Company as of the Record Date owned 6,084,075 outstanding shares of the Class A Common Stock, 63,601,807 outstanding shares of the Class B Common Stock, 438,884 outstanding shares of Class B Preferred Stock and no shares of Series C Preferred Stock. Of such shares,

John C. Malone, the President and Chief Executive Officer of the Company, owns 25,447,083 shares of the Class B Common Stock and 306,000 shares of the Class B Preferred Stock, of which 3,120,000 shares of Class B Common Stock and 40,000 shares of Class B Preferred Stock are subject to a repurchase right by the Company and certain voting restrictions and, in accordance therewith, will be voted at the Annual Meeting in the same proportions as votes represented by all other shares are cast with respect to each proposal to be voted upon at the Annual Meeting. The directors and officers of the Company have informed the Company that they intend to vote their shares (exclusive of the Restricted Voting Shares) in favor of the slate of directors to which this solicitation relates, the Liberty Media Group Stock Proposal, the Increased Authorization Proposal and the Director Stock Option Plan Proposal. Such shares represent approximately 42.78% of the total voting power of the Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock, 42.80% of the total voting power of the Class A Common Stock, Class B Common Stock and Series C Preferred Stock, 1.07% of the total number of the outstanding shares of Class A Common Stock, 71.27% of the total number of the outstanding shares of Class B Common Stock and 10.14% of the total number of the outstanding shares of Class A Common Stock, Class B Common Stock and Series C Preferred Stock (exclusive of the Restricted Voting Shares).

PROXIES

  All shares of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock represented by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the three nominees listed under "Election of Directors" below, FOR the Liberty Media Group Stock Proposal, FOR the Increased Authorization Proposal and FOR the Director Stock Option Plan Proposal. So far as the Company's Board of Directors is aware, the election of the three nominees as directors, the Liberty Media Group Stock Proposal, the Increased Authorization Proposal and the Director Stock Option Plan Proposal are the only matters to be acted upon at the Annual Meeting. As to any other matter which may properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote thereon in accordance with their best judgment. A properly executed proxy marked "ABSTAIN", although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power represented and entitled to vote at the Annual Meeting, will not be voted and, therefore, except in the case of the election of directors, will have the same effect as a vote cast against the matter to which such instruction is indicated. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will also be counted for purposes of determining whether there is a quorum at the Annual Meeting, and, with respect to the Liberty Media Group Stock Proposal and the Increased Authorization Proposal, will have the same effect as a vote cast against such proposals and, with respect to the other matters, will be deemed shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of shares represented and entitled to vote on such matter.

  A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

  The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram, in person or by other means. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable out-of-pocket expenses in connection therewith. The Company has retained Georgeson & Company Inc. to perform various proxy advisory, distribution and solicitation services. The fee of Georgeson & Company Inc. is currently estimated to be approximately $10,000 plus reimbursement of out-of-pocket expenses.

                             ELECTION OF DIRECTORS

  The persons named in the accompanying proxy will vote for the election of three directors, with the term of office of each to continue until the 1998 annual meeting of stockholders or until his successor shall have been duly elected and qualified, unless authority to vote is withheld. John W. Gallivan, Jerome H. Kern and Bob Magness are the three nominees for election as directors of the Company, and the Company is informed that these nominees are willing to serve as directors. However, if any such nominee should decline or shall become unable to serve as a director for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors, or, if none is so designated prior to the election, votes will be cast according to the judgment in such matters of the person or persons voting the proxy. Messrs. Gallivan, Kern and Magness are each incumbent directors.

  The following lists the three nominees for election as directors of the Company and the six directors of the Company whose term of office will continue after the Annual Meeting, including the birth date of each person, the positions with the Company or principal occupations of each person, certain other directorships held and the year each person became a director of the Company. The numbers of shares of Class A Common Stock, Class B Common Stock and Class B Preferred Stock owned beneficially by each such person as of May 1, 1995 are set forth in "Voting Securities and Principal Holders Thereof".

  DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES OF THE SHARES OF CLASS A COMMON STOCK, CLASS B COMMON STOCK, CLASS B PREFERRED STOCK AND SERIES C PREFERRED STOCK, REPRESENTED IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING, VOTING AS A SINGLE CLASS.

NOMINEES FOR ELECTION AS DIRECTORS

  BOB MAGNESS: Born June 3, 1924; Chairman of the Board of the Company since June of 1994 and of TCIC since 1973; TCIC director since 1968.

  JOHN W. GALLIVAN: Born June 28, 1915; director of the Company since June of 1994; Chairman of the Board of Kearns-Tribune Corporation, a newspaper publishing concern; also a director of Silver King Mining Company; TCIC director from 1980 to August of 1994.

  JEROME H. KERN: Born June 1, 1937; director of the Company since June of 1994; TCIC director from December of 1993 to August of 1994; also is a senior partner with the law firm of Baker & Botts, L.L.P., since September of 1992. Prior to joining Baker & Botts, L.L.P., was senior partner with the Law Offices of Jerome H. Kern from January 1, 1992 to September 1, 1992 and, prior to that, was a senior partner with the law firm of Shea & Gould from 1986 through December 31, 1991.

DIRECTORS WHOSE TERM EXPIRES IN 1996

  JOHN C. MALONE: Born March 7, 1941; director of the Company since June of 1994; Chief Executive Officer and President of TCI since January of 1994; Chief Executive Officer of TCIC from March of 1992 to October of 1994 and President of TCIC from 1973 to October of 1994; is President and a director of many of the Company's subsidiaries; also a director of Turner Broadcasting System, Inc., BET Holdings, Inc., and The Bank of New York; TCIC director since 1973.

  TONY COELHO: Born June 14, 1942; director of the Company since June of 1994; TCIC director from March of 1994 to August of 1994; also President and Chief Executive Officer of Wertheim Schroder Investment Services; Managing Director of Wertheim Schroder & Co., Incorporated; was formerly U.S. Representative from California from January 1979 through June 1989 and the Majority Whip of the U.S. House of Representatives from December 1986 through June 1989; also a director of Circus Circus Enterprises, Inc., ICF Kaiser International, Inc., Service Corporation International, Specialty Retail Group, Inc., Tanknology Environmental, Inc. and Crop Growers Corporation.

  ROBERT A. NAIFY: Born February 17, 1922; director of the Company since June of 1994; TCIC director from 1987 to August of 1994; also Co-Chairman, Co-Chief Executive Officer and a director of The Todd-AO Corporation.

DIRECTORS WHOSE TERM EXPIRES IN 1997

  DONNE F. FISHER: Born May 24, 1938; director of the Company since June of 1994; Executive Vice President and Treasurer of the Company since January of 1994; Executive Vice President of TCIC from December of 1991 to October of 1994; was previously Senior Vice President of TCIC since 1982 and Treasurer since 1970; also a director of General Communication, Inc.; TCIC director since 1980.

  KIM MAGNESS: Born May 17, 1952; director of the Company since June of 1994; TCIC director from 1985 to August of 1994; manages numerous personal and business investments, and is Chairman and President of a company developing liners for irrigation canals.

  R.E. TURNER: Born November 19, 1938; director of the Company since June of 1994; TCIC director from June of 1994 to August of 1994; also Chairman of the Board and President of Turner Broadcasting System, Inc. since 1970.

                     THE LIBERTY MEDIA GROUP STOCK PROPOSAL

GENERAL

  The stockholders of the Company are being asked to consider and approve the Liberty Media Group Stock Proposal, including adoption of the proposed amendments to the Company's Charter set forth in Appendix III-A hereto. The amendments would (a) provide for the Company's Common Stock to be divided into four series and for an increase of 825,000,000 in the number of authorized shares so that the Common Stock would consist of: (i) 750,000,000 newly authorized shares designated Series A Liberty Media Group Common Stock, (ii) 75,000,000 newly authorized shares designated Series B Liberty Media Group Common Stock, (iii) 1,100,000,000 shares designated Series A TCI Group Common Stock and (iv) 150,000,000 shares designated Series B TCI Group Common Stock and (b) establish the voting powers and relative, participating, optional and other special rights and qualifications, limitations and restrictions of the new series. The Series A TCI Group Common Stock and the Series B TCI Group Common Stock would be created by redesignation of the Company's previously authorized Class A Common Stock and Class B Common Stock, respectively. If both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved, the authorized shares of Series A TCI Group Common Stock would be increased from 1,100,000,000 to 1,750,000,000. See "The Increased Authorization Proposal".

  If the Liberty Media Group Stock Proposal is approved by stockholders, the Company anticipates filing with the Secretary of State of the State of Delaware a Certificate of Amendment to the Charter including the amendments substantially in the form set forth in Appendix III-A hereto (the "Certificate of Amendment"). It is currently anticipated that such filing will be made as promptly as practicable after the Annual Meeting.

  Subject to stockholder approval of the Liberty Media Group Stock Proposal, the Board of Directors has adopted resolutions declaring a distribution to holders of record of outstanding Class A Common Stock and Class B Common Stock at the close of business on the day following the date upon which the Certificate of Amendment has been filed with the Secretary of State of the State of Delaware and becomes effective, of one-fourth of one share of Series A Liberty Media Group Common Stock on each outstanding share of Class A Common Stock and one-fourth of one share of Series B Liberty Media Group Common Stock on each outstanding share of Class B Common Stock. The Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable in connection with the Distribution would be intended initially to represent 100% of the equity value of the Company attributable to the Liberty Media Group. In addition to the shares of Liberty Media Group Common Stock to be issued to the holders of outstanding shares of Common Stock, a number of shares of Series A Liberty Media Group Common Stock are being reserved for issuance upon the conversion, exercise or exchange subsequent to the record date for the Distribution of certain outstanding convertible securities and in connection with certain acquisitions which may be consummated after the record date for the Distribution. See "Risk Factors--Potential Dilution from

Issuances of Liberty Media Group Common Stock upon Conversion of Securities Outstanding at Time of Distribution" and "--Potential Dilution from Issuances of Liberty Media Group Common Stock Pursuant to Existing Acquisition Agreements". The distribution ratio described in this paragraph was determined by the Board of Directors in consultation with CS First Boston Corporation and Lehman Brothers Inc., the Company's financial advisors in connection with the Liberty Media Group Stock Proposal, and is based upon the desired initial trading range of the Liberty Media Group Common Stock and the equity value of the Company attributable to the Liberty Media Group. This equity value was established by taking into account the assets and liabilities to be assigned to the Liberty Media Group, the Liberty Media Group's recent historical financial performance relative to its competitors that are publicly traded and the current state of the markets for public offerings and other stock transactions.

  If the Liberty Media Group Stock Proposal is approved by the stockholders at the Annual Meeting, the Company anticipates that certificates representing Liberty Media Group Common Stock will be mailed promptly after the record date for the Distribution. At the time the Certificate of Amendment becomes effective, certificates formerly representing shares of Class A Common Stock and Class B Common Stock will be deemed to represent an equal number of shares of Series A TCI Group Common Stock and Series B TCI Group Common Stock, respectively. New certificates representing shares of Series A TCI Group Common Stock and Series B TCI Group Common Stock will be issued in replacement of certificates formerly representing shares of Class A Common Stock and Class B Common Stock as such certificates are received and canceled by the transfer agent as a result of trading activities or upon the request of the holders of such shares.

  Fractional shares of Liberty Media Group Common Stock will not be issued in connection with the Distribution. In connection with the determination of the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable to any holder of record pursuant to the Distribution (including any fractions of shares), the Company may aggregate the number of shares of Class A Common Stock and Class B Common Stock, respectively, held by such holder of record. If the number of shares of Liberty Media Group Common Stock to be issued to any holder of record of Class A Common Stock or Class B Common Stock includes a fraction of a whole share, the Company will pay to such holder of record the cash value of such fractional share within 60 trading days of the Distribution, based upon the average of the last reported sales prices of the Series A Liberty Media Group Common Stock on the Nasdaq National Market during the first ten trading days following the Distribution. Stockholders who own their stock beneficially through brokers or other nominees listed as holders of record will have their fractional shares handled according to the practices of such broker or nominee, which may result in such stockholders receiving a price that is higher or lower than the price paid by the Company to holders of record. If the necessary trading of Liberty Media Group Common Stock does not occur within 20 trading days after the Distribution, the Board of Directors will determine the fair value of a share of Liberty Media Group Common Stock and the amount to be paid in lieu of fractional shares.

  Following the Distribution, the Company may from time to time, by action of its Board of Directors, (i) offer shares of TCI Group Common Stock and Liberty Media Group Common Stock for cash in one or more public offerings, (ii) issue shares of TCI Group Common Stock and Liberty Media Group Common Stock as consideration for acquisitions or investments, (iii) issue shares of TCI Group Common Stock and Liberty Media Group Common Stock to employees of the Company pursuant to employee benefit plans or (iv) issue shares of TCI Group Common Stock and Liberty Media Group Common Stock for any other proper corporate purpose. So long as sufficient authorized shares are available, the timing, sequence, size and terms of such transactions would be determined by the Board of Directors, without further approval of the stockholders, unless deemed advisable by the Board of Directors or required by applicable law, regulation or Nasdaq National Market requirements.

  THE AFFIRMATIVE VOTE OF 66 2/3% OF THE COMBINED VOTING POWER OF SHARES OF THE CLASS A COMMON STOCK, CLASS B COMMON STOCK AND SERIES C PREFERRED STOCK, VOTING TOGETHER AS A SINGLE CLASS, A MAJORITY OF THE TOTAL NUMBER OF SHARES OF CLASS A COMMON STOCK, VOTING AS A SEPARATE CLASS, AND A MAJORITY OF THE TOTAL NUMBER OF SHARES OF CLASS B COMMON STOCK, VOTING AS A SEPARATE CLASS, IN EACH CASE ISSUED AND OUTSTANDING ON THE RECORD DATE, IS REQUIRED FOR APPROVAL OF THE LIBERTY MEDIA GROUP STOCK PROPOSAL.

BACKGROUND AND REASONS FOR THE LIBERTY MEDIA GROUP STOCK PROPOSAL

 LIBERTY MEDIA CORPORATION

  LMC was formed in connection with an exchange offer made to stockholders of Old TCI in 1991. At that time, numerous proposals were pending before Congress and the FCC relating to increased regulation of the cable television industry. Certain of these proposals contemplated imposing horizontal limits on the number of subscribers that could be served by cable systems in which a particular entity had an attributable ownership interest. Other proposals contemplated placing vertical limits on the ownership by cable system operators of interests in entities producing cable television programming, or imposing limitations on the programming decisions that cable operators, who also owned interests in cable programming entities, could make. Because Old TCI at that time had substantial interests in both cable television systems and cable programming producers, management of Old TCI believed that enactment or adoption of certain of such proposals, or variants thereof, could require divestiture by Old TCI of a significant portion of such interests, as well as materially limit Old TCI's opportunities for growth in cable-related areas in the future.

  Faced with these legislative and regulatory uncertainties, Old TCI's board of directors adopted a restructuring plan, through which Old TCI hoped to avoid or reduce the likelihood of forced divestitures of assets at some unknown time in the future by contributing selected assets to a new public company, LMC, in which Old TCI's stockholders would have the opportunity to participate. Because of its smaller size and the composition of its assets, the board of directors of Old TCI determined that LMC might have greater freedom than would be available to Old TCI under future legislation or regulations to pursue growth opportunities in the areas of producing cable television programming and providing cable television services.

  In order to implement this restructuring plan, in early 1991 Old TCI contributed to LMC (i) substantially all of Old TCI's interests in entities that produced programming for distribution on cable television (other than TBS and Discovery) and (ii) Old TCI's interests (consisting primarily of minority interests) in certain cable television operating companies. In exchange for the assets contributed by it, Old TCI received shares of several different classes and series of LMC's preferred stock. Thereafter, LMC effected exchange offers with the holders of each class of Old TCI's common stock and holders of certain options and convertible debt securities that were exercisable for or convertible into common stock by issuing to such holders rights to acquire shares of LMC common stock in exchange for shares of Old TCI's common stock. Upon consummation of these exchange offers, LMC commenced its separate existence as a public company.

  In selecting the assets to be contributed to LMC, management of Old TCI was mindful of the then-proposed legislation and regulations that would limit the ownership by cable system operators of interests in entities that produce cable television programming. Old TCI's decision to retain its interests in TBS and Discovery was based, among other things, on the large amount invested in such entities and the limited liquidity of such investments in light of provisions of stockholder and other agreements. In addition, because the services produced by TBS and Discovery were well established and widely distributed, and thus less susceptible to the practices with which the proposed cross-ownership rules were concerned, management of Old TCI considered it unlikely that Old TCI's continued ownership of such interests would be the subject of concern by legislators.

  In October 1992 the Cable Television Consumer Protection Act of 1992 (the "1992 Cable Act") was enacted. The 1992 Cable Act directed the FCC to issue regulations establishing horizontal limitations upon the number of subscribers which may be reached by a multiple system cable operator and vertical limitations upon the number of channels on a cable system which can be occupied by programmers in which the cable system operator has an attributable ownership interest. The FCC issued these regulations in September 1993. The effect of these regulations on Old TCI and LMC was twofold: First, because of the cross-ownership of securities between Old TCI and LMC and because certain directors of Old TCI were also directors of LMC, the regulations would require that Old TCI and LMC be considered together for purposes of determining compliance with the vertical and horizontal restrictions contained in the regulations. Second, despite the business of LMC being attributed to Old TCI, the combined Old TCI/LMC entity would fit within the limitations created by the regulations. Thus, the concerns which had caused Old TCI to implement the restructuring plan in 1991 had essentially been eliminated. The programming interests contributed to LMC had originally been acquired by Old TCI in order to promote business efficiencies and operational synergies; however, the separation from Old TCI of these programming interests as a result of the restructuring had, in management's view, created costs that could be avoided if the two companies were recombined and would also eliminate certain potential conflicts of interest and operational restraints that could result from the continued separation of Old TCI and LMC. As a result, management of Old TCI began to consider the possibility of re-combining the two companies. Formal negotiations were undertaken in October 1993 regarding such a combination. These negotiations ultimately led to the execution of a merger agreement between Old TCI and LMC, which culminated in the Old TCI/LMC Combination in August 1994.

 THE BUSINESS LINE RESTRUCTURING

  Following the Old TCI/LMC Combination, the Board of Directors of the Company determined to undertake the Business Line Restructuring and to restructure the Company's businesses into four separate business lines: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital. The Business Line Restructuring, which was accomplished by the transfer of certain assets among the subsidiaries of the Company, was intended to create a structure that would help the Company realize the management and organizational benefits anticipated in connection with the Old TCI/LMC Combination. The Business Line Restructuring enabled the Board of Directors to combine the businesses of Old TCI and LMC through the physical combination of related assets in a single division while at the same time taking advantage of certain management expertise in different areas of the cable television industry which was present in the management of Old TCI and LMC prior to the Old TCI/Liberty Merger. By dividing the Company's business into four distinct areas, the Board of Directors also determined that the Company should be able to benefit from the focused and entrepreneurial behavior which was more typical of a small company, while also maintaining the benefits of scale to which a large corporation such as the Company was ordinarily able to achieve. In considering the Business Line Restructuring, the Board of Directors determined that undertaking the Business Line Restructuring would not diminish any of the benefits anticipated to be obtained from the Old TCI/Liberty Combination. In addition, the Board of Directors determined that restructuring the Company into four distinct business lines would facilitate increased investor understanding of the different lines of business and enhance opportunities to finance the operations of each division separately, where appropriate, through financing tailored specifically to the capital needs of the division in question. In addition, the Board of Directors determined that the separation into divisions could encourage strategic partnering with other companies in that line of business.

  In the Business Line Restructuring, stock of certain indirect subsidiaries was acquired by the Company from certain other subsidiaries and then transferred by the Company to existing or newly created subsidiaries as capital contributions. The consideration used in such transactions was shares of Class A Common Stock and/or the Company's Redeemable Convertible Preferred Stock, Series E (the "Series E Preferred Stock"). See "--Issuance of Series F Preferred Stock". In the Business Line Restructuring, TCIC transferred stock of its subsidiaries that owned its international-related assets and technology/venture capital-related assets to International and TCI Technology, respectively. Because of transfer restrictions related to the cable television system-related assets held by LMC, these assets were retained by LMC while stock of LMC's subsidiaries that owned cable television programming-related assets was transferred to a new subsidiary of the Company, together with stock of TCIC's subsidiaries that owned programming-related assets (which consisted primarily of substantially all of the Company's interests in TBS and Discovery and the Company's interest in the partnership that distributes the STARZ! premium movie service). See "Description of Business of Liberty Media Group-- Certain Relationships and Related Transactions". After these transfers, the assets held in LMC consisted primarily of cable television system assets. LMC was then re-named "TCI Cable Investments, Inc." The entity formed to hold the Company's programming assets was named "Liberty Media Corporation" in order to take advantage of the brand-name recognition established by LMC prior to the Old TCI/LMC Combination. As a result of the Business Line Restructuring, Liberty, through its subsidiaries and affiliates, now holds substantially all of the cable television programming assets held by LMC prior to the Old TCI/LMC Combination as well as certain programming assets previously held by TCIC.

 CONSIDERATION OF ALTERNATIVES

  Following the Old TCI/LMC Combination in August 1994, the Board of Directors of the Company directed management to study various methods of enhancing stockholder value. This direction resulted from the Board of Director's belief that the Company was undervalued by the capital markets, in part because the market focused primarily upon the Company's dominant cable television system business and did not give full value to the other diverse assets held by the Company, such as its programming, international and technology businesses. In arriving at its belief that the Company was so undervalued, the Board of Directors considered, among other things, information analyzing the relationship of the aggregate equity market value of the Company to the sum of the values of the Company's business segments as estimated in various published research reports which contained comparative estimates for other companies. In addition, the Board of Directors reviewed a summary of trading and valuation data for a group of companies operating in several lines of business, and noted that the data for such companies tended to correlate with the data for comparable companies sharing the same dominant line of business (i.e., that line of business having the greatest financial contribution or with which the market is most familiar). The Board of Directors believed that overall stockholder value would be enhanced if there was increased recognition in the investment community of the Company's individual lines of business and the value of the assets used in such businesses.

  Management proceeded to review with its financial advisors potential actions which the Company could undertake in order to increase market recognition of the value of the Company's assets used in each of its lines of business. Among the actions considered by management were a spin-off to the Company's stockholders of all or part of one or more of its divisions, public offerings of minority interests in one or more of the divisions and the issuance of separate securities of the Company the economic attributes of which would be defined by reference to the performance of one or more of its divisions (commonly known as "tracking stock" or "targeted stock").

  After considering the various alternatives, the Board of Directors determined that the issuance of tracking stock came closest to meeting the objectives of the Board of Directors. In arriving at its determination, the Board of Directors noted, among other things, the experience of other companies that have issued tracking stock with respect to (i) publication of separate research reports by investment analysts with relevant industry expertise and (ii) holdings of the separate equity securities by different groups of shareholders that also hold securities of comparable companies operating in the same line of business. The Board of Directors believed that tracking stock would enable investors to gain a better understanding of each line of business, and the separate reporting of their results would create a framework for increased and more focused equity research coverage by the investment community. Because each tracking stock would be a security of the Company, the Company would be able to maintain the benefits of being a consolidated enterprise, while at the same time enabling investors to invest in a security that would track the performance of a single line of business. The Board of Directors also believed that tracking stock would provide the Company with flexibility in future financings by allowing the Company to select which security to offer in a particular transaction, and to access capital from sources which might be unable or unwilling to invest in the Company's existing common stock representing all lines of the Company's business. In addition, issuance of tracking stock would enable the Company to engage in strategic partnering with companies in particular lines of business and could also be used as currency for investments and acquisitions in particular lines of business. The Board of Directors also took into account, however, that in a tracking stock structure, unlike the case with separate publicly held corporations, holders of each series of common stock would continue to be subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities, and that there would be no assurance as to the degree to which the market value of a tracking stock would reflect the separate performance of the business group to which it relates.

  The Board of Directors then considered with its financial advisors which divisions of the Company would be appropriate for the issuance of tracking stock. In November 1994, the Board of Directors approved and the Company announced a proposal in which the Company would seek authorization for tracking stocks related to each of its four divisions, with the timing and manner of issuance of any particular tracking stock to be left for subsequent determination by the Board of Directors. After considering further the capital needs of each division, the ability to raise capital through other means and the anticipated uses for the tracking stock, such as acquisitions and strategic partnering, the Board of Directors determined that the Company's programming business was the best candidate for the creation of a tracking stock and determined to seek authorization only for tracking stock related to that business. In making this determination, the material matters considered by the Board of Directors were: the relative size of the programming business, the public perception of programming company stocks, the capital requirements of the programming business, which have few revenue generating assets which would enable it to service indebtedness effectively, and the Company's prior experience with respect to LMC's growth since it became a public company in 1991. The Board of Directors also determined that the financing needs of the remaining divisions could be satisfied through other methods, such as the anticipated sale of a minority interest in International.

 THE LIBERTY MEDIA GROUP STOCK PROPOSAL

  On February 8, 1995, the Board of Directors determined that the Liberty Media Group Stock Proposal was in the best interests of the Company and its stockholders and unanimously declared it advisable and recommended that the Company's stockholders vote in favor of the Liberty Media Group Stock Proposal.

  The Liberty Media Group Stock Proposal is intended to provide investors with securities reflecting the separate performance of each Group, while at the same time enabling the Company's businesses to preserve and retain the benefits of being part of a consolidated enterprise, including the absence of certain costs associated with operation of separate, publicly held corporations. The Board of Directors believes the Liberty Media Group Stock Proposal will enhance stockholder value over the long term by permitting separate market valuations of the TCI Group Common Stock and the Liberty Media Group Common Stock, which will result in greater market recognition of the value of each Group. The Liberty Media Group Stock Proposal is also intended to provide the Company greater flexibility with regard to raising capital and the choice of stock consideration for acquisitions and investments, including strategic partnering transactions. Unlike the case with separate publicly held corporations, however, holders of TCI Group Common Stock and Liberty Media Group Common Stock will continue to be subject to all the risks associated with an investment in the Company and all of its businesses, assets and liabilities. See "Risk Factors--Stockholders of One Company; Financial Effects on One Business Could Affect Other Businesses".

  In connection with its approval of the Liberty Media Group Stock Proposal, the Board of Directors also evaluated the potentially adverse aspects of the proposal, including the lack of assurance as to the degree to which the market price of the Liberty Media Group Common Stock will reflect the separate performance of the Liberty Media Group and the uncertainty as to the impact of the proposal on the market price of the TCI Group Common Stock, as well as the fact that implementation of the Liberty Media Group Stock Proposal will, to an extent, make the capital structure of the Company more complex and may give rise to occasions when the interests of the holders of TCI Group Common Stock and the holders of Liberty Media Group Common Stock may diverge or appear to diverge. See "Risk Factors--No Assurance as to Market Price" and "--Potential Divergence of Interests; No Specific Procedures for Resolution". The Board of Directors determined, however, that the positive aspects of the Liberty Media Group Stock Proposal outweighed any potentially adverse aspect.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE LIBERTY MEDIA GROUP STOCK PROPOSAL AND BELIEVES THAT ITS ADOPTION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE LIBERTY MEDIA GROUP STOCK PROPOSAL.

MANAGEMENT AND ALLOCATION POLICIES

  If the Liberty Media Group Stock Proposal is approved by stockholders, the Company will prepare consolidated financial statements of the Company, combined financial statements of the Liberty Media Group and combined financial statements of the TCI Group. The combined financial statements of the Liberty Media Group and the combined financial statements of the TCI Group, taken together, would effectively comprise all the accounts reflected as consolidated financial statements of the Company. The combined financial statements of the Liberty Media Group and the combined financial statements of the TCI Group will principally reflect the combined financial position, results of operations and cash flows of the businesses included therein. Consistent with the Amended Charter and applicable policies, the Group financial information could also include allocated portions of individual assets and liabilities that are not separately identified with the operations of a specific Group. Notwithstanding allocations of assets and liabilities for the purpose of preparing Group combined financial statements, holders of both TCI Group Common Stock and Liberty Media Group Common Stock would continue to be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. See "Risk Factors--Stockholders of One Company; Financial Effects on One Business Could Affect Other Businesses" above.

  If the Liberty Media Group Stock Proposal is approved by stockholders, upon initial issuance of Liberty Media Group Common Stock, cash management, taxes and allocation of principal corporate activities between the TCI Group and the Liberty Media Group would be based upon methods that management of the Company believes to be reasonable and would be reflected in the respective Group financial information as follows:

    (i) All debt incurred or preferred stock issued by the Company and its subsidiaries would be specifically attributed to and reflected on the combined financial statements of the Group that includes the entity which incurred the debt or issued the preferred stock. The Board of Directors could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected on the combined financial statements of the other Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group.

    (ii) For all periods prior to the Distribution, all financial impacts of equity offerings are attributed entirely to the TCI Group. After the Distribution, all financial impacts of issuances of additional shares of TCI Group Common Stock will be attributed entirely to the TCI Group, all financial impacts of issuances of additional shares of Liberty Media Group Common Stock the proceeds of which are attributed to the Liberty Media Group will to such extent be reflected in the combined financial statements of the Liberty Media Group, and all financial impacts of issuances of additional shares of Liberty Media Group Common Stock the proceeds of which are attributed to the TCI Group in respect of a reduction in any Inter-Group Interest will to such extent be reflected in the combined financial statements of the TCI Group. Financial impacts of dividends or other distributions on, and purchases of, TCI Group Common Stock will be attributed entirely to the TCI Group, and financial impacts of dividends or other distributions on Liberty Media Group Common Stock will be attributed entirely to the Liberty Media Group, except that dividends or other distributions on the Liberty Media Group Common Stock will (if at the time there is an Inter-Group Interest) result in the TCI Group being credited, and the Liberty Media Group being charged (in addition to the charge for the dividend or other distribution paid), with an amount equal to the product of the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding shares of Liberty Media Group Common Stock and a fraction the numerator of which is the Inter-Group Interest Fraction and the denominator of which is the Outstanding Interest Fraction. Financial impacts of repurchases of Liberty Media Group Common Stock the consideration for which is charged to the Liberty Media Group will to such extent be reflected in the combined financial statements of the Liberty Media Group, and financial impacts of repurchases of Liberty Media Group Common Stock the consideration for which is charged to the TCI Group will to such extent be reflected in the combined financial statements of the TCI Group and will result in the creation of, or an increase in any then-existing, Inter-Group Interest.

    (iii) To the extent cash needs of the Liberty Media Group exceed cash provided by the Liberty Media Group, the TCI Group may transfer funds to the Liberty Media Group. Conversely, to the extent cash provided by the Liberty Media Group exceeds cash needs of the Liberty Media Group, the Liberty Media Group may transfer funds to the TCI Group. The TCI Group will initially provide centralized cash management functions under which cash receipts of certain entities attributed to the Liberty Media Group are remitted to the TCI Group and certain cash disbursements of the Liberty Media Group will be funded by the TCI Group on a daily basis. Such transfers of funds between the TCI Group and the Liberty Media Group will be reflected as borrowings or, if determined by the Board of Directors, in the case of a transfer from the TCI Group to the Liberty Media Group, reflected as the creation of, or an increase in any then-existing, Inter-Group Interest or, in the case of a transfer from the Liberty Media Group to the TCI Group, reflected as a reduction in any Inter-Group Interest. There are no specific criteria for determining when a transfer will be reflected as borrowings or as an increase or reduction in any Inter-Group Interest. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. Generally, it is expected that entities included in the Liberty Media Group will seek their own long-term debt financing.

    (iv) Loans from one Group to another Group would bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board of Directors. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans of and the investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

    (v) In the event of a transfer of funds or other assets from the TCI Group to the Liberty Media Group that the Board of Directors has determined to reflect as creating or increasing an Inter-Group Interest, the Number of Shares Issuable with Respect to the Inter-Group Interest would be increased by an amount determined by dividing the amount of funds or the value of the assets transferred by the Market Value of a share of Series A Liberty Media Group Common Stock as of the date of such transfer, and the Inter-Group Interest Fraction would be increased and the Outstanding Interest Fraction would be decreased accordingly. In the event of a transfer of funds or other assets from the Liberty Media Group to the TCI Group that the Board of Directors has determined to reflect as a decrease in any Inter-Group Interest, the Number of Shares Issuable with Respect to the Inter-Group Interest would be decreased by an amount determined by dividing the amount of funds or the value of the assets transferred by the Market Value of a share of Series A Liberty Media Group Common Stock as of the date of such transfer, and the Inter-Group Interest Fraction would be decreased and the Outstanding Interest Fraction would be increased accordingly.

    (vi) The combined balance sheets of the TCI Group would reflect its net loans to or borrowings from the Liberty Media Group, and the combined balance sheets of the Liberty Media Group would reflect its net loans to or borrowings from the TCI Group. Similarly, the respective combined statements of operations of the TCI Group and the Liberty Media Group would reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective combined statements of cash flows of the TCI Group and the Liberty Media Group would reflect changes in the amounts of loans or borrowings deemed outstanding. In the historical financial information included in this Proxy Statement/Prospectus and the Appendices hereto, net borrowings have been included as a component of the recipient Group's combined equity. Until the Distribution, the net borrowings will continue to be characterized as a component of the recipient Group's combined equity.

    (vii) Certain corporate general and administrative costs (including, but not limited to, certain corporate, legal, finance, accounting, tax, data processing, employee benefit and insurance costs) would be charged to the Liberty Media Group at rates set at the beginning of each year based on projected utilization for that year. The balance of such costs would be reflected on the combined financial statements of the TCI Group. The utilization based charges will be set at levels that management believes to be reasonable and that would approximate the costs that the Liberty Media Group would incur for comparable services on a stand-alone basis. Assuming the Distribution had occurred on January 1, 1995, the Company estimates that such costs would have aggregated approximately $3,100,000 for the year ended December 31, 1995. Certain other corporate general and administrative costs related specifically to management of the Liberty Media Group would be allocated entirely to the Liberty Media Group. The scope of the services charged to the Liberty Media Group on an allocated basis could be adjusted from time to time depending on the extent to which it is determined that services should instead be performed directly by employees of entities included in the Liberty Media Group. The historical combined statements of operations for the Liberty Media Group included in this Proxy Statement/Prospectus do not reflect the allocation of corporate general and administrative costs in the aforementioned manner because the majority of the entities attributable to the Liberty Media Group were owned, directly or indirectly, for the majority of the periods reflected in the statements of operations included in this Proxy Statement/Prospectus, by LMC before LMC became a subsidiary of the Company.

    (viii) In addition to those described above, the TCI Group will provide certain other services to the Liberty Media Group, and the Liberty Media Group will provide certain other services to the TCI Group. In pricing the services rendered by one Group to the other, the Board of Directors intends to establish a pricing structure which would approximate the cost at which such services could be obtained from an unaffiliated third party. The services which the TCI Group will provide to the Liberty Media Group include encryption, compression and up-linking of Liberty Media Group programming services and inclusion of Liberty Media Group programming services in the TCI Group's various means of domestic and international distribution, both in packaging of services and a la carte, including in the Headend In The Sky program. The services which the Liberty Media Group will provide to the TCI Group include video production services, affiliate sales and marketing for foreign programming services owned by the TCI Group if and to the extent such services are offered in the United States, sales of national advertising where buyers may want to purchase advertising time on programming services and local cable systems. The Liberty Media Group may also provide distribution and marketing of home video and CD-ROM products by the TCI Group and direct marketing services, offering products and services to targeted groups of customers served by the TCI Group.

    (ix) Federal income taxes and certain state and local taxes would be paid on a consolidated basis. However, pursuant to a tax sharing agreement, federal income taxes are calculated, with certain adjustments, on a separate return basis for each corporation in each Group that consolidates with the Company for tax purposes (applying provisions of the Internal Revenue Code of 1986, as amended, and related regulations as if such corporation filed a separate return for federal income tax purposes). Based upon these separate calculations, an allocation of tax liabilities is made such that each separate corporation within the TCI Group or the Liberty Media Group is responsible to the Company for its gross share of the Company's consolidated federal income tax liabilities, such gross share being determined without regard to (a) tax benefits that are attributable to the Company or its other consolidated corporations or (b) certain tax benefits that are attributable to the corporations within the TCI Group or the Liberty Media Group, as the case may be, but that are taken into account in determining the Company's consolidated federal income tax benefit carryovers. Similarly, the Company is responsible to each corporation within the TCI Group and the Liberty Media Group for tax benefits attributable to such corporations and actually used by the Company in determining its consolidated federal income tax liability. Tax attributes, including but not limited to net operating losses, investment tax credits, alternative minimum tax net operating losses, alternative minimum tax credits, deferred intercompany gains and tax basis in assets would be inventoried and tracked for the corporations comprising each Group. In addition, pursuant to such tax sharing agreement, state and local income taxes are calculated on a separate return basis for each Group (applying provisions of state and local tax law and related regulations as if the Group were a separate unitary or combined group for tax purposes) and the Company's combined or unitary tax liability is allocated between the Groups based upon such separate calculation. The Company has retained the right to file all returns, make all elections and control all audits and contests.

    (x) The Board of Directors expects to determine, either in specific instances or by setting generally applicable policies from time to time, whether to allocate resources and financial support to or pursue business opportunities or operational strategies through the TCI Group or the Liberty Media Group, after consideration of such factors as it deems relevant. The Company has advised International that the Company intends
  (a) to make available to International any opportunity to acquire, develop, own and/or manage cable and/or telephony operations outside the United States that is presented to the Company or any of its controlled affiliates and (b) except as provided below, to make available to International any opportunity to acquire, develop, manage and/or operate programming services outside of the United States (an "International Programming Opportunity") that is presented to the Company or any of its controlled affiliates, including those that are a part of the Liberty Media Group. The foregoing does not apply to (1) international programming services owned or managed, directly or indirectly (in whole or in part), by the Company or any of its controlled affiliates other than International as of the date of the International Prospectus, (2) International Programming Opportunities under development by the Company or any of its controlled affiliates other than International that are the subject of a signed letter of intent or other agreement in principle as of the date of the International Prospectus, (3) an International Programming Opportunity in respect of foreign sports programming, which may be pursued either through International or Liberty,
  (4) an International Programming Opportunity presented to a public company that is a controlled affiliate of either the Company or any of the Company's controlled affiliates (other than International), (5) an International Programming Opportunity presented to, or cable television or cable telephony services provided by, any company or other entity in which the Company or any of its controlled affiliates has an interest but which is not itself a controlled affiliate of either the Company or any of the Company's controlled affiliates (included in this category would be, among others, Discovery, IFE, TBS and QVC) and (6) the distribution outside the United States of a programming service initially distributed within the United States and owned and/or managed by the Company or any of its controlled affiliates (other than International). If International determines not to pursue an International Programming Opportunity, subsidiaries or controlled affiliates of the Company other than International may pursue such International Programming Opportunity or International and another subsidiary of the Company (or any of its other controlled affiliates) may pursue such opportunity jointly. To the extent that the Company or any of its controlled affiliates (other than International) owns rights to worldwide or regional sporting events, the Company or such affiliates may also utilize those rights worldwide, including to provide "backdrop" services. Neither the Company nor any of its controlled affiliates will be obligated to make available to International any International Programming Opportunity to the extent the Company or such controlled affiliate is legally (for example, by a fiduciary duty owed to others) or contractually prohibited from doing so. The foregoing arrangement concerning International Programming Opportunities will, in any event, be terminable at such time as the Company ceases to beneficially own at least a majority in voting power of the outstanding shares of common stock of International.

  Notwithstanding the policies described above, determinations with respect to the transfer of funds from one Group to the other would be made at the discretion of the Board of Directors. Nothing in the foregoing policies obligates the Board of Directors to cause either Group to provide funds to the other if the Board of Directors determines it is in the best interests of the Company not to do so.

  The above management and allocation policies could be modified or rescinded by the Board of Directors, in its sole discretion, without approval of stockholders, although there is no present intention to do so. The Board of Directors could also adopt additional policies depending upon the circumstances. The Board of Directors intends that any determination it might make to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of different series of Common Stock, would be made by the Board of Directors as set forth under "Risk Factors and Other Special Considerations--Fiduciary Duties of the Board of Directors are to All Stockholders Regardless of Class or Series".

DESCRIPTION OF TCI GROUP COMMON STOCK AND LIBERTY MEDIA GROUP COMMON STOCK

  THE FOLLOWING DESCRIPTION IS QUALIFIED BY REFERENCE TO THE GLOSSARY OF CERTAIN DEFINED TERMS CONTAINED IN APPENDIX I TO THIS PROXY STATEMENT/ PROSPECTUS AND TO APPENDIX III-A TO THIS PROXY STATEMENT/PROSPECTUS, WHICH CONTAINS THE FULL TEXT OF THE PROPOSED AMENDMENTS TO THE CHARTER.

 GENERAL

  The Charter currently provides that the Company is authorized to issue 1,262,375,096 shares of capital stock, including (i) 1,250,000,000 shares of common stock, of which 1,100,000,000 shares are designated as Class A Common Stock and 150,000,000 shares are designated as Class B Common Stock, and (ii) 12,375,096 shares of preferred stock, of which 700,000 shares are designated as Class A Preferred Stock, par value $0.01 per share (the "Class A Preferred Stock"), 1,675,096 shares are designated as Class B Preferred Stock and 10,000,000 shares are designated as Series Preferred Stock, issuable in series. Of the Series Preferred Stock, 80,000 shares are designated as Series C Preferred Stock, 1,000,000 shares are designated as Convertible Preferred Stock, Series D (the "Series D Preferred Stock"), and 400,000 shares are designated as Redeemable Convertible Preferred Stock, Series E (the "Series E Preferred Stock"). If the Liberty Media Group Stock Proposal is approved, the Charter will be amended to provide for the Company's Common Stock to be divided into four series and for an increase of 825,000,000 in the number of authorized shares so that the Common Stock would consist of: (i) 750,000,000 newly authorized shares designated Series A Liberty Media Group Common Stock,
(ii) 75,000,000 newly authorized shares designated Series B Liberty Media Group Common Stock, (iii) 1,100,000,000 shares designated Series A TCI Group Common Stock and (iv) 150,000,000 shares designated Series B TCI Group Common Stock. The Series A TCI Group Common Stock and the Series B TCI Group Common Stock would be created by redesignation of the Company's previously authorized Class A Common Stock and Class B Common Stock, respectively. If both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved, the authorized shares of Series A TCI Group Common Stock would be increased from 1,100,000,000 to 1,750,000,000. See "The Increased Authorization Proposal".

  The authorized but unissued shares of TCI Group Common Stock and Liberty Media Group Common Stock will be available for issuance by the Company from time to time, as determined by the Board of Directors, for any proper corporate purpose, which could include raising capital, acquiring other companies or making investments or providing compensation or benefits to employees. The issuance of such shares would not be subject to approval by the stockholders of the Company, unless deemed advisable by the Board of Directors or required by applicable law, regulation or Nasdaq National Market requirements.

 VOTING RIGHTS

  Under the Liberty Media Group Stock Proposal, holders of Series A TCI Group Common Stock will continue to be entitled to one vote for each share of such stock held, holders of Series B TCI Group Common Stock will continue to be entitled to ten votes for each share of such stock held, holders of Series A Liberty Media Group Common Stock will be entitled to one vote for each share of such stock held and holders of Series B Liberty Media Group Common Stock will be entitled to ten votes for each share of such stock held, on all matters presented to such stockholders. Except as may otherwise be required by the laws of the State of Delaware, the holders of TCI Group Common Stock and the holders of Liberty Media Group Common Stock and, except to the extent the Amended Charter (including any resolution or resolutions of the Board of Directors providing for the establishment of any class or series of preferred stock pursuant to authority vested in it by the Amended Charter) provides that a class or preferred stock or any series of such a class does not have voting rights on a matter, the holders of each class or series of preferred stock will vote as one class for all purposes.

  Under the Liberty Media Group Stock Proposal, the term "Voting Securities", as defined in the Amended Charter, will include the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock and any class or series of preferred stock entitled to vote with the holders of Common Stock generally upon all matters which may be submitted to a vote of stockholders at any annual meeting or special meeting thereof. The Amended Charter provides that the affirmative vote of holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities, voting together as a single class, is required for (i) the amendment, alteration or repeal of any provision of the Amended Charter or the addition or insertion of other provisions therein, (ii) the adoption, amendment or repeal of any provision of the Company's Bylaws, unless approved by at least 75% of the members of the Board of Directors then in office, in which case no vote of stockholders will be required, (iii) the merger or consolidation of the Company with or into any other corporation other than a merger or consolidation which does not require the consent of stockholders under the DGCL or which at least 75% of the members of the Board of Directors then in office have approved, (iv) the sale, lease or exchange of all or substantially all of the property and assets of the Company or (v) the dissolution of the Company. Any action to remove directors would be required to be for "cause" (as defined in the Amended Charter) and be approved by the holders of 66 2/3% of the total voting power of the then outstanding shares entitled to vote in the election of directors (which would include the Class B Preferred Stock).

  Neither the holders of Series A TCI Group Common Stock or Series B TCI Group Common Stock, nor the holders of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, will have any rights to vote as a separate class or series on any matter coming before the stockholders of the Company, except with respect to certain limited class and series voting rights provided under the DGCL. Under the DGCL, the approval of the holders of a majority of the outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required to approve any amendment to the charter that would alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, provided that, if any amendment would alter or change the powers, preferences or special rights of one or more series of the class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote thereon separately as a class. Because the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock will each be separate series of a single class of stock under the Liberty Media Group Stock Proposal, each series would be entitled to vote separately as a class upon an amendment to the Amended Charter that would alter or change the powers, preferences or special rights of such series so as to affect them adversely only if the other series were not so affected. The DGCL does not provide for any other separate voting rights of a class or series of capital stock (other than with respect to a change in par value or, in certain circumstances not applicable in the case of the Company's outstanding stock, an increase or decrease in the authorized shares of such class or series). Consequently, because most matters brought to a stockholder vote will require the approval of only a specified percentage of all of the Company's outstanding capital stock entitled to vote on such matters (including the TCI Group Common Stock and Liberty Media Group Common Stock) voting together as a single class, if the holders of one or more series of Common Stock have more than the number of votes required to approve any such matter, such holders would be in a position to control the outcome of the vote on such matter.

 DIVIDENDS

  Dividends on TCI Group Common Stock and Liberty Media Group Common Stock will be subject to the same limitations as dividends on the existing Class A Common Stock and Class B Common Stock, which are limited to legally available funds of the Company under the DGCL and subject to the prior payment of dividends on outstanding shares of preferred stock. The DGCL limits the amount of distributions on common stock to the funds of the Company legally available for that purpose, which are determined on the basis of the entire Company and not just the Groups. Consequently, the amount of legally available funds will be reduced by the amount of any net losses of the Groups and any dividends or distributions on, or repurchases of, the TCI Group Common Stock or the Liberty Media Group Common Stock and dividends on, or certain repurchases of, preferred stock. Certain loan agreements to which certain subsidiaries of the Company are parties or are subject contain restricted payment provisions that limit the amount of dividends, other than stock dividends, that those companies may pay. Future loan agreements may also contain similar restrictions and limits.

  Dividends on the TCI Group Common Stock, in addition to the limitations set forth above, will be further limited to an amount not in excess of the TCI Group Available Dividend Amount, which is intended to be similar to the amount that would be legally available for the payment of dividends on the TCI Group Common Stock under the DGCL if the TCI Group were a separate Delaware corporation. There can be no assurance that there will be a TCI Group Available Dividend Amount.

  The TCI Group Available Dividend Amount, as of any date, means either (a) the excess of (i) an amount equal to the total assets of the TCI Group less the total liabilities (not including preferred stock) of the TCI Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock and each class or series of preferred stock attributed to the TCI Group or (b) in case there is no such excess, an amount equal to the Company Earnings (Loss) Attributable to the TCI Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year. "Company Earnings (Loss) Attributable to the TCI Group", for any fiscal year, means the net earnings or loss of the TCI Group for such fiscal year (or for the fiscal year of the Company commencing prior to the date of the first issuance of shares of Liberty Media Group Common Stock, the pro forma net earnings or loss of the TCI Group for such fiscal year as if such issuance had occurred on the first day of such fiscal year) determined on a basis consistent with the determination of the net earnings or loss of the TCI Group for such fiscal year as presented in the combined financial statements of the TCI Group for such fiscal year, including income and expenses of the Company attributed to the operations of the TCI Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

  Dividends on the Liberty Media Group Common Stock, in addition to the limitations set forth in the first paragraph under this caption, will be further limited to an amount not in excess of the Liberty Media Group Available Dividend Amount, which is intended to be similar to the amount that would be legally available for the payment of dividends on the Liberty Media Group Common Stock under the DGCL if the Liberty Media Group were a separate Delaware corporation. There can be no assurance that there will be a Liberty Media Group Available Dividend Amount.

  The Liberty Media Group Available Dividend Amount, as of any date, means the product of the Outstanding Interest Fraction and either (a) the excess of (i) an amount equal to the total assets of the Liberty Media Group less the total liabilities (not including preferred stock) of the Liberty Media Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock and each class or series of preferred stock attributed to the Liberty Media Group or (b) in case there is no such excess, an amount equal to the Company Earnings
(Loss) Attributable to the Liberty Media Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year. The "Company Earnings (Loss) Attributable to the Liberty Media Group", for any fiscal year, means the net earnings or loss of the Liberty Media Group for such fiscal year (or for the fiscal year of the Company commencing prior to the date of the first issuance of shares of Liberty Media Group Common Stock, the pro forma net earnings or loss of the Liberty Media Group for such fiscal year as if such issuance had occurred on the first day of such fiscal year) determined on a basis consistent with the determination of the net earnings or loss of the Liberty Media Group for such fiscal year as presented in the combined financial statements of the Liberty Media Group for such fiscal year, including income and expenses of the Company attributed to the operations of the Liberty Media Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

  Except for dividends declared or paid as described below under "--Share Distributions", any dividends paid on the Series A TCI Group Common Stock or the Series B TCI Group Common Stock will be paid only on both series, in equal amounts per share, and any dividends paid on the Series A Liberty Media Group

Common Stock or the Series B Liberty Media Group Common Stock will be paid only on both series, in equal amounts per share.

  The Board of Directors, subject to the provisions described herein under "-- Dividends" and below under "--Share Distributions", will have the authority and discretion to declare and pay dividends on the TCI Group Common Stock or the Liberty Media Group Common Stock in equal or unequal amounts, notwithstanding the relationship between the TCI Group Available Dividend Amount and the Liberty Media Group Available Dividend Amount, the respective amounts of prior dividends declared on, or liquidation rights of, the TCI Group Common Stock or the Liberty Media Group Common Stock or any other factor. See "--Dividend Policy".

  At the time of any dividend or other distribution on the outstanding shares of Liberty Media Group Common Stock (including any dividend of Net Proceeds from the Disposition of all or substantially all of the properties and assets of the Liberty Media Group), the TCI Group will (if at such time there is an Inter- Group Interest) be credited, and the Liberty Media Group will be charged (in addition to the charge for the dividend or other distribution paid or distributed in respect of outstanding shares of Liberty Media Group Common Stock), with an amount equal to the product of (i) the aggregate amount of such dividend or distribution paid or distributed in respect of outstanding shares of Liberty Media Group Common Stock times (ii) a fraction the numerator of which is the Inter-Group Interest Fraction and the denominator of which is the Outstanding Interest Fraction.

  See Appendix II for illustrations of the calculation of the Inter-Group Interest Fraction and the effects of dividends on shares of Liberty Media Group Common Stock.

 SHARE DISTRIBUTIONS

  Distributions on TCI Group Common Stock. The Distribution will be made on the basis of one share of Series A Liberty Media Group Common Stock for each four shares of Class A Common Stock (redesignated Series A TCI Group Common Stock) and one share of Series B Liberty Media Group Common Stock for each four shares of Class B Common Stock (redesignated Series B TCI Group Common Stock). If at any time after the Distribution a distribution paid in TCI Group Common Stock, Liberty Media Group Common Stock, any other securities of the Company or any other corporation (a "share distribution") is to be made with respect to the TCI Group Common Stock, such share distribution will be declared and paid only as follows:

    (i) a share distribution consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B TCI Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Group Common Stock) to holders of Series B TCI Group Common Stock;

    (ii) a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; provided that the sum of (1) the aggregate number of shares of Series A Liberty Media Group Common Stock to be so issued (or the number of such shares which would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so issued) and (2) the number of shares of such series that are subject to issuance upon conversion, exercise or exchange of any Convertible Securities then outstanding that are attributed to the TCI Group other than Pre-Distribution Convertible Securities and other than Convertible Securities convertible into or exercisable or exchangeable for Committed Acquisition Shares is less than or equal to the Number of Shares Issuable with Respect to the Inter-Group Interest; and

    (iii) a share distribution consisting of any class or series of securities other than TCI Group Common Stock or Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of TCI Group Common Stock or Liberty Media Group Common Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A TCI Group Common Stock and another class or series of securities to holders of Series B TCI Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions,with holders of shares of Series B TCI Group Common Stock receiving the class or series having the higher relative voting rights, provided that if the securities so distributed constitute capital stock of a Subsidiary of the Company, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

    The Company will not reclassify, subdivide or combine the Series A TCI Group Common Stock without reclassifying, subdividing or combining the Series B TCI Group Common Stock, on an equal per share basis, and the Company will not reclassify, subdivide or combine the Series B TCI Group Common Stock without reclassifying, subdividing or combining the Series A TCI Group Common Stock, on an equal per share basis.

  Distributions on Liberty Media Group Common Stock. If at any time a share distribution is to be made with respect to the Liberty Media Group Common Stock, such share distribution will be declared and paid only as follows (or as permitted as described under "--Share Distributions" and "--Conversion and Redemption" with respect to the redemptions and other distributions referred to therein):

    (i) a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and, on an equal per share basis, shares of Series B Liberty Media Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Media Group Common Stock) to holders of Series B Liberty Media Group Common Stock; and

    (ii) a share distribution consisting of any class or series of securities other than as described in the foregoing clause (i) and other than TCI Group Common Stock, either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A Liberty Media Group Common Stock and another class or series of securities to holders of Series B Liberty Media Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights, provided that if the securities so distributed constitute capital stock of a Subsidiary of the Company, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

    The Company will not reclassify, subdivide or combine the Series A Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series B Liberty Media Group Common Stock, on an equal per share basis, and the Company will not reclassify, subdivide or combine the Series B Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series A Liberty Media Group Common Stock, on an equal per share basis.

 CONVERSION AND REDEMPTION

  Conversion at the Option of the Holder. Each share of Series B TCI Group Common Stock will be convertible, at the option of the holder thereof, into one share of Series A TCI Group Common Stock. Each share of Series B Liberty Media Group Common Stock will be convertible, at the option of the holder thereof, into one share of Series A Liberty Media Group Common Stock. Any such conversion may be effected by surrendering the certificate or certificates representing the Series B TCI Group Common Stock or Series B Liberty Media Group Common Stock to be converted, duly endorsed, at the office of the Company or its transfer agent, together with a written notice that such holder elects to convert all or a specified number of the shares represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates deliverable upon conversion to be issued. If so required by the Company, any certificate for shares surrendered for conversion will be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder of such shares or the duly authorized representative of such holder. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Company or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A TCI Group Common Stock or Series A Liberty Media Group Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Series A TCI Group Common Stock or Series A Liberty Media Group Common Stock on that date. Shares of Series A TCI Group Common Stock will not be convertible into shares of Series B TCI Group Common Stock, and shares of Series A Liberty Media Group Common Stock will not be convertible into shares of Series B Liberty Media Group Common Stock.

  Conversion at the Option of the Company. The Board of Directors may at any time declare that (i) each of the outstanding shares of Series A Liberty Media Group Common Stock will be converted into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock equal to the Optional Conversion Ratio, and (ii) each of the outstanding shares of Series B Liberty Media Group Common Stock will be converted into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock equal to the Optional Conversion Ratio.

  For these purposes, the "Optional Conversion Ratio" means the quotient (calculated to the nearest five decimal places) obtained by dividing (x) the Liberty Media Group Common Stock Per Share Value by (y) the average Market Value of one share of Series A TCI Group Common Stock over the 20-Trading Day period ending on the Trading Day preceding the Appraisal Date.

  The "Liberty Media Group Private Market Value" means an amount equal to the private market value of the Liberty Media Group, as determined by appraisal in accordance with the procedures described herein. In the event that the Company determines to establish the Liberty Media Group Private Market Value, on the date as of which the Liberty Media Group Private Market Value is to be determined (the "Appraisal Date"), two investment banking firms of recognized national standing will be designated to determine the private market value of the Liberty Media Group, one designated by the Company (the "First Appraiser") and one designated by a committee of the Board of Directors all of whose members are independent directors as determined under Nasdaq National Market rules (the "Second Appraiser"). Not later than 20 days after the Appraisal Date, the First Appraiser and the Second Appraiser will each determine its initial view as to the private market value of the Liberty Media Group as of the Appraisal Date and will consult with one another with respect thereto. Not later than the 30th day after the Appraisal Date, the First Appraiser and the Second Appraiser will each have determined its final view as to such private market value. At that point, if the higher of the respective final views of the First Appraiser and the Second Appraiser as to such private market value (the "Higher Appraised Amount") is not more than 120% of the lower of such respective final views (the "Lower Appraised Amount"), the Liberty Media Group Private Market Value (subject to any adjustments provided in the second succeeding paragraph) will be the average of those two amounts. If the Higher Appraised Amount is more than 120% of the Lower Appraised Amount, the First Appraiser and the Second Appraiser will agree upon and jointly designate a third investment banking firm of recognized national standing (the "Mutually Designated Appraiser") to determine such private market value. The Company will not disclose the final view of the First Appraiser and Second Appraiser to the Mutually Designated Appraiser, nor will the Mutually Designated Appraiser have the benefit of any of the work of the First Appraiser and Second Appraiser. The Mutually Designated Appraiser will, no later than the 20th day after the date the Mutually Designated Appraiser is designated, determine such private market value (the "Mutually Appraised Amount"), and the Liberty Media Group Private Market Value (subject to any adjustments provided in the second succeeding paragraph) will be (i) if the Mutually Appraised Amount is between the Lower Appraised Amount and the Higher Appraised Amount, (a) the average of (1) the Mutually Appraised Amount and (2) the Lower Appraised Amount or the Higher Appraised Amount, whichever is closer to the Mutually Appraised Amount, or (b) the Mutually Appraised Amount, if neither the Lower Appraised Amount nor the Higher Appraised Amount is closer to the Mutually Appraised Amount, or (ii) if the Mutually Appraised Amount is greater than the Higher Appraised Amount or less than the Lower Appraised Amount, the average of the Higher Appraised Amount and the Lower Appraised Amount. For these purposes, if any such investment banking firm expresses its final view of the private market value of the Liberty Media Group as a range of values, such investment banking firm's final view of such private market value will be deemed to be the midpoint of such range of values.

  Each of the investment banking firms referred to in the preceding paragraph will be instructed to determine the private market value of the Liberty Media Group as of the Appraisal Date based upon the amount a willing purchaser would pay to a willing seller, in an arm's length transaction, if it were acquiring the Liberty Media Group, as if the Liberty Media Group were a publicly traded non-controlled corporation and without consideration of any potential regulatory constraints limiting the potential purchasers of the Liberty Media Group other than that which would have existed if the Liberty Media Group were a publicly traded non-controlled entity.

  Following the determination of the Liberty Media Group Private Market Value, the investment banking firms whose final views of the private market value of the Liberty Media Group were used in the calculation of the Liberty Media Group Private Market Value will determine the Adjusted Outstanding Shares of Liberty Media Group Common Stock together with any further adjustments to the Liberty Media Group Private Market Value resulting from such determination. The "Adjusted Outstanding Shares of Liberty Media Group Common Stock" means a number, as determined by such investment banking firms as of the Appraisal Date, equal to the sum of the number of shares of Liberty Media Group Common Stock outstanding, the Number of Shares Issuable with Respect to the Inter-Group Interest, the number of Committed Acquisition Shares issuable, the number of shares of Liberty Media Group Common Stock issuable upon the conversion, exercise or exchange of all Pre-Distribution Convertible Securities and the number of shares of Liberty Media Group Common Stock issuable upon the conversion, exercise or exchange of those Convertible Securities (other than Pre-Distribution Convertible Securities) the holders of which would derive an economic benefit from conversion, exercise or exchange of such Convertible Securities which exceeds the economic benefit of not converting, exercising or exchanging such Convertible Securities. The "Liberty Media Group Common Stock Per Share Value" means the quotient obtained by dividing the Liberty Media Group Private Market Value by the Adjusted Outstanding Shares of Liberty Media Group Common Stock, provided that if such investment banking firms do not agree on the determinations provided for in this paragraph, the Liberty Media Group Common Stock Per Share Value will be the average of the quotients so obtained on the basis of the respective determinations of such firms.

  If the Company determines to convert shares of Series A Liberty Media Group Common Stock into Series A TCI Group Common Stock and shares of Series B Liberty Media Group Common Stock into Series B TCI Group Common Stock at the Optional Conversion Ratio, such conversion will occur on a conversion date on or prior to the 120th day following the Appraisal Date. If the Company determines not to undertake such conversion, the Company may at any time thereafter undertake to reestablish the Liberty Media Group Common Stock Per Share Value as of a subsequent date.

  Any such conversion would dilute the interests of holders of TCI Group Common Stock and would preclude holders of Liberty Media Group Common Stock from retaining their interest in a security reflecting separately the business of the Liberty Media Group. In addition, the adjustments in respect of Pre-Distribution Convertible Securities and Committed Acquisition Shares would dilute the interests of holders of Liberty Media Group Common Stock upon any conversion of shares of Liberty Media Group Common Stock into TCI Group Common Stock at the Optional Conversion Ratio. See "Risk Factors--Potential Conversion of Liberty Media Group Common Stock" and "Potential Dilution from Issuances of Liberty Media Group Common Stock upon Conversion of Securities Outstanding at Time of Distribution" and "--Potential Dilution from Issuances of Liberty Media Group Common Stock Pursuant to Existing Acquisition Agreements".

  See Appendix II for an illustration of the conversion of Liberty Media Group Common Stock into TCI Group Common Stock at the Optional Conversion Ratio.

  Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock. Upon the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise), in one transaction or a series of related transactions by the Company and its subsidiaries to any one or more persons, entities or groups (a "Disposition") of all or substantially all of the properties and assets of the Liberty Media Group (other than (a) in connection with the Disposition by the Company of all of the Company's properties and assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Company, (b) a dividend, other distribution or redemption in accordance with any provision described under "--Dividends", "--Share Distributions", "--Redemption in Exchange for Stock of Subsidiary" or "-- Liquidation Rights" (c) to any person, entity or group which the Company, directly or indirectly, after giving effect to the Disposition, controls or (d) in connection with a Related Business Transaction), the Company is required, on or prior to the 85th Trading Day following the consummation of such Disposition, to either:

    (i) subject to the limitations described above under "--Dividends", declare and pay a dividend in cash and/or securities or other property (other than a dividend or distribution of Common Stock) to the holders of the outstanding shares of Liberty Media Group Common Stock equally on a share for share basis, in an aggregate amount equal to the product of the Outstanding Interest Fraction as of the record date for determining the holders entitled to receive such dividend and the Net Proceeds of such Disposition;

    (ii) provided that there are assets of the Company legally available therefor and the Liberty Media Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof as described in clause
  (i) of this paragraph, then:

      (A) if such Disposition involves all (not merely substantially all) of the properties and assets of the Liberty Media Group, redeem all outstanding shares of Series A Liberty Media Group

    Common Stock and Series B Liberty Media Group Common Stock in exchange for cash and/or securities or other property (other than Common Stock) in an aggregate amount equal to the product of the Adjusted Outstanding Interest Fraction as of the date of such redemption and the Net Proceeds of such Disposition, such aggregate amount to be allocated to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock is the same); or

      (B) if such Disposition involves substantially all (but not all) of the properties and assets of the Liberty Media Group, apply an aggregate amount of cash and/or securities or other property (other than Common Stock) equal to the product of the Outstanding Interest Fraction as of the date shares are selected for redemption and the Net Proceeds of such Disposition to the redemption of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, such aggregate amount to be allocated to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding, and the number of shares of each such series to be redeemed to equal the lesser of (x) the whole number nearest the number determined by dividing the aggregate amount so allocated to the redemption of such series by the average Market Value of one share of Series A Liberty Media Group Common Stock during the ten-Trading Day period beginning on the 16th Trading Day following the consummation of such Disposition and (y) the number of shares of such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock is the same); or

    (iii) convert (A) each outstanding share of Series A Liberty Media Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock and (B) each outstanding share of Series B Liberty Media Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock, in each case equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Series A Liberty Media Group Common Stock to the Market Value of one share of Series A TCI Group Common Stock during the ten-Trading Day period referred to in clause (ii)(B) of this paragraph.

  For these purposes, "substantially all of the properties and assets of the Liberty Media Group" means a portion of such properties and assets that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets of the Liberty Media Group as of such date.

  A "Related Business Transaction" means any Disposition of all or substantially all of the properties and assets of the Liberty Media Group in which the Company receives as proceeds of such Disposition primarily equity securities (including, without limitation, capital stock, convertible securities, partnership or limited partnership interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities) of the purchaser or acquiror of such assets and properties of the Liberty Media Group, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to such assets and properties of the Liberty Media Group or a third party issuer, which purchaser, acquiror or other issuer is engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the Liberty Media Group prior to such Disposition, as determined in good faith by the Board of Directors. The Related Business Transaction exception would enable the Company to enter into transactions in which the properties or assets of the Liberty Media Group may be considered to be "disposed of" in exchange for equity securities of an entity engaged or proposing to engage in similar or complementary business areas to those of the Liberty Media Group while maintaining the capital structure and delineation of business groups contemplated by the Liberty Media Group Stock Proposal.

  The "Adjusted Outstanding Interest Fraction" means a fraction the numerator of which is the number of outstanding shares of Liberty Media Group Common Stock and the denominator of which is the sum of (a) such number of outstanding shares, (b) the Number of Shares Issuable with Respect to the Inter-Group Interest, (c) the number of shares of Liberty Media Group Common Stock issuable upon conversion, exercise or exchange of Pre-Distribution Convertible Securities and (d) the number of Committed Acquisition Shares issuable. The effect of using the Adjusted Outstanding Interest Fraction, instead of the Outstanding Interest Fraction, in the determination of amounts to be paid in redemption of shares of Liberty Media Group Common Stock following a Disposition of all of the properties and assets of the Liberty Media Group is to allocate to the TCI Group a portion of the Net Proceeds of the Disposition, in addition to the amount so allocated in respect of any Inter-Group Interest, sufficient to provide for the delivery of the portion of the consideration deliverable by the Company upon any post-Disposition conversion, exercise or exchange of Pre-Distribution Convertible Securities that is in substitution for shares of Liberty Media Group Common Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to such Distribution and to make similar provision for the Company's obligation in respect of any Committed Acquisition Shares that remain issuable. See "The Liberty Media Group Stock Proposal--Effects on Convertible Securities" and "Risk Factors--Potential Dilution from Issuances of Liberty Media Group Common Stock upon Conversion of Securities Outstanding at Time of Distribution" and "--Potential Dilution from Issuances of Liberty Media Group Common Stock Pursuant to Existing Acquisition Agreements". In the event any redemption of the Liberty Media Group Common Stock or conversion of the Liberty Media Group Common Stock into TCI Group Common Stock is made in circumstances in which securities or property are allocated to the TCI Group in respect of Pre-Distribution Convertible Securities, Committed Acquisition Shares or other Convertible Securities entitled to receive such securities or property upon conversion, exercise or exchange (such securities or other property, the "Reserved Property"), the TCI Group will segregate and hold such property separate (in the case of any Reserved Property other than TCI Group Common Stock), or duly reserve shares of TCI Group Common Stock issuable upon such conversion, exercise or exchange, for the benefit of the holders of Pre-Distribution Convertible Securities, Committed Acquisition Shares or other Convertible Securities. In the event the holders of any such Pre-Distribution Convertible Securities or other Convertible Securities do not convert, exercise or exchange such securities prior to the expiration of any conversion or exercise right or the retirement of such security, or the acquisition relating to such Committed Acquisition Shares is not consummated, then the Reserved Property shall revert to the TCI Group and the former holders of Liberty Media Group Common Stock shall have no interest in such Reserved Property.

  The "Net Proceeds" with respect to any Disposition of any of the properties and assets of the Liberty Media Group means an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by the Company in respect of such Disposition or in respect of any resulting dividend or redemption (or which would have been payable but for the utilization of tax benefits attributable to the TCI Group), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the Liberty Media Group, including, without limitation, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends and other obligations in respect of preferred stock attributed to the Liberty Media Group. The Company may elect to pay the dividend or redemption price referred to in clause (i) or (ii) above either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property (other than Common Stock) that the Board of Directors determines will have an aggregate market value on a fully distributed basis, of not less than the amount of the Net Proceeds. If the dividend or redemption price is paid in the form of capital stock of an issuer other than the Company, the Board of Directors may determine either to (i) pay the dividend or redemption price in the form of separate classes or series of common stock with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group

Common Stock and the Series B Liberty Media Group Common Stock, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights, or (ii) pay the dividend or redemption price in the form of a single class of capital stock without distinction between the shares received by the holders of the two series of Liberty Media Group Common Stock.

  The option to convert the Liberty Media Group Common Stock into TCI Group Common Stock in the event of a Disposition provides the Company with additional flexibility by allowing the Company to deliver consideration in the form of shares of TCI Group Common Stock rather than cash or securities or other properties. This alternative could be used, for example, in circumstances when the Company did not have sufficient legally available assets under the DGCL to pay the full amount of an otherwise required dividend or redemption or when the Company desired to retain such proceeds.

  If less than substantially all of the properties and assets of the Liberty Media Group were disposed of by the Company in one transaction (even if an additional transaction were consummated at a later time in which additional properties and assets of the Liberty Media Group were disposed of by the Company, which, together with the properties and assets disposed of in the first transaction, would have constituted substantially all of the properties and assets of the Liberty Media Group at the time of the first transaction), the Company would not be required to pay a dividend on, redeem or convert the outstanding shares of Liberty Media Group Common Stock, unless such transactions constituted a series of related transactions. The second transaction, however, could trigger such a requirement if, at the time of the second transaction, the properties and assets disposed of in such transaction constituted at least substantially all of the properties and assets of the Liberty Media Group at such time. If less than substantially all of the properties and assets of the Liberty Media Group were disposed of by the Company, the holders of the Liberty Media Group Common Stock would not be entitled to receive any dividend or have their shares redeemed or converted for TCI Group Common Stock, although the Board of Directors could determine, in its sole discretion, to pay a dividend on the Liberty Media Group Common Stock in an amount related to the proceeds of such Disposition.

  At the time of any dividend made as a result of a Disposition referred to above, the TCI Group will be credited, and the Liberty Media Group will be charged (in addition to the charge for the dividend paid in respect of outstanding shares of Liberty Media Group Common Stock), with an amount equal to the product of (i) the aggregate amount paid in respect of such dividend times (ii) a fraction the numerator of which is the Inter-Group Interest Fraction and the denominator of which is the Outstanding Interest Fraction.

  See Appendix II for an illustration of the dividend on or redemption or conversion of Liberty Media Group Common Stock following the Disposition of all or substantially all of the properties and assets of the Liberty Media Group.

  The provisions described in this paragraph will not apply to the extent that adjustments in respect of a conversion or redemption of all outstanding shares of Liberty Media Group Common Stock are otherwise made pursuant to the provisions of such Convertible Securities. After any conversion date or redemption date on which all outstanding shares of Liberty Media Group Common Stock were converted or redeemed, any share of Liberty Media Group Common Stock that is issued on conversion, exercise or exchange of any Convertible Securities will, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Company or its Board of Directors or the holder of such share of Liberty Media Group Common Stock, be converted into (in the case all such outstanding shares were converted) or redeemed in exchange for (in case all such outstanding shares were redeemed) the kind and amount of shares of capital stock, cash and/or other securities or property that a holder of such Convertible Securities would have been entitled to receive pursuant to the terms of such Convertible Securities had such terms provided that the conversion, exercise or exchange privilege in effect immediately prior to any such conversion or redemption of all outstanding shares of Liberty Media Group Common Stock would be adjusted so that the holder of any such Convertible Securities thereafter surrendered for conversion, exercise or exchange would be entitled to receive the kind and amount of shares of capital stock, cash and/or other securities or property such holder would have received as a result of such action had such Convertible Security been converted, exercised or exchanged immediately prior thereto.

  Redemption in Exchange for Stock of Subsidiary. Any time at which all of the assets and liabilities attributed to the Liberty Media Group are held directly or indirectly by any one or more corporations all of the Capital Stock of which is owned by of the Company (the "Liberty Media Group Subsidiaries"), the Board of Directors may, subject to the availability of assets legally available for the purpose, redeem all of the outstanding shares of Liberty Media Group Common Stock in exchange for an aggregate number of outstanding fully paid and nonassessable shares of common stock of each Liberty Media Group Subsidiary equal to the product of the Adjusted Outstanding Interest Fraction and the number of all of the outstanding shares of common stock of such Liberty Media Group Subsidiary, on a pro rata basis. The effect of using the Adjusted Outstanding Interest Fraction, instead of the Outstanding Interest Fraction, in the determination of the shares of the Liberty Media Group Subsidiaries deliverable in such a redemption is to allocate to the TCI Group a portion of the shares of the Liberty Media Group Subsidiaries, in addition to the number of such shares so allocated in respect of any Inter-Group Interest, sufficient to provide for the delivery of the portion of the consideration deliverable by the Company upon any post-redemption conversion, exercise or exchange of Pre-Distribution Convertible Securities that become so payable in substitution for shares of Liberty Media Group Common Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to such redemption and to make similar provision for the Company's obligations in respect of any Committed Acquisition Shares that remain issuable. See "--Effects on Convertible Securities" and "Risk Factors-- Potential Dilution from Issuances of Liberty Media Group Common Stock upon Conversion of Securities Outstanding at Time of Distribution" and "--Potential Dilution from Issuances of Liberty Media Group Common Stock Pursuant to Existing Acquisition Agreements".

  In effecting such a redemption, the Board of Directors may determine either to (i) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of separate classes or series of common stock of each Liberty Media Group Subsidiary with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding difference in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights, or (ii) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of a single class of common stock of each Liberty Media Group Subsidiary without distinction between the shares distributed to the holders of the two series of Liberty Media Group Common Stock. If the Company determines to undertake a redemption as described in clause (i) of the preceding sentence, the outstanding shares of common stock of each Liberty Media Group Subsidiary not distributed to holders of Liberty Media Group Common Stock would consist solely of the class or series having the lower relative voting rights.

  See Appendix II for an illustration of the redemption of Liberty Media Group Common Stock in exchange for common stock of the Liberty Media Group Subsidiaries.

  General Conversion and Redemption Provisions. Not later than the 10th Trading Day following the consummation of a Disposition referred to above under "--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock", the Company will announce publicly by press release (i) the Net Proceeds of such Disposition, (ii) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (iii) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities), (iv) the Outstanding Interest Fraction as of a recent date preceding the date of such notice and (v) the Adjusted Outstanding Interest Fraction as of a recent date preceding the date of such notice. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Company will announce publicly by press release which of the actions described in clauses
(i), (ii) or (iii) of the first paragraph under "--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock" it has irrevocably determined to take.

  If the Company determines to pay a dividend described in clause (i) of the first paragraph under "--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock", the Company will, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(i) the record date for determining holders entitled to receive such dividend, which will be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (ii) the anticipated payment date of such dividend (which will not be more than 85 Trading Days following the consummation of such Disposition), (iii) the kind of shares of capital stock, cash and/or other securities or property to be distributed in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (iv) the Net Proceeds of such Disposition, (v) the Outstanding Interest Fraction as of a recent date preceding the date of such notice, (vi) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (vii) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities will be entitled to receive such dividend only if they appropriately convert, exercise or exchange them prior to the record date referred to in clause (i) of this sentence.

  If the Company determines to undertake a redemption of shares of Liberty Media Group Common Stock following a Disposition of all (not merely substantially all) of the properties and assets of the Liberty Media Group as described in clause (ii)(A) of the first paragraph under "--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock", the Company will cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (i) a statement that all shares of Liberty Media Group Common Stock outstanding on the redemption date will be redeemed, (ii) the redemption date (which will not be more than 85 Trading Days following the consummation of such Disposition), (iii) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Liberty Media Group Common Stock outstanding on the redemption date, (iv) the Net Proceeds of such Disposition, (v) the Adjusted Outstanding Interest Fraction as of the date of such notice, (vi) the place or places where certificates for shares of Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property, (vii) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which such Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities) and (viii) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities will be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the redemption date referred to in clause (ii) of this sentence and a statement as to what, if anything, such holders will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provision described in the last paragraph under "--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock" if such holders convert, exercise or exchange such Convertible Securities following such redemption date. Such notice will be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the redemption date, at such holder's address as the same appears on the transfer books of the Company.

  If the Company determines to undertake a redemption of shares of Liberty Media Group Common Stock following a Disposition of substantially all (but not all) of the properties and assets of the Liberty Media Group as described in clause (ii)(B) of the first paragraph under "--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock", the Company will, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of record of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (i) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition which will be the date on which shares of the Liberty Media Group Common Stock then outstanding will be selected for redemption, (ii) the anticipated redemption date (which will not be more than 85 Trading Days following the consummation of such Disposition), (iii) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Liberty Media Group Common Stock selected for redemption, (iv) the Net Proceeds of such Disposition, (v) the Outstanding Interest Fraction as of a recent date preceding the date of such notice, (vi) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion or exercise prices thereof, (vii) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities will be entitled to participate in such selection for redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the date referred to in clause (i) of this sentence and a statement as to what, if anything, such holders will be entitled to receive pursuant to the terms of such Convertible Securities if such holders convert, exercise or exchange such Convertible Securities following such date and (viii) a statement that the Company will not be required to register a transfer of any shares of Liberty Media Group Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (i) of this sentence. Promptly following the date referred to in clause (i) of the preceding sentence, but not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, the Company will cause to be given to each holder of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be redeemed, a notice setting forth (i) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock held by such holder to be redeemed, (ii) a statement that such shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock will be redeemed, (iii) the redemption date (which will not be more than 85 Trading Days following the consummation of such Disposition), (iv) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be received by such holder with respect to each share of such Liberty Media Group Common Stock to be redeemed, including details as to the calculation thereof, and (v) the place or places where certificates for shares of such Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property. The notices referred to in this paragraph will be sent by first-class mail, postage prepaid, at such holder's address as the same appears on the transfer books of the Company. If less than all of the outstanding shares of Liberty Media Group Common Stock are to be redeemed as described above under "--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock", such shares will be redeemed by the Company pro rata among the holders of Liberty Media Group Common Stock or by such other method as may be determined by the Board of Directors to be equitable.

  In the event of any conversion as described above under "--Conversion at the Option of the Company" or "--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock", the Company will cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (i) a statement that all outstanding shares of Liberty Media Group Common Stock will be converted, (ii) the conversion date (which will not be more than 85 Trading Days following the consummation of such Disposition in the event of a conversion pursuant to the provisions described under "--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock" and which shall not be more than 120 days after the Appraisal Date in the event of a conversion pursuant to the provisions described under "--Conversion at the Option of the Company"), (iii) the per share number of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, to be received with respect to each share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, including details as to the calculation thereof, (iv) the place or places where certificates for shares of Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered, (v) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and
(vi) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities will be entitled to participate in such conversion only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the conversion date referred to in clause (ii) of this sentence and a statement as to what, if anything, such holders will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provision described in the last paragraph under "--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock" if such holders convert, exercise or exchange such Convertible Securities following such conversion date. Such notice will be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the conversion date, at such holder's address as the same appears on the transfer books of the Company.

  If the Company determines to redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock as described above under "--Redemption in Exchange for Stock of Subsidiary", the Company will promptly cause to be given to each holder of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (i) a statement that all outstanding shares of Liberty Media Group Common Stock will be redeemed in exchange for shares of common stock of the Liberty Media Group Subsidiaries, (ii) the redemption date, (iii) the Adjusted Outstanding Interest Fraction as of a recent date preceding the date of such notice, (iv) the place or places where certificates for shares of Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of certificates for shares of common stock of the Liberty Media Group Subsidiaries, (v) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (vi) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities will be entitled to receive shares of common stock of the Liberty Media Group Subsidiaries upon redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the redemption date referred to in clause (ii) of this sentence and a statement as to what, if anything, such holders will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, the provisions described in the last paragraph under "--Mandatory Dividend, Redemption or Conversion of Liberty Media Group Common Stock" if such holders convert, exercise or exchange such Convertible Securities following such redemption date. Such notice will be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the redemption date, at such holder's address as the same appears on the transfer books of the Company.

  Neither the failure to mail any notice to any particular holder of Liberty Media Group Common Stock or of Convertible Securities nor any defect therein will affect the sufficiency thereof with respect to any other holder of outstanding shares of Liberty Media Group Common Stock or of Convertible Securities, or the validity of any conversion or redemption.

  The Company will not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of Liberty Media Group Common Stock upon any conversion, redemption, dividend or other distribution described above. In connection with the determination of the number of shares of any class of capital stock that is issuable or the amount of securities that is deliverable to any holder of record upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), the Company may aggregate the number of shares of Liberty Media Group Common Stock held at the relevant time by such holder of record. If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of Liberty Media Group Common Stock is a fraction, the Company will, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction will be (i) in the case of any fraction of a share of capital stock of the Company, the product of such fraction and the Market Value of one share of such capital stock and (ii) in the case of any other fractional security, such value as is determined by the Board of Directors.

  No adjustments in respect of dividends will be made upon the conversion or redemption of any shares of Liberty Media Group Common Stock; provided, however, that if such shares are converted or redeemed by the Company after the record date for determining holders of Liberty Media Group Common Stock entitled to any dividend or distribution thereon, such dividend or distribution will be payable to the holders of such shares at the close of business on such record date notwithstanding such conversion or redemption.

  Before any holder of shares of Liberty Media Group Common Stock will be entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other property to be received by such holder with respect to any conversion or redemption of shares of Liberty Media Group Common Stock, such holder is required to surrender at such place as the Company will specify certificates for such shares, properly endorsed or assigned for transfer (unless the Company waives such requirement). As soon as practicable after surrender of certificates for shares of Liberty Media Group Common Stock, the Company will deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such person is entitled, together with any payment for fractional securities referred to above. If less than all of the shares of Liberty Media Group Common Stock represented by any one certificate are to be redeemed, the Company will issue and deliver a new certificate for the shares of Liberty Media Group Common Stock not redeemed. The Company will not be required to register a transfer of (i) any shares of Liberty Media Group Common Stock for a period of 15 Trading Days next preceding any selection of shares of Liberty Media Group Common Stock to be redeemed or
(ii) any shares of Liberty Media Group Common Stock selected or called for redemption. Shares selected for redemption may not thereafter be converted pursuant to the provisions described under "--Conversion at the Option of the Holder".

  From and after any conversion or redemption, all rights of a holder of shares of Liberty Media Group Common Stock that were converted or redeemed will cease except for the right, upon surrender of the certificates representing shares of Liberty Media Group Common Stock, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other property for which such shares were converted or redeemed, together with any payment for fractional securities. No holder of a certificate that, immediately prior to the conversion or redemption of Liberty Media Group Common Stock, represented shares of Liberty Media Group Common Stock will be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Liberty Media Group Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the conversion or redemption, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a conversion or redemption of Liberty Media Group Common Stock, the Company will, however, be entitled to treat the certificates for Liberty Media Group Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Liberty Media Group Common Stock represented by such certificates have been converted or redeemed, notwithstanding the failure to surrender such certificates.

  The Company will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of Liberty Media Group Common Stock. The Company will not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock in a name other than that in which the shares of Liberty Media Group Common Stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

 LIQUIDATION RIGHTS

  The Liberty Media Group Stock Proposal provides that, in the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and subject to the prior payment in full of the preferential amounts to which any preferred stock is entitled, (i) the holders of the outstanding shares of TCI Group Common Stock will share equally, on a share for share basis, in a percentage of the funds of the Company remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of X/Z for the 20-Trading Day period ending on the Trading Day prior to the date of the public announcement of such liquidation, dissolution or winding up, and (ii) the holders of the outstanding shares of Liberty Media Group Common Stock will share equally, on a share for share basis, in a percentage of the funds of the Company remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of Y/Z for such 20-Trading Day period, where X is the aggregate Market Capitalization of the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, Y is the aggregate Market Capitalization of the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, and Z is the aggregate Market Capitalization of the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock. Neither a consolidation, merger nor sale of assets will be construed to be a "liquidation", "dissolution" or "winding up".

  No holder of Liberty Media Group Common Stock shall have any special right to receive specific assets of the Liberty Media Group in the case of any dissolution, liquidation or winding up of the Company.

 DETERMINATIONS BY THE BOARD OF DIRECTORS

  The Amended Charter will provide that any determinations made by the Board of Directors under any provision described under "--Description of TCI Group Common Stock and Liberty Media Group Common Stock" will be final and binding on all stockholders of the Company, except as may otherwise be required by law. Such a determination would not be binding if it were established that the determination was made in breach of a fiduciary duty of the Board of Directors. See "Risk Factors--Fiduciary Duties of the Board of Directors are to All Stockholders Regardless of Class or Series". The Company will prepare a statement of any such determination by the Board of Directors respecting the fair market value of any properties, assets or securities and will file such statement with the Secretary of the Company.

 PREEMPTIVE RIGHTS

  Under the Liberty Media Group Stock Proposal, the holders of the TCI Group Common Stock and Liberty Media Group Common Stock will not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by the Company.

NO INITIAL INTER-GROUP INTEREST

  The Liberty Media Group Common Stock issuable pursuant to the Distribution would be intended initially to represent 100% of the equity value of the Company attributable to the Liberty Media Group and, accordingly, the TCI Group will not have an Inter-Group Interest in the Liberty Media Group. However, if at any time shares of Liberty Media Group Common Stock representing less than 100% of the equity value of the Company attributable to the Liberty Media Group are outstanding, the remaining equity value will be attributed to the TCI Group as an Inter-Group Interest in the Liberty Media Group. An Inter-Group Interest would be created only if a subsequent transfer of cash or other property from the TCI Group to the Liberty Media Group is specifically designated by the Board of Directors as being made to create an Inter-Group Interest (in contrast to transfers made for other consideration such as transfers as loans or in purchase and sale transactions) or if outstanding shares of Liberty Media Group Common Stock are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group. Instructing the terms of the Liberty Media Group Stock Proposal the Board of Directors determined that the Liberty Media Group should not be enabled to create an interest in the TCI Group corresponding to the Inter-Group Interest. In restricting the Liberty Media Group from creating an interest in the TCI Group corresponding to the Inter-Group Interest, the Board determined that, because of the disparity in the relative sizes (based upon asset values) between the two Groups and the resultant effects an interest in the TCI Group could have on the value of the Liberty Media Group Common Stock, an equity interest held by the Liberty Media Group in the TCI Group could influence adversely the ability of the Liberty Media Group Common Stock to reflect the separate performance of such Group.

  The "Number of Shares Issuable with Respect to the Inter-Group Interest" means the number of shares of Series A Liberty Media Group Common Stock that could be issued or sold by the Company for the account of the TCI Group in respect of any Inter-Group Interest. Shares of Series B Liberty Media Group Common Stock may not be issued or sold by the Company for the account of the TCI Group in respect of any Inter-Group Interest. The "Outstanding Interest Fraction" means the percentage interest in the equity value of the Company attributable to the Liberty Media Group that is represented at any time by the outstanding shares of Liberty Media Group Common Stock, and the "Inter-Group Interest Fraction" means any remaining percentage interest in the equity value of the Company attributable to the Liberty Media Group that is attributed to the TCI Group. The sum of the Outstanding Interest Fraction and the Inter-Group Interest Fraction would always equal 100%. The "Adjusted Outstanding Interest Fraction" means a fraction the numerator of which is the number of outstanding shares of Liberty Media Group Common Stock and the denominator of which is the sum of (a) such number of outstanding shares, (b) the Number of Shares Issuable with Respect to the Inter-Group Interest, (c) the number of shares of Liberty Media Group Common Stock issuable upon conversion, exercise or exchange of Pre-Distribution Convertible Securities and (d) the number of Committed Acquisition Shares that remain issuable. The Adjusted Outstanding Interest Fraction is used instead of the Outstanding

Interest Fraction in certain provisions described under "--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Conversion and Redemption". The full definitions of "Number of Shares Issuable with Respect to the Inter-Group Interest", "Outstanding Interest Fraction", "Inter-Group Interest Fraction" and "Adjusted Outstanding Interest Fraction" are set forth in Appendix III-A.

  Any Number of Shares Issuable with Respect to the Inter-Group Interest would not be represented by outstanding shares of Liberty Media Group Common Stock and, therefore, would not be entitled to any voting rights. In addition, outstanding shares of Liberty Media Group Common Stock that are held by majority-owned subsidiaries of the Company (as to which the Company owns a majority of the shares entitled to vote in the election of directors) would not, in accordance with the DGCL, be entitled to vote on matters presented to stockholders or be counted for quorum purposes. Accordingly, the Company will not have any voting rights with respect to any Inter-Group Interest, and the outcome of any vote of the Liberty Media Group Common Stock would be determined by the holders of the outstanding shares of Liberty Media Group Common Stock (excluding any shares held by such majority-owned subsidiaries of the Company).

  For financial reporting purposes, shares of Liberty Media Group Common Stock acquired by consolidated subsidiaries of the Company which are part of the TCI Group which remain outstanding following such acquisition would be combined with the Number of Shares Issuable with Respect to the Inter-Group Interest and reported as the TCI Group's investment in the Liberty Media Group. Any differences between such reported investment and any then existing Inter-Group Interest would be reconcilable by adding to any then existing Inter-Group Interest the number of outstanding shares of Liberty Media Group Common Stock held by consolidated subsidiaries of the Company. Because these shares would still be outstanding for purposes of the receipt of dividends and payment of redemption or liquidation amounts, the TCI Group would obtain substantially the same economic benefits from such outstanding shares as it would have received had such shares been retired or otherwise ceased to be outstanding following their purchase and added to the Number of Shares Issuable with Respect to the Inter-Group Interest.

  The authorized shares of Liberty Media Group Common Stock in excess of the total number of shares outstanding will be available for issuance or sale without further approval by the stockholders of the Company and may be issued at any time at prices that could dilute the value of the outstanding shares of Liberty Media Group Common Stock. If there is an Inter-Group Interest, whenever shares of Liberty Media Group Common Stock are subsequently issued or sold by the Company, it will identify (i) the number of shares of Liberty Media Group Common Stock issued or sold for the account of the TCI Group in respect of a reduction in any then existing Inter-Group Interest, the net proceeds from the sale of which will be reflected in the combined financial statements of the TCI Group, and (ii) the number of such shares issued or sold for the account of the Liberty Media Group as an additional equity interest in the Liberty Media Group, the net proceeds of which will be reflected in the combined financial statements of the Liberty Media Group. Shares of Series B Liberty Media Group Common Stock may not be issued or sold by the Company for the account of the TCI Group in respect of a reduction in any Inter-Group Interest. The Board of Directors expects to make such determination, in its sole discretion, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the relative levels of internally generated cash flow of the Groups, the capital expenditure plans of and investment opportunities available to the Groups, the long-term business prospects for the Groups and the availability, cost and time associated with alternative financing sources. See "Risk Factors--Fiduciary Duties of the Board of Directors are to All Stockholders Regardless of Class or Series". If there is an Inter-Group Interest, whenever additional shares of Liberty Media Group Common Stock are issued or sold by the Company for the account of the TCI Group in respect of a reduction in the Inter-Group Interest, the Number of Shares Issuable with Respect to the Inter-Group Interest would decrease on a share-for-share basis and the Inter-Group Interest Fraction would decrease and the Outstanding Interest Fraction would increase accordingly. If the Number of Shares Issuable with Respect to the Inter-Group Interest is reduced to zero as a result of such issuances, shares of Liberty Media Group Common Stock could no longer be issued or sold by the Company for the account of the TCI Group unless an Inter-Group Interest is again subsequently created. If the net proceeds of any issuance or sale by the Company of Liberty Media Group Common Stock are allocated to the Liberty Media Group, the Number of

Shares Issuable with Respect to the Inter-Group Interest would not be reduced, but the Inter-Group Interest Fraction would decrease and the Outstanding Interest Fraction would increase accordingly.

  If there is an Inter-Group Interest and the Board of Directors determines to issue or deliver shares of Liberty Media Group Common Stock as a distribution on the TCI Group Common Stock, such distribution would be treated as a distribution of shares issuable with respect to the Inter-Group Interest, and as a result, the Number of Shares Issuable with Respect to the Inter-Group Interest would decrease by the number of shares distributed to the holders of TCI Group Common Stock, resulting in a proportionate decrease in the Inter-Group Interest Fraction and increase in the Outstanding Interest Fraction. Following the Distribution, shares of Series B Liberty Media Group Common Stock may not be issued or delivered by the Company as a distribution on the TCI Group Common Stock.

  If shares of Liberty Media Group Common Stock are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TCI Group, the Number of Shares Issuable with Respect to the Inter-Group Interest would increase on a share-for-share basis and the Inter-Group Interest Fraction would increase and the Outstanding Interest Fraction would decrease accordingly. If the purchase of shares of Liberty Media Group Common Stock were attributed to the Liberty Media Group, the Number of Shares Issuable with Respect to the Inter-Group Interest in the Liberty Media Group would not be increased, but the Inter-Group Interest Fraction would increase and the Outstanding Interest Fraction would decrease accordingly. The Board of Directors would, in its sole discretion, determine whether purchases of Liberty Media Group Common Stock should be made with consideration attributed to the TCI Group or the Liberty Media Group, by considering such factors as it deems relevant, including, without limitation, the needs of the Company, the relative levels of internally generated cash flow of the Groups, the capital expenditure plans of the Groups, the investment opportunities available to the Groups, the long-term business prospects for the Groups and the availability, cost and time associated with alternative financing sources.

  The Board of Directors could, in its sole discretion, determine from time to time to contribute cash or other property of the TCI Group as additional equity to the Liberty Media Group, which would increase the Number of Shares Issuable with Respect to the Inter-Group Interest by the number determined by dividing the amount of such cash or the fair value (as determined by the Board of Directors) of such property by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such contribution. In such event, the Inter-Group Interest Fraction will increase and the Outstanding Interest Fraction will decrease accordingly. The Board of Directors could, in its sole discretion, also determine from time to time to transfer cash or other property of the Liberty Media Group from the Liberty Media Group to the TCI Group in respect of a reduction in any then-existing Inter-Group Interest, in which case the Number of Shares Issuable with Respect to the Inter-Group Interest would be decreased by the number determined by dividing the amount of such cash or the fair value (as determined by the Board of Directors) of such property by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such contribution. In such event, the Inter-Group Interest Fraction would decrease and the Outstanding Interest Fraction would increase accordingly. The Board of Directors could, in its sole discretion, determine to make contributions or other transfers referred to in this paragraph after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

  The TCI Group will be credited, and the Liberty Media Group will be charged (in addition to the charge for the dividend or other distribution paid or distributed in respect of outstanding shares of Liberty Media Group Common Stock), with an amount equal to the product of (i) the aggregate amount of any dividend or other distribution paid or distributed in respect of outstanding shares of Liberty Media Group Common Stock (including any dividend of Net Proceeds from the Disposition of all or substantially all of the assets and properties of the Liberty Media Group), times (ii) a fraction the numerator of which is the Inter-Group Interest Fraction and the denominator of which is the Outstanding Interest Fraction.

  See Appendix II for illustrations of the calculation of the Inter-Group Interest in the Liberty Media Group and the effects thereon of dividends on, and the sale or purchase of, shares of Liberty Media Group Common Stock and contributions of cash or other property of the TCI Group to the Liberty Media Group.

DIVIDEND POLICY

  The Company has never paid dividends on its Class A Common Stock or Class B Common Stock. If the Liberty Media Group Stock Proposal is approved, the Board of Directors does not currently intend to pay dividends on the TCI Group Common Stock or the Liberty Media Group Common Stock. However, the Board of Directors reserves the right to pay such dividends at any time and from time to time out of funds legally available therefor.

  Any decision to pay dividends in the future will depend on the financial condition, results of operations and business requirements of the Company as a whole. Any future dividends on the TCI Group Common Stock and the Liberty Media Group Common Stock would be paid on such basis as the Board of Directors determines, subject to the provisions described under "--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Dividends". In making its determination, the Board of Directors expects to follow a policy under which it will consider, among other factors, the relative financial condition, results of operations and business requirements of the respective Groups. See Appendix IV for the Consolidated Financial Information of the Company, the Combined Financial Information of the Liberty Media Group and the Combined Financial Information of the TCI Group.

  For information concerning dividends on the TCI Group Common Stock and the Liberty Media Group Common Stock, see "--Description of TCI Group Common Stock and Liberty Media Group Common Stock--Dividends".

STOCK TRANSFER AGENT AND REGISTRAR

  The Bank of New York will act as transfer agent and registrar for the Liberty Media Group Common Stock upon issuance thereof and will continue to act as transfer agent and registrar for the TCI Group Common Stock.

INCLUSION IN NASDAQ NATIONAL MARKET

  The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock have been approved for inclusion in the Nasdaq National Market under the symbols "LBTYA" and "LBTYB", respectively. Shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock and Class B Preferred Stock will continue to be included in the Nasdaq National Market under the symbols "TCOMA", "TCOMB" and "TCOMP", respectively.

FINANCIAL ADVISORS

  CS First Boston Corporation and Lehman Brothers Inc. (collectively, the "Financial Advisors") are acting as the Company's exclusive financial advisors in connection with the Liberty Media Stock Group Proposal. The Financial Advisors are also assisting the Company in the solicitation of proxies for the Annual Meeting. The Company has paid to each of the Financial Advisors a fee of
$    for their services and will pay to each of the Financial Advisors an
additional fee of $    if the Liberty Media Group Stock Proposal is approved by
the Company's stockholders. In addition, the Company has agreed to pay to each
of the Financial Advisors a fee of $    upon the distribution of the Liberty
Media Group Common Stock, a portion of which fee will be subject to a credit against future financial services which may be rendered by such Financial Advisor or certain underwriting fees payable to such Financial Advisor in respect of future debt or equity financings by the Company. The Company has also agreed to reimburse the Financial Advisors for certain of their reasonable out-of-pocket expenses and has agreed to indemnify each of the Financial Advisors against certain liabilities, including liabilities under the Securities Act.

NO DISSENTERS' RIGHTS

  Under the DGCL, stockholders of the Company do not have dissenters' rights in connection with the Liberty Media Group Stock Proposal.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of the material Federal income tax consequences of the Liberty Media Group Stock Proposal is based on the opinion of Baker & Botts, L.L.P., counsel to the Company and Baker & Botts, L.L.P. is of the opinion that this summary accurately describes such material consequences. The discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury Department regulations, published positions of the Internal Revenue Service (the "Service") and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Liberty Media Group Common Stock or the Treasury Department could change the current law in future regulations, including regulations issued pursuant to its authority under Section 337(d) of the Code. Any further legislation or regulations could be enacted or promulgated so as to apply retroactively to the Liberty Media Group Stock Proposal. However, upon advice of counsel, the Company believes that, as a practical matter, it is unlikely that such legislation or regulations would apply retroactively to the Liberty Media Group Common Stock. In addition, the discussion and counsel's opinion are based on the assumption that the Liberty Media Group Stock Proposal will be implemented as described herein, and on certain assumptions as to the manner in which any offering or distribution of Liberty Media Group Common Stock would be accomplished.

  The Company has not applied for an advance tax ruling from the Service because the Service has announced that it will not issue advance rulings on the classification of stock with characteristics similar to the Liberty Media Group Common Stock.

  IT IS IMPORTANT TO NOTE THAT THE OPINION OF COUNSEL CONTAINED HEREIN IS BASED UPON THE LAW IN EFFECT AS OF THE DATE HEREOF. THE LIBERTY MEDIA GROUP STOCK PROPOSAL CONTEMPLATES THE POSSIBILITY OF THE PASSAGE OF TIME BETWEEN THE DATE HEREOF AND THE DISTRIBUTION AND ANY SUBSEQUENT OFFERING OR OTHER DISTRIBUTION OF LIBERTY MEDIA GROUP COMMON STOCK. THEREFORE, THE COMPANY WILL SEEK APPROPRIATE ADVICE FROM ITS COUNSEL TO UPDATE THIS OPINION PRIOR TO THE DISTRIBUTION AND ANY SUCH OFFERING OR DISTRIBUTION.

  Tax Implications to Stockholders. This discussion addresses only those stockholders who hold the Class A Common Stock or Class B Common Stock and would hold Liberty Media Group Common Stock as a capital asset within the meaning of Section 1221 of the Code and is included for general information only. It does not discuss all aspects of Federal income taxation that could be relevant to a stockholder in light of such stockholder's particular tax circumstances and does not apply to certain types of stockholders who could be subject to special treatment under the Federal income tax laws. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS TO WHICH THEY COULD BE SUBJECT.

  Distribution and Receipt of Liberty Media Group Common Stock. Under the Liberty Media Group Stock Proposal, shares of Liberty Media Group Common Stock will be issued as a distribution on the Class A Common Stock and Class B Common Stock on a pro rata basis. In the opinion of counsel, the Liberty Media Group Common Stock would be common stock of the Company for Federal income tax purposes, and counsel is of the view that such distribution should constitute a tax-free stock dividend. In such case, the basis of the Class A Common Stock and Class B Common Stock held by a stockholder immediately before the distribution would be allocated between the Liberty Media Group Common Stock received and such Class A Common Stock and Class B Common Stock in proportion to the fair market value of the Liberty Media Group Common Stock received and such Class A Common Stock and Class B Common Stock, and the holding period of the Liberty Media Group Common Stock and the Class A Common Stock and Class B Common Stock would include the holding period of the Class A Common Stock and Class B Common Stock, assuming that the Class A Common Stock and Class B Common Stock were a capital asset in the hands of the stockholder on the date of distribution. If such distribution did not constitute a tax-free stock dividend

(but assuming the Liberty Media Group Common Stock were common stock of the Company for Federal income tax purposes), then stockholders of Class A Common Stock and Class B Common Stock would be in receipt of a taxable distribution in an amount equal to the value of the shares of Liberty Media Group Common Stock distributed as of the time of the distribution.

  Although it is counsel's opinion that a distribution of Liberty Media Group Common Stock would not result in the recognition of any income, gain or loss or the receipt of a taxable dividend by stockholders, there are no Federal income tax regulations, court decisions or published Service rulings bearing directly on the effect of the dividend and liquidation features of the Liberty Media Group Common Stock. In addition, the Service announced during 1987 that it was studying the Federal income tax consequences of stock which has certain voting and liquidation rights in an issuing corporation, but whose dividend rights are determined by reference to the earnings and profits of a segregated portion of the issuing corporation's assets, and that it would not issue any advance rulings regarding such stock. Earlier this year, the Service withdrew such stock from its list of matters under consideration and reiterated that it would not issue advance rulings regarding such stock. In the absence of such a ruling, there is a risk that the Service could claim that the Liberty Media Group Common Stock represents property other than stock of the Company.

  If the Liberty Media Group Common Stock were treated as property other than stock of the Company, the distribution of the Liberty Media Group Common Stock could be taxed as a dividend to stockholders in an amount equal to the fair market value of the Liberty Media Group Common Stock. In addition, if the Liberty Media Group Common Stock were treated as property other than stock of the Company, the Company could recognize gain on the distribution of Liberty Media Group Common Stock, in an amount equal to the difference between the fair market value of the Liberty Media Group Common Stock and the Company's tax basis in such property. However, as indicated above, counsel is of the opinion that the Liberty Media Group Common Stock would be treated as stock of the Company. The Company will seek appropriate advice from its counsel prior to any distribution of Liberty Media Group Common Stock.

  Sale or Exchange of Common Stock. Upon the taxable sale or exchange of the Liberty Media Group Common Stock, a stockholder would recognize gain or loss equal to the difference between (i) any cash received plus the fair market value of any other consideration received and (ii) the tax basis of the stock sold or exchanged. Such tax basis could be determined as described under "-- Distribution and Receipt of Liberty Media Group Common Stock" above.

  If the Company redeems the Liberty Media Group Common Stock for shares of the Liberty Media Group Subsidiaries, it intends to do so in a manner that will be tax free under Section 355 of the Code. If the redemption does not qualify under Section 355 of the Code, then (i) the Company could recognize gain on the distribution of stock of the Liberty Media Group Subsidiaries in an amount equal to the difference between the fair market value of such stock distributed and the Company's tax basis in such stock, and (ii) the holders of the Liberty Media Group Common Stock could, depending on their individual circumstances, either (a) recognize gain on the redemption in an amount equal to the difference between the fair market value of the Liberty Media Group Subsidiaries stock received and the stockholders' tax basis in their shares being redeemed or (b) be treated as having received a taxable dividend in an amount equal to the fair market value of the stock.

  A conversion of Liberty Media Group Common Stock into TCI Group Common Stock should constitute a tax free exchange. However, it is not entirely clear that an exchange between holders of shares of Liberty Media Group Common Stock for shares of TCI Group Common Stock, or shares of TCI Group Common Stock for shares of Liberty Media Group Common Stock, will constitute a tax free exchange under Section 1036 of the Code (or any other provision).

  The excess of net long-term capital gains over net short-term capital loss could be taxed at a lower rate than ordinary income for certain noncorporate taxpayers. A capital gain is long-term if the asset is held for more than one year and is short-term if held for one year or less. The distinction between capital gain or loss and ordinary income is also relevant for purposes of, among other things, the limitation on the deductibility of capital losses.

  Adjustments to Convertible Securities. If the Liberty Media Group Stock Proposal is approved by stockholders, any outstanding Convertible Securities convertible into or exercisable for Class A Common Stock and Class B Common Stock will become convertible into a combination of TCI Group Common Stock and Liberty Media Group Common Stock, or (in the case of the Series F Preferred Stock) into an increased amount of TCI Group Common Stock, at the time of such transaction. To the extent that, in connection with such transaction, the right to convert such convertible securities is adjusted only as necessary to prevent dilution, such adjustment should not be deemed a taxable stock distribution to the holders of Convertible Securities.

  United States Alien Holders. Dividend payments received by a United States Alien (as defined below) holder of Liberty Media Group Common Stock would be subject to United States Federal withholding tax in the same manner as such holder is subject to Federal withholding tax on Common Stock. A United States Alien holder would not be subject to United States Federal income or withholding tax on any gain realized on the taxable sale or exchange of any such stock, unless (A) such gain was effectively connected with a United States trade or business of the United States Alien, (B) the United States Alien was an individual who had been present in the United States for a period or periods of 183 days or more during the taxable year and certain other conditions were met or (C) the stock sold or exchanged was a "United States Real Property Interest" as defined in section 897(c)(1) of the Code at any time during the five years prior to the sale or exchange of the stock or at any time during the time that the United States Alien held such stock, whichever time was shorter. The Liberty Media Group Common Stock sold or exchanged would be a United States Real Property Interest only if, at any time during the five years prior to the sale or exchange of such stock or at any time during the period that the United States Alien held such stock, whichever time was shorter, the Company had been a "United States real property holding corporation" as defined in section 897(c)(2) of the Code and the United States Alien directly or constructively had owned more than 5% of such series of Liberty Media Group Common Stock. The Company believes that it is not, has not been and will not become a "United States real property holding corporation" for Federal income tax purposes.

  A "United States Alien" is any person who, for United States Federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary or a foreign estate or trust, or a foreign partnership that includes as a member any of the foregoing persons.

  Backup Withholding. Certain noncorporate holders of Liberty Media Group Common Stock could be subject to backup withholding at a rate of 31% on the payment of dividends on such stock. Backup withholding would apply only if the holder (i) failed to furnish its Taxpayer Identification Number ("TIN"), which, for an individual, would be his or her Social Security number, (ii) furnished an incorrect TIN, (iii) was notified by the Service that it had failed to properly report payments of interest or dividends or (iv) under certain circumstances, failed to certify under penalties of perjury that it had furnished a correct TIN and had been notified by the Service that it had failed to properly report payments of interest or dividends. Stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining such an exemption if applicable.

  The amount of any backup withholding from a payment to a holder of Liberty Media Group Common Stock would be allowed as a credit against such stockholder's Federal income tax liability and could entitle such stockholder to a refund, provided that the required information was furnished to the Service.

  Tax Implications to the Company. In the opinion of counsel, the Liberty Media Group Common Stock would be common stock of the Company and no gain or loss would be recognized by the Company on any distribution of Liberty Media Group Common Stock. If, however, the Liberty Media Group Common Stock were treated as property other than stock of the Company, the Company could recognize gain on the distribution of such stock in an amount equal to the difference between the fair market value of such stock and its tax basis in the hands of the Company. If the Liberty Media Group Common Stock were issued and treated as stock of a subsidiary of the Company, and not as Common Stock of the Company, depending upon the amount of stock issued, the Liberty Media Group would not be includable in the Company's consolidated

Federal income tax return, and any dividends paid or deemed to be paid to the Company by the Liberty Media Group would be taxed to the Company. Although it is possible that the Service could claim that the Liberty Media Group Common Stock is not stock of the Company, it is the opinion of Baker & Botts, L.L.P., that such a position, if asserted, would not prevail.

EFFECTS ON CONVERTIBLE SECURITIES

  After the Distribution and the redesignation of the Class A Common Stock and Class B Common Stock, existing securities of the Company that are convertible into or exchangeable for shares of Class A Common Stock will, as a result of the operation of antidilution provisions, be adjusted so that a number of shares of Series A TCI Group Common Stock equal to the number of shares of Class A Common Stock theretofore issuable upon such conversion or exchange would be issued upon such conversion or exchange and there will also be delivered upon their conversion or exchange the number of shares of Series A Liberty Media Group Common Stock that would have been issuable in the Distribution with respect to the Class A Common Stock that would have been issuable upon their conversion or exchange prior to the Distribution. The issuance of shares of Series A Liberty Media Group Common Stock upon such conversion or exchange will not result in any transfer of funds or other assets from the TCI Group to the Liberty Media Group or a reduction in any Inter-Group Interest that then may exist, in consideration of such issuance.

ADJUSTMENTS UNDER STOCK INCENTIVE PLAN AND DIRECTOR STOCK OPTION PLAN

  If the Liberty Media Group Stock Proposal is approved, pursuant to applicable provisions of the Company's 1994 Stock Incentive Plan, the Compensation Committee of the Board of Directors (the "Compensation Committee") will determine appropriate adjustments to outstanding options and stock appreciation rights to take account of the Distribution. Under these adjustments, each holder of an outstanding option or stock appreciation right will receive an additional option or stock appreciation right, as applicable, covering a number of shares of Series A Liberty Media Group Common Stock equal to one-fourth of the number of shares of Class A Common Stock theretofore subject to the outstanding option or stock appreciation right, and the outstanding option or stock appreciation right would continue in effect as an option or stock appreciation right covering the same number of shares of Series A TCI Group Common Stock (as redesignated) that were theretofore subject to the option or stock appreciation right. The aggregate pre-adjustment strike price of the outstanding options or stock appreciation rights will be allocated between the outstanding options or stock appreciation rights and the newly issued options or stock appreciation rights in a ratio to be determined by the Compensation Committee.

  If the Director Stock Option Plan is approved at the Annual Meeting, outstanding options granted under that plan in November 1994, subject to approval at the Annual Meeting, will be adjusted so that each holder of an outstanding option will receive an additional option covering a number of shares of Series A Liberty Media Group Common Stock equal to one-fourth of the number of shares of Class A Common Stock theretofore subject to the outstanding option, and the outstanding option will continue in effect as an option covering the same number of shares of Series A TCI Group Common Stock (as redesignated) that were theretofore subject to the option. The aggregate pre-adjustment strike price of such outstanding options will be allocated so that the aggregate strike price of the additional options covering Series A Liberty Media Group Common Stock will be 25% of the pre-adjustment strike price and the aggregate strike price of the options covering Series A TCI Group Common Stock will be 75% of the pre-adjustment strike price.

FUTURE ISSUANCES PURSUANT TO STOCK INCENTIVE PLAN AND DIRECTOR STOCK OPTION
PLAN

  In the event the Liberty Media Group Stock Proposal is approved by stockholders, the 1994 Stock Incentive Plan and, if the Director Stock Option Plan Proposal is approved, the Director Stock Option Plan will be adjusted in connection with the Distribution to provide for future grants in respect of shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock.

  The 1994 Stock Incentive Plan will be adjusted to provide that the number and type of shares subject to future awards would consist of a number of shares of Series A TCI Group Common Stock equal to the number of shares of Class A Common Stock subject to future awards immediately prior to the Distribution and a number of shares of Series A Liberty Media Group Common Stock equal to one-fourth of the number of shares of Class A Common Stock subject to future awards immediately prior to Distribution. Following the Distribution, the Compensation Committee may in its discretion grant awards, including awards of options on, or stock appreciation rights respecting, shares of Series A TCI Group Common Stock, Series A Liberty Media Group Common Stock, or combinations thereof, in such amounts and types as it determines in accordance with the terms of the 1994 Stock Incentive Plan, as adjusted.

  The adjustments to the Director Stock Option Plan would result in the number of shares reserved for issuance under such Plan being changed from 1,000,000 shares of Class A Common Stock to 1,000,000 shares of Series A TCI Group Common Stock and 250,000 shares of Series A Liberty Media Group Common Stock. In addition, the automatic grant of options to purchase 50,000 shares of Class A Common Stock that the Director Option Plan provides will be made to each person becoming a nonemployee director subsequent to its approval at the Annual Meeting will be changed to an automatic grant of options to purchase 50,000 shares of Series A TCI Group Common Stock and 12,500 shares of Series A Liberty Media Group Common Stock.

  In determining whether awards under the 1994 Stock Incentive Plan in respect of Series A TCI Group Common Stock, Series A Liberty Media Group Common Stock, or a combination thereof, are to be made to specific employees, it is anticipated that the Compensation Committee will consider, among other things, the identity of the Group to which the employee in question provides services. It is also anticipated, however, that the Compensation Committee will consider that employees should be rewarded based on the success of the Company as a whole and that a policy of granting awards solely in respect of the Common Stock relating to the Group for which the employee provides services may be counterproductive to the overall success of the Company. In addition, because of the complementary nature of the businesses of the TCI Group and the Liberty Media Group, it is anticipated that services performed in respect of one Group would have at least an indirect effect upon the business of the other Group. Therefore, it is anticipated that the Compensation Committee could decide that in order to provide the maximum incentive to employees regarding the overall success of the Company, it may be appropriate to grant awards consisting of securities in respect of both Groups to employees performing services for one Group. If the Compensation Committee elects to grant awards to individual employees consisting of stock options on, or stock appreciation rights respecting, both Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock, the allocation between the two will be at the Compensation Committee's discretion. To the extent that options or stock appreciation rights on Liberty Media Group Common Stock are granted to employees of the Company, the issuance of shares of Liberty Media Group Common Stock upon exercise will not be made out of any then-existing Inter-Group Interest and will therefore dilute the holders of Liberty Media Group Common Stock.

  In connection with the allocation of expenses related to and proceeds received upon the exercise of options awarded under the Director Stock Option Plan, such expenses and proceeds will be attributed to the TCI Group in the case of options to purchase TCI Group Common Stock and to the Liberty Media Group in the case of options to purchase Liberty Media Group Common Stock. With respect to the allocation of compensation expenses relating to awards under the 1994 Stock Incentive Plan, such compensation expenses will generally be attributed to the Group to which the employee provides services. The proceeds received upon any exercise of options to acquire TCI Group Common Stock or Liberty Media Group Common Stock will be attributed to the corresponding Group.

ISSUANCE OF SERIES F PREFERRED STOCK

  A number of wholly owned subsidiaries of the Company which are part of the TCI Group own shares of Class A Common Stock and preferred stock of the Company which have been classified for accounting purposes as treasury shares (the "TCI Treasury Shares"). The TCI Treasury Shares were acquired primarily through the Company's acquisition of entities which held shares of common stock of the Company and as a result of the Old TCI/LMC Combination and the Business Line Restructuring. Because the Distribution of the Liberty Media Group Common Stock will be made as a dividend to all holders of the Company's Class A Common Stock and Class B Common Stock and, pursuant to the anti-dilution provisions set forth therein, to the holders of securities convertible into Class A Common Stock and Class B Common Stock upon the conversion thereof, shares of Liberty Media Group Common Stock would otherwise be issued and become issuable in respect of the TCI Treasury Shares held by these subsidiaries and would be attributed to the TCI Group. The Liberty Media Group Stock Proposal provides that the Liberty Media Group Common Stock issuable in connection with the Distribution is intended to constitute 100% of the equity value thereof to the holders of the Class A Common Stock and Class B Common Stock and that the TCI Group will initially not have any Inter-Group Interest in the Liberty Media Group. Therefore, the Company has determined to exchange all of the outstanding TCI Treasury Shares for shares of a new series of Series Preferred Stock designated Convertible Redeemable Participating Preferred Stock, Series F (the "Series F Preferred Stock"). The rights, privileges and preferences of Series F Preferred Stock do not entitle its holders to receive Liberty Media Group Common Stock in the Distribution or upon conversion of the Series F Preferred Stock.

  Immediately prior to the record date for the Distribution, the Company will cause each of its subsidiaries holding TCI Treasury Shares to exchange such shares for shares of Series F Preferred Stock having an aggregate value of not less than that of the TCI Treasury Shares so exchanged. Each share of Series F Preferred Stock will be convertible into 1,000 shares of Class A Common Stock, subject to anti-dilution adjustments, at the option of the holder at any time after the Company amends its Charter to increase the number of authorized shares of Class A Common Stock to a number that would permit the conversion of all securities of the Company that are convertible into or exercisable or exchangeable for shares of Class A Common Stock, including all of the shares of Series F Preferred Stock then outstanding. Such condition to the optional conversion of such shares would be satisfied upon stockholder approval of the Increased Authorization Proposal and the filing of the Amended Charter. The anti-dilution provisions of the Series F Preferred Stock will provide that the conversion rate of the Series F Preferred Stock will be adjusted by increasing the number of shares of Class A Common Stock issuable upon conversion in the event of any non-cash dividend or distribution on the Class A Common Stock to give effect to the value of the securities, assets or other property so distributed; however, no such adjustment shall entitle the holder to receive the actual security, asset or other property so distributed upon the conversion of shares of Series F Preferred Stock. Therefore, the Distribution will result in an adjustment to the conversion rate of the Series F Preferred Stock giving such holder the right to receive upon conversion additional shares of Class A Common Stock having a fair value (as determined by the Board of Directors) equal to the number of shares of Series A Liberty Media Group Common Stock which it would have received had such shares of Series F Preferred Stock been converted immediately prior to the record date for the Distribution rather than such number of shares of Liberty Media Group Common Stock.

  The holders of the Series F Preferred Stock are entitled to participate, on an as-converted basis, with the holders of the Series A TCI Group Common Stock, with respect to any cash dividends or distributions declared and paid on the Series A TCI Group Common Stock. Dividends or distributions on the Series A TCI Group Common Stock which are not paid in cash would result in the adjustment of the applicable conversion rate as described above.

  Upon the dissolution, liquidation or winding up of the Company, holders of the Series F Preferred Stock will be entitled to receive from the assets of the Company available for distribution to stockholders an amount, in cash or property or a combination thereof, per share of Series F Preferred Stock, equal to the sum of (x) $.01 and (y) the amount to be distributed per share of Class A Common Stock in such liquidation, dissolution or winding up multiplied by the applicable conversion rate of a share of Series F Preferred Stock.

  The Series F Preferred Stock is subject to optional redemption by the Company at any time after its issuance, in whole or in part, at a redemption price, per share, equal to the issue price of a share of Series F Preferred Stock (as adjusted in respect of stock splits, reverse splits and other events affecting the shares of

Series F Preferred Stock), plus any dividends which have been declared but are unpaid as of the date fixed for such redemption. The Company may elect to pay the redemption price (or designated portion thereof) of the shares of Series F Preferred Stock called for redemption by issuing to the holder thereof, in respect of its shares to be redeemed, a number of shares of Series A TCI Group Common Stock equal to the aggregate redemption price (or designated portion thereof) of such shares divided by the average of the last sales prices of the Class A Common Stock for a period specified, and subject to the adjustments described, in the certificate of designations establishing the Series F Preferred Stock.

  The exchange of the TCI Treasury Shares for shares of Series F Preferred Stock will be consummated only if the Distribution is made.

                 DESCRIPTION OF BUSINESS OF LIBERTY MEDIA GROUP

BUSINESS

  The Liberty Media Group, through Liberty and its subsidiaries and affiliates, is an investor in and manager of entities engaged in the production, acquisition and distribution through all available formats and media, including cable television systems, broadcast television stations, radio, C-Band home satellite dishes ("HSDs"), direct broadcast satellite ("DBS"), on-line and interactive services, home video and traditional retail outlets, of branded entertainment, educational and informational programming and software, including multimedia products, delivered in both analog and digital form. The various entertainment, education and information programming and programming-related businesses in which the Liberty Media Group has interests fall into two categories: sports programming services; and general entertainment and information services. The Liberty Media Group is also engaged in electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing.

  The following table sets forth the Liberty Media Group's programming interests which are held directly and indirectly through partnerships, joint ventures, common stock investments and instruments convertible into common stock. Ownership percentages in the table are approximate, calculated as of March 31, 1995 and, where applicable, assume conversion to common stock by all holders. In some cases, the Liberty Media Group's interest may be subject to buy/sell procedures, repurchase rights or, under certain circumstances, dilution. In the case of public companies, the number of shares owned by the Liberty Media Group, in addition to the primary national securities exchange and trading symbol of those subsidiaries and affiliates which are publicly traded, are set forth in the table.

                          SPORTS PROGRAMMING SERVICES
- --------------------------------------------------------------------------------

     PROGRAMMING        SUBSCRIBERS    SUBSIDIARY/AFFILIATE            OWNERSHIP
       SERVICES             AT                                         INTEREST
                          3/31/95
- ------------------------------------------------------------------------------------
                          NATIONAL SPORTS NETWORKS
Prime Network           48,424,000     Prime SportsChannel                 34%(1)(2)
NewSport                 5,141,000      Networks Associates
Prime Sports Radio      21,790,000(3)  Liberty Sports, Inc.               100%
Prime Sports Showcase    1,800,000     Liberty Sports, Inc.               100%
Liberty Satellite        1,668,000     Affiliated Regional                 68%(2)
 Sports(4)                              Communications, Ltd. ("ARC")
Prime Deportiva            220,000     Liberty Sports, Inc.               100%
                          REGIONAL SPORTS NETWORKS
Home Team Sports         2,919,000     Home Team Sports Limited          20.5%(1)
                                        Partnership
Prime Sports-              552,000     Liberty Sports, Inc.               100%
 Intermountain West
Prime Sports-KBL         1,631,000     Liberty Sports, Inc.               100%
Prime Sports-Southwest   4,288,000     ARC                                 68%
Prime Sports-Midwest       603,000     ARC                                 68%
Prime Sports-Rocky       1,666,000     Liberty Sports, Inc.              78.5%(1)
 Mountain

- --------------------------------------------------------------------------------

      PROGRAMMING        SUBSCRIBERS    SUBSIDIARY/AFFILIATE            OWNERSHIP
       SERVICES              AT                                         INTEREST
                           3/31/95
- -------------------------------------------------------------------------------------
Prime Sports-Northwest    2,217,000     LMC Northwest Cable Sports,         60%(2)
                                         Inc.
Prime Sports-West         4,236,000     Liberty Sports, Inc.               100%
La Cadena Deportiva         904,000     Liberty Sports, Inc.               100%
Prime Sports-Upper          438,000     Upper Midwest Cable Partners      38.6%(1)(2)
 Midwest
SportsChannel Chicago     2,370,000     SportsChannel Chicago               50%(2)
                                         Associates
SportsChannel Pacific     3,387,000     SportsChannel Pacific               50%(2)
                                         Associates
SportsChannel             2,384,000     SportsChannel Prism Associates      23%(1)(2)
 Philadelphia/PRISM
SportSouth Network        4,516,000     SportSouth Network, L.P.            44%(2)
Sunshine Network          3,590,000     Sunshine Network JV                 38%(1)(2)
                      INTERNATIONAL SPORTS PROGRAMMING
Premier Sports Network        4,380     LMC International, Inc.             50%
Premier All Star Sports         500(5)
Prime Network               138,000     ARC                                 68%
 (International)
Prime Deportiva              65,000     Liberty Sports, Inc.               100%
- -------------------------------------------------------------------------------------

                 GENERAL ENTERTAINMENT AND INFORMATION SERVICES

- -------------------------------------------------------------------------------------
      PROGRAMMING        SUBSCRIBERS    SUBSIDIARY/AFFILIATE            OWNERSHIP
       SERVICES              AT                                         INTEREST
                           3/31/95
- -------------------------------------------------------------------------------------
                               MOVIE SERVICES
Encore                    5,955,000     Encore Media Corporation            90%
Love Stories                312,000
Westerns                    472,000
Mystery                     472,000
Action                      308,000
True Stories and Drama      303,000
WAM! America's Youth        303,000
 Network
STARZ!                    1,924,000     QE+ Ltd.                          47.9%(7)
Request TV               26,211,000(6)  Reiss Media Enterprises, Inc.       40%(2)
Viewer's Choice          29,067,000(6)  PPVN Holding Company                10%

      PROGRAMMING        SUBSCRIBERS     SUBSIDIARY/AFFILIATE                     OWNERSHIP
       SERVICES              AT                                                   INTEREST
                           3/31/95
- ----------------------------------------------------------------------------------------------------
                                     EDUCATION/INFORMATION
Court TV                 16,935,000      Courtroom Television                         33%(2)(8)
                                          Network
The Discovery Channel    63,578,000      Discovery Communications,                    49%
The Learning Channel     34,493,000      Inc.
Discovery Asia              690,000
Discovery Europe         10,620,000
TLC Europe                         (9)
Discovery Latin America   3,573,000
What on Earth               100,000(6)   Ingenius                                     50%
X*Change                 29,500,000(6)
International Channel     6,264,000      Encore ICCP, Inc.                            45%(2)
                                     GENERAL ENTERTAINMENT
America One              14,758,000(10)  Liberty Sports, Inc.                        100%
BET Cable Network        41,344,000      BET Holdings, Inc.                           18%
BET Action Pay-Per-View   6,500,000       (NYSE-BTV)                         1,831,600 A Common
                                                                             1,831,600 B Common
The Box                  19,919,000(US)  Video Jukebox Network,                     5.5%
                            407,000(UK)   Inc.                                1,203,464 Common
                                          (NASDAQ-JUKE)
DMX                      32,281,000(6)   DMX Inc.                                   8.6%(2)
                                          (NASDAQ-TUNE)                       3,409,063 Common
E! Entertainment         29,300,000      E! Entertainment Television,                 10%(2)
                                          Inc.
The Family Channel       60,085,000      International Family                       18.5%
Cable Health Club         4,400,000       Entertainment, Inc.                1,670,986 B Common
The Family Channel        3,243,000       (NYSE-FAM)                        220,000 Preferred(12)
 UK(11)                                                                  $23,000,000 Conv. notes(13)
CNN                      64,100,000      Turner Broadcasting System,                  23%
Cartoon Network          13,400,000      Inc.                                 225,000 A Common
Headline News            55,600,000       (AMEX-TBS/ A;                      29,281,771 B Common
TNT                      62,000,000      TBS/B)                           5,939,551 C Preferred(14)
Turner Classic Movies     4,000,000
TBS SuperStation         63,500,000
CNN International            63,700
TNT Latin America             3,700

- --------------------------------------------------------------------------------

     PROGRAMMING        SUBSCRIBERS     SUBSIDIARY/AFFILIATE                 OWNERSHIP
       SERVICES             AT                                               INTEREST
                          3/31/95
- -------------------------------------------------------------------------------------------
Cartoon Network Latin        4,200
 America
TNT & Cartoon Network       25,600
 Europe
TNT & Cartoon Network          900
 Asia
tv! Network              6,773,000      TV Network Corporation                  100%
- -------------------------------------------------------------------------------------------

                         ELECTRONIC RETAILING SERVICES

- -------------------------------------------------------------------------------------------
     PROGRAMMING        SUBSCRIBERS     SUBSIDIARY/AFFILIATE                 OWNERSHIP
       SERVICES             AT                                               INTEREST
                          3/31/95
- -------------------------------------------------------------------------------------------
HSN                     63,700,000(15)  Home Shopping Network, Inc.            41.5%(16)
Spree!                                   (NYSE-HSN)                      17,566,702 Common
                                                                        20,000,000 B Common
QVC- Network            51,200,000      QVC, Inc.                              42.6%(2)
Q2                      10,700,000
QVC - The Shopping       3,300,000
 Channel (UK)
CVC Telemercado          6,600,000
 Alameda (Mexico)
- -------------------------------------------------------------------------------------------

                                  OTHER ASSETS

- -------------------------------------------------------------------------------------------
     DESCRIPTION        SUBSCRIBERS     SUBSIDIARY/AFFILIATE                 OWNERSHIP
                            AT                                               INTEREST
                          3/31/95
- -------------------------------------------------------------------------------------------
Television Programming         N/A      Americana Television                     66%(2)
 Production                              Productions LLC
Hardware/software              N/A      Asian Television and                     44%
 sales and consulting                    Communications LLC
Movie production               N/A      Cutthroat Productions LP                7.5%
News/Documentary               N/A      MacNeil/Lehrer Productions               66%
 Production
Distribution of            410,000      Netlink USA                             100%
 programming to HSDs        20,000      Netlink International
UHF/LPTV broadcast TV   28,000,000(17)  Silver King Communications,             23%(18)
 stations                                Inc. (NASDAQ-SKTV)                61,630 Common

- -------------------------------------------------------------------------------

          PROGRAMMING             SUBSCRIBERS SUBSIDIARY/AFFILIATE            OWNERSHIP
            SERVICES                  AT                                      INTEREST
                                    3/31/95
- ---------------------------------------------------------------------------------------
Distribution of TBS SuperStation  59,584,000  Southern Satellite Systems,       100%
 signal (in the U.S.)                         Inc.
Distribution of TBS SuperStation     962,000  Royal Communications, Inc.        100%
 signal (in Canada)
Marketing Support Services               N/A  Vision Group, Inc.                100%

- -------------------------------------------------------------------------------

 (1) Includes indirect interest attributed through ARC's ownership.
 (2) The interests of the Liberty Media Group in these entities are presently or will become subject to buy-sell procedures under which one owner may initiate the procedure by giving notice setting forth a value for the entity and the other owner(s) may then elect either to buy the interest of the initiating owner or to sell their interests to the initiating owner at the price specified by the initiating owner.
 (3) Population in broadcast areas of affiliates.
 (4) Distributor of Sports Programming to HSD and DBS markets.
 (5) Commercial establishments, primarily pubs.
 (6) Number of subscribers to whom service is available.
 (7) Reflects attributed ownership interest effective July 1, 1995. Also effective July 1, 1995, an entity included in the TCI Group will own a majority interest in QE+ Ltd.
 (8) The Liberty Media Group has held discussions with the other general partners regarding restructuring the partnership so that the Liberty Media Group would reduce its interest in Courtroom Television Network in exchange for a reduction of its obligation to the partnership.
 (9) Included with Discovery Europe.
(10) Number of television households in broadcast areas of stations carrying America One.
(11) Operated by a joint venture in which IFE has a 61% interest and Flextech plc, in which International has a majority interest, has the remaining 39% interest.
(12) $22,000,000 face amount, convertible into 3,300,000 shares of Class B common stock at $6.67 per share.
(13) $23,000,000 face amount, convertible into 2,070,000 shares of Class B common stock at $11.11 per share.
(14) Convertible into 6 shares of Class B common stock for each share of preferred.
(15) Includes broadcast households and cable subscribers.
(16) The Liberty Media Group has 80% voting power.
(17) Number of television households in areas of Silver King's broadcast stations.
(18) Assumes exercise of an option to purchase 2,000,000 shares of Class B common stock at $1.50 per share. Exercise of such options is subject to certain regulatory restrictions. As a result of the multiple voting rights attributable to the Class B Common Stock, the Liberty Media Group would have 65% voting power upon exercise. See description of Silver King Communications, Inc. in "--Other Assets" below.

SPORTS PROGRAMMING SERVICES

 NATIONAL SPORTS PROGRAMMING SERVICES

  "Prime Network" is a national "backdrop" service consisting of a variety of professional and collegiate sports events and other sports programming not subject to territorial restrictions, including college football, baseball and basketball games, professional tennis, auto racing, soccer, golf, boxing and skiing. The term "backdrop" service is used to distinguish between original programming produced by a regional sports network and ancillary programming purchased by the regional sports network from others, such as Prime Network, to supplement its programming service. Prime Network is operated by Prime SportsChannel Networks Associates ("PSC"), a partnership between ARC, NBC/SC America Holding, Inc. and Rainbow Program Holding, Inc. PSC distributes Prime Network primarily to regional sports networks. Such regional sports networks include the backdrop of nationally cleared sports events of Prime Network, together with the local or regional sports programming produced by or for such networks and other ancillary programming acquired by them, in the programming package the regional networks offer to cable operators and other customers.

  "NewSport" is a national service also operated by PSC primarily dedicated to the production and delivery of sports news and related programming. NewSport is distributed primarily to regional sports networks to be used as either a backdrop or a stand alone second service. NewSport is distributed directly by PSC to cable operators and other programming distributors where it is not carried or distributed by a regional sports network. Both Prime Network and NewSport are delivered via satellite. PSC typically charges a per-subscriber fee for the Prime Network or NewSport service. In certain cases fees may be paid or satisfied in part through barter arrangements that permit PSC to include in the Prime Network or NewSport service certain of the regional sports networks' regional programming that is not subject to territorial restrictions and which might be of interest to a national audience. PSC generally operates through multi-year affiliation agreements with third-party and related regional distributors, as well as formal license agreements with rights holders of certain programming to be distributed via the Prime Network and NewSport distribution networks.

  "Prime Sports Showcase" is produced and distributed by Liberty Sports, Inc. ("Liberty Sports"), a wholly-owned subsidiary of Liberty. This service was launched on December 31, 1994, is generally offered as an expanded basic service and is initially intended to showcase programming of "Prime Deportiva" (a national Spanish language sports service), "Women's Sports Network" (a national sports service concentrating on women's sports), "Press Box" (sports news programming) and "Classic Sports Network" (nostalgic sports programs). Prime Deportiva is separately available on a full-time, 24-hour basis, having been launched on March 1, 1995. Prime Deportiva is also distributed internationally in Latin America. Prime Deportiva is generally offered as an expanded basic service or for distribution on another acceptable tier. Women's Sports Network is intended for launch later in 1995. Press Box and Women's Sports Network are both produced by Liberty Sports. Classic Sports Network, in which Liberty Sports has no ownership interest, is produced independently and was launched as a separate network in May 1995. Prime Sports Showcase will also feature other sports programming as part of the service. At launch Prime Sports Showcase was distributed to 1.8 million subscribers, all of which received the service pursuant to an affiliation agreement with Satellite Services, Inc. ("SSI"), a wholly owned subsidiary of TCIC. SSI purchases programming services from programming suppliers and then makes such services available to TCIC's subsidiaries and affiliates and to eligible subsidiaries and affiliates of TCI Cable Investments.

  Customers served by cable television systems eligible to purchase programming services through SSI ("SSI Subscribers") represent approximately 23% of U.S. households which receive cable or satellite delivered programming. Percentages of subscribers to the programming services that are SSI Subscribers are provided below in the description of the service if they significantly exceed 23%.

  Liberty Sports also acts on occasion as a syndicator of sports events programming to the broadcast television market.

  In September 1994, Liberty Sports launched Prime Sports Radio ("PSR"), a 24-hour per day all sports radio programming service. PSR currently has affiliate distribution in 24 U.S. markets. The largest affiliated markets are Boston, Houston and Pittsburgh. The programming service is offered to radio stations on a barter basis and delivered via satellite. The format is designed to provide the affiliates with sports information at a national level with the flexibility to customize for local interest. PSR will cross-promote the Liberty Media Group's regional sports networks with radio in their respective markets.

 REGIONAL SPORTS PROGRAMMING SERVICES

  The Liberty Media Group has varying interests in several regional sports networks (the "Liberty Sports Networks"), which have been formed for the purpose of acquiring, developing, producing, syndicating and distributing sports programming of primarily local and regional interest by satellite to cable television operators, to other multi-channel video programming distributors and to HSD owners, in specified geographic areas. The following table sets forth for each of the Liberty Sports Networks the year of launch, state service area and significant teams with respect to whose games the network currently has programming rights:

- --------------------------------------------------------------------------------

      SPORTS NETWORK        YEAR LAUNCHED SERVICE AREA      CURRENT TEAMS
- -------------------------------------------------------------------------------
Prime Sports-Southwest          1983        AR, LA,    Dallas Mavericks
 (formerly Home Sports                      NM, OK,    Houston Aeros
 Entertainment)                             TX         Houston Astros
                                                       Houston Rockets
                                                       Dallas Stars
                                                       San Antonio Spurs
                                                       Texas Rangers
                                                       Metro Conference
                                                       Big 8
                                                       SW Conference
Home Team Sports                1984        DC, DE,    Baltimore Orioles
                                            MD, NC,    Washington Bullets
                                            PA VA,     Washington Capitals
                                            WV         Colonial Conference
                                                       Atlantic 10 Conference
                                                       Atlantic Coast
                                                       Conference
Prime Sports-KBL                1985        MD, NY,    Pittsburgh Penguins
 (formerly KBL Sports                       OH, PA,    Pittsburgh Pirates
 Network)                                   WV         University of Pittsburgh
                                                       Atlantic 10 Conference
Prime Sports--                  1990        ID, MT,    Utah Jazz
 Intermountain West                         NV, UT,
                                            WY
Prime Sports-Midwest            1989        IL, IN,    St. Louis Cardinals
                                            KS, KY,    St. Louis Blues
                                            MO, OH
Prime Sports-Upper Midwest      1990        IA, MN,    Minnesota Timberwolves
                                            ND, SD,
                                            WI
Prime Sports-Northwest          1988        AK, ID,    Seattle Mariners
                                            MT, OR,    Big Sky Conference
                                            WA         PAC-10 Conference
                                                       Oregon State
                                                       University of Oregon
                                                       University of Washington
                                                       Washington State
Prime Sports-Rocky              1988        CO, KS,    Denver Nuggets
 Mountain                                   NE, NM,    Colorado State
 (formerly Rocky Mountain                   WY         University
 Prime Sports Network)                                 Denver Grizzlies
                                                       University of New Mexico

- --------------------------------------------------------------------------------

    SPORTS NETWORK       YEAR LAUNCHED SERVICE AREA      CURRENT TEAMS
- ----------------------------------------------------------------------------
Prime Sports-West            1985        AZ, CA,    Los Angeles Lakers
 (formerly Prime Ticket                  HI, NV     Los Angeles Kings
 Network)                                           Anaheim Mighty Ducks
                                                    California Angels
                                                    San Diego Padres
                                                    PAC-10 Conference
                                                    University of Hawaii
                                                    San Diego State
                                                    University
La Cadena Deportiva          1993        AZ, CA,    Los Angeles Lakers
                                         HI, NV     Los Angeles Kings
                                                    Anaheim Mighty Ducks
                                                    California Angels
                                                    San Diego Padres
                                                    PAC-10 Conference
SportsChannel Chicago        1984        IA, IL,    Chicago Blackhawks
                                         IN, WI     Chicago Bulls
                                                    Chicago White Sox
                                                    Notre Dame University
SportsChannel Pacific        1990        CA, NV,    Golden State Warriors
                                         HI         Oakland A's
                                                    San Francisco Giants
                                                    San Jose Sharks
                                                    PAC-10 Conference
                                                    Stanford University
                                                    University of Cal-
                                                    Berkeley
SportsChannel                1983        DE, NJ,    Philadelphia Flyers
 Philadelphia/PRISM                      PA         Philadelphia Phillies
                                                    Philadelphia 76ers
                                                    Atlantic 10
SportSouth Network           1990        AL, GA,    Atlanta Braves
                                         MS, NC,    Atlanta Hawks
                                         SC, TN     Charlotte Hornets
                                                    Southeast Conference
                                                    Atlantic Coast
                                                    Conference
Sunshine Network             1988        FL         Orlando Magic
                                                    Florida State University
                                                    University of Miami
                                                    Tampa Bay Lightning
                                                    Florida Marlins
                                                    Florida Panthers
                                                    Miami Heat

  Liberty Sports has also entered into multi-year agreements for rights to national distribution of certain sports events of the PAC-10 Conference, Big 12 Conference and Conference USA, which will be distributed in part through regional sports networks and in part through other distribution media.

  Effective January 1, 1995, Liberty Sports changed the names of its majority-owned and operated regional sports networks to "Prime Sports". Programming will also be restructured to create uniformity throughout the networks without losing the regional or "home town team" aspect of individual networks. Liberty Sports

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

believes the name changes, and consistent programming and on-air look, will improve national recognition of the networks for both viewers and the advertising community.

  The Liberty Sports Networks derive revenue from two principal sources: (1) fees paid by cable operators pursuant to affiliation agreements entered into with the regional sports networks and (2) the sale of advertising time to local, regional and national advertisers. Each cable operator or other distributor is typically charged a monthly fee per subscriber in its systems receiving the programming service, which fees vary depending on the level of service at which the distributor offers the network to its subscribers and the proximity of the cable system to the venue of the major sporting events distributed by the network. The affiliation agreements generally provide for limited increases during their term in the fees charged by the networks.

  In addition to owning interests in and operating regional sports networks, Liberty Sports also provides various services to affiliated and non-affiliated networks. Liberty Sports, through Liberty Satellite Sports, acts as a marketing agent to HSD owners and distributors to HSD owners for certain of the regional sports networks with which it is affiliated. In addition, Liberty Sports provides support services, such as master control and satellite uplinking services, and certain program scheduling, post-production and editing services, to certain of its affiliated networks.

  Each of the Liberty Sports Networks sells advertising time to local, regional and national advertisers. In general, each network's own sales force markets and sells advertising time to local and regional advertisers, which currently are the primary sources of advertising revenues for these networks. Liberty Sports' sales force markets advertising time to national sources and is sometimes used alone or in combination with the network's staff to sell advertising time to local or regional sources. The ability to sell advertising time on a network is principally affected by the size of such network's viewing audience and is also affected by viewer demographics and market conditions for local, regional and national advertising. The price at which advertising time may be sold is also a function of the type and schedule of the program that will carry the advertisement. Approximately 28% of the consolidated revenue derived from the Liberty Media Group's sports programming businesses for the quarter ended March 31, 1995 was derived from advertising sales (including barter transactions). Advertising revenue as a percentage of each network's total revenue varies from network to network, with the more established networks generally deriving a greater percentage of their revenue from advertising sales than the newer networks with fewer subscribers. To date, the networks have concentrated their efforts on increasing the numbers of subscribers to which their programming service is made available and improving the quantity and quality of the programming offered. If the networks are successful in this regard, the Liberty Media Group believes that advertising sales could become a more significant source of revenue for its sports networks in the future.

  The cost of acquiring sports programming rights is the principal expense of the sports networks. The Liberty Sports Networks typically enter into rights contracts with one or more professional sports teams in their regions and acquire rights to collegiate sporting events through arrangements with regional conferences, individual schools and programming syndicators. The duration of the rights agreements with the professional teams range from one to ten years, with most of the existing agreements having remaining terms from two to four years. The rights contracts for collegiate sporting events typically range from two to three years. Pursuant to the professional sports rights agreements, the networks usually acquire the exclusive right to distribute via cable and other forms of pay television, in their respective regions, a specified number of games that are not subject to national cable or broadcast contracts. In some cases, the contract requires the network to exhibit a minimum number of games and permits exhibition of additional games, up to a fixed maximum number. The arrangements with respect to collegiate sports are more varied, but usually also provide exclusive regional distribution rights (other than via free over-the-air broadcast television) as to a specified number of events. The grant of both professional and collegiate rights under such agreements are generally subordinate to rights granted under league or conference national broadcast and national cable contracts. The fee arrangements for the rights granted to the networks under the professional and collegiate sports agreements also vary from contract to contract. In most cases, the contract provides for a charge per game or event, subject to limited increases over the term of the contract, with either a minimum annual exhibition requirement or a minimum payment requirement or both. In certain recent cases a regional network has also acquired broadcast or radio rights to professional team or collegiate events and has sub-licensed such rights to broadcast or radio distributors. Certain factors such as player strikes, or bankruptcy of leagues or individual teams may have an adverse effect on the revenues of the Liberty Sports Networks.

  The value of the exhibition rights granted under sports rights contracts, and in some cases the financial commitments incurred thereunder, are subject to certain contingencies that are not within the control of the networks, such as the relocation of a professional team to a different region, changes in the schools participating in a particular collegiate conference, the terms of applicable national broadcast or cable contracts, and the rules and regulations of the applicable professional or collegiate league, conference or association.

 INTERNATIONAL SPORTS PROGRAMMING SERVICES

  Liberty Sports also sells and delivers certain programming internationally to satellite and cable programming distributors in Asia, Europe and Latin America. Such programming consists in part of U.S. domestic sports programming to which Liberty Sports has acquired international distribution rights and, in part, of programming acquired outside the United States.

  In January 1995, Liberty Sports launched "Premier Sports Network" and "Premier All Star Sports", sports programming services for distribution in Australia and New Zealand, in partnership with Australia Sports Pty, Ltd. ("Australis"). Liberty Sports produces and manages the services. Premier Sports Network is currently delivered as part of a multi-channel pay television package distributed by Australis, and Premier All Star Sports is distributed by Australis to commercial establishments, primarily pubs.

GENERAL ENTERTAINMENT AND INFORMATION SERVICES

 MOVIE SERVICES

  "Encore", which is produced and distributed by Encore Media Corporation ("EMC"), was launched in mid-1991 and primarily airs movies from the 1960s, 1970s and 1980s. As of March 31, 1995, the service was being offered by cable operators and other distribution technologies to approximately 20.6 million households, of which approximately six million subscribed to Encore. The service is generally offered as a single premium service or in conjunction with other programming services. In either case, the subscription price paid by the subscriber for Encore is generally lower than the prices charged for other premium movie services. During 1994, Encore launched six new thematic multiplex services. Three of these pay services (Love Stories, Westerns and Mystery) launched in July 1994 and the remaining three (Action, True Stories and Drama and WAM!, America's Youth Network) launched in September 1994. Cable operators pay EMC a per subscriber fee for the services. As of March 31, 1995, approximately 65% of Encore's total subscribers were SSI Subscribers. EMC obtains rights to air movies by entering into film licensing agreements with the holders of distribution rights. EMC has entered into agreements extending through 2005 with various distributors to exhibit certain films. EMC has entered into various other agreements where license fees are contingent on future production, sales and certain other criteria.

  STARZ! is a first-run premium movie programming service which is managed by EMC. As of March 31, 1995, STARZ! was offered by cable operators to approximately 10.4 million subscribers, of which approximately 1.9 million elected to receive STARZ!. Approximately 81% of the subscribers electing to receive STARZ! were SSI Subscribers. As of July 1, 1995, the Liberty Media Group's attributed interest in the partnership operating the STARZ! service will be reduced from 90% to a 47.9% general and limited partnership interest. See "--Certain Relationships and Related Transactions".

  The Liberty Media Group also has interests in Request TV and Viewer's Choice which provide pay-per-view movies and pay-per-view events to cable operators. Both Request TV and Viewer's Choice act as

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

intermediaries between movie studios and event promoters, on the one hand, and cable operators, on the other hand, providing scheduling for movies to be sold on a pay-per-view basis, satellite distribution of such movies, marketing and promotion, and, in some instances, billing and collection services. For providing these services, they are paid a negotiated percentage of pay-per view revenue generated by their respective affiliated cable operators.

 EDUCATION/INFORMATION SERVICES

  The principal businesses of Discovery are the advertiser-supported basic cable networks "The Discovery Channel" and "The Learning Channel". The Discovery Channel provides nature, science and technology, history, exploration and adventure programming and is distributed to customers in virtually all U.S. cable homes. The Learning Channel broadcasts a variety of educational and non-fiction programming to customers constituting approximately 47% of all cable television customers in the United States. The Learning Channel has increased distribution from less than 14 million cable homes prior to its acquisition by Discovery in 1991 to more than 34 million homes as of March 31, 1995. In addition, through internally generated funding, significant investments are being made by Discovery in building a documentary programming library. Discovery is expanding the Discovery brand name by establishing channels based in Europe, Latin America and Asia, a substantial portion of the programming of which is drawn from Discovery's own documentary programming library. Discovery recently announced plans to open more than 300 retail stores to sell CD-ROMs, videos and other products based on its programming. Discovery launched such plans with the acquisition of Discovery Store, Inc., a previously unrelated 11-store retail chain that sells nature and science-themed products.

  Ingenius is a general partnership between a subsidiary of Liberty and Reuters New Media, Inc. Ingenius operates "X*Change", an information service which is delivered via cable to personal computers. X*Change consists of news, weather, sports and limited stock quotes, and is offered to subscribers as part of their cable service.

  Ingenius has also developed "What On Earth", a daily multimedia learning resource delivered via cable to personal computers using X*Change. What on Earth delivers six news stories each day, including international news articles, world sports and significant cultural events and features. The news stories comprise text, video, audio pronunciation of key words, glossary, activities associated with each news story and lesson plans for teachers. What on Earth was launched on February 10, 1995 and is currently available to approximately 20,000 educators who already receive X*Change.

  "Court TV" provides live and/or tape delayed coverage and analysis of selected criminal and civil legal proceedings. The Court TV service, which was launched in July of 1991, was received by approximately 16.9 million subscribers at March 31, 1995, approximately 32.5% of which were SSI Subscribers.

  "International Channel" is a basic cable service providing multi-lingual programming in the U.S. During 1994, International Channel announced that it will begin development of 12 single language pay services designed primarily to serve viewers who use English as their second language.

 GENERAL ENTERTAINMENT

  TBS is a diversified information and entertainment company, which produces, finances and distributes entertainment and news programming worldwide, with operations in motion picture, animation and television production, home video, television syndication, licensing and merchandising, and publishing. Through its subsidiaries, TBS owns and operates four domestic entertainment networks (TBS SuperStation, Turner Network Television, the Cartoon Network and Turner Classic Movies); four international entertainment networks (TNT Latin America, Cartoon Network Latin America, TNT & Cartoon Network Europe and TNT & Cartoon Network Asia); three news networks (Cable News Network, Headline News and Cable News Network International); a motion picture and television production company (Castle Rock Entertainment); an independent producer and distributor of motion pictures (New Line Cinema Corporation); and HB

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

Holding Co., which owns over 3,000 half-hours of animated programming. TBS also has ownership interests in two professional sports teams (the Atlanta Braves and the Atlanta Hawks) and a regional sports network (SportSouth Network, in which the Liberty Media Group also has an interest).

  IFE's principal business is "The Family Channel", an advertiser-supported basic cable network carried by cable television systems reaching 95% of all cable television households in the U.S. Its programming consists of a variety of comedies, adventures, children's shows, westerns and inspirational and other programs. These programs include original prime-time series, specials and movies produced for The Family Channel, as well as syndicated programs originally broadcast on network television. In addition, IFE owns MTM Entertainment, Inc. ("MTM"), a producer and worldwide distributor of television series and made-for-television movies and the owner of a significant library of television programming. IFE also operates The Family Channel (UK), an advertiser-supported network in the United Kingdom; Cable Health Club, an advertiser-supported health and fitness cable network which operates principally in the United States with some limited distribution in Venezuela; Great American Entertainment Company, a producer of live musical variety shows; and the Ice Capades, a touring ice show. IFE recently announced that on July 1, 1995, it will launch The Family Channel and Cable Health Club in Mexico under the name "The Family Channel de Las Americas".

  "BET Cable Network" is a cable television network whose programming targets interests and concerns of black Americans. The network's productions, most of which are live, include hosted music video programs and variety shows. Acquired programs include situation comedies, soap operas, movies, gospel music programs and sports and entertainment specials. "BET Action Pay-Per-View" is a pay-per-view service which distributes films produced by BET Holdings, Inc. and black-oriented feature films produced by major studios.

  "E! Entertainment Television" ("E!") is a 24-hour network devoted to the world of celebrities and entertainment. The network's programming mix includes entertainment news reports, original programs and exclusive live coverage of major awards shows and celebrity events. E! was distributed to more than 29 million subscribers as of the end of March 31, 1995.

  DMX Inc. (formerly known as International Cablecasting Technologies, Inc.) is primarily engaged in programming, distributing and marketing a premium digital music service, DMX, which provides 24-hour per day, commercial-free, CD quality music programming. DMX is delivered, for a monthly per subscriber license fee, direct to cable operators by C-Band satellite for distribution to residential and commercial cable subscribers. Since June 1994, DMX Inc. also has delivered DMX by DBS to commercial subscribers. Both cable and DBS subscribers receive DMX through a specially designed tuner to their stereo systems. DMX is available in 30 different music formats for cable distribution and in 69 different music formats for DBS distribution. DMX also operates services in Canada, Europe, Israel and Central and South America.

  "tv! Network", a new 24-hour basic cable service, features programming from new and existing cable networks which are not widely distributed. tv! Network also previews premium and pay-per-view services and showcases the latest developments in programming, new technology and emerging interactive services. tv! Network is operated as a promotional channel for use by TCIC's cable television systems and all of tv! Network's subscribers are SSI Subscribers.

  "The Box" is a viewer interactive music video service produced by Video Jukebox Network, Inc. ("VJN") and offered through cable television systems and low-power television stations. Viewers may select the music videos they desire to watch by calling a designated 900 or 976 telephone number, in which case they pay a fee to VJN for their selections. Alternatively, viewers may passively view the music videos selected by others, in which case there is no additional charge for the service. VJN has entered into revenue sharing arrangements with cable operators who offer The Box as part of their basic cable service. VJN also has operations in the United Kingdom.

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

  "America One Television" is a 24-hour general entertainment network providing programming to the broadcast television market. America One currently has 68 affiliated broadcast stations. Included in the America One lineup are sports news and fitness shows provided by Liberty Sports. America One programming also features a 1,100-title library of nostalgic Hollywood movies, classic television series and Westerns. Originally operated as Main Street Television Network ("MSTV"), the assets of MSTV were purchased out of bankruptcy in late November 1994. Subsequently, the programming and operations were upgraded and the name changed to America One Television effective February 1, 1995.

 COMPETITION--PROGRAMMING COMPANIES

  The business of distributing programming for cable television is highly competitive. The number of channels available to the average subscriber of a domestic cable television system is 60 or less. The various sports, entertainment and information programming companies described above in which the Liberty Media Group has interests (the "Programming Companies") directly compete with other programming services for distribution on a limited number of cable television channels and, when distribution is obtained, the programming offered by the Programming Companies competes, in varying degrees, for viewers and advertisers with other cable programming services and off-air broadcast television, radio, print media, motion picture theaters, video cassettes and other sources of information and entertainment. Important competitive factors are the prices charged for programming, the quantity, quality and variety of the programming offered and effectiveness of marketing efforts. With the advent of new compression technologies, which are intended to increase channel capacity, competition for channel capacity may substantially decrease, although additional competitors may have the opportunity to enter the marketplace. No predictions can be made with respect to the viability of these technologies or the extent to which they will ultimately impact the availability of channel capacity.

  In addition to competition for cable distributors, viewers and advertisers, the Programming Companies also compete, to varying degrees, for programming. With respect to the acquisition of sports programming rights, the Programming Companies compete for national rights principally with the national broadcast television networks, a number of national cable services that specialize in or carry sports programming, and television "superstations", which distribute sports and other programming to cable television systems by satellite, and with independent syndicators that acquire and resell such rights nationally, regionally and locally. They also compete for local and regional rights with those competitors, with local broadcast television stations and with other local and regional sports networks. The owners of distribution outlets such as cable television systems may also contract directly with the sports teams in their service areas for the right to distribute a number of such teams' games on their systems. Recently, at least one sports league has entered into an agreement with a national DBS distribution outlet for the distribution of selected league games. With respect to the acquisition of non-sports programming (such as syndicated programs and movies) which is not produced by or specifically for the Programming Companies, competitors include the national broadcast television networks, local broadcast television stations, suppliers of pay-per-view programs and other cable program suppliers.

  As set forth in the discussion of "--Regulation--Programming Companies" below, the FCC's "financial interest and syndication" rules limit the ability of the three major broadcast networks to distribute network programs through syndication to broadcast stations and to acquire certain financial interests or domestic syndication rights in first-run non-network programs. However, these rules are scheduled to expire in November 1995, and the FCC has initiated a proceeding to consider accelerating their expiration. Elimination of these restrictions could permit a myriad of broadcast station/network production/exhibition arrangements, further increasing competition to the Programming Companies in the acquisition and sale of programming.

  In a series of decisions, federal courts have invalidated the statute prohibiting telephone companies from providing video programming and other information directly to subscribers in their telephone service areas. Although these decisions remain subject to review, telephone companies have begun to invest in and/or form entities for the production and/or acquisition of programming. Such entities will provide further competition to the Programming Companies in the creation, acquisition and/or sale of programming. Certain proposals also are pending before the FCC and Congress which would eliminate or relax the statutory restrictions on the provision of video programming by telephone companies.

  Satellite Transponder Agreements. The Liberty Media Group's sports, entertainment and information programming services subsidiaries and 50% owned affiliates described above lease satellite transponders as follows: 6 full time leases and one shared lease on a "protected" or "transponder protected" basis, and 15 full time "unprotected" leases for an aggregate of 21 transponders on 10 domestic and 2 international communications satellites. Domestic communications satellite transponders may be leased full or part time on a "protected", "transponder protected" or "unprotected" basis. When the carrier provides services to a customer on a "protected" basis, replacement transponders are reserved on board the satellite for use in the event the "protected" transponder fails. Should there be no reserve transponders available, the "protected" customer will displace an "unprotected" transponder customer on the same satellite. In certain cases, the carrier also maintains a protection satellite and should a satellite fail completely, all of the lessees' "protected" services would be moved to the protection satellite. The customer who leases an "unprotected" transponder has no reserve transponders available, and may have its service interrupted for an indefinite period when its transponder is required to restore a "protected" service.

  Although the Liberty Media Group believes it has taken reasonable steps to ensure its continued satellite transmission capability, there can be no assurance that termination or interruption of satellite transmissions will not occur. Such a termination or interruption of service by one or more of these satellites could have a material adverse effect on the operation and financial condition of the Liberty Media Group.

  The availability of replacement satellites and transponder time beyond current leases is dependent on a number of factors over which the Liberty Media Group has no control, including competition among prospective users for available transponders and the availability of satellite launching facilities for replacement satellites. Many of the commercial satellites now in orbit will have to be replaced in the next few years. The federal government has placed restrictions on the launching of commercial satellites by means of the space shuttle, causing manufacturers of commercial satellites to rely on alternative delivery systems to place these satellites in orbit. Additional commercial launching facilities are being developed currently, but there can be no assurance that the launch systems currently in place, or to be developed, will be able to replace the domestic communications satellites as their useful lives end.

  The Liberty Media Group anticipates that compressed digital video transmission will be deployed commercially within the next several years. This technology converts as many as ten analog signals (now used to transmit video and voice) into a digital format and compresses such signals (which is accomplished primarily by eliminating the redundancies in television imagery) into the space normally occupied by one analog signal. The industry is currently developing standards for sending and receiving compressed signals. Several of the Liberty Media Group's transponder leases provide the right to use the transponders to provide compressed services. Use of compressed service may result in greater transponder capacity.

 REGULATION--PROGRAMMING COMPANIES

  The FCC regulates the providers of satellite communications services and facilities for the transmission of programming services, the cable television systems that carry such services and to some extent the programming services themselves. The Cable Communications Policy Act of 1984 ("1984 Cable Act") and the 1992 Cable Act extensively regulate the cable television industry. Cable television systems are also regulated by municipalities or other state and local government authorities. Municipalities generally have the jurisdiction to grant and to review the transfer of franchises, to review rates charged to subscribers, and to require public, educational, governmental or leased-access channels, except to the extent that such jurisdiction is preempted by federal law. Any such rate regulation or other franchise conditions could place downward pressure on subscriber fees earned by the Liberty Media Group, and such regulatory carriage requirements could adversely affect the number of channels available to carry the Liberty Media Group's networks.

  The 1992 Cable Act has expanded greatly the scope of federal and local regulation. Because a number of the regulations adopted by the FCC to implement the 1992 Cable Act remain subject to reconsideration and because many of the 1992 Cable Act provisions are currently subject to litigation, it is difficult to predict the impact of this legislation upon the Liberty Media Group. However, the Liberty Media Group believes that the legislation taken as a whole and as presently implemented is having a material adverse impact upon the cable industry in general and upon the Liberty Media Group's programming operations specifically. Certain of the more significant areas of regulation imposed by the 1992 Cable Act that relate to or may affect programming operations are discussed below.

  Regulation of Program Licensing. The 1992 Cable Act directed the FCC to promulgate regulations regarding the sale and acquisition of cable programming between multichannel video program distributors (including cable operators) and programming services in which a cable operator has an attributable interest. The legislation and the implementing regulations adopted by the FCC preclude virtually all exclusive programming contracts between cable operators and programmers affiliated with any cable operator (unless the FCC first determines the contract serves the public interest) and generally prohibit a cable operator which has an attributable interest in a programmer from improperly influencing the terms and conditions of sale to unaffiliated multichannel video distributors. Further, the 1992 Cable Act requires that such affiliated programmers make their programming services available to cable operators and competing video technologies such as multi-channel multi-point distribution systems ("MMDS") and DBS services on terms and conditions that do not unfairly discriminate among such technologies.

  Regulation of Carriage of Programming. Under the 1992 Cable Act, the FCC has adopted regulations prohibiting cable operators from requiring a financial interest in a program service as a condition to carriage of such service, coercing exclusive rights in a programming service or favoring affiliated programmers so as to restrain unreasonably the ability of unaffiliated programmers to compete.

  Regulation of Cable Service Rates. Under the 1992 Cable Act, cable systems are subject to extensive rate regulation. The FCC has established standards and procedures governing regulation of rates for basic cable service and equipment to be implemented by state and local cable franchising authorities and for the FCC's review of the "reasonableness" of rates for additional tiers of cable service upon complaint from a franchising authority or a cable subscriber.

  On April 1, 1993, the FCC adopted rate regulations, which became effective on September 1, 1993, governing virtually all cable systems. Separately offered services, such as pay television and pay-per-view services, are not subject to rate regulation although packages or collective offerings of such services may be subject to rate regulation. Under such regulations, existing basic and tier service rates are evaluated initially against "benchmark" rates established by the FCC. Equipment and installation charges are regulated based on actual costs. Pursuant to the FCC's initial benchmark rate regulations, if rates for regulated services exceeded the benchmark, operators electing not to make a cost of service showing were required to reverse any price increases taken since September 30, 1992, and to make further reductions of up to 10% of such reduced rates. Local franchising authorities and the FCC also have the authority to require rate refunds in certain instances. The FCC had ordered a moratorium on increases in regulated cable service rates from April 5, 1993 until May 15, 1994.

  On February 22, 1994, the FCC announced that it had adopted revised benchmark regulations pursuant to which those cable systems electing not to make a cost-of-service showing would be required to set their rates for regulated services at a level equal to their September 30, 1992 rates minus 17%. Thus, the revised benchmarks can result in additional rate reductions of up to 7% beyond the maximum reductions established under the FCC's initial benchmark regulations. Certain systems which meet the revised, lower benchmark rates have not been required to reduce their regulated rates by the full 17%, pending completion of additional cost studies by the FCC, and rate regulations have been relaxed for systems owned by small operators.

  On February 22, 1994, the FCC also adopted interim "cost-of-service" rules governing attempts by cable operators to justify higher than benchmark rates based on unusually high costs. The FCC stated that under its interim cost-of-service rules, a cable operator may recover through rates for regulated cable services its normal operating expenses plus an interim rate of return equal to 11.25%, which rate may be subject to change in the future. However, the FCC has presumptively excluded from the rate base acquisition costs above the book value of tangible assets and of allowable intangible assets at the time of acquisition, has declined to prescribe depreciation rates and has suggested that the rules will have limited application. The FCC also adopted rules governing transactions between cost-of-service regulated cable operators and their affiliates.

  The FCC's rate regulations permit cable operators to adjust rates to account for inflation and increases in certain external costs, including increases in programming costs to the extent such increases exceed the rate of inflation. However, a cable operator may pass through increases in the cost of programming services affiliated with such cable operator to the extent such costs exceed the rate of inflation only if the price charged by the programmer to the affiliated cable operator reflects prevailing prices offered in the marketplace by the programmer to unaffiliated third parties or the fair market value of the programming.

  The FCC's rate regulations also provide a mechanism for adjusting rates when regulated tiers are affected by channel additions or deletions. Cable operators adding or deleting channels on a regulated tier will adjust the rate for that tier based on the number of channels offered after the addition or deletion. Additional programming costs resulting from channel additions on basic service will be accorded the same external treatment as other program cost increases, and cable operators presently are permitted to recover a mark-up on such programming cost increases. In November 1994, the FCC adopted "going forward" rules which provide an alternative methodology for adding programming services to cable programming service tiers which includes a flat fee increase per added channel, with an aggregate cap on such increases plus a license fee reserve on price increases through 1996. Increases in the license fees for newly added services are included within such cap. In 1997, an additional flat fee increase will be available and the license fees for additional channels and for increases in existing channels will not be subject to the aggregate cap. These regulations for adding services are scheduled to expire on December 31, 1997. The aggregate cap and flat fee mark-up elements of these regulations may adversely affect higher-cost programming services, including the regional sports networks in which the Liberty Media Group has an ownership interest, while expanding the carriage of programming services with lower license fees, including programming services in which the Liberty Media Group has an ownership interest.

  The FCC recently adopted rules that permit channels of new programming services to be added to cable systems in a separate new product tier which the FCC has determined will not be rate regulated at this time.

  In response to numerous petitions for review of the FCC's rate regulations, the United States Court of Appeals for the District of Columbia Circuit upheld the material provisions of those regulations in Time Warner Entertainment Co., L.P. v. FCC on June 6, 1995. The Court upheld the constitutionality of the FCC's regulations and generally ruled that they were authorized by the 1992 Cable Act.

  The complexity of and numerous revisions to the FCC's rate regulations have impaired the willingness and ability of cable operators to add programming services and to invest in additional cable plant to expand channel capacity. Consequently, the cumulative impact of the FCC's rate regulation is likely to continue to have an adverse impact on the Liberty Media Group's programming interests.

  Regulation of Carriage of Broadcast Stations. The 1992 Cable Act granted broadcasters a choice of "must carry" rights or "retransmission consent" rights. The 1992 Cable Act imposes obligations to carry "local" broadcast stations should such stations choose a "must carry" right as distinguished from the

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

"retransmission consent" right. The rules adopted by the FCC provide for mandatory carriage by cable systems after September 1, 1993, of all local full-power commercial television broadcast signals (up to one-third of all channels), and, depending on a cable system's channel capacity, at least one non-commercial television broadcast signal. In July 1993, the FCC ruled that stations predominantly used for the transmission of sales presentations or program-length commercials operate in the public interest and are entitled to choose "must carry" status. A petition for reconsideration of the FCC's ruling currently is pending before the FCC, which petition has been opposed by HSN. Alternatively, after October 6, 1993, commercial broadcasters have the right to deny such carriage unless they grant retransmission consent. HSN's full-time broadcast affiliates have all requested "must carry" status in lieu of a retransmission fee.

  Although other "must carry" regulations previously adopted by the FCC had been held unconstitutional by federal appellate courts on two prior occasions and the Supreme Court declined review, the "must carry" provisions of the 1992 Cable Act were upheld by a three-judge panel of the United States District Court for the District of Columbia in Turner Broadcasting System, Inc. v. FCC on April 8, 1993. However, on June 27, 1994, the Supreme Court vacated the District Court's decision upholding the law as constitutional because genuine issues of material fact remain unresolved. The "must-carry" and "retransmission consent" statutory provisions and regulations remain in effect pending the outcome of the ongoing proceedings before the District Court. Such statutorily mandated expansion of carriage of broadcast stations coupled with the provisions of the 1984 Cable Act, which require cable television systems with 36 or more "activated" channels to reserve a percentage of such channels for commercial use by unaffiliated third parties and permit franchise authorities to require the cable operator to provide channel capacity, equipment and facilities for public, educational and governmental access, could adversely affect some or substantially all of the programming services in which the Liberty Media Group holds an interest by decreasing the carriage of such services in cable systems with limited channel capacity. However, as a result of "must carry", HSN has experienced increased cable distribution of its programming due to an increase in the number of cable systems that carry HSN programming.

  Ownership Regulations. The 1992 Cable Act required the FCC to, among other things, (1) prescribe rules and regulations establishing reasonable limits on the number of channels on a cable system that will be allowed to carry programming in which the owner of such cable system has an attributable interest and (2) consider the necessity and appropriateness of imposing limitations on the degree to which multichannel video programming distributors (including cable operators) may engage in the creation or production of video programming.

  The FCC adopted regulations in 1993 limiting carriage by a cable operator of national programming services in which the operator holds an attributable interest (generally attributable for these purposes if its voting ownership interest therein is 5% or greater or if there are any common officers or directors) to 40% of the first 75 activated channels on each of the operator's systems. The rules provide for the use of two additional channels or a 45% limit, whichever is greater, provided that the additional channels carry minority-controlled programming services. The regulations also grandfather existing carriage arrangements which exceed the channel limits, but require new channel capacity to be devoted to unaffiliated programming services until the system achieves compliance with the regulations. Channels beyond the first 75 activated channels are not subject to such limitations, and the rules do not apply to local or regional programming services. These rules may limit carriage of the Liberty Media Group's programming services on certain systems of cable operators affiliated with the Liberty Media Group. In the same rulemaking, the FCC concluded that additional restrictions on the ability of multichannel distributors to engage in the creation or production of video programming presently are unwarranted.

  Numerous petitions have been filed with the FCC seeking reconsideration of various aspects of the regulations implementing the 1992 Cable Act. Petitions for judicial review of regulations adopted by the FCC, as well as other court challenges to the 1992 Cable Act and the FCC's regulations, also remain pending. The Liberty Media Group is uncertain how the courts and/or FCC ultimately will rule or whether such rulings

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will materially change any existing rules or statutory requirements. Further, virtually all are subject to revision at the discretion of the appropriate governmental authority.

  Proposed Changes in Regulation. The regulation of cable television systems at the federal, state and local levels is subject to the political process and has been in constant flux over the past decade. This process continues in the context of legislative proposals for new laws and the adoption or deletion of administrative regulations and policies. For example, Congress presently is considering telecommunications legislation which, if enacted into law, would substantially change existing law, including among other things, the rate regulation of cable television systems and the restrictions on telephone companies in the provision of cable television service. The Senate approved the Telecommunications Competition and Deregulation Act of 1995 on June 15, 1995. The House Commerce Committee approved the Communications Act of 1995 on May 25, 1995, and the full House is expected to vote on that bill within the next few months. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that the Liberty Media Group's business will not be affected adversely by future legislation, new regulation or deregulation.

  Satellites and Uplink. In general, authorization from the FCC must be obtained for the construction and operation of a communications satellite. The FCC authorizes utilization of satellite orbital slots assigned to the United States by the World Administrative Radio Conference. Such slots are finite in number, thus limiting the number of carriers that can provide satellite transponders and the number of transponders available for transmission of programming services. At present, however, there are numerous competing satellite service providers that make transponders available for video services to the cable industry. Certain satellites are more valuable than others to cable television programmers based on whether a particular satellite is used by other programmers of popular cable services. Factors that may affect the Programming Companies' ability to meet their transponder needs in the future include increases in the number of prospective users of available transponder space, the uncertain status of future satellite launches by the United States space shuttle program, by private entities in the United States and by private and governmental entities in other countries. Under current policy, the Galaxy V, Spacenet 2, SatCom C-1 and SatCom C-3 service providers are not subject to the market exit provisions of Section 214 of the Communications Act of 1934, as amended (the "Communications Act"), and may therefore cease providing communications services to customers on short notice, provided that such action is just, reasonable and non-discriminatory, and subject to any additional rights or remedies to which the customer and the carrier may have agreed. The Liberty Media Group has no reason to believe that such service providers have any intention to cease providing transmission services via their respective satellite systems.

  The FCC also grants licenses to construct and operate satellite uplink facilities which transmit signals to satellites. These licenses are generally issued without a hearing if suitable frequencies are available. A number of the Programming Companies, as well as HSN and Southern Satellite Systems, Inc., have been granted licenses for construction and operation of C-Band and/or Ku-Band satellite uplink facilities.

  Financial Interest and Syndication. The FCC's "financial interest and syndication" rules limit the ability of the three major broadcast networks to distribute network programs through syndication to broadcast stations. The major broadcast networks have not been restricted from distributing network programs to cable or satellite programmers, such as the Programming Companies. However, under the original rules, network programming has been available to non-network broadcast television stations only through syndicators in which the three major networks have no financial interest. At the same time, networks have been prohibited from purchasing syndication rights or obtaining financial interests in programs obtained from outside (non-network) producers. In response to the decision of the United States Court of Appeals for the Seventh Circuit in Schurz Communications, Inc. v. FCC, the FCC released modified financial interest and syndication rules in 1993. Although the FCC relaxed the financial interest and syndication rules in many respects, under the modified rules the three major networks are prohibited from: (a) actively syndicating any prime-time entertainment or first-run non-network programming to television stations in the United States; (b) acquiring financial interests or domestic syndication rights in any first-run non-network program or series

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distributed in the United States unless that program or series was produced solely "in-house" by the network; and (c) warehousing programming by withholding it from the syndication market beyond certain defined periods. However, these rules are scheduled to expire in November 1995, and the FCC has initiated a proceeding to consider accelerating their expiration.

  Elimination or further modification of these restrictions could permit a myriad of broadcast station/network production/exhibition arrangements that now only cable operators and the major broadcast networks (to the extent of distributing to cable and satellite programmers) are permitted to undertake, further increasing competition to the Programming Companies in the acquisition and sale of programming. The grant of expanded syndication powers to the three major networks could lessen the attractiveness and/or availability of the major networks' programming to cable system operators and programmers because they would have to compete directly for such programming with broadcast stations and could be less likely to secure cable/broadcast network exclusive distribution and other arrangements.

ELECTRONIC RETAILING SERVICES

  The Liberty Media Group currently provides electronic retailing services through a subsidiary, HSN, and through an equity affiliate, QVC.

 HSN

  As of March 31, 1995, the Liberty Media Group owned 41.5% of the common equity of HSN, which represents approximately 80% voting control (as a result of multiple voting rights associated with the HSN Class B Common Stock held by the Liberty Media Group). The primary business and principal source of revenue of HSN is electronic retail sales of merchandise by Home Shopping Club, Inc. ("HSC"), a wholly owned subsidiary of HSN. HSC sells a variety of consumer goods and services by means of HSC's live, customer-interactive retail sales programs which are transmitted twenty-four hours a day, seven days a week, via satellite to cable television systems, affiliated broadcast television stations and HSD's. Prior to June 5, 1995, HSC produced three separate retail sales programming networks, HSN 1, HSN 2 and HSN Spree. HSN 1 was carried by cable television systems; HSN 2 was carried by broadcast television systems and by cable television systems retransmitting the signals of one of the independent broadcast stations carrying HSN 2. HSN Spree was available in one-hour segments, 24 hours per day, which allowed cable and broadcast affiliates to distribute HSN Spree in available time slots which otherwise may not have produced revenue. As of June 5, 1995, HSN converted to two programming networks which have been renamed HSN and Spree!. HSN is the primary service and is carried by both cable and broadcast television systems which previously carried either HSN 1 or HSN 2. Systems with which HSN had contracted for carriage of both HSN 1 and HSN 2 now carry HSN and Spree!. Both HSN and Spree! are also available on a part-time basis. As of March 31, 1995, HSC programming was available to approximately 67.4 million homes, including broadcast television households, cable television subscribers and HSD households.

  HSC's product offerings include: jewelry; hardgoods (such as consumer electronics, housewares and toys); softgoods (primarily clothing); cosmetics; and other product categories which include collectibles and consumables. For the year ended December 31, 1994, jewelry, hardgoods, softgoods, cosmetics and other categories accounted for approximately 41%, 34%, 14%, 10% and 1%, respectively, of HSC's net sales. HSC principally purchases merchandise made to its specifications and also purchases inventories from retailers. The mix of products and source of such merchandise depends upon a variety of factors including price and availability. HSC has no long-term commitments with any of its vendors, and, historically, there have been various sources of supply available for each category of merchandise sold by HSC.

  As part of HSC's customer service policy, HSC maintains a return policy under which a customer may, generally within 30 days, return for any reason any item purchased from HSC, except certain special sales items, for a full refund of the purchase price, including the original shipping and handling charges.

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

  Transmission and Programming. HSC produces retail sales programs in its studios located in St. Petersburg, Florida. These programs are distributed to cable television systems, broadcast television stations and HSD's by means of HSN's satellite uplink facilities to satellite transponders leased by HSN which retransmit the signals received from HSN. Any cable television system, broadcast television station or HSD owner in the United States and the Caribbean Islands equipped with standard satellite receiving facilities is capable of receiving HSC programming.

  HSN has lease agreements securing full time use of two transponders on two domestic communications satellites, Satcom C-3 and Satcom C-4, owned by GE American Communications, Inc. ("GE"). The lease agreements grant HSN "protected" rights and are for the lives of the satellites, which are projected by GE to be through 2004. HSN also leases a transponder on a third domestic communications satellite, Galaxy VII. HSN has agreed to sublease until February 15, 1996, the Galaxy VII transponder to a subsidiary of TCI Technology. Although HSN believes it is taking every reasonable measure to ensure its continued satellite transmission capability, there can be no assurance that termination or interruption of satellite transmission will not occur. Such a termination or interruption of service by one or more of these satellites could have a material adverse effect on the operation and financial condition of HSN. The availability of replacement satellites and transponder time beyond current leases is dependent on a number of factors over which HSN has no control, including competition among prospective users of available transponders and the availability of satellite launching facilities for replacement satellites.

  Affiliation with Cable Systems. HSC enters into affiliation agreements with cable system operators to carry HSC's programming services. HSC's standard affiliation agreement provides that the cable operator generally will receive a commission of 5% of the net sales of merchandise sold to customers located within the cable operator's franchise areas (from both cable and non-cable households). In addition, HSC also purchases advertising time from affiliated operators and in certain markets pays additional commissions for sales above a specified minimum amount. Although there is some variation among affiliation agreements with cable operators, the current standard affiliation agreement provides for an initial term of five years which is automatically renewable for subsequent one year terms. During the past year, due to the possibility of "must carry" regulations being found unconstitutional, HSN embarked on an aggressive campaign to bring the "must carry" households under contract by volunteering to pay commissions to cable operators required to transmit HSN 2. See "--Regulation--Programming Companies" above. As an additional contract incentive, HSN offered to make payments of cable distribution fees, primarily consisting of up-front payments, based on the number of subscribers committed to the contract by the cable operator. In exchange for these payments. HSN required significant long term commitments of up to fifteen years, with an average term of ten years, for the current programming carriage and additional carriage of HSC's HSN 1 programming. Due to HSN's success in obtaining long term carriage commitments, in the event "must carry" is ruled unconstitutional, HSN does not believe the ruling will have a material adverse effect on HSN or result in a significant loss in carriage.

  Affiliation Agreements with Broadcast Television Stations. In July 1986, HSN initiated a program to broaden the viewership of HSC's programming services by acquiring broadcast television stations in principal television markets through Silver King Communications, Inc. ("SKC"), which was then a wholly owned subsidiary of HSN. On December 28, 1992, HSN distributed all of the capital stock of SKC to HSN shareholders, in the form of a pro rata stock dividend. Each SKC station has an affiliation agreement with HSC to carry HSC's programming through December 28, 1997 that is automatically renewable at SKC's option for a five-year term, unless written notice is given at least 18 months prior to the expiration date. HSC pays an affiliation fee to SKC based on hourly rates and, upon reaching certain sales levels, commissions on net sales. Certain of the SKC stations realized additional commissions during 1994 as a result of "must carry" regulations, and those stations, and possibly others, may receive additional commissions during subsequent years of their affiliation agreements if "must carry" survives legal challenge. See "--Effect on HSN of the 1992 Cable Act" below. SKC owns 12 full power UHF television stations which serve eight of the 12 largest metropolitan television markets in the United States. SKC also owns 27 low power television ("LPTV")

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stations that broadcast HSC's programming services. LPTV stations have lower power transmitters than conventional television stations, and therefore, the broadcast signal of an LPTV station does not cover as broad a geographical area as conventional broadcast stations.

  In addition to affiliation agreements with the SKC broadcast television and LPTV stations, HSC has entered into affiliation agreements with other broadcast television stations and LPTV stations to carry either HSN or Spree! for a predetermined number of hours per day. The broadcast station affiliation agreements may generally be terminated upon proper notice and specify the payment of fixed fees for the carriage of HSC programming.

  As of March 31, 1995, HSC had entered into either full- or part-time affiliation agreements with 32 broadcast television stations to carry HSN (including broadcast television stations owned by SKC), 61 television stations to carry Spree! and 52 LPTV stations to carry HSN or Spree!.

  The Liberty Media Group holds an option to acquire 2,000,000 shares of the Class B Common Stock of SKC. If exercised, the ownership of these shares of Class B Common Stock would give the Liberty Media Group effective voting control over SKC. Exercise of this option is subject to certain regulatory constraints. See description of SKC in "--Other Assets" below.

  Distribution, Data Processing and Telecommunications. HSN's fulfillment subsidiaries ship merchandise purchased by customers from warehouses located in St. Petersburg, Florida; Salem, Virginia; and Waterloo, Iowa. Substantially all inventory resides at HSN's three fulfillment centers prior to being offered for sale. Merchandise typically is delivered to customers within 7 to 10 days of placing an order with HSC. HSN currently operates several Unisys main frame computers and has extensive proprietary data processing and order processing systems which facilitate the timely delivery of merchandise to customers. HSN's computerized systems track purchase orders, inventory, customer orders, shipping records and customer payments.

  To facilitate merchandise orders by its customers, HSC installed a state-of-the-art fiber optic telephone system and switching complex which was developed for HSN. HSC also utilizes a computerized voice response phone answering system (the "VRU System") capable of handling incoming sales calls. The VRU System provides callers with the option to place their order by means of touch tone input or to be transferred, in the case of new members or if the customer requires personal service, to an operator.

  Effect on HSN of the 1992 Cable Act. The "must carry" provisions of the 1992 Cable Act, discussed in "--Regulations--Programming Companies" above, mandate that cable systems carry the signals of local commercial television stations or, at the station's option, that cable systems and television stations negotiate a fee to be paid by cable systems for the retransmission by such cable systems of the local television station's broadcast signal. HSC's full-time broadcast affiliates have all requested "must carry" status in lieu of a retransmission fee.

  In November 1994 the FCC issued, pursuant to the 1992 Cable Act, "going forward" rules regarding the fees cable operators can impose upon subscribers for new programming, discussed in "--Regulations--Programming Companies" above. The going forward rules provide that cable operators may increase the charges to subscribers due to increases in external programming costs. The cable operator must offset these increases by revenues it receives from all sources other than advertising. Because HSN provides revenue to the cable operator through commissions on merchandise sales, this ruling may have an adverse effect on HSN's ability to seek and maintain new cable carriage. HSN has filed a Petition for Reconsideration asking that such commission revenues be excluded from the cable operator's external cost adjustment.

  In September 1993, the FCC adopted a Notice of Inquiry initiating a proceeding to evaluate the commercial programming practices of broadcast television stations (including stations with shop at home formats) and seeking comment on whether the public interest would be served by establishing limits on the

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amount of commercial matter broadcast by television stations. The FCC has received comments and reply comments. Although the FCC is only seeking comments at this time and has not made any proposals to limit the amount of commercialization on television stations, there can be no assurance whether or when such proposals will be forthcoming, what the nature of such proposals might be, whether they will be implemented, and thus what impact, if implemented, they would have on HSN.

  Competition-HSN. HSN operates in a highly competitive environment. It is in direct competition with businesses which are engaged in retail merchandising, including traditional retail outlets, such as department and specialty stores, other electronic retailers, direct marketing retailers such as mail order companies, companies that sell from catalogs, and other discount volume retail outlets and companies that market through computer technology. HSN also competes for access to its customers with broadcasters and alternative forms of entertainment and information, such as programming for network and independent broadcast television stations, basic and pay cable television services, satellite master antenna systems, HSD's and home entertainment centers. In particular, the price and availability of programming for cable television systems affects the availability of these channels for HSN's programs and the compensation which must be paid to the cable operators for carriage of HSC programming. In addition, HSN believes that competition for channel capacity has substantially increased. With the advent of new compression technologies on the horizon, this competition for channel capacity may substantially decrease, although additional competitors may have the opportunity to enter the marketplace. No predictions can be made with respect to the viability of these technologies or the extent to which they will ultimately affect the availability of channel capacity.

  HSN was the first specialty retailer to market merchandise by means of live, nationally televised sales programs. There are other companies, some having an affiliation or common ownership with cable operators, that now market merchandise by means of live television. A number of other entities are engaged in direct retail sales businesses which utilize television in some form and which target the same markets in which HSN operates. HSN cannot predict the degree of success with which it will meet competition in the future.

  In addition to the above factors, HSN's affiliation with broadcast television stations creates another set of competitive conditions. These stations compete for television viewers primarily within the local markets. HSN's affiliated broadcast television stations are located in highly competitive markets and compete against both VHF and UHF stations. Due to technical factors, a UHF television generally requires greater power and a higher antenna to secure substantially the same geographical coverage as a VHF television station. Under present FCC regulations, additional UHF commercial television broadcasting stations may be licensed except in thirty designated markets, including most of the largest cities, under an FCC decision precluding additional applications. HSN cannot quantify the competitive effect of the foregoing or any other sources of video programming on any of HSN's affiliated television stations, nor can it predict whether such competition will have a material adverse effect on its operations.

  In summary, HSN operates in a highly competitive environment in which, among other things, technological change, changes in distribution patterns, media innovations, data processing improvements and new entrants make the competitive position of both HSN and its competitors extremely difficult to predict.

 QVC

  In February 1995, QVC Programming Holdings, Inc. ("Holdings"), a corporation jointly owned by subsidiaries of Comcast and Liberty, completed its acquisition of QVC. In connection with this acquisition, the Company contributed substantially all of the shares of QVC owned by it (which constituted approximately 18.8% of the shares of QVC on a fully diluted basis prior to such acquisition) together with cash to acquire an approximate 42.6% equity interest in Holdings. Upon the merger of Holdings into QVC, this interest became an approximate 42.6% interest in QVC, as the surviving corporation in such merger. The remaining 57.4% of QVC was acquired by Comcast, which manages the day-to-day operations of QVC. Subsidiaries of Liberty and Comcast have pledged all of their shares of QVC as security for certain borrowings under a credit facility incurred by QVC in connection with its acquisition by Liberty and Comcast.

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  QVC markets and sells a wide variety of consumer products and services primarily by means of its televised shopping programs, known as "QVC" and "Q2". QVC commenced business in 1986. Cable television system operators that have entered into affiliation agreements with QVC carry its programming as part of their basic service and pursuant to such agreements receive from QVC commissions equal to 5% of the net sales of merchandise sold to customers located in the cable operator's service area. QVC is also a joint venturer in the operation of Mexican and British televised shopping programs. QVC faces most of the same competitive factors that HSN does, described above under "-- HSN--Competition-HSN". Unlike HSN, QVC does not have affiliation agreements with over-the-air broadcast television stations and therefore is not able to obtain the benefits of the "must carry" regulation.

OTHER ASSETS

 TRANSMISSION OF TBS SUPERSTATION ("WTBS")

  Southern Satellite Systems, Inc. ("Southern") and Southern's wholly owned subsidiary, Royal Communications, Inc. ("Royal"), transmit the signal of WTBS, a 24-hour independent UHF television station originated by TBS, from the uplinking facilities of LMC SatCom, Inc. ("LMC SatCom"), a wholly owned subsidiary of Southern, in and near Atlanta, Georgia, to a protected transponder on the Galaxy V Satellite. Southern leases such transponder from TBS pursuant to a sublease that expires in the year 2000. Southern makes the WTBS signal available to cable television system operators and operators of other non-broadcast distribution media who receive the signal on their earth stations and offer the service to their subscribers. Southern also makes the WTBS signal available to HSD owners through program packagers. A substantial portion of Southern's consolidated revenue for calendar year 1994 was derived from the HSD market. No payment to TBS is required for the transmission by Southern of the WTBS signal. See "--Regulation--Southern" below. At March 31, 1995, Southern (and Royal) transmitted WTBS for reception by an estimated 60.5 million homes throughout the United States, Puerto Rico, the U.S. Virgin Islands and Canada. Cable and other operators pay Southern a per-subscriber fee for this service, generally pursuant to written affiliation agreements, the expiration dates of which range from 1995 to 2004. Cable television system operators serving approximately 41% of the U.S. cable subscribers to whom the WTBS service from Southern was made available at March 31, 1995, are served either on a non-contract basis or pursuant to affiliation agreements which expire in the next five years. Approximately 23% of the U.S. cable subscribers to whom WTBS was made available March 31, 1995 received the service pursuant to an affiliation agreement between Southern and SSI which expires in 2001. Royal began distribution in Canada of the WTBS signal in 1991. Canadian agreements expire between 1995 and 1997. Southern provides the WTBS signal to the U.S. and Canadian HSD markets for a per-subscriber fee pursuant to program packager agreements, most of which terminate between 1995 and 1998. Southern also has an agreement with Primestar Partners, in which TCIC has an interest, and with DirecTV, Inc. Both DBS agreements have three year terms and expire in 1997. Primestar and DirecTV are medium-power and high power, respectively, DBS distributors.

  Competition--Southern. Although Southern is currently the sole satellite carrier of WTBS, other independent television stations are transmitted by other carriers. Southern does not have an agreement with TBS with respect to the retransmission of the WTBS signal and there are no specific statutory or regulatory restrictions that would prevent any satellite carrier from transmitting the WTBS signal so long as the carrier meets the passive carrier requirements of the Copyright Revision Act of 1976, as amended (the "Copyright Act"), and any applicable requirements of the Communications Act or, if the carrier serves HSD owners, so long as the carrier meets the requirements of the Satellite Home Viewer Act of 1988 (the "SHV Act"). Further, Southern has no control over the programming on such stations. TBS produces and distributes other cable programming services, including "TNT", a basic cable entertainment service, and TBS has and may be expected to continue to give priority to the programming needs of such services in allocating programming owned by it or to which it has national distribution rights. Southern's business could be adversely affected by any change in the type, mix or quality of the programming on WTBS that results in the service being less desirable to cable operators and their subscribers. TBS derives significant revenues from the sale of advertising time on WTBS, however, and the Liberty Media Group therefore believes that TBS has an economic incentive to maintain the audience appeal of WTBS's programming.

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  Regulation--Southern. Southern is subject to a number of FCC and Copyright
Act regulations. In addition to the copyright and licensing requirements summarized below, Southern is subject to the Regulation of Program Licensing adopted by the FCC under the 1992 Cable Act as summarized above in the discussion under "--Regulation--Programming Companies".

  Copyright Regulations. The Copyright Act provides cable television operators with a compulsory copyright license for retransmission of broadcast television programming without having to negotiate program rights with the stations or individual copyright owners. However, see "--Regulation--Programming Companies--Regulation of Carriage of Broadcast Stations" above regarding the imposition of retransmission consent for broadcast stations. Therefore, cable systems that carry distant broadcast signals, such as WTBS, must pay royalty fees to the Register of Copyrights, the amount of which is based upon a formula utilizing the amount of the system's semi-annual gross receipts and the number and type of distant signals carried by the system. Any increases in the required fees could adversely affect the competitive position of WTBS and therefore, Southern. The Copyright Act empowers the Copyright Office to review periodically and adjust copyright royalty rates based on inflation and/or petitions for adjustments due to modifications of FCC rules. Further, the FCC has recommended to Congress the abolition of the compulsory license for cable television carriage of broadcast signals, a proposal that has received substantial support from members of Congress. If the compulsory license is abolished, a cable operator would not be permitted to retransmit WTBS unless such cable operator reached a licensing agreement with the copyright owners or licensees of the programming contained on the WTBS signal being retransmitted.

  Southern is not permitted to provide the WTBS signal to HSD owners under the separate compulsory license extended to cable systems. Under regulations adopted by the Copyright Office, satellite carriers such as Southern are not "cable systems" within the meaning of the Copyright Act. In 1994 the United States Court of Appeals for the Eleventh Circuit upheld such regulations in an action challenging their validity brought by Southern and other satellite carriers, and the Supreme Court declined to review that decision. Instead, Southern markets the WTBS signal through program packagers to HSD owners. Pursuant to the SHV Act, Congress granted a compulsory copyright license to satellite carriers retransmitting the broadcast signals of "superstations", such as WTBS, and network stations to the public for private home viewing. In 1994, Congress extended this license until December 31, 1999. Pursuant to the provisions of the SHV Act, on May 1, 1992 the Copyright Royalty Tribunal ("CRT") adopted an increase in the compulsory license fees for the HSD market effective January 1, 1993, which Congress has extended through July 1, 1997, thus increasing Southern's copyright payment by 17%. New fees after July 1, 1997 will be determined either through negotiations with the copyright owners of the signals being carried or, if no agreement can be reached, by an arbitration panel conducted under the auspices of the Copyright Office. If the license granted under the SHV Act is not further extended, satellite carriers will be required to negotiate private licenses for the retransmission of copyrighted material to HSD owners after 1999.

  Syndicated Exclusivity. The FCC's syndicated exclusivity rules, which became effective January 1, 1990, require cable systems with more than 1,000 subscribers to delete programming from distant broadcast signals if exclusive local broadcast rights to such programming have been purchased by a television station which broadcasts in the locale of the cable system and such station requests the cable system to "black out" such programming. These rules could lead to cable operators dropping distant broadcast signals from their systems because of the administrative difficulty of providing for the blackout and because the service may be less attractive to subscribers if a material portion of its programming were blacked out. Although such rules could therefore result in additional channels becoming available for certain of the Programming Companies' services, they could have an adverse effect on Southern's business if WTBS were to carry a material amount of programming subject to deletion. TBS has stated that it is programming WTBS to avoid blackouts and that, because it has a reasonable basis for believing that deletions of its programming will not be required, it is offering, as permitted by the FCC, to indemnify cable operators that carry WTBS in order to ensure that its programming is not blacked out. However, Southern cannot control TBS's programming decisions with respect to WTBS.

  FCC Licensing. Satellite carriers, including carriers like Southern that lease transponders from others rather than owning a satellite, may provide their services as a private carrier and/or as a common carrier. Common carriers are required, pursuant to the Communications Act, to provide services on terms and conditions that are just, reasonable and non-discriminatory. The FCC does not set the rates charged by non-dominant common carriers. However, the United States Court of Appeals for the District of Columbia Circuit has invalidated the FCC's permissive de-tariffing rules for non-dominant common carriers in AT&T Co. v. FCC and its streamlined range rate tariff filing rules for such carriers in Southwestern Bell Corp. v. FCC. Consequently, even non-dominant carriers are required to file tariffs pursuant to the FCC's rules. Private carriers are subject to a lesser degree of regulation by the FCC. The Copyright Act exempts any carrier from liability for copyright infringement in delivering television broadcast signals to cable television systems if it meets the passive carrier requirements of the Copyright Act.

 NETLINK USA

  Netlink markets and distributes programming to the U.S. HSD subscriber market. As of March 31, 1995, approximately 410,000 HSD owners subscribed to programming through Netlink. Netlink acquires rights from programmers to market various satellite-transmitted programming, including services such as ESPN, CNN, HBO, WTBS (which it purchases from Southern) and the Discovery Channel, to HSD owners. Netlink offers HSD owners various packages of programming for monthly, quarterly or annual subscription periods. Once a subscriber has ordered service by telephone or through an HSD retailer, Netlink transmits an authorization code to the customer's descrambler, allowing customers to receive the programming. Since 1993, Netlink has also offered pay-per-view services, with over one million sales to date.

  In addition, Netlink uplinks and sells the signals of nine broadcast television stations to other HSD packagers and marketers in the U.S. and, through Netlink International, in Canada. As of March 31, 1995, approximately 500,000 HSD households subscribed to one or more of such stations through HSD packages offered by Netlink and other HSD packaging and marketing companies. The other HSD packaging and marketing companies pay Netlink a fee for the right to sell these services to their customers.

  Netlink markets its HSD services primarily through satellite equipment dealers and distributors. During 1994, approximately 50% of Netlink's new subscribers were generated through satellite equipment dealers. During 1994, Netlink paid commissions to more than 2,000 dealers. New subscribers are also generated as a result of advertising in publications targeted at HSD owners, telemarketing and direct mail. Approximately 96% of Netlink's HSD customers with subscription packages which expired in 1994 renewed their subscriptions with Netlink.

  Competition--Netlink. Netlink competes with several large HSD program packagers, some of which are affiliated with well-known, large programmers and cable television system operators. Because a significant portion of Netlink's sales are generated through HSD dealers, Netlink also competes for dealer relationships on the basis of commission rates and quality of service offered to the dealer and its customers. In addition, the HSD market faces competition from cable television as well as emerging technologies such as DBS services, which were launched in 1994. DBS uses higher power Ku-Band frequencies that can be received by significantly smaller, and possibly less expensive, hardware than HSDs that receive C-Band frequencies. Because of the smaller dish size, DBS may be more widely accepted than HSD systems in urban markets.

  Although the Liberty Media Group is unable to predict the effects of DBS competition, the Liberty Media Group believes that for the foreseeable future more programming will be available for the HSD market than DBS because programming for cable television systems is transmitted on C-Band frequencies. While HSD C-Band dishes can be equipped to receive Ku-Band frequencies, small DBS dishes cannot reliably receive C-Band frequencies. Given the initial investment costs of an HSD system, the Liberty Media Group believes that a significant portion of current HSD owners will continue to use HSD services rather than invest in a DBS system.

  Netlink leases nine satellite transponders on an "unprotected" or "transponder unprotected" basis on two separate communications satellites. Netlink has "seniority status" on such satellite transponders which results in Netlink having favorable ranking should transponders be required to restore a "protected" service.

  In uplinking and selling the signals of broadcast television stations in the United States, Netlink is subject to the FCC regulations and Copyright Act provisions described above under "--Other Assets--Transmission of TBS Superstation ("WTBS")--Regulation-Southern". Pursuant to such regulations, Netlink may only distribute the signals of network broadcast stations to "unserved households" which are outside the Grade B contours of a primary station affiliated with such network.

 SILVER KING COMMUNICATIONS, INC.

  SKC owns and operates 12 independent full power UHF television stations, including one television satellite station (the "Stations") which affiliate with and primarily broadcast HSC. See "--Electronic Retailing Services" above. The Stations serve eight of the 12 largest metropolitan television markets in the U.S. As of March 31, 1995, the Stations reached approximately 28 million households, which is one of the largest audience reaches of any owned and operated independent television broadcast group in the U.S. In addition to the HSC programming, the Stations broadcast advertising inserts, issue-responsive programming, children's programming, ethnic, information and/or religious programming and public service announcements. As of March 31, 1995, SKC also owned 27 LPTV stations that broadcast HSC retail sales programming and held options to purchase 2 additional LPTV stations.

  On February 11, 1993, Liberty entered into an Option Agreement with RMS Limited Partnership ("RMS") pursuant to which Liberty had the right to purchase from RMS 2,000,000 shares of SKC's Class B Common Stock at the price of $1.00 per share (the "Option"). On September 23, 1994, Liberty and RMS entered into an Amendment to the Option Agreement which, among other things, extended the exercise period of the Option to February 11, 1999, and provided for increases in the exercise price of the Option at a rate of $0.25 per year, resulting in the exercise price of the Option during the final year of exercisability (February 12, 1998 to February 11, 1999) being $2.25 per share. The current Option exercise price is $1.50. Upon exercise of the Option, Liberty would obtain effective voting control of SKC as a result of the voting power associated with the SKC Class B Common Stock (each share of which is generally entitled to certain votes per share while each share of SKC Common Stock is entitled to cast one vote per share).

  It is a condition to the exercise of the Option that the Liberty Media Group or its assignee receive all necessary FCC and other approvals prior to the exercise. As of the date hereof, the Liberty Media Group has not filed any application for the consent of the FCC to any such exercise. Under present FCC rules it is unlikely that Liberty will be able to obtain the consent of the FCC with respect to the exercise of the Option because of the Company's ownership of certain cable television system assets. However, FCC rules and regulations do permit certain types of noncontrolling direct and indirect interests in SKC to be held by Liberty. If Liberty is unable to obtain consent to exercise the Option, Liberty may assign the Option to a third party.

 MACNEIL/LEHRER PRODUCTIONS

  In January 1995, the Liberty Media Group acquired a 66 2/3% general partnership interest in MacNeil/Lehrer Productions ("MLP"). MLP is the primary producer of the "MacNeil/Lehrer News Hour" on PBS and a producer of other high-quality documentary and public affairs programming. Liberty is attempting to increase the level of production at MLP by finding new markets for MLP documentary and public affairs programming. These markets may include cable, as well as broadcast networks, on line services and CD-ROM applications.

 AMERICANA TELEVISION PRODUCTIONS

  Americana Television Productions ("ATP") is a new production company formed in February 1995 to produce and distribute television shows for the cable, satellite and broadcast markets. ATP also produces

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

home video and audio products. ATP's video library was originally developed for the Americana Television Network, which ceased operations in December 1994. Such library includes nearly 600 hours of original programming highlighting traditional music, people and crafts which are uniquely American.

ENVIRONMENTAL MATTERS

  Compliance with Federal, state and local provisions which have been enacted or adopted regulating the discharge of material into the environment or otherwise relating to the protection of the environment has had no material effect upon the capital expenditures, results of operations or competitive position of the Liberty Media Group.

EMPLOYEES

  At March 31, 1995, consolidated entities included in the Liberty Media Group had approximately 6,100 employees. Of these employees, 14 were located in its corporate headquarters, 4,841 were employed by HSN, and the balance were located at the Liberty Media Group's various other facilities in the communities in which the Liberty Media Group owns and/or operates programming interests.

PROPERTIES

  The Liberty Media Group's sports, entertainment, information and home shopping programming businesses are primarily conducted through its Liberty Sports, EMC, Southern and HSN subsidiaries. Liberty Sports owns office, production and satellite receiving and transmitting facilities in Texas, and leases office, production and transmitting facilities in certain other states in which its subsidiaries do business. EMC leases its corporate offices in Colorado and regional offices in California, Illinois, Georgia, New Jersey and Texas. Southern owns the land, buildings and equipment at its uplink and downlink facility in Georgia. HSN owns the premises which house its corporate headquarters, studios, administrative offices, training facilities and a shopping center facility in Florida. HSN owns warehouse and distribution facilities in Iowa and Florida and leases its warehouse and distribution facility in Virginia. HSN also leases retail, office and/or warehouse space in California, Colorado and Florida for its subsidiary businesses. The facilities of consolidated entities attributed to the Liberty Media Group are, in the opinion of management, suitable and adequate by industry standards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Liberty Media Group receives revenues from the TCI Group for sports and other programming services which are produced and/or distributed by entities included in the Liberty Media Group and which are purchased by SSI. The charges for such services are generally based upon customary rates charged to others. Such programming services are purchased by SSI pursuant to affiliation agreements between SSI and the programming services. The terms of such affiliation agreements are generally the same as the terms which would be offered to other customers of the programming services.

  tv! Network, a programming service included in the Liberty Media Group, is operated pursuant to a Management Services Agreement with TCIC. Under the terms of such agreement the Liberty Media Group operates tv! Network as a promotional network for use by TCIC's cable television systems. TCIC determines the content of the network in accordance with its marketing goals. TCIC pays a fee to tv! Network equal to the actual cost of operating the network. The Liberty Media Group has agreed to provide tv! Network, in its present format, exclusively to TCIC.

  Encore QE Programming Corp. ("QEPC"), a wholly owned subsidiary of EMC (which is 90% owned by Liberty and 10% owned by JJS Communications, Inc.), and TCI Starz, Inc. ("TCIS"), an indirect wholly owned subsidiary of TCIC, formed QE+ Ltd a limited partnership ("QE+") for the purpose of developing, operating and distributing STARZ!, a first-run movie premium programming service launched in 1994.

Initially, QEPC was the general partner and TCIS was the limited partner, with losses allocated 1% to QEPC and 99% to TCIS until certain defined criteria were met, at which point profits would be allocated 20% to QEPC and 80% to TCIS. TCIS also had the option, exercisable at any time and without payment of additional consideration, to convert its limited partnership interest to an 80% general partnership interest with QEPC's general partnership interest simultaneously converting to a 20% limited partnership interest. In connection with the formation of QE+, EMC agreed to provide to QE+ certain programming under a programming agreement requiring QE+ to pay its pro rata share of the total costs incurred by EMC for such programming. EMC was also to be paid a fee for managing the STARZ! service equal to 20% of the "managed costs" (as defined) of the service.

  In connection with the start-up of the Starz! service, TCIC and a subsidiary of TCIC (the "TCIC Obligors") became direct obligors or guarantors of payment of certain amounts that may be due pursuant to certain film output, distribution and license agreements (the "Film Agreements") under which QE+ acquires rights to display certain theatrically released movies, and QE+ agreed to indemnify the TCIC Obligors for any amounts they may be required to pay in respect of the STARZ! service pursuant to the Film Agreements. As of March 31, 1995, the maximum aggregate amount which the TCIC Obligors may be required to pay in respect of the Film Agreements aggregated approximately $151 million. The maximum potential payment obligation of the TCIC Obligors under the Film Agreements is currently not determinable because such amount will be dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors.

 In connection with the Business Line Restructuring, TCIC transferred its interest in TCIS to Liberty. TCIS subsequently exercised its option and converted its limited partnership interest to an 80% general partnership interest and QEPC's general partnership interest was converted to a 20% limited partnership interest. Thereafter, TCIS transferred to Liberty Starz, Inc., a wholly owned subsidiary of Liberty ("Liberty Starz"), a 29.9% general partnership interest in QE+. Immediately after such transfer, Liberty transferred all of its interest in TCIS to a wholly owned subsidiary of the Company that is a member of the TCI Group. Liberty Starz also has the right to acquire from TCIS a 10.1% partnership interest in QE+ based on a formula designed to approximate the fair value of the interest. Such right will be exercisable for a period of ten years beginning January 1, 1999. Exercise of this option is conditioned upon QE+ having had positive cash flow for two consecutive calendar quarters. This right will be exercisable only after all TCIS Contributions (as hereinafter defined) have been repaid, including any preferred return thereon.

  The QE+ limited partnership agreement provides that TCIS will be required at any time prior to July 1, 2005 to make special capital contributions to the partnership, up to a maximum aggregate capital contribution of $350 million (the "TCIS Contribution"). To the extent QE+ has incremental cash requirements, TCIS and Liberty Starz will have the option to fund 50.1% and 49.9%, respectively, of any such additional capital requirements. QE+ will pay to TCIS a preferred return of 10% per annum upon any contribution that is part of the first $200 million of the TCIS Contribution and is not repaid within five years of the date of the contribution or January 1, 1996, whichever is later. Any amount of the TCIS Contribution in excess of $200 million will be entitled to a preferred return of 10% per annum from the date of the contribution. QE+ will be required to devote 75% of its available cash flow (as defined) to repay the TCIS Contribution and any preferred return payable thereon. EMC will continue to be entitled to its management fee.

  In addition, effective July 1, 1995, Liberty Starz will earn a "Content Fee" for certain services provided to QE+ equal to 4% of the gross revenue of QE+, estimated to be approximately $1.2 million for the six months ended December 31, 1995. The Content Fee agreement expires on June 30, 2001, subject to renewal on an annual basis thereafter. Payment of the Content Fee is subordinated to the repayment of the TCIS Contribution, including any preferred return, and any other obligations of QE+ to its partners.

  SSI, a wholly owned subsidiary of the Company that is part of the TCI Group, has entered into a long-term affiliation agreement with QE+ in respect of the distribution of the STARZ! service. Per subscriber rates in the agreement are based upon customary rates charged to other cable system operators and requires SSI to make payments to QE+ with respect to a guaranteed minimum number of subscribers. Based upon such subscriber guarantee, the aggregate minimum amount payable during the period from January 1, 1996 through December 31, 1998 in respect of these guaranteed subscribers is approximately $339 million. Payments to QE+ for 1995 are anticipated to aggregate approximately $30,000,000 to $40,000,000. The affiliation agreement also provides that QE+ will not grant materially more favorable terms and conditions to other cable system operators unless such more favorable terms and conditions are also made available to the TCI Group.

  HSN and QVC pay commissions to the TCI Group for merchandise sales to customers who are subscribers of cable television systems operated by TCIC. Such commissions are paid at the customary rates paid to others.

  Entities included in the Liberty Media Group lease office space, production and studio facilities and satellite transponder and uplink facilities from entities included in the TCI Group. HSN subleases a satellite transponder to TCI Technology. The Company believes that the terms of such arrangements are no less advantageous than those which would be available in dealings with unaffiliated third parties.

  Upon implementation of the Liberty Media Group Stock Proposal, certain corporate, general and administrative costs would be charged to the Liberty Media Group at rates set at the beginning of each year based on projected utilization for that year. The utilization-based charges will be set at levels that management believes to be reasonable and that would approximate the costs which the Liberty Media Group would incur for comparable services on a stand alone basis. See "The Liberty Media Group Stock Proposal--Management and Allocation Policies".

                      THE INCREASED AUTHORIZATION PROPOSAL

  The stockholders of the Company are being asked to consider and approve the Increased Authorization Proposal, including adoption of the proposed amendments to the Company's Charter set forth in Appendix III-B hereto. The amendments would increase the number of authorized shares of Class A Common Stock (which would be redesignated Series A TCI Group Common Stock under the Liberty Media Group Stock Proposal) from 1,100,000,000 to 1,750,000,000 and the number of authorized shares of Series Preferred Stock from 10,000,000 to 50,000,000 and to clarify that the rights, powers and preferences of any series of the Series Preferred Stock may differ in any respect from those of any other series thereof (except as limited by the rights of any outstanding class or series of preferred stock). If both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved by stockholders, the Company's authorized shares of Common Stock would consist of 1,750,000,000 authorized shares of Series A TCI Group Common Stock, 150,000,000 authorized shares of Series B TCI Group Common Stock, 750,000,000 authorized shares of Series A Liberty Media Group Common Stock and 75,000,000 authorized shares of Series B Liberty Media Group Common Stock.

  As of the date of this Proxy Statement/Prospectus, there were 571,499,424 shares of the Company's Class A Common Stock outstanding, and an additional 68,520,802 shares were reserved for issuance upon the exercise or conversion of outstanding stock options and convertible securities (excluding securities of the Company held by subsidiaries of the Company). As of such date, subsidiaries of the Company held [86,030,994] shares of Class A Common Stock and securities convertible into 246,402,000 shares of Class A Common Stock. The Company is also required to reserve shares of the Company's Class A Common Stock for issuance (on a share-for-share basis) upon conversion of the Company's Class B Common Stock at the election of the holder. As of the date of this Proxy Statement/Prospectus, there were 84,864,800 shares of the Company's Class B Common Stock outstanding (excluding 4,172,629 shares held by subsidiaries of the Company). Accordingly, as of such date, the number of the Company's authorized but unissued and unreserved shares of Class A Common Stock was 38,509,351. Approval of the Increased Authorization Proposal will (i) provide additional shares of capital stock to be available for issuance for general corporate purposes, including, but not limited to, acquisitions, stock dividends and splits and financings, (ii) provide a sufficient number of shares of Class A Common Stock for issuance upon conversion of the convertible securities held by subsidiaries of the Company referred to above and as described under "The Liberty Media Group Stock Proposal--Issuance of Series F Preferred Stock" and "Description of Existing Common Stock and Other Capital Stock--Preferred Stock--Series E Redeemable Convertible Preferred Stock" and (iii) if the Liberty Media Group Stock Proposal is approved, provide for the potential conversion of the Liberty Media Group Common Stock. If the Liberty Media Group Stock Proposal is approved by stockholders, the Company will exchange all of the outstanding TCI Treasury Shares for shares of Series F Preferred Stock and, if the Increased Authorization Proposal is approved by stockholders, the right of the holder to convert such shares of Series F Preferred Stock into shares of Series A TCI Group Common Stock will become effective. See "The Liberty Media Group Stock Proposal--Issuance of Series F Preferred Stock".

  The Board of Directors would be authorized to reserve and, without further approval of the stockholders, issue the additional shares of Class A Common Stock that would be authorized under the Increased Authorization Proposal or the additional shares of Series Preferred Stock that would be so authorized at such time or times, to such persons, and for such consideration as it may determine, except as may otherwise be required by applicable law, regulation or Nasdaq National Market requirement. The Nasdaq National Market, on which the Class A Common Stock and Class B Common Stock now trades, currently requires stockholder approval of the issuance of shares in certain instances, including transactions where the issuance could increase the number of outstanding shares by 20% or more. The Company's Charter authorizes the Board of Directors to issue shares of the Series Preferred Stock in one or more series and to fix and state the designations, powers, preferences, qualifications, limitations, restrictions and relative rights of the shares of each such series. The amendments to the Charter that would be effected by the Increased Authorization Proposal also contain language that would clarify that the rights, powers and preferences that the Board of Directors may establish for any series of Series Preferred Stock may differ from those of any other series thereof (except as limited by the rights of any outstanding class or series of preferred stock). The Board of Directors may determine, without any vote or action by the holders of either Class A Common Stock or Class B Common Stock, among other things, the payment dates and rates of dividends, if any, whether dividends are to be cumulative or noncumulative, whether the series is subject to redemption and, if so, the manner of redemption and the redemption price, the preference of any series over any other series of preferred stock or Class A Common Stock or Class B Common Stock on liquidation or dissolution of the Company, any sinking fund or other retirement provisions for the series and any conversion or exchange rights or other privilege of the holders to acquire shares of any other series of preferred stock or of Class A Common Stock or Class B Common Stock of the Company. The Board of Directors may also determine the number of shares in each series, the stated value for which the series may be issued and the voting rights of each series. The shares of each series of Series Preferred Stock may rank prior to the Class A Common Stock and Class B Common Stock of the Company in respect of dividends and rights in liquidation.

  If the Liberty Media Group Stock Proposal is approved by stockholders, the Board of Directors would have the power to create a series of Series Preferred Stock whose rights, privileges and preferences, including but not limited to the series of Common Stock into which such series of Series Preferred Stock is convertible, if any, the amount available to pay dividends, or other economic terms are related to one Group, although the shares of such series of Series Preferred Stock would be preferrred stock of the company.

  Other than as described herein under "The Increased Authorization Proposal" or above under "The Liberty Media Group Stock Proposal--Issuance of Series F Preferred Stock", the Company has no present understanding or agreement with respect to the issuance for any purpose of any of the additional shares that will be authorized for issuance if the Increased Authorization Proposal is approved. Although the Board of Directors of the Company has no present intention of doing so, the additional shares of Class A Common Stock and Series Preferred Stock that will be authorized for issuance if the Increased Authorization Proposal is approved could be issued in one or more transactions (within limitations imposed by applicable law) that would make a takeover of the Company more difficult and, therefore, less likely, even though such a takeover might be economically beneficial to the Company and its stockholders. The Board of Directors and management of the Company have no knowledge of any person or entity that intends to seek a controlling interest in, or to make a takeover proposal with respect to, the Company.

  THE AFFIRMATIVE VOTE OF 66 2/3% OF THE COMBINED VOTING POWER OF THE OUTSTANDING SHARES OF THE CLASS A COMMON STOCK, CLASS B COMMON STOCK AND SERIES C PREFERRED STOCK, VOTING TOGETHER AS A SINGLE CLASS, IS REQUIRED FOR APPROVAL OF THE INCREASED AUTHORIZATION PROPOSAL.

                    THE DIRECTOR STOCK OPTION PLAN PROPOSAL

  The Board of Directors believes that the Company's ability to attract and retain capable persons as independent directors will be enhanced if it can provide its nonemployee directors with stock options and that the Company will benefit from encouraging a sense of proprietorship of such persons and stimulating the active interest of such persons in the development and financial success of the Company. Accordingly, on November 16, 1994, the Board of Directors of the Company adopted the Director Stock Option Plan and directed that the Director Stock Option Plan Proposal be submitted to a vote of the stockholders of the Company at the Annual Meeting. The Director Stock Option Plan and existing automatic grants thereunder are subject to, and will become effective upon approval of, the Director Stock Option Plan Proposal by the requisite vote of the stockholders at the Annual Meeting. A copy of the Director Stock Option Plan, as amended to provide for adjustments that will be made thereunder if the Liberty Media Group Stock Option Plan is approved, is attached hereto as Appendix V. The following description of the Director Stock Option Plan is subject to, and qualified in its entirety by reference to, the Director Stock Option Plan.

  The Director Stock Option Plan provides for grants to be made of options ("Options") to purchase a maximum of one million shares of Class A Common Stock (which would be redesignated Series A TCI Group Common Stock under the Liberty Media Group Stock Proposal), subject to certain adjustments described below. If the Liberty Media Group Stock Proposal is approved, there would be added to the one million shares of Series A TCI Group Common Stock reserved for issuance 250,000 shares of Series A Liberty Media Group Common Stock. See "The Liberty Media Group Stock Proposal--Adjustments Under Stock Incentive Plan and Director Stock Option Plan". Shares that are subject to Options that expire or terminate for any reason without having been exercised will return to the pool of such shares underlying Options available for grant under the Director Stock Option Plan.

  Under the Director Stock Option Plan, each of the six directors of the Company who were not employees of the Company or any subsidiary of the Company (any such director, a "Nonemployee Director") as of November 16, 1994 (the "Effective Date") has been granted, subject to stockholder approval of the Director Stock Option Plan Proposal, an Option to purchase 50,000 shares of Class A Common Stock. The Director Stock Option Plan provides that each individual who becomes a Nonemployee Director after the Effective Date will automatically be granted an Option to purchase 50,000 shares of Class A Common Stock (subject to adjustment as described below) on the date such person first becomes a Nonemployee Director, if the number of shares subject to future grant under the Director Stock Option Plan is sufficient to make all automatic grants required to be made pursuant to the Director Stock Option Plan on such date of grant. If the Liberty Media Group Stock Proposal is approved, future automatic grants will consist of an Option to purchase 50,000 shares of Series A TCI Group Common Stock and an Option to purchase 12,500 shares of Series A Liberty Media Group Common Stock. The term "subsidiary of the Company" means any corporation of which the Company directly or indirectly owns shares representing more than 50% of the voting power of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation. Options granted pursuant to the Director Stock Option Plan will be nonqualified stock options which do not qualify under Section 422 of the Code.

  The Director Stock Option Plan provides that the per share exercise price of each Option will be equal to 95% of the fair market value of the Class A Common Stock on the date the Option is granted, with the price resulting from such percentage rounded down to the nearest quarter dollar. In general, fair market value is determined by reference to the last sale price for shares of the Class A Common Stock as reported on the Nasdaq Stock Market on the date of the grant. Such last sale price on the Effective Date was $23.375 per share and the exercise price of the Options granted on that date, subject to stockholder approval of the Director Stock Option Plan, is $22.00 per share. If the Liberty Media Group Stock Proposal is approved, outstanding options that were previously granted subject to stockholder approval will be adjusted so that each holder of such an Option will receive an additional Option covering 12,500 shares of Series A Liberty

Media Group Common Stock and the outstanding Option will continue in effect as an option covering the 50,000 shares of Series A TCI Group Common Stock (as redesignated). The aggregate pre-adjustment strike price of such outstanding Options will be allocated so that the aggregate strike price of the additional Options covering Series A Liberty Media Group Common Stock will be 25% of the aggregate pre-adjustment strike price and the aggregate strike price of the Options covering Series A TCI Group Common Stock will be 75% of the aggregate pre-adjustment strike price (so that on a per share basis the strike price of each option to purchase Series A TCI Group Common Stock will be $16.50 and the strike price of each option to purchase Series A Liberty Media Group Common Stock will be $22.00).

  Options granted under the Director Stock Option Plan will vest and become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of the grant. The method of payment of the exercise price of an Option, and of the amount required to satisfy applicable Federal, state and local withholding tax requirements as determined by the Company, may consist of cash, the surrender of shares of the same class or series for which the Option is exercisable that have been held by the optionee for more than six months or any combination thereof, at the election of the optionee. Shares so surrendered in payment in whole or in part of the Option exercise price and applicable withholding taxes will be valued at their fair market value on the date of exercise.

  Each Option granted pursuant to the Director Stock Option Plan will terminate upon the earliest to occur of the following: (a) the expiration of ten years following the date upon which the Option is granted; (b) the expiration of one year following the date upon which the optionee ceases to be a director of the Company for any reason other than voluntary termination of director status; or
(c) the expiration of three months following the date on which the optionee voluntarily ceases his status as a director.

  In the event that an optionee ceases to serve as a director of the Company for any reason other than voluntary termination of director status, each unmatured outstanding Option held by such optionee shall be accelerated. Upon the occurrence of a Change in Control, all unmatured outstanding Options will be accelerated effective as of such Change in Control. A "Change of Control" will be deemed to have occurred if any of the following events shall have occurred: (a) there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement;
(b) after the Effective Date any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a person that was a director of the Company on the Effective Date or any person controlled by such a director, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities; (c) after the Effective Date any person described in the foregoing clause (b) commences a tender offer subject to
Section 14(d) of the Exchange Act for securities of the Company representing a majority of the combined voting power of the Company's then outstanding voting securities, provided that to the extent any nonmatured Options accelerated under this clause (c) are not exercised prior to the termination of such offer, such acceleration shall be annulled and such Options shall revert to their original vesting schedule; (d) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (e) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

  In the event of any subdivision or consolidation of outstanding shares of Class A Common Stock or declaration of a dividend payable in shares of Class A Common Stock or other stock split, then (i) the number of shares of Class A Common Stock issuable pursuant to each Option, (ii) the total number of shares of Class A Common Stock reserved under the Plan and
(iii) the per share exercise price of the Options shall each be proportionately adjusted to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of a plan of exchange affecting the Class A Common Stock or any distribution to holders of Class A Common Stock of securities or property (other than normal cash dividends or dividends payable in Class A Common Stock), the Board of Directors shall make appropriate adjustments to (1) the number of shares of Class A Common Stock issuable pursuant to each Option and
(2) the per share exercise price of the Options to give effect to such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the optionees and preserve, without exceeding, the value of the Options. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board of Directors shall be authorized to issue or assume stock options by means of substitution of new options for previously issued options or an assumption of previously issued options as a part of such adjustment. If the Liberty Media Group Stock Proposal is approved, references to Class A Common Stock in this paragraph shall apply to Series A Liberty Media Group Common Stock, as appropriate.

  The obligations of the Company with respect to Options granted under the Director Stock Option Plan are subject to all applicable laws.

  All grants of Options under the Director Stock Option Plan will be automatic and will not be subject to the discretion of any person. The Director Stock Option Plan will be administered by the Company's Board of Directors, who will receive no additional compensation for such service. Members of the Board of Directors who are eligible for Options may vote on matters affecting administration of the Director Stock Option Plan.

  The Board of Directors may amend, alter or discontinue the Director Stock Option Plan, except that (a) no amendment or alteration that would impair the rights of any optionee under any Option that he has been granted shall be made without his consent, (b) no amendment or alteration shall be effective prior to approval by the Company's stockholders to the extent such approval is then required pursuant to Rule 16b-3 (or any successor provision) under the Exchange Act in order to preserve the applicability of any exemption provided by such rule to any Option then outstanding (unless the holder of such Option consents) or to the extent stockholder approval is otherwise required by applicable legal requirements, and (c) the Plan shall not be amended more than once every six months to the extent such limitation is required by Rule 16b-3(c)(2)(ii) (or any successor provision) under the Exchange Act as then in effect.

  Certain Federal Income Tax Consequences. The following summary generally describes the principal Federal (but not state and local) income tax consequences of the Director Stock Option Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular optionee or the Company. The provisions of the Code and the regulations thereunder relating to these matters are complex and their impact in any one case may depend upon the particular circumstances.

  In general, the grant of an Option will not result in taxable income to the optionee or a deduction to the Company for Federal income tax purposes. Upon exercise of an Option, the Company will be entitled, for Federal income tax purposes, to a tax deduction and the optionee will recognize ordinary income. The amount of such deduction and income generally will equal the amount by which the fair market value of the shares acquired on the date the Option is exercised exceeds the Option exercise price of the shares if the shares received on exercise are transferable and not subject to a substantial risk of forfeiture at such time. In general, the shares received on exercise of an Option will be transferable and will not be subject to a substantial risk of forfeiture. However, if the sale of shares acquired upon exercise of an Option would subject the optionee to liability under Section 16(b) of the Exchange Act, which requires certain "insiders" to pay to the Company any profits received from certain purchases and sales of equity securities of the Company, the optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction) equal to the amount by which the fair market value of the shares acquired exceeds the Option exercise price for the shares on the earlier of (i) the date that the optionee is no longer subject to liability under Section 16(b) of the Exchange Act or
(ii) six months after the date the Option is exercised. An optionee subject to liability under Section 16(b) of the Exchange Act may, however, recognize ordinary income (and the Company will be entitled to a corresponding tax deduction) at the time the Option is exercised if the optionee makes an election under Section 83(b) of the Code.

  If an Option is exercised through the delivery of shares previously owned by the optionee, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized with respect to such shares upon such exercise.

  Any difference between the basis of the shares acquired through the exercise of an Option (the Option exercise price plus the ordinary income recognized) and the amount realized upon a subsequent sale of such shares will be treated as a short-term or long-term capital gain or loss, depending on the length of the period such shares are held prior to sale. Currently, long-term capital gains are taxed to an individual at a maximum rate of 28% as opposed to a maximum rate of 39.6% for ordinary income.

  THE AFFIRMATIVE VOTE OF A MAJORITY OF THE COMBINED VOTING POWER AND A MAJORITY OF THE COMBINED NUMBER OF THE SHARES OF CLASS A COMMON STOCK, CLASS B COMMON STOCK AND SERIES C PREFERRED STOCK REPRESENTED IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING, VOTING AS A SINGLE CLASS, IS REQUIRED FOR APPROVAL OF THE DIRECTOR STOCK OPTION PLAN PROPOSAL.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF VOTING SECURITIES

  The following table sets forth, as of May 31, 1995, information with respect to the ownership of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock by each person known to the Company to own beneficially more than 5% of any such class outstanding on that date. Shares issuable upon exercise or conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage of ownership and overall voting power of persons beneficially owning such convertible securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. Voting power in the table is computed with respect to a general election of directors and, therefore, the Class B Preferred Stock is included in the calculation. The number of shares indicated as owned by Dr. Malone includes his interests in shares held by the trustee of the Company's Employee Stock Purchase Plan ("ESPP"). So far as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table and except for the shares held by the trustee of the ESPP for the benefit of Dr. Malone, which shares are voted at the discretion of the trustee.

                                             AMOUNT AND
                                              NATURE OF
  TITLE OF         NAME AND ADDRESS          BENEFICIAL        PERCENT   VOTING
    CLASS         OF BENEFICIAL OWNER         OWNERSHIP      OF CLASS(1) POWER
  --------        -------------------        ----------      ----------- ------
Class A        Bob Magness, Chairman of   4,626,938(2)(3)(4)       *     26.30%
Class B         the Board and a Director 37,132,076(2)(4)(7)   43.75%
Class B Pref.  5619 DTC Parkway             125,000             7.72%
Series C       Englewood, Colorado               --               --
Pref.

Class A        John C. Malone, President  1,220,673(5)             *     17.90%
Class B         and a Director           25,447,083(6)(7)(8)   29.99%
Class B Pref.  5619 DTC Parkway             306,000(6)(8)      18.89%
Series C       Englewood, Colorado               --               --
 Pref.

                                               AMOUNT AND
                                               NATURE OF
  TITLE OF          NAME AND ADDRESS           BENEFICIAL      PERCENT   VOTING
   CLASS           OF BENEFICIAL OWNER         OWNERSHIP     OF CLASS(1) POWER
  --------         -------------------         ----------    ----------- ------
Class A       Kearns-Tribune Corporation    8,792,514(4)        1.54%     7.00%
Class B       400 Tribune Building          9,112,500(4)(7)    10.74%
Class B Pref  Salt Lake City, Utah             67,536           4.17%
Series C.                                          --             --
 Pref

Class A       The Associated Group, Inc.   12,479,976           2.18%     5.83%
Class B       200 Gateway Towers            7,071,852           8.33%
Class B Pref.  Pittsburgh, Pennsylvania        41,598           2.57%
Series C Pref.                                     --             --

Class A       The Equitable Companies      30,733,246(9)        5.38%     2.15%
Class B        Incorporated                        --             --
Class B Pref  787 Seventh Avenue                   --             --
Series C      New York, New York; and              --             --
 Pref.        The Mutuelles AXA and AXA
              101-100 Terrasse Boieldieu
              92042 Paris La Defense France

Class A       The Capital Group Companies, 42,352,180(10)       7.41%     2.96%
Class B        Inc.                                --             --
Class B Pref. 333 South Hope Street                --             --
Series C      Los Angeles, California              --             --
 Pref.

- --------
  *  Less than one percent.
 (1) Based on 571,499,424 shares of Class A Common Stock, 84,864,800 shares of Class B Common Stock, 1,620,026 shares of Class B Preferred Stock and 70,559 shares of Series C Preferred Stock outstanding on May 31, 1995 (after elimination of shares of the Company held by subsidiaries of the Company).
 (2) Mr. Magness, as executor of the Estate of Betsy Magness, is the beneficial owner of all shares of Class A Common Stock and Class B Common Stock held of record by the Estate of Betsy Magness. The number of shares in the table includes 2,105,332 shares of Class A Common Stock and 6,346,212 shares of Class B Common Stock of which Mr. Magness is beneficial owner as executor.
 (3) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 1,000,000 shares of Class A Common Stock. Options to acquire 400,000 shares of Class A Common Stock are currently exercisable. See note 7 to the table under "Management of the Company--Executive Compensation--Summary Compensation Table" below for additional information.
 (4) Mr. Magness and Kearns-Tribune Corporation ("Kearns") are parties to a buy-sell agreement, entered into in October of 1968, as amended, under which neither party may dispose of their shares without notification of the proposed sale to the other, who may then buy such shares at the offered price, sell all of their shares to the other at the offered price or exchange one of their shares of Class A Common Stock ("Class A shares") for each share of Class B Common Stock ("Class B shares") held by the other and purchase any remaining Class B shares at the offered price. There are certain exceptions, including transfers to specified persons or entities, certain public sales of Class A shares and exchanges of Class A shares for Class B shares.
 (5) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 1,000,000 shares of Class A Common Stock. Options to acquire 400,000 shares of Class A Common Stock are currently exercisable. See note 7 to the table under "Management of the Company--Executive Compensation--Summary Compensation Table" below for additional information.

 (6) Includes 1,173,000 shares of Class B Common Stock and 6,900 shares of Class B Preferred Stock held by Dr. Malone's wife, Mrs. Leslie Malone, but Dr. Malone has disclaimed any beneficial ownership of such shares.
 (7) Pursuant to a letter agreement, dated June 17, 1988, Mr. Magness and Kearns-Tribune each agreed with Dr. Malone that prior to making a disposition of a significant portion of their respective holdings of Class B Common Stock, he or it would first offer Dr. Malone the opportunity to purchase such shares.
 (8) The number of shares of Class B Common Stock and Class B Preferred Stock in the table includes 3,120,000 and 40,000 Restricted Voting Shares, respectively, that as of the Record Date are subject to repurchase by the Company under certain circumstances.
     Until they cease to be subject to the Company's repurchase right, such shares may not be transferred and, with respect to any matter submitted to a vote of the stockholders of the Company, the votes represented thereby will be cast in the same proportion as all other votes are cast with respect to such matter. The number of shares of Class A Common Stock, Class B Common Stock and Class B Preferred Stock in the table which are not subject to such repurchase rights and voting requirements represent 15.73% of the total voting power of the shares of Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock outstanding (excluding the 3,120,000 and 40,000 Restricted Voting Shares from such total voting power).
 (9) The number of shares in the table is based upon a Schedule 13G, dated February 10, 1995, filed by The Equitable Companies Incorporated and The Mutuelles AXA and AXA. Subsidiaries of The Equitable Companies Incorporated are listed in the Schedule 13G as having sole voting power with respect to 21,927,390 shares, sole dispositive power with respect to 30,322,016 shares, shared voting power with respect to 619,318 shares and shared dispositive power with respect to 411,230 shares. AXA entities are listed in the Schedule 13G as having sole voting and dispositive power with respect to 325,000 shares.
(10) The number of shares in the table is based upon a Schedule 13G, dated February 8, 1995, filed by The Capital Group Companies, Inc. Certain operating subsidiaries of The Capital Group Companies, Inc. exercised investment discretion over various institutional accounts which held as of December 31, 1994, 42,352,180 shares of Class A Common Stock. Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 6,471,333 of said shares. Capital Research and Management Company, registered investment advisor, and Capital International, Ltd. and Capital International, S.A., other operating subsidiaries, had investment discretion with respect to 35,655,750, 137,770 and 87,310 shares, respectively, of the above shares.

BENEFICIAL OWNERSHIP BY DIRECTORS AND OFFICERS

  The following table sets forth, as of May 31, 1995, information with respect to the ownership of Class A Common Stock, Class B Common Stock and Class B Preferred Stock by all directors and each of the named executive officers of the Company, other than those listed in the immediately preceding table, and by all executive officers and directors of the Company as a group. None of the directors or executive officers of the Company owns any Series C Preferred Stock. Shares issuable upon exercise or conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such convertible securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. Voting power in the table is computed with respect to a general election of directors and therefore the Class B Preferred Stock is included in the calculation. The number of Class A and Class B shares in the table include interests of the named directors or executive officers or of members of the group of directors and executive officers in shares held by the trustee of the Company's ESPP and shares held by the trustee of the United Artists Entertainment Company Employee Stock Ownership Plan for their respective accounts. So far as is known to the Company, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table and except for the shares held by the trustee of the Company's ESPP for the benefit of such persons, which shares are voted at the discretion of the trustee.

                          NAME OF              AMOUNT AND NATURE          PERCENT  VOTING
TITLE OF CLASS       BENEFICIAL OWNER       OF BENEFICIAL OWNERSHIP       OF CLASS POWER
- --------------       ----------------       -----------------------       -------- ------
Class A              Donne F. Fisher                 544,947(2)              *       *
Class B                                              249,072                --
Class B Pref.                                          3,464                --
Class A              John W. Gallivan                  2,124(3)              *       *
Class B                                                  --                 --
Class B Pref.                                             14                 *
Class A              Kim Magness                         --                 --       *
Class B                                              518,000                 *
Class B Pref.                                            --                 --
Class A              Jerome H. Kern                2,000,000(4)              *       *
Class B                                                  --                 --
Class B Pref.                                            --                 --
Class A              R.E. Turner                      60,000(5)              *       *
Class B                                                  --                 --
Class B Pref.                                            --                 --
Class A              Tony Coelho                         800                 *       *
Class B                                                  --                 --
Class B Pref.                                            --                 --
Class A              Robert A. Naify              23,638,860(9)            3.98%   1.63%
Class B                                                  --                 --
Class B Pref.                                          1,000                 *
Class A              Fred A. Vierra                  763,433(6)              *       *
Class B                                                  --                 --
Class B Pref.                                            200                 *
Class A              Brendan R. Clouston           1,210,171(8)              *       *
Class B                                                  230                 *
Class B Pref.                                            --                 --
Class A              All directors and executive  36,772,607(1)(2)(3)(4)   6.15%  46.14%
                     officers as a group                    (5)(6)(7)(8)
                     (18 persons)                           (9)(10)(11)
Class B                                           63,601,807(1)(11)       74.94%
Class B Pref.                                        438,884              27.09%

- --------
  *  Less than one percent.

 (1) See notes 1 through 8 to the table above under "Beneficial Ownership of More than Five Percent of Voting Securities".
 (2) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 200,000 shares of Class A Common Stock. None of the options are exercisable until November 17, 1995. See note 1 to the table under "Management of the Company-Executive Compensation-Option/SAR Grants Table" below for additional information.
 (3) Includes 1,524 shares of Class A Common Stock held by Mr. Gallivan's wife.
 (4) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights to acquire 2,000,000 shares of Class A Common Stock at a purchase price of $16.75 per share. Options to acquire 800,000 shares are currently exercisable and the remainder vest and become exercisable evenly over three years. The options expire on October 12, 1998.
 (5) Includes 50,000 shares of Class A Common Stock held in trust of which Mr. Turner is the trustee and beneficiary. Includes 10,000 shares of Class A Common Stock held in trust of which Mr. Turner's wife is trustee.
 (6) Assumes the exercise in full of the following: (a) stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 100,000 shares of Class A Common Stock, of which options to acquire 40,000 shares of Class A Common Stock are currently exercisable (see note 7 to the table under "Management of the Company-Executive Compensation-Summary Compensation Table"); (b) stock options granted in tandem with stock appreciation rights in November of 1993 to acquire 100,000 shares of Class A Common Stock, of which options to acquire 25,000 shares of Class A Common Stock are currently exercisable (see note 6 to the table under "Management of the Company-Executive Compensation-Summary Compensation Table"); and (c) stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 200,000 shares of Class A Common Stock, none of which options are exercisable until November 17, 1995 (see note 1 to the table under "Management of the Company-Executive Compensation-Option/SAR Grants Table").
 (7) Assumes the exercise in full of stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 100,000 shares of Class A Common Stock. All such options became fully exercisable upon retirement by Mr. Sparkman. See note 7 to the table under "Management of the Company-Executive Compensation-Summary Compensation Table" below for additional information.
 (8) Assumes the exercise in full of the following: (a) stock options granted in tandem with stock appreciation rights in November of 1992 to acquire 500,000 shares of Class A Common Stock; (b) options to acquire 200,000 shares of Class A Common Stock are currently exercisable (see note 7 to the table under "Management of the Company-Executive Compensation-Summary Compensation Table"); (c) stock options granted in tandem with stock appreciation rights in November of 1993 to acquire 500,000 shares of Class A Common Stock; (d) options to acquire 125,000 shares of Class A Common Stock are currently exercisable (see note 6 to the table under "Management of the Company-Executive Compensation-Summary Compensation Table"); and
     (e) stock options granted in tandem with stock appreciation rights in November of 1994 to acquire 200,000 shares of Class A Common Stock, none of which options are exercisable until November 17, 1995 (see note 1 to the table under "Management of the Company-Executive Compensation-Option/SAR Grants Table").
 (9) Mr. Robert Naify received notes, which are currently convertible into 22,446,926 shares of Class A Common Stock, as partial consideration for the sale to the Company of the stock owned by him in United Artists Communications, Inc. ("UACI"). Mr. Naify is also a co-trustee, along with Mr. Naify's brother, Marshall, and their sister, of a trust for the benefit of Marshall which holds additional notes convertible into 341,606 shares of Class A Common Stock. The number of shares in the table assumes the conversion of these notes.
(10) Certain executive officers and directors of the Company (10 persons, including Messrs. Magness, Malone, Sparkman, Vierra and Clouston) hold options which were granted in tandem with stock appreciation rights in November of 1992, to acquire 3,225,000 shares of Class A Common Stock at a purchase price of $16.75 per share. Options to acquire 1,290,000 of such shares are currently exercisable. Additionally certain executive officers (8 persons including Messrs. Vierra and Clouston) hold stock options which were granted in tandem with stock appreciation rights in October and November of 1993, to acquire 1,225,000 shares of Class A Common Stock at a purchase price of $16.75 per share. Options to acquire 306,250 of such shares are currently exercisable. Additionally, Mr. Kern holds an option to acquire 2,000,000 shares of Class A Common Stock as described in note 4 above. Also certain executive officers and directors (9 persons including Messrs. Fisher, Vierra and Clouston) hold stock options which were granted in tandem with stock appreciation rights in November of 1994, and first become exercisable (as to 20% of the shares covered thereby) in November of 1995, to acquire 3,214,000 shares of Class A Common Stock at a purchase price of $22.00 per share. The number of Class A shares in the table assumes the exercise of these options.
(11) The number of shares in the table does not include any shares held by Kearns, of which Mr. Gallivan is an officer.

  No equity securities in any subsidiary of the Company, other than directors' qualifying shares, are owned by any of the Company's executive officers or directors, except that Mr. Bob Magness, a director and an executive officer of the Company, owns 944 shares of WestMarc Communications, Inc. ("WestMarc") Series B Cumulative Compounding Redeemable Preferred Stock; Mr. Kim Magness, a director of the Company, owns 31 shares of WestMarc Series B Cumulative Compounding Redeemable Preferred Stock; Dr. Malone, a director and an executive officer of the Company, owns, as trustee for his children, 68 shares of WestMarc Series B Cumulative Compounding Redeemable Preferred Stock; Mr. Larry Romrell, an officer of the Company, owns 103 shares of WestMarc Series B Cumulative Compounding Redeemable Preferred Stock and Mr. Jerome Kern, a director of the Company, owns 116 shares of WestMarc Series B Cumulative Compounding Redeemable Preferred Stock, including 58 shares owned by his wife, Diane D. Kern, over which Mr. Kern is deemed to have beneficial ownership. Mr. Kern has disclaimed any beneficial ownership of such shares owned by Mrs. Kern. Mr. Donne Fisher, a director and executive officer of the Company, pursuant to a Restricted Stock Award Agreement dated December 10, 1992, was transferred the right, title and interest in and to
124.03 shares of WestMarc Series B Cumulative Compounding Redeemable Preferred Stock owned by the Company. Such preferred stock held by Mr. Fisher is subject to forfeiture in the event of certain circumstances from the date of grant through February 1, 2002, decreasing by 10% on February 1 of each year.

  The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

                           MANAGEMENT OF THE COMPANY

EXECUTIVE OFFICERS

  The following lists the executive officers of the Company, other than directors listed above, and their respective birth dates, a description of their business experience and positions held with the Company as of May 31, 1995. All officers are elected for an indefinite term, serving at the pleasure of the Board of Directors.

          NAME                                     POSITIONS
          ----                                     ---------
Stephen M. Brett........  Executive Vice President, General Counsel and Secretary of
 Born September 20, 1940   the Company since January of 1994. Senior Vice President
                           and General Counsel of TCIC since December of 1991. Vice
                           President and Secretary and a director of most of the
                           Company's subsidiaries. From August of 1988 through
                           December of 1991, was Executive Vice President--Legal and
                           Secretary of United Artists Entertainment Company ("UAE")
                           and its predecessor, UACI.
Fred A. Vierra..........  Executive Vice President of the Company since January of
 Born November 9, 1931     1994. Chairman of the Board and Chief Executive Officer of
                           International since September of 1994. Executive Vice
                           President of TCIC from December of 1991 to October of 1994.
                           Was President, Chief Operating Officer and a director of
                           UAE from May of 1989 through December of 1991.
Peter R. Barton.........  Executive Vice President of the Company since January of
 Born April 6, 1951        1994; President and Chief Executive Officer of LMC from
                           June of 1990 until October 1994 and of Liberty subsequent
                           thereto; was Senior Vice President of TCIC from 1988 to
                           March of 1991.
Brendan R. Clouston.....  Executive Vice President of the Company since January of
 Born April 28, 1953       1994; President and Chief Executive Officer of TCIC since
                           October of 1994; Executive Vice President and Chief
                           Operating Officer of TCIC from March of 1992 to October of
                           1994; previously Senior Vice President of TCIC since
                           December of 1991; from January of 1987 through December of
                           1991, held various executive positions with UAE and its
                           predecessor, UACI, most recently Executive Vice President
                           and Chief Financial Officer.

          NAME                                     POSITIONS
          ----                                     ---------
Larry E. Romrell........  Executive Vice President of the Company since January of
 Born December 30, 1939    1994. President of TCI Technology since September of 1994;
                           Senior Vice President of TCIC from 1991 to October of 1994;
                           previously held various executive positions with WestMarc, a wholly-owned subsidiary of the Company.
Barry P. Marshall.......  Executive Vice President and Chief Operating Officer of TCIC
 Born March 4, 1946        since October of 1994. Executive Vice President and Chief
                           Operating Officer of TCI Cable Management Corporation,
                           TCIC's primary operating subsidiary, from March of 1992
                           through January 1, 1994, where he directly oversaw all of
                           TCIC's regional operating divisions. From 1986 to March of
                           1992, was Vice President and Chief Operating Officer of
                           TCIC's largest regional operating division.
Gary K. Bracken.........  Controller of TCIC since 1969. Appointed Senior Vice
 Born July 29, 1939        President of TCIC in December of 1991. Was named Vice
                           President and Principal Accounting Officer of TCIC in 1982.
Bernard W. Schotters....  Appointed Senior Vice President-Finance and Treasurer of
 Born November 25, 1944    TCIC in December of 1991. Was appointed Vice President-
                           Finance of TCIC in 1984. Vice President and Treasurer of
                           most of the Company's subsidiaries, other than Liberty.
Robert N. Thomson.......  Appointed Senior Vice President of TCIC in February of 1995.
 Born December 19, 1943    Senior Vice President of Communications and Policy Planning
                           for TCIC from 1991 to October of 1994. Previously, Vice
                           President of Government Affairs for TCIC from January of
                           1987 to 1991.
J. C. Sparkman..........  Executive Vice President of the Company from January of 1994
 Born September 12, 1932   through March of 1995. Mr. Sparkman retired in March of
                           1995. TCIC Executive Vice President from 1987 to October of
                           1994.

  There are no family relations, of first cousin or closer, among the Company's directors or executive officers, by blood, marriage or adoption, except that Bob Magness and Kim Magness are father and son, respectively.

  During the past five years, none of the Company's directors or executive officers have had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.

  Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during the year ended December 31, 1994, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that one report each, covering the initial reporting of shareholdings, was filed late by Mr. Romrell and Mr. Barton.

EXECUTIVE COMPENSATION

 SUMMARY COMPENSATION TABLE

  The following table shows, for the years ended December 31, 1994, 1993 and 1992, all forms of compensation for the Chief Executive Officer and each of the four most highly compensated executive officers of the Company, whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 1994:

                                                            LONG-TERM COMPENSATION
                                                         --------------------------------
                              ANNUAL COMPENSATION               AWARDS            PAYOUTS
                          ------------------------------ ---------------------    -------
                                                  OTHER             SECURITIES
                                                 ANNUAL  RESTRICTED UNDERLYING
                                                 COMPEN-   STOCK     OPTIONS/      LTIP    ALL OTHER
                                                 SATION   AWARD(S)     SARS       PAYOUTS COMPENSATION
      POSITION       YEAR SALARY ($)   BONUS ($) ($)(4)     ($)        (#)          ($)       ($)
      --------       ---- ----------   --------- ------- ---------- ----------    ------- ------------
Bob Magness          1994  $830,769       --         --     --            --        --     $  2,500(8)
 Chairman of the     1993  $800,000       --         --     --            --        --     $  2,500(8)
 Board               1992  $488,250       --     $2,355     --      1,000,000(7)    --     $  2,000(8)

John C. Malone       1994  $821,731(1)    --     $2,610     --            --        --     $ 17,500(8)(9)
 President and Chief 1993  $800,000(1)    --     $2,726     --            --        --     $ 17,500(8)(9)
 Executive Officer   1992  $490,385(1)    --     $2,595     --      1,000,000(7)    --     $ 17,999(8)(9)

Fred A. Vierra       1994  $669,613(2)    --     $1,024     --        200,000(5)    --     $ 15,000(9)
 Eecutive Vice       1993  $623,617(2)    --     $  263     --        100,000(6)    --     $ 15,000(9)
 President           1992  $422,300(2)    --        --      --        100,000(7)    --     $  8,728(9)

Brendan R. Clouston  1994  $525,000       --     $1,000     --        200,000(5)    --     $ 15,000(9)
 Executive Vice      1993  $519,231       --     $  263     --        500,000(6)    --     $ 15,000(9)
 President           1992  $279,476       --        --      --        500,000(7)    --     $  8,728(9)

J. C. Sparkman       1994  $756,750(3)    --     $2,745     --            --        --     $ 15,000(9)
 Executive Vice      1993  $738,000(3)    --     $2,823     --            --        --     $ 15,000(9)
 President           1992  $431,622(3)    --     $2,595     --        100,000(7)    --     $ 15,286(9)

- --------
(1) Includes deferred compensation of $320,000 in 1994 and $150,000 in each of 1993 and 1992.
(2) Includes deferred compensation of $250,000, $250,000 and $41,667 in 1994, 1993 and 1992, respectively.
(3) Includes deferred compensation of $188,000, $188,000 and $31,333 in 1994, 1993 and 1992, respectively.
(4) Consists of amounts reimbursed during the year for the payment of taxes.
(5) For additional information regarding this award, see "--Option/SAR Grants Table" below.
(6) The Company has a stock incentive plan, the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "Incentive Plan"). Pursuant to the Agreement and Plan of Merger, dated as of January 26, 1994, as amended, by and among the Company, LMC, TCIC, TCI Mergerco, Inc. and Liberty Mergerco, Inc. (the "Merger Agreement") and certain Assumption and Amended and Restated Stock Option Agreements, holders of stock options and/or stock appreciation rights granted (or assumed) by TCIC and holders of stock options and/or stock appreciation rights granted by Liberty (collectively, the "Assumed Options and SARs") surrendered the Assumed Options and SARs to the Company following the Old TCI/LMC Combination. The Company assumed the Assumed Options and SARs and in place thereof substituted new stock options and stock appreciation rights under the Incentive Plan having substantially similar terms. On October 12, 1993 certain executive officers and other key employees of TCIC were granted 1,355,000 options in tandem with stock appreciation rights to acquire shares of Class A Common Stock at a purchase price of $16.75 per share. On November 12, 1993, an additional grant of stock options in tandem with stock appreciation rights to purchase an aggregate of 600,000 shares of Class A Common Stock was made to Messrs. Clouston and Vierra at a purchase price of $16.75 per share. Such options, which represent a portion of the Assumed Options and SARs, vest evenly over four years, first became exercisable on October 12, 1994 and expire on October 12, 2003. Notwithstanding the vesting schedule as set forth in the option agreement, the option shares shall become available for purchase if grantee's employment with the Company (a) shall terminate by reason of (i) termination by the Company without cause (as defined in the Incentive Plan), (ii) termination by the grantee for good reason (as defined in the agreement) or (iii) disability, (b) shall terminate pursuant to provisions of a written employment agreement, if any, between the grantee and the Company which expressly permits the grantee to terminate such employment upon occurrence of specified events (other than the giving of notice and passage of time) or (c) if grantee dies while employed by the Company. Further, the option shares will become available for purchase in the event of an Approved Transaction, Board Change, or Control Purchase (each as defined in the Incentive Plan), unless in the case of an Approved Transaction, the Compensation Committee under the circumstances specified in the Incentive Plan determines otherwise.

(7) On November 11, 1992, certain executive officers and other key employees were granted 4,020,000 options in tandem with stock appreciation rights to acquire shares of Class A Common Stock at a purchase price of $16.75 per share. Such options represent a portion of the Assumed Options and SARs referenced in note 6 above, vest and become exercisable evenly over five years, first became exercisable beginning on November 11, 1993 and expire on November 11, 2002. Notwithstanding the vesting schedule as set forth in the option agreement, the option shares shall become available for purchase if grantee's employment with the Company (a) shall terminate by reason of
    (i) termination by the Company without cause (as defined in the Incentive
    Plan), (ii) termination by grantee for good reason (as defined in the agreement) or (iii) disability, (b) shall terminate pursuant to provisions of a written employment agreement, if any, between the grantee and the Company which expressly permits the grantee to terminate such employment upon occurrence of specified events (other than the giving of notice and passage of time) or (c) if grantee dies while employed by the Company. Further, the option shares will become available for purchase in the event of an Approved Transaction, Board Change or Control Purchase (each as defined in the Incentive Plan), unless in the case of an Approved Transaction, the Compensation Committee under the circumstances specified in the Incentive Plan determines otherwise.

(8) Includes fees paid to directors for attendance at each meeting of the Board of Directors ($500 per meeting). During 1994, 1993 and 1992, a total of $2,500, $2,500 and $3,000 of such fees, respectively, were paid to Dr. Malone.

(9) Includes dollar value of annual Company contributions to the Company's ESPP in which all named executive officers are fully vested. Directors who are not employees of the Company are ineligible to participate in the ESPP. The ESPP, a defined contribution plan, enables participating employees to acquire a proprietary interest in the Company and benefits upon retirement. Under the terms of the ESPP, employees are eligible for participation after one year of service. The ESPP's normal retirement age is 65 years. Participants may contribute up to 10% of their compensation and the Company (by annual resolution of the Board of Directors) may contribute up to 100% of the participants' contributions. The ESPP includes a salary deferral feature in respect of employee contributions. Forfeitures (due to participants' withdrawal prior to full vesting) are used to reduce the Company's otherwise determined contributions. Generally, participants acquire a vested right in the Company contributions as follows:

                  YEARS OF SERVICE                          VESTING PERCENTAGE
                  ----------------                          ------------------
                  Less than 1                                        0
                          1-2                                       20
                          2-3                                       30
                          3-4                                       45
                          4-5                                       60
                          5-6                                       80
                    6 or more                                      100

  Participant contributions are fully vested. Although the Company has not expressed an intent to terminate the ESPP, it may do so at any time. The ESPP provides for full and immediate vesting of all participants rights upon termination. During 1994, 1993 and 1992, the Company contributed $15,000, $15,000 and $14,999, respectively, to the ESPP for Dr. Malone.

 OPTION/SAR GRANTS TABLE

  The following table shows all individual grants of stock options and stock appreciation rights ("SARs") granted to each of the named executive officers of the Company during the year ended December 31, 1994:

                         NUMBER OF
                         SECURITIES
                         UNDERLYING    % OF TOTAL
                          OPTIONS/    OPTIONS/SARS                   MARKET
                            SARS         GRANTED      EXERCISE OR   PRICE ON                      GRANT DATE
                          GRANTED     TO EMPLOYEES    BASE PRICE   GRANT DATE     EXPIRATION     PRESENT VALUE
          NAME             (#)(1)   IN FISCAL YEAR(1)  ($/SHARE)  ($/SHARE)(2)       DATE           ($)(3)
          ----           ---------- ----------------- ----------- ------------ ----------------- -------------
Bob Magness.............      --           --              --           --            --              --
John C. Malone..........      --           --              --           --            --              --
Fred A. Vierra..........  200,000          6.2%         $22.00      $24.125    November 17, 2004  $2,828,000
Brendan R. Clouston.....  200,000          6.2%         $22.00      $24.125    November 17, 2004  $2,828,000
J.C. Sparkman...........      --           --              --           --            --              --

- --------

(1) On November 17, 1994, pursuant to the Incentive Plan, certain executive officers and other key employees were granted 3,214,000 options in tandem with stock appreciation rights to acquire shares of Class A Common Stock at a purchase price of $22.00 per share. Such options vest evenly over five years, become exercisable beginning on November 17, 1995 and expire on November 17, 2004. Notwithstanding the vesting schedule as set forth in the option agreement, the option shares shall become available for purchase if grantee's employment with the Company (a) shall terminate by reason of (i) termination by the Company without cause, (ii) termination by the grantee for good reason (as defined in the agreement) or (iii) disability, (b) shall terminate pursuant to provisions of a written employment agreement, if any, between the grantee and the Company which expressly permits the grantee to terminate such employment upon occurrence of specified events (other than the giving of notice and passage of time) or (c) if grantee dies while employed by the Company. Further, the option shares will become available for purchase in the event of an Approved Transaction, Board Change, or Control Purchase (each as defined in the Incentive Plan), unless in the case of an Approved Transaction, the Compensation Committee under the circumstances specified in the Incentive Plan determines otherwise.

(2) Represents the closing market price per share of Class A Common Stock on November 17, 1994.
(3) The values shown are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of this calculation include the following:
    (a) a 7.25% discount rate; (b) a volatility factor based upon the Company's historical trading pattern; (c) the 10-year option term; and (d) the closing price of the Company's common stock on March 1, 1995. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the model.

 AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

  The following table shows each exercise of stock options and SARs during the year ended December 31, 1994 by each of the named executive officers of the Company and the December 31, 1994 year-end value of unexercised options and SARs on an aggregated basis:

                                                                                 VALUE OF
                                                 NUMBER OF SECURITIES       UNEXERCISED IN-THE-
                                                UNDERLYING UNEXERCISED             MONEY
                                                    OPTIONS/SARS AT           OPTIONS/SARS AT
                            SHARES     VALUE       DECEMBER 31, 1994         DECEMBER 31, 1994
                         ACQUIRED ON  REALIZED            (#)                       ($)
          NAME           EXERCISE (#)   ($)    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           ------------ -------- ------------------------- -------------------------
Bob Magness
  Exercisable...........     --         --              400,000                 $2,000,000
  Unexercisable.........     --         --              600,000                 $3,000,000
John C. Malone
  Exercisable...........     --         --              400,000                 $2,000,000
  Unexercisable.........     --         --              600,000                 $3,000,000
Fred A. Vierra
  Exercisable...........     --         --                9,714                 $  111,225
  Exercisable...........     --         --               65,000                 $  325,000
  Unexercisable.........     --         --              335,000                 $  675,000
Brendan R. Clouston
  Exercisable...........     --         --              325,000                 $1,625,000
  Unexercisable.........     --         --              875,000                 $3,375,000
J.C. Sparkman
  Exercisable...........     --         --               40,000                 $  200,000
  Unexercisable.........     --         --               60,000                 $  300,000

 EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

  Effective November 1, 1992 the employment agreements between TCIC and Mr. Magness and Dr. Malone, as amended, were further amended and restated. Pursuant to an Assignment and Assumption Agreement, dated August 4, 1994, the payment, performance and other obligations of such employment agreements were assumed by the Company. The term of each agreement is extended daily so that the remainder of the employment term shall at all times on and prior to the effective date of the termination of employment as provided by each agreement be five years. Dr. Malone's and Mr. Magness' employment agreements provide for annual salaries of $800,000. Additionally, these employment agreements provide for personal use of the Company's aircraft and flight crew, limited to an aggregate value of $35,000 per year.

  Dr. Malone's employment agreement provides, among other things, for deferral of a portion (40% in 1993 and not in excess of 40% thereafter) of the monthly compensation payable to him. Pursuant to a letter agreement entered into between Dr. Malone and the Company subsequent to the date of his employment agreement, Dr. Malone deferred $150,000 in 1993 in lieu of 40% of his compensation for such year. The deferred amounts will be payable in monthly installments over a 20-year period commencing on the termination of Dr. Malone's employment, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the date of payment. The amendment also provides for the payment of certain benefits, discussed below.

  Mr. Magness' and Dr. Malone's agreements described above also provide that upon termination of such executive's employment by the Company (other than for cause, as defined in the agreement), or if Mr. Magness or Dr. Malone elects to terminate the agreement because of a change in control of the Company, all remaining compensation due under the agreement for the balance of the employment term shall be immediately due and payable.

  Dr. Malone's and Mr. Magness' agreements provide that during their employment with the Company and for a period of two years following the effective date of their termination of employment with the Company, unless termination results from a change in control of the Company, they will not be connected with any entity in any manner, as defined in the agreement, which competes in a material respect with the business of the Company. However, the agreements provide that both executives may own securities of any corporation listed on a national securities exchange or quoted in the Nasdaq System to the extent of an aggregate of 5% of the amount of such securities outstanding.

  Dr. Malone's agreement also provides that in the event of termination of his employment with the Company, he will be entitled to receive 240 consecutive monthly payments of $15,000 (increased at the rate of 12% per annum compounded annually from January 1, 1988 to the date payment commences), the first of which will be payable on the first day of the month succeeding the termination of Dr. Malone's employment. In the event of Dr. Malone's death, his beneficiaries will be entitled to receive the foregoing monthly payments. The Company currently owns a whole-life insurance policy on Dr. Malone, the face value of which is sufficient to meet its obligation under the salary continuation arrangement. The premiums payable by the Company on such insurance policy are currently being funded through earnings on the policy. Dr. Malone has no interest in this policy.

  The Company pays a portion of the annual premiums (equal to the "PS-58" costs) on three whole-life insurance policies of which Dr. Malone is the insured and trusts for the benefit of members of his family are the owners. The Company is the designated beneficiary of the proceeds of such policies less an amount equal to the greater of the cash surrender value thereof at the time of Dr. Malone's death and the amount of the premiums paid by the policy owners.

  Effective November 1, 1992, TCIC entered into an employment agreement with Mr. Vierra which will expire on December 31, 1997. Pursuant to an Assignment and Assumption Agreement, dated August 4, 1994, the payment, performance and other obligations of such employment agreement were assumed by the Company. Mr. Vierra's employment agreement provides for a salary of $650,000 per year, of which approximately 38.46% of each monthly payment shall be deferred so as to result in the deferral of payment of Mr. Vierra's salary at the rate of $250,000 per annum. The deferred amounts will be paid in monthly installments over a 240-month period commencing on the later of January 1, 1998 and the termination of Mr. Vierra's full-time employment with the Company, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the payment date. Additionally, Mr. Vierra's employment agreement provides for personal use of the Company's aircraft and flight crew, limited to an aggregate value of $35,000 per year.

  Mr. Vierra's employment agreement provides that upon termination by the Company without cause, all remaining compensation due under such agreement for the balance of the employment term would become immediately due and payable to such executive. Upon the death of such executive during the employment term, the Company will pay to such executive's beneficiaries a lump sum in an amount equal to the lesser of (i) the compensation due under such executive's employment agreement for the balance of the employment term or (ii) one year's compensation. In the event of such executive's disability, the Company will continue to pay such executive his annual salary as and when it would have otherwise become due until the first to occur of the end of the employment term or the date of such executive's death.

  Mr. Vierra's agreement provides that during his employment with the Company and for a period of two years following the effective date of his termination of employment with the Company, he will not be connected with any entity in any manner, as defined in the agreement, which competes in a material respect with the business of the Company. However, the agreement provides that such executive may own securities of any corporation listed on a national securities exchange or quoted in the Nasdaq System to the extent of an aggregate of 5% of the amount of such securities outstanding. If such executive terminates employment with the Company prior to the expiration of his employment term or if the Company terminates such executive's employment for cause, as defined in the agreement, then the noncompetition clause of the agreement shall apply to the longer of the previously described two year period or the period beginning on the effective date of termination of employment through December 31, 1997.

  Effective November 1, 1992, TCIC entered into an employment agreement with Mr. Sparkman which would have expired on December 31, 1997. Pursuant to an Assignment and Assumption Agreement dated August 4, 1994, the payment, performance and other obligations of such employment agreement were assumed by the Company. Mr. Sparkman's employment agreement provided for a salary of $738,000 per year, of which approximately 25.47% of each monthly payment was deferred resulting in the deferral of payment of Mr. Sparkman's salary at the rate of $188,000 per annum. The deferred amounts will be payable in monthly installments over a 120-month period commencing on January 1, 1998, together with interest thereon at the rate of 8% per annum compounded annually from the date of deferral to the payment date. Additionally, Mr. Sparkman's employment agreement provided for personal use of the Company's aircraft and flight crew, limited to an aggregate value of $35,000 per year.

  The Company will pay Mr. Sparkman 240 consecutive monthly payments of $6,250 (increased at the rate of 12% per annum compounded annually from January 1, 1988) commencing upon the termination of his employment. In the event Mr. Sparkman dies prior to the payment of all monthly payments, the remainder of such payments shall be made to Mr. Sparkman's designated beneficiaries. The Company owns a whole-life insurance policy on Mr. Sparkman, the face value of which is sufficient to meet its obligations under this salary continuation arrangement. The premiums payable by the Company on such insurance policy are currently being funded through earnings on the policies. Mr. Sparkman has no interest in this policy.

  Dr. Malone and Mr. Sparkman each deferred a portion of their monthly compensation under their previous employment agreements. Such deferred compensation (together with interest thereon at the rate of 13% per annum compounded annually from the date of deferral to the date of payment) will continue to be payable under the terms of the previous agreements. The rate at which interest accrues on such previously deferred compensation was established in 1983 pursuant to such earlier agreements.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  Neither the report of the Compensation Committee of the Board of Directors (the "Committee") nor the stock performance graph that follows such report shall be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  The Committee's compensation philosophy is based on the belief that a link should exist between executive compensation and the return on investment provided to stockholders as reflected by the appreciation in the price of the Company's stock. In applying this philosophy, the Committee has developed and implemented a compensation policy which seeks to attract and retain highly skilled and effective executives with the business experience and acumen necessary to achievement of the long-term business objectives of the Company and to align the financial interests of the Company's senior executives with those of its stockholders. The Company attempts to realize these goals by providing competitive compensation and linking a substantial portion of compensation to the enhancement of stockholder value.

  The Company's executive compensation is based principally on two components-- salary and equity-based incentives--each of which is intended to serve the Company's overall compensation philosophy. Generally, the Company does not pay cash bonuses to its senior executives.

  Base Salary. Base salary for executive officers is generally targeted at or below the median for executives with comparable qualifications, experience and responsibilities at other companies in the cable/media industry. In the aggregate, executive salaries are consistent with this philosophy. Base salary levels are also based on the employees' relative levels of seniority and responsibility. During 1992, TCIC undertook a review of the compensation paid to its key employees and retained independent consultants to advise it in connection with setting base salaries. The consultants provided the Committee with a survey of the base salaries, bonuses and long term incentive compensation packages of the chief executive officers and certain other senior officers at 93 companies in the media industry, including 47 in the cable television industry, and 394 companies in various other industries. The Committee then established new salary levels for its executive officers below the median of the annual salaries and bonuses of officers in comparable positions and in media companies included in the survey. In connection with this review, in late 1992, TCIC entered into employment agreements with six of its executive officers, including the Chief Executive Officer and three of the four other named executive officers. Two of the Company's employment agreements with executives (not including any of the named executives) require minimum automatic increases of $25,000 per year in base salary. The four other agreements, including the Chief Executive Officer's agreement, established a minimum annual salary and provided that any increases would be in the discretion of the Board of Directors. Generally, the executive officers have been paid in accordance with the salary levels set in 1992 or pursuant to their employment agreements, with modest increases in the cash compensation paid to the Company's executives in 1994. Certain terms of the employment agreements of certain named executive officers are described under "Management of the Company--Executive Compensation--Employment Contracts and Termination of Employment and Change of Control Arrangements".

  Equity-Based Incentives. In order to make the overall compensation packages of the Company's executives and other key employees competitive with other companies in the media industry, the Committee has emphasized equity-based incentives rather than salary and bonuses. The Committee believes that reliance upon such incentives is advantageous to the Company because they foster a long-term commitment by the recipient to the Company and motivate the employees to seek to improve the long-term market performance of the Company's stock. During 1994, the Committee authorized the grant of stock options in tandem with stock appreciation rights to certain named executive officers, excluding the Chief Executive Officer, and other key employees. Such options vest in equal amounts over five years and except in certain circumstances executives must be employed by the Company at the time of vesting in order to exercise the options. The aggregate number of shares of the Class A Common Stock covered by the options granted to the named executives in 1994 represents less than 1% of the total number of shares of such class outstanding. These grants were made after a review of the exercise prices, numbers and dates of the awards of those options and tandem stock appreciation rights already held by the Company's executives and other key employees. The Committee based its grants for 1994 in part upon the level of the executive or other key employee's responsibilities, experience and expertise and the degree to which such person is in a position to contribute to the achievement or advancement of the Company's financial and strategic objectives. No restricted stock grants were made to any of the Company's executive officers in 1994.

  Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code and the U.S. Treasury regulations relating thereto restrict publicly traded companies from claiming or receiving a tax deduction on compensation paid to an executive officer in excess of $1 million, unless such compensation is performance based. As such, many companies with executive pay levels exceeding the $1 million limit are considering revising or amending current compensation programs to qualify the payments thereunder for deductibility. The Compensation Committee has taken no action with respect to the Company's executive compensation plans that were in effect at the time of the adoption of Section 162(m) in 1994. The Compensation Committee will consider structuring future executive compensation and performance plans so that awards thereunder will qualify as performance-based compensation under the applicable Treasury regulations.

STOCK PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the cumulative total shareholder return on the Class A Common Stock during the five years ended December 31, 1994 with the cumulative total

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

return on the Standard & Poor's 500 Stock Index and with a selected peer group of six companies engaged in the cable television industry (including the Company): Cablevision Systems, Corp., Jones Intercable, Inc., TCA Cable TV, Inc., Comcast and Time Warner, Inc. The comparison assumes $100 was invested on December 31, 1989 in the Class A Common Stock and, in each of the foregoing indices, assumes the reinvestment of dividends.

                          TOTAL RETURN TO SHAREHOLDERS

                           TELE-COMMUNICATIONS, INC.

                               12/31/89--12/31/94



                   [LINEAR GRAPH PLOTTED FROM DATA IN TABLE]

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  The members of the Company's compensation committee are Messrs. Robert A. Naify and John W. Gallivan, both directors of the Company. Neither Mr. Naify nor Mr. Gallivan are or were officers of the Company or any of its subsidiaries.

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

  Mr. R.E. Turner, a director of the Company, is the Chairman of the Board and President of TBS and the beneficial owner of 65.2% of the total voting power of all outstanding TBS stock as of December 31, 1994. Mr. Fred A. Vierra, an Executive Vice President of the Company, serves on the compensation committee of the Board of Directors of TBS. During the year ended December 31, 1994, the Company and its affiliates paid approximately $108 million to purchase certain cable television programming from TBS.

  During the year ended December 31, 1994, the Company paid approximately $1.8 million to TBS relating to the lease of a satellite transponder. The Company is committed to pay approximately $10.8 million through the year 2000 pursuant to such lease.

  During the year ended December 31, 1994, the Company and its affiliates paid license fees of approximately $8 million to TBS for the rights to exhibit certain motion pictures.

  The TBS SuperStation signal is retransmitted by a common carrier, Southern, which is controlled by an indirect wholly-owned subsidiary of the Company. Southern is compensated by the local cable systems receiving the retransmission of the TBS SuperStation and does not have a contract with, or receive compensation from, TBS with respect to such retransmission.

  TBS and the Company each own a 44% indirect interest in SportSouth Network, L.P. ("SportSouth"), a limited partnership that operates a regional sports network serving the Southeast United States. SportSouth's revenue is primarily derived from the sale of advertising and the subscription sale of its service to cable television operators.

COMPENSATION OF DIRECTORS

  The standard arrangement by which the Company's directors are compensated for all services (including any amounts payable for committee participation or special assignments) as a director is as follows: each director receives a fee of $500 plus travel expenses for attendance at each meeting of the Board of Directors and each director who is not a full-time employee of the Company receives additional compensation of $30,000 per year. In addition, the Company's Board of Directors has approved, subject to stockholder approval of the Director Stock Option Plan at the Annual Meeting, the grant effective as of November 16, 1994, to each person that as of such date was a member of the Board of Directors and was not an employee of the Company or any of its subsidiaries, of options to acquire 50,000 shares of Class A Common Stock at a purchase price of $22.00 per share. Such options will vest and become exercisable over a five-year period, commencing on November 16, 1995, and will expire on November 16, 2004. If the stockholders approve the Director Stock Option Plan at the Annual Meeting, each person who thereafter becomes a director of the Company and is not an employee of the Company or any of its subsidiaries will be automatically granted similar options upon such person's becoming a director. The exercise price of each such subsequently granted option will be equal to 95% of the fair market value of the Class A Common Stock on the date the option is granted, with the price resulting from such percentage being rounded down to the nearest quarter dollar. In general, such fair market value will be the last sale price for the shares of the Class A Common Stock as reported on the Nasdaq Stock Market on the date of the grant.

  Effective on November 1, 1992, the Company created a deferred compensation plan for all nonemployee directors. Each director may elect to defer receipt of all, but not less than all, of the annual cash compensation (excluding meeting fees and reimbursable expenses) payable to the director for serving on the Company's Board of Directors for each calendar year for which such deferral is elected. An election to defer may be made as to the compensation payable for a single calendar year or period of years. Any compensation deferred shall be credited to the director's account on the last day of the quarter for which compensation has accrued. Such deferred compensation will bear interest from the date credited to the date of payment at a rate of 8% per annum in 1993 and 120% of the applicable federal long-term rate thereafter, compounded annually.

  A director may elect payment of deferred compensation to be made at a specified year in the future or upon termination of the director's service as director of the Company. Each director may elect payment in a

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

lump sum, three substantially equal consecutive annual installments or five substantially equal consecutive annual installments. In the event that a director dies prior to payment of all the amounts payable pursuant to the plan, any amounts remaining in the director's deferred compensation account, together with accrued interest thereon, shall be paid to the director's designated beneficiary.

  There are no other arrangements whereby any of the Company's directors received compensation for services as a director during 1994 in addition to or in lieu of that specified by the aforedescribed standard arrangement.

BOARD MEETINGS

  During 1994, there were six meetings of the full Board of Directors of the Company and its predecessor, TCIC. No director attended fewer than 75% of the meetings of the Board of Directors or of any committee of which he is a member.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has an Executive Committee, an Audit Committee and a Compensation Committee. There is no standing nomination committee of the Company's Board of Directors.

  The members of the Executive Committee are Bob Magness, John C. Malone and John W. Gallivan. The Executive Committee exercises all of the powers and authority of the Board of Directors between meetings of the entire Board, other than such powers and authority as the DGCL specifically prohibits an executive committee from performing.

  The members of the Audit Committee are John W. Gallivan, Robert A. Naify and Donne F. Fisher. The duties of the Audit Committee are to review and monitor the Company's financial reports and accounting practices to ascertain that they are within acceptable limits of sound practice, to receive and review audit reports submitted by the Company's independent auditors and by its internal auditing staff and make such recommendations to the Board as may seem appropriate to the Committee to assure that the interests of the Company are adequately protected and to review all related party transactions and potential conflict-of-interest situations. The Audit Committee of the Company and its predecessor, TCIC, held one meeting during 1994.

  The members of the Compensation Committee are John W. Gallivan and Robert A. Naify. The functions of the Compensation Committee are to review and make recommendations to the Board of Directors concerning the compensation of the executive officers of the Company, to consider and make recommendations to the Board of Directors concerning existing and proposed employment agreements between the Company and its executive officers and to administer the Incentive Plan. The Compensation Committee of the Company and its predecessor, TCIC, held one meeting during 1994.

CERTAIN TRANSACTIONS

  Mr. Bob Magness and Dr. Malone, each of whom is a director and executive officer of the Company, are also directors of TCIC. During 1994 and prior to the Old TCI/LMC Combination, they were also directors of LMC, and Dr. Malone was an executive officer of LMC since 1990. The Old TCI/LMC Combination was consummated on August 4, 1994 and was structured as a tax free exchange of Class A and Class B shares of both companies and preferred stock of LMC for like shares of the Company. TCIC common shareholders received one share of the Company for each of their shares. LMC common shareholders received 0.975 of a share of the Company for each of their shares. Holders of LMC's Class E, 6% Cumulative Redeemable Exchangeable Junior Preferred Stock ("LMC Class E Preferred Stock") received shares of Class B Preferred Stock of the Company, having designations, preferences, rights and qualifications, limitations and restrictions substantially identical to those of the LMC Class E Preferred Stock, except that the holders

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

of the LMC Class E Preferred Stock had no voting rights with respect to the election of directors. The other classes of preferred stock of LMC held by TCIC were converted into Class A Preferred Stock, a new series of preferred stock of the Company having a substantially equivalent fair market value to that which was given up.

  During 1992, TCIC and LMC formed Community Cable Television ("CCT"), a general partnership created for the purpose of acquiring and operating cable television systems with Tele-Communications of Colorado, Inc., an indirect wholly-owned subsidiary of TCIC, owning a 49.999% interest and Liberty Cable Partner, Inc., an indirect wholly-owned subsidiary of LMC, owning a 50.001% interest. Pursuant to a cable management agreement, a subsidiary of TCIC provided management services for cable systems owned by CCT. The subsidiary received a fee equal to 3% of the gross cable television revenue of CCT through the date of the Old TCI/LMC Combination. From January 1, 1994 through August 4, 1994, CCT paid $2,044,099 under the agreement.

  SSI, a wholly-owned subsidiary of TCIC, purchased sports and other programming from certain subsidiaries and affiliates of LMC through the date of the Old TCI/LMC Combination. Charges to SSI (which were based upon customary rates charged to others) for such programming were $27,284,419 from January 1, 1994 through August 4, 1994. Certain subsidiaries and affiliates of LMC that operated cable systems purchased, at TCIC's cost plus in some cases an administrative fee of up to 10% of the rates actually charged, certain pay television and other programming through SSI through the date of the Old TCI/LMC Combination. In addition, a consolidated subsidiary of LMC paid a commission to TCIC for merchandise sales to customers who are subscribers of TCIC's cable systems. Aggregate commissions and charges for such programming were $9,798,431 from January 1, 1994 through August 4, 1994.

  TCIC and LMC were parties to a services agreement pursuant to which TCIC agreed to provide certain financial reporting, tax and other administrative services to LMC. A subsidiary of LMC also leased office space and satellite transponder facilities from TCIC. Charges by TCIC for such services and leases amounted to $124,859 for the period from January 1, 1994 through August 4, 1994.

  During 1994, Peachtree Cable TV, Inc. ("Peachtree"), a Nevada corporation wholly owned by certain employees of TCIC, including Messrs. Thomson, Schotters, Marshall and Bracken (executive officers of TCIC), paid $76,859 in management fees to TCIC for the operation and management of Peachtree's cable television systems.

  Mr. Jerome H. Kern, a director of the Company, is a partner with the law firm of Baker & Botts, L.L.P., the principal outside counsel for the Company. Fees paid to Baker & Botts, L.L.P. by the Company and TCIC were $10,069,871 for the last full fiscal year.

  On February 3, 1994, Dr. Malone, then an executive officer and director of TCIC, borrowed $310,000 from TCIC. Such indebtedness bore interest at the Bank of New York prime rate. Dr. Malone repaid such indebtedness, including accrued interest amounting to $1,733, on March 10, 1994.

  On October 24, 1991, Dr. Malone exercised certain options granted to him by LMC through the delivery of $100,000 in cash and a promissory note in the amount of $25,500,000. The promissory note Dr. Malone delivered to LMC bore interest at the rate of 7.54% per annum, and was secured by 16,000,000 shares of LMC Class B Common Stock and 200,000 shares of LMC Class E Preferred Stock. On October 24, 1991, Dr. Malone tendered to LMC in partial payment of such note 800,000 shares of TCIC's Class B Common Stock, resulting in a net reduction of $12,194,877 in the amount payable under the note.

  On October 24, 1992, Dr. Malone and LMC entered into a letter agreement with respect to the timing and method of payment under the promissory note and the release of the 200,000 shares of LMC Class E

Preferred Stock from the collateral securing the promissory note. The letter agreement provided that the $12,194,877 payment on the promissory note would be applied as follows: (1) $10,999,436 to the principal balance; (2) $192,195 as a prepayment of interest on the reduced principal balance accrued during calendar 1991 (after giving effect to a discount at the rate of 7.54% per annum to reflect the time value of money received prior to the scheduled payment date (the "Discount Rate")); and (3) $1,003,246 as a prepayment of interest on the reduced principal balance accrued during calendar 1992 (after giving effect to the Discount Rate). Dr. Malone also agreed to make a payment in March 1993 in the amount of $983,823 from the proceeds of dividends received on his shares of LMC Class E Preferred Stock, which amount would be applied to payment of all interest accruing during calendar 1993 (after giving effect to the Discount
Rate) and not to tender shares of the LMC Class E Preferred Stock to LMC to pay any of his obligations under the promissory note without LMC's consent.

  The Company acquired such note receivable from Dr. Malone in the Old TCI/LMC Combination. On October 27, 1994, Dr. Malone tendered to the Company 634,917 shares of Class B Common Stock as payment in full of principal amounting to $14,500,564 and accrued interest amounting to $896,182. The market value of the tendered shares was based on the last sales price of $24.25 for the shares of the Company's Class A Common Stock on October 26, 1994.

  The Company believes that the business dealings with management during 1994 described above were based upon terms no less advantageous to the Company or TCIC, as applicable, than those which would be available in dealing with unaffiliated persons.

                          ANTI-TAKEOVER CONSIDERATIONS

  The DGCL, the Charter and the Company's Bylaws contain provisions which may serve to discourage or make more difficult a change in control of the Company without the support of the Board of Directors or without meeting various other conditions. The principal provisions of the DGCL and the aforementioned corporate governance documents are outlined below.

  DGCL Section 203, in general, prohibits a "business combination" between a corporation and an "interested stockholder" within three years of the date such stockholder became an "interested stockholder", unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (iii) on or after such date, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The term "business combination" is defined to include, among other transactions between the interested stockholder and the corporation or any direct or indirect majority-owned subsidiary thereof, a merger or consolidation; a sale, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. In general, and subject to certain exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the outstanding voting stock (or, in the case of a corporation with classes of voting stock with disparate voting power, 15% or more of the voting power of the outstanding voting stock) of the corporation, and the affiliates and associates of such person. The term "owner" is broadly defined to include any person that individually or with or through his or its affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock. The restrictions of DGCL
Section 203 do not apply to corporations that have elected, in the manner provided therein, not to be subject to such section or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

  The Charter does not contain any provision "opting out" of the application of DGCL Section 203 and the Company has not taken any of the actions necessary for it to "opt out" of such provision. As a result, the provisions of Section 203 will remain applicable to transactions between the Company and any of its "interested stockholders".

  The Charter also contains certain provisions which could make a change in control of the Company more difficult. For example, the Charter requires, subject to the rights, if any, of any class or series of preferred stock, the affirmative vote of 66 2/3% of the total voting power of the outstanding shares of Voting Stock, voting together as a single class, to approve (i) a merger or consolidation of the Company with, or into, another corporation, other than a merger or consolidation which does not require the consent of stockholders under the DGCL or a merger or consolidation which has been approved by 75% of the members of the Board of Directors (in which case, in accordance with the DGCL, the affirmative vote of a majority of the total voting power of the outstanding Voting Stock would, with certain exceptions, be required for approval), (ii) the sale, lease or exchange of all or substantially all of the property and assets of the Company or (iii) the dissolution of the Company. "Voting Stock" is currently defined as Class A Common Stock, Class B Common Stock and any class or series of preferred stock entitled to vote generally with the holders of common stock on matters submitted to stockholders for a vote, and if the Liberty Media Group Stock Proposal is approved, would include the TCI Group Common Stock and Liberty Media Group Common Stock. The Charter also provides for a Board of Directors of not less than three members, divided into three classes of approximately equal size, with each class to be elected for a three-year term at each annual meeting of stockholders. The exact number of directors, currently nine, is fixed by the Board of Directors. The holders of the Company's Class A Common Stock, Class B Common Stock, Class B Preferred Stock and Series C Preferred Stock, voting together as a single class, vote in elections for directors. (The Company's Class A Preferred Stock and Series E Preferred Stock have voting rights, but outstanding shares are not entitled to vote because they are held by a subsidiary of the Company.) Stockholders of the Company do not have cumulative voting rights.

  The Charter authorizes the issuance of 10,000,000 shares of Series Preferred Stock, of which 8,520,000 remain available for authorization. Under the Charter, the Board of Directors is authorized, without further action by the stockholders of the Company, to establish the preferences, limitations and relative rights of the Series Preferred Stock. In addition, 1,250,000,000 shares of the Class A Common Stock and Class B Common Stock are currently authorized by the Charter, of which 503,432,153 remain available for issuance. If the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved by stockholders, then following the Distribution, there would be 1,900,000,000 shares of TCI Group Common Stock, 825,000,000 shares of Liberty Media Group Common Stock and 50,000,000 shares of Series Preferred Stock authorized, of which 1,153,432,153 shares of TCI Group Common Stock, 660,908,944 shares of Liberty Media Group Common Stock and 48,683,039 shares of Series Preferred Stock would be available for issuance as of the date of this Proxy Statement/Prospectus. If the Increased Authorization Proposal, but not the Liberty Media Group Stock Proposal, is approved by the stockholders, there would be 1,900,000,000 shares of Class A Common Stock and Class B Common Stock and 50,000,000 shares of Series Preferred Stock authorized, of which 1,153,432,153 shares of Class A Common Stock and Class B Common Stock and 48,683,039 shares of Series Preferred Stock would be available for issuance. The issue and sale of shares of

Class A Common Stock and Class B Common Stock and/or Series Preferred Stock could occur in connection with an attempt to acquire control of the Company, and the terms of such shares of Series Preferred Stock could be designed in part to impede the acquisition of such control.

  The Charter requires the affirmative vote of 66 2/3% of the total voting power of the outstanding shares of Voting Stock, voting together as a single class, to approve any amendment, alteration or repeal of any provision of the Charter or the addition or insertion of other provisions therein.

  The Charter and the Company's Bylaws provide that a special meeting of stockholders will be held at any time, subject to the rights of the holders of any class or series of preferred stock, upon the call of the Secretary of the Company upon (i) the written request of the holders of not less than 66 2/3% of the total voting power of the outstanding shares of Voting Stock or (ii) at the request of not less than 75% of the members of the Board of Directors. Subject to the rights of any class or series of preferred stock, the Company's Bylaws require that written notice of the intent to make a nomination at a meeting of stockholders must be received by the Secretary of the Company, at the Company's principal executive offices, not later than (a) with respect to an election of directors to be held at an annual meeting of stockholders, 90 days in advance of such meeting, and (b) with respect to an election of directors to be held at a annual meeting of stockholders, the close of business on the seventh day following the day on which notice of such meeting is first given to stockholders. The notice must contain: (1) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (2) a representation that the stockholder is a holder of record of the Company's Voting Stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (4) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement/prospectus filed pursuant to the proxy rules of the Commission had each proposed nominee been nominated, or intended to be nominated, by the Board of Directors; and (5) the consent of each nominee to serve as a director of the Company if so elected. Any actions to remove directors is required to be for "cause" (as defined in the Charter) and be approved by the holders of 66 2/3% of the total voting power of the outstanding shares of Voting Stock.

  The Company believes that the Liberty Media Group Stock Proposal and the Increased Authorization Proposal, if approved by the stockholders, should not make a change in control of the Company more difficult. Although the number of authorized shares of common stock and preferred stock will increase, and the number of outstanding shares will increase upon the issuance of the Liberty Media Group Common Stock pursuant to the Distribution, the cost to an acquiring person of obtaining majority control would depend on the aggregate market value and the terms of the outstanding shares. The Company cannot predict whether, to what extent or during what periods of time such cost may increase or decrease. See "Risk Factors--No Assurance as to Market Price".

  Nevertheless, the existence of the Liberty Media Group Common Stock would present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. For example, a potential acquiror would have to take into consideration that holders of different series of Common Stock might be more or less receptive to the acquiror's proposal, that a tender offer would have to be structured so as to take into account different prices at which shares of the different series might be acquired, that a merger would require allocation of consideration among the different series of Common Stock and the effects of actions the Company might take such as causing a conversion of the Liberty Media Group Common Stock.

                      DESCRIPTION OF EXISTING COMMON STOCK
                            AND OTHER CAPITAL STOCK

  The following is a description of the Company's currently authorized capital stock. Pursuant to the Liberty Media Group Stock Proposal and the Increased Authorization Proposal, the authorized shares of the

Company's common stock and preferred stock would be increased, the Company's common stock would be redesignated to comprise 1,900,000,000 shares of TCI Group Common Stock and 825,000,000 shares of Liberty Media Group Common Stock. Each class of the Company's preferred stock described below will remain authorized following the approval of such proposals.

 COMMON STOCK

  The Company is currently authorized to issue 1,100,000,000 shares of Class A Common Stock and 150,000,000 shares of Class B Common Stock. As of the date of this Proxy Statement/Prospectus, there were approximately 571,499,424 shares of Class A Common Stock and 84,864,800 shares of Class B Common Stock issued and outstanding (after elimination of shares of the Company held by subsidiaries of the Company).

  Each share of Class A Common Stock has one vote and each share of Class B Common Stock has ten votes on each matter presented to the holders of Common Stock for a vote. Except as may be required by the DGCL, the holders of the Class A Common Stock, the Class B Common Stock, and any voting preferred stock of the Company vote as one class for all purposes. The Class A Common Stock and Class B Common Stock are otherwise identical in all respects, except that each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder. The Class A Common Stock is not convertible into Class B Common Stock.

  The holders of the Class A Common Stock and Class B Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for such payment. Holders of Class A Common Stock and Class B Common Stock have no preemptive rights to purchase additional shares. The holders of Class A Common Stock and Class B Common Stock are entitled to share ratably in the assets of the Company available for distribution to stockholders in the event of the Company's liquidation, dissolution or winding up.

  The Charter provides that there can be no stock dividend on, or stock split, reverse stock split or reclassification of, either the Class A Common Stock or the Class B Common Stock without a corresponding stock dividend on, or stock split, reverse stock split or other reclassification of, the other class of Common Stock.

 PREFERRED STOCK

  The Company is authorized to issue up to 12,375,096 shares of preferred stock, divided into 700,000 shares of Class A Preferred Stock, 1,675,096 shares of Class B Preferred Stock and 10,000,000 shares of Series Preferred Stock, of which 80,000 shares have been designated as Series C Preferred Stock, 1,000,000 shares have been designated as Series D Preferred Stock and 400,000 shares have been designated as Series E Preferred Stock.

  Class A Preferred Stock. As of the date of this Proxy Statement/Prospectus, 592,798 shares of Class A Preferred Stock have been issued and are outstanding, all of which are held by a wholly-owned subsidiary of the Company. The dividend, liquidation and redemption features of the Class A Preferred Stock, each of which is discussed below, are determined by reference to the liquidation value of the Class A Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of (i) $322.84, plus
(ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii) for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on the sum of clauses (i) and
(ii) above, to such date of determination.

  The holders of Class A Preferred Stock are entitled to receive preferential cumulative cash dividends when and as declared by the Board of Directors out of unrestricted funds legally available therefor. Dividends accrue cumulatively at an annual rate of 9 3/8% of the liquidation value per share, whether or not such dividends are declared or funds are legally or contractually available for payment of dividends. Dividends not paid on any dividend payment date are added to the liquidation value on such date and remain a part thereof until such dividends and all dividends accrued thereon are paid in full.

  Upon the dissolution, liquidation or winding up of the Company, holders of the Class A Preferred Stock are entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the then liquidation value.

  The Class A Preferred Stock is subject to optional redemption at any time by the Company, in whole or in part, and to mandatory redemption by the Company on the twelfth anniversary of the issue date, in each case at a redemption price, per share, equal to the then liquidation value of the Class A Preferred Stock.

  Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock. As of the date of this Proxy Statement/Prospectus, 1,675,096 shares of Class B Preferred Stock have been issued and are outstanding. Of such issued and outstanding shares, 55,070 shares are held by subsidiaries of the Company. The holders of Class B Preferred Stock are entitled to receive preferential cumulative dividends, when and as declared by the Board of Directors out of unrestricted funds legally available therefor. Dividends accrue cumulatively (but without compounding) at an annual rate of 6% of the stated liquidation value of $100 per share (the "Stated Liquidation Value"), whether or not such dividends are declared or funds are legally available for payment of dividends. Accrued dividends are payable annually and, in the sole discretion of the Board of Directors, may be declared and paid in cash, in shares of Class A Common Stock or in any combination of the foregoing. Accrued dividends not paid as provided above on any dividend payment date accumulate and such accumulated unpaid dividends may be declared and paid in cash, shares of Class A Common Stock or any combination thereof at any time without reference to any regular dividend payment date, to holders of record of Class B Preferred Stock as of a special record date fixed by the Board of Directors.

  In the event of any liquidation, dissolution or winding up of the Company, the holders of Class B Preferred Stock are entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the Stated Liquidation Value thereof, plus all accumulated and accrued but unpaid dividends thereon to the date of payment.

  The Class B Preferred Stock is redeemable at the option of the Company, in whole at any time or in part from time to time, for a redemption price per share payable in cash equal to the Stated Liquidation Value thereof, plus all accumulated and accrued but unpaid dividends thereon to and including the redemption date.

  The Class B Preferred Stock is exchangeable at the option of the Company in whole but not in part at any time for junior subordinated debt securities of the Company ("Junior Exchange Notes"). If the Company exercises its optional exchange right, each holder of outstanding shares of Class B Preferred Stock will be entitled to receive in exchange therefor newly issued Junior Exchange Notes of a series authorized and established for the purpose of such exchange, the aggregate principal amount of which will be equal to the aggregate Stated Liquidation Value of the shares of Class B Preferred Stock so exchanged by such holder, plus all accumulated and accrued but unpaid dividends thereon to and including the exchange date. The Junior Exchange Notes will mature on the fifteenth anniversary of the date of issuance and will be subject to earlier redemption at the option of the Company, in whole or in part, for a redemption price equal to the principal amount thereof plus accrued but unpaid interest. Interest will accrue, and be payable annually, on the principal amount of the Junior Exchange Notes at a rate per annum to be determined prior to issuance by adding a spread of 215 basis points to the "Fifteen Year Treasury Rate" (as defined in the Indenture pursuant to which the Junior Exchange Notes will be issued). Interest will accrue on overdue principal at the same rate, but will not accrue on overdue interest.

  Series Preferred Stock. The Series Preferred Stock is issuable, from time to time, in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof, as is stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors.

  All shares of any one series of the Series Preferred Stock are required to be alike in every particular and all series are required to rank equally and be identical in all respects, except insofar as they may vary with respect to matters which the Board of Directors is expressly authorized by the Charter to determine in the resolution or resolutions providing for the issue of any series of the Series Preferred Stock.

  Series C Convertible Preferred Stock. The Company has issued a series of Series Preferred Stock designated as "Convertible Preferred Stock, Series C". As of the date of this Proxy Statement/Prospectus, 70,559 shares of Series C Preferred Stock have been issued and are outstanding.

  Each share of Series C Preferred Stock is convertible, at the option of the holder, into 100 shares of Class A Common Stock, subject to anti-dilution adjustments. The dividend, liquidation and redemption features of the Series C Preferred Stock, each of which is discussed in greater detail below, are determined by reference to the liquidation value of the Series C Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of (i) $2,375, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii) for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on the sums of clauses (i) and (ii) above, to such date of determination.

  The holders of Series C Preferred Stock are entitled to receive preferential cumulative cash dividends out of funds legally available therefor. Dividends accrue cumulatively at an annual rate of 5 1/2% of the liquidation value per share, whether or not such dividends are declared or funds are legally or contractually available for payment of dividends, except that if the Company fails to redeem shares of Series C Preferred Stock required to be redeemed on a redemption date, dividends thereafter accrue cumulatively at an annual rate of 15% of the liquidation value per share. Dividends not paid on any dividend payment date are added to the liquidation value on such date and remain a part thereof until such dividends and all dividends accrued thereon are paid in full. Dividends accrue on unpaid dividends at the rate of 5 1/2% per annum, unless such dividends remain unpaid for two consecutive quarters in which event such rate increases to 15% per annum.

  Upon the dissolution, liquidation or winding up of the Company, holders of the Series C Preferred Stock are entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash, per share, equal to the liquidation value.

  The Series C Preferred Stock is subject to optional redemption by the Company at any time after the seventh anniversary of its issuance, in whole or in part, at a redemption price, per share, equal to the liquidation value of the Series C Preferred Stock. Subject to the rights of any other class or series of the Company's preferred stock ranking pari passu with the Series C Preferred Stock, the Series C Preferred Stock is required to be redeemed by the Company at any time after such seventh anniversary at the option of the holder, in whole or in part (provided that the aggregate liquidation value of the shares to be redeemed is in excess of $1 million), in each case at a redemption price, per share, equal to the liquidation value.

  Series D Convertible Preferred Stock. The Company has issued a series of Series Preferred Stock designated as "Convertible Preferred Stock, Series D". As of the date of this Proxy Statement/Prospectus, 1,000,000 shares of Series D Preferred Stock have been issued and are outstanding.

  Each share of Series D Preferred Stock is convertible, at the option of the holder, into 10 shares of Class A Common Stock, subject to anti-dilution adjustments. If the Company distributes to holders of Class A Common Stock rights or warrants to subscribe for or purchase capital stock (other than Class A Common Stock or Class B Common Stock) of the Company or a subsidiary of the Company which (a) is common stock of its issuer or (b) participates in one or more business operations of the issuer in a manner similar to the Liberty Media Group Common Stock ("Special Securities"), each holder of Series D Preferred Stock has the option, in lieu of the otherwise applicable antidilution adjustment, to exchange shares of Series D Preferred Stock for shares of a series of convertible preferred stock of the issuer of the Special Securities having terms similar to the Series D Preferred Stock but convertible into Special Securities.

  The dividend, liquidation and redemption features of the Series D Preferred Stock, each of which is discussed below, are determined by reference to the liquidation value of the Series D Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of (i) $300, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii) for purposes of determining liquidation and redemption payments, an amount equal to all unpaid dividends accrued on the sum of clauses (i) and (ii) above, to such date of determination.

  The holders of Series D Preferred Stock are entitled to receive preferential cumulative cash dividends out of funds legally available therefor. Dividends accrue cumulatively at an annual rate of 5 1/2% of the liquidation value per share, whether or not such dividends are declared or funds are legally or contractually available for payment of dividends, except that if the Company fails to redeem shares of Series D Preferred Stock required to be redeemed on a redemption date, dividends thereafter accrue cumulatively at an annual rate of 10% of the liquidation value per share. To the extent any cash dividends are not paid on any dividend payment date, the amount of such dividends will be automatically converted, to the extent permissible under the DGCL, into shares of Class A Common Stock at a conversion rate equal to 95% of the then current market price (as defined in the certificate of designations establishing the Series D Preferred Stock) of Class A Common Stock, and upon issuance of Class A Common Stock to holders of Series D Preferred Stock in respect of such conversion such dividend will be deemed paid for all purposes. Dividends not so paid or deemed paid on any dividend payment date are added to the liquidation value on such date and remain a part thereof until such dividends and all dividends accrued thereon are paid in full. Dividends accrue on such unpaid dividends at the rate of 5 1/2% per annum, unless such dividends remain unpaid for two consecutive quarters, in which event such rate increases to 10% per annum.

  Upon the dissolution, liquidation or winding up of the Company, holders of the Series D Preferred Stock are entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash, per share, equal to the liquidation value.

  The Series D Preferred Stock is subject to optional redemption by the Company at any time after the fifth anniversary of its issuance, in whole or from time to time in part, at a redemption price, per share, equal to the liquidation value of the Series D Preferred Stock. Shares of Series D Preferred Stock may also be redeemed at the option of the Company after the third anniversary of the issue date if the market value per share of Class A Common Stock shall have exceeded $37.50 for periods specified in the certificate of designations establishing the Series D Preferred Stock. Subject to the rights of any other class or series of the Company's preferred stock ranking pari passu with the Series D Preferred Stock and subject to any prohibition or restriction contained in any instrument evidencing indebtedness of the Company, any holder of Series D Preferred Stock, at such holder's option, may require the Company, at any time after the tenth anniversary of the issuance of such Series D Preferred Stock, to redeem all or a portion of such holder's shares of Series D Preferred Stock, provided that the aggregate liquidation value of the shares to be redeemed is in excess of $50,000 (or, if all of the shares of Series D Preferred Stock held by such holder have an aggregate liquidation value of less than $50,000, all but not less than all of such shares of Series D Preferred Stock), in each case at a redemption price, per share, equal to the liquidation value. If the Company fails to effect any redemption of Series D Preferred Stock on the scheduled redemption date, the holders thereof will have the option to convert their shares of Series D Preferred Stock into Class A Common Stock at a conversion rate equal to 95% of the current market value of the Class A Common Stock over a period specified in the certificate of designations establishing the Series D Preferred Stock, provided that such option may not be exercised unless the failure to redeem continues for more than a year.

  Series E Redeemable Convertible Preferred Stock. The Company has issued a series of Series Preferred Stock designated as "Redeemable Convertible Preferred Stock, Series E". As of the date of this Proxy Statement/Prospectus, 246,402 shares of Series E Preferred Stock have been issued and are outstanding, all of which are held by wholly-owned subsidiaries of the Company. It is anticipated that all of the issued and outstanding shares of Series E Preferred Stock will be exchanged for shares of Series F Preferred Stock prior to the record date for the Distribution.

  At any time after the Company amends its Charter to increase the number of authorized shares of Class A Common Stock to a number that would permit the conversion of all of the shares of Series E Preferred Stock then outstanding, the shares of Series E Preferred Stock shall be convertible, at the option of the holder, into Class A Common Stock at the rate of 1,000 shares of Class A Common Stock for each share of Series E Preferred Stock, subject to anti-dilution adjustments. The dividend, liquidation and redemption features of the Series E Preferred Stock, each of which is discussed below, are determined by reference to the liquidation preference of the Series E Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of
(i) $22,303, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii) for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on such share during the period from the immediately preceding dividend payment date (or the date of issuance of such share if the date of determination is on or prior to the first dividend payment date) through and including the date of determination.

  The holders of Series E Preferred Stock are entitled to receive preferential cumulative cash dividends when and as declared by the Board of Directors out of unrestricted funds legally available therefor. Dividends accrue cumulatively at an annual rate of 5% of the stated liquidation value per share (such stated liquidation value initially being $22,303), whether or not such dividends are declared or funds are legally available for payment of dividends. Dividends not paid on any dividend payment date are added to the liquidation value on such date and remain a part thereof until such dividends are paid.

  Upon the dissolution, liquidation or winding up of the Company, holders of the Series E Preferred Stock are entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the liquidation preference.

  The Series E Preferred Stock is subject to optional redemption by the Company at any time after its issuance, in whole or in part, at a redemption price, per share, equal to the then liquidation preference of the Series E Preferred Stock. The Company may elect to pay the redemption price (or designated portion thereof) of the shares of Series E Preferred Stock called for redemption by issuing to the holder thereof, in respect of his shares to be redeemed, a number of shares of Class A Common Stock equal to the aggregate redemption price (or designated portion thereof) of such shares divided by the average of the last daily sales prices of the Class A Common Stock for a period specified, and subject to the adjustments described, in the certificate of designations establishing the Series E Preferred Stock.

  Ranking; Limitations on Rights of Holders of Common Stock. All classes and series of preferred stock outstanding on the date of this Proxy Statement/Prospectus rank senior to the Common Stock, and if the Liberty Media Group Increased Authorization Proposal is approved, will rank senior to the Liberty Media Group Common Stock, as to dividend rights, rights to redemption and rights on liquidation.

  For so long as any dividends are in arrears on any outstanding class or series of preferred stock, and until all dividends accrued up to the immediately preceding dividend payment date on such preferred stock and on any class or series of preferred stock ranking on a parity with such preferred stock ("Parity Stock") shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, neither the Company nor any subsidiary thereof may purchase or otherwise acquire any shares of such preferred stock, Parity Stock or any class or series of capital stock ranking junior to such preferred stock ("Junior Stock"), or set aside any money or assets for any such purpose, unless all of the outstanding shares of such preferred stock and Parity Stock are redeemed. For so long as any dividends are in arrears on any outstanding class or series of preferred stock and until all dividends accrued up to the immediately preceding dividend payment date on such preferred stock shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, the Company may not declare or pay any dividend on or make any distribution with respect to the Parity Stock or Junior Stock or set aside any money or assets for any such purpose. If the Company fails to redeem shares of Class A Preferred Stock, Class B Preferred Stock or Series E Preferred Stock required to be redeemed on a redemption date, the Company may not declare or pay any dividend on or make any distribution with respect to the Parity Stock or Junior Stock or set aside money or assets for any such purpose, and neither the Company nor any subsidiary thereof may purchase or otherwise acquire any shares of such preferred stock, Parity Stock or Junior Stock or set aside any money or assets for any such purpose, until all shares of such class or series of preferred stock are redeemed in full. If the Company fails to redeem shares of Series C Preferred Stock or Series D Preferred Stock required to be redeemed on a redemption date, neither the Company nor any subsidiary thereof may purchase or otherwise acquire any shares of Parity Stock or Junior Stock or set aside any money or assets for any such purpose, until all shares of such series of preferred stock are redeemed in full. Neither the Company nor any subsidiary thereof may purchase or otherwise acquire any shares of Parity Stock or Junior Stock, or set aside any money or assets for such purpose, if after giving effect to such purchase or acquisition the amount that would be available for distribution to the holders of Class A Preferred Stock, Class B Preferred Stock and Series E Preferred Stock upon liquidation, dissolution or winding up of the Company, if such liquidation, dissolution or winding up were to occur on the date fixed for such purchase or acquisition of shares of Parity Stock or Junior Stock, would be less than the aggregate liquidation preference of all then outstanding shares of such classes and series of preferred stock. The failure of the Company (i) to redeem on any date fixed for redemption any outstanding shares of Class A Preferred Stock, Class B Preferred Stock or Series E Preferred Stock or (ii) to pay dividends on any Parity Stock, shall not prevent the Company from paying any dividends on Parity Stock solely in shares of Parity Stock or Junior Stock or on Junior Stock solely in shares of Junior Stock or the purchase or other acquisition of such preferred stock or Parity Stock solely in exchange for shares of Parity Stock or Junior Stock or of Junior Stock solely in exchange for shares of Junior Stock.

                                 LEGAL MATTERS

  The validity of the redesignation of the Company's Class A Common Stock and Class B Common Stock as Series A TCI Group Common Stock and Series B TCI Group Common Stock and the issuance of the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock in connection with the Distribution will be passed upon by Baker & Botts, L.L.P., 885 Third Avenue, New York, New York 10022. Mr. Jerome Kern, a partner of Baker & Botts, L.L.P., is a director of the Company. Mr. Kern holds options to purchase 2,000,000 shares of Class A Common Stock. In addition, certain partners of Baker & Botts, L.L.P. serve as Assistant Secretaries of the Company.

                              INDEPENDENT AUDITORS

  The firm of KPMG Peat Marwick LLP serves as the Company's independent certified public accountants. A partner of KPMG Peat Marwick LLP will be present at the Annual Meeting with the opportunity to make a statement if KPMG Peat Marwick LLP so desires and will be available to respond to appropriate questions.

                                    EXPERTS

  The consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and all related schedules, have been included and incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements refer to the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Investments in Certain Debt and Equity Securities", in 1994.

  The consolidated balance sheets of Liberty Media Corporation and subsidiaries (Successor) as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1993 and 1992 and the period from April 1, 1991 to December 31, 1991 (Successor Periods) and the consolidated statements of operations, stockholders' equity, and cash flows of Liberty Media (a combination of certain programming interests and cable television assets of TCI Communications, Inc. (formerly Tele-Communications, Inc.)) (Predecessor) for the period from January 1, 1991 to March 31, 1991 (Predecessor Periods), have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1993 consolidated financial statements refers to a change in the method of accounting for income taxes in 1993.

  The combined balance sheets of Liberty Media Group (a combination of certain assets of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation) as of December 31, 1994 and 1993, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1994 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 combined financial statements refers to the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", in 1994.

  The combined balance sheets of TCI Group (a combination of certain assets of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation) as of December 31, 1994 and 1993, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1994 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 combined financial statements refers to the adoption of Statement of Financing Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", in 1994.

  The consolidated balance sheet of TeleWest Communications plc and subsidiaries as of 31 December 1994 and 1993, and the related consolidated statements of operations and cash flows for each of the years in the three year period ended 31 December 1994, which appear in the 31 December 1994 Annual Report on Form 10-K of Tele-Communications, Inc., as amended, have been incorporated by reference herein in reliance upon the report of KPMG, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The combined balance sheets of Cablevision (a combination of certain cable television assets of Cablevision S.A., Televisora Belgrano S.A., Construred S.A. and Univent's S.A.) as of December 31, 1994 and 1993, and the related combined statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 1994, which appear in the Current Report on Form 8-K of Tele-Communications, Inc. dated April 20, 1995, as amended, have been incorporated by reference herein in reliance upon the report of KPMG Finsterbusch Pickenhayn Sibille, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated balance sheets of QVC, Inc. and subsidiaries as of January 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended January 31, 1994, which appear in the Current Report on Form 8-K of Tele-Communications, Inc. dated February 3, 1995, as amended, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the January 31, 1994 consolidated financial statements refers to a change in the method of accounting for income taxes.

  The financial statements of TeleCable Corporation as of December 31, 1993 and 1992 and for each of the two years in the period ended December 31, 1993, incorporated herein by reference to the Current Report on Form 8-K of the Company dated August 26, 1994, have been so incorporated by reference in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            STOCKHOLDERS' PROPOSALS

  Proposals by stockholders for which consideration is desired at the 1996
annual meeting of stockholders must be received by the Company by        , 1996
in order to be considered for inclusion in proxy materials for the 1996 annual meeting.

                                                                      APPENDIX I

                       GLOSSARY OF CERTAIN DEFINED TERMS

                                                              PAGE ON WHICH
                                                             TERM IS DEFINED
                                                               IN THE PROXY
TERM                                                       STATEMENT/PROSPECTUS
- ----                                                       --------------------
1984 Cable Act...........................................                   93
1992 Cable Act...........................................                   46
Acclaim..................................................                   18
Adjusted Outstanding Interest Fraction...................                   62
Adjusted Outstanding Shares of Liberty Media Group Common
 Stock...................................................                   60
Amended Charter..........................................                    2
Annual Meeting...........................................                    1
Appraisal Date...........................................                   59
ARC......................................................                   81
Assumed Options and SARs.................................                  120
ATP......................................................                  105
Australis................................................                   89
Business Line Restructuring..............................                   16
Cablevision..............................................                   26
Cablevision Acquisition..................................                   26
CCT......................................................                  130
Certificate of Amendment.................................                   44
Change of Control........................................                  111
Charter..................................................                    2
Class A Common Stock.....................................                    1
Class A Preferred Stock..................................                   54
Class A shares...........................................                  114
Class B Common Stock.....................................                    1
Class B Preferred Stock..................................                   16
Class B shares...........................................                  114
Code.....................................................                   74
Comcast..................................................                   17
Commission...............................................                    6
Committed Acquisition Shares.............................                   39
Committee................................................                  125
Communications Act.......................................                   97
Common Stock.............................................                    1
Company..................................................                    1
Company Earnings (Loss) Attributable to the Liberty Media
 Group...................................................                   56
Company Earnings (Loss) Attributable to the TCI Group....                   56
Compensation Committee...................................                   77
Convertible Securities...................................   Appendix III--A-22
Copyright Act............................................                  102
Cox......................................................                   17
CRT......................................................                  103
DBS......................................................                   81
DGCL.....................................................                    3
Director Stock Option Plan...............................                    1
Director Stock Option Plan Proposal......................                    1
Discount Rate............................................                  131

                                                              PAGE ON WHICH
                                                             TERM IS DEFINED
                                                               IN THE PROXY
TERM                                                       STATEMENT/PROSPECTUS
- ----                                                       --------------------
Discovery.................................................                   2
Disposition...............................................                  61
Distribution..............................................                   2
DMX.......................................................                  82
E!........................................................                  91
Effective Date............................................                 110
EMC.......................................................                  89
Encore....................................................                  16
ESPP......................................................                 113
Exchange Act..............................................                   6
FCC.......................................................                  17
Film Agreements...........................................                 107
First Appraiser...........................................                  59
GE........................................................                  99
Group.....................................................                   2
Groups....................................................                   2
Higher Appraised Amount...................................                  60
Holdings..................................................                 101
HSC.......................................................                  98
HSDs......................................................                  81
HSN.......................................................                  16
IFE.......................................................                  16
Incentive Plan............................................                 120
Increased Authorization Proposal..........................                   1
Inter-Group Interest Fraction.............................                  22
Inter-Group Interest......................................                   2
International.............................................                  16
International Programming Opportunity.....................                  53
International Prospectus..................................                  18
Junior Exchange Notes.....................................                 135
Junior Stock..............................................                 138
Kearns....................................................                 114
Liberty...................................................                   6
Liberty Media Group.......................................                   2
Liberty Media Group Common Stock..........................                   1
Liberty Media Group Common Stock Per Share Value..........                  59
Liberty Media Group Private Market Value..................                  59
Liberty Media Group Stock Proposal........................                   1
Liberty Media Group Subsidiaries..........................                  64
Liberty Sports Networks...................................                  85
Liberty Sports............................................                  85
Liberty Starz.............................................                 107
LMC.......................................................                   2
LMC Class E Preferred Stock...............................                 129
LMC SatCom................................................                 102
Lower Appraised Amount....................................                  60
LPTV......................................................                  99
Market Capitalization.....................................  Appendix III--A-25
Market Value..............................................  Appendix III--A-24

                                                              PAGE ON WHICH
                                                             TERM IS DEFINED
                                                               IN THE PROXY
TERM                                                       STATEMENT/PROSPECTUS
- ----                                                       --------------------
Merger Agreement.........................................          120
Microsoft................................................           18
MLP......................................................          105
MMDS.....................................................           94
MSTV.....................................................           92
MTM......................................................           91
Mutually Appraised Amount................................           60
Mutually Designated Appraiser............................           60
Netlink..................................................           17
Net Proceeds.............................................           37
Nonemployee Director.....................................          110
Number of Shares Issuable with Respect to the Inter-Group
 Interest................................................           22
Old TCI..................................................            2
Old TCI/LMC Combination..................................            6
Optional Conversion Ratio................................           59
Options..................................................          110
Outstanding Interest Fraction............................           22
Parity Stock.............................................          138
PCS......................................................           17
Peachtree................................................          130
Pre-Distribution Convertible Securities..................           38
Programming Companies....................................           92
PSC......................................................           84
PSR......................................................           85
QE+......................................................          106
QEPC.....................................................          106
QVC......................................................           16
Record Date..............................................           18
Registration Statement...................................            6
Related Business Transaction.............................           62
Restricted Voting Shares.................................           20
RMS......................................................          105
Royal....................................................          102
SARs.....................................................          122
Second Appraiser.........................................           59
Securities Act...........................................            6
Series A Liberty Media Group Common Stock................            1
Series A TCI Group Common Stock..........................            1
Series B Liberty Media Group Common Stock................            1
Series B TCI Group Common Stock..........................            1
Series C Preferred Stock.................................           18
Series D Preferred Stock.................................           54
Series E Preferred Stock.................................           47
Series F Preferred Stock.................................           79
Series Preferred Stock...................................            1
Service..................................................           74
share distribution.......................................           57
SHV Act..................................................          102
SKC......................................................           99

                                                              PAGE ON WHICH
                                                             TERM IS DEFINED
                                                               IN THE PROXY
TERM                                                       STATEMENT/PROSPECTUS
- ----                                                       --------------------
Southern..................................................                 102
Special Securities........................................                 137
SportSouth................................................                 128
Sprint....................................................                  17
SSI.......................................................                  85
SSI Subscribers...........................................                  85
Stated Liquidation Value..................................                 135
Stations..................................................                 105
TBS.......................................................                   2
TCG.......................................................                  17
TCI Cable Investments.....................................                   6
TCI Group.................................................                   2
TCI Group Common Stock....................................                   1
TCI Technology............................................                  16
TCI Treasury Shares.......................................                  79
TCIC......................................................                   6
TCIC Obligors.............................................                 107
TCIS......................................................                 106
TCIS Contribution.........................................                 107
TeleCable.................................................                  26
TeleCable Merger..........................................                  26
Telephony Joint Venture...................................                  17
TIN.......................................................                  77
Trading Day...............................................  Appendix III--A-28
UACI......................................................                 117
UAE.......................................................                 118
VJN.......................................................                  91
Voting Securities.........................................                  54
Voting Stock..............................................                 132
VRU System................................................                 100
WestMarc..................................................                 117
WTBS......................................................                 102

                                                                    APPENDIX II

                         ILLUSTRATION OF CERTAIN TERMS

  The following illustrations demonstrate the method of calculation of any Inter-Group Interest in the Liberty Media Group which the TCI Group may create following the Distribution and the application of certain terms of the Liberty Media Group Common Stock based on the assumptions set forth herein and using 825 million shares as the number of authorized shares of Liberty Media Group Common Stock, 160 million shares as the number of shares of Liberty Media Group Common Stock issued in the Distribution, zero as the Number of Shares Issuable with Respect to the Inter-Group Interest in the Liberty Media Group immediately following the Distribution, 20 million shares as the number of shares of Liberty Media Group Common Stock issuable upon the conversion, exercise or exchange of Pre-Distribution Convertible Securities and 10 million shares of Liberty Media Group Common Stock as the number of Committed Acquisition Shares issuable. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions illustrated in this Appendix II had occurred. Actual calculations may be slightly different due to rounding. The following illustrations are not intended to be complete and are qualified in their entirety by the more detailed information contained in the Proxy Statement/Prospectus and the other Appendices thereto. Capitalized terms used herein have the respective meanings ascribed to them in the Proxy Statement/Prospectus. See Appendix I--Glossary of Certain Defined Terms.

  At any given time, the Outstanding Interest Fraction, which represents the percentage interest in the equity value of the Company attributable to the Liberty Media Group that is represented by the outstanding shares of Liberty Media Group Common Stock, would be equal to:

            OUTSTANDING SHARES OF LIBERTY MEDIA GROUP COMMON STOCK
- -------------------------------------------------------------------------------
   OUTSTANDING SHARES OF LIBERTY MEDIA GROUP COMMON STOCK + NUMBER OF SHARES
               ISSUABLE WITH RESPECT TO THE INTER-GROUP INTEREST

  The balance of the equity of the Liberty Media Group is represented by the TCI Group's Inter-Group Interest in the Liberty Media Group and, at any given time, the Inter-Group Interest Fraction, which represents the percentage interest in the equity value of the Company attributable to the Liberty Media Group that is attributed to the TCI Group, would be equal to:

      NUMBER OF SHARES ISSUABLE WITH RESPECT TO THE INTER-GROUP INTEREST
- -------------------------------------------------------------------------------
   OUTSTANDING SHARES OF LIBERTY MEDIA GROUP COMMON STOCK + NUMBER OF SHARES
               ISSUABLE WITH RESPECT TO THE INTER-GROUP INTEREST

  The sum of the Outstanding Interest Fraction and the Inter-Group Interest Fraction would always equal 100%.

  The Adjusted Outstanding Interest Fraction is a measure that differs from the Outstanding Interest Fraction in that it takes into account the dilutive effect of certain convertible securities and contractual obligations to issue shares. It is used instead of the Outstanding Interest Fraction in certain situations and would be equal to:

          OUTSTANDING SHARES OF LIBERTY MEDIA GROUP COMMON STOCK
- -------------------------------------------------------------------------------

OUTSTANDING SHARES OF LIBERTY MEDIA GROUP COMMON STOCK + NUMBER OF SHARES ISSUABLE WITH RESPECT TO THE INTER-GROUP INTEREST + NUMBER OF SHARES OF LIBERTY MEDIA GROUP COMMON STOCK ISSUABLE UPON CONVERSION, EXERCISE OR EXCHANGE OF PRE-DISTRIBUTION CONVERTIBLE SECURITIES + NUMBER OF COMMITTED ACQUISITION SHARES THAT REMAIN ISSUABLE

DISTRIBUTION

  The following illustration assumes the initial issuance by the Company of 160 million shares of Liberty Media Group Common Stock in the Distribution.

  . The Number of Shares Issuable with Respect to the Inter-Group Interest will be zero immediately following the Distribution. As a result, the Outstanding Interest Fraction will be 100%, calculated as follows:

                                  160 million
                           -------------------------
                                160 million + 0

     The Inter-Group Interest Fraction would accordingly represent an interest of 0% in the Liberty Media Group.

  . In this case, the TCI Group would not be credited, and the Liberty Media Group would not be charged, with any amount with respect to any dividend or other distribution paid on the outstanding shares of Liberty Media Group Common Stock.

  . Immediately after the Distribution, the Company would have 665 million authorized and unissued shares of Liberty Media Group Common Stock remaining (825 million minus 160 million issued and outstanding).

PURCHASES OF LIBERTY MEDIA GROUP COMMON STOCK

  The following two illustrations reflect the purchase by the Company of 80 million shares of Liberty Media Group Common Stock, which are retired or otherwise cease to be outstanding following their purchase.

 PURCHASE WITH LIBERTY MEDIA GROUP FUNDS

  Assume all such shares are identified as having been purchased with funds attributed to the Liberty Media Group, with the Liberty Media Group being charged with the consideration paid for such shares.

      Shares previously issued and outstanding...................... 160 million
      Shares purchased..............................................  80 million
                                                                     -----------
      Total shares issued and outstanding after purchase............  80 million
                                                                     ===========

  . The Number of Shares Issuable with Respect to the Inter-Group Interest would not be changed by the purchase of any shares of Liberty Media Group Common Stock which are so purchased with funds attributed to the Liberty Media Group.

  .  The Outstanding Interest Fraction would be 100%, calculated as follows:

                                   80 million
                           -------------------------
                                 80 million + 0

     The Inter-Group Interest Fraction would accordingly represent an interest of 0% in the Liberty Media Group.

  . In this case, the TCI Group would not be credited, and the Liberty Media Group would not be charged, with any amount with respect to any dividend or other distribution paid on the outstanding shares of Liberty Media Group Common Stock.

  . The Company would have 745 million authorized and unissued shares of Liberty Media Group Common Stock (825 million minus 80 million issued and outstanding).

 PURCHASE WITH TCI GROUP FUNDS

  Assume all such shares are identified as having been purchased with funds attributed to the TCI Group, with the TCI Group being charged with the consideration paid for such shares.

    Shares previously issued and outstanding........................ 160 million
    Shares purchased................................................  80 million
                                                                     -----------
    Total shares issued and outstanding after purchase..............  80 million
                                                                     ===========

  . The Number of Shares Issuable with Respect to the Inter-Group Interest would be increased by the number of shares of Liberty Media Group Common Stock which are so purchased with funds attributed to the TCI Group.

    Number of Shares Issuable with Respect to the Inter-Group
     Interest prior to purchase.....................................          0
    Shares purchased................................................ 80 million
                                                                     ----------
    Number of Shares Issuable with Respect to the Inter-Group Inter-
     est after purchase............................................. 80 million
                                                                     ==========

  .  The Outstanding Interest Fraction would be 50%, calculated as follows:

                                   80 million
                           -------------------------
                            80 million + 80 million

     The Inter-Group Interest Fraction would accordingly represent an interest of 50% in the Liberty Media Group.

  . In this case, the TCI Group would be credited, and the Liberty Media Group would be charged, with an amount equal to 100% (representing the ratio of the Inter-Group Interest Fraction (50%) to the Outstanding Interest Fraction (50%)) of the aggregate amount of any dividend or other distribution paid on the outstanding shares of Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Liberty Media Group Common Stock) or in certain other securities). If, for example, a dividend of $1 per share were declared and paid on the 80 million shares of Liberty Media Group Common Stock outstanding (an aggregate of $80 million), the TCI Group would be credited with $80 million, and the Liberty Media Group would be charged with that amount in addition to the $80 million dividend on the outstanding shares of Liberty Media Group Common Stock (a total of $160 million). An example of the effects of a distribution of Liberty Media Group Common Stock is set forth under the caption "Liberty Media Group Common Stock Dividends".

  . The Company would have 745 million authorized and unissued shares of Liberty Media Group Common Stock (825 million minus 80 million issued and outstanding).

TRANSFERS OF ASSETS BETWEEN THE TCI GROUP AND THE LIBERTY MEDIA GROUP

 CONTRIBUTION OF ASSETS FROM THE TCI GROUP TO THE LIBERTY MEDIA GROUP

  The following illustration reflects the contribution by the TCI Group to the Liberty Media Group with respect to the Inter-Group Interest of $1.6 billion of assets attributed to the TCI Group on a date on which the Market Value of the Liberty Media Group Common Stock is $20 per share.

    Shares previously issued and outstanding........................ 160 million
    Newly issued shares.............................................           0
                                                                     -----------
    Total shares issued and outstanding after contribution.......... 160 million
                                                                     ===========

  . The Number of Shares Issuable with Respect to the Inter-Group Interest would be increased to reflect the contribution to the Liberty Media Group of assets theretofore attributed to the TCI Group.

    Number of Shares Issuable with Respect to the Inter-Group
     Interest prior to contribution.................................          0
    Adjustment to reflect contribution to the Liberty Media Group of assets attributed to the TCI Group ($1.6 billion divided by
     $20)........................................................... 80 million
                                                                     ----------
    Number of Shares Issuable with Respect to the Inter-Group
     Interest after contribution.................................... 80 million
                                                                     ==========

  .  The Outstanding Interest Fraction would be 67%, calculated as follows:

                                  160 million
                           -------------------------
                            160 million + 80 million

     The Inter-Group Interest Fraction would accordingly represent an interest of 33% in the Liberty Media Group.

  . In this case, the TCI Group would be credited, and the Liberty Media Group would be charged, with an amount equal to 50% (representing the ratio of the Inter-Group Interest Fraction (33%) to the Outstanding Interest Fraction (67%)) of the aggregate amount of any dividend or other distribution paid on the outstanding shares of Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Liberty Media Group Common Stock or in certain other securities).

  . The Company would have 665 million authorized and unissued shares of Liberty Media Group Common Stock (825 million minus 160 million issued and outstanding).

 TRANSFER OF ASSETS FROM THE LIBERTY MEDIA GROUP TO THE TCI GROUP

  The following illustration reflects the transfer by the Liberty Media Group to the TCI Group in reduction of the Inter-Group Interest of $800 million of assets attributed to the Liberty Media Group on a date on which the Market Value of Liberty Media Group Common Stock is $20 per share and the Number of Shares Issuable with Respect to the Inter-Group Interest is 80 million.

    Shares previously issued and outstanding........................ 160 million
    Shares repurchased..............................................           0
                                                                     -----------
    Total shares issued and outstanding after transfer.............. 160 million
                                                                     ===========

  . The Number of Shares Issuable with Respect to the Inter-Group Interest would be decreased to reflect the contribution to the TCI Group of assets theretofore attributed to the Liberty Media Group.

    Number of Shares Issuable with Respect to the Inter-Group
     Interest prior to transfer..................................... 80 million
    Adjustment to reflect transfer to the TCI Group of assets
     attributed to the Liberty Media Group.......................... 40 million
                                                                     ----------
    Number of Shares Issuable with Respect to the Inter-Group
     Interest after transfer........................................ 40 million
                                                                     ==========

    The Liberty Media Group will not make transfers of assets to the TCI Group in reduction of the Inter-Group Interest if the effect would be to reduce the Number of Shares Issuable with Respect to the Inter-Group Interest to less than zero. The Liberty Media Group cannot have an interest in the TCI Group corresponding to the Inter-Group Interest.

  .  The Outstanding Interest Fraction would be 80%, calculated as follows:

                                  160 million
                           -------------------------
                            160 million + 40 million

     The Inter-Group Interest Fraction would accordingly represent an interest of 20% in the Liberty Media Group.

  . In this case, the TCI Group would be credited, and the Liberty Media Group would be charged, with an amount equal to 25% (representing the ratio of the Inter-Group Interest Fraction (20%) to the Outstanding Interest Fraction (80%)) of the aggregate amount of any dividend or other distribution paid on the outstanding shares of Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Liberty Media Group Common Stock or in certain other securities).

  . The Company would have 665 million authorized and unissued shares of Liberty Media Group Common Stock (825 million minus 160 million issued and outstanding).

FUTURE OFFERINGS OF LIBERTY MEDIA GROUP COMMON STOCK

  The following illustrations reflect the sale by the Company of 80 million shares of Liberty Media Group Common Stock on a date on which the Number of Shares Issuable with Respect to the Inter-Group Interest is 80 million.

 OFFERING FOR THE LIBERTY MEDIA GROUP

  Assume all such shares are identified as issued for the account of the Liberty Media Group, with the net proceeds credited to the Liberty Media Group.

    Shares previously issued and outstanding........................ 160 million
    Newly issued shares.............................................  80 million
                                                                     -----------
    Total shares issued and outstanding after offering.............. 240 million
                                                                     ===========

  . The Number of Shares Issuable with Respect to the Inter-Group Interest would not be changed by the issuance of any shares of Liberty Media Group Common Stock for the account of the Liberty Media Group.

  .  The Outstanding Interest Fraction would be 75%, calculated as follows:

                                  240 million
                           -------------------------
                            240 million + 80 million

     The Inter-Group Interest Fraction would accordingly represent an interest of 25% in the Liberty Media Group.

  . The Company would have 585 million authorized and unissued shares of Liberty Media Group Common Stock remaining (825 million minus 240 million issued and outstanding).

 OFFERING FOR THE TCI GROUP

  Assume all of such shares are identified as issued for the account of the TCI Group with respect to the Inter-Group Interest, with the net proceeds credited to the TCI Group.

    Shares previously issued and outstanding........................ 160 million
    Newly issued shares.............................................  80 million
                                                                     -----------
    Total shares issued and outstanding after offering.............. 240 million
                                                                     ===========

  . The Number of Shares Issuable with Respect to the Inter-Group Interest would decrease by the number of shares of Liberty Media Group Common Stock issued for the account of the TCI Group.

    Number of Shares Issuable with Respect to the Inter-Group Inter-
     est prior to offering.......................................... 80 million
    Shares issued in offering....................................... 80 million
                                                                     ----------
    Number of Shares Issuable with Respect to the Inter-Group Inter-
     est after offering.............................................          0
                                                                     ==========

  .  The Outstanding Interest Fraction would be 100%, calculated as follows:

                                  240 million
                           -------------------------
                                240 million + 0


     The Inter-Group Interest Fraction would accordingly represent an interest of 0% in the Liberty Media Group.

  . The Company would have 585 million authorized and unissued shares of Liberty Media Group Common Stock remaining (825 million minus 240 million issued and outstanding).

 OFFERINGS OF CONVERTIBLE SECURITIES FOLLOWING THE DISTRIBUTION

  If the Company were to issue any debt or preferred stock convertible into shares of Liberty Media Group Common Stock, the Inter-Group Interest Fraction and the Outstanding Interest Fraction would be unchanged at the time of such issuance. If any shares of Liberty Media Group Common Stock were issued upon conversion of such Convertible Security, however, then the Inter-Group Interest Fraction and the Outstanding Interest Fraction would be affected in a manner similar to that shown above under "Offering for the Liberty Media Group", if such Convertible Security were attributed to the Liberty Media Group, or under "Offering for the TCI Group", if such Convertible Security were attributed to the TCI Group. The foregoing will not apply to the conversion, exercise or exchange of Pre-Distribution Convertible Securities.

LIBERTY MEDIA GROUP COMMON STOCK DIVIDENDS

    The following illustrations reflect dividends of Liberty Media Group Common Stock on outstanding Liberty Media Group Common Stock and outstanding TCI Group Common Stock, respectively, on a date on which the Number of Shares Issuable with Respect to the Inter-Group Interest is 80 million.

 LIBERTY MEDIA GROUP COMMON STOCK DIVIDEND ON LIBERTY MEDIA GROUP COMMON STOCK

  Assume the Company declares a dividend of one-half of one share of Liberty Media Group Common Stock on each outstanding share of Liberty Media Group Common Stock.

    Shares previously issued and outstanding........................ 160 million
    Newly issued shares.............................................  80 million
                                                                     -----------
    Total shares issued and outstanding after dividend.............. 240 million
                                                                     ===========

  . The Number of Shares Issuable with Respect to the Inter-Group Interest would be increased proportionately to reflect the stock dividend payable in shares of Liberty Media Group Common Stock to holders of Liberty Media Group Common Stock.

    Number of Shares Issuable with Respect to the Inter-Group
     Interest prior to dividend....................................  80 million
    Adjustment to reflect dividend of shares on outstanding shares of Liberty Media Group Common Stock...........................  40 million
                                                                    -----------
    Number of Shares Issuable with Respect to the Inter-Group In-
     terest after dividend......................................... 120 million
                                                                    ===========

  .  The Outstanding Interest Fraction would be 67%, calculated as follows:

                                  240 million
                           -------------------------
                           240 million + 120 million

     The Inter-Group Interest Fraction would accordingly represent an interest of 33% in the Liberty Media Group. The Outstanding Interest Fraction and the Inter-Group Interest Fraction would be unchanged from the corresponding percentages prior to the dividend.

  . The Company would have 585 million authorized and unissued shares of Liberty Media Group Common Stock remaining (825 million minus 240 million issued and outstanding).

 LIBERTY MEDIA GROUP COMMON STOCK DIVIDEND ON TCI GROUP COMMON STOCK

  Assume an aggregate of 600 million shares of TCI Group Common Stock are outstanding and the Company declares a dividend of one-tenth of one share of Liberty Media Group Common Stock on each outstanding share of TCI Group Common Stock.

    Shares previously issued and outstanding........................ 160 million
    Newly issued shares.............................................  60 million
                                                                     -----------
    Total shares issued and outstanding after dividend.............. 220 million
                                                                     ===========

  . Subsequent to the Distribution, any dividend of shares of Liberty Media Group Common Stock on the outstanding shares of TCI Group Common Stock will be treated as a dividend payable from the Number of Shares Issuable with Respect to the Inter-Group Interest. As a result, the Number of Shares Issuable with Respect to the Inter-Group Interest would decrease by the number of shares of Liberty Media Group Common Stock distributed on the outstanding shares of TCI Group Common Stock as a dividend.

    Number of Shares Issuable with Respect to the Inter-Group
     Interest prior to dividend..................................... 80 million
    Shares distributed on outstanding shares of TCI Group Common
     Stock.......................................................... 60 million
                                                                     ----------
    Number of Shares Issuable with Respect to the Inter-Group
     Interest after dividend........................................ 20 million
                                                                     ==========

     The Company will not distribute to holders of TCI Group Common Stock as a dividend a number of shares of Liberty Media Group Common Stock exceeding the Number of Shares Issuable with Respect to the Inter-Group Interest.

  .  The Outstanding Interest Fraction would be 92%, calculated as follows:

                                  220 million
                           -------------------------
                           220 million + 20 million

     The Inter-Group Interest Fraction would accordingly represent an interest of 8% in the Liberty Media Group.

  . The Company would have 605 million authorized and unissued shares of Liberty Media Group Common Stock remaining (825 million minus 220 million issued and outstanding).

CERTAIN CONVERSION, REDEMPTION AND SPECIAL DIVIDEND PROVISIONS

  The following illustrations reflect (a) conversion of the Liberty Media Group Common Stock at the option of the Company, (b) mandatory dividend, redemption or conversion of the Liberty Media Group Common Stock following the Disposition of all or substantially all of the properties and assets of the Liberty Media Group and (c) redemption of all of the Liberty Media Group Common Stock in exchange for stock of a subsidiary holding all the assets and liabilities of the Liberty Media Group, in each case assuming that (i) the number of outstanding shares of Liberty Media Group Common Stock is 90 million and (ii) the Number of Shares Issuable with Respect to the Inter-Group Interest is 30 million.

 CONVERSION OF THE OPTION OF THE COMPANY

  Assume that the Company elects to convert the Liberty Media Group Common Stock into TCI Group Common Stock at the Optional Conversion Ratio, the Liberty Media Group Private Market Value is determined to be $4 billion and the number of shares of Liberty Media Group Common Stock deemed to be issued upon the conversion, exercise or exchange of Convertible Securities (other than Pre-Distribution Convertible Securities) is 10 million.

  . The Adjusted Outstanding Shares of Liberty Media Group Common Stock would be 160 million (representing the sum of (i) the number of outstanding shares of Liberty Media Group Common Stock, (ii) the Number of Shares Issuable with Respect to the Inter-Group Interest, (iii) the number of shares of Liberty Media Group Common Stock issuable upon conversion, exercise or exchange or Pre-Distribution Convertible Securities, (iv) the number of Committed Acquisition Shares that remain issuable and (v) the number of shares of Liberty Media Group Common Stock deemed to be issued upon the conversion, exercise or exchange of Convertible Securities (other than Pre-Distribution Convertible Securities)), calculated as follows:

            90 million + 30 million + 20 million + 10 million + 10 million

  . The Liberty Media Group Common Stock Per Share Value would be $25 (representing the quotient of the Liberty Media Group Private Market Value ($4,000 million) and the Adjusted Outstanding Shares of Liberty Media Group Common Stock (160 million)).

  . In this case, assuming that the average Market Value of the Series A TCI Group Common Stock for the 20-Trading Day period ending on the Trading Day preceding the date as of which the Liberty Media Group Private Market Value is determined is $20, the Optional Conversion Ratio would be 1.25 (representing the quotient of the Liberty Media Group Common Stock Per Share Value ($25) and such average Market Value of the Series A TCI Group Common Stock ($20)), and each outstanding share of Liberty Media Group Common would be converted into 1.25 shares of TCI Group Common Stock.

 MANDATORY DIVIDEND, REDEMPTION OR CONVERSION OF LIBERTY MEDIA GROUP COMMON
STOCK.

  Assume that a Disposition of all or substantially all of the properties and assets of the Liberty Media Group occurs and the Net Proceeds from such Disposition equal $4 billion.

  . If the Company elected to pay a dividend to the holders of Liberty Media Group Common Stock, the aggregate amount of such dividend would be $3 billion (representing the product of the Outstanding Interest Fraction and the Net Proceeds of such Disposition), calculated as follows:


                                90 million            X $4 billion
                         -------------------------
                          90 million + 30 million

     In this case, the TCI Group would be credited, and the Liberty Media Group would be charged, with $1 billion, an amount equal to 33% (representing the ratio of the Inter-Group Interest Fraction (25%) and the Outstanding Interest Fraction (75%)) of the aggregate amount of such dividend.


  . If such Disposition involved all (not merely substantially all) of the properties and assets of the Liberty Media Group and the Company elected to redeem all outstanding shares of Liberty Media Group Common Stock, the aggregate redemption price would be $2.4 billion (representing the product of the Adjusted Outstanding Interest Fraction and the Net Proceeds of such Disposition), calculated as follows:

                                90 million
                          ------------------------            X $4 billion
             90 million + 30 million + 20 million + 10 million

     In this case, each outstanding share of Liberty Media Group Common Stock would be redeemed in exchange for $26.67 per share (representing the quotient of the aggregate redemption price ($2.4 billion) and the number of outstanding shares of Liberty Media Group Common Stock (90 million)).

  . If such Disposition involved substantially all (but not all) of the properties and assets of the Liberty Media Group and the Company elected to redeem shares of Liberty Media Group Common Stock, the aggregate redemption price would be $3 billion (representing to the product of the Outstanding Interest Fraction and the Net Proceeds of such Disposition), calculated as follows:

                                90 million
                           -------------------------    X $4 billion
                          90 million + 30 million

     In this case, assuming that the average Market Value of one share of Series A Liberty Media Group Common Stock during the ten-Trading Day period following the consummation of such Disposition is $40, an aggregate of 75 million (equal to the quotient of the aggregate redemption price and such average Market Value) shares of Liberty Media Group Common Stock would be redeemed in exchange for $40 per share.

  . If the Company elected to convert the Liberty Media Group Common Stock into TCI Group Common Stock, assuming that the Market Value of one share of Series A Liberty Media Group Common Stock on each Trading Day during the ten-Trading Day period referred to in the preceding paragraph is $40 and the Market Value of one share of Series A TCI Group Common Stock on each Trading Day during such period is $20, the Liberty Media Group Common Stock would be converted into TCI Group Common Stock at a ratio of 2 (representing 110% of the average daily ratio during such period of the Market Value of one share of Series A Liberty Media Group Common Stock to the Market Value of one share of Series A TCI Group Common Stock) shares of TCI Group Common Stock for each share of Liberty Media Group Common Stock.

 REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY

  Assume that the Company elects to redeem all of the outstanding shares of Liberty Media Group Common Stock in exchange for shares of common stock of the Liberty Media Group Subsidiary and that the total number of outstanding shares of common stock of the Liberty Media Group Subsidiary is 150 million.

  . In this case, shares of Liberty Media Group Common Stock would be redeemed in exchange for an aggregate number of shares of common stock of the Liberty Media Group Subsidiary equal to 90 million (representing the product of the Adjusted Outstanding Interest Fraction and the number of shares of common stock of the Liberty Media Group Subsidiary), calculated as follows:

                                90 million
                           -------------------------           X 150 million
             90 million + 30 million + 20 million + 10 million

     In this case, each outstanding share of Liberty Media Group Common Stock would be redeemed in exchange for one share of common stock of the Liberty Media Group Subsidiary, and the Company would retain 60 million shares of common stock of the Liberty Media Group Subsidiary. 30 million of such shares of common stock of the Liberty Media Group Subsidiary would be held by the Company to be used in connection with any conversion, exercise or exchange of Pre-Distribution Convertible Securities and any issuance of Committed Acquisition Shares.

                                                                  APPENDIX III-A

                              PROPOSED AMENDMENTS
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           TELE-COMMUNICATIONS, INC.
             (IMPLEMENTING THE LIBERTY MEDIA GROUP STOCK PROPOSAL)

  The first paragraph of Article IV of the Restated Certificate of Incorporation is proposed to be amended pursuant to the Liberty Media Group Stock Proposal to read in its entirety as follows:

                                AUTHORIZED STOCK

  The total number of shares of capital stock which the Corporation shall have authority to issue is two billion eighty-seven million three hundred seventy-five thousand ninety-six (2,087,375,096) shares, which shall be divided into the following classes:


          (a) Two billion seventy-five million (2,075,000,000) shares shall be of a class designated Common Stock, par value $1.00 per share ("Common Stock"), such class to be divided into series as provided in Section E of this Article IV;


          (b) Seven hundred thousand (700,000) shares shall be of a class designated Class A Preferred Stock, par value $.01 per share ("Class A Preferred Stock");


          (c) One million six hundred seventy-five thousand ninety-six (1,675,096) shares shall be of a class designated Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share ("Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock"); and



          (d) Ten million (10,000,000) shares shall be of a class designated Series Preferred Stock, par value $.01 per share ("Series Preferred Stock"), such class to be issuable in series as provided in Section D of this Article IV.

  The Class A Preferred Stock, the Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock and the Series Preferred Stock are collectively referred to as "Preferred Stock".

  If both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved by stockholders, the first paragraph of
Article IV of the Restated Certificate of Incorporation will instead be amended to read in its entirety as set forth in Appendix III-B.

                                    III-A-1

  Section E of Article IV of the Restated Certificate of Incorporation is proposed to be amended pursuant to the Liberty Media Group Stock Proposal to read in its entirety as follows:

                                   SECTION E

           SERIES A TCI GROUP COMMON STOCK, SERIES B TCI GROUP COMMON
                STOCK, SERIES A LIBERTY MEDIA GROUP COMMON STOCK
                 AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK

  One billion one hundred million (1,100,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series A TCI Group Common Stock (the "Series A TCI Group Common Stock"), one hundred fifty million (150,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series B TCI Group Common Stock (the "Series B TCI Group Common Stock"), seven hundred fifty million (750,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series A Liberty Media Group Common Stock (the "Series A Liberty Media Group Common Stock") and seventy-five million (75,000,000) shares of Common Stock shall be of a series designated Tele-Communications, Inc. Series B Liberty Media Group Common Stock (the "Series B Liberty Media Group Common Stock").

  [Note: if both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved by stockholders, the immediately preceding paragraph will instead be amended to read in its entirety as set forth in Appendix III-B.]

  Each share of Series A TCI Group Common Stock and each share of Series B TCI Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights and privileges.

  Each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock shall, except as otherwise provided in this Section E, be identical in all respects and shall have equal rights and privileges.

1. Voting Rights.

  Holders of Series A TCI Group Common Stock shall be entitled to one vote for each share of such stock held, holders of Series B TCI Group Common Stock shall be entitled to ten votes for each share of such stock held, holders of Series A Liberty Media Group Common Stock shall be entitled to one vote for each share of such stock held and holders of Series B Liberty Media Group Common Stock shall be entitled to ten votes for each share of such stock held, on all matters presented to such stockholders. Except as may otherwise be required by the laws of the State of Delaware, the holders of shares of Series A TCI Group Common Stock, the holders of shares of Series B TCI Group Common Stock, the holders of shares of Series A Liberty Media Group Common Stock and the holders of shares of Series B Liberty Media Group Common Stock and, except to the extent this Certificate (including any resolution or resolutions of the Board of Directors providing for the establishment of any class or series of Preferred Stock pursuant to authority vested in it by this Certificate) provides that a class of Preferred Stock or any series of such a class does not have voting rights on a matter, the holders of shares of each class or series of Preferred Stock shall vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, any proposed amendment to this Certificate that would increase the number of authorized shares of Common Stock or any series thereof or of any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number of shares thereof then outstanding)), and no separate vote or consent of the holders of shares of Series A TCI Group Common Stock, the holders of shares of Series B TCI Group Common Stock, the holders of shares of Series A Liberty Media Group Common Stock, the holders of shares of Series B Liberty Media Group Common Stock or the holders of shares of any such class or series of Preferred Stock shall be required for the approval of any such matter.

                                    III-A-2

2. Conversion Rights.

  (a) CONVERSION OF SERIES B TCI GROUP COMMON STOCK INTO SERIES A TCI GROUP COMMON STOCK. Each share of Series B TCI Group Common Stock shall be convertible, at the option of the holder thereof, into one share of Series A TCI Group Common Stock. Any such conversion may be effected by any holder of Series B TCI Group Common Stock by surrendering such holder's certificate or certificates for the Series B TCI Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B TCI Group Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B TCI Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A TCI Group Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A TCI Group Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A TCI Group Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A TCI Group Common Stock on that date. A number of shares of Series A TCI Group Common Stock equal to the number of shares of Series B TCI Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B TCI Group Common Stock. Shares of Series A TCI Group Common Stock shall not be convertible into shares of Series B TCI Group Common Stock.

  (b) CONVERSION OF SERIES B LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES A LIBERTY MEDIA GROUP COMMON STOCK. Each share of Series B Liberty Media Group Common Stock shall be convertible, at the option of the holder thereof, into one share of Series A Liberty Media Group Common Stock. Any such conversion may be effected by any holder of Series B Liberty Media Group Common Stock by surrendering such holder's certificate or certificates for the Series B Liberty Media Group Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Liberty Media Group Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B Liberty Media Group Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Series A Liberty Media Group Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Series A Liberty Media Group Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Series A Liberty Media Group Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A Liberty Media Group Common Stock on that date. A number of shares of Series A Liberty Media Group Common Stock equal to the number of shares of Series B Liberty Media Group Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B Liberty Media Group Common Stock. Shares of Series A Liberty Media Group Common Stock shall not be convertible into shares of Series B Liberty Media Group Common Stock.

  (c) CONVERSION OF SERIES A LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES A TCI GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK INTO SERIES B TCI GROUP COMMON STOCK AT THE OPTION OF THE CORPORATION. (i) At the option of the Corporation by action of its Board of Directors, (A) each

                                    III-A-3
share of Series A Liberty Media Group Common Stock shall be convertible into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock equal to the Optional Conversion Ratio, and (B) each share of Series B Liberty Media Group Common Stock shall be convertible into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock equal to the Optional Conversion Ratio.

  (ii) For purposes of this paragraph 2(c), the "Optional Conversion Ratio" means the quotient (calculated to the nearest five decimal places) obtained by dividing (x) the Liberty Media Group Common Stock Per Share Value by (y) the average Market Value of one share of Series A TCI Group Common Stock over the 20-Trading Day period ending on the Trading Day preceding the Appraisal Date.

  (iii) The "Liberty Media Group Private Market Value" shall mean an amount equal to the private market value of the Liberty Media Group, as determined by appraisal in accordance with the procedures described below. In the event that the Corporation determines to establish the Liberty Media Group Private Market Value, on the date as of which the Liberty Media Group Private Market Value is to be determined (the "Appraisal Date"), two investment banking firms of recognized national standing shall be designated to determine the private market value of the Liberty Media Group, one designated by the Corporation (the "First Appraiser") and one designated by a committee of the Board of Directors all of whose members are independent directors as determined under Nasdaq National Market rules (the "Second Appraiser"). Not later than 20 days after the Appraisal Date, the First Appraiser and the Second Appraiser shall each determine its initial view as to the private market value of the Liberty Media Group as of the Appraisal Date and shall consult with one another with respect thereto. Not later than the 30th day after the Appraisal Date, the First Appraiser and the Second Appraiser shall each have determined its final view as to such private market value. At that point, if the higher of the respective final views of the First Appraiser and the Second Appraiser as to such private market value (the "Higher Appraised Amount") is not more than 120% of the lower of such respective final views (the "Lower Appraised Amount"), the Liberty Media Group Private Market Value (subject to any adjustment provided in subparagraph (v) of this paragraph 2(c)) shall be the average of those two amounts. If the Higher Appraised Amount is more than 120% of the Lower Appraised Amount, the First Appraiser and the Second Appraiser shall agree upon and jointly designate a third investment banking firm of recognized national standing (the "Mutually Designated Appraiser") to determine such private market value. The Corporation shall not disclose the final view of the First Appraiser and Second Appraiser to the Mutually Designated Appraiser, nor shall the Mutually Designated Appraiser have the benefit of any of the work of the First Appraiser and Second Appraiser. The Mutually Designated Appraiser shall, no later than the 20th day after the date the Mutually Designated Appraiser is designated, determine such private market value (the "Mutually Appraised Amount"), and the Liberty Media Group Private Market Value (subject to any adjustment provided in subparagraph (v) of this paragraph 2(c)) shall be (A) if the Mutually Appraised Amount is between the Lower Appraised Amount and the Higher Appraised Amount, (I) the average of (1) the Mutually Appraised Amount and (2) the Lower Appraised Amount or the Higher Appraised Amount, whichever is closer to the Mutually Appraised Amount, or (II) the Mutually Appraised Amount, if neither the Lower Appraised Amount nor the Higher Appraised Amount is closer to the Mutually Appraised Amount, or (B) if the Mutually Appraised Amount is greater than the Higher Appraised Amount or less than the Lower Appraised Amount, the average of the Higher Appraised Amount and the Lower Appraised Amount. For these purposes, if any such investment banking firm expresses its final view of the private market value of the Liberty Media Group as a range of values, such investment banking firm's final view of such private market value shall be deemed to be the midpoint of such range of values.

  (iv) Each of the investment banking firms referred to in clause (iii) of this paragraph 2(c) shall be instructed to determine the private market value of the Liberty Media Group as of the Appraisal Date based upon the amount a willing purchaser would pay to a willing seller, in an arm's length transaction, if it were acquiring the Liberty Media Group, as if the Liberty Media Group were a publicly traded non-controlled corporation and without consideration of any potential regulatory constraints limiting the potential purchasers of the Liberty Media Group other than that which would have existed if the Liberty Media Group were a publicly traded non-controlled entity.

                                    III-A-4

  (v) Following the determination of the Liberty Media Group Private Market Value, the investment banking firms whose final views of the private market value of the Liberty Media Group were used in the calculation of the Liberty Media Group Private Market Value shall determine the Adjusted Outstanding Shares of Liberty Media Group Common Stock together with any further adjustments to the Liberty Media Group Private Market Value resulting from such determination. The "Adjusted Outstanding Shares of Liberty Media Group Common Stock" shall mean a number, as determined by such investment banking firms as of the Appraisal Date, equal to the sum of the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding, the Number of Shares Issuable with Respect to the Inter-Group Interest, the number of Committed Acquisition Shares issuable, the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable upon the conversion, exercise or exchange of all Pre-Distribution Convertible Securities and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable upon the conversion, exercise or exchange of those Convertible Securities (other than Pre-Distribution Convertible Securities) the holders of which would derive an economic benefit from conversion, exercise or exchange of such Convertible Securities which exceeds the economic benefit of not converting, exercising or exchanging such Convertible Securities. The "Liberty Media Group Common Stock Per Share Value" shall mean the quotient obtained by dividing the Liberty Media Group Private Market Value by the Adjusted Outstanding Shares of Liberty Media Group Common Stock, provided that if such investment banking firms do not agree on the determinations provided for in this subparagraph (v), the Liberty Media Group Common Stock Per Share Value shall be the average of the quotients so obtained on the basis of the respective determinations of such firms.

  (vi) If the Corporation determines to convert shares of Series A Liberty Media Group Common Stock into Series A TCI Group Common Stock and shares of Series B Liberty Media Group Common Stock into Series B TCI Group Common Stock at the Optional Conversion Ratio, such conversion shall occur on a Conversion Date on or prior to the 120th day following the Appraisal Date. If the Corporation determines not to undertake such conversion, the Corporation may at any time thereafter undertake to reestablish the Liberty Media Group Common Stock Per Share Value as of a subsequent date.

  (vii) The Corporation shall not convert shares of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock without converting shares of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock, and the Corporation shall not convert shares of Series B Liberty Media Group Common Stock into shares of Series B TCI Group Common Stock without converting shares of Series A Liberty Media Group Common Stock into shares of Series A TCI Group Common Stock. The Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock shall also be convertible at the option of the Corporation in accordance with paragraph 5(b)(iii) of this Section E.

 3. Dividends.

  (a) DIVIDENDS ON SERIES A TCI GROUP COMMON STOCK AND SERIES B TCI GROUP COMMON STOCK. Dividends on the Series A TCI Group Common Stock and the Series B TCI Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation legally available therefor and (ii) the TCI Group Available Dividend Amount. Subject to paragraph 4 of this Section E, whenever a dividend is paid to the holders of Series A TCI Group Common Stock, the Corporation also shall pay to the holders of Series B TCI Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series A TCI Group Common Stock, and whenever a dividend is paid to the holders of Series B TCI Group Common Stock, the Corporation shall also pay to the holders of Series A TCI Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series B TCI Group Common Stock.

  (b) DIVIDENDS ON SERIES A LIBERTY MEDIA GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK. Dividends on the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock may be declared and paid only out of the lesser of (i) assets of the Corporation

                                    III-A-5
legally available therefor and (ii) the Liberty Media Group Available Dividend Amount. Subject to paragraph 4 and the last sentence of paragraph 5(b) of this Section E, whenever a dividend is paid to the holders of Series A Liberty Media Group Common Stock, the Corporation also shall pay to the holders of Series B Liberty Media Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series A Liberty Media Group Common Stock, and whenever a dividend is paid to the holders of Series B Liberty Media Group Common Stock, the Corporation shall also pay to the holders of Series A Liberty Media Group Common Stock a dividend per share equal to the dividend per share paid to the holders of Series B Liberty Media Group Common Stock.

  (c) DISCRIMINATION BETWEEN OR AMONG SERIES OF COMMON STOCK. The Board of Directors, subject to the provisions of paragraph 3(a) and 3(b) of this Section E, shall have the authority to declare and pay dividends on the Series A TCI Group Common Stock and Series B TCI Group Common Stock and the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in equal or unequal amounts, notwithstanding the relationship between the TCI Group Available Dividend Amount and the Liberty Media Group Available Dividend Amount, the respective amounts of prior dividends declared on, or the liquidation rights of, the Series A TCI Group Common Stock and Series B TCI Group Common Stock or the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or any other factor.

 4. Share Distributions.

  (a) DISTRIBUTIONS ON SERIES A TCI GROUP COMMON STOCK AND SERIES B TCI GROUP COMMON STOCK. The Corporation may provide for the initial issuance of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock by declaring and paying a distribution (the "Distribution") consisting of shares of Series A Liberty Media Group Common Stock to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B Liberty Media Group Common Stock to holders of Series B TCI Group Common Stock. If at any time after the Distribution a distribution paid in Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock, any other securities of the Corporation or any other corporation (hereinafter sometimes called a "share distribution") is to be made with respect to the Series A TCI Group Common Stock or Series B TCI Group Common Stock, such share distribution may be declared and paid only as follows:

    (i) a share distribution consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series B TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; or consisting of shares of Series A TCI Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock) to holders of Series A TCI Group Common Stock and, on an equal per share basis, shares of Series B TCI Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B TCI Group Common Stock) to holders of Series B TCI Group Common Stock;

    (ii) a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, on an equal per share basis; provided that the sum of (1) the aggregate number of shares of Series A Liberty Media Group Common Stock to be so issued (or the number of such shares which would be issuable upon conversion, exercise or exchange of any Convertible Securities to be so issued) and (2) the number of shares of such series that are subject to issuance upon conversion, exercise

                                    III-A-6
  or exchange of any Convertible Securities then outstanding that are attributed to the TCI Group other than Pre-Distribution Convertible Securities and other than Convertible Securities convertible into or exercisable or exchangeable for Committed Acquisition Shares is less than or equal to the Number of Shares Issuable with Respect to the Inter-Group Interest; and

    (iii) a share distribution consisting of any class or series of securities other than Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A TCI Group Common Stock and another class or series of securities to holders of Series B TCI Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B TCI Group Common Stock receiving the class or series having the higher relative voting rights, provided that if the securities as distributed constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

    The Corporation shall not reclassify, subdivide or combine the Series A TCI Group Common Stock without reclassifying, subdividing or combining the Series B TCI Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B TCI Group Common Stock without reclassifying, subdividing or combining the Series A TCI Group Common Stock, on an equal per share basis.

  (b) DISTRIBUTIONS ON SERIES A LIBERTY MEDIA GROUP COMMON STOCK AND SERIES B LIBERTY MEDIA GROUP COMMON STOCK. If at any time a share distribution is to be made with respect to the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, such share distribution may be declared and paid only as follows (or as permitted by paragraphs 4 and 5 of this Section E with respect to the redemptions and other distributions referred to therein):

    (i) a share distribution consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series B Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, on an equal per share basis; or consisting of shares of Series A Liberty Media Group Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Series A Liberty Media Group Common Stock) to holders of Series A Liberty Media Group Common Stock and, on an equal per share basis, shares of Series B Liberty Media Group Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Series B Liberty Media Group Common Stock) to holders of Series B Liberty Media Group Common Stock; and

    (ii) a share distribution consisting of any class or series of securities other than as described in clause (i) of this paragraph 4(b) and other than Series A TCI Group Common Stock or Series B TCI Group Common Stock, either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or on the basis of a distribution of one class or series of securities to holders of Series A Liberty Media Group Common Stock and another class or series of securities to holders of Series B Liberty

                                    III-A-7

  Media Group Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights, provided that if the securities so distributed constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

    The Corporation shall not reclassify, subdivide or combine the Series A Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series B Liberty Media Group Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Series B Liberty Media Group Common Stock without reclassifying, subdividing or combining the Series A Liberty Media Group Common Stock, on an equal per share basis.

 5. Redemption and Other Provisions Relating to the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock.

  (a) REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY. At any time at which all of the assets and liabilities attributed to the Liberty Media Group have become and continue to be held directly or indirectly by any one or more corporations all of the capital stock of which is owned by the Corporation (the "Liberty Media Group Subsidiaries"), the Board of Directors may, subject to the availability of assets of the Corporation legally available therefor, redeem all of the outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for an aggregate number of outstanding fully paid and nonassessable shares of common stock of each Liberty Media Group Subsidiary equal to the product of the Adjusted Outstanding Interest Fraction and the number of all of the outstanding shares of common stock of such Liberty Media Group Subsidiary, on a pro rata basis. Any such redemption shall occur on a Redemption Date set forth in a notice to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities) pursuant to paragraph 5(d)(vi). In effecting such a redemption, the Board of Directors may determine either to (i) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of separate classes or series of common stock of each Liberty Media Group Subsidiary with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights, or (ii) redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for shares of a single class of common stock of each Liberty Media Group Subsidiary without distinction between the shares distributed to the holders of the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock. If the Corporation determines to undertake a redemption as described in clause (i) of the preceding sentence, the outstanding shares of common stock of each Liberty Media Group Subsidiary not distributed to holders of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall consist solely of the class or series having the lower relative voting rights.

  (b) MANDATORY DIVIDEND, REDEMPTION OR CONVERSION IN CASE OF DISPOSITION OF LIBERTY MEDIA GROUP ASSETS. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and its subsidiaries of all or substantially all of the properties and assets of the Liberty Media Group to one or more persons, entities or groups (other than (w) in connection with the Disposition by the Corporation of all of the Corporation's properties and assets in one transaction or a series of related

                                    III-A-8
transactions in connection with the liquidation, dissolution or winding up of the Corporation within the meaning of paragraph 6 of this Section E, (x) a dividend, other distribution or redemption in accordance with any provision of paragraph 3, paragraph 4, paragraph 5(a) or paragraph 6 of this Section E, (y) to any person, entity or group which the Corporation, directly or indirectly, after giving effect to the Disposition, controls or (z) in connection with a Related Business Transaction), the Corporation shall, on or prior to the 85th Trading Day following the consummation of such Disposition, either:

    (i) subject to paragraph 3(b) of this Section E, declare and pay a dividend in cash and/or in securities or other property (other than a dividend or distribution of Common Stock) to the holders of the outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock equally on a share for share basis (subject to the last sentence of this Section 5(b)), in an aggregate amount equal to the product of the Outstanding Interest Fraction as of the record date for determining the holders entitled to receive such dividend and the Net Proceeds of such Disposition; or

    (ii) provided that there are assets of the Corporation legally available therefor and the Liberty Media Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof pursuant to clause (i) of this paragraph 5(b), then:

      (A) if such Disposition involved all (not merely substantially all) of the properties and assets of the Liberty Media Group, redeem all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in exchange for cash and/or securities or other property (other than Common Stock) in an aggregate amount equal to the product of the Adjusted Outstanding Interest Fraction as of the date of such redemption and the Net Proceeds of such Disposition, such aggregate amount to be allocated to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock is the same); or

      (B) if such Disposition involves substantially all (but not all) of the properties and assets of the Liberty Media Group, apply an aggregate amount of cash and/or securities or other property (other than Common Stock) equal to the product of the Outstanding Interest Fraction as of the date shares are selected for redemption and the Net Proceeds of such Disposition to the redemption of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, such aggregate amount to be allocated to shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock in the ratio of the number of shares of each such series outstanding, and the number of each such series to be redeemed to equal the lesser of (x) the whole number nearest the number determined by dividing the aggregate amount so allocated to the redemption of such series by the average Market Value of one share of Series A Liberty Media Group Common Stock during the ten-Trading Day period beginning on the 16th Trading Day following the consummation of such Disposition and (y) the number of shares of such series outstanding (so that the amount of consideration paid for the redemption of each share of Series A Liberty Media Group Common Stock and each share of Series B Liberty Media Group Common Stock is the same);

  such redemption to be effected in accordance with the applicable provisions of paragraph 5(d) of this Section E; or

    (iii) convert (A) each outstanding share of Series A Liberty Media Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series A TCI Group Common Stock and (B) each outstanding share of Series B Liberty Media Group Common Stock into a number (or fraction) of fully paid and nonassessable shares of Series B TCI Group Common Stock, in each case equal to 110% of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Series A Liberty Media Group Common Stock to the Market Value of one share of Series A TCI Group Common Stock during the ten-Trading Day period referred to in clause (ii)(B) of this paragraph 5(b).

                                    III-A-9

  For purposes of this paragraph 5(b):

    (x) as of any date, "substantially all of the properties and assets of the Liberty Media Group" shall mean a portion of such properties and assets that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets of the Liberty Media Group as of such date;

    (y) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

    (z) the Corporation may pay the dividend or redemption price referred to in clause (i) or (ii) of this subparagraph 5(b) either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property (other than Common Stock) that the Board of Directors determines will have an aggregate market value on a fully distributed basis, of not less than the amount of the Net Proceeds. If the dividend or redemption price is paid in the form of capital stock of an issuer other than the Corporation received as proceeds of the Disposition, the Board of Directors may determine either to (1) pay the dividend or redemption price in the form of separate classes or series of common stock with differing relative voting rights and related differences in designation, conversion, redemption and share distribution provisions, with holders of shares of Series B Liberty Media Group Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock), or (2) pay the dividend or redemption price in the form of a single class of capital stock without distinction between the shares received by the holders of the two series of Liberty Media Group Common Stock.

  (c) CERTAIN PROVISIONS RESPECTING CONVERTIBLE SECURITIES. The provisions of this paragraph 5(c) shall not apply to the extent that adjustments in respect of a conversion or redemption of all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock are otherwise made pursuant to the provisions of such Convertible Securities. After any Conversion Date or Redemption Date on which all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock were converted or redeemed, any share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that is issued on conversion, exercise or exchange of any Convertible Securities shall, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, be converted into (in case all such outstanding shares were converted) or redeemed in exchange for (in case all such outstanding shares were redeemed) the kind and amount of shares of capital stock, cash and/or other securities or property that a holder of such Convertible Securities would have been entitled to receive pursuant to the terms of such Convertible Securities had such terms provided that the conversion, exercise or exchange privilege in effect immediately prior to any such conversion or redemption of all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock would be adjusted so that the holder of any such Convertible Securities thereafter surrendered for conversion, exercise or exchange would be entitled to receive the kind and amount of shares of capital stock, cash and/or other securities or property such holder would have received as a result of such action had such Convertible Securities been converted, exercised or exchanged immediately prior thereto.

  (d) GENERAL.

  (i) Not later than the 10th Trading Day following the consummation of a Disposition referred to in subparagraph 5(b) of this Section E, the Corporation shall announce publicly by press release (A) the Net Proceeds of such Disposition, (B) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (C) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or

                                    III-A-10
exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities), (D) the Outstanding Interest Fraction as of a recent date preceding the date of such notice and (E) the Adjusted Outstanding Interest Fraction as of as of a recent date preceding the date of such notice. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in clauses (i), (ii) or (iii) of paragraph 5(b) of this Section E it has irrevocably determined to take.

  (ii) If the Corporation determines to pay a dividend pursuant to clause (i) of subparagraph 5(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (B) the anticipated payment date of such dividend (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be distributed in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, (D) the Net Proceeds of such Disposition, (E) the Outstanding Interest Fraction as of as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to receive such dividend only if they appropriately convert, exercise or exchange them prior to the record date referred to in clause (A) of this sentence.

  (iii) If the Corporation determines to undertake a redemption of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock following a Disposition of all (not merely substantially all) of the properties and assets of the Liberty Media Group pursuant to clause (ii)
(A) of paragraph 5(b) of this Section E, the Corporation shall cause to be given to each holder of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) a statement that all shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on the Redemption Date shall be redeemed, (B) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on the Redemption Date, (D) the Net Proceeds of such Disposition, (E) the Adjusted Outstanding Interest Fraction as of the date of such notice, (F) the place or places where certificates for shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property, (G) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which such Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities) and (H) in the case of a notice to holders of Convertible Securities, a statement to the effect that

                                    III-A-11
holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Redemption Date. Such notice shall be sent by first class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

  (iv) If the Corporation determines to undertake a redemption of shares of Series A Media Group Common Stock and Series B Liberty Media Group Common Stock following a Disposition of substantially all (but not all) of the properties and assets of the Liberty Media Group pursuant to clause (ii)(B) of paragraph 5(b) of this Section E, the Corporation shall, not later than the 30th Trading Day following the consummation of such Disposition, cause to be given to each holder of record of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth
(A) a date not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition which shall be the date on which shares of the Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock then outstanding shall be selected for redemption, (B) the anticipated Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (C) the kind of shares of capital stock, cash and/or other securities or property to be paid as a redemption price in respect of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock selected for redemption, (D) the Net Proceeds of such Disposition, (E) the Outstanding Interest Fraction as of a recent date preceding the date of such notice, (F) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion or exercise prices thereof, (G) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such selection for redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the date referred to in clause (A) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities if such holders convert, exercise or exchange such Convertible Securities following such date and (H) a statement that the Corporation will not be required to register a transfer of any shares of Series A Liberty Media Group Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (A) of this sentence. Promptly following the date referred to in clause (A) of the preceding sentence, but not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, the Corporation shall cause to be given to each holder of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be so redeemed, a notice setting forth (A) the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common stock held by such holder to be redeemed, (B) a statement that such shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be redeemed,
(C) the Redemption Date (which shall not be more than 85 Trading Days following the consummation of such Disposition), (D) the kind and per share amount of shares of capital stock, cash and/or other securities or property to be received by such holder with respect to each share of such Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock to be redeemed, including details as to the calculation thereof, and (E) the place or places where certificates for shares of such Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of such capital stock, cash and/or other securities or property. The notices referred to in this clause (iv) shall be sent by first-class mail, postage

                                    III-A-12
prepaid, at such holder's address as the same appears on the transfer books of the Corporation. If less than all of the outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock are to be redeemed pursuant to clause (ii)(B) of paragraph 5(b) of this Section E, such shares shall be redeemed by the Corporation pro rata among the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock or by such other method as may be determined by the Board of Directors to be equitable.

  (v) In the event of any conversion pursuant to paragraph 2(c) of this Section E or pursuant to this paragraph 5 (other than pursuant to paragraph 5(c)), the Corporation shall cause to be given to each holder outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be converted, (B) the Conversion Date (which shall not be more than 85 Trading Days following the consummation of such Disposition in the event of a conversion pursuant to paragraph 5(b) and which shall not be more than 120 days after the Appraisal Date in the event of a conversion pursuant to paragraph 2(c)), (C) the per share number of shares of Series A TCI Group Common Stock or Series B TCI Group Common Stock, as applicable, to be received with respect to each share of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, including details as to the calculation thereof, (D) the place or places where certificates for shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered, (E) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof and (F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such conversion only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Conversion Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) of this Section E if such holders convert, exercise or exchange such Convertible Securities following such Conversion Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Conversion Date, at such holder's address as the same appears on the transfer books of the Corporation.

  (vi) If the Corporation determines to redeem shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock pursuant to subparagraph (a) of this paragraph 5, the Corporation shall promptly cause to be given to each holder of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and to each holder of Convertible Securities convertible into or exercisable or exchangeable for shares of either such series (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), a notice setting forth (A) a statement that all outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock shall be redeemed in exchange for shares of common stock of the Liberty Media Group Subsidiaries, (B) the Redemption Date, (C) the Adjusted Outstanding Interest Fraction as of a recent date preceding the date of such notice, (D) the place or places where certificates for shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of the Liberty Media Group Subsidiaries, (E) the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock and the number of outstanding shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which outstanding Convertible Securities are then

                                    III-A-13
convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities constitute Pre-Distribution Convertible Securities) and (F) in the case of a notice to holders of Convertible Securities, a statement to the effect that holders of such Convertible Securities shall be entitled to participate in such redemption only if such holders appropriately convert, exercise or exchange such Convertible Securities on or prior to the Redemption Date referred to in clause (B) of this sentence and a statement as to what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, paragraph 5(c) this Section E if such holders convert, exercise or exchange such Convertible Securities following the Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date, at such holder's address as the same appears on the transfer books of the Corporation.

  (vii) Neither the failure to mail any notice required by this paragraph 5(d) to any particular holder of Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock or of Convertible Securities, or the validity of any conversion or redemption.

  (viii) The Corporation shall not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock upon any conversion, redemption, dividend or other distribution pursuant to paragraph 2(c) of this Section E or pursuant to this paragraph 5. In connection with the determination of the number of shares of any class of capital stock that shall be issuable or the amount of securities that shall be deliverable to any holder of record upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the number of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock held at the relevant time by such holder of record. If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock is a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction shall be (A) in the case of any fraction of a share of capital stock of the Corporation, the product of such fraction and the Market Value of one share of such capital stock and (B) in the case of any other fractional security, such value as is determined by the Board of Directors.

  (ix) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock; provided, however, that if the Conversion Date or the Redemption Date with respect to the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the conversion or redemption of such shares or the Corporation's default in payment of the dividend or distribution due on such date.

  (x) Before any holder of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be entitled to receive certificates representing shares of any kind of capital stock or cash and/or securities or other property to be received by such holder with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to paragraph 2(c) of this Section E or pursuant to this paragraph 5, such holder shall surrender at such place as the Corporation shall specify certificates for shares of Series A Liberty Media Group Common Stock or Series

                                    III-A-14

B Liberty Media Group Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after such surrender of certificates representing shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock deliver to the person for whose account shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such person shall be entitled as aforesaid, together with any payment for fractional securities contemplated by paragraph 5(d)(viii). If less than all of the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock not redeemed. The Corporation shall not be required to register a transfer of (1) any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock for a period of 15 Trading Days next preceding any selection of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to be redeemed or (2) any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common selected or called for redemption. Shares selected for redemption may not thereafter be converted pursuant to paragraph 2(b) of this Section E.

  (xi) From and after any applicable Conversion Date or Redemption Date, all rights of a holder of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other property for which such shares were converted or redeemed, together with any payment for fractional securities contemplated by paragraph 5(d)(viii) of this Section E and such holder shall have no other or further rights in respect of the shares of Liberty Media Group Common Stock so converted or redeemed, including, but not limited to, any rights with respect to any cash, securities or other properties which are reserved or otherwise designated by the Company as being held for the satisfaction of the Company's obligations to pay or deliver any cash, securities or other property upon the conversion, exercise or exchange of any Convertible Securities outstanding as of the date of such conversion or redemption or any Committed Acquisition Shares which may then be issuable. No holder of a certificate that, immediately prior to the applicable Conversion Date or Redemption Date for the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, represented shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock was converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Conversion Date or Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, as the case may be, for any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, the Corporation shall, however, be entitled to treat the certificates for shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

  (xii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock pursuant to this Section E. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital

                                   III-A-15
stock in a name other than that in which the shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock so converted or redeemed were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

6. Liquidation.

  In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Stock is entitled, (a) the holders of the Series A TCI Group Common Stock and the holders of the Series B TCI Group Common Stock shall share equally, on a share for share basis, in a percentage of the funds of the Corporation remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of X/Z for the 20-Trading Day period ending on the Trading Day prior to the date of the public announcement of such liquidation, dissolution or winding up, and (b) the holders of the Series A Liberty Media Group Common Stock and the holders of the Series B Liberty Media Group Common Stock shall share equally, on a share for share basis, in a percentage of the funds of the Corporation remaining for distribution to its common stockholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of Y/Z for such 20-Trading Day period, where X is the aggregate Market Capitalization of the Series A TCI Group Common Stock and the Series B TCI Group Common Stock, Y is the aggregate Market Capitalization of the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock, and Z is the aggregate Market Capitalization of the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock and the Series B Liberty Media Group Common Stock. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 6.

7. Determinations by the Board of Directors.

  Any determinations made by the Board of Directors under any provision in this Section E shall be final and binding on all stockholders of the Corporation, except as may otherwise be required by law. The Corporation shall prepare a statement of any such determination by the Board of Directors respecting the fair market value of any properties, assets or securities and shall file such statement with the Secretary of the Corporation.

8. Certain Definitions.

  Unless the context otherwise requires, the terms defined in this paragraph 8 shall have, for all purposes of this Section E, the meanings herein specified:

    "Adjusted Outstanding Interest Fraction", as of any date, shall mean a fraction the numerator of which is the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and the denominator of which is the sum of
  (a) such aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date, (b) the Number of Shares Issuable with Respect to the Inter-Group Interest as of such date, (c) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock issuable, determined as of such date, upon conversion, exercise or exchange of Pre-Distribution Convertible Securities and (d) the number of Committed Acquisition Shares issuable, determined as of such date.

    "Committed Acquisition Shares" shall mean (a) the shares of Series A Liberty Media Group Common Stock that the Corporation has, prior to the record date for the Distribution, agreed to issue, but as of such record date has not issued, and (b) the shares of Series A Liberty Media Group Common Stock that are issuable upon conversion, exercise or exchange of Convertible Securities that the Corporation has, prior to the record date for the Distribution, agreed to issue, but as of such record date has not issued; provided, however that Committed Acquisition Shares shall not include any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock issuable upon conversion, exercise or exchange of Pre-Disposition Convertible Securities.


                                    III-A-16

    "Conversion Date" shall mean any date fixed for a conversion of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, as set forth in a notice to holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock pursuant to this Section E.

    "Convertible Securities" shall mean any securities of the Corporation that are convertible into, exchangeable for or evidence the right to purchase any shares of any series of Common Stock, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise.

    "Corporation Earnings (Loss) Attributable to the Liberty Media Group", for any period, shall mean the net earnings or loss of the Liberty Media Group for such period determined on a basis consistent with the determination of the net earnings or loss of the Liberty Media Group for such period as presented in the combined financial statements of the Liberty Media Group for such period, including income and expenses of the Corporation attributed to the operations of the Liberty Media Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

    "Corporation Earnings (Loss) Attributable to the TCI Group", for any period, shall mean the net earnings or loss of the TCI Group for such period determined on a basis consistent with the determination of the net earnings or loss of the TCI Group for such period as presented in the combined financial statements of the TCI Group for such period, including income and expenses of the Corporation attributed to the operations of the TCI Group on a substantially consistent basis, including without limitation, corporate administrative costs, net interest and income taxes.

    "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets.

    "Inter-Group Interest Fraction", as of any date, shall mean a fraction the numerator of which is the Number of Shares Issuable with Respect to the Inter-Group Interest as of such date and the denominator of which is the sum of (a) such Number of Shares Issuable with Respect to the Inter-Group Interest as of such date and (b) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding as of such date.

    "Liberty Media Group" shall mean, as of any date that any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock have been issued and continue to be outstanding:

      (a) the interest of the Corporation or of any of its subsidiaries in Liberty Media Corporation or any of its subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their respective properties and assets,

      (b) all assets and liabilities of the Corporation or any of its subsidiaries to the extent attributed to any of the properties or assets referred to in clause (a) of this sentence, whether or not such assets or liabilities are assets and liabilities of Liberty Media Corporation or any of its subsidiaries (or a successor as described in clause (a) of this sentence),

      (c) all assets and properties contributed or otherwise transferred to the Liberty Media Group from the TCI Group, and

      (d) the interest of the Corporation or any of its subsidiaries in the businesses, assets and liabilities acquired by the Corporation or any of its subsidiaries for the Liberty Media Group, as determined by the Board of Directors;

  provided that (i) from and after any dividend or other distribution with respect to any shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the Inter-Group

                                    III-A-17

  Interest", or in other securities of the Corporation attributed to the Liberty Media Group for which provision shall be made as set forth in the penultimate sentence of this definition), the Liberty Media Group shall no longer include an amount of assets or properties equal to the aggregate amount of such kind of assets or properties so paid in respect of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock multiplied by a fraction the numerator of which is equal to the Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and (ii) from and after any transfer of assets or properties from the Liberty Media Group to the TCI Group, the Liberty Media Group shall no longer include the assets or properties so transferred. If the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock payable in securities of the Corporation attributed to the Liberty Media Group other than Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause (i) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions made on such other securities so distributed, the holders of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock, the Liberty Media Group shall no longer include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group. The Corporation may also, to the extent any such other securities constitute Convertible Securities which are at the time convertible, exercisable or exchangeable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be converted, exercised or exchanged (and to the extent the terms of such Convertible Securities require payment or delivery of consideration in order to effect such conversion, exercise or exchange, the Liberty Media Group shall in such case include an amount of the kind of properties or assets required to be paid or delivered as such consideration for the amount of the Convertible Securities deemed converted, exercised or exchanged as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group or attributed to the Liberty Media Group.

 "Liberty Media Group Available Dividend Amount", as of any date, shall mean the product of the Outstanding Interest Fraction and either:


    (a) the excess of (i) an amount equal to the total assets of the Liberty Media Group less the total liabilities (not including preferred stock) of the Liberty Media Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock and each class or series of Preferred Stock attributed to the Liberty Media Group or (b) in case there is no such excess, an amount equal to the Corporation Earnings (Loss) Attributable to the Liberty Media Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

  "Market Value" of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such day (if such day is a Trading Day, and if such day is not a Trading Day, on the Trading Day immediately preceding such day) or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case on the Nasdaq National Market, or if the shares of such class or series are not quoted on such Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value

                                    III-A-18
of a share of such class or series as determined by the Board of Directors; provided that for purposes of determining the ratios set forth in paragraphs 2(c), 5(b) and 6 of this Section E, (a) the "Market Value" of any share of any series of Common Stock on any day prior to the "ex" date or any similar date for any dividend or distribution paid or to be paid with respect to such series of Common Stock shall be reduced by the fair market value of the per share amount of such dividend or distribution as determined by the Board of Directors and (b) the "Market Value" of any share of any series of Common Stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such series of Common Stock or (ii) the "ex" date or any similar date for any dividend or distribution with respect to any such series of Common Stock in shares of such series of Common Stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

  "Market Capitalization" of any class or series of capital stock of the Corporation on any Trading Day shall mean the product of (i) the Market Value of one share of such class or series on such Trading Day and (ii) the number of shares of such class or series outstanding on such Trading Day.

  "Net Proceeds" shall mean, as of any date, with respect to any Disposition of any of the properties and assets of the Liberty Media Group shall mean an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by the Corporation in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to clause (i) or (ii), respectively, of paragraph 5(b) of this Section E (or which would have been payable but for the utilization of tax benefits attributable to the TCI Group), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the Liberty Media Group, including, without limitation, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends and other obligations in respect of Preferred Stock attributed to the Liberty Media Group. For purposes of this definition, any properties and assets of the Liberty Media Group remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as can be supported by such properties and assets. To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors shall determine the value of such securities or property, including for the purpose of determining the equivalent value thereof if the Board of Directors determines to pay a dividend or redemption price in cash or securities or other property as provided in clause (z) of paragraph 5(b) of this Section E.

  "Number of Shares Issuable with Respect to the Inter-Group Interest" after the Distribution shall be zero and shall from time to time thereafter, as applicable, be

  (a) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Series A Liberty Media Group Common Stock and dividends or distributions of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock to holders of Series A Liberty Media Group Common Stock and other reclassifications of Series A Liberty Media Group Common Stock,

  (b) decreased (but not to less than zero) by (i) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or sold by the Corporation after the record date for the Distribution other than Committed Acquisition Shares, the proceeds of which are attributed to the TCI Group, (ii) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered upon conversion, exercise or exchange of Convertible Securities other than Pre-Distribution Convertible Securities, the proceeds of which are attributed to the TCI Group, (iii) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered by the Corporation as a dividend or distribution to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock, (iv) the aggregate number of shares of Series A Liberty Media Group Common Stock issued or delivered upon the conversion, exercise or exchange of any Convertible Securities issued or delivered by the Corporation after the record date for the

                                    III-A-19

Distribution as a dividend or distribution or by reclassification or exchange to holders of Series A TCI Group Common Stock and Series B TCI Group Common Stock and (v) the aggregate number of shares of Series A Liberty Media Group Common Stock (rounded, if necessary, to the nearest whole number), equal to the aggregate fair value (as determined by the Board of Directors) of assets or properties attributed to the Liberty Media Group that are transferred from the Liberty Media Group to the TCI Group in consideration of a reduction in the Number of Shares Issuable with Respect to the Inter-Group Interest, divided by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such transfer, and

  (c) increased by (i) the aggregate number of any shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock which are retired or otherwise cease to be outstanding following their purchase, the consideration for which is attributed to the TCI Group, (ii) a number (rounded, if necessary, to the nearest whole number), equal to the fair value (as determined by the Board of Directors) of assets or properties, theretofore attributed to the TCI Group that are contributed to the Liberty Media Group in consideration of an increase in the Number of Shares Issuable with Respect to the Inter-Group Interest, divided by the Market Value of one share of Series A Liberty Media Group Common Stock as of the date of such contribution and (iii) the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock into or for which Convertible Securities are deemed to be converted, exercised or exchanged pursuant to the last sentence of the definition of "TCI Group" in this paragraph 8. The Corporation shall not issue or sell shares of Series B Liberty Media Group Common Stock in respect of a reduction in the Number of Shares Issuable with Respect to the Inter-Group Interest.

  Whenever a change in the Number of Shares Issuable with Respect to the Inter-Group Interest occurs, the Corporation shall prepare and file a statement of such change with the Secretary of the Corporation.

  "Outstanding Interest Fraction", as of any date, shall mean a fraction the numerator of which shall be the aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and the denominator of which shall be the sum of (a) such aggregate number of shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock outstanding on such date and (b) the Number of Shares Issuable with Respect to the Inter-Group Interest as of such date.

  "Pre-Distribution Convertible Securities" shall mean Convertible Securities that were outstanding on the record date for the Distribution and were, prior to such date, convertible into or exercisable or exchangeable for shares of the Class A Common Stock, par value $1.00 per share, of the Corporation.

  "Redemption Date" shall mean any date fixed for a redemption or purchase of shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, as set forth in a notice to holders of such series pursuant to this Certificate.

  "Related Business Transaction" shall mean any Disposition of all or substantially all of the properties and assets of the Liberty Media Group in which the Corporation receives as proceeds of such Disposition primarily equity securities (including, without limitation, capital stock, convertible securities, partnership or limited partnership interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities) of the purchaser or acquiror of such assets and properties of the Liberty Media Group, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to such assets and properties of the Liberty Media Group or a third party issuer, which purchaser, acquiror or other issuer is engaged or proposes to engage primarily in one or more businesses similar or complementary to the business conducted by the Liberty Media Group prior to such Disposition, as determined in good faith by the Board of Directors.

  "Subsidiary" shall mean, with respect to any person or entity, any corporation or partnership 50% or more of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such person or entity.

                                    III-A-20

  "TCI Group" shall mean, as of any date:

    (a) the interest of the Corporation or any of its subsidiaries in all of the businesses in which the Corporation or any of its subsidiaries (or any of their predecessors or successors) is or has been engaged, directly or indirectly, and the respective assets and liabilities of the Corporation or any of its subsidiaries, other than any businesses, assets or liabilities of the Liberty Media Group;

    (b) a proportionate interest in the businesses, assets and liabilities of the Liberty Media Group equal to the Inter-Group Interest Fraction as of such date;

    (c) from and after any dividend or other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock (other than a dividend or other distribution payable in shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock, with respect to which adjustment shall be made as provided in clause (a) of the definition of "Number of Shares Issuable with Respect to the Inter-Group Interest", or in other securities of the Corporation attributed to the Liberty Media Group, for which provision shall be made as set forth in the penultimate sentence of this definition), an amount of assets or properties theretofore included the Liberty Media Group equal to the aggregate amount of such kind of assets or properties so paid in respect of such dividend or other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock multiplied by a fraction the numerator of which is equal to the Inter-Group Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution; and

    (d) any assets or properties transferred from the Liberty Media Group to the TCI Group;

provided that, from and after any contribution or transfer of any assets or properties from the TCI Group to the Liberty Media Group, the TCI Group shall no longer include such assets or properties so contributed or transferred (other than pursuant to its interest in the businesses, assets and liabilities of the Liberty Media Group pursuant to clause (b) above). If the Corporation shall pay a dividend or make any other distribution with respect to shares of Series A Liberty Media Group Common Stock or Series B Liberty Media Group Common Stock payable in other securities of the Corporation attributed to the Liberty Media Group, the TCI Group shall be deemed to hold an amount of such other securities equal to the amount so distributed multiplied by the fraction specified in clause (c) of this definition (determined as of a time immediately prior to the record date for such dividend or other distribution), and to the extent interest or dividends are paid or other distributions made on such other securities so distributed, the TCI Group shall include a corresponding ratable amount of the kind of assets paid as such interest or dividends or other distributions in respect of such securities so deemed to be held by the TCI Group. The Corporation may also, to the extent any such other securities constitute Convertible Securities which are at the time convertible, exercisable or exchangeable, cause such Convertible Securities deemed to be held by the TCI Group to be deemed to be converted, exercised or exchanged (and to the extent the terms of such Convertible Securities require payment or delivery of consideration in order to effect such conversion, exercise or exchange, the TCI Group shall in such case no longer include an amount of the kind of properties or assets required to be paid or delivered as such consideration for the amount of the Convertible Securities deemed converted, exercised or exchanged as if such Convertible Securities were outstanding), in which case such Convertible Securities shall no longer be deemed to be held by the TCI Group or attributed to the Liberty Media Group.

  "TCI Group Available Dividend Amount", as of any date, shall mean either:



    (a) the excess of (i) an amount equal to the total assets of the TCI Group less the total liabilities (not including preferred stock) of the TCI Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock and each class or series of Preferred Stock attributed to the TCI Group or (b) in case there is no such excess, an amount equal to the Corporation Earnings
  (Loss) Attributable to the TCI Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.


                                    III-A-21

  "Trading Day" shall mean each weekday other than any day on which any relevant class or series of capital stock of the Corporation is not traded on the National Association of Securities Dealers Automated Quotations National Market System or in the over-the-counter market.

  Section C of Article V of the Restated Certificate of Incorporation is proposed to be amended pursuant to the Liberty Media Group Stock Proposal to read in its entirety as follows:

                                   SECTION C

                              REMOVAL OF DIRECTORS

  Subject to the rights of the holders of any class or series of Preferred Stock, directors may be removed from office only for cause (as hereinafter defined) upon the affirmative vote of the holders of 66 2/3% of the total voting power of the then outstanding shares of Series A TCI Group Common Stock, Series B TCI Group Common Stock, Series A Liberty Media Group Common Stock, Series B Liberty Media Group Common Stock and any class or series of Preferred Stock entitled to vote at an election of directors, voting together as a single class. Except as may be provided by law, "cause" for removal, for purposes of this Section C, shall exist only if: (i) the director whose removal is proposed has been convicted of a felony, or has been granted immunity to testify in an action where another has been convicted of a felony, by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetence directly affects his ability as a director of the Corporation, as determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director); or (iii) such director's actions or failure to act have been determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director) to be in derogation of the director's duties.

  Article VIII of the Restated Certificate of Incorporation is proposed to be amended pursuant to the Liberty Media Group Stock proposal to read in its entirety as follows:

                                  ARTICLE VIII

                            MEETINGS OF STOCKHOLDERS

                                   SECTION A

                          ANNUAL AND SPECIAL MEETINGS

  Subject to the rights of the holders of any class or series of Preferred Stock, stockholder action may be taken only at an annual or special meeting. Except as otherwise provided in the terms of any class or series of Preferred Stock or unless otherwise prescribed by law or by another provision of this Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, shall be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the outstanding Voting Securities (as hereinafter defined) or
(ii) at the request of at least 75% of the members of the Board of Directors then in office. The term "Voting Securities" shall include the Series A TCI Group Common Stock, the Series B TCI Group Common Stock, the Series A Liberty Media Group Common Stock, the Series B Liberty Media Group Common Stock and any class or series of Preferred Stock entitled to vote with the holders of Common Stock generally upon all matters which may be submitted to a vote of stockholders at any annual meeting or special meeting thereof.

                                    III-A-22

                                   SECTION B

                            ACTION WITHOUT A MEETING

  Except as otherwise provided in the terms of any class or series of Preferred Stock, no action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, is specifically denied.

  Article X of the Restated Certificate of Incorporation is proposed to be amended pursuant to the Liberty Media Group Stock Proposal to read in its entirety as follows:

                                   ARTICLE IX

                ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE

  Subject to the rights of the holders of any class or series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities (as defined in Section A of Article VIII of this Certificate), voting together as a single class at a meeting specifically called for such purpose, shall be required in order for the Corporation to take any action to authorize:

    (i) the amendment, alteration or repeal of any provision of this Certificate or the addition or insertion of other provisions herein;

    (ii) the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided, however, that this clause (b) shall not apply to, and no vote of the stockholders of the Corporation shall be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors in accordance with the power conferred upon it pursuant to Section F of Article V of this Certificate;

    (iii) the merger or consolidation of this Corporation with or into any other corporation; provided, however, that this clause (c) shall not apply to any merger or consolidation (i) as to which the laws of the State of Delaware, as then in effect, do not require the consent of this Corporation's stockholders, or (ii) which at least 75% of the members of the Board of Directors then in office have approved;

    (iv) the sale, lease or exchange of all, or substantially all, of the property and assets of the Corporation; or

    (v) the dissolution of the Corporation.

  All rights at any time conferred upon the stockholders of the Corporation pursuant to this Certificate are granted subject to the provisions of this
Article IX.

  The Certificate of Amendment to the Restated Certificate of Incorporation, as proposed to be filed with the Secretary of State of the State of Delaware pursuant to the Liberty Media Group Stock Proposal, is proposed to include the following:

  Upon the effectiveness of this Certificate of Amendment, (a) each share of the Class A Common Stock, par value $1.00 per share, of the Corporation that is issued and outstanding (including shares held in the treasury of the Corporation) shall be redesignated and changed, ipso facto and without any other action on the part of the stockholders thereof, into one share of Series A TCI Group Common Stock and (b) each share of Class B Common Stock, par value $1.00 per share, of the Corporation that is issued and outstanding (including shares held in the treasury of the Corporation) shall be redesignated and changed, ipso facto and without any other action on the part of the stockholders thereof, into one share of Series B TCI Group Common Stock.

                                    III-A-23

                                                                  APPENDIX III-B

        PROPOSED AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           TELE-COMMUNICATIONS, INC.

              (IMPLEMENTING THE INCREASED AUTHORIZATION PROPOSAL)

  The first paragraph of Article IV of the Restated Certificate of Incorporation is proposed to be amended pursuant to the Increased Authorization Proposal to read in its entirety as follows:

                                AUTHORIZED STOCK

  The total number of shares of capital stock which the Corporation shall have authority to issue is one billion nine hundred fifty-two million three hundred seventy-five thousand ninety-six (1,952,375,096) shares, of which one billion nine hundred million (1,900,000) shares shall be common stock ("Common Stock") and fifty-two million three hundred seventy-five thousand ninety-six (52,375,096) shares shall be preferred stock ("Preferred Stock"). Said shares of Common Stock and Preferred Stock shall be divided into the following classes:

    (a) One billion seven hundred fifty million (1,750,000,000) shares of Common Stock shall be of a class designated as Class A Common Stock with a par value of $1.00 per share ("Class A Common Stock");

    (b) One hundred fifty million (150,000,000) shares of Common Stock shall be of a class designated as Class B Common Stock with a par value of $1.00 per share ("Class B Common Stock");

    (c) Seven hundred thousand (700,000) shares of Preferred Stock shall be of a class designated as Class A Preferred Stock with a par value of $.01 per share;

    (d) One million six hundred seventy-five thousand ninety-six (1,675,096) shares of Preferred Stock shall be of a class designated as Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock with a par value of $.01 per share; and

    (e) Fifty million (50,000,000) shares of Preferred Stock shall be of a class designated as Series Preferred Stock with a par value of $.01 per share, such class to be issuable in series as provided in Section D of this
  Article IV.

  If both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved by stockholders, the first paragraph of
Article IV of the Restated Certificate of Incorporation will instead be amended to read in its entirety as follows:

                                AUTHORIZED STOCK

  The total number of shares of capital stock which the Corporation shall have authority to issue is two billion seven hundred seventy-seven million three hundred seventy-five thousand ninety-six (2,777,375,096) shares, which shall be divided into the following classes:

    (a) Two billion seven hundred twenty-five million (2,725,000,000) shares shall be of a class designated Common Stock, par value $1.00 per share ("Common Stock"), such class to be divided into series as provided in Section E of this Article IV;

    (b) Seven hundred thousand (700,000) shares shall be of a class designated Class A Preferred Stock, par value $.01 per share ("Class A Preferred Stock");

    (c) One million six hundred seventy-five thousand ninety-six (1,675,096) shares shall be of a class designated as Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share ("Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock"); and

                                    III-B-1

    (d) Fifty million (50,000,000) shares shall be of a class designated as Series Preferred Stock, par value $.01 per share ("Series Preferred Stock"), such class to be issuable in series as provided in Section D of this Article IV.

  The Class A Preferred Stock, the Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock and the Series Preferred Stock are collectively referred to as "Preferred Stock."

  If both the Liberty Media Group Stock Proposal and the Increased Authorization Proposal are approved by stockholders, the first paragraph of Section E of Article IV of the Restated Certificate of Incorporation will be amended to read in its entirety as follows:

  One billion seven hundred fifty million (1,750,000,000) shares of Common Stock shall be of a series designated as Tele-Communications, Inc. Series A TCI Group Common Stock (the "Series A TCI Group Common Stock"), one hundred fifty million (150,000,000) shares of Common Stock shall be of a series designated as Tele-Communications, Inc. Series B TCI Group Common Stock (the "Series B TCI Group Common Stock"), seven hundred fifty million (750,000,000) shares of Common Stock shall be of a series designated as Tele-Communications, Inc. Series A Liberty Media Group Common Stock (the "Series A Liberty Media Group Common Stock") and seventy-five million (75,000,000) shares of Common Stock shall be of a series designated as Tele-Communications, Inc. Series B Liberty Media Group Common Stock (the "Series B Liberty Media Group Common Stock").

                                    III-B-2

  Section D of Article IV of the Restated Certificate of Incorporation is proposed to be amended pursuant to the Increased Authorization Proposal to read in its entirety as follows:

                                   SECTION D

                             SERIES PREFERRED STOCK

  The Series Preferred Stock may be issued, from time to time, in one or more series, with such powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors. The Board of Directors, in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix with respect to each series:

    (i) the distinctive serial designations and the division of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;

    (ii) the dividend rate or amounts, if any, for the particular series, the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on stock of the particular series shall be cumulative and the relative rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of that series;

    (iii) the rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of each series;

    (iv) the right, if any, of the holders of a particular series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

    (v) the voting rights, if any, of the holders of a particular series; and

    (vi) the terms and conditions, if any, for the Corporation to purchase or redeem shares of a particular series.

  All shares of any one series of the Series Preferred Stock shall be alike in every particular.

                                    III-B-3

                                                                     APPENDIX IV

                             FINANCIAL INFORMATION

                              INDEX TO APPENDIX IV

TELE-COMMUNICATIONS, INC.
Condensed Pro Forma Combined Financial Statements
  Condensed Pro Forma Combined Financial Statements, March 31, 1995
   (unaudited).......................................................... IV-3
  Condensed Pro Forma Combined Balance Sheet, March 31, 1995
   (unaudited).......................................................... IV-4
  Condensed Pro Forma Combined Statement of Operations, March 31, 1995
   (unaudited).......................................................... IV-5
  Condensed Pro Forma Combined Statement of Operations, Year ended
   December 31, 1994 (unaudited)........................................ IV-6
  Notes to Condensed Pro Forma Combined Financial Statements, December
   31, 1994 (unaudited)................................................. IV-7
Management's Discussion and Analysis of Financial Condition and Results
 of Operations, Three months ended March 31, 1995 and 1994.............. IV-9
Consolidated Financial Statements
  Consolidated Balance Sheets, March 31, 1995 and 1994 (unaudited)...... IV-20
  Consolidated Statements of Operations, Three months ended March 31,
   1995 and 1994 (unaudited)............................................ IV-22
  Consolidated Statements of Stockholders' Equity, Three months ended
   March 31, 1995 (unaudited)........................................... IV-23
  Consolidated Statements of Cash Flows, Three months ended March 31,
   1995 and 1994 (unaudited)............................................ IV-24
  Notes to Consolidated Financial Statements, March 31, 1995
   (unaudited).......................................................... IV-25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations, Years ended December 31, 1994, 1993 and 1992............ IV-37
Consolidated Financial Statements
  Independent Auditors' Report.......................................... IV-53
  Consolidated Balance Sheets, December 31, 1994 and 1993............... IV-54
  Consolidated Statements of Operations, Years ended December 31, 1994,
   1993 and 1992........................................................ IV-56
  Consolidated Statements of Stockholders' Equity, Years ended December
   31, 1994, 1993 and 1992.............................................. IV-57
  Consolidated Statements of Cash Flows, Years ended December 31, 1994,
   1993 and 1992........................................................ IV-58
  Notes to Consolidated Financial Statements, December 31, 1994, 1993
   and 1992............................................................. IV-59
LIBERTY MEDIA GROUP
Management's Discussion and Analysis of Financial Condition and Results
 of Operations,
  Three months ended March 31, 1995 and 1994............................ IV-90
Combined Financial Statements
  Combined Balance Sheets, March 31, 1995 and December 31, 1994
   (unaudited).......................................................... IV-100
  Combined Statements of Operations, Three months ended March 31, 1995 and 1994 (unaudited)................................................. IV-102
  Combined Statement of Equity, Three months ended March 31, 1995
   (unaudited).......................................................... IV-103
  Combined Statements of Cash Flows, Three months ended March 31, 1995 and 1994 (unaudited)................................................. IV-104
  Notes to Combined Financial Statements, Three months ended March 31,
   1995 and 1994 (unaudited)............................................ IV-105
Management's Discussion and Analysis of Financial Condition and Results
 of Operations, Years ended December 31, 1994, 1993 and 1992............ IV-118
Combined Financial Statements
  Independent Auditors' Report.......................................... IV-131

                                                                (continued)

  Combined Balance Sheets, December 31, 1994 and 1993................... IV-132
  Combined Statements of Operations, Years ended December 31, 1994, 1993 and 1992............................................................. IV-134
  Combined Statements of Equity, Years ended December 31, 1994, 1993 and
   1992................................................................. IV-135
  Combined Statements of Cash Flows, Years ended December 31, 1994, 1993 and 1992............................................................. IV-136
  Notes to Combined Financial Statements, December 31, 1994, 1993 and
   1992................................................................. IV-137
TCI GROUP
Condensed Pro forma Combined Financial Statements
  Condensed Pro forma Combined Financial Statements, March 31, 1995
   (unaudited).......................................................... IV-159
  Condensed Pro forma Combined Balance Sheet, March 31, 1995
   (unaudited).......................................................... IV-160
  Condensed Pro forma Combined Statement of Operations, Three Months ended March 31, 1995 (unaudited)..................................... IV-161
  Condensed Pro forma Combined Statement of Operations, Year ended
   December 31, 1994 (unaudited)........................................ IV-162
  Notes to Condensed Pro forma Combined Financial Statements, March 31,
   1995 (unaudited)..................................................... IV-163
Management's Discussion and Analysis of Financial Condition and Results
 of Operations, March 31, 1995 and December 31, 1994.................... IV-165
Combined Financial Statements
  Combined Balance Sheets, March 31, 1995 and December 31, 1994
   (unaudited).......................................................... IV-176
  Combined Statements of Operations, Three months ended March 31, 1995 and 1994 (unaudited)................................................. IV-178
  Combined Statement of Equity, Three months ended March 31, 1995
   (unaudited).......................................................... IV-179
  Combined Statements of Cash Flows, Three months ended March 31, 1995 and 1994 (unaudited)................................................. IV-180
  Notes to Combined Financial Statements, March 31, 1995 (unaudited).... IV-181
Management's Discussion and Analysis of Financial Condition and Results
 of Operations,
  Years ended December 31, 1994, 1993 and 1992.......................... IV-195
Combined Financial Statements
   Independent Auditors' Report ........................................ IV-208
  Combined Balance Sheets, December 31, 1994 and 1993................... IV-210
  Combined Statements of Operations, Years ended December 31, 1994, 1993 and 1992............................................................. IV-212
  Combined Statements of Equity, Years ended December 31, 1994, 1993 and
   1992................................................................. IV-213
  Combined Statements of Cash Flows, Years ended December 31, 1994, 1993 and 1992............................................................. IV-215
  Notes to Combined Financial Statements, December 31, 1994, 1993 and
   1992................................................................. IV-216
LIBERTY MEDIA CORPORATION
Consolidated Financial Statements
  Independent Auditors' Report.......................................... IV-245
  Consolidated Balance Sheets, December 31, 1993 and 1992............... IV-246
  Consolidated Statements of Operations, Years ended December 31, 1993 and 1992, nine months ended December 31, 1991 and three months ended
   March 31, 1991 ...................................................... IV-248
  Consolidated Statements of Stockholders' Equity, Years ended December
   31, 1993 and 1992, nine months ended December 31, 1991 and three months ended March 31, 1991.......................................... IV-249
  Consolidated Statements of Cash Flows, Years ended December 31, 1993 and 1992, nine months ended December 31, 1991 and three months ended
   March 31, 1991....................................................... IV-251
  Notes to Consolidated Financial Statements, December 31, 1993, 1992
   and 1991............................................................. IV-253

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

               CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 MARCH 31, 1995
                                  (UNAUDITED)

  The following unaudited condensed pro forma combined balance sheet of TCI, dated as of March 31, 1995, assumes that the acquisition of controlling interests in Cablevision S.A., Televisora Belgrano S.A., Construred S.A. and Univent's S.A. (collectively "Cablevision)(the "Cablevision Acquisition") had occurred as of such date. See note (3).

  The following unaudited condensed pro forma combined statement of operations of TCI for the three months ended March 31, 1995 assumes that (i) the Cablevision Acquisition and (ii) the merger with TeleCable Corporation ("TeleCable")(the "TeleCable Merger") had occurred as of January 1, 1994. See notes (2) and (3).

  The following unaudited condensed pro forma combined statement of operations of TCI for the year ended December 31, 1994 assumes that the TeleCable Merger, the Cablevision Acquisition and the combination of TCI Communications, Inc. ("TCIC") and Liberty Media Corporation ("Liberty"), whereby TCIC and Liberty each became a wholly-owned subsidiary of TCI (the "Old TCI/Liberty Combination") (see note 1) had occurred as of January 1, 1994.

  The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the TeleCable Merger, the Cablevision Acquisition and the Old TCI/Liberty Combination had occurred as of January 1, 1994. These condensed pro forma combined financial statements of TCI should be read in conjunction with the historical financial statements and the related notes thereto of TCI.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   CONDENSED PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                   MARCH 31, 1995
                                      -----------------------------------------
                                                 CABLEVISION  PRO FORMA   TCI
                                         TCI     HISTORICAL  ADJUSTMENTS  PRO
                                      HISTORICAL     (3)         (3)     FORMA
                                      ---------- ----------- ----------- ------
                                                 AMOUNTS IN MILLIONS
               ASSETS
               ------
Cash, receivables and other current
 assets.............................   $   461        13         --         474
Investment in affiliates and Turner
 Broadcasting System, Inc., and
 related receivables................     2,185       --          --       2,185
Property and equipment, net of
 accumulated depreciation...........     6,704        36          16(4)   6,756
Franchise costs, intangibles and
 other assets, net of amortization..    13,104         2         302(4)  13,558
                                                                 150(5)
                                       -------       ---         ---     ------
                                       $22,454        51         468     22,973
                                       =======       ===         ===     ======
LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
Payables and accruals...............   $ 1,164        26         --       1,190
Debt................................    11,371        70          87(6)  11,707
                                                                 179(7)
Deferred income taxes...............     4,397         7         150(5)   4,554
Other liabilities...................       183       --          --         183
                                       -------       ---         ---     ------
    Total liabilities...............    17,115       103         416     17,634
                                       -------       ---         ---     ------
Minority interests..................       373       --          --         373
Series D Preferred Stock............       303       --          --         303
Stockholders' equity;
  Preferred Stock...................       --        --          --         --
  Combined deficit..................       --        (52)         52(8)     --
  Class A common stock..............       659       --          --         659
  Class B common stock..............        89       --          --          89
  Additional paid-in capital........     4,687       --          --       4,687
  Cumulative foreign currency
   translation adjustment...........        21       --          --          21
  Unrealized holding gains for
   available-for-sale securities....       160       --          --         160
  Accumulated deficit...............      (333)      --          --        (333)
  Treasury stock....................      (620)      --          --        (620)
                                       -------       ---         ---     ------
                                         4,663       (52)         52      4,663
                                       -------       ---         ---     ------
                                       $22,454        51         468     22,973
                                       =======       ===         ===     ======

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                             THREE MONTHS ENDED MARCH 31, 1995
                          ------------------------------------------------------------------------
                             TCI       TELECABLE     CABLEVISION         PRO FORMA          TCI
                          HISTORICAL HISTORICAL (2) HISTORICAL (3) ADJUSTMENTS (1)(2)(3) PRO FORMA
                          ---------- -------------- -------------- --------------------- ---------
                                                    AMOUNTS IN MILLIONS
Revenue.................    $1,524         22             41                --             1,587
Operating, cost of
 sales, selling, general
 and administrative
 expenses and
 compensation relating
 to stock appreciation
 rights.................    (1,057)       (13)           (27)               --            (1,097)
Depreciation and amorti-
 zation.................      (287)        (4)            (2)               (10)(10)        (303)
                            ------        ---            ---                ---           ------
  Operating income......       180          5             12                (10)             187
Interest expense........      (240)        (4)           --                  (2)(12)        (253)
Interest and dividend
 income.................         7          3            --                  (4)(14)          10
Share of losses of af-
 filiates, net..........       (29)       --             --                  (3)(15)         (29)
Gain on dispositions....         8        --             --                 --                 8
Other income (expense),
 net....................        10         (6)           --                 --                 4
                            ------        ---            ---                ---           ------
  Earnings (loss) before
   income taxes.........       (64)        (2)            12                (19)             (73)
Income tax benefit ex-
 pense..................        19        --              (4)                 7 (17)          22
                            ------        ---            ---                ---           ------
  Net earnings (loss)...       (45)        (2)             8                (12)             (51)
Dividend requirement on
 redeemable preferred
 stocks.................        (8)       --             --                  (1)(18)          (9)
                            ------        ---            ---                ---           ------
  Net earnings (loss)
   attributable to com-
   mon shareholders.....    $  (53)        (2)             8                (13)             (60)
                            ======        ===            ===                ===           ======
Loss per common share...    $ (.08)                                                       $ (.09)(21)
                            ======                                                        ======

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                     YEAR ENDED DECEMBER 31, 1994
                          -----------------------------------------------------------------------------------
                             TCI        LIBERTY      TELECABLE    CABLEVISION       PRO FORMA          TCI
                          HISTORICAL HISTORICAL(1) HISTORICAL(2) HISTORICAL(3) ADJUSTMENTS(1)(2)(3) PRO FORMA
                          ---------- ------------- ------------- ------------- -------------------- ---------
                                                          AMOUNTS IN MILLIONS
Revenue.................   $ 4,936        790           302           139               (36)(9)        6,131
Operating, cost of
 sales, selling, general
 and administrative ex-
 penses and compensation
 relating to stock ap-
 preciation rights......    (3,130)      (726)         (171)          (90)               36 (9)       (4,081)
Depreciation and
 amortization...........    (1,018)       (32)          (46)           (6)              (71)(10)      (1,173)
                           -------       ----          ----           ---              ----          -------
  Operating income
   (loss)...............       788         32            85            43               (71)             877
Interest expense........      (785)       (22)          (23)                             12 (11)        (845)
                                                                      --                 (6)(12)
                                                                                        (15)(13)
                                                                                         (6)(15)
Interest and dividend
 income.................        36         15             1           --                (12)(11)          40
Share of earnings of
 Liberty................       126        --            --            --               (126)(16)         --
Share of earnings
 (losses) of affiliates,
 net....................      (113)        24           --            --                --               (89)
Gain on dispositions....       151        183           --            --                --               334
Loss on early
 extinguishment of debt.        (9)       --            --            --                --                (9)
Other expense, net......       (15)       (11)           (4)           (1)              --               (31)
                           -------       ----          ----           ---              ----          -------
  Earnings (loss) before
   income taxes.........       179        221            59            42              (224)             277
Income tax expense......      (119)       (95)          (23)          (15)               86 (17)        (166)
                           -------       ----          ----           ---              ----          -------
  Net earnings (loss)...        60        126            36            27              (138)             111
Dividend requirement on
 redeemable preferred
 stocks.................        (8)       (14)          --            --                (17)(18)         (31)
                                                                                          8 (19)
                           -------       ----          ----           ---              ----          -------
  Net earnings (loss)
   attributable to
   common shareholders..   $    52        112            36            27              (147)              80
                           =======       ====          ====           ===              ====          =======
Primary earnings per
 common and common
 equivalent share.......   $   .08                                                                   $   .12(20)
                           =======                                                                   =======

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 MARCH 31, 1995
                                  (UNAUDITED)

 (1) The Old TCI/Liberty Combination, which was consummated on August 4, 1994, were structured as a tax free exchange whereby the common stock of TCIC and Liberty and the preferred stock of Liberty were exchanged for like shares of TCI. The merger agreement provided that each share of TCIC's and Liberty's common stock (including shares held by TCIC's or Liberty's subsidiaries) would be converted into one share and 0.975 of a share, respectively, of the corresponding class of TCI's common stock. Shares of Liberty Class E Preferred Stock were converted into shares of the Class B Preferred Stock. Shares of the remaining Liberty preferred stock held by subsidiaries of TCIC were converted into shares of a class of TCI preferred stock having an equivalent fair value to that which was given up. All preferred stock of TCI held by TCIC or its subsidiaries has been eliminated in consolidation. The Old TCI/Liberty Combination has been accounted for as a purchase of Liberty by TCI utilizing Liberty's historical predecessor cost.

 (2) As of August 8, 1994, TCI, TCIC and TeleCable entered into a definitive merger agreement (the "TeleCable Merger Agreement") whereby TeleCable was merged into TCIC on January 26, 1995. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of shares of TCI Class A common stock (approximately 42 million shares) and 1 million shares of Series D Preferred Stock with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock, which accrues dividends at a rate of 5.5% per annum, is convertible into 10 million shares of TCI Class A common stock. The Series D Preferred Stock is redeemable at the option of TCI after five years and at the option of either TCI or the holder after ten years. The amount of net liabilities assumed by TCIC and the number of shares of TCI Class A common stock issued to TeleCable's shareholders are subject to closing adjustments.

 (3) On April 25, 1995, the Company consummated the Cablevision Acquisition for an aggregate purchase price of $286 million, before liabilities assumed and subject to adjustment. The purchase price was paid with cash consideration of approximately $199 million (including a previously paid $20 million deposit that is reflected in other assets in the Company's March 31, 1995 historical consolidated balance sheet) and the Company's issuance of approximately $87 million principal amount of secured negotiable promissory notes payable (the "Notes") to the selling shareholders. The purchase price is subject to adjustment upon final determination of the actual number of Cablevision's equivalent basic subscribers and liabilities at March 31, 1995. All amounts presented with respect to Cablevision are stated in U.S. dollars. During the periods covered by the accompanying condensed pro forma combined financial statements, an exchange rate of one U.S. dollar to one Argentine peso was maintained by the Argentine government.

 (4) Represents an allocation of the purchase price of Cablevision to its tangible and intangible assets. The cost allocations were estimated using information available at the date of preparation of these condensed pro forma combined financial statements and will be adjusted upon final appraisal of the assets acquired. Therefore, the actual allocations may differ from those allocations reflected herein.

 (5) Represents the estimated incremental deferred income tax liability associated with the Cablevision purchase price allocations, as described in note (4) above. The adjustment assumes a combined federal and state income tax rate of 35%.

 (6) Represents the issuance of the Cablevision Notes in the Cablevision Acquisition (see note 3).

 (7) Represents borrowings by the Company to pay the remaining cash consideration in the Cablevision Acquisition.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

 (8) Represents the elimination of Cablevision's historical stockholders' deficit.

 (9) Represents the elimination of intercompany revenue and operating expenses between TCIC and Liberty arising from the sale of certain cable television programming to their respective cable television subscribers. See note (1) above.

(10) Represents depreciation and amortization of TeleCable's and Cablevision's allocated excess purchase prices based upon weighted average lives to 12 1/2 years for property and equipment and 40 years for franchise costs for TeleCable and 20 years for franchise costs for Cablevision.

(11) Represents the elimination of interest on intercompany indebtedness between TCIC and Liberty. See note (1) above.

(12) Represents assumed interest expense incurred by the Company on the Cablevision Notes, calculated at an assumed interest rate of 7% per annum.

(13) Represents assumed interest expense on the borrowings of $179 million to pay the remaining cash portion of the Cablevision purchase price and the interest expense that would have been incurred had the $20 million deposit on the Cablevision purchase price been paid on January 1, 1994. Such interest expense was calculated at the Company's weighted average interest rate of 7.5% for the year ended December 31, 1994.

(14) Representing assumed interest expense on the borrowings of $179 million to pay the remaining cash portion of the Cablevision purchase price. Such interest expense was calculated at the Company's weighted average interest rate of 8.5% for the three months ended March 31, 1995.

(15) Represents additional interest expense on assumed indebtedness of Cablevision. Interest expense was not reflected in the historical financial statements as such borrowings were not utilized to support the assets to be acquired by the Company. Such interest expense was calculated at the interest rate in effect at March 31, 1995 for such indebtedness (14.5% per annum) and the interest rate in effect at December 31, 1994 for such indebtedness (14.4% per annum).

(16) Represents the elimination of TCIC's share of Liberty's historical earnings.

(17) Reflects the estimated income tax effect of the pro forma adjustments.

(18) Represents the dividend requirements on TCI's Series D Preferred Stock issued in connection with the TeleCable Merger--see note 2.

(19) Represents the elimination of the preferred stock dividend requirements on Liberty preferred stock held by TCIC converted into preferred stock of TCI.

(20) Reflects primary and fully diluted earnings per common and common equivalent share based upon 651,475,966 weighted average shares. Such amount is calculated utilizing 540,837,355 weighted average shares of TCI at December 31, 1994 (such amount representing TCI's weighted average shares, as disclosed in its historical financial statements), adjusted for the effect of shares issued in the Old TCI/Liberty Combination as if such transaction had occurred on January 1 and adjusted for the issuance of 42 million shares of TCI Class A common stock issued in connection with the TeleCable Merger. Shares issuable upon conversion of the Series D Preferred Stock (see note 2) have not been included in the computation of weighted average shares outstanding for the year ended December 31, 1994 because their inclusion would be antidilutive.

(21) Reflects loss per common share based upon 634,494,881 weighted average shares (such amount representing TCI's weighted average shares, as disclosed in its historical financial statements).

                           TELE-COMMUNICATIONS, INC.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

                   THREE MONTHS ENDED MARCH 31, 1995 AND 1994

MATERIAL CHANGES IN FINANCIAL CONDITION.

  As of January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "Old TCI") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "TCI/Liberty Combination"). The transaction was consummated on August 4, 1994 and was structured as a tax free exchange of Class A and Class B shares of both companies and preferred stock of Liberty for like shares of a newly formed holding company, TCI/Liberty Holding Company. In connection with the TCI/Liberty Combination, Old TCI changed its name to TCI Communications, Inc. ("TCIC") and TCI/Liberty Holding Company changed its name to Tele-Communications, Inc. Old TCI shareholders received one share of TCI for each of their shares. Liberty common shareholders received 0.975 of a share of TCI for each of their common shares. Upon consummation of the TCI/Liberty Combination, certain subsidiaries of TCIC exchanged their shares of Old TCI Class A common stock for shares of TCI Class A common stock. Additionally, subsidiaries of TCI exchanged their shares of Liberty Class A common stock for TCI Class A common stock and Liberty exchanged its shares of Old TCI Class A and Class B common stock for like shares of TCI common stock. Such ownership is reflected as treasury stock at such entities' historical cost in the accompanying consolidated financial statements. Also, subsidiaries of TCI exchanged their shares of various preferred stock issuances of Liberty for preferred stock of TCI. Such preferred stock of TCI eliminates in consolidation.

  Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method. Accordingly, TCIC had not recognized any income relating to dividends, including preferred stock dividends, and TCIC recorded the earnings or losses generated by Liberty (by recognizing 100% of Liberty's earnings or losses before deducting preferred stock dividends) through the date the TCI/Liberty Combination was consummated.

  The TCI/Liberty Combination was accounted for using predecessor cost due to the aforementioned related party considerations.

  During the fourth quarter of 1994, the Company was reorganized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital (the "Reorganization"). The Company reorganized its structure to provide for financial and operational independence in the four operating units, each under the direction of its own chief executive officer, while maintaining the synergies and scale economies provided by a common corporate parent. While neither the International Cable and Programming unit nor the Technology/Venture Capital unit is currently significant to the Company as a whole, the Company believes each unit has growth potential and each unit is unique enough in nature to warrant separate focus.

  The Board of Directors of TCI has adopted a proposal which, if approved by the stockholders, would authorize the Board to issue a new class of stock ("Liberty Group Stock") which corresponds to TCI's Programming unit ("Liberty Media Group"). The programming services include the production, acquisition and distribution of globally branded entertainment, education and information programming services and software for distribution through all available formats and media; and home shopping via television and other interactive media, direct marketing, advertising sales, infomercials and transaction processing. While the Liberty Group Common Stock would constitute common stock of TCI, it is intended to reflect the separate performance of such programming services. TCI intends to distribute to its security holders one hundred percent of the equity value of TCI attributable to Liberty Media Group.

  During 1994, subsidiaries of the Company, Comcast, Cox and Sprint formed WirelessCo to engage in the business of providing wireless communications services on a nationwide basis. Through WirelessCo, the partners have been participating in PCS Auctions of PCS licenses being conducted by the FCC. In the first round auction, which concluded during the first quarter of 1995, WirelessCo was the winning bidder for PSC licenses for 29 markets, including New York, San Francisco-Oakland-San Jose, Detroit, Dallas-Fort Worth, Boston-Providence, Minneapolis-St. Paul and Miami-Fort Lauderdale. The aggregate license cost for these licenses is approximately $2.1 billion.

  WirelessCo has also invested in APC, which holds a PCS license granted under the FCC's pioneer preference program for the Washington-Baltimore market. WirelessCo acquired its 49% limited partnership interest in APC for $23 million and has agreed to make capital contributions to APC equal to 49/51 of the cost of APC's PCS license. Additional capital contributions may be required in the event APC is unable to finance the full cost of its PCS license. WirelessCo may also be required to finance the build-out expenditures for APC's PCS system. Cox, which holds a pioneer preference PCS license for the Los Angeles-San Diego market, and WirelessCo have also agreed on the general terms and conditions upon which Cox (with a 60% interest) and WirelessCo (with a 40% interest) would form a partnership to hold and develop a PCS system using the Los Angeles-San Diego license. APC and the Cox partnership would affiliate their PCS systems with WirelessCo and be part of WirelessCo's nationwide integrated network, offering wireless communications services under the "Sprint" brand. The Company owns a 30% interest in WirelessCo.

  During 1994, subsidiaries of Cox, Sprint and the Company also formed PhillieCo, in which the Company owns a 35.3% interest. PhillieCo was the winning bidder in the first round auction for a PCS license for the Philadelphia market at a license cost of $85 million. To the extent permitted by law, the PCS system to be constructed by PhillieCo would also be affiliated with WirelessCo's nationwide network.

  WirelessCo may bid in subsequent rounds of the PCS Auctions and may invest in, affiliate with or acquire licenses from other successful bidders. The capital that WirelessCo will require to fund the construction of the PCS systems, in addition to the license costs and investments described above, will be substantial. The Company anticipates funding its portion of WirelessCo's capital requirements through borrowings under a new credit facility.

  At the end of the first quarter of 1995, subsidiaries of the Company, Comcast, Cox and Sprint formed two new partnerships, of which the principal partnership is MajorCo, to which they contributed their respective interests in WirelessCo and through which they formed another partnership, NewTelco, to engage in the business of providing local wireline communications services to residences and businesses on a nationwide basis. NewTelco will serve its customers primarily through the cable television facilities of cable television operators that affiliate with NewTelco in exchange for agreed-upon compensation. The modification of existing regulations and laws governing the local telephony market will be necessary in order for NewTelco to provide its proposed services on a competitive basis in most states. Subject to agreement upon a schedule for upgrading its cable television facilities in selected markets and certain other matters, the Company has agreed to affiliate certain of its cable systems with NewTelco. The capital required for the upgrade of the Company's cable facilities for the provision of telephony services is expected to be substantial.

  Subsidiaries of the Company, Cox and Comcast, together with Continental, own Teleport Communications Group, Inc. and TCG Partners, which is one of the largest competitive access providers in the United States in terms of route miles. The Company, Cox and Comcast have entered into an agreement with MajorCo and NewTelco to contribute their interests in TCG and its affiliated entities to NewTelco. The Company currently owns an approximate 29.9% interest in TCG. The closing of this contribution is subject to the satisfaction of certain conditions, including the receipt of necessary regulatory and other consents and approvals. In addition, the Company, Comcast and Cox intend to negotiate with Continental, which owns a 20% interest in TCG, regarding their acquisition of Continental's TCG interest. If such agreement cannot be reached, they will need to obtain Continental's consent to certain aspects of their agreement with Sprint.

  Subject to agreement upon an initial business plan, the MajorCo partners have committed to make cash capital contributions to MajorCo of $4.0 to $4.4 billion in the aggregate over a three- to five-year period, which amount includes the approximately $500 million already contributed by the partners to WirelessCo. The partners intend for MajorCo and its subsidiary partnerships to be the exclusive vehicles through which they engage in the wireless and wireline telephony service businesses, subject to certain exceptions.

  At March 31, 1995, the Company was liable for a $720 million letter of credit which guarantees contributions to WirelessCo. The Company pledged 56,656,584 shares of TCI Class A common stock held by subsidiaries of the Company as collateral for the letter of credit. During the first quarter of 1995, an initial borrowing aggregating $95 million was made pursuant to the letter of credit. Subsequent to March 31, 1995, 19,638,508 shares of TCI Class A common stock held by subsidiaries of the Company were pledged as additional collateral for the letter of credit.

  As of January 26, 1995, TCI, TCIC, a wholly-owned subsidiary of TCI, and TeleCable consummated the TeleCable Merger. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of TCI Class A common stock and 1 million shares of the Series D Preferred Stock with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock, which accrues dividends at a rate of 5.5% per annum, is convertible into 10 million shares of TCI Class A common stock. The Series D Preferred Stock is redeemable for cash at the option of TCI after five years and at the option of either TCI or the holder after ten years. The amount of net liabilities assumed by TCIC and the number of shares of TCI Class A common stock issued to TeleCable's shareholders are subject to post-closing adjustments.

  Pursuant to the QVC Merger Agreement, the Purchaser, a corporation which is jointly owned by Comcast and Liberty, commenced the QVC Tender Offer to purchase all outstanding shares of common stock and preferred stock of QVC.

  The QVC Tender Offer expired at midnight, New York City time, on February 9, 1995, at which time the Purchaser accepted for payment all shares of QVC which had been tendered in the QVC Tender Offer. Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. The Company owns an approximate 43% interest of the post-merger QVC.

  In connection with the financing of the QVC merger, the Purchaser entered into a credit facility. The credit facility is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty have pledged their shares of QVC (as the surviving corporation following the QVC merger) pursuant to the credit facility. Neither Liberty nor Comcast has provided any guarantees of the credit facility.

  In connection with the transactions contemplated under a stockholders agreement entered into among Comcast, Liberty and the Purchaser, TCI has undertaken to cause Liberty to comply with each of its representations, warranties, covenants, agreements and obligations under the stockholders agreement. All such undertakings will terminate at such time as equity securities of Liberty or the Liberty Group Common Stock have been distributed and such securities impute a market capitalization of Liberty in excess of $2 billion.

  Upon consummation of the aforementioned QVC transactions, the Company is deemed to exercise significant influence over QVC and, as such, adopted the equity method of accounting. As a result, TCI restated its investment in QVC, its unrealized gain on available-for-sale securities, its deferred taxes and retained earnings by $211 million, $127 million, $89 million and $5 million, respectively, at December 31, 1994. No restatement to the Company's results of operations for the three months ended March 31, 1994 was required as QVC was only accounted for under the cost method from May of 1994 through February 9, 1995.

  Pursuant to an underwritten public offering, the Company sold 19,550,000 shares of TCI Class A common stock in February of 1995. The Company received net proceeds of approximately $401 million. Such proceeds were immediately used to reduce outstanding indebtedness under credit facilities.

  The Company's assets consist primarily of investments in its subsidiaries. The Company's rights, and therefore the extent to which the holders of the Company's preferred stocks will be able to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization, will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary (in which case the claims of the Company would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by the Company).

  The Company's ability to pay dividends on any classes or series of preferred stock is dependent upon the ability of the Company's subsidiaries to distribute amounts to the Company in the form of dividends, loans or advances or in the form of repayment of loans and advances from the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay the dividends on any class or series of preferred stock of TCI or to make any funds available therefor, whether by dividends, loans or their payments. The payment of dividends, loans or advances to the Company by its subsidiaries may be subject to statutory or regulatory restrictions, is contingent upon the cash flows generated by those subsidiaries and is subject to various business considerations. Further, certain of the Company's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds by such subsidiaries to the Company in the form of dividends, loans, or advances and require that such subsidiaries' indebtedness to the Company be subordinate to the indebtedness under such loan agreements. The amount of net assets of subsidiaries subject to such restrictions exceeds the Company's consolidated net assets. The Company's subsidiaries currently have the ability to transfer funds to the Company in amounts exceeding the Company's dividend requirement on any class or series of preferred stock. Net cash provided by operating activities of subsidiaries which are not restricted from making transfers to the parent company have been and are expected to continue to be sufficient to enable the parent company to meet its cash obligations.

  Subsidiaries of the Company had approximately $2.5 billion in unused lines of credit at March 31, 1995, excluding amounts related to lines of credit which provide availability to support commercial paper. Although such subsidiaries of the Company were in compliance with the restrictive covenants contained in their credit facilities at said date, additional borrowings under the credit facilities are subject to the subsidiaries' continuing compliance with the restrictive covenants (which relate primarily to the maintenance of certain ratios of cash flow to total debt and cash flow to debt service, as defined in the credit facilities) after giving effect to such additional borrowings. See note 7 to the accompanying consolidated financial statements for additional information regarding the material terms of the subsidiaries' lines of credit.

  One measure of liquidity is commonly referred to as "interest coverage." Interest coverage, which is measured by the ratio of Operating Cash Flow (operating income before depreciation, amortization and other non-cash operating credits or charges) ($464 million and $450 million for the three months ended March 31, 1995 and 1994, respectively) to interest expense ($240 million and $178 million for the three months ended March 31, 1995 and 1994, respectively), is determined by reference to the consolidated statements of operations. The Company's interest coverage ratio was 193% and 253% for the three months ended March 31, 1995 and 1994, respectively. Management of the Company believes that the foregoing interest coverage ratio is adequate in light of the consistency and nonseasonal nature of its cable television operations and the relative predictability of the Company's interest expense, almost half of which results from fixed rate indebtedness. Operating Cash Flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flows provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such. Operating Cash Flow, as defined, does not take into consideration substantial costs of doing business, such as interest expense, and should not be considered in isolation to other measures of performance.

  Another measure of liquidity is net cash provided by operating activities, as reflected in the accompanying consolidated statements of cash flows. Net cash provided by operating activities ($198 million and $326 million for the three months ended March 31, 1995 and 1994, respectively) reflects net cash from the operations of the Company available for the Company's liquidity needs after taking into consideration the aforementioned additional substantial costs of doing business not reflected in Operating Cash Flow. Amounts expended by the Company for its investing activities exceed net cash provided by operating activities. However, management believes that net cash provided by operating activities, the ability of the Company and its subsidiaries to obtain additional financing (including the subsidiaries available lines of credit and access to public debt markets), issuances and sales of the Company's equity or equity of its subsidiaries, proceeds from disposition of assets will provide adequate sources of short-term and long-term liquidity in the future. See the Company's consolidated statements of cash flows included in the accompanying consolidated financial statements.

  In order to achieve the desired balance between variable and fixed rate indebtedness and to diminish its exposure to extreme increases in variable interest rates, the Company has entered into various interest rate exchange agreements and interest rate hedge agreements. Pursuant to the interest rate exchange agreements, the Company pays (i) fixed interest rates ranging from 7.2% to 9.9% on notional amounts of $550 million at March 31, 1995 and (ii) variable interest rates on notional amounts of $2,605 million at March 31, 1995. During the three months ended March 31, 1995 and 1994, the Company's net receipts pursuant to its fixed rate exchange agreements were $5.1 million and $2.1 million, respectively. During the three months ended March 31, 1995 and 1994, the Company's net receipts pursuant to its variable rate exchange agreements were $1.4 million and $19.6 million, respectively. The Company's interest rate hedge agreements fix the maximum variable interest rates on notional amounts of $325 million at 11%. The Company is exposed to credit losses for the periodic settlements of amounts due under the interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.

  Approximately thirty-five percent of the franchises held by the Company, involving approximately 3.8 million basic subscribers, expire within five years. There can be no assurance that the franchises for the Company's systems will be renewed as they expire although the Company believes that its cable television systems generally have been operated in a manner which satisfies the standards established by the Cable Communications Policy Act of 1984 (the "1984 Cable Act"), as supplemented by the renewal provisions of the 1992 Cable Act, for franchise renewal. However, in the event they are renewed, the Company cannot predict the impact of any new or different conditions that might be imposed by the franchising authorities in connection with the renewals. To date they have not varied significantly from the original terms.

  The Company competes with operators who provide, via alternative methods of distribution, the same or similar video programming as that offered by the Company's cable systems. Technologies competitive with cable television have been encouraged by Congress and the FCC. One such technology is direct broadcast satellite ("DBS"). DBS services are offered directly to subscribers owning home satellite dishes that vary in size depending upon the power of the satellite; two DBS operators recently began offering nationwide video services that can be received by a satellite that measures approximately eighteen inches in diameter. DBS operators can acquire the right to distribute over satellite all of the significant cable television programming currently available on the Company's cable systems. As the cost of equipment needed to receive these transmissions declines, the Company expects that it will experience increased and substantial competition from DBS operators.

  The 1984 Cable Act and FCC rules prohibit telephone companies from offering video programming directly to subscribers in their telephone service areas (except in limited circumstances in rural areas). However, a number of Federal Court decisions have held that the cross-entry prohibition in the 1984 Cable Act is unconstitutional as a violation of the telephone company's First Amendment right to free expression. In addition, certain proposals are also pending before the FCC and Congress which would eliminate or relax these restrictions on telephone companies. As the current cross-entry restrictions are removed or relaxed, the Company will face increased competition from telephone companies which, in most cases, have greater financial resources than the Company. All major telephone companies have announced plans to acquire cable television systems or provide video services to the home through fiber optic technology.

  The Company's entertainment and information programming services subsidiaries and 50% owned affiliates lease satellite transponders as follows: 6 full time leases and one shared lease on a "protected" or "transponder protected" basis, and 15 full time "unprotected" leases for an aggregate of 21 transponders on 10 domestic and 2 international communications satellites. Domestic communications satellite transponders may be leased full or part time on a "protected", "transponder protected" or "unprotected" basis. When the carrier provides services to a customer on a "protected" basis, replacement transponders are reserved on board the satellite for use in the event the "protected" transponder fails. Should there be no reserve transponders available, the "protected" customer will displace an "unprotected" transponder customer on the same satellite. In certain cases, the carrier also maintains a protection satellite and should a satellite fail completely, all lessors' "protected" transponders would be moved to the protection satellite. The customer who leases an "unprotected" transponder has no reserve transponders available, and may have its service interrupted for an indefinite period when its transponder is required to restore a "protected" service.

  Although the Company believes it has taken reasonable steps to ensure its continued satellite transmission capability, there can be no assurance that termination or interruption of satellite transmissions will not occur. Such a termination or interruption of service by one or more of these satellites could have a material adverse effect on the results of operations and financial condition of the programming group.

  The availability of replacement satellites and transponder time beyond current leases is dependent on a number of factors over which the Company has no control, including competition among prospective users for available transponders and the availability of satellite launching facilities for replacement satellites. Many of the commercial satellites now in orbit will have to be replaced in the next few years. The federal government has placed restrictions on the launching of commercial satellites by means of the space shuttle, causing manufacturers of commercial satellites to rely on alternative delivery systems to place these satellites in orbit. Additional commercial launching facilities are being developed currently, but there can be no assurance that the launch systems currently in place, or to be developed, will be able to replace the domestic communications satellites as their useful lives end.

  The Company is currently the sole satellite carrier of WTBS, a 24-hour independent UHF television station originated by TBS to cable television system operators and operators of other non-broadcast distribution media who receive the signal on their earth stations and offer the service to their subscribers. Other independent television stations are transmitted by other carriers. The Company's satellite carrier of WTBS, Southern Satellite Systems, Inc. ("Southern"), does not have an agreement with TBS with respect to the retransmission of the WTBS signal and there are no specific statutory or regulatory restrictions that would prevent any satellite carrier from transmitting the WTBS signal so long as the carrier meets the passive carrier requirements of the Copyright Revision Act of 1976, as amended and any applicable requirements of the Communications Act of 1934, as amended, or, if the carrier serves home satellite dish owners, so long as the carrier meets the requirements of the Satellite Home Viewer Act of 1988. Further, Southern has no control over the programming on such station. TBS produces and distributes other cable programming services, and TBS has and may be expected to continue to give priority to the programming needs of such services in allocating programming owned by it or to which it has national distribution rights. Southern's business could be adversely affected by any change in the type, mix or quality of the programming on WTBS that results in the service being less desirable to cable operators and their subscribers. TBS derives significant revenue from the sale of advertising time on WTBS, however, and the Company therefore believes that TBS has an economic incentive to maintain the audience appeal of WTBS's programming.

  The Company is upgrading and installing optical fiber in its cable systems at a rate such that in two years TCI anticipates that it will be serving the majority of its customers with state-of-the-art fiber optic cable systems. The Company made capital expenditures of $1,264 million in 1994 and the Company expects to expend similar amounts in 1995, among other things, to provide for the continued rebuilding of its cable systems. However, such proposed expenditures are subject to reevaluation based upon changes in the Company's liquidity, including those resulting from rate regulation.

  The Company is obligated to pay fees for the license to exhibit certain qualifying films that are released theatrically by various motion picture studios through December 31, 2006. The aggregate minimum liability under certain of the license agreements is approximately $387 million. The aggregate amount of the Film License Obligations under other license agreements is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, the Company's aggregate payments under the Film License Obligations could prove to be significant.

  The Company also has guaranteed the obligation of an Australian affiliate to pay similar fees for the license to exhibit certain films through the year 2000. If the Company failed to fulfill its obligation under this guarantee, the beneficiaries have the right to demand an aggregate payment from the Company of $67 million. Although the aggregate amount of the Australian affiliate's film license fee obligations is not currently estimable, the Company believes that the aggregate payments pursuant to such affiliate's obligation could be significant.

  The Company has committed to provide additional debt or equity funding to certain of its affiliates. At March 31, 1995, such commitments aggregated $174 million.

  The Company also intends to continue to develop its entertainment and information programming services and has made certain financial commitments related to the acquisition of programming. The Company's obligation for certain sports program rights contracts as of March 31, 1995 was $214 million. It is expected that sufficient cash will be generated by the programming services to satisfy these commitments. However, the continued development of such services may require additional financing and it cannot be predicted whether the Company will obtain such financing on terms acceptable to the Company.

  The Company believes that it has complied, in all material respects, with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for Regulated Services are subject to adjustment upon review, as described above. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Generally, any refunds of the excess portion of all other Regulated Services rates would be retroactive to the later of September 1, 1993, or one year prior to the implementation of the rate reduction. The amount of refunds, if any, which could be payable by the Company in the event that any system's rates were to be successfully challenged, is not considered to be material.

  The Company believes that the FCC's comprehensive system of rate regulation, including regulation of the changes in rates when programming services are added or deleted from service tiers, also may have an adverse effect on the programming services in which the Company has an ownership interest by limiting the carriage of such services and/or the ability and willingness of cable operators to pay the rights fees for such carriage.

  The FCC has adopted rules providing for mandatory carriage by cable systems after September 1, 1993 of all local full-power commercial television broadcast signals (up to one-third of all channels), including the signals of stations carrying home-shopping programming after October 6, 1993, and, depending on a cable system's channel capacity, non-commercial television broadcast signals. Alternatively, after October 6, 1993, commercial broadcasters have the right to deny such carriage unless they grant retransmission consent. The "must-carry" statutory provisions and regulations remain in effect pending the outcome of ongoing judicial proceedings to resolve challenges to their constitutionality. TCI believes that, by requiring such carriage of broadcast signals, these regulations may adversely affect the ability of TCI's programming services to obtain carriage on cable systems with limited channel capacity. To the extent that carriage is thereby limited, the subscriber and advertising revenues available to TCI's programming services also will be limited. However, as discussed above, such regulations have resulted in expanded cable distribution of Home Shopping Network, Inc. ("HSN"), which is carried by a number of full-power commercial broadcast television stations.

  The FCC has adopted regulations limiting carriage by a cable operator of national programming services in which that operator holds an attributable interest to 40 percent of the first 75 activated channels on each of the operator's systems. The rules provide for the use of two additional channels or a 45 percent limit, whichever is greater, provided that the additional channels carry minority controlled programming services. The regulations grandfather existing carriage arrangements which exceed the channel limits, but require new channel capacity to be devoted to unaffiliated programming services until the system achieves compliance with the regulations. Channels beyond the first 75 activated channels are not subject to such limitations, and the rules do not apply to local or regional programming services. These rules, which currently are subject to pending petitions for reconsideration before the FCC, may limit carriage of the Company's programming services on certain cable systems of cable operators in which TCI has ownership interests.

  On September 23, 1993, the FCC also adopted regulations establishing a 30% limit on the number of homes passed nationwide that a cable operator may reach through cable systems in which it holds an attributable interest, with an increase to 35% if the additional cable systems are minority controlled. However, the FCC stayed the effectiveness of its ownership limits pending the appeal of a September 16, 1993 decision by the United States District Court for the District of Columbia which, among other things, found unconstitutional the provision of the 1992 Cable Act requiring the FCC to establish such ownership limits. Under the FCC regulations, if the ownership limits are determined to be constitutional, they may limit TCI's future ability to acquire interests in additional cable systems.

  A number of petitions for reconsideration of various aspects of the regulations implementing the 1992 Cable Act remain pending before the FCC. Petitions for judicial review of regulations adopted by the FCC, as well as other court challenges to the 1992 Cable Act and the FCC's regulations, also remain pending. The Company is uncertain how the courts and/or the FCC ultimately will rule or whether such rulings will materially change any existing rules or statutory requirements.

  The Company's various partnerships and other affiliates accounted for under the equity method generally fund their acquisitions, required debt repayments and capital expenditures through borrowings under and refinancing of their own credit facilities (which are generally not guaranteed by the Company) and through net cash provided by their own operating activities.

MATERIAL CHANGES IN RESULTS OF OPERATIONS.

  On October 5, 1992, Congress enacted the 1992 Cable Act. In 1993 and 1994, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the Company's Regulated Services are subject to the jurisdiction of local franchising authorities and the FCC.

  The Company estimates that the FCC's 1993 and 1994 rate regulations will result in an aggregate annualized reduction of revenue and operating income ranging from $280 million to $300 million based upon rates charged prior to implementation of such rate regulations. The estimated annualized reduction in revenue assumes that the FCC will not require further reductions beyond the current regulations and is prior to any possible mitigating factors (none of which is assured) such as (i) the provision of alternate service offerings (ii) the implementation of rate adjustments to non- regulated services and (iii) the utilization of cost-of-service methodologies, as described below.

  Cable operators may justify rates higher than the benchmark rates established by the FCC through demonstrating higher costs based upon a cost-of-service showing. Under this methodology, cable operators may be allowed to recover through the rates they charge for Regulated Services, their normal operating expenses plus an interim rate of return of 11.25% on the rate base, as defined, which rate may be subject to change in the future.

  The FCC rate regulations govern changes in the rates which cable operators may charge when adding or deleting a service from a regulated tier of service. Such regulations allow an increase of either (i) the sum of a prescribed channel addition factor, the license fee expense and a 7.5% markup, or (ii) a flat fee increase per added channel and an aggregate limit on such increases with an additional license fee reserve. For systems with more than one tier of cable service, the methodology described in (ii) is not available for the basic level of service. The FCC's rate regulations also permit cable operators to "pass through" increases in programming costs and certain other external costs which exceed the rate of inflation. However, a cable operator may pass through increases in the cost of programming services affiliated with such cable operator to the extent such costs exceed the rate of inflation only if the price charged by the programmer to the affiliated cable operator reflects prevailing prices offered in the marketplace by the programmer to unaffiliated third parties or the fair market value of the programming.

  The Company believes that it has complied, in all material respects, with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for Regulated Services are subject to adjustment upon review, as described above. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions. The amount of refunds, if any, which could be payable by the Company in the event that any system's rates were to be successfully challenged, is not considered to be material.

  Based on the foregoing, the Company believes that the 1993 and 1994 rate regulations have had and will continue to have a material adverse effect on its results of operations.

  Revenue increased by approximately 44% for the three months ended March 31, 1995 compared to the corresponding period of 1994. Such increase was the result of the TCI/Liberty Combination (34%), the growth in subscriber levels within the Company's cable television systems (5%) and the effect of certain acquisitions, including TeleCable (9%), net of a decrease in revenue (4%) due to rate reductions required by rate regulation implemented pursuant to the 1992 Cable Act.

  Net sales from home shopping services reflects the results of HSN which became a consolidated subsidiary of the Company in the TCI/Liberty Combination. Net sales from HSN represented $244 million or 23% of the increase in revenue from the TCI/Liberty Combination. HSN believes that future levels of net sales will be dependent, in large part, on program carriage, market penetration and merchandising management. Program carriage is defined as the number of cable systems and broadcast television stations that carry HSN programming. Market penetration represents the level of active purchasers within a market.

  Cable television systems and affiliated broadcast television stations broadcast HSN programming under affiliation agreements with varying original terms. HSN seeks to increase the number of cable television systems and broadcast television stations that televise HSN programming while evaluating the expected profitability of each contract.

  Revenue of TCI's consolidated entertainment and information programming services ("Other Programming Services") represented $66 million or 6% of the increase in revenue from the TCI/Liberty Combination. Such increase in revenue, compared to the corresponding period of 1994, was attributable to subscription and advertising revenue at TCI's consolidated sports programming businesses ($47 million), revenue from Netlink, USA, a marketer and distributor of programming to the United States home satellite dish subscriber market ($5 million) and subscription revenue generated by Southern and Encore Media Corporation ($14 million). The remainder of the increase in revenue from the TCI/Liberty Combination is due primarily to revenue generated by the cable television systems which were acquired in the combination.

  The 1992 Cable Act contains "must carry" provisions which mandate that cable companies within a broadcast television station's reach retransmit its signal, subject to certain limitations on this obligation depending upon a cable system's channel capacity. The FCC adopted rules which extend such "must carry" provisions to broadcast television stations with shop-at-home formats effective October 6, 1993. As a result of the mandatory carriage of stations carrying home-shopping programming, HSN has experienced growth in cable carriage. However, the constitutionality of the "must carry" provisions of the 1992 Cable Act has been challenged in the courts. Although the "must carry" provisions were upheld as constitutional by a three-judge panel of the United States District Court for the District of Columbia, the Supreme Court vacated the District Court's decision because genuine issues of material fact remain unresolved. The "must-carry" statutory provisions and regulations remain in effect pending the outcome of the ongoing proceedings before the District Court. During the past year, HSN has aggressively pursued and obtained long term carriage commitments from a number of cable operators. As a result of HSN's success in obtaining such commitments, the exposure to loss of revenue should the "must-carry" rules be declared unconstitutional has been largely mitigated.

  Operating costs and expenses have increased by 63% for the three months ended March 31, 1995 compared to the corresponding period of 1994. The TCI/Liberty Combination resulted in an increase of $424 million or 51% in operating, selling, general and administrative expenses. Due to the aforementioned program to upgrade and install optical fiber in its cable systems, the Company's capital expenditures and depreciation expense have increased. The Company cannot determine whether and to what extent increases in the cost of programming will affect its operating costs. However, such programming costs have increased at a greater percentage than increases in revenue of Regulated Services.

  Cost of sales of HSN represented $187 million or 23% of the increase resulting from the TCI/Liberty Combination. HSN expects that certain of its costs will increase in the future. Management believes that selling and marketing expenses will be at higher levels in future periods as HSN maintains its efforts to increase the number of cable systems carrying HSC programming, increase market penetration and develop new electronic opportunities. In addition, these expenses will increase if program carriage increases. Broadcast expenses are expected to increase in future periods. "Must carry" legislation, as discussed above, is expected to result in increases in certain operating expenses related to cable and broadcast carriage in dollars. However, as a percentage of sales, the effect is not currently determinable.

  HSN believes that seasonality does impact its business, but not to the same extent it impacts the retail industry in general.

  Programming expenses represented $65 million or 8% of total operating expenses (excluding cost of sales). Additionally, the Company incurred $11 million of programming and marketing costs associated with the launch in February of 1994 of a new premium programming service to its subscribers. The Company's Other Programming Services will continue to reflect losses associated with the new premium service as the Company's programming costs are reflected in the operations of the Programming group and the revenue from the subscribers of such service are reflected in the Company's Domestic Cable and Communications group. However, although there can be no assurance, as the Domestic Cable and Communications group increases its distribution of this service to its subscribers, management of the Company believes that the consolidated impact from such premium service should be positive.

  The Company has an ownership interest of approximately 38% in TeleWest Communications plc ("TeleWest Communications"), a company that is currently operating and constructing cable television and telephone systems in the United Kingdom ("UK"). TeleWest Communications, which is accounted for under the equity method, had a carrying value at March 31, 1995 of $462 million and comprised $11 million of the Company's share of its affiliates' losses during the three months ended March 31, 1995. In addition, the Company has other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other equity method investments had a carrying value of $164 million at March 31, 1995 and accounted for $8 million of the Company's share of its affiliates' losses in 1995.

  TeleWest Communications, which is currently constructing broadband cable television and telephony networks in the UK, has incurred net losses since its inception. At December 31, 1994, TeleWest Communications had completed approximately 37% of its network construction and, it is expected that TeleWest Communications' network construction will be substantially complete within the next five years. Although there is no assurance, the Company believes (i) that the continued expansion of TeleWest Communications' networks ultimately will provide TeleWest Communications with a revenue base that will exceed its expenses, (ii) that TeleWest Communications' present and future sources of liquidity (including the (Pounds)401.3 million ($630.0 million using the November 23, 1994 exchange rate) of net proceeds from TeleWest Communications' November 23, 1994 initial public offering and certain bank credit facilities) will be sufficient to meet TeleWest Communications' liquidity requirements. The Company has no present intention to make significant loans to or investments in TeleWest Communications.

  In connection with its investments in the above-described foreign entities, the Company is exposed to unfavorable and potentially volatile fluctuations of the U.S. dollar against the UK pound sterling ("(Pounds)"), the Japanese yen ("(Yen)"), and various other foreign currencies that are the functional currencies of the Company's foreign subsidiaries and affiliates. Any increase (decrease) in the value of the U.S. dollar against any foreign currency that is the functional currency of an operating subsidiary or affiliate of International will cause the Company to experience unrealized foreign currency translation losses (gains) with respect to amounts already invested in such foreign currencies. The Company is also exposed to foreign currency risk to the extent that the Company or its foreign subsidiaries and affiliates enter into transactions denominated in currencies other than their respective functional currencies. Because the Company generally views its foreign operating subsidiaries and affiliates as long-term investments, the Company generally does not attempt to hedge existing investments in its foreign affiliates and subsidiaries. With respect to funding commitments that are denominated in currencies other than the U.S. dollar, the Company historically has sought to reduce its exposure to short-term (generally no more than 90 days) movements in the applicable exchange rates once the timing and amount of such funding commitments becomes fixed. Although the Company monitors foreign currency exchange rates with the objective of mitigating its exposure to unfavorable fluctuations in such rates, the Company believes that it is not possible or practical to completely eliminate the Company's exposure to unfavorable fluctuations in foreign currency exchange rates.

  The Company's net loss (before preferred stock dividends) of $45 million for the three months ended March 31, 1995 represented a decrease of $77 million as compared to the Company's net earnings of $32 million for the corresponding period of 1994. Such decrease is principally the result of the effect of the aforementioned reduction in rates charged for Regulated Services, operating losses incurred by certain programming services including the new premium programming service launched in 1994, an increase in interest expense due to an increase in interest rates, net of the increase in operating income from the acquisition of TeleCable.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                         MARCH 31, DECEMBER 31,
                                                           1995       1994*
                                                         --------- ------------
                                                           AMOUNT IN MILLIONS
                         ASSETS
                         ------
Cash....................................................  $    56    $    74
Trade and other receivables, net........................      293        301
Inventories, net........................................      112        121
Investments in affiliates, accounted for under the
 equity method, and related receivables (note 4)........    1,484      1,285
Investment in Turner Broadcasting System, Inc. ("TBS")
 (note 5)...............................................      701        660
Property and equipment, at cost:
  Land..................................................       91         91
  Distribution systems..................................    8,652      7,705
  Support equipment and buildings.......................    1,164      1,085
  Computer and broadcast equipment......................       61         61
                                                          -------    -------
                                                            9,968      8,942
  Less accumulated depreciation.........................    3,264      3,066
                                                          -------    -------
                                                            6,704      5,876
                                                          -------    -------
Franchise costs.........................................   13,150     11,152
  Less accumulated amortization.........................    1,779      1,708
                                                          -------    -------
                                                           11,371      9,444
                                                          -------    -------
Other assets, at cost, net of amortization..............    1,733      1,556
                                                          -------    -------
                                                          $22,454    $19,317
                                                          =======    =======

- --------
* Restated--see note 4.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                                                         MARCH 31, DECEMBER 31,
                                                           1995       1994 *
                                                         --------- ------------
                                                          AMOUNTS IN MILLIONS
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Accounts payable........................................  $   311    $   201
Accrued interest........................................      152        183
Other accrued expenses..................................      701        809
Debt (note 7)...........................................   11,371     11,162
Deferred income taxes...................................    4,397      3,524
Other liabilities.......................................      183        160
                                                          -------    -------
    Total liabilities...................................   17,115     16,039
                                                          -------    -------
Minority interests in equity of consolidated
 subsidiaries...........................................      373        429
Redeemable preferred stock (note 8).....................      303        --
Stockholders' equity (note 9):
  Series Preferred Stock, $.01 par value................      --         --
  Class B 6% Cumulative Redeemable Exchangeable Junior
   Preferred Stock, $.01 par value......................      --         --
  Convertible Preferred Stock, Series C, $.01 par value.      --         --
  Class A common stock, $1 par value Authorized
   1,100,000,000 shares; issued 659,323,499 shares in
   1995 and 576,979,498 shares in 1994..................      659        577
  Class B common stock, $1 par value Authorized
   150,000,000 shares; issued 89,037,429 shares in 1995
   and 89,287,429 shares in 1994........................       89         89
  Additional paid-in capital............................    4,687      2,959
  Cumulative foreign currency translation adjustment....       21         (4)
  Unrealized holding gains for available-for-sale
   securities...........................................      160        126
  Accumulated deficit...................................     (333)      (288)
                                                          -------    -------
                                                            5,283      3,459
  Treasury stock, at cost (86,030,994 and 86,030,992
   shares of Class A common stock in 1995 and 1994 and
   4,172,629 shares of Class B common stock in 1995 and
   1994)................................................     (620)      (610)
                                                          -------    -------
    Total stockholders' equity..........................    4,663      2,849
                                                          -------    -------
Commitments and contingencies (note 10)
                                                          $22,454    $19,317
                                                          =======    =======

- --------
* Restated--see note 4.

          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                        THREE MONTHS ENDED
                                                            MARCH 31,
                                                     --------------------------
                                                         1995         1994
                                                     ------------  ------------
                                                       AMOUNT IN MILLIONS,
                                                     EXCEPT PER SHARE AMOUNTS
Revenue:
  From cable and programming services............... $      1,281        1,060
  Net sales from home shopping services.............          243          --
                                                     ------------  -----------
                                                            1,524        1,060
                                                     ------------  -----------
Operating costs and expenses:
  Operating.........................................          465          315
  Cost of sales.....................................          161          --
  Selling, general and administrative...............          434          295
  Adjustment to compensation relating to stock
   appreciation rights..............................           (3)         (19)
  Depreciation......................................          201          163
  Amortization......................................           86           72
                                                     ------------  -----------
                                                            1,344          826
                                                     ------------  -----------
    Operating income................................          180          234
Other income (expense):
  Interest expense..................................         (240)        (178)
  Interest and dividend income......................            7           10
  Share of earnings of Liberty Media Corporation
   ("Liberty")......................................          --            14
  Share of losses of other affiliates, net (note 4).          (29)          (9)
  Gain on disposition of assets.....................            8          --
  Loss on early extinguishment of debt..............          --            (2)
  Minority interests in losses (earnings) of
   consolidated subsidiaries, net...................           11           (2)
  Other, net........................................           (1)          (4)
                                                     ------------  -----------
                                                             (244)        (171)
                                                     ------------  -----------
    Earnings (loss) before income taxes.............          (64)          63
Income tax benefit (expense)........................           19          (31)
                                                     ------------  -----------
    Net earnings (loss).............................          (45)          32
Dividend requirements on preferred stocks...........           (8)         --
                                                     ------------  -----------
    Net earnings (loss) attributable to common
     shareholders................................... $        (53)          32
                                                     ============  ===========
Primary and fully diluted earnings (loss)
 attributable to common shareholders per common and
 common equivalent share (note 2)................... $       (.08)         .07
                                                     ============  ===========

          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       THREE MONTHS ENDED MARCH 31, 1995
                                  (UNAUDITED)

                                                                              UNREALIZED
                                                                  CUMULATIVE    HOLDING
                                                                    FOREIGN    GAINS FOR
                    CLASS B  SERIES C   COMMON STOCK   ADDITIONAL  CURRENCY   AVAILABLE-                           TOTAL
                   PREFERRED PREFERRED ---------------  PAID-IN   TRANSLATION  FOR-SALE   ACCUMULATED TREASURY STOCKHOLDERS'
                     STOCK     STOCK   CLASS A CLASS B  CAPITAL   ADJUSTMENT  SECURITIES*  DEFICIT*    STOCK      EQUITY
                   --------- --------- ------- ------- ---------- ----------- ----------- ----------- -------- -------------
                                                              AMOUNTS IN MILLIONS
Balance at
 January 1, 1995.    $--       $--      $577     $89     $2,959       $(4)       $126        $(288)    $ (610)    $2,849
 Net loss........     --        --       --      --         --        --          --           (45)       --         (45)
 Issuance of
  common stock in
  public
  offering.......     --        --        20     --         381       --          --           --         --         401
 Issuance of
  common stock in
  private
  offering.......     --        --         1     --          28       --          --           --         --          29
 Issuance of
  common stock
  for
  acquisitions
  and investments
  (note 6).......     --        --        61     --       1,324       --          --           --         --       1,385
 Issuance of
  Class A common
  stock to
  subsidiary of
  TCI in
  Reorganization.     --        --       --      --          10       --          --           --         (10)       --
 Accreted
  dividends on
  all classes of
  preferred
  stock..........     --        --       --      --          (8)      --          --           --         --          (8)
 Accreted
  dividends on
  all classes of
  preferred stock
  not subject to
  mandatory
  redemption
  requirements...     --        --       --      --           5       --          --           --         --           5
 Payment of
  preferred stock
  dividends......     --        --       --      --         (12)      --          --           --         --         (12)
 Foreign currency
  translation
  adjustment.....     --        --       --      --         --         25         --           --         --          25
 Change in
  unrealized
  holding gains
  for available-
  for-sale
  securities.....     --        --       --      --         --        --           34          --         --          34
                     ----      ----     ----     ---     ------       ---        ----        -----     ------     ------
Balance at March
 31, 1995........    $--       $--      $659     $89     $4,687       $21        $160        $(333)    $( 620)    $4,663
                     ====      ====     ====     ===     ======       ===        ====        =====     ======     ======

- --------
* Restated--see note 4.

          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                         MARCH 31, DECEMBER 31,
                                                           1995       1994*
                                                         --------- ------------
                                                           AMOUNT IN MILLIONS
                                                              (SEE NOTE 3)
Cash flows from operating activities:
  Net earnings (loss)...................................  $   (45)        32
  Adjustments to reconcile net earnings (loss) to net
   cash provided by operating activities:
    Depreciation and amortization.......................      287        235
    Adjustment to compensation relating to stock
     appreciation rights................................       (3)       (19)
    Share of earnings of Liberty........................      --         (14)
    Share of losses of other affiliates.................       29          9
    Deferred income tax expense (benefit)...............      (20)        13
    Minority interests in earnings (losses).............      (11)         2
    Loss on early extinguishment of debt................      --           2
    Gain on disposition of assets.......................       (8)       --
    Noncash interest and dividend income................       (2)        (2)
    Other noncash charges...............................        1          1
    Changes in operating assets and liabilities, net of
     the effect of acquisitions:
      Change in receivables.............................       19          7
      Change in inventories.............................        9        --
      Change in accrued interest........................      (35)       (26)
      Change in other accruals and payables.............      (23)        86
                                                          -------     ------
        Net cash provided by operating activities.......      198        326
                                                          -------     ------
Cash flows from investing activities:
  Cash paid for acquisitions............................      (21)       (10)
  Capital expended for property and equipment...........     (346)      (243)
  Proceeds from disposition of assets...................       13          8
  Additional investments in and loans to affiliates and
   others...............................................     (224)       (97)
  Repayment of loans by affiliates and others...........        6         31
  Return of capital from affiliates.....................        8        --
  Other investing activities............................      (75)       (71)
                                                          -------     ------
        Net cash used in investing activities...........     (639)      (382)
                                                          -------     ------
Cash flows from financing activities:
  Borrowings of debt....................................    1,064      1,296
  Repayments of debt....................................   (1,059)    (1,188)
  Preferred stock dividends of subsidiaries.............      --          (2)
  Preferred stock dividends.............................      (12)       --
  Issuance of common stock..............................      430        --
                                                          -------     ------
        Net cash provided by financing activities.......      423        106
                                                          -------     ------
        Net increase (decrease) in cash.................      (18)        50
        Cash at beginning of period.....................       74          1
                                                          -------     ------
        Cash at end of period...........................  $    56         51
                                                          =======     ======

          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1995
                                  (UNAUDITED)

(1) GENERAL

  The accompanying consolidated financial statements include the accounts of Tele-Communications, Inc. and those of all majority-owned subsidiaries ("TCI" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

  The accompanying interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in TCI's Annual Report on Form 10-K, as amended, for the year ended December 31, 1994.

  As of January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "Old TCI") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "TCI/Liberty Combination"). The transaction was consummated on August 4, 1994 and was structured as a tax free exchange of Class A and Class B shares of both companies and preferred stock of Liberty for like shares of a newly formed holding company, TCI/Liberty Holding Company. In connection with the TCI/Liberty Combination, Old TCI changed its name to TCI Communications, Inc. ("TCIC") and TCI/Liberty Holding Company changed its name to Tele-Communications, Inc. Old TCI shareholders received one share of TCI for each of their shares. Liberty common shareholders received 0.975 of a share of TCI for each of their common shares. Upon consummation of the TCI/Liberty Combination, certain subsidiaries of TCIC exchanged their shares of Old TCI Class A common stock for shares of TCI Class A common stock. Additionally, subsidiaries of TCI exchanged their shares of Liberty Class A common stock for TCI Class A common stock and Liberty exchanged its shares of Old TCI Class A and Class B common stock for like shares of TCI common stock. Such ownership is reflected as treasury stock at such entities' historical cost in the accompanying consolidated financial statements. Also, subsidiaries of TCI exchanged their shares of various preferred stock issuances of Liberty for preferred stock of TCI. Such preferred stock of TCI eliminates in consolidation.

  Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method. Accordingly, TCIC had not recognized any income relating to dividends, including preferred stock dividends, and TCIC recorded the earnings or losses generated by Liberty (by recognizing 100% of Liberty's earnings or losses before deducting preferred stock dividends) through the date the TCI/Liberty Combination was consummated.

  During the fourth quarter of 1994, the Company was reorganized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital (the "Reorganization"). Upon Reorganization, certain of the assets of TCIC and Liberty were transferred to the other operating units. In the first quarter of 1995, TCIC transferred additional assets to the International Cable and Programming unit.

  Certain amounts have been reclassified for comparability with the 1995 presentation.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

(2) EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

  Primary earnings per common and common equivalent share attributable to common shareholders was computed by dividing net earnings attributable to common shareholders by the weighted average number of common and common equivalent shares outstanding (491.9 million for the three months ended March 31, 1994).

  Fully diluted earnings per common and common equivalent share attributable to common shareholders was computed by dividing earnings attributable to common shareholders by the weighted average number of common and common equivalent shares outstanding (491.9 million for the three months ended March 31, 1994).

  The loss per common share for March 31, 1995 was computed by dividing net loss by the weighted average number of common shares outstanding during the period (634.5 million). Common stock equivalents were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

(3) SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

  Cash paid for interest was $275 million and $204 million for the three months ended March 31, 1995 and 1994, respectively. Also, during these periods, cash paid for income taxes was not material.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

  Significant noncash investing and financing activities are as follows:

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                         -------------------
                                                           1995    1994
                                                         --------  -------
                                                         AMOUNTS IN MILLIONS
   Cash paid for acquisitions:
     Fair value of assets acquired.....................  $  2,791  $  10
     Liabilities assumed...............................      (279)   --
     Deferred tax liability recorded in acquisitions...      (875)   --
     Minority interests in equity of acquired entities.        (4)   --
     Common stock issued in acquisitions...............    (1,312)   --
     Redeemable preferred stock issued in acquisition..      (300)   --
                                                         --------  -----
     Cash paid for acquisitions........................  $     21  $  10
                                                         ========  =====
   Conversion of debt into additional minority interest
    in consolidated subsidiary.........................  $     14  $ --
                                                         ========  =====
   Common stock issued to subsidiaries in
    Reorganization reflected as treasury stock.........  $     10  $ --
                                                         ========  =====
   Common stock issued in exchange for cost investment.  $     73  $ --
                                                         ========  =====
   Effect of foreign currency translation adjustment on
    book value of foreign equity investments...........  $     25  $   1
                                                         ========  =====
   Change in unrealized gains, net of deferred income
    taxes, on available-for-sale securities............  $     34  $ 113
                                                         ========  =====
   Unrealized gains, net of deferred taxes, on
    available-for-sale securities as of January 1,
    1994...............................................  $    --   $ 304
                                                         ========  =====
   Noncash exchange of equity investments and
    consolidated subsidiaries for consolidated
    subsidiary.........................................  $    --   $  38
                                                         ========  =====
   Common stock issued upon conversion of redeemable
    preferred stock....................................  $    --   $  18
                                                         ========  =====
   Accrued preferred stock dividends...................  $      3  $ --
                                                         ========  =====

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

(4) INVESTMENTS IN AFFILIATES

  Summarized unaudited results of operations for affiliates, other than Liberty, accounted for under the equity method are as follows:

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           --------------------
                     COMBINED OPERATIONS                     1995       1994
                     -------------------                   ---------  ---------
                                                           AMOUNTS IN MILLIONS
   Revenue................................................ $     748        195
   Operating expenses.....................................      (602)      (173)
   Depreciation and amortization..........................      (111)       (31)
                                                           ---------  ---------
     Operating income (loss)..............................        35         (9)
   Interest expense.......................................       (54)        (9)
   Other, net.............................................       (43)       (20)
                                                           ---------  ---------
     Net loss............................................. $     (62)       (38)
                                                           =========  =========

  The Company has various investments accounted for under the equity method. Some of the more significant investments held by the Company at March 31, 1995 are TeleWest Communications plc (carrying value of $462 million), Discovery Communications, Inc. (carrying value of $115 million) and Teleport Communications Group, Inc. (carrying value of $144 million).

  Certain of the Company's affiliates are general partnerships and any subsidiary of the Company that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts of that partnership in the event liabilities of that partnership were to exceed its assets.

  Pursuant to an Agreement and Plan of Merger dated as of August 4, 1994, as amended (the "QVC Merger Agreement"), QVC Programming Holdings, Inc. (the "Purchaser"), a corporation which is jointly owned by Comcast Corporation ("Comcast") and Liberty, commenced an offer (the "QVC Tender Offer") to purchase all outstanding shares of common stock and preferred stock of QVC, Inc. ("QVC").

  The QVC Tender Offer expired at midnight, New York City time, on February 9, 1995, the Purchaser accepted for payment all shares of QVC which had been tendered in the QVC Tender Offer. Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. The Company owns an approximate 43% interest of the post-merger QVC.

  A credit facility entered into by the Purchaser is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty have pledged their shares of QVC pursuant to such credit facility.

  TCI's ownership of QVC was received in the TCI/Liberty Combination. Liberty began accounting for its investment in QVC under the cost method in May 1994, upon its determination to remain outside of the previous QVC shareholders agreement. Prior to such determination, Liberty had accounted for its investment in QVC under the equity method.

  Upon consummation of the aforementioned QVC transactions, the Company is deemed to exercise significant influence over QVC and, as such, adopted the equity method of accounting. As a result, TCI restated its investment in QVC, its unrealized gain on available-for-sale securities, its deferred taxes and accumulated deficit by $211 million, $127 million, $89 million and $5 million, respectively, at December 31, 1994. The restatement did not affect the Company's results of operations for the three months ended March 31, 1994 as QVC was accounted for under the equity method during that period.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

(5) INVESTMENT IN TURNER BROADCASTING SYSTEM, INC.

  The Company owns shares of a class of preferred stock of TBS which has voting rights and are convertible into shares of TBS common stock. The holders of those preferred shares, as a group, are entitled to elect seven of fifteen members of the board of directors of TBS, and the Company appoints three such representatives. However, voting control over TBS continues to be held by its chairman of the board and chief executive officer. The Company's total holdings of TBS common and preferred stocks represent an approximate 12% voting interest for those matters for which preferred and common stock vote as a single class.

(6) ACQUISITIONS

  As of January 26, 1995, TCI, TCIC, a wholly-owned subsidiary of TCI, and TeleCable Corporation ("TeleCable") consummated a transaction, whereby TeleCable was merged into TCIC, a wholly-owned subsidiary of TCI. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of TCI Class A common stock and 1 million shares of Convertible Preferred Stock, Series D (the "Series D Preferred") with an aggregate initial liquidation value of $300 million (see note 8).

  The acquisition of TeleCable was accounted for by the purchase method. Accordingly, the results of operations of such acquired entity have been consolidated with those of the Company since its date of acquisition. On a pro forma basis, the Company's revenue would have been increased by $25 million, net loss would have been reduced by $1 million, loss attributable to common shareholders and loss per share would have remained unchanged for the three months ended March 31, 1995 had such acquired entity been consolidated with the Company on January 1, 1994. On a pro forma basis, revenue would have increased by $73 million, net earnings would have been increased by $2 million, earnings attributable to common shareholders would have been reduced by $2 million and earnings per share would have been reduced by $.01 for the three months ended March 31, 1994 had such acquired entity been consolidated with the Company on January 1, 1994. The foregoing unaudited pro forma financial information was based upon historical results of operations adjusted for acquisition costs and, in the opinion of management, is not necessarily indicative of the results had the Company operated the acquired entity since January 1, 1994.

  Comcast Corporation ("Comcast") had the right, through December 31, 1994, to require TCI to purchase or cause to be purchased from Comcast all shares of Heritage Communications, Inc. ("Heritage") directly or indirectly owned by Comcast for either cash or assets or, at TCI's election shares of TCI common stock. On October 24, 1994, the Company and Comcast entered into a purchase agreement whereby the Company would repurchase the entire 19.9% minority interest in Heritage owned by Comcast for an aggregate consideration of approximately $290 million, the majority of which is payable in shares of TCI Class A common stock. Such acquisition was consummated in the first quarter of 1995.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

 (7) DEBT

  Debt is summarized as follows:

                                                          MARCH 31, DECEMBER 31,
                                                            1995        1994
                                                          --------- ------------
                                                           AMOUNTS IN MILLIONS
   Senior Notes..........................................  $ 5,382    $ 5,412
   Bank credit facilities................................    4,225      4,045
   Commercial paper......................................      527        445
   Notes payable.........................................    1,013      1,024
   Convertible notes (a).................................       44         45
   Other debt............................................      180        191
                                                           -------    -------
                                                           $11,371    $11,162
                                                           =======    =======

- --------
(a) These convertible notes, which are stated net of unamortized discount of $186 million at March 31, 1995 and December 31, 1994, mature on December 18, 2021. The notes require (so long as conversion of the notes has not occurred) an annual interest payment through 2003 equal to 1.85% of the face amount of the notes. At March 31, 1995, the notes were convertible, at the option of the holders, into an aggregate of 38,707,574 shares of Class A common stock.

  The subsidiaries of the Company's bank credit facilities and various other debt instruments generally contain restrictive covenants which require, among other things, the maintenance of certain earnings, specified cash flow and financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and include certain limitations on indebtedness, investments, guarantees, dispositions, stock repurchases and/or dividend payments.

  As security for borrowings under one of its credit facilities, TCIC pledged a portion of the common stock (with a quoted market value of approximately $512 million at March 31, 1995) it holds of TBS.

  In order to achieve the desired balance between variable and fixed rate indebtedness, the Company has entered into various interest rate exchange agreements pursuant to which it pays (i) fixed interest rates (the "Fixed Rate Agreements") ranging from 7.2% to 9.9% on notional amounts of $550 million at March 31, 1995 and (ii) variable interest rates (the "Variable Rate Agreements") on notional amounts of $2,605 million at March 31, 1995. During the three months ended March 31, 1995 and 1994, the Company's net receipts pursuant to the Fixed Rate Agreements were $5.1 million and $2.1 million, respectively; and the Company's net receipts pursuant to the Variable Rate Agreements were $1.4 million and $19.6 million, respectively.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

  The Company's Fixed Rate Agreements and Variable Rate Agreements expire as follows (amounts in millions, except percentages):

          FIXED RATE AGREEMENTS
- -----------------------------------------
 EXPIRATION        INTEREST RATE NOTIONAL
    DATE            TO BE PAID    AMOUNT
 ----------        ------------- --------
August 1995.......     7.2%        $ 10
April 1996........     9.9%          30
May 1996..........     8.3%          50
July 1996.........     8.2%          10
August 1996.......     8.2%          10
November 1996.....     8.9%         150
October 1997......   7.2%-9.3%       60
December 1997.....     8.7%         230
                                   ----
                                   $550
                                   ====

        VARIABLE RATE AGREEMENTS
- -----------------------------------------
 EXPIRATION       INTEREST RATE  NOTIONAL
    DATE          TO BE RECEIVED  AMOUNT
 ----------       -------------- --------
April 1995.......      6.4%       $   75
August 1995......      7.7%           10
April 1996.......      6.8%           50
July 1996........      8.2%           10
August 1996......      8.2%           10
September 1996...      4.6%          150
April 1997.......      7.0%          200
September 1998...   4.8%-5.2%        300
April 1999.......      7.4%          100
September 1999...   7.2%-7.4%        300
February 2000....   5.8%-6.6%        650
March 2000.......   5.8%-6.0%        675
September 2000...      5.1%           75
                                  ------
                                  $2,605
                                  ======

  The Company is exposed to credit losses for the periodic settlements of amounts due under these interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.

  In order to diminish its exposure to extreme increases in variable interest rates, the Company has entered into various interest rate hedge agreements on notional amounts of $325 million which fix the maximum variable interest rates at 11%. Such agreements expire during the third and fourth quarters of 1995.

  The fair value of the interest rate exchange agreements is the estimated amount that the Company would pay or receive to terminate the agreements at March 31, 1995, taking into consideration current interest rates and the current creditworthiness of the counterparties. The Company would be required to pay $121 million at March 31, 1995 to terminate the agreements.

  The fair value of the subsidiaries of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the subsidiaries of the Company for debt of the same remaining maturities. The fair value of debt, which has a carrying value of $11,371 million, was $11,434 million at March 31, 1995.

  Certain of TCI's subsidiaries are required to maintain unused availability under bank credit facilities to the extent of outstanding commercial paper.

(8) REDEEMABLE PREFERRED STOCK

  Convertible Preferred Stock, Series D. The Company issued 1,000,000 shares of a series of TCI Series Preferred Stock designated "Convertible Preferred Stock, Series D", par value $.01 per share, as partial consideration for the merger between TCIC and TeleCable (see note 6).

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

  The holders of the Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any stock that ranks junior to the Series D Preferred Stock (currently the Class A common stock, the Class B common stock and the Class B Preferred Stock), that shall accrue on each share of Series D Preferred stock at the rate of 5 1/2% per annum of the liquidation value ($300 per share). Dividends are cumulative, and in the event that dividends are not paid in full on two consecutive dividend payment dates or in the event that TCI fails to effect any required redemption of Series D Preferred Stock, accrue at the rate of 10% per annum of the liquidation value. The Series D Preferred Stock ranks on parity with the Class A Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock.

  Each share of Series D Preferred Stock is convertible into 10 shares of TCI Class A common stock, subject to adjustment upon certain events specified in the certificate of designation establishing Series D Preferred Stock. To the extent any cash dividends are not paid on any dividend payment date, the amount of such dividends will be deemed converted into shares of TCI Class A common stock at a conversion rate equal to 95% of the then current market price of TCI Class A common stock, and upon issuance of TCI Class A common stock to holders of Series D Preferred Stock in respect of such deemed conversion, such dividend will be deemed paid for all purposes.

  Shares of Series D Preferred Stock are redeemable for cash at the option of the holder at any time after the tenth anniversary of the issue date at a price equal to the liquidation value in effect as of the date of the redemption. Shares of Series D Preferred Stock may also be redeemed for cash at the option of TCI after the fifth anniversary of the issue date at such redemption price or after the third anniversary of the issue date if the market value per share of TCI Class A common stock shall have exceeded $37.50 for periods specified in the certificate of designation.

  If TCI fails to effect any required redemption of Series D Preferred Stock, the holders thereof will have the option to convert their shares of Series D Preferred Stock into TCI Class A common stock at a conversion rate of 95% of the then current market value of TCI Class A common stock, provided that such option may not be exercised unless the failure to redeem continues for more than a year.

  Except as required by law, holders of Series D Preferred Stock are not entitled to vote on any matters submitted to a vote of the shareholders of TCI.

(9) STOCKHOLDERS' EQUITY

 Common Stock

  The Class A common stock has one vote per share and the Class B common stock has ten votes per share. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock.

 Stock Options

  The Company has adopted the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "Plan"). The Plan provides for awards to be made in respect of a maximum of 16 million shares of TCI Class A common stock. Awards may be made as grants of stock options, stock appreciation rights, restricted shares, stock units or any combination thereof. Pursuant to the TCI/Liberty Merger Agreement and certain assumption agreements, stock options and/or stock appreciation rights granted (or assumed) by Old TCI and stock options and/or stock appreciation rights granted by Liberty were assumed by the Company and new options

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES and/or stock appreciation rights were substituted under the Plan. The following descriptions represent the terms of the assumed options and/or stock appreciation rights.

  Stock options to acquire 162,228 shares of TCI Class A common stock at adjusted purchase prices ranging from $8.83 to $18.63 per share were outstanding at March 31, 1995. During the three months ended March 31, 1995, no options were exercised and no options were canceled. Options to acquire 19,428 shares of TCI Class A common stock expire August 14, 1995. Options to acquire 142,800 shares of TCI Class A common stock expire December 15, 1998.

  Stock options in tandem with stock appreciation rights to purchase 3,963,000 shares of Class A common stock at a purchase price of $16.75 per share were outstanding at March 31, 1995. Such options become exercisable and vest evenly over five years, first became exercisable beginning November 11, 1993 and expire on November 11, 2002.

  Stock options in tandem with stock appreciation rights to purchase 1,940,000 shares of TCI Class A common stock at a purchase price of $16.75 per share were outstanding at March 31, 1995. Such options become exercisable and vest evenly over four years, first became exercisable beginning October 12, 1994 and expire on October 12, 2003.

  Stock options in tandem with stock appreciation rights to purchase 2,000,000 shares of TCI Class A common stock at a purchase price of $16.75 per share were outstanding at March 31, 1995. On November 12, 1993, twenty percent of such options vested and became exercisable immediately and the remainder become exercisable evenly over 4 years. The options expire October 12, 1998.

  Stock options in tandem with stock appreciation rights to acquire 54,600 shares of TCI Class A common stock at an adjusted purchase price of $19.56 were outstanding at March 31, 1995. The options vest in five equal annual installments commencing June 3, 1994 and expire in June 2003.

  Stock appreciation rights with respect to 1,423,500 shares of TCI Class A common stock were outstanding at March 31, 1995. These rights have an adjusted strike price of $0.82 per share, become exercisable and vest evenly over seven years, beginning March 28, 1992. Stock appreciation rights expire on March 28, 2001.

  The Company's Board of Directors has approved, subject to stockholder approval of the Director Stock Option Plan, the grant effective as of November 16, 1994, to each person that as of that date was a member of the Board of Directors and was not an employee of the Company or any of its subsidiaries, of options to purchase 50,000 shares of Class A common stock. Such options have an exercise price of $22.00 per share and will vest and become exercisable over a five-year period, commencing on November 16, 1995 and will expire on November 16, 2004.

  Estimated compensation relating to stock appreciation rights has been recorded through March 31, 1995, but is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised.

 Other

  The excess of consideration received on debentures converted or options exercised over the par value of the stock issued is credited to additional paid-in capital.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

  At March 31, 1995, there were 68,520,802 shares of TCI Class A common stock reserved for issuance under exercise privileges related to options and convertible debt securities. In addition, one share of Class A common stock is reserved for each share of Class B common stock.

(10) COMMITMENTS AND CONTINGENCIES

  During 1994, subsidiaries of the Company, Comcast, Cox Communications, Inc. ("Cox") and Sprint Corporation ("Sprint") formed a partnership ("WirelessCo") to engage in the business of providing wireless communications services on a nationwide basis. Through WirelessCo, the partners have been participating in auctions ("PCS Auctions") of broadband personal communications services ("PCS") licenses being conducted by the Federal Communications Commission ("FCC"). In the first round auction, which concluded during the first quarter of 1995, WirelessCo was the winning bidder for PSC licenses for 29 markets, including New York, San Francisco-Oakland-San Jose, Detroit, Dallas-Fort Worth, Boston-Providence, Minneapolis-St. Paul and Miami-Fort Lauderdale. The aggregate license cost for these licenses is approximately $2.1 billion.

  WirelessCo has also invested in American PSC, L.P. ("APC"), which holds a PCS license granted under the FCC's pioneer preference program for the Washington-Baltimore market. WirelessCo acquired its 49% limited partnership interest in APC for $23 million and has agreed to make capital contributions to APC equal to 49/51 of the cost of APC's PCS license. Additional capital contributions may be required in the event APC is unable to finance the full cost of its PCS license. WirelessCo may also be required to finance the build-out expenditures for APC's PCS system. Cox, which holds a pioneer preference PCS license for the Los Angeles-San Diego market, and WirelessCo have also agreed on the general terms and conditions upon which Cox (with a 60% interest) and WirelessCo (with a 40% interest) would form a partnership to hold and develop a PCS system using the Los Angeles-San Diego license. APC and the Cox partnership would affiliate their PCS systems with WirelessCo and be part of WirelessCo's nationwide integrated network, offering wireless communications services under the "Sprint" brand. The Company owns a 30% interest in WirelessCo.

  During 1994, subsidiaries of Cox, Sprint and the Company also formed a separate partnership ("PhillieCo"), in which the Company owns a 35.3% interest. PhillieCo was the winning bidder in the first round auction for a PCS license for the Philadelphia market at a license cost of $85 million. To the extent permitted by law, the PCS system to be constructed by PhillieCo would also be affiliated with WirelessCo's nationwide network.

  WirelessCo may bid in subsequent rounds of the PCS Auctions and may invest in, affiliate with or acquire licenses from other successful bidders. The capital that WirelessCo will require to fund the construction of the PCS systems, in addition to the license costs and investments described above, will be substantial.

  At the end of the first quarter of 1995, subsidiaries of the Company, Comcast, Cox and Sprint formed two new partnerships, of which the principal partnership is MajorCo, L.P. ("MajorCo"), to which they contributed their respective interests in WirelessCo and through which they formed another partnership, NewTelco, L.P. ("NewTelco") to engage in the business of providing local wireline communications services to residences and businesses on a nationwide basis. NewTelco will serve its customers primarily through the cable television facilities of cable television operators that affiliate with NewTelco in exchange for agreed-upon compensation. The modification of existing regulations and laws governing the local telephony market will be necessary in order for NewTelco to provide its proposed services on a competitive basis in most states. Subject to agreement upon a schedule for upgrading its cable television facilities in selected markets and certain other matters, the Company has agreed to affiliate certain of its cable systems with NewTelco. The

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES capital required for the upgrade of the Company's cable facilities for the provision of telephony services is expected to be substantial.

  Subsidiaries of the Company, Cox and Comcast, together with Continental Cablevision, Inc. ("Continental"), own Teleport Communications Group, Inc. and TCG Partners (collectively, "TCG"), which is one of the largest competitive access providers in the United States in terms of route miles. The Company, Cox and Comcast have entered into an agreement with MajorCo and NewTelco to contribute their interests in TCG and its affiliated entities to NewTelco. The Company currently owns an approximate 29.9% interest in TCG. The closing of this contribution is subject to the satisfaction of certain conditions, including the receipt of necessary regulatory and other consents and approvals. In addition, the Company, Comcast and Cox intend to negotiate with Continental, which owns a 20% interest in TCG, regarding their acquisition of Continental's TCG interest. If such agreement cannot be reached, they will need to obtain Continental's consent to certain aspects of their agreement with Sprint.

  Subject to agreement upon an initial business plan, the MajorCo partners have committed to make cash capital contributions to MajorCo of $4.0 to $4.4 billion in the aggregate over a three- to five-year period, which amount includes the approximately $500 million already contributed by the partners to WirelessCo. The partners intend for MajorCo and its subsidiary partnerships to be the exclusive vehicles through which they engage in the wireless and wireline telephony service businesses, subject to certain exceptions.

  At March 31, 1995, the Company was liable for a $720 million letter of credit which guarantees contributions to WirelessCo. The Company pledged 56,656,584 shares of TCI Class A common stock held by subsidiaries of the Company as collateral for the letter of credit. During the first quarter of 1995, an initial borrowing aggregating $95 million was made pursuant to the letter of credit. Subsequent to March 31, 1995, 19,638,508 shares of TCI Class A common stock held by subsidiaries of the Company were pledged as additional collateral for the letter of credit.

  On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

  The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for regulated services are subject to review by the FCC, if a complaint has been filed, or the appropriate franchise authority, if such authority has been certified. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to the later of September 1, 1993 or one year prior to the certification date of the applicable franchise authority. The amount of refunds, if any, which could be payable by the Company in the event that systems' rates are successfully challenged by franchising authorities is not considered to be material.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

  The Company is obligated to pay fees for the license to exhibit certain qualifying films that are released theatrically by various motion picture studios through December 31, 2006 (the "Film License Obligations"). The aggregate minimum liability under certain of the license agreements is approximately $387 million. The aggregate amount of the Film License Obligations under other license agreements is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, the Company's aggregate payments under the Film License Obligations could prove to be significant. The Company also has guaranteed the obligation of an Australian affiliate to pay similar fees for the license to exhibit certain films through the year 2000. If the Company failed to fulfill its obligation under this guarantee, the beneficiaries have the right to demand an aggregate payment from the Company of $67 million. Although the aggregate amount of the Australian affiliate's film license fee obligations is not currently estimable, the Company believes that the aggregate payments pursuant to such affiliate's obligations could be significant.

  The Company has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $250 million at March 31, 1995. Although there can be no assurance, management of the Company believes that it will not be required to meet its obligations under such guarantees, or if it is required to meet any of such obligations, that they will not be material to the Company.

  The Company has also committed to provide additional debt or equity funding to certain of its affiliates. At March 31, 1995, such commitments aggregated $174 million.

  In 1993, the President of Home Shopping Network, Inc. ("HSN") received stock appreciation rights with respect to 984,876 shares of HSN's common stock at an exercise price of $8.25 per share. These rights vest over a four year period and are exercisable until February 23, 2003. The stock appreciation rights will vest upon termination of employment other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in ownership control of HSN, all unvested stock appreciation rights will vest immediately prior to the change in control and shall remain exercisable for a one year period. Stock appreciation rights not exercised will expire to the extent not exercised. These rights may be exercised for cash or, so long as HSN is a public company, for shares of HSN's common stock equal to the excess of the fair market value of each share of common stock over $8.25 at the exercise date. The stock appreciation rights also will vest in the event of death or disability. Estimated compensation related to stock appreciation rights has been recorded through March 31, 1995, but it is subject to future adjustment based upon market value, and ultimately on the final determination of market value when the rights are exercised.

  The Company has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

                           TELE-COMMUNICATIONS, INC.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

GENERAL

  As of January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "Old TCI") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement (the "TCI/Liberty Merger Agreement") to combine the two companies (the "TCI/Liberty Combination"). The transaction was consummated on August 4, 1994 and was structured as a tax free exchange of Class A and Class B shares of both companies and preferred stock of Liberty for like shares of a newly formed holding company, TCI/Liberty Holding Company. In connection with the TCI/Liberty Combination, Old TCI changed its name to TCI Communications, Inc. ("TCIC") and TCI/Liberty Holding Company changed its name to Tele-Communications, Inc. ("TCI" or the "Company"). Old TCI common shareholders received one share of TCI for each of their common shares. Liberty common shareholders received 0.975 of a share of TCI for each of their common shares. Upon consummation of the TCI/Liberty Combination, certain subsidiaries of TCIC exchanged the 79,335,038 shares of Old TCI Class A common stock held by such subsidiaries for 79,335,038 shares of TCI Class A common stock. Such ownership is reflected as treasury stock at such subsidiaries' historical cost.

  TCIC owned 3,477,778 shares of Liberty Class A common stock and 55,070 shares of Liberty Class E, 6% Cumulative Redeemable Exchangeable Junior Preferred Stock ("Liberty Class E Preferred Stock"). Upon consummation of the TCI/Liberty Combination, TCIC received 3,390,833 shares of TCI Class A common stock and 55,070 shares of TCI Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock ("Class B Preferred Stock"), a new preferred stock of TCI having designations, preferences, rights and qualifications, limitations and restrictions that are substantially identical to those of the Liberty Class E Preferred Stock, except that the holders of the Class B Preferred Stock will be entitled to one vote per share in any general election of directors of TCI. The Class B Preferred Stock received by TCIC eliminates in consolidation.

  Upon consummation of the TCI/Liberty Combination, the remaining classes of preferred stock of Liberty held by TCIC were converted into shares of Class A Preferred Stock, a new series of preferred stock of TCI having a substantially equivalent fair market value to that which was given up. All such preferred stock eliminates in consolidation.

  Liberty owned 2,988,009 shares of Old TCI Class A common stock and 3,537,712 shares of Old TCI Class B common stock. Such shares were replaced with the same number of shares of TCI Class A and Class B common stock upon consummation of the TCI/Liberty Combination.

  TCIC's and Liberty's ownership of TCI common stock are reflected as treasury stock in the accompanying consolidated financial statements. Such amounts have been recorded at the historical cost previously reflected by TCIC and Liberty.

  Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method. Accordingly, TCIC had not recognized any income relating to dividends, including preferred stock dividends, and TCIC recorded the earnings or losses generated by Liberty (by recognizing 100% of Liberty's earnings or losses before deducting preferred stock dividends) through the date the TCI/Liberty Combination was consummated.

  The TCI/Liberty Combination was accounted for using predecessor cost due to the aforementioned related party considerations.

  During the fourth quarter of 1994, the Company was reorganized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital (the "Reorganization"). The Company reorganized its structure to provide for financial and operational independence in the four operating units, each under the direction of its own chief executive officer, while maintaining the synergies and scale economies provided by a common corporate parent. While neither the International Cable and Programming unit nor the Technology/Venture Capital unit is currently significant to the Company as a whole, the Company believes each unit has growth potential and each unit is unique enough in nature to warrant separate operational focus.

  The Board of Directors of TCI has adopted a proposal which, if approved by the stockholders, would authorize the Board to issue a new class of stock ("Liberty Group Stock") which corresponds to TCI's Programming unit ("Liberty Media Group"). The programming services include the production, acquisition and distribution of globally branded entertainment, education and information programming services and software for distribution through all available formats and media; and home shopping via television and other interactive media, direct marketing, advertising sales, infomercials and transaction processing. While the Liberty Group Stock would constitute common stock of TCI, it is intended to reflect the separate performance of such programming services. TCI intends to distribute to its security holders one hundred percent of the equity value of TCI attributable to Liberty Media Group.

SUMMARY OF OPERATIONS

  The Company operates principally in two industry segments subsequent to consummation of the TCI/Liberty Combination: cable and communications services and programming services. Home shopping is a programming service which includes a retail function. Separate amounts of the aforementioned services have been provided to enhance the readers understanding of the Company. The Technology/Venture Capital and the International Cable and Programming portions of the Company's business have been included with cable and communications services due to their immateriality. The tables below set forth for the periods presented, the percentage relationship that certain items bear to revenue. This summary provides trend data relating to the normal recurring operations of the Company. Balances in the following table have been presented net of any intercompany amounts associated with the provision of programming services among the groups. Other items of significance are discussed separately under separate captions below. Amounts set forth below reflect the Company's motion picture theatre exhibition industry segment as discontinued operations.

                                        YEARS ENDED DECEMBER 31,
                              -------------------------------------------------
                                   1994              1993            1992
                              ----------------  --------------- ---------------
                              AMOUNTS IN MILLIONS, EXCEPT FOR PERCENTAGES
CABLE AND COMMUNICATIONS
 SERVICES
Revenue......................   100   $  4,247    100% $  4,153   100% $  3,574
Operating costs and expenses
 before depreciation and
 amortization................    56      2,390     56     2,326    54     1,946
Depreciation and amortiza-
 tion........................    23        992     22       911    22       764
                              -----   --------  -----  -------- -----  --------
    Operating income.........    21%  $    865     22% $    916    24% $    864
                              =====   ========  =====  ======== =====  ========
PROGRAMMING SERVICES:
Electronic Retailing Servic-
 es:
  Net revenue................   100%  $    482    --   $    --    --   $    --
  Cost of sales..............    65        313    --        --    --        --
  Operating costs and
   expenses before
   depreciation and
   amortization..............    30        145    --        --    --        --
  Depreciation and amortiza-
   tion......................     3         15    --        --    --        --
                              -----   --------  -----  -------- -----  --------
    Operating income.........     2%  $      9    --   $    --    --   $    --
                              =====   ========  =====  ======== =====  ========
Other Programming Services:
  Revenue....................   100%  $    207    --   $    --    --   $    --
  Operating costs and
   expenses before
   depreciation and
   amortization..............   136        282    --        --    --        --
  Depreciation and amortiza-
   tion......................     5         11    --        --    --        --
                              -----   --------  -----  -------- -----  --------
    Operating income (loss)..   (41%) $    (86)   --   $    --    --   $    --
                              =====   ========  =====  ======== =====  ========

CABLE AND COMMUNICATIONS SERVICES

  Revenue increased by approximately 2% from 1993 to 1994. Such increase was the result of the TCI/Liberty Combination in August of 1994 (1%), growth in subscriber levels within the Company's cable television systems (5%), the effect of certain other acquisitions (2%) and certain new services (1%), net of a decrease in revenue (4%) due to rate reductions required by rate regulation implemented pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and a decrease in revenue (3%) due to the transfer of Netlink USA to the Programming unit in the Reorganization. Netlink USA's operations were included in Cable and Communications Services in 1993 and 1992, but have been reflected in Programming Services for all of 1994. In the second half of 1994, the Company experienced an additional decrease, in excess of that which was incurred in 1993, in the price charged for those services that are subject to rate regulation under the 1992 Cable Act. Revenue increased by approximately 16% from 1992 to 1993. Such increase was the result of an acquisition in late 1992 (10%), growth in subscriber levels within the Company's cable television systems (4%) and increases in prices charged for cable services (3%), net of a decrease in revenue (1%) due to rate reductions required by rate regulation implemented pursuant to the 1992 Cable Act. See related discussion below.

  On October 5, 1992, Congress enacted the 1992 Cable Act. In 1993 and 1994, the Federal Communications Commission ("FCC") adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC.

  The Company estimates that the FCC's 1993 and 1994 rate regulations will result in an aggregate annualized reduction of revenue and operating income ranging from $280 million to $300 million based upon rates charged prior to implementation of such rate regulation. The estimated annualized reduction in revenue assumes that the FCC will not require further reductions beyond the current regulations and is prior to any possible mitigating factors (none of which is assured) such as (i) the provision of alternate service offerings (ii) the implementation of rate adjustments to non-regulated services and (iii) the utilization of cost-of-service methodologies, as described below.

  Cable operators may justify rates higher than the benchmark rates established by the FCC through demonstrating higher costs based upon a cost-of-service showing. Under this methodology, cable operators may be allowed to recover through the rates they charge for Regulated Services, their normal operating expenses plus an interim rate of return of 11.25% on the rate base, as defined, which rate may be subject to change in the future.

  The FCC rate regulations govern changes in the rates which cable operators may charge when adding or deleting a service from a regulated tier of service. The FCC substantially revised its rules for adding and deleting services in November 1994 and has provided an alternative methodology for adding services to cable programming service tiers which includes a flat fee increase per added channel and an aggregate limit on such increases with an additional license fee reserve. The FCC's rate regulations also permit cable operators to "pass through" increases in programming costs and certain other external costs which exceed the rate of inflation. However, a cable operator may pass through increases in the cost of programming services affiliated with such cable operator to the extent such costs exceed the rate of inflation only if the price charged by the programmer to the affiliated cable operator reflects prevailing prices offered in the marketplace by the programmer to unaffiliated third parties or the fair market value of the programming.

  Based on the foregoing, the Company believes that the 1993 and 1994 rate regulations have had and will continue to have a material adverse effect on its results of operations.

  Operating costs and expenses before depreciation and amortization have increased by 3% for the year ended December 31, 1994 compared to the corresponding period of 1993. The consolidation of Liberty resulted in an increase of $18 million in operating, selling, general and administrative expenses from Liberty's cable television systems. The Company cannot determine whether and to what extent increases in the cost of programming will affect its future operating costs. However, such programming costs have increased at a greater percentage than increases in revenue of Regulated Services. In 1993, the Company incurred certain one-time direct charges relating to the implementation of the FCC rate regulations. Due to a program to upgrade and install optical fiber in its cable systems, the Company's capital expenditures and depreciation expense have increased. The Company recorded an adjustment of $6 million in 1994 to reduce its liability for compensation relating to stock appreciation rights resulting from a decline in the market price of the Company's Class A common stock. The Company made several separate grants (in 1992 and 1993) of stock options issued in tandem with stock appreciation rights. The Company recorded compensation relating to such stock appreciation rights of $31 million and $1 million in 1993 and 1992, respectively. During 1992, the Company streamlined its operating structure through the consolidation of three of its regional operating divisions into two divisions. In connection with the consolidation of these divisional offices, the Company incurred restructuring charges of approximately $8 million which are reflected in the accompanying consolidated financial statements for the year ended December 31, 1992.

  Effective April 1, 1993, based upon changes in FCC regulations, the Company revised its estimate of the useful lives of certain distribution equipment to correspond to the Company's anticipated remaining period of ownership of such equipment. The revision resulted in a decrease in net earnings of approximately $12 million (or $.03 per share) for the year ended December 31, 1993.

ELECTRONIC RETAILING SERVICES

  This information reflects the results of Home Shopping Network, Inc. ("HSN"), which became a consolidated subsidiary of the Company in the TCI/Liberty Combination. HSN's primary business is the sale of merchandise to viewers of the home shopping programming produced and distributed by Home Shopping Club, Inc. ("HSC"), a wholly-owned subsidiary of HSN.

  Revenue for 1994 represents net sales for HSC. HSN believes that future levels of net sales of HSC will be dependent, in large part, on program carriage, market penetration and merchandising management. Program carriage is defined as the number of cable systems and broadcast television stations that carry HSC programming. Market penetration represents the level of active purchasers within a market.

  Cable television systems and affiliated broadcast television stations broadcast HSC programming under affiliation agreements with varying original terms. HSN seeks to increase the number of cable television systems and broadcast television stations that televise HSC programming while evaluating the expected profitability of each contract.

  The 1992 Cable Act contains "must carry" provisions which mandate that cable companies within a broadcast television station's reach retransmit its signal, subject to certain limitations on this obligation depending upon a cable system's channel capacity. The FCC adopted rules which extend such "must carry" provisions to broadcast television stations with shop-at-home formats effective October 6, 1993. As a result of the mandatory carriage of stations carrying home-shopping programming, HSN has experienced growth in cable carriage. However, the constitutionality of the "must carry" provisions of the 1992 Cable Act has been challenged in the courts. Although the "must carry" provisions were upheld as constitutional by a three-judge panel of the United States District Court for the District of Columbia, the Supreme Court vacated the District Court's decision because genuine issues of material fact remain unresolved. The "must-carry" statutory provisions and regulations remain in effect pending the outcome of the ongoing proceedings before the District Court. During the past year, HSN has aggressively pursued and obtained long term carriage commitments from a number of cable operators. As a result of HSN's success in obtaining such commitments, the exposure to loss of revenue should the "must-carry" rules be declared unconstitutional has been largely mitigated.

  HSN expects that certain of its costs will increase in the future. Management believes that selling and marketing expenses will be at higher levels in future periods as HSN maintains its efforts to increase the number of cable systems carrying HSC programming, increase market penetration and develop new electronic opportunities. In addition, these expenses will increase if program carriage increases. Broadcast expenses are expected to increase in future periods. "Must carry" legislation, as discussed above, is expected to result in increases in certain operating expenses related to cable and broadcast carriage in dollars. However, as a percentage of sales, the effect is not currently determinable.

  HSN believes that seasonality does impact its business, but not to the same extent it impacts the retail industry in general.

OTHER PROGRAMMING SERVICES

  Revenue of TCI's consolidated entertainment and information programming services represented 4% or $207 million, of total consolidated revenue for 1994. This revenue was attributable to subscription and advertising revenue at TCI's consolidated sports programming businesses ($58 million), revenue from Netlink USA, a marketer and distributor of programming to the United States home satellite dish subscriber market ($132 million) and subscription revenue generated by Southern Satellite Systems, Inc. ("Southern") and Encore Media Corporation ("EMC") ($17 million). Programming expenses represented 4% or $136 million total operating expenses (including cost of sales). The Company incurred $44 million of programming costs and $7 million of marketing costs associated with the launch in 1994 of a new premium programming service to its subscribers. The programming costs of such new premium service is included in the aforementioned $136 million total programming costs. The Company's Other Programming Services will continue to reflect losses associated with the new premium service as the Company's programming costs are reflected in the operations of the Programming group and the revenue from the subscribers of such service are reflected in the Company's Cable and Communications group. However, although there can be no assurance, as the Cable and Communications group increases its distribution of this service to its subscribers, management of the Company believes that the consolidated impact from such premium service should be positive.

OTHER INCOME AND EXPENSE

  The Company's weighted average interest rate on borrowings was 7.5%, 7.2% and 7.6% during 1994, 1993 and 1992, respectively. At December 31, 1994, after considering the net effect of various interest rate hedge and exchange agreements (see note 7 to the consolidated financial statements) with notional amounts aggregating $1,730 million, the Company had $4,818 million (or 43%) of fixed-rate debt with a weighted average interest rate of 8.9% and $6,344 million (or 57%) of variable-rate debt with interest rates approximating the prime rate (8.5% at December 31, 1994).

  The Company is a shareholder of TeleWest Communications plc (formerly TCI/US WEST Cable Communications Group or "TeleWest UK") ("TeleWest Communications"), a company that is currently operating and constructing cable television and telephone systems in the United Kingdom ("UK"). TeleWest Communications, which is accounted for under the equity method, had a carrying value at December 31, 1994 of $454 million and comprised $43 million, $28 million and $26 million of the Company's share of its affiliates' losses in 1994, 1993 and 1992, respectively. In February 1994, the Company acquired a consolidated investment in Flextech p.l.c. ("Flextech"). Flextech accounted for net losses of $24 million (before deducting the minority interests' 40% share of such losses) in 1994. In addition, the Company has other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other equity method investments had a carrying value of $135 million at December 31, 1994 and accounted for $50 million of the Company's share of its affiliates' losses in 1994.

  In November of 1994, TCI and US West, Inc. each exchanged their respective 50% ownership interest in TeleWest UK for 302,250,000 ordinary shares and 76,500,000 convertible preference shares of TeleWest Communications (the "TeleWest Exchange"). Following the completion of the TeleWest Exchange, TeleWest Communications conducted an initial public offering in November of 1994 in which it sold 243,740,000 ordinary shares for aggregate net proceeds of (Pounds)401 million (the "TeleWest IPO"). Upon completion of the TeleWest Exchange and the TeleWest IPO, TCI and US WEST, Inc. each became the owners of 36% of the ordinary shares and 38% of the total outstanding ordinary and convertible preference shares of TeleWest Communications. As a result of the TeleWest IPO and the associated dilution of the Company's ownership interest of TeleWest Communications, the Company has recognized a nonrecurring gain amounting to $161 million (before deducting the related tax expense of $75 million). There is no assurance that the Company will realize similar nonrecurring gains in future periods.

  TeleWest Communications, which is currently constructing broadband cable television and telephony networks in the UK, has incurred net losses since its inception. At December 31, 1994, TeleWest Communications had completed approximately 37% of its network construction and, within five years it is expected that approximately 97% of TeleWest Communications' network construction will be complete. Although there is no assurance, the Company believes (i) that the continued expansion of TeleWest Communications' networks ultimately will provide TeleWest Communications with a revenue base that will exceed its expenses and (ii) that TeleWest Communications' present and future sources of liquidity (including the net proceeds from the TeleWest IPO and certain bank credit facilities) will be sufficient to meet TeleWest Communications' liquidity requirements for the foreseeable future. The Company has no present intention to make significant loans to or investments in TeleWest Communications.

  In connection with its investments in the above-described foreign entities, the Company, through its International Cable and Programming unit, is exposed to the risk that unfavorable and potentially volatile fluctuations in exchange rates with respect to the UK currency and other foreign currencies will cause the

Company to experience unrealized foreign currency translation losses. To a much lesser extent, the Company is exposed to the risk that unfavorable and potentially volatile foreign currency fluctuations will cause the Company to experience unrealized losses with respect to transactions denominated in currencies other than the respective functional currencies of the Company and its various foreign affiliates. Because the Company views its foreign assets as long-term investments, the Company generally does not hedge its exposure to short-term movements in foreign amounts of future foreign cash inflows and outflows associated with the Company's foreign investments. Although the Company continually evaluates the advantages and disadvantages of hedging its exposure to currency risk on a long-term basis, the Company historically has not entered into any significant long-term hedge agreements.

  On July 11, 1994, Rainbow Program Enterprise ("Rainbow") purchased 49.9% of Liberty's 50% general partnership interest in American Movie Classics Company ("AMC"). The gain recognized by Liberty in connection with the disposition of AMC was $183 million and is included in the Company's share of Liberty's earnings prior to the TCI/Liberty Combination.

  The Company sold certain investments and other assets for an aggregate net pre-tax gain of $42 million and $9 million in 1993 and 1992, respectively.

  During 1994, 1993 and 1992, the Company recorded losses of $9 million, $17 million and $67 million, respectively, from early extinguishments of debt. Included in the 1992 amount was $52 million from the extinguishment of the SCI Holdings, Inc. ("SCI") indebtedness (see note 4 to the consolidated financial statements). There may be additional losses associated with early extinguishments of debt in the future.

  Interest and dividend income was $36 million, $34 million and $69 million in 1994, 1993 and 1992, respectively. Included in the 1992 amounts was $30 million earned on the preferred stock investment that was repurchased by a subsidiary of SCI in 1992 (see note 4 to the consolidated financial statements). In connection with such repurchase, the Company received a premium amounting to $14 million which has been separately reflected in the accompanying consolidated statements of operations.

INCOME TAXES

  New tax legislation was enacted in the third quarter of 1993 which, among other matters, increased the corporate Federal income tax rate from 34% to 35%. The Company has reflected the tax rate change in its consolidated statements of operations. Such tax rate change resulted in an increase of $76 million to the Company's income tax expense and deferred income tax liability in the third quarter of 1993.

NET EARNINGS (LOSS)

  The Company's net earnings (before preferred stock dividends) of $55 million for the year ended December 31, 1994 represented an increase of $62 million as compared to the Company's net loss (before preferred stock dividends) of $7 million for the corresponding period of 1993. Such increase is principally the result of the effect of improved share of earnings from Liberty prior to the TCI/Liberty Combination (principally resulting from the gain recognized by Liberty upon the sale of its investment in AMC), the recognition of a nonrecurring gain resulting from the TeleWest IPO and the associated dilution of TCI's ownership in TeleWest Communications, and the reduction in income tax expense (principally resulting from the required recognition in the third quarter of 1993 of the cumulative effect of the change in the Federal income tax rate from 34% to 35%), net of the effect of the aforementioned reduction in rates charged for Regulated Services and the decrease in gain on disposition of assets.

  The Company's loss (before preferred stock dividends) of $7 million for the year ended December 31, 1993 represented a decrease of $14 million as compared to the Company's earnings from continuing operations of $7 million for the corresponding period of 1992. Such decline was due primarily to an increase in income tax expense arising from the aforementioned tax rate change enacted in the third quarter of 1993, an increase in compensation relating to stock appreciation rights and the reduction of interest and dividend income resulting from the disposition at the end of 1992 of a preferred stock investment, net of an increase in gain on disposition of assets, a reduction in loss from early extinguishment of debt and a reduction in minority interest in earnings of consolidated subsidiaries attributable to the repurchase of certain preferred stock of a consolidated subsidiary.

  On May 12, 1992, the Company sold its motion picture theatre business and certain theatre-related real estate assets (see note 14 to the accompanying consolidated financial statements). Accordingly, the operations of the Company's motion picture theatre exhibition industry segment have been reclassified and reflected as "discontinued operations" in the accompanying consolidated financial statements.

  Inflation has not had a significant impact on the Company's results of operations during the three-year period ended December 31, 1994.

RECENT ACCOUNTING PRONOUNCEMENTS

  In November of 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("Statement No. 112"). As the Company's present accounting policies generally are in conformity with the provisions of Statement No. 112, the Company does not believe that Statement No. 112 will have a material effect on the Company. Statement No. 112 is effective for years beginning after December 31, 1994.

  In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities ("Statement No. 115"), effective for fiscal years beginning after December 15, 1993. Under Statement No. 115, debt securities that TCI has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that TCI does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a separate component of stockholders' equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings.

  The Company applied Statement No. 115 beginning in the first quarter of 1994. Application of Statement No. 115 resulted in a net increase of $304 million to stockholders' equity on January 1, 1994, representing the recognition of unrealized appreciation, net of taxes, for the Company's investments in marketable equity securities determined to be available-for-sale. Such amount was adjusted by $182 million recorded in the TCI/Liberty Combination. The amount of net unrealized gain was reduced by $233 million through December 31, 1994. The majority of the aggregate unrealized gain is comprised of the Company's investment in Turner Broadcasting System, Inc. ("TBS") common stock ($100 million) and QVC, Inc. ("QVC") common stock ($127 million). The Company holds no material debt securities.

  The FASB has recently issued other accounting pronouncements which are not yet effective. The Company does not expect that these pronouncements will have a material effect on the Company's consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

  During 1994, subsidiaries of the Company, Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Sprint Corporation ("Sprint") formed a partnership ("WirelessCo") to engage in the business of providing wireless communications services on a nationwide basis. Through WirelessCo, the partners have been participating in auctions ("PCS Auctions") of broadband personal communications services ("PCS") licenses being conducted by the FCC. In the first round auction, which concluded during the first quarter of 1995, WirelessCo was the winning bidder for PCS licenses for 29 markets, including New

York, San Francisco-Oakland-San Jose, Detroit, Dallas-Fort Worth, Boston-Providence, Minneapolis-St. Paul and Miami-Fort Lauderdale. The aggregate license cost for these licenses is approximately $2.1 billion.

  WirelessCo has also invested in American PSC, L.P. ("APC"), which holds a PCS license granted under the FCC's pioneer preference program for the Washington-Baltimore market. WirelessCo acquired its 49% limited partnership interest in APC for $23 million and has agreed to make capital contributions to APC equal to 49/51 of the cost of APC's PCS license. Additional capital contributions may be required in the event APC is unable to finance the full cost of its PCS license. WirelessCo may also be required to finance the build- out expenditures for APC's PCS system. Cox, which holds a pioneer preference PCS license for the Los Angeles-San Diego market, and WirelessCo have also agreed on the general terms and conditions upon which Cox (with a 60% interest) and WirelessCo (with a 40% interest) would form a partnership to hold and develop a PCS system using the Los Angeles-San Diego license. APC and the Cox partnership would affiliate their PCS systems with WirelessCo and be part of WirelessCo's nationwide integrated network, offering wireless communications services under the "Sprint" brand. The Company owns a 30% interest in WirelessCo.

  During 1994, subsidiaries of Cox, Sprint and the Company also formed a separate partnership ("PhillieCo"), in which the Company owns a 35.3% interest. PhillieCo was the winning bidder in the first round auction for a PCS license for the Philadelphia market at a license cost of $85 million. To the extent permitted by law, the PCS system to be constructed by PhillieCo would also be affiliated with WirelessCo's nationwide network.

  WirelessCo may bid in subsequent rounds of the PCS Auctions and may invest in, affiliate with or acquire licenses from other successful bidders. The capital that WirelessCo will require to fund the construction of the PCS systems, in addition to the license costs and investments described above, will be substantial. The Company anticipates funding its portion of WirelessCo's capital requirements through borrowings under a new credit facility.

  At the end of the first quarter of 1995, subsidiaries of the Company, Comcast, Cox and Sprint formed two new partnerships, of which the principal partnership is MajorCo, L.P. ("MajorCo"), to which they contributed their respective interests in WirelessCo and through which they formed another partnership, NewTelco, L.P. ("NewTelco") to engage in the business of providing local wireline communications services to residences and businesses on a nationwide basis. NewTelco will serve its customers primarily through the cable television facilities of cable television operators that affiliate with NewTelco in exchange for agreed-upon compensation. The modification of existing regulations and laws governing the local telephony market will be necessary in order for NewTelco to provide its proposed services on a competitive basis in most states. Subject to agreement upon a schedule for upgrading its cable television facilities in selected markets and certain other matters, the Company has agreed to affiliate certain of its cable systems with NewTelco. The capital required for the upgrade of the Company's cable facilities for the provision of telephony services is expected to be substantial.

  Subsidiaries of the Company, Cox and Comcast, together with Continental Cablevision, Inc. ("Continental"), own Teleport Communications Group, Inc. and TCG Partners (collectively, "TCG"), which is one of the largest competitive access providers in the United States in terms of route miles. The Company, Cox and Comcast have entered into an agreement with MajorCo and NewTelco to contribute their interests in TCG and its affiliated entities to NewTelco. The Company currently owns an approximate 29.9% interest in TCG. The closing of this contribution is subject to the satisfaction of certain conditions, including the receipt of necessary regulatory and other consents and approvals. In addition, the Company, Comcast and Cox intend to negotiate with Continental, which owns a 20% interest in TCG, regarding their acquisition of Continental's TCG interest. If such agreement cannot be reached, they will need to obtain Continental's consent to certain aspects of their agreement with Sprint.

  Subject to agreement upon an initial business plan, the MajorCo partners have committed to make cash capital contributions to MajorCo of $4.0 to $4.4 billion in the aggregate over a three- to five-year period, which amount includes the approximately $500 million ealready contributed by the partners to WirelessCo. The partners intend for MajorCo and its subsidiary partnerships to be the exclusive vehicles through which they engage in the wireless and wireline telephony service businesses, subject to certain exceptions.

  At December 31, 1994, the Company was liable for a $720 million letter of credit which guarantees contributions to WirelessCo. The Company pledged 56,656,584 shares of TCI Class A common stock held by subsidiaries of the Company as collateral for the letter of credit. There were no borrowings pursuant to such letter of credit at December 31, 1994.

  As of January 26, 1995, TCI, TCIC, a wholly-owned subsidiary of TCI, and TeleCable Corporation ("TeleCable") consummated a transaction whereby TeleCable was merged into TCIC (the "TeleCable Merger"). The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of TCI Class A common stock and 1 million shares of TCI Convertible Preferred stock, Series D (the "Series D Preferred Stock") with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock, which accrues dividends at a rate of 5.5% per annum, is convertible into 10 million shares of TCI Class A common stock. The Series D Preferred Stock is redeemable for cash at the option of TCI after five years and at the option of either TCI or the holder after ten years. The amount of net liabilities assumed by TCIC and the number of shares of TCI Class A common stock issued to TeleCable's shareholders are subject to post-closing adjustments.

  On January 20, 1995, Tele-Vue Systems, Inc. ("Tele-Vue"), Viacom International, Inc. ("Viacom"), InterMedia Partners IV, L.P. ("IP-IV") and RCS Pacific, L.P. ("RCS Pacific") entered into an Asset Purchase Agreement (the "Tele-Vue Agreement") pursuant to which RCS Pacific agreed to acquire from Tele- Vue the assets of cable television systems serving approximately 1 million subscribers as of December 31, 1994 for total consideration of approximately $1,983,000,000, subject to adjustment in accordance with the terms of the Tele- Vue Agreement. A subsidiary of TCI has agreed to loan $600 million in cash to IP-IV. IP-IV will, in turn, loan such $600 million to RCS Pacific. RCS Pacific could use the proceeds of the aforementioned loan as a portion of the total cash consideration to be paid to Tele-Vue, or at the option of TCI, to purchase $600 million of TCI Class A common stock. Should TCI elect to sell such common stock, RCS Pacific has the option to pay the consideration to Tele-Vue by delivery of RCS Pacific's short-term note of up to $600 million of the total consideration with the balance to be paid in cash. Such note, if it is delivered, will be secured by RCS Pacific's pledge of shares of stock of TCI having an aggregate market value equal to the principal amount of, and accrued interest on, the note delivered to Tele-Vue. The consummation of the transactions contemplated by the Tele-Vue Agreement is conditioned, among other things, on receipt of approvals of various franchise and other governmental authorities and receipt of "minority tax certificates" from the FCC. Both Houses of Congress have passed legislation to repeal previous legislation which provided for minority tax certificates. The bills are currently in conference. There can be no assurance that the conditions precedent to closing the asset purchase will be satisfied, or that the parties will be able to agree on different terms, if necessary. Separately, TCI and Viacom have reached agreement regarding the settlement of litigation currently pending between them. Final settlement of the litigation will be subject, among other things, to the effectiveness of a new affiliation agreement covering TCI's long-term carriage of Showtime and The Movie Channel. Effectiveness of this affiliation agreement, in turn, is subject to certain conditions, including completion of the cable transactions described above.

  TCI, through its indirect wholly-owned subsidiary, TCID-IP IV, Inc. ("TCID-IP IV"), would hold a 25% limited partnership interest in IP-IV, and IP-IV would in turn hold a 79% limited partnership interest in RCS Pacific. TCI would account for its investment in IP-IV under the equity method of accounting. It is anticipated that if the transactions contemplated by the Tele-Vue Agreement are consummated, TCI's consolidated net income will be significantly reduced because of losses allocable to TCID-IP IV from its investment in IP-IV. As a result of the depreciation and amortization arising from allocation of the purchase price to the assets to be acquired by RCS Pacific and as a result of the interest expense resulting from the third party debt incurred by RCS Pacific to finance the acquisition, it is expected that RCS Pacific will incur losses for some time after the acquisition.

  Pursuant to an Agreement and Plan of Merger dated as of August 4, 1994, as amended (the "QVC Merger Agreement"), QVC Programming Holdings, Inc. (the "Purchaser"), a corporation which is jointly owned by Comcast and Liberty, commenced an offer (the "QVC Tender Offer") to purchase all outstanding shares of common stock and preferred stock of QVC, Inc. ("QVC").

  The QVC Tender Offer expired at midnight, New York City time, on February 9, 1995, at which time the Purchaser accepted for payment all shares of QVC which had been tendered in the QVC Tender Offer. Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. The Company owns an approximate 43% interest of the post-merger QVC.

  In connection with the financing of the QVC merger, the Purchaser entered into a credit facility. The credit facility is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty have pledged their shares of QVC (as the surviving corporation following the QVC merger) pursuant to the credit facility. Neither Liberty nor Comcast has provided any guarantees of the credit facility.

  In connection with the transactions contemplated under a stockholders agreement entered into among Comcast, Liberty and the Purchaser, TCI has undertaken to cause Liberty to comply with each of its representations, warranties, covenants, agreements and obligations under the stockholders agreement. All such undertakings will terminate at such time as equity securities of Liberty or the Liberty Group Common Stock have been distributed and such securities impute a market capitalization of Liberty in excess of $2 billion.

  Upon consummation of the aforementioned QVC transactions, the Company is deemed to exercise significant influence over QVC and, as such, will account for its investment in QVC under the equity method. Had the Company accounted for its investment under the equity method during 1994, the Company would have reflected additional share of earnings of QVC of $8 million (of which $1 million would have been included in the Company's share of Liberty's earnings prior to the TCI/Liberty Combination). Additionally, the Company's investment in QVC, its deferred tax liability and its unrealized gain from available-for-sale securities would have been reduced by $216 million, $89 million and $127 million, respectively, had the Company accounted for its investment in QVC under the equity method during 1994. The 1994 consolidated financial statements will be restated in the first quarter of 1995.

  Pursuant to an underwritten public offering, the Company sold 19,550,000 shares of TCI Class A common stock in February of 1995. The Company received net proceeds of approximately $401 million. Such proceeds were immediately used to reduce outstanding indebtedness under credit facilities.

  The Company's assets consist primarily of investments in its subsidiaries. The Company's rights, and therefore the extent to which the holders of the Company's preferred stocks will be able to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization, will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary (in which case the claims of the Company would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by the Company).

  The Company's ability to pay dividends on any classes or series of preferred stock is dependent upon the ability of the Company's subsidiaries to distribute amounts to the Company in the form of dividends, loans or advances or in the form of repayment of loans and advances from the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay the dividends on any class or series of preferred stock of TCI or to make any funds available therefor, whether by dividends, loans or their payments. The payment of dividends, loans or advances to the Company by its subsidiaries may be subject to statutory or regulatory restrictions, is contingent upon the cash flows generated by those subsidiaries and is subject to various business considerations. Further, certain of the Company's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds by such subsidiaries to the Company in the form of dividends, loans, or advances and require that such subsidiaries' indebtedness to the Company be subordinate to the indebtedness under such loan agreements. The amount of net assets of subsidiaries subject to such restrictions exceeds the Company's consolidated net assets. The Company's subsidiaries currently have the ability to transfer funds to the Company in amounts exceeding the Company's dividend requirement on any class or series of preferred stock. Net cash provided by operating activities of subsidiaries which are not restricted from making transfers to the parent company have been and are expected to continue to be sufficient to enable the parent company to meet its cash obligations.

  Subsidiaries of the Company had approximately $1.8 billion in unused lines of credit at December 31, 1994 excluding amounts related to lines of credit which provide availability to support commercial paper. Although subsidiaries of the Company were in compliance with the restrictive covenants contained in their credit facilities at said date, additional borrowings under the credit facilities are subject to the subsidiaries' continuing compliance with such restrictive covenants (which relate primarily to the maintenance of certain ratios of cash flow to total debt and cash flow to debt service, as defined). The Company believes that the aforementioned FCC 1993 and 1994 rate regulations will not materially impact the availability under its subsidiaries' lines of credit or its ability to repay indebtedness as it matures. See note 7 to the accompanying consolidated financial statements for additional information regarding the material terms of the subsidiaries' lines of credit.

  One measure of liquidity is commonly referred to as "interest coverage." Interest coverage, which is measured by the ratio of Operating Cash Flow (operating income before depreciation, amortization and other non-cash operating credits or charges) ($1,798 million, $1,858 million and $1,637 million in 1994, 1993 and 1992, respectively) to interest expense ($785 million, $731 million and $718 million in 1994, 1993 and 1992, respectively), is determined by reference to the consolidated statements of operations. The Company's interest coverage ratio was 229%, 254% and 228% for 1994, 1993 and 1992, respectively. Management of the Company believes that the foregoing interest coverage ratio is adequate in light of the consistency and nonseasonal nature of its cable television operations and the relative predictability of the Company's interest expense, almost half of which results from fixed rate indebtedness. Operating Cash Flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flows provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such. Operating Cash Flow, as defined, does not take into consideration substantial costs of doing business, such as interest expense, and should not be considered in isolation to other measures of performance.

  Another measure of liquidity is net cash provided by operating activities, as reflected in the accompanying consolidated statements of cash flows. Net cash provided by operating activities ($1,005 million, $1,251 million and $957 million in 1994, 1993 and 1992, respectively) reflects net cash from the operations of the Company available for the Company's liquidity needs after taking into consideration the aforementioned additional substantial costs of doing business not reflected in Operating Cash Flow. Amounts expended by the Company for its investing activities exceed net cash provided by operating activities. However, management believes that net cash provided by operating activities, the ability of the Company and its subsidiaries to obtain additional financing (including the subsidiaries available lines of credit and access to public debt markets), issuances and sales of the Company's equity or equity of its subsidiaries, proceeds from disposition of assets will provide adequate sources of short-term and long-term liquidity in the future. See the Company's consolidated statements of cash flows included in the accompanying consolidated financial statements.

  In order to achieve the desired balance between variable and fixed rate indebtedness and to diminish its exposure to extreme increases in variable interest rates, the Company has entered into various interest rate exchange agreements and interest rate hedge agreements. Pursuant to the interest rate exchange agreements, the Company pays (i) fixed interest rates ranging from 7.2% to 9.9% on notional amounts of $550 million at December 31, 1994 and (ii) variable interest rates on notional amounts of $2,605 million at December 31, 1994. During the years ended December 31, 1994, 1993 and 1992, the Company's net payments pursuant to its fixed rate exchange agreements were $26 million, $38 million and $46 million, respectively. During the years ended December 31, 1994, 1993 and 1992, the Company's net receipts pursuant to its variable rate exchange agreements were $36 million, $31 million and $7 million, respectively. The Company's interest rate hedge agreements fix the maximum variable interest rates on notional amounts of $325 million at 11%. The Company is exposed to credit losses for the periodic settlements of amounts due under the interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.

  Approximately thirty-five percent of the franchises held by the Company, involving approximately 3.8 million basic subscribers, expire within five years. There can be no assurance that the franchises for the Company's systems will be renewed as they expire although the Company believes that its cable television systems generally have been operated in a manner which satisfies the standards established by the Cable Communications Policy Act of 1984 (the "1984 Cable Act"), as supplemented by the renewal provisions of the 1992 Cable Act, for franchise renewal. However, in the event they are renewed, the Company cannot predict the impact of any new or different conditions that might be imposed by the franchising authorities in connection with the renewals. To date they have not varied significantly from the original terms.

  The Company competes with operators who provide, via alternative methods of distribution, the same or similar video programming as that offered by the Company's cable systems. Technologies competitive with cable television have been encouraged by Congress and the FCC. One such technology is direct broadcast satellite ("DBS"). DBS services are offered directly to subscribers owning home satellite dishes that vary in size depending upon the power of the satellite; two DBS operators recently began offering nationwide video services that can be received by a satellite that measures approximately eighteen inches in diameter. DBS operators can acquire the right to distribute over satellite all of the significant cable television programming currently available on the Company's cable systems. As the cost of equipment needed to receive these transmissions declines, the Company expects that it will experience increased and substantial competition from DBS operators.

  The 1984 Cable Act and FCC rules prohibit telephone companies from offering video programming directly to subscribers in their telephone service areas (except in limited circumstances in rural areas). However, a number of Federal Court decisions have held that the cross-entry prohibition in the 1984 Cable Act is unconstitutional as a violation of the telephone company's First Amendment right to free expression. In addition, certain proposals are also pending before the FCC and Congress which would eliminate or relax these restrictions on telephone companies. As the current cross-entry restrictions are removed or relaxed, the Company will face increased competition from telephone companies which, in most cases, have greater financial resources than the Company. All major telephone companies have announced plans to acquire cable television systems or provide video services to the home through fiber optic technology.

  The FCC authorized the provision of so-called "video-dialtone" services by which independent video programmers may deliver services to the home over telephone-provided circuits, thereby by-passing the local cable system or other video provider. Under the FCC decision, such services would require no local franchise agreement or payment to the city or local governmental authority. Although telephone companies providing "video-dialtone" were originally allowed only a limited financial interest in programming services and their role was limited largely to that of a traditional "common carrier," the FCC recently has proposed relaxation of these restrictions and has authorized some telephone companies to offer programming services directly to subscribers. Telephone companies have filed numerous applications with the FCC for authorization to construct video-dialtone systems to provide such services. This alternative means of distributing video services to the consumer's home represents a direct competitive threat to the Company.

  The Company's entertainment and information programming services subsidiaries and 50% owned affiliates lease satellite transponders as follows: 6 full time leases and one shared lease on a "protected" or "transponder protected" basis, and 15 full time "unprotected" leases for an aggregate of 21 transponders on 10 domestic and 2 international communications satellites. Domestic communications satellite transponders may be leased full or part time on a "protected", "transponder protected" or "unprotected" basis. When the carrier provides services to a customer on a "protected" basis, replacement transponders are reserved on board the satellite for use in the event the "protected" transponder fails. Should there be no reserve transponders available, the "protected" customer will displace an "unprotected" transponder customer on the same satellite. In certain cases, the carrier also maintains a protection satellite and should a satellite fail completely, all lessors' "protected" transponders would be moved to the protection satellite. The customer who leases an "unprotected" transponder has no reserve transponders available, and may have its service interrupted for an indefinite period when its transponder is required to restore a "protected" service.

  Although the Company believes it has taken reasonable steps to ensure its continued satellite transmission capability, there can be no assurance that termination or interruption of satellite transmissions will not occur. Such a termination or interruption of service by one or more of these satellites could have a material adverse effect on the results of operations and financial condition of the programming group.

  The availability of replacement satellites and transponder time beyond current leases is dependent on a number of factors over which the Company has no control, including competition among prospective users for available transponders and the availability of satellite launching facilities for replacement satellites. Many of the commercial satellites now in orbit will have to be replaced in the next few years. The federal government has placed restrictions on the launching of commercial satellites by means of the space shuttle, causing manufacturers of commercial satellites to rely on alternative delivery systems to place these satellites in orbit. Additional commercial launching facilities are being developed currently, but there can be no assurance that the launch systems currently in place, or to be developed, will be able to replace the domestic communications satellites as their useful lives end.

  The Company is currently the sole satellite carrier of WTBS, a 24-hour independent UHF television station originated by TBS to cable television system operators and operators of other non-broadcast distribution media who receive the signal on their earth stations and offer the service to their subscribers. Other independent television stations are transmitted by other carriers. Southern does not have an agreement with TBS with respect to the retransmission of the WTBS signal and there are no specific statutory or regulatory restrictions that would prevent any satellite carrier from transmitting the WTBS signal so long as the carrier meets the passive carrier requirements of the Copyright Revision Act of 1976, as amended and any applicable requirements of the Communications Act of 1934, as amended, or, if the carrier serves home satellite dish owners, so long as the carrier meets the requirements of the Satellite Home Viewer Act of 1988. Further, Southern has no control over the programming on such station. TBS produces and distributes other cable programming services, and TBS has and may be expected to continue to give priority to the programming needs of such services in allocating programming owned by it or to which it has national distribution rights. Southern's business could be adversely affected by any change in the type, mix or quality of the programming on WTBS that results in the service being less desirable to cable operators and their subscribers. TBS derives significant revenue from the sale of advertising time on WTBS, however, and the Company therefore believes that TBS has an economic incentive to maintain the audience appeal of WTBS's programming.

  The Company is upgrading and installing optical fiber in its cable systems at a rate such that in two years TCI anticipates that it will be serving the majority of its customers with state-of-the-art fiber optic cable systems. The Company made capital expenditures of $1,264 million in 1994 and the Company expects to expend similar amounts in 1995 to provide for the continued rebuilding of its cable systems. However, such proposed expenditures are subject to reevaluation based upon changes in the Company's liquidity, including those resulting from rate regulation.

  The Company is obligated to pay fees for the license to exhibit certain qualifying films that are released theatrically by various motion picture studios through December 31, 2006 (the "Film License Obligations"). The aggregate minimum liability under certain of the license agreements is approximately $405 million. The aggregate amount of the Film License Obligations under other license agreements is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, the Company's aggregate payments under the Film License Obligations could prove to be significant. Additionally, the Company has guaranteed up to $70 million of similar license fee obligations of another affiliate.

  The Company intends to continue to develop its entertainment and information programming services and has made certain financial commitments related to the acquisition of programming. The Company's obligation for certain sports program rights contracts as of December 31, 1994 was $170 million. It is expected that sufficient cash will be generated by the programming services to satisfy these commitments. However, the continued development of such services may require additional financing and it cannot be predicted whether the Company will obtain such financing on terms acceptable to the Company.

  The Company believes that it has complied, in all material respects, with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for Regulated Services are subject to adjustment upon review, as described above. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Generally, any refunds of the excess portion of all other Regulated Services rates would be retroactive to the later of September 1, 1993, or one year prior to the implementation of the rate reduction. The amount of refunds, if any, which could be payable by the Company in the event that any system's rates were to be successfully challenged, is not considered to be material.

  The Company believes that the FCC's comprehensive system of rate regulation, including regulation of the changes in rates when programming services are added or deleted from service tiers, also may have an adverse effect on the programming services in which the Company has an ownership interest by limiting the carriage of such services and/or the ability and willingness of cable operators to pay the rights fees for such carriage.

  The FCC has adopted rules providing for mandatory carriage by cable systems after September 1, 1993 of all local full-power commercial television broadcast signals (up to one-third of all channels), including the signals of stations carrying home-shopping programming after October 6, 1993, and, depending on a cable system's channel capacity, non-commercial television broadcast signals. Alternatively, after October 6, 1993, commercial broadcasters have the right to deny such carriage unless they grant retransmission consent. The "must-carry" statutory provisions and regulations remain in effect pending the outcome of ongoing judicial proceedings to resolve challenges to their constitutionality. TCI believes that, by requiring such carriage of broadcast signals, these regulations may adversely affect the ability of TCI's programming services to obtain carriage on cable systems with limited channel capacity. To the extent that carriage is thereby limited, the subscriber and advertising revenues available to TCI's programming services also will be limited. However, as discussed above, such regulations have resulted in expanded cable distribution of HSN, which is carried by a number of full-power commercial broadcast television stations.

  The FCC has adopted regulations limiting carriage by a cable operator of national programming services in which that operator holds an attributable interest to 40 percent of the first 75 activated channels on each of the operator's systems. The rules provide for the use of two additional channels or a 45 percent limit, whichever is greater, provided that the additional channels carry minority controlled programming services. The regulations grandfather existing carriage arrangements which exceed the channel limits, but require new channel capacity to be devoted to unaffiliated programming services until the system achieves compliance with the regulations. Channels beyond the first 75 activated channels are not subject to such limitations, and the rules do not apply to local or regional programming services. These rules, which currently are subject to pending petitions for reconsideration before the FCC, may limit carriage of the Company's programming services on certain cable systems of cable operators in which TCI has ownership interests.

  On September 23, 1993, the FCC also adopted regulations establishing a 30% limit on the number of homes passed nationwide that a cable operator may reach through cable systems in which it holds an attributable interest, with an increase to 35% if the additional cable systems are minority controlled. However, the FCC stayed the effectiveness of its ownership limits pending the appeal of a September 16, 1993 decision by the United States District Court for the District of Columbia which, among other things, found unconstitutional the provision of the 1992 Cable Act requiring the FCC to establish such ownership limits. Under the FCC regulations, if the ownership limits are determined to be constitutional, they may limit TCI's future ability to acquire interests in additional cable systems.

  A number of petitions for reconsideration of various aspects of the regulations implementing the 1992 Cable Act remain pending before the FCC. Petitions for judicial review of regulations adopted by the FCC, as well as other court challenges to the 1992 Cable Act and the FCC's regulations, also remain pending. The Company is uncertain how the courts and/or the FCC ultimately will rule or whether such rulings will materially change any existing rules or statutory requirements.

  The Company's various partnerships and other affiliates accounted for under the equity method generally fund their acquisitions, required debt repayments and capital expenditures through borrowings under and refinancing of their own credit facilities (which are generally not guaranteed by the Company) and through net cash provided by their own operating activities.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Tele-Communications, Inc.:

  We have audited the accompanying consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tele-Communications, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in notes 1 and 5 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994.

                                          KPMG Peat Marwick LLP

Denver, Colorado
March 27, 1995

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1993

                                                              1994      1993
                                                           ---------- ---------
                                                           AMOUNTS IN MILLIONS
                          ASSETS
                          ------
Cash...................................................... $       74         1
Trade and other receivables, net..........................        301       232
Inventories, net..........................................        121       --
Investment in Liberty Media Corporation ("Liberty") (note
 3).......................................................        --        489
Investments in affiliates, accounted for under the equity
 method, and related receivables (note 4).................      1,215       645
Investment in Turner Broadcasting System, Inc. ("TBS")
 (note 5).................................................        660       491
Investment in QVC, Inc. ("QVC") (note 6)..................        281         2
Property and equipment, at cost:
  Land....................................................         91        73
  Distribution systems....................................      7,705     6,629
  Support equipment and buildings.........................      1,085       818
  Computer and broadcast equipment........................         61       --
                                                           ---------- ---------
                                                                8,942     7,520
  Less accumulated depreciation...........................      3,066     2,585
                                                           ---------- ---------
                                                                5,876     4,935
                                                           ---------- ---------
Franchise costs...........................................     11,152    10,620
  Less accumulated amortization...........................      1,708     1,423
                                                           ---------- ---------
                                                                9,444     9,197
                                                           ---------- ---------
Other assets, at cost, net of amortization................      1,556       528
                                                           ---------- ---------
                                                           $   19,528    16,520
                                                           ========== =========

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

                    CONSOLIDATED BALANCE SHEETS--(CONTINUED)

                           DECEMBER 31, 1994 AND 1993

                                                            1994       1993
                                                         ----------  ---------
                                                         AMOUNTS IN MILLIONS
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Accounts payable........................................ $      201        124
Accrued interest........................................        183        157
Other accrued expenses..................................        809        500
Debt (note 7)...........................................     11,162      9,900
Deferred income taxes (note 11).........................      3,613      3,310
Other liabilities.......................................        160        114
                                                         ----------  ---------
    Total liabilities...................................     16,128     14,105
                                                         ----------  ---------
Minority interests in equity of consolidated
 subsidiaries...........................................        429        285
Redeemable preferred stocks (note 8)....................        --          18
Stockholders' equity (note 9):
  Series Preferred Stock, $.01 par value................        --         --
  Class B 6% Cumulative Redeemable Exchangeable Junior
   Preferred Stock, $.01 par value......................        --         --
  Convertible Preferred Stock, Series C, $.01 par value.        --         --
  Class A common stock, $1 par value Authorized
   1,100,000,000 shares; issued 576,979,498 shares in
   1994 and 481,837,347 shares in 1993..................        577        482
  Class B common stock, $1 par value Authorized
   150,000,000 shares; issued 89,287,429 shares in 1994
   and 47,258,787 shares in 1993........................         89         47
  Additional paid-in capital............................      2,959      2,293
  Cumulative foreign currency translation adjustment,
   net of taxes.........................................         (4)       (29)
  Unrealized holding gains for available-for-sale
   securities, net of taxes.............................        253        --
  Accumulated deficit...................................       (293)      (348)
                                                         ----------  ---------
                                                              3,581      2,445
Treasury stock, at cost (86,030,992 and 79,335,038
 shares of Class A common stock in 1994 and 1993 and
 4,172,629 shares of Class B common stock in 1994)......       (610)      (333)
                                                         ----------  ---------
    Total stockholders' equity..........................      2,971      2,112
                                                         ----------  ---------
Commitments and contingencies (note 12)................. $   19,528     16,520
                                                         ==========  =========

          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                     1994     1993     1992
                                                   --------  -------- --------
                                                     AMOUNTS IN MILLIONS,
                                                   EXCEPT PER SHARE AMOUNTS
Revenue (note 13):
  From cable and programming services (note 3).... $  4,454    4,153    3,574
  Net sales from home shopping services...........      482      --       --
                                                   --------  -------  -------
                                                      4,936    4,153    3,574
                                                   --------  -------  -------
Operating costs and expenses:
  Operating (note 3)..............................    1,445    1,190    1,028
  Cost of sales...................................      313      --       --
  Selling, general and administrative (note 4)....    1,380    1,105      909
  Compensation relating to stock appreciation
   rights.........................................      --        31        1
  Adjustment to compensation relating to stock
   appreciation rights............................       (8)     --       --
  Restructuring charge............................      --       --         8
  Depreciation....................................      700      622      512
  Amortization....................................      318      289      252
                                                   --------  -------  -------
                                                      4,148    3,237    2,710
                                                   --------  -------  -------
    Operating income (note 13)....................      788      916      864
Other income (expense):
  Interest expense................................     (785)    (731)    (718)
  Interest and dividend income....................       36       34       69
  Share of earnings of Liberty (note 3)...........      125        4       22
  Share of losses of other affiliates, net (note
   4).............................................     (120)     (76)    (105)
  Gain on sale of stock by equity investee (note
   4).............................................      161      --       --
  Gain (loss) on disposition of assets............      (10)      42        9
  Premium received on redemption of preferred
   stock investment (note 4)......................      --       --        14
  Loss on early extinguishment of debt............       (9)     (17)     (67)
  Minority interests in losses (earnings) of
   consolidated subsidiaries, net.................        2       (5)     (41)
  Other, net......................................      (17)      (6)      (2)
                                                   --------  -------  -------
                                                       (617)    (755)    (819)
                                                   --------  -------  -------
    Earnings from continuing operations before
     income taxes.................................      171      161       45
Income tax expense (note 11)......................     (116)    (168)     (38)
                                                   --------  -------  -------
    Earnings (loss) from continuing operations....       55       (7)       7
Loss from discontinued operations, net of income
 taxes (note 14)..................................      --       --       (15)
                                                   --------  -------  -------
    Net earnings (loss)...........................       55       (7)      (8)
Dividend requirements on preferred stocks.........       (8)      (2)     (15)
                                                   --------  -------  -------
    Net earnings (loss) attributable to common
     stockholders................................. $     47       (9)     (23)
                                                   ========  =======  =======
Primary and fully diluted earnings (loss)
 attributable to common stockholders per common
 and common equivalent share (note 1):
  Continuing operations........................... $    .09     (.02)    (.01)
  Discontinued operations.........................      --       --      (.04)
                                                   --------  -------  -------
                                                   $    .09     (.02)    (.05)
                                                   ========  =======  =======

          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                             UNREALIZED
                                                                 CUMULATIVE   HOLDING      NOTE
                                                                   FOREIGN   GAINS FOR  RECEIVABLE                         TOTAL
                   CLASS B  SERIES C   COMMON STOCK   ADDITIONAL  CURRENCY   AVAILABLE-    FROM                            STOCK-
                  PREFERRED PREFERRED ---------------  PAID-IN   TRANSLATION  FOR-SALE   RELATED   ACCUMULATED TREASURY   HOLDERS'
                    STOCK     STOCK   CLASS A CLASS B  CAPITAL   ADJUSTMENT  SECURITIES   PARTY      DEFICIT    STOCK      EQUITY
                  --------- --------- ------- ------- ---------- ----------- ---------- ---------- ----------- -------- ------------
                                                                  AMOUNTS IN MILLIONS
Balance at Decem-
 ber 31, 1991....   $--        --       449      49     1,738        --          --        --         (333)      (333)      1,570
 Net loss........    --        --       --      --        --         --          --        --           (8)       --           (8)
 Conversion of
  public deben-
  tures (note 7).    --        --         7     --        105        --          --        --          --         --          112
 Issuance of com-
  mon stock upon
  exercise of op-
  tions..........    --        --         1     --         13        --          --        --          --         --           14
 Issuance of
  Class A common
  stock for ac-
  quisition and
  investment.....    --        --         5     --         93        --          --        --          --         --           98
 Dividends on re-
  deemable pre-
  ferred stocks..    --        --       --      --        (15)       --          --        --          --         --          (15)
 Foreign currency
  translation ad-
  justment.......    --        --       --      --        --         (19)        --        --          --         --          (19)
 Acquisition and
  retirement of
  common stock...    --        --       --       (1)      (25)       --          --        --          --         --          (26)
                    ----       ---      ---     ---     -----        ---        ----       ---        ----       ----       -----
Balance at Decem-
 ber 31, 1992....    --        --       462      48     1,909        (19)        --        --         (341)      (333)      1,726
 Net loss........    --        --       --      --        --         --          --        --           (7)       --           (7)
 Issuance of com-
  mon stock upon
  conversion of
  notes (note 7).    --        --        20     --        383        --          --        --          --         --          403
 Issuance of com-
  mon stock upon
  exercise of op-
  tions..........    --        --       --      --          7        --          --        --          --         --            7
 Dividends on re-
  deemable pre-
  ferred stocks..    --        --       --      --        (2)        --          --        --          --         --           (2)
 Foreign currency
  translation ad-
  justment.......    --        --       --      --        --         (10)        --        --          --         --          (10)
 Acquisition and
  retirement of
  common stock...    --        --       --       (1)      (4)        --          --        --          --         --           (5)
                    ----       ---      ---     ---     -----        ---        ----       ---        ----       ----       -----
Balance at Decem-
 ber 31, 1993....    --        --       482      47     2,293        (29)        --        --         (348)      (333)      2,112
 Unrealized hold-
  ing gains for
  available-for-
  sale securities
  as of January
  1, 1994 (note
  5).............    --        --       --      --        --         --          304       --          --         --          304
 Net earnings....    --        --       --      --        --         --          --        --           55        --           55
 Conversion of
  redeemable pre-
  ferred stock
  (note 8).......    --        --         1     --         17        --          --        --          --         --           18
 Issuance of com-
  mon stock upon
  conversion of
  notes (note 7).    --        --         3     --        --         --          --        --          --         --            3
 Issuance of com-
  mon stock upon
  exercise of
  stock option...    --        --       --      --          3        --          --        --          --         --            3
 Acquisition and
  retirement of
  common stock...    --        --       --      --         (2)       --          --        --          --         --           (2)
 Consummation of
  the TCI/Liberty
  Combination
  (notes 1 and
  3).............    --        --        85      42       383        --          182       (15)        --        (285)        392
 Issuance of Se-
  ries C Pre-
  ferred Stock in
  acquisition
  (note 9).......    --        --       --      --        168        --          --        --          --         --          168
 Accreted divi-
  dends on all
  classes of pre-
  ferred stock...    --        --       --      --         (8)       --          --        --          --         --           (8)
 Accreted divi-
  dends on all
  classes of pre-
  ferred stock
  not subject to
  mandatory re-
  demption re-
  quirements.....    --        --       --      --          8        --          --        --          --         --            8
 Payment of pre-
  ferred stock
  dividends......    --        --       --      --         (4)       --          --        --          --         --           (4)
 Foreign currency
  translation ad-
  justment.......    --        --       --      --        --          25         --        --          --         --           25
 Issuance of TCI
  Class A common
  stock to sub-
  sidiaries of
  TCI in Reorga-
  nization.......    --        --       --      --        (23)       --          --        --          --          23         --
 Issuance of
  Class A common
  stock for in-
  vestment.......    --        --         6     --        124        --          --        --          --         --          130
 Repayment of
  note receivable
  from related
  party (note 9).    --        --       --      --        --         --          --         15         --         (15)        --
 Change in
  unrealized
  holding gains
  for available-
  for-sale secu-
  rities (note
  5).............    --        --       --      --        --         --         (233)      --          --         --         (233)
                    ----       ---      ---     ---     -----        ---        ----       ---        ----       ----       -----
Balance at Decem-
 ber 31, 1994....   $ --       --       577      89     2,959         (4)        253       --         (293)      (610)      2,971
                     ====       ===      ===     ===     =====        ===        ====       ===        ====       ====       =====

          See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                      1994     1993     1992
                                                     -------  -------  -------
                                                       AMOUNTS IN MILLIONS
                                                          (SEE NOTE 2)
Cash flows from operating activities:
 Net earnings (loss)................................ $    55  $    (7) $    (8)
 Adjustments to reconcile net earnings (loss) to net
  cash provided by operating activities:
 Depreciation and amortization......................   1,018      911      764
 Compensation relating to stock appreciation
  rights............................................     --        31        1
 Adjustment to compensation relating to stock
  appreciation rights...............................      (8)     --       --
 Payment for stock appreciation rights..............     --       --       (80)
 Share of earnings of Liberty.......................    (125)      (4)     (22)
 Share of losses of other affiliates................     120       76      105
 Gain on sale of stock by equity investee...........    (161)     --       --
 Deferred income tax expense........................      33      139       28
 Minority interests in earnings (losses)............      (2)       5       41
 Amortization of debt discount......................       1       27       27
 Loss on early extinguishment of debt...............       9       17       67
 Loss (gain) on disposition of assets...............      10      (42)      (9)
 Noncash interest expense...........................       5      --       --
 Premium received on preferred stock investment
  redemption........................................     --       --       (14)
 Payment of premium received on preferred stock
  investment redemption.............................     --        14      --
 Noncash interest and dividend income...............      (8)      (7)     (40)
 Discontinued operations............................     --       --        15
 Restructuring charge...............................     --       --         8
 Payment on restructuring charge....................     --        (8)     --
  Changes in operating assets and liabilities, net
   of the effect of acquisitions:
  Change in receivables.............................      15      (32)      (3)
  Change in inventories.............................     (26)     --       --
  Change in accrued interest........................      13       63      --
  Change in other accruals and payables.............      56       68       77
                                                     -------  -------  -------
   Net cash provided by operating activities........   1,005    1,251      957
                                                     -------  -------  -------
Cash flows from investing activities:
 Cash paid for acquisitions.........................    (358)    (158)  (1,256)
 Capital expended for property and equipment........  (1,264)    (947)    (526)
 Cash proceeds from disposition of assets...........      39      149       66
 Payment received on preferred stock investment
  redemption........................................     --       183      --
 Cash proceeds from disposition of discontinued
  operations........................................     --       --       220
 Discontinued operations............................     --       --         9
 Additional investments in and loans to affiliates
  and others........................................    (445)    (361)    (205)
 Repayment of loans by affiliates and others........     148       62       32
 Return of capital from affiliates..................      24        1        1
 Other investing activities.........................    (136)     (99)    (155)
                                                     -------  -------  -------
   Net cash used in investing activities............  (1,992)  (1,170)  (1,814)
                                                     -------  -------  -------
Cash flows from financing activities:
 Borrowings of debt.................................   4,676    6,305    5,354
 Repayments of debt.................................  (3,607)  (6,321)  (4,435)
 Repayment of short-term notes to affiliate.........     --       --       (22)
 Preferred stock dividends of subsidiaries..........      (6)      (6)      (6)
 Preferred stock dividends..........................      (4)      (2)     (15)
 Repurchases of preferred stock.....................     --       (92)      (5)
 Issuances of common stock..........................       1        6        7
 Repurchases of common stock........................     --        (4)     (19)
                                                     -------  -------  -------
   Net cash provided (used) by financing activities.   1,060     (114)     859
                                                     -------  -------  -------
   Net increase (decrease) in cash..................      73      (33)       2
   Cash at beginning of year........................       1       34       32
                                                     -------  -------  -------
   Cash at end of year.............................. $    74  $     1  $    34
                                                     =======  =======  =======

See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1994, 1993 AND 1992

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Tele-Communications, Inc. (formerly TCI/Liberty Holding Company) and those of all majority-owned subsidiaries ("TCI" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

 The TCI/Liberty Combination

  As of January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "Old TCI") and Liberty entered into a definitive merger agreement (the "TCI/Liberty Merger Agreement") to combine the two companies (the "TCI/Liberty Combination"). The transaction was consummated on August 4, 1994 and was structured as a tax free exchange of Class A and Class B shares of both companies and preferred stock of Liberty for like shares of a newly formed holding company, TCI/Liberty Holding Company. In connection with the TCI/Liberty Combination, Old TCI changed its name to TCI Communications, Inc. ("TCIC") and TCI/Liberty Holding Company changed its name to Tele-Communications, Inc. Old TCI shareholders received one share of TCI for each of their shares. Liberty common shareholders received 0.975 of a share of TCI for each of their common shares (see note 3). Upon consummation of the TCI/Liberty Combination, certain subsidiaries of TCIC exchanged the 79,335,038 shares of Old TCI Class A common stock held by such subsidiaries for 79,335,038 shares of TCI Class A common stock. Such ownership is reflected as treasury stock at such subsidiaries' historical cost in the accompanying consolidated financial statements.

 Reorganization

  During the fourth quarter of 1994, the Company was reorganized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital (the "Reorganization"). Upon Reorganization, certain of the assets of TCIC and Liberty were transferred to the other operating units. As consideration for such transfer of assets by TCIC and Liberty, TCI issued 317,112 shares of TCI Class A common stock and 246,402 shares of Redeemable Convertible Preferred Stock, Series E ("Series E Preferred Stock") (see note 9).

 Receivables

  Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1994 and 1993 was not material.

 Inventories, net

  Inventories, consisting of products held for sale, are valued at the lower of cost or market, cost being determined using the first-in, first-out method. Cost includes freight, certain warehousing costs and other allocable overhead. Market is determined on the basis of replacement cost or net realizable value, giving consideration to obsolescence and other factors. The inventory balances are presented net of a reserve of $19 million at December 31, 1994.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Investments

  In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement No. 115"), effective for fiscal years beginning after December 15, 1993. Under Statement No. 115, debt securities that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a separate component of shareholders' equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings. Marketable equity securities held by the Company were reported at the lower of cost or market prior to the adoption of Statement No. 115, and any declines in the value which were other than temporary were reflected as a reduction in the Company's carrying value of such investment.

  Other investments in which the ownership interest is less than 20% but do not fall within the guidelines of Statement No. 115 are generally carried at cost. For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of the net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of the Company's investment in, advances to and guarantees for the investee. The Company's share of net earnings or losses of affiliates includes the amortization of purchase adjustments.

  Changes in the Company's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, are recognized as gains or losses in the Company's consolidated statement of operations.

 Property and Equipment

  Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. During 1994, 1993 and 1992, interest capitalized was not material.

  Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems, 3 to 40 years for support equipment and buildings and 6 to 13 years for computer and broadcast equipment.

  Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety. However, recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to the Company's ownership interest in such affiliates.

 Franchise Costs

  Franchise costs include the difference between the cost of acquiring cable television systems and amounts assigned to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by the Company in obtaining franchises are being amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Interest Rate Derivatives

  Amounts receivable or payable under derivative financial instruments used to manage interest rate risks arising from the Company's financial liabilities are recognized as interest expense. Gains and losses on early terminations of derivatives are included in the carrying amount of the related debt and amortized as yield adjustments over the remaining terms of the debt. The Company does not use such instruments for trading purposes.

 Minority Interests

  Recognition of minority interests' share of losses of consolidated subsidiaries is limited to the amount of such minority interests' allocable portion of the common equity of those consolidated subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of consolidated subsidiaries have the right to cause the Company to repurchase such holders' common equity.

  Included in minority interests in equity of consolidated subsidiaries is $50 million in each of 1994 and 1993 of preferred stocks (and accumulated dividends thereon) of certain subsidiaries. The current dividend requirements on these preferred stocks aggregate $6 million per annum and such dividend requirements are reflected as minority interests in the accompanying consolidated statements of operations.

 Foreign Currency Translation

  All balance sheet accounts of foreign investments are translated at the current exchange rate as of the end of the accounting period. Statement of operations items are translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of stockholders' equity.

 Net Sales from Home Shopping Services

  Net sales include merchandise sales and shipping and handling revenues, and are reduced by incentive discounts and sales returns to arrive at net sales. The Company's sales policy allows merchandise to be returned at the customer's discretion, generally up to 30 days after the date of sale. An allowance for returned merchandise is provided based upon past experience.

 Earnings (Loss) Per Common and Common Equivalent Share

  Primary earnings per common and common equivalent share attributable to common stockholders was computed by dividing net earnings attributable to common stockholders by the weighted average number of common and common equivalent shares outstanding (540.8 million for the year ended December 31, 1994).

  Fully diluted earnings per common and common equivalent share attributable to common stockholders was computed by dividing earnings attributable to common stockholders by the weighted average number of common and common equivalent shares outstanding (540.8 million for the year ended December 31, 1994). Shares issuable upon conversion of the Convertible Preferred Stock, Series C ("Series C Preferred Stock") (see note 9) have not been included in the computation of weighted average shares because their effect would be anti-dilutive.

  Loss per common share attributable to common stockholders for the years ended December 31, 1993 and 1992 was computed by dividing net loss attributable to common stockholders by the weighted average

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) number of common shares outstanding (432.6 million for the year ended December 31, 1993 and 424.1 million for the year ended December 31, 1992). Common stock equivalents were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

 Reclassification

  Certain amounts have been reclassified for comparability with the 1994 presentation.

(2) SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

  Cash paid for interest was $758 million, $641 million and $689 million for the years ended December 31, 1994, 1993 and 1992, respectively. Also, during these periods, cash paid for income taxes was not material.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Significant noncash investing and financing activities are as follows:

                                                            YEARS ENDED
                                                            DECEMBER 31,
                                                        ----------------------
                                                         1994    1993    1992
                                                        -------  ------ ------
                                                        AMOUNTS IN MILLIONS
   Cash paid for acquisitions:
     Fair value of assets acquired....................  $ 1,921   172    1,231
     Liabilities assumed, net of current assets.......     (648)   (7)      21
     Deferred tax liability recorded in acquisitions..     (190)   (7)       7
     Minority interests in equity of acquired
      entities........................................      (35)  --       --
     Note receivable from related party assumed.......       15   --       --
     Common stock and preferred stock issued in
      acquisitions....................................     (808)  --        (3)
     Common stock issued to TCIC and Liberty in the
      TCI/Liberty Combination reflected as treasury
      stock (note 3)..................................      285   --       --
     Unrealized gains on available-for-sale securities
      of acquired entities............................     (182)  --       --
                                                        -------  ----   ------
       Cash paid for acquisitions.....................  $   358   158    1,256
                                                        =======  ====   ======
   Common stock issued upon conversion of redeemable
    preferred stock...................................  $    18   --       --
                                                        =======  ====   ======
   Effect of foreign currency translation adjustment
    on book value of foreign consolidated subsidiaries
    and equity method investments.....................  $    25    10       19
                                                        =======  ====   ======
   TCI common stock issued to subsidiaries in
    Reorganization reflected as treasury stock........  $    23   --       --
                                                        =======  ====   ======
   Unrealized gains, net of deferred income taxes, on
    available-for-sale securities as of January 1,
    1994..............................................  $   304   --       --
                                                        =======  ====   ======
   Reduction in unrealized gains, net of deferred
    income taxes, on available-for-sale securities
    exclusive of unrealized gains recorded in the
    TCI/Liberty Combination...........................  $   233   --       --
                                                        =======  ====   ======
   Common stock issued upon conversion of notes (with
    accrued interest through conversion)..............  $     3   403      112
                                                        =======  ====   ======
   Repayment of note receivable from related party
    with shares of TCI Class A common stock...........  $    15   --       --
                                                        =======  ====   ======
   Receipt of notes receivable upon disposition of
    Liberty common stock and preferred stock..........  $   --    182      --
                                                        =======  ====   ======
   Noncash exchange of equity investment for
    consolidated subsidiary and equity investment.....  $   --     22      --
                                                        =======  ====   ======
   Noncash capital contribution to Community Cable
    Television ("CCT")................................  $   --     22      --
                                                        =======  ====   ======
   Common stock surrendered in lieu of cash upon
    exercise of stock options.........................  $     2     1        7
                                                        =======  ====   ======
   Value of TCI Class A common stock issued as part of
    purchase price of equity investment...............  $   --    --        95
                                                        =======  ====   ======
   Note received upon disposition of assets...........  $   --    --        15
                                                        =======  ====   ======

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(3) INVESTMENT IN LIBERTY MEDIA CORPORATION

  TCIC owned 3,477,778 shares of Liberty Class A common stock and 55,070 shares of Liberty Class E, 6% Cumulative Redeemable Exchangeable Junior Preferred Stock ("Liberty Class E Preferred Stock"). Upon consummation of the TCI/Liberty Combination, TCIC received 3,390,833 shares of TCI Class A common stock and 55,070 shares of TCI Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock ("Class B Preferred Stock"), a new preferred stock of TCI having designations, preferences, rights and qualifications, limitations and restrictions that are substantially identical to those of the Liberty Class E Preferred Stock, except that the holders of the Class B Preferred Stock will be entitled to one vote per share in any general election of directors of TCI (see note 9). The Class B Preferred Stock received by TCIC eliminates in consolidation.

  Upon consummation of the TCI/Liberty Combination, the remaining classes of preferred stock of Liberty held by TCIC were converted into shares of Class A Preferred Stock, a new series of preferred stock of TCI having a substantially equivalent fair market value to that which was given up. All such preferred stock eliminates in consolidation (See note 9.)

  Liberty owned 2,988,009 shares of Old TCI Class A common stock and 3,537,712 shares of Old TCI Class B common stock. Such shares were replaced with the same number of shares of TCI Class A and Class B common stock upon consummation of the TCI/Liberty Combination.

  TCIC's and Liberty's ownership of TCI common stock are reflected as treasury stock in the accompanying consolidated financial statements. Such amounts have been recorded at the historical cost previously reflected by TCIC and Liberty.

  Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method. Accordingly, TCIC had not recognized any income relating to dividends, including preferred stock dividends, and TCIC recorded the earnings or losses generated by Liberty (by recognizing 100% of Liberty's earnings or losses before deducting preferred stock dividends) through the date the TCI/Liberty Combination was consummated.

  The TCI/Liberty Combination was accounted for using predecessor cost due to the aforementioned related party considerations. The results of operations of such acquired entity have been consolidated with those of the Company since the date the TCI/Liberty Combination was consummated. On a pro forma basis, the Company's revenue would have been increased by approximately $790 million and $1,153 million for the years ended December 31, 1994 and 1993, respectively, had the acquisition occurred prior to January 1, 1993. On a pro forma basis, the Company's net earnings would have remained unchanged as the Company had recognized 100% of Liberty's earnings or losses through the date the TCI/Liberty Combination was consummated. On a pro forma basis, the Company's earnings per share would have decreased by $.01 for the year ended December 31, 1994 and the Company's loss per share would have remained unchanged for the year ended December 31, 1993 had the acquisition occurred prior to January 1, 1993. The foregoing unaudited pro forma financial information was based upon historical results of operations adjusted for acquisition costs and, in the opinion of management, is not necessarily indicative of the results had the Company operated the acquired entity prior to January 1, 1993.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Summarized unaudited financial information of Liberty as of December 31, 1993 and for the period from January 1, 1994 through August 4, 1994 and for the years ended December 31, 1993 and 1992 is as follows:

                                                                  DECEMBER 31,
                 CONSOLIDATED FINANCIAL POSITION                      1993
                 -------------------------------               -------------------
                                                               AMOUNTS IN MILLIONS
   Cash and cash equivalents..................................       $   91
   Investment in TCI common stock.............................          104
   Other investments and related receivables..................          372
   Other assets, net..........................................          870
                                                                     ------
     Total assets.............................................       $1,437
                                                                     ======
   Debt.......................................................       $  446
   Deferred income taxes......................................            2
   Other liabilities..........................................          307
   Minority interests.........................................          175
   Redeemable preferred stocks................................          155
   Stockholders' equity.......................................          352
                                                                     ------
     Total liabilities and stockholders' equity...............       $1,437
                                                                     ======

                  CONSOLIDATED OPERATIONS                 1994    1993    1992
                  -----------------------                ------  -------  ------
                                                         AMOUNTS IN MILLIONS
   Revenue.............................................. $  790    1,153    157
   Operating expenses...................................   (726)  (1,105)  (144)
   Depreciation and amortization........................    (32)     (49)   (16)
                                                         ------  -------  -----
     Operating income (loss)............................     32       (1)    (3)
   Interest expense.....................................    (22)     (31)    (7)
   Other, net...........................................    115       36     32
                                                         ------  -------  -----
     Net earnings....................................... $  125        4     22
                                                         ======  =======  =====

  Prior to the TCI/Liberty Combination, TCIC purchased sports and other programming from certain subsidiaries of Liberty. Charges to TCIC (which were based upon customary rates charged to others) for such programming were $27 million, $44 million and $44 million for the period from January 1, 1994 through August 4, 1994 and for the years ended December 31, 1993 and 1992, respectively. Such amounts are included in operating expenses in the accompanying consolidated statements of operations. Certain subsidiaries of Liberty purchased from TCIC, at TCIC's cost plus an administrative fee, certain pay television and other programming. In addition, a consolidated subsidiary of Liberty paid a commission to TCIC for merchandise sales to customers who were subscribers of TCIC's cable systems. Aggregate commission and charges for such programming were $9 million, $11 million and $3 million for the period from January 1, 1994 through August 4, 1994 and for the years ended December 31, 1993 and 1992, respectively. Such amounts are recorded in revenue in the accompanying consolidated statements of operations.

  On July 11, 1994, Rainbow Program Enterprise ("Rainbow") purchased 49.9% of Liberty's 50% general partnership interest in American Movie Classics Company ("AMC"). The gain recognized by Liberty in connection with the disposition of AMC was $183 million and is included in the Company's share of Liberty's earnings prior to the TCI/Liberty Combination.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In January 1992, the Company and Liberty formed CCT, a general partnership created for the purpose of acquiring and operating cable television systems. The definitive partnership agreement was executed in March 1992. Pursuant to a cable television management agreement, a subsidiary of TCI provided management services for cable television systems owned by CCT. The subsidiary received a fee equal to 3% of the gross cable television revenue of the partnership prior to the TCI/Liberty Combination.

(4) INVESTMENTS IN AFFILIATES

  The Company has various investments accounted for under the equity method. Some of the more significant investments held by the Company at December 31, 1994 are TeleWest Communications plc ("TeleWest Communications") (carrying value of $454 million), Discovery Communications, Inc. (carrying value of $113 million) and Teleport Communications Group, Inc. ("TCG") (carrying value of $126 million).

  The Company is a shareholder of TeleWest Communications plc (formerly TCI/US WEST Cable Communications Group or "TeleWest UK") ("TeleWest Communications"), a company that is currently operating and constructing cable television and telephone systems in the United Kingdom ("UK"). TeleWest Communications, which is accounted for under the equity method, had a carrying value at December 31, 1994 of $454 million and comprised $43 million, $28 million and $26 million of the Company's share of its affiliates' losses in 1994, 1993 and 1992, respectively. In February 1994, the Company acquired a consolidated investment in Flextech p.l.c. ("Flextech"). Flextech accounted for net losses of $24 million (before deducting the minority interests' 40% share of such losses) in 1994. In addition, the Company has other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other equity method investments had a carrying value of $135 million at December 31, 1994 and accounted for $50 million of the Company's share of its affiliates' losses in 1994.

  On November 22, 1994, TCI and US West, Inc. each exchanged their respective 50% ownership interest in TeleWest UK for 302,250,000 ordinary shares and 76,500,000 convertible preference shares of TeleWest Communications (the "TeleWest Exchange"). Following the completion of the TeleWest Exchange, TeleWest Communications conducted an initial public offering on November 23, 1994 in which it sold 243,740,000 ordinary shares for aggregate net proceeds of (Pounds)401 million (the "TeleWest IPO"). Upon completion of the TeleWest Exchange and the TeleWest IPO, TCI and US West, Inc. each became the owners of 36% of the ordinary shares and 38% of the total outstanding ordinary and convertible preference shares of TeleWest Communications. As a result of the TeleWest IPO and the associated dilution of the Company's ownership interest of TeleWest Communications, Inc., the Company has recognized a nonrecurring gain amounting to $161 million (before deducting the related tax expense of $57 million).

  On December 2, 1992, SCI Holdings, Inc. ("SCI") consummated a transaction (the "Split-Off") that resulted in the ownership of its cable systems being split between its two stockholders, which stockholders were Comcast Corporation ("Comcast") and the Company. Prior to the Split-Off, the Company had an investment in the common stock of SCI and the preferred stock of its wholly-owned subsidiary, Storer Communications, Inc. ("Storer").

  The Split-Off, which permitted refinancing of substantially all of the publicly held debt of SCI and the preferred stock of Storer, was effected by the distribution of approximately 50% of the net assets of SCI to three holding companies formed by the Company (the "Holding Companies").

  Prior to the Split-Off, the Company contributed its SCI common stock to the Holding Companies in exchange for 100% of such Holding Companies' common stock. The amount of SCI common stock

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

contributed to each of the Holding Companies was based upon the proportionate value of net assets to be received by each of the Holding Companies in the Split-Off. SCI then merged into Storer and the SCI common stock held by the Holding Companies was converted into Storer common stock.

  Also prior to the Split-Off, (i) the Holding Companies incurred long-term debt aggregating approximately $1.1 billion and contributed substantially all of the resulting proceeds to Storer and (ii) a consolidated subsidiary of TCI redeemed approximately $476 million of its debt securities held by Storer with proceeds of its separate financing, and an affiliate of Comcast redeemed approximately $274 million of its debt securities held by Storer. In turn, Storer utilized substantially all of the proceeds of such contributions and redemptions to repurchase its preferred stock and extinguish all of its debt. The Company's share of Storer's loss on early extinguishment of debt was $52 million and such amount is included in loss on early extinguishment of debt in the accompanying consolidated statements of operations. Additionally, the Company received a premium, amounting to $14 million, on the repurchase of the Storer preferred stock. Such amount is reflected separately in the accompanying consolidated financial statements.

  In the Split-Off, Storer redeemed its common stock held by the Holding Companies in exchange for 100% of the capital stock of certain operating subsidiaries of Storer.

  Immediately following the Split-Off, the Company owned a majority of the common stock of the Holding Companies and Comcast owned 100% of the common stock of Storer. As such, the Company, which previously accounted for its investment in SCI using the equity method, now consolidates its investment in the Holding Companies. The assets of the Holding Companies were recorded at predecessor cost.

  In connection with the Company's 1988 acquisition of an equity interest in SCI, a subsidiary of the Company issued certain debt and equity securities to Storer for $650 million. Such debt securities were redeemed and the equity securities were received by one of the Holding Companies in the Split-Off. Interest charges and preferred stock dividend requirements on these debt and equity securities, prior to the Split-Off, aggregated $81 million for the period ended December 2, 1992. The Company's share of losses of SCI, prior to the Split-Off for the period ended December 2, 1992 amounted to $51 million, as adjusted for the effect of interest and dividends accounted for by Storer as capital transactions due to their related party nature.

  Summarized unaudited financial information for affiliates other than Liberty is as follows:

                                                                   DECEMBER 31,
                                                                   -------------
   COMBINED FINANCIAL POSITION                                      1994   1993
   ---------------------------                                     ------  -----
                                                                    AMOUNTS IN
                                                                     MILLIONS
   Property and equipment, net.................................... $2,243  1,059
   Franchise costs, net...........................................  1,231    266
   Feature film inventory.........................................    115    --
   Other assets, net..............................................  1,512    727
                                                                   ------  -----
     Total assets................................................. $5,101  2,052
                                                                   ======  =====
   Debt........................................................... $2,579    593
   Due to (from) TCI..............................................     (2)    78
   Feature film rights payable....................................     16    --
   Other liabilities..............................................    681    338
   Owners' equity.................................................  1,827  1,043
                                                                   ------  -----
     Total liabilities and equity................................. $5,101  2,052
                                                                   ======  =====

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                     YEARS ENDED DECEMBER 31,
                                                     ---------------------------
                  COMBINED OPERATIONS                  1994      1993    1992
                  -------------------                ---------  ----------------
                                                       AMOUNTS IN MILLIONS
   Revenue.......................................... $   2,015     713    1,224
   Operating expenses...............................    (1,674)   (648)    (786)
   Depreciation and amortization....................      (398)   (127)    (303)
                                                     ---------  ------  -------
     Operating income (loss)........................       (57)    (62)     135
   Interest expense.................................      (169)    (37)    (295)
   Other, net.......................................        82      98     (234)
                                                     ---------  ------  -------
     Net loss....................................... $    (144)     (1)    (394)
                                                     =========  ======  =======

  Certain of the Company's affiliates are general partnerships and any subsidiary of the Company that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(5) INVESTMENT IN TURNER BROADCASTING SYSTEM, INC.

  The Company owns shares of a class of preferred stock of TBS which has voting rights and are convertible into shares of TBS common stock. The holders of those preferred shares, as a group, are entitled to elect seven of fifteen members of the board of directors of TBS, and the Company appoints three such representatives. However, voting control over TBS continues to be held by its chairman of the board and chief executive officer. The Company's total holdings of TBS common and preferred stocks represent an approximate 12% voting interest for those matters for which preferred and common stock vote as a single class.

  The Company's investment in TBS common stock had an aggregate market value of $803 million (which exceeded cost by $485 million) at December 31, 1993.

  The Company applied Statement No. 115 beginning in the first quarter of 1994. Application of Statement No. 115 resulted in a net increase of $304 million to stockholders' equity on January 1, 1994, representing the recognition of unrealized appreciation, net of taxes, for the Company's investment in marketable equity securities determined to be available-for-sale. Such amount was adjusted by $182 million recorded in the TCI/Liberty Combination. The amount of net unrealized gain was reduced by $233 million through December 31, 1994. The majority of such unrealized gain is comprised of the Company's investment in TBS common stock ($100 million) and QVC common stock ($127 million) (see note 6). The Company holds no material debt securities.

  The Company's investment in TBS preferred stock, carried at cost, had an aggregate market value of $579 million and $954 million, based upon the market value of the common stock into which it is convertible, (which exceeded cost by $406 million and $781 million) at December 31, 1994 and 1993, respectively.

(6) INVESTMENT IN QVC, INC.

  Pursuant to an Agreement and Plan of Merger dated as of August 4, 1994, as amended (the "QVC Merger Agreement"), QVC Programming Holdings, Inc. (the "Purchaser"), a corporation which is jointly owned by Comcast Corporation ("Comcast") and Liberty, commenced an offer (the "QVC Tender Offer") to purchase all outstanding shares of common stock and preferred stock of QVC, Inc. ("QVC").

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The QVC Tender Offer expired at midnight, New York City time, on February 9, 1995, the Purchaser accepted for payment all shares of QVC which had been tendered in the QVC Tender Offer. Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. The Company owns an approximate 43% interest of the post-merger QVC.

  A credit facility entered into by the Purchaser is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty have pledged their shares of QVC pursuant to such credit facility.

  TCI's ownership of QVC was received in the TCI/Liberty Combination. Liberty had begun accounting for its investment in QVC under the cost method in May 1994, upon its determination to remain outside of the previous QVC shareholders agreement. Prior to such determination, Liberty had accounted for its investment in QVC under the equity method.

  Upon consummation of the aforementioned QVC transactions, the Company is deemed to exercise significant influence over QVC and, as such, will account for its investment in QVC under the equity method. Had the Company accounted for its investment under the equity method during 1994, the Company would have reflected additional share of earnings of QVC of $8 million (of which $1 million would have been included in the Company's share of Liberty's earnings prior to the TCI/Liberty Combination). Additionally, the Company's investment in QVC, its deferred tax liability and its unrealized gain from available-for-sale securities would have been reduced by $216 million, $89 million and $127 million, respectively, had the Company accounted for its investment in QVC under the equity method during 1994. The 1994 consolidated financial statements will be restated in the first quarter of 1995.

(7) DEBT

  Debt is summarized as follows:

                                           WEIGHTED AVERAGE     DECEMBER 31,
                                           INTEREST RATE AT  --------------------
                                           DECEMBER 31, 1994    1994      1993
                                           ----------------- ---------- ---------
                                                             AMOUNTS IN MILLIONS
   Debt of subsidiaries:
     Senior notes.........................        8.5%       $    5,412    5,052
     Bank credit facilities...............        7.3%            4,045    3,344
     Commercial paper.....................        6.6%              445       44
     Notes payable........................       10.2%            1,024    1,321
     Convertible notes (a)................        9.5%               45       47
     Other debt...........................        --                191       92
                                                             ---------- --------
                                                                $11,162    9,900
                                                             ========== ========

- --------
(a) These convertible notes, which are stated net of unamortized discount of $186 million and $197 million at December 31, 1994 and 1993, respectively, mature on December 18, 2021. The notes require (so long as conversion of the notes has not occurred) an annual interest payment through 2003 equal to 1.85% of the face amount of the notes. During the year ended December 31, 1993, certain of these notes were converted into 819,000 shares of TCI Class A common stock. During the year ended December 31, 1994, certain of these notes were converted into 2,350,000 shares of TCI Class A common stock. At December 31, 1994, the notes were convertible, at the option of the holders, into an aggregate of 38,710,990 shares of TCI Class A common stock.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  On October 28, 1993, the Company called for redemption of its remaining Liquid Yield Option(TM) Notes. In connection with such call for redemption, Notes aggregating $405 million were converted into 18,694,377 shares of TCI Class A common stock and Notes aggregating less than $1 million were redeemed together with accrued interest to the redemption date. Prior to the aforementioned redemption, Notes aggregating $6 million were converted into 259,537 shares of TCI Class A common stock during 1993.

  During the year ended December 31, 1992, TCI called for redemption all of its 7% convertible subordinated debentures. Debentures aggregating $114 million were converted into 6,636,881 shares of TCI Class A common stock and the remaining debentures were redeemed at 104.2% of the principal amount together with accrued interest to the redemption date.

  The bank credit facilities and various other debt instruments of the Company's subsidiaries generally contain restrictive covenants which require, among other things, the maintenance of certain earnings, specified cash flow and financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and include certain limitations on indebtedness, investments, guarantees, dispositions, stock repurchases and/or dividend payments.

  As security for borrowings under one of its credit facilities, TCI pledged a portion of the common stock (with a quoted market value of approximately $479 million at December 31, 1994) it holds of TBS.

  In order to achieve the desired balance between variable and fixed rate indebtedness, the Company has entered into various interest rate exchange agreements pursuant to which it pays (i) fixed interest rates (the "Fixed Rate Agreements") ranging from 7.2% to 9.9% on notional amounts of $550 million at December 31, 1994 and (ii) variable interest rates (the "Variable Rate Agreements") on notional amounts of $2,605 million at December 31, 1994. During the years ended December 31, 1994, 1993 and 1992, the Company's net payments pursuant to the Fixed Rate Agreements were $26 million, $38 million and $47 million, respectively; and the Company's net receipts pursuant to the Variable Rate Agreements were $36 million, $31 million and $7 million, respectively. After giving effect to the Company's interest rate exchange agreements, approximately 43% of the Company's indebtedness bears interest at fixed rates.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Company's Fixed Rate Agreements and Variable Rate Agreements expire as follows (amounts in millions, except percentages):

          FIXED RATE AGREEMENTS
- -----------------------------------------
    EXPIRATION     INTEREST RATE NOTIONAL
       DATE         TO BE PAID    AMOUNT
    ----------     ------------- --------
August 1995.......      7.2%       $ 10
April 1996........      9.9%         30
May 1996..........      8.3%         50
July 1996.........      8.2%         10
August 1996.......      8.2%         10
November 1996.....      8.9%        150
October 1997......   7.2%-9.3%       60
December 1997.....      8.7%        230
                                   ----
                                   $550
                                   ====

           VARIABLE RATE AGREEMENTS
- -----------------------------------------------
       EXPIRATION        INTEREST RATE NOTIONAL
          DATE            TO BE PAID    AMOUNT
       ----------        ------------- --------
April 1995..............      6.4%      $   75
August 1995.............      7.7%          10
April 1996..............      6.8%          50
July 1996...............      8.2%          10
August 1996.............      8.2%          10
September 1996..........      4.6%         150
April 1997..............      7.0%         200
September 1998..........   4.8%-5.2%       300
April 1999..............      7.4%         100
September 1999..........   7.2%-7.4%       300
February 2000...........   5.8%-6.6%       650
March 2000..............   5.8%-6.0%       675
September 2000..........      5.1%          75
                                        ------
                                        $2,605
                                        ======

  The Company is exposed to credit losses for the periodic settlements of amounts due under these interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.

  The fair value of the interest rate exchange agreements is the estimated amount that the Company would pay or receive to terminate the agreements at December 31, 1994, taking into consideration current interest rates and assuming the current creditworthiness of the counterparties. The Company would pay an estimated $195 million at December 31, 1994 to terminate the agreements.

  In order to diminish its exposure to extreme increases in variable interest rates, the Company has entered into various interest rate hedge agreements on notional amounts of $325 million which fix the maximum variable interest rates at 11%. Such agreements expire during the third and fourth quarters of 1995.

  The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The fair value of debt, which has a carrying value of $11,162 million, was $11,065 million at December 31, 1994.

  TCI and certain of its subsidiaries are required to maintain unused availability under bank credit facilities to the extent of outstanding commercial paper. Also, TCI and certain of its subsidiaries pay fees, ranging from 1/4% to 1/2% per annum, on the average unborrowed portion of the total amount available for borrowings under bank credit facilities.

  TCI has not assumed any of TCIC's or Liberty's indebtedness or other obligations that were outstanding at the time the TCI/Liberty Combination was consummated.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Annual maturities of debt for each of the next five years are as follows (amounts in millions):

             1995............................. $1,206*
             1996.............................    890
             1997.............................    839
             1998.............................    813
             1999.............................    823

- --------
* Includes $445 million of commercial paper.

(8) REDEEMABLE PREFERRED STOCKS

  4 1/2% Convertible Preferred Stock. The 4 1/2% Convertible Preferred Stock was stated at its redemption value of $3,000 per share, and each share was convertible into 204 shares of TCI Class A common stock. In February of 1994, all of the shares of such convertible preferred stock were tendered to the Company for conversion and, on March 3, 1994, 1,265,004 shares of TCI Class A common stock were issued to the holders of such preferred stock.

  Convertible Preferred Stock, Series D. Subsequent to December 31, 1994, the Company issued 1,000,000 shares of a series of TCI Series Preferred Stock (see note 9) designated "Convertible Preferred Stock, Series D" (the "Series D Preferred Stock"), par value $.01 per share, as partial consideration for the merger between TCIC and TeleCable Corporation ("TeleCable") (see note 16).

  The holders of the Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any stock that ranks junior to the Series D Preferred Stock (currently the Class A common stock, the Class B common stock and the Class B Preferred Stock), that shall accrue on each share of Series D Preferred stock at the rate of 5 1/2% per annum of the liquidation value ($300 per share). Dividends are cumulative, and in the event that dividends are not paid in full on two consecutive dividend payment dates or in the event that TCI fails to effect any required redemption of Series D Preferred Stock, accrue at the rate of 10% per annum of the liquidation value. The Series D Preferred Stock ranks on parity with the Class A Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock.

  Each share of Series D Preferred Stock is convertible into 10 shares of TCI Class A common stock, subject to adjustment upon certain events specified in the certificate of designation establishing Series D Preferred Stock. To the extent any cash dividends are not paid on any dividend payment date, the amount of such dividends will be deemed converted into shares of TCI Class A common stock at a conversion rate equal to 95% of the then current market price of TCI Class A common stock, and upon issuance of TCI Class A common stock to holders of Series D Preferred Stock in respect of such deemed conversion, such dividend will be deemed paid for all purposes.

  Shares of Series D Preferred Stock are redeemable for cash at the option of the holder at any time after the tenth anniversary of the issue date at a price equal to the liquidation value in effect as of the date of the redemption. Shares of Series D Preferred Stock may also be redeemed for cash at the option of TCI after the fifth anniversary of the issue date at such redemption price or after the third anniversary of the issue date if the market value per share of TCI Class A common stock shall have exceeded $37.50 for periods specified in the certificate of designation.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  If TCI fails to effect any required redemption of Series D Preferred Stock, the holders thereof will have the option to convert their shares of Series D Preferred Stock into TCI Class A common stock at a conversion rate of 95% of the then current market value of TCI Class A common stock, provided that such option may not be exercised unless the failure to redeem continues for more than a year.

  Except as required by law, holders of Series D Preferred Stock are not entitled to vote on any matters submitted to a vote of the shareholders of TCI.

(9) STOCKHOLDERS' EQUITY

 Common Stock

  The Class A common stock has one vote per share and the Class B common stock has ten votes per share. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock.

 Employee Benefit Plans

  The Company has an Employee Stock Purchase Plan ("ESPP") to provide employees an opportunity for ownership in the Company and to create a retirement fund. Terms of the ESPP provide for employees to contribute up to 10% of their compensation to a trust for investment in TCI common stock. The Company, by annual resolution of the Board of Directors, contributes up to 100% of the amount contributed by employees. Certain of the Company's subsidiaries have their own employee benefit plans. Contributions to all plans aggregated $19 million, $16 million and $13 million for 1994, 1993 and 1992, respectively.

 Preferred Stock

  Class A Preferred Stock. The Company is authorized to issue 700,000 shares of Class A Preferred Stock, par value $.01 per share. Subsidiaries of TCI hold all of the issued and outstanding shares of such stock, amounting to 592,797 shares. Such preferred stock is eliminated in consolidation. The holders of the Class A Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any stock that ranks junior to the Class A Preferred Stock (currently the Class A common stock, the Class B common stock and the Class B Preferred Stock), that accrue on each share of the Class A Preferred Stock at the rate of 9 3/8% per annum of the Stated Liquidation Value of such share ($322.84 per share). Dividends are fully cumulative and are payable in cash. The Class A Preferred Stock ranks on a parity basis with the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. The Class A Preferred Stock is subject to mandatory redemption by the Company on the twelfth anniversary of the issue date. The Class A Preferred Stock may be redeemed at the option of the Company. The holders of the Class A Preferred Stock have the right to vote at any annual or special meeting of stockholders for the purpose of electing directors. Each share of Class A Preferred Stock shall have one vote for such purpose.

  Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock. The Company is authorized to issue 1,675,096 shares of Class B Preferred Stock. All such shares are issued and outstanding. Subsidiaries of TCIC hold 55,070 of such issued and outstanding shares.

  Dividends accrue cumulatively (but without compounding) at an annual rate of 6% of the stated liquidation value of $100 per share (the "Stated Liquidation Value"), whether or not such dividends are

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

declared or funds are legally available for payment of dividends. Accrued dividends will be payable annually on March 1 of each year (or the next succeeding business day if March 1 does not fall on a business day), commencing March 1, 1995, and, in the sole discretion of the TCI Board, may be declared and paid in cash, in shares of TCI Class A common stock or in any combination of the foregoing. Accrued dividends not paid as provided above on any dividend payment date will accumulate and such accumulated unpaid dividends may be declared and paid in cash, shares of TCI Class A common stock or any combination thereof at any time (subject to the rights of any senior stock and, if applicable, to the concurrent satisfaction of any dividend arrearages on any class or series of TCI preferred stock ranking on a parity with the Class B Preferred Stock with respect to dividend rights) with reference to any regular dividend payment date, to holders of record of Class B Preferred Stock as of a special record date fixed by the TCI Board (which date may not be more than 45 days nor less than 10 days prior to the date fixed for the payment of such accumulated unpaid dividends). The Class B Preferred Stock ranks junior to the Class A Preferred Stock with respect to the declaration and payment of dividends.

  If all or any portion of a dividend payment is to be paid through the issuance and delivery of shares of TCI Class A common stock, the number of such shares to be issued and delivered will be determined by dividing the amount of the dividend to be paid in shares of TCI Class A common stock by the Average Market Price of the TCI Class A common stock. For this purpose, "Average Market Price" means the average of the daily last reported sale prices (or, if no sale price is reported on any day, the average of the high and low bid prices on such day) of a share of TCI Class A common stock for the period of 20 consecutive trading days ending on the tenth trading day prior to the regular record date or special record date, as the case may be, for the applicable dividend payment.

  In the event of any liquidation, dissolution or winding up of TCI, the holders of Class B Preferred Stock will be entitled, after payment of preferential amounts on any class or series of stock ranking prior to the Class B Preferred Stock with respect to liquidating distributions, to receive from the assets of TCI available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the Stated Liquidation Value thereof, plus all accumulated and accrued but unpaid dividends thereon to and including the redemption date. TCI does not have any mandatory obligation to redeem the Class B Preferred Stock as of any fixed date, at the option of the holders or otherwise.

  Subject to the prior preferences and other rights of any class or series of TCI preferred stock, the Class B Preferred Stock will be exchangeable at the option of TCI in whole but not in part at any time for junior subordinated debt securities of TCI ("Junior Exchange Notes"). The Junior Exchange Notes will be issued pursuant to an indenture (the "Indenture"), to be executed by TCI and a qualified trustee to be chosen by TCI.

  If TCI exercises its optional exchange right, each holder of outstanding shares of Class B Preferred Stock will be entitled to receive in exchange therefor newly issued Junior Exchange Notes of a series authorized and established for the purpose of such exchange, the aggregate principal amount of which will be equal to the aggregate Stated Liquidation Value of the shares of Class B Preferred Stock so exchanged by such holder, plus all accumulated and accrued but unpaid dividends thereon to and including the exchange date. The Junior Exchange Notes will be issuable only in principal amounts of $100 or any integral multiple thereof and a cash adjustment will be paid to the holder for any excess principal that would otherwise be issuable. The Junior Exchange Notes will mature on the fifteenth anniversary of the date of issuance and will be subject to earlier redemption at the option of TCI, in whole or in part, for a redemption price equal to the principal amount thereof plus accrued but unpaid interest. Interest will accrue, and be payable annually, on the principal amount of the Junior Exchange Notes at a rate per annum to be determined prior to issuance by

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

adding a spread of 215 basis points to the "Fifteen Year Treasury Rate" (as defined in the Indenture). Interest will accrue on overdue principal at the same rate, but will not accrue on overdue interest.

  The Junior Exchange Notes will represent unsecured general obligations of TCI and will be subordinated in right of payment to all Senior Debt (as defined in the Indenture). Accordingly, holders of Class B Preferred Stock who receive Junior Exchange Notes in exchange therefor may have difficulty selling such Notes.

  For so long as any dividends are in arrears on the Class B Preferred Stock or any class or series of TCI preferred stock ranking pari passu with the Class B Preferred Stock which is entitled to payment of cumulative dividends prior to the redemption, exchange, purchase or other acquisition of the Class B Preferred Stock, and until all dividends accrued up to the immediately preceding dividend payment date on the Class B Preferred Stock and such parity stock shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, neither TCI nor any subsidiary thereof may redeem, exchange, purchase or otherwise acquire any shares of Class B Preferred Stock, any such parity stock or any class or series of its capital stock ranking junior to the Class B Preferred Stock (including the TCI common stock), or set aside any money or assets for such purpose, unless all of the outstanding shares of Class B Preferred Stock and such parity stock are redeemed. If TCI fails to redeem or exchange shares of Class B Preferred Stock on a date fixed for redemption or exchange, and until such shares are redeemed or exchanged in full, TCI may not redeem or exchange any parity stock or junior stock, declare or pay any dividend on or make any distribution with respect to any junior stock or set aside money or assets for such purpose and neither TCI nor any subsidiary thereof may purchase or otherwise acquire any Class B Preferred Stock, parity stock or junior stock or set aside money or assets for any such purpose. The failure of TCI to pay any dividends on any class or series of parity stock or to redeem or exchange on any date fixed for redemption or exchange any shares of Class B Preferred Stock shall not prevent TCI from (i) paying any dividends on junior stock solely in shares of junior stock or the redemption purchase or other acquisition of junior stock solely in exchange for (together with cash adjustment for fractional shares, if any) or (but only in the case of a failure to pay dividends on any parity stock) through the application of the proceeds from the sale of, shares of junior stock; or (ii) the payment of dividends on any parity stock solely in shares of parity stock and/or junior stock or the redemption, exchange, purchase or other acquisition of Class B Preferred Stock or parity stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of failure to pay dividends on any parity stock) through the application of the proceeds from the sale of, parity stock and/or junior stock.

  The Class B Preferred Stock will vote in any general election of directors, will have one vote per share for such purpose and will vote as a single class with the TCI common stock, the Class A Preferred Stock and any other class or series of TCI preferred stock entitled to vote in any general election of directors. The Class B Preferred Stock will have no other voting rights except as required by the Delaware General Corporation Law ("DGCL").

  Series Preferred Stock. The TCI Series Preferred Stock is issuable, from time to time, in one or more series, with such designations, preferences and relative participating, option or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the TCI Board.

  All shares of any one series of the TCI Series Preferred Stock are required to be alike for every particular and all shares are required to rank equally and be identical in all respects, except insofar as they may vary with respect to matters which the TCI Board is expressly authorized by the TCI Charter to determine in the resolution or resolutions providing for the issue of any series of the TCI Series Preferred Stock.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Convertible Preferred Stock, Series C. TCI has issued 70,559 shares of a series of TCI Series Preferred Stock designated "Convertible Preferred Stock, Series C," par value $.01 per share, as partial consideration for an acquisition by TCI.

  Each share of Series C Preferred Stock is convertible, at the option of the holders, into 100 shares of TCI Class A common stock, subject to anti-dilution adjustments. The dividend, liquidation and redemption features of the Series C Preferred Stock will be determined by reference to the liquidation value of the TCI Series C Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of (i) $2,375, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus
(iii), for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on the sum of clauses (i) and (ii) above, to such date of determination.

  Subject to the prior preferences and other rights of any class or series of TCI preferred stock ranking pari passu with the Series C Preferred Stock, the holders of Series C Preferred Stock are entitled to receive and, subject to any prohibition or restriction contained in any instrument evidencing indebtedness of TCI, TCI is obligated to pay preferential cumulative cash dividends out of funds legally available therefor. Dividends accrue cumulatively at an annual rate of 5 1/2% of the liquidation value per share, whether or not such dividends are declared or funds are legally or contractually available for payment of dividends, except that if TCI fails to redeem shares of Series C Preferred Stock required to be redeemed on a redemption date, dividends will thereafter accrue cumulatively at an annual rate of 15% of the liquidation value per share. Accrued dividends are payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on the first dividend payment date after the issuance of the Series C Preferred Stock. Dividends not paid on any dividend payment date will be added to the liquidation value on such date and remain a part thereof until such dividends and all dividends accrued thereon are paid in full. Dividends accrue on unpaid dividends at the rate of 5 1/2% per annum, unless such dividends remain unpaid for two consecutive quarters in which event such rate will increase to 15% per annum. The Series C Preferred Stock ranks prior to the TCI common stock and Class B Preferred Stock and pari passu with the Class A Preferred Stock with respect to the declaration and payment of dividends.

  Upon the dissolution, liquidation or winding up of TCI, holders of the Series C Preferred Stock will be entitled to receive from the assets of TCI available for distribution to stockholders an amount in cash, per share, equal to the liquidation value. The Series C Preferred Stock will rank prior to the TCI common stock and Class B Preferred Stock and pari passu with the Class A Preferred Stock as to any such distributions.

  The Series C Preferred Stock is subject to optional redemption at any time after the seventh anniversary of its issuance, in whole or in part, by TCI at a redemption price, per share, equal to the then liquidation value of the Series C Preferred Stock.

  For so long as any dividends are in arrears on the Series C Preferred Stock or any class or series of TCI preferred stock ranking pari passu (including the Class A Preferred Stock) with the Series C Preferred Stock and until all dividends accrued up to the immediately preceding dividend payment date on the Series C Preferred Stock and such parity stock shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, TCI may not redeem or otherwise acquire any shares of Series C Preferred Stock, any such parity stock or any class or series of its preferred stock ranking junior (including the TCI common stock and Series C Preferred Stock) unless all then outstanding shares of Series C Preferred Stock and such parity stock are redeemed. If TCI fails to redeem shares of Series C Preferred Stock required to be redeemed on a redemption date, and until all such shares are redeemed in full, TCI may

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) not redeem any such parity stock or junior stock, or otherwise acquire any shares of such stock or Series C Preferred Stock. Nothing contained in the two immediately preceding sentences shall prevent TCI from acquiring (i) shares of Series C Preferred Stock and any such parity stock pursuant to a purchase or exchange offer made to holders of all outstanding shares of Series C Preferred Stock and such parity stock, if (a) as to holders of all outstanding shares of Series C Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical, (b) as to holders for all outstanding shares of a particular series or class of parity stock, the terms of the purchase or exchange offer for all such shares are identical and (c) as among holders of all outstanding shares of Series C Preferred Stock and parity stock, the terms of each purchase or exchange offer are substantially identical relative to the respective liquidation prices of the shares of Series C Preferred Stock and each series or class of such parity stock, or (ii) shares of Series C Preferred Stock, parity stock or junior stock in exchange for, or through the application of the proceeds of the sale of, shares of junior stock.

  The Series C Preferred Stock is subject to restrictions on transfer although it has certain customary registration rights with respect to the underlying shares of TCI Class A common stock. The Series C Preferred Stock may vote on all matters submitted to a vote of the holders of the TCI common stock, has one vote for each share of TCI Class A common stock into which the shares of Series C Preferred Stock are converted for such purpose, and may vote as a single class with the TCI common stock. The Series C Preferred Stock has no other voting rights except as required by the DGCL and except that the consent of the holders of record of shares representing at least two-thirds of the liquidation value of the outstanding shares of the Series C Preferred Stock is necessary to
(i) amend the designation, rights, preferences and limitations of the Series C Preferred Stock as set forth in the TCI Charter and (ii) to create or designate any class or series of TCI preferred stock that would rank prior to the Series C Preferred Stock.

  Redeemable Convertible Preferred Stock, Series E. In connection with the Reorganization, the Board of Directors created and authorized the issuance of the Redeemable Convertible Preferred Stock, Series E, par value $.01 per share. The Company is authorized to issue 400,000 shares. Subsidiaries of TCI hold all of the issued and outstanding shares of such stock, amounting to 246,402 shares. All such preferred stock eliminates in consolidation.

  The holders of the Series E Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any stock that ranks junior to the Series E Preferred Stock (currently the Class A common stock, the Class B common stock and the Class B Preferred Stock), that shall accrue on each share of Series E Preferred Stock at the rate of 5.0% per annum of the Stated Liquidation Value ($22,303 per share). Dividends are fully cumulative and are payable in cash. The Series E Preferred Stock ranks on parity with the Class A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock as to dividend rights, rights of redemption or rights on liquidation.

  The Series E Preferred Stock may be redeemed at the option of the Company. The Company may elect to pay the redemption price by issuing to the holder thereof a number of shares of Class A common stock equal to the aggregate redemption price of such shares divided by the Average Quoted Price (as defined) of a share of Class A common stock.

  Unless previously called for redemption, shares of Series E Preferred Stock shall be convertible, at the option of the holder thereof, into shares of Class A common stock at any time subsequent to a duly approved amendment to the Company's Restated Certificate of Incorporation increasing the number of Class A shares to a number that would permit conversion of all shares of Series E Preferred Stock then outstanding into

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
Class A common stock. The Series E Preferred Stock may be converted into Class A common stock at the initial conversion rate of 1,000 shares of Class A common stock for one share of the Series E Preferred Stock.

  The holders of the Series E Preferred Stock have the right to vote at any annual or special meeting of stockholders for the purpose of electing directors. Each share of Series E Preferred Stock shall have one vote for such purpose.

 Stock Options

  The Company has adopted the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "Plan"). The Plan provides for awards to be made in respect of a maximum of 16 million shares of TCI Class A common stock. Awards may be made as grants of stock options, stock appreciation rights, restricted shares, stock units or any combination thereof. Pursuant to the TCI/Liberty Merger Agreement and certain assumption agreements, stock options and/or stock appreciation rights granted (or assumed) by Old TCI and stock options and/or stock appreciation rights granted by Liberty were assumed by the Company and new options and/or stock appreciation rights were substituted under the Plan. The following descriptions represent the terms of the assumed options and/or stock appreciation rights and additional awards under the Plan.

  TCI assumed certain options which were exercisable through November 9, 1994. During the years ended December 31, 1994, 1993 and 1992, options to acquire 203,508, 96,242 and 321,406 shares, respectively, were exercised at prices ranging from $10.00 to $17.25 per share and options for 3,500, 25,000 and 12,000 shares, respectively, were canceled.

  TCI assumed certain stock options which are currently exercisable, representing the right, as of December 31, 1994, to acquire 162,228 shares of TCI Class A common stock at adjusted purchase prices ranging from $8.83 to $18.63 per share. During the year ended December 31, 1994, options to acquire 5,100 shares were exercised and no options were canceled. Options to acquire 19,428 shares of TCI Class A common stock expire August 14, 1995. Options to acquire 142,800 shares of TCI Class A common stock expire December 15, 1998.

  Stock options in tandem with stock appreciation rights to purchase 3,963,000 shares of Class A common stock at a purchase price of $16.75 per share were outstanding at December 31, 1994. Such options become exercisable and vest evenly over five years, first became exercisable beginning November 11, 1993 and expire on November 11, 2002. During the year ended December 31, 1994, stock appreciation rights covering 7,000 shares of Class A common stock were exercised and the tandem stock options were canceled. During the year ended December 31, 1993, stock options covering 50,000 shares of Class A common stock were canceled upon termination of employment of the option holder.

  Stock options in tandem with stock appreciation rights to purchase 1,940,000 shares of TCI Class A common stock at a purchase price of $16.75 per share were outstanding at December 31, 1994. Such options become exercisable and vest evenly over four years, first became exercisable beginning October 12, 1994 and expire on October 12, 2003. During the year ended December 31, 1994, stock options covering 1,875 shares of Class A common stock were exercised and stock options covering 13,125 shares of Class A common stock were canceled upon termination of employment of the option holder.

  Stock options in tandem with stock appreciation rights to purchase 2,000,000 shares of TCI Class A common stock at a purchase price of $16.75 per share were outstanding at December 31, 1994. On November 12, 1993, twenty percent of such options vested and became exercisable immediately and the remainder become exercisable evenly over 4 years. The options expire October 12, 1998.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Stock options in tandem with stock appreciation rights to acquire 54,600 shares of TCI Class A common stock at an adjusted purchase price of $19.56 were outstanding at December 31, 1994. The options vest in five equal annual installments commencing June 3, 1994 and expire in June 2003.

  Stock appreciation rights with respect to 1,423,500 shares of TCI Class A common stock were outstanding at December 31, 1994. These rights have an adjusted strike price of $0.82 per share, become exercisable and vest evenly over seven years, beginning March 28, 1992. Stock appreciation rights expire on March 28, 2001.

  On November 17, 1994, stock options in tandem with stock appreciation rights to purchase 3,214,000 shares of TCI Class A common stock were granted pursuant to the Plan to certain officers and other key employees at a purchase price of $22.00 per share. Such options become exercisable and vest evenly over five years, first become exercisable beginning November 17, 1995 and expire on November 17, 2004.

  The Company's Board of Directors has approved, subject to stockholder approval of the Director Stock Option Plan, the grant effective as of November 16, 1994, to each person that as of that date was a member of the Board of Directors and was not an employee of the Company or any of its subsidiaries, of options to purchase 50,000 shares of Class A common stock. Such options have an exercise price of $22.00 per share and will vest and become exercisable over a five-year period, commencing on November 16, 1995 and will expire on November 16, 2004.

  Estimated compensation relating to stock appreciation rights has been recorded through December 31, 1994, but is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised.

  An officer of the Company received payments of $512,500 and $569,000 from the Company (based on the then market value of Class A common stock of $20.25 and $21.375 per share) in July and December of 1992, respectively, in cancellation of the remainder of his option covering 100,000 shares of TCI Class A common stock. Another officer received payment of $2,276,000 from the Company in December of 1992 upon cancellation of his option covering 200,000 shares of TCI Class A common stock. The amount paid was based on the then market value of Class A common stock of $21.375 per share.

 Other

  In connection with the exercise of a stock option by an officer/director of Liberty, a note was given to Liberty as partial payment of the exercise price. This note bore interest at 7.54% per annum. At the date of the TCI/Liberty Combination, the Company recorded the net assumed note receivable, amounting to approximately $15 million, from such officer as a reduction of stockholders' equity. On October 27, 1994, such officer tendered to the Company 634,917 shares of TCI Class B common stock in full payment of principal and interest amounting to $15 million. Such Class B common stock is reflected as treasury stock in the accompanying consolidated balance sheet.

  The shares issued by Liberty upon exercise of the aforementioned Liberty option, together with all subsequent dividends and distributions thereon (collectively totaling 16,000,000 shares of Liberty Class B common stock and 200,000 shares of Liberty Class E Preferred Stock, the "Option Units"), were subject to repurchase by Liberty under certain circumstances. Such shares were exchanged for 15,600,000 shares of TCI Class A common stock and 200,000 shares of Class B Preferred Stock in the TCI/Liberty Combination. The Company's repurchase right terminates as to 20% of the Option Units per year, commencing March 28, 1992,

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) and will terminate as to all of the Option Units on March 28, 1996 or in the event of death, disability or under certain other circumstances.

  The excess of consideration received on debentures converted or options exercised over the par value of the stock issued is credited to additional paid-in capital.

  At December 31, 1994, there were 58,534,218 shares of TCI Class A common stock reserved for issuance under exercise privileges related to options, convertible debt securities and convertible preferred stock described in this note 9 and in note 7. Additionally, subsequent to December 31, 1994, the Company issued the Series D Preferred Stock (see note 8) which is convertible into 10,000,000 shares of TCI Class A common stock. In addition, one share of Class A common stock is reserved for each share of outstanding Class B common stock.

(10) TRANSACTIONS WITH OFFICERS AND DIRECTORS

  On December 10, 1992, pursuant to a restricted stock award agreement, an officer, who is also a director, of the Company was transferred the right, title and interest in and to 124.03 shares (having a liquidation value of $4 million) of the 12% Series B cumulative compounding preferred stock of WestMarc Communications, Inc. (a wholly-owned subsidiary of the Company) owned by the Company. Such preferred stock is subject to forfeiture in the event of certain circumstances from the date of grant through February 1, 2002, decreasing by 10% on February 1 of each year.

  On December 14, 1992, an officer, who is also a director, sold 100,000 shares of Class B common stock to the Company for $2,138,000.

(11) INCOME TAXES

  TCI files a consolidated Federal income tax return with all of its 80% or more owned subsidiaries. Consolidated subsidiaries in which the Company owns less than 80% each file a separate income tax return. TCI and such subsidiaries calculate their respective tax liabilities on a separate return basis which are combined in the accompanying consolidated financial statements.

  The Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("Statement No. 109") requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Income tax expense attributable to income or loss from continuing operations for the years ended December 31, 1994, 1993 and 1992 consists of:

                                                        CURRENT DEFERRED TOTAL
                                                        ------- -------- -----
                                                         AMOUNTS IN MILLIONS
   Year ended December 31, 1994:
     Federal...........................................  $(69)   $ (25)  $ (94)
     State and local...................................   (14)      (8)    (22)
                                                         ----    -----   -----
                                                         $(83)   $ (33)  $(116)
                                                         ====    =====   =====
   Year ended December 31, 1993:
     Federal...........................................  $(14)   $(119)  $(133)
     State and local...................................   (15)     (20)    (35)
                                                         ----    -----   -----
                                                         $(29)   $(139)  $(168)
                                                         ====    =====   =====
   Year ended December 31, 1992:
     Federal...........................................  $ --    $ (24)  $ (24)
     State and local...................................   (10)      (4)    (14)
                                                         ----    -----   -----
                                                         $(10)   $ (28)  $ (38)
                                                         ====    =====   =====

  The significant components of deferred income tax expense for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                             YEARS ENDED
                                                            DECEMBER 31,
                                                        -----------------------
                                                         1994    1993     1992
                                                        ------  -------  ------
                                                         AMOUNTS IN MILLIONS
   Deferred tax expense (exclusive of effects of other
    components listed below)..........................  $  (33) $   (63)   $(28)
   Adjustment to deferred tax assets and liabilities
    for enacted change in tax rates...................     --       (76)    --
                                                        ------  -------  ------
                                                        $  (33)   $(139)   $(28)
                                                        ======  =======  ======

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Income tax expense attributable to income or loss from continuing operations differs from the amounts computed by applying the Federal income tax rate of 35% in 1994 and 1993 and 34% in 1992 as a result of the following:

                                                              YEARS ENDED
                                                             DECEMBER 31,
                                                          ----------------------
                                                           1994    1993   1992
                                                          ------  ------  ------
                                                          AMOUNTS IN MILLIONS
   Computed "expected" tax expense......................  $  (60) $  (56) $ (15)
   Adjustment to deferred tax assets and liabilities for
    enacted change in Federal income tax rate...........     --      (76)   --
   Dividends excluded for income tax purposes...........       1       4     10
   Amortization not deductible for tax purposes.........     (13)    (12)    (8)
   Minority interest in earnings of consolidated subsid-
    iaries..............................................      (3)     (1)   (14)
   Recognition of losses of consolidated partnership....     (10)     (8)   --
   State and local income taxes, net of Federal income
    tax benefit.........................................     (20)    (23)    (9)
   Valuation allowance on foreign corporation...........     (10)    --     --
   Other................................................      (1)      4     (2)
                                                          ------  ------  -----
                                                          $ (116) $ (168) $ (38)
                                                          ======  ======  =====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below:

                                                            DECEMBER 31,
                                                         --------------------
                                                           1994       1993
                                                         ---------  ---------
                                                         AMOUNTS IN MILLIONS
   Deferred tax assets:
     Net operating loss carryforwards................... $     490  $     590
     Less--valuation allowance..........................      (100)       (90)
     Investment tax credit carryforwards................       122        140
     Less--valuation allowance..........................       (36)       (36)
     Alternative minimum tax credit carryforwards.......        90         19
     Investments in affiliates, due principally to
      losses of affiliates recognized for financial
      statement purposes in excess of losses recognized
      for income tax purposes...........................       294        266
     Future deductible amounts principally due to non-
      deductible accruals...............................        52         27
     Other..............................................        19         13
                                                         ---------  ---------
       Net deferred tax assets..........................       931        929
                                                         ---------  ---------
   Deferred tax liabilities:
     Property and equipment, principally due to differ-
      ences in depreciation.............................     1,197      1,193
     Franchise costs, principally due to differences in
      amortization......................................     2,600      2,784
     Investment in affiliates, due principally to
      undistributed earnings of affiliates..............       556        256
     Intangible assets, principally due to differences
      in amortization...................................       108        --
     Other..............................................        83          6
                                                         ---------  ---------
       Total gross deferred tax liabilities.............     4,544      4,239
                                                         ---------  ---------
       Net deferred tax liability....................... $   3,613  $   3,310
                                                         =========  =========

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The valuation allowance for deferred tax assets as of December 31, 1994 was $136 million. Such balance increased by $10 million from December 31, 1993 resulting from a valuation allowance established against net operating losses of foreign corporations. Subsequently recognized tax benefits relating to $126 million of the valuation allowance for deferred tax assets as of December 31, 1994 will be recorded as reductions of franchise costs.

  At December 31, 1994, the Company had net operating loss carryforwards for income tax purposes aggregating approximately $927 million of which, if not utilized to reduce taxable income in future periods, $11 million expires through 2002, $151 million in 2003, $121 million in 2004, $364 million in 2005, $269 million in 2006, $8 million in 2008 and $3 million in 2009. Certain subsidiaries of the Company had additional net operating loss carryforwards for income tax purposes aggregating approximately $247 million and these net operating losses are subject to certain rules limiting their usage.

  At December 31, 1994, the Company had remaining available investment tax credits of approximately $67 million which, if not utilized to offset future Federal income taxes payable, expire at various dates through 2005. Certain subsidiaries of the Company had additional investment tax credit carryforwards aggregating approximately $55 million and these investment tax credit carryforwards are subject to certain rules limiting their usage.

  Certain of the Federal income tax returns of TCI and its subsidiaries which filed separate income tax returns are presently under examination by the Internal Revenue Service ("IRS") for the years 1979 through 1992. In the opinion of management, any additional tax liability, not previously provided for, resulting from these examinations, ultimately determined to be payable, should not have a material adverse effect on the consolidated financial position of the Company. The Company pursued a course of action on certain issues (primarily the deductibility of franchise cost amortization) the IRS had raised and such issues were argued before the United States Tax Court. During 1990, the Company received a favorable decision regarding these issues. The IRS appealed this decision but the Company prevailed in the appeal. The IRS elected not to further appeal the decision to the Supreme Court. The Company has entered into a closing agreement with the IRS which settles these matters for all open tax years. A subsidiary of the Company has filed a petition in United States Tax Court protesting the disallowance of certain Transitional Investment Tax Credits and such issue should be litigated by early 1996.

  Certain of the Federal income tax returns of a less than 80% owned subsidiary of the Company (the "Subsidiary") were examined by the IRS for the Subsidiary's 1986 through 1989 fiscal years and several adjustments were proposed. On June 8, 1994, the Subsidiary and the IRS agreed to settle all of the outstanding issues with the exception of the Subsidiary's deduction of certain royalty payments to a related party. In August of 1994, the Subsidiary paid $15 million, including interest, in settlement of all the assessments related to all the issues brought upon examination except the royalty payments issue. The payment covered all of the Subsidiary's tax returns through August 31, 1993. The assessments had previously been accrued.

  On September 9, 1994, the IRS issued a Statutory Notice of Deficiency for the Subsidiary's fiscal years 1986 through 1989 related to the royalty payments issue. In December 1994, the Subsidiary paid the assessments, totaling $5 million, including interest. The assessments had previously been accrued. The Subsidiary continues to maintain that it has meritorious positions regarding the deductibility of the payments and intends to file a refund claim with the IRS during 1995.

  New tax legislation was enacted in the third quarter of 1993 which, among other matters, increased the corporate Federal income tax rate from 34% to 35%. The Company has reflected the tax rate change in its

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) consolidated statements of operations in accordance with the treatment prescribed by Statement No. 109. Such tax rate change resulted in an increase of $76 million to income tax expense and deferred income tax liability.

(12) COMMITMENTS AND CONTINGENCIES

  During 1994, subsidiaries of the Company, Comcast, Cox Communications, Inc. ("Cox") and Sprint Corporation ("Sprint") formed a partnership ("WirelessCo") to engage in the business of providing wireless communications services on a nationwide basis. Through WirelessCo, the partners have been participating in auctions ("PCS Auctions") of broadband personal communications services ("PCS") licenses being conducted by the Federal Communications Commission ("FCC"). In the first round auction, which concluded during the first quarter of 1995, WirelessCo was the winning bidder for PCS licenses for 29 markets, including New York, San Francisco-Oakland-San Jose, Detroit, Dallas-Fort Worth, Boston-Providence, Minneapolis-St. Paul and Miami-Fort Lauderdale. The aggregate license cost for these licenses is approximately $2.1 billion.

  WirelessCo has also invested in American PSC, L.P. ("APC"), which holds a PCS license granted under the FCC's pioneer preference program for the Washington-Baltimore market. WirelessCo acquired its 49% limited partnership interest in APC for $23 million and has agreed to make capital contributions to APC equal to 49/51 of the cost of APC's PCS license. Additional capital contributions may be required in the event APC is unable to finance the full cost of its PCS license. WirelessCo may also be required to finance the build-out expenditures for APC's PCS system. Cox, which holds a pioneer preference PCS license for the Los Angeles-San Diego market, and WirelessCo have also agreed on the general terms and conditions upon which Cox (with a 60% interest) and WirelessCo (with a 40% interest) would form a partnership to hold and develop a PCS system using the Los Angeles-San Diego license. APC and the Cox partnership would affiliate their PCS systems with WirelessCo and be part of WirelessCo's nationwide integrated network, offering wireless communications services under the "Sprint" brand. The Company owns a 30% interest in WirelessCo.

  During 1994, subsidiaries of Cox, Sprint and the Company also formed a separate partnership ("PhillieCo"), in which the Company owns a 35.3% interest. PhillieCo was the winning bidder in the first round auction for a PCS license for the Philadelphia market at a license cost of $85 million. To the extent permitted by law, the PCS system to be constructed by PhillieCo would also be affiliated with WirelessCo's nationwide network.

  WirelessCo may bid in subsequent rounds of the PCS Auctions and may invest in, affiliate with or acquire licenses from other successful bidders. The capital that WirelessCo will require to fund the construction of the PCS systems, in addition to the license costs and investments described above, will be substantial.

  At the end of the first quarter of 1995, subsidiaries of the Company, Comcast, Cox and Sprint formed two new partnerships, of which the principal partnership is MajorCo, L.P. ("MajorCo"), to which they contributed their respective interests in WirelessCo and through which they formed another partnership, NewTelco, L.P. ("NewTelco") to engage in the business of providing local wireline communications services to residences and businesses on a nationwide basis. NewTelco will serve its customers primarily through the cable television facilities of cable television operators that affiliate with NewTelco in exchange for agreed-upon compensation. The modification of existing regulations and laws governing the local telephony market will be necessary in order for NewTelco to provide its proposed services on a competitive basis in most states. Subject to agreement upon a schedule for upgrading its cable television facilities in selected markets and

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) certain other matters, the Company has agreed to affiliate certain of its cable systems with NewTelco. The capital required for the upgrade of the Company's cable facilities for the provision of telephony services is expected to be substantial.

  Subsidiaries of the Company, Cox and Comcast, together with Continental Cablevision, Inc. ("Continental"), own Teleport Communications Group, Inc. and TCG Partners (collectively, "TCG"), which is one of the largest competitive access providers in the United States in terms of route miles. The Company, Cox and Comcast have entered into an agreement with MajorCo and NewTelco to contribute their interests in TCG and its affiliated entities to NewTelco. The Company currently owns an approximate 29.9% interest in TCG. The closing of this contribution is subject to the satisfaction of certain conditions, including the receipt of necessary regulatory and other consents and approvals. In addition, the Company, Comcast and Cox intend to negotiate with Continental, which owns a 20% interest in TCG, regarding their acquisition of Continental's TCG interest. If such agreement cannot be reached, they will need to obtain Continental's consent to certain aspects of their agreement with Sprint.

  Subject to agreement upon an initial business plan, the MajorCo partners have committed to make cash capital contributions to MajorCo of $4.0 to $4.4 billion in the aggregate over a three- to five-year period, which amount includes the approximately $500 million already contributed by the partners to WirelessCo. The partners intend for MajorCo and its subsidiary partnerships to be the exclusive vehicles through which they engage in the wireless and wireline telephony service businesses, subject to certain exceptions.

  At December 31, 1994, the Company was liable for a $720 million letter of credit which guarantees contributions to WirelessCo. The Company pledged 56,656,584 shares of TCI Class A common stock held by subsidiaries of the Company as collateral for the letter of credit. There were no borrowings pursuant to such letter of credit at December 31, 1994.

  On January 20, 1995, Tele-Vue Systems, Inc. ("Tele-Vue"), Viacom International, Inc. ("Viacom"), InterMedia Partners IV, L.P. ("IP-IV") and RCS Pacific, L.P. ("RCS Pacific") entered into an Asset Purchase Agreement (the "Tele-Vue Agreement") pursuant to which RCS Pacific agreed to acquire from Tele-Vue the assets of certain cable television systems for total consideration of approximately $1,983 million, subject to adjustment in accordance with the terms of the Tele-Vue Agreement. A subsidiary of TCI has agreed to loan $600 million in cash to IP-IV. IP-IV will, in turn, loan such $600 million to RCS Pacific. RCS Pacific could use the proceeds of the aforementioned loan as a portion of the total cash consideration to be paid to Tele-Vue, or at the option of TCI, to purchase $600 million of TCI Class A common stock. Should TCI elect to sell such common stock, RCS Pacific has the option to pay the consideration to Tele-Vue by delivery of RCS Pacific's short-term note of up to $600 million of the total consideration with the balance to be paid in cash. Such note, if it is delivered, will be secured by RCS Pacific's pledge of shares of stock of TCI having an aggregate market value equal to the principal amount of, and accrued interest on, the note delivered to Tele-Vue. The consummation of the transactions contemplated by the Tele-Vue Agreement is conditioned, among other things, on receipt of approvals of various franchise and other governmental authorities and receipt of "minority tax certificates" from the FCC. Both Houses of Congress have passed legislation to repeal previous legislation which provided for minority tax certificates. The bills are currently in conference. There can be no assurance that the conditions precedent to closing the asset purchase will be satisfied, or that the parties will be able to agree on different terms, if necessary.

  TCI, through an indirect wholly-owned subsidiary, would hold a 25% limited partnership interest in IP-IV, and IP-IV would in turn hold a 79% limited partnership interest in RCS Pacific. TCI would account for its investment in IP-IV under the equity method of accounting.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

  The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or the appropriate franchise authority, if such authority has been certified. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to the later of September 1, 1993 or one year prior to the certification date of the applicable franchise authority. The amount of refunds, if any, which could be payable by the Company in the event that systems' rates are successfully challenged by franchising authorities is not considered to be material.

  The Company is obligated to pay fees for the license to exhibit certain qualifying films that are released theatrically by various motion picture studios through December 31, 2006 (the "Film License Obligations"). The aggregate minimum liability under certain of the license agreements is approximately $405 million. The aggregate amount of the Film License Obligations under other license agreements is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, the Company's aggregate payments under the Film License Obligations could prove to be significant. Additionally, the Company has guaranteed up to $70 million of similar license fee obligations of another affiliate.

  The Company has long-term sports program rights contracts which require payments through 2006. Future payments for each of the next five years are as follows (amounts in millions):

             1995.................. $32
             1996..................  32
             1997..................  28
             1998..................  25
             1999..................  22

  The Company has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $234 million at December 31, 1994. Although there can be no assurance, management of the Company believes that it will not be required to meet its obligations under such guarantees, or if it is required to meet any of such obligations, that they will not be material to the Company.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Company leases business offices, has entered into pole rental agreements and uses certain equipment under lease arrangements. Minimum rental expense under such arrangements, net of sublease rentals, amounted to $70 million, $59 million and $57 million in 1994, 1993 and 1992, respectively.

  Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in millions):

                              YEARS ENDING
                              DECEMBER 31,
                              ------------
             1995............     $48
             1996............      43
             1997............      41
             1998............      34
             1999............      31

  It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amount shown for 1995.

  In 1993, the President of Home Shopping Network, Inc. ("HSN") received stock appreciation rights with respect to 984,876 shares of HSN's common stock at an exercise price of $8.25 per share. These rights vest over a four year period and are exercisable until February 23, 2003. The stock appreciation rights will vest upon termination of employment other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in ownership control of HSN, all unvested stock appreciation rights will vest immediately prior to the change in control and shall remain exercisable for a one year period. Stock appreciation rights not exercised will expire to the extent not exercised. These rights may be exercised for cash or, so long as HSN is a public company, for shares of HSN's common stock equal to the excess of the fair market value of each share of common stock over $8.25 at the exercise date. The stock appreciation rights also will vest in the event of death or disability. Estimated compensation related to stock appreciation rights has been recorded through December 31, 1994, but it is subject to future adjustment based upon market value, and ultimately on the final determination of market value when the rights are exercised.

  The Company has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

(13) INFORMATION ABOUT THE COMPANY'S OPERATIONS

  Subsequent to the consummation of the TCI/Liberty Combination, the Company operates primarily in two industry segments: cable and communications services ("Cable") and programming services. The programming services include the production, acquisition and distribution of globally branded entertainment, education and information programming services and software for distribution through all available formats and media; and home shopping via television and other interactive media, direct marketing, advertising sales, infomercials and transaction processing ("Programming"). Home shopping is a programming service which includes a retail function. Separate amounts of the aforementioned home shopping service have been provided to enhance the readers understanding of the Company. The Technology/Venture Capital and the International Cable and Programming portions of the Company's business have been included in Cable due to their immateriality. Operating income is total revenue less operating costs and expenses which includes an

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) allocation of corporate general and administrative expenses. Identifiable assets by industry are those assets used in the Company's operations in each industry. The Company has investments, accounted for under the equity method and the cost method, which also operate in the Cable and Programming industries. The following is selected information about the Company's operations for the year ended December 31, 1994:

                                                        PROGRAMMING
                                                   ----------------------
                                                   ELECTRONIC    OTHER
                                            CABLE  RETAILING  PROGRAMMING TOTAL
                                           ------- ---------- ----------- ------
                                                    AMOUNTS IN MILLIONS
   Revenue................................ $ 4,247    482          207     4,936
                                           =======    ===        =====    ======
   Operating income (loss)................ $   865      9          (86)      788
                                           =======    ===        =====    ======
   Depreciation and amortization.......... $   992     15           11     1,018
                                           =======    ===        =====    ======
   Capital expenditures................... $ 1,239     19            6     1,264
                                           =======    ===        =====    ======
   Identifiable assets.................... $16,959    948        1,583    19,490
                                           =======    ===        =====    ======

(14) DISCONTINUED OPERATIONS

  The Company sold its motion picture theatre business and certain theatre-related real estate assets on May 12, 1992. The selling price (including liabilities assumed) was approximately $680 million. In connection with the disposition, the Company paid $92.5 million for certain preferred stock of the buyer. No gain or loss was recognized in connection with this transaction as the net assets of discontinued operations were reflected at their net realizable value.

  Operating results for the theatre operations for the period from January 1, 1992 through May 12, 1992 are reported separately in the consolidated statements of operations under the caption "Loss from discontinued operations" and include:

                                          1992
                                   -------------------
                                   AMOUNTS IN MILLIONS
             Revenue..............        $211
             Loss before income
              taxes...............        $(16)
             Income tax benefit...        $  1
             Net loss.............        $(15)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES
                     (FORMERLY TCI/LIBERTY HOLDING COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(15) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                1ST      2ND     3RD     4TH
                                              QUARTER  QUARTER QUARTER QUARTER
                                              -------  ------- ------- -------
                                                   AMOUNTS IN MILLIONS,
                                                 EXCEPT PER SHARE AMOUNTS
   1994:
   Revenue................................... $1,060    1,081   1,286   1,509
   Operating income.......................... $  234      205     186     163
   Income tax expense........................ $  (31)     (21)    (33)    (31)
   Net earnings (loss)....................... $   32        6      25      (8)
   Primary and fully diluted earnings (loss)
    attributable to common shareholders per
    common and common equivalent share....... $  .07      .01     .04    (.02)
   1993:
   Revenue................................... $1,018    1,042   1,044   1,049
   Operating income.......................... $  247      246     236     187
   Income tax benefit (expense).............. $  (38)     (17)   (114)      1
   Net earnings (loss)....................... $   53       26     (65)    (21)
   Primary and fully diluted earnings (loss)
    attributable to common shareholders per
    common and common equivalent share....... $  .11      .06    (.14)   (.05)

(16) SUBSEQUENT EVENTS (UNAUDITED)

  Comcast had the right, through December 31, 1994, to require TCI to purchase or cause to be purchased from Comcast all shares of Heritage Communications, Inc. ("Heritage") directly or indirectly owned by Comcast for either cash or assets or, at TCI's election shares of TCI common stock. On October 24, 1994, the Company and Comcast entered into a purchase agreement whereby the Company would repurchase the entire 19.9% minority interest in Heritage owned by Comcast for an aggregate consideration of approximately $290 million, the majority of which is payable in shares of TCI Class A common stock. Such acquisition was consummated subsequent to December 31, 1994.

  As of January 26, 1995, TCI, TCIC, a wholly-owned subsidiary of TCI, and TeleCable consummated a transaction, whereby TeleCable was merged into TCIC, a wholly-owned subsidiary of TCI. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of TCI Class A common stock and 1 million shares of Series D Preferred Stock with an aggregate initial liquidation value of $300 million (see note 8).

  The Board of Directors of TCI has adopted a proposal which, if approved by the stockholders, would authorize the Board to issue a new class of stock ("Liberty Group Stock") which corresponds to TCI's Programming segment ("Liberty Media Group") (see note 13). While the Liberty Group Common Stock would constitute common stock of TCI, it is intended to reflect the separate performance of such programming services. TCI intends to distribute to its security holders one hundred percent of the equity value of TCI attributable to Liberty Media Group.

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

                              MARCH 31, 1995

(1) MATERIAL CHANGES IN FINANCIAL CONDITION

 Liquidity and Capital Resources

  The Board of Directors of Tele-Communications, Inc. ("TCI") has adopted a proposal (the "Liberty Group Stock Proposal") which, if approved by shareholders, would authorize the Board to issue a new class of stock ("Liberty Group Stock") which is intended to reflect the separate performance of TCI's business which primarily produces and distributes cable television programming services ("Liberty Media Group"). However, the Liberty Group Stock would constitute common stock of TCI. The Liberty Group Stock Proposal would not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt. TCI intends to distribute (the "Distribution") to its security holders Liberty Group Stock representing one hundred percent of the equity value attributable to the Liberty Media Group.

  As of January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "TCIC") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "Mergers"). The transaction was consummated on August 4, 1994. Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method prior to the consummation of the Mergers. Accordingly, TCIC had recognized 100% of Liberty's earnings or losses before deducting preferred stock dividends. The Mergers were accounted for using predecessor cost due to related party considerations. Accordingly, the accompanying combined financial statements of Liberty Media Group reflect the combination of the historical financial information of the assets of TCI and Liberty which produce and distribute cable television programming attributed to the Liberty Media Group.

  The subsidiaries of TCI and Liberty attributed to Liberty Media Group, as well as certain investments held by these or other subsidiaries of TCI and Liberty also attributed to Liberty Media Group, are as follows (unless otherwise denoted, such subsidiaries and investments were held separately by Liberty through August 4, 1994, the date the Mergers were consummated):

 Subsidiaries

  Encore Media Corporation ("Encore")
  TV Network Corporation ("tv!")(formed in 1994)
  Home Shopping Network ("HSN")
  Southern Satellite Systems, Inc. ("Southern")
  Netlink USA ("Netlink")(owned by TCIC prior to the Mergers)
  Liberty Sports, Inc.
  Affiliated Regional Communications, Ltd.
  Vision Group Incorporated (owned by TCIC prior to the Mergers)
  Americana Television Productions LLC (acquired in 1995)
  MacNeil/Lehrer Productions (acquired in 1995)
  Prime Sports-West (Formerly Prime Ticket Networks, L.P.) (acquired in 1994)

  Encore International, Inc.
  Liberty Productions, Inc. (formed in 1995)
  Prime Sports Network--Northwest

 Investments

  BET Holdings, Inc.
  Video Jukebox Network, Inc.
  Courtroom Television Network
  Discovery Communications, Inc. (owned by TCIC prior to the Mergers)
  DMX Inc. (owned by TCIC prior to the Mergers)
  E! Entertainment Television, Inc. (owned by TCIC prior to the Mergers) International Family Entertainment, Inc.
  Ingenius (formed in 1994)
  International Cable Channels Partnership, Ltd. (acquired in 1994)
  QE+ Ltd ("Starz!") (formed in 1994) (owned by TCIC prior to the Mergers) QVC, Inc. ("QVC")
  Reiss Media Enterprises, Inc. (owned by TCIC prior to the Mergers)
  Turner Broadcasting Systems, Inc. ("TBS") (owned by TCIC prior to the
  Mergers)
  Prime SportsChannel Networks Associates
  Home Team Sports Limited Partnership
  SportsChannel Chicago Associates
  SportsChannel Pacific Associates
  SportsChannel Prism Associates
  Prime Sports Network--Upper Midwest
  SportsSouth Network, L.P.
  Sunshine Network
  American Movie Classics Company ("AMC")
  Republic Pictures Television (owned by TCIC prior to the Mergers)
  Sillerman Communications Management Corporation (owned by TCIC prior to the Mergers)
  Technology Programming Ventures (formed in 1994)
  Prime Sports Australia (launched in 1995)
  Silver King Communications, Inc.
  Asian Television and Communications LLC
  Mountain Mobile Television LLC
  Cutthroat Productions, LP (formed in 1994)

  Upon the initial distribution of the Liberty Group Stock, the existing TCI Class A and Class B common stock is intended to reflect the separate performance of the TCI Group, which is generally comprised of (a) the subsidiaries and assets not attributed to the Liberty Media Group, including
(i) TCI's Domestic Cable and Communications unit, (ii) TCI's International Cable and Programming unit and (iii) TCI's Technology/Venture Capital unit, (b) any interest in the Liberty Media Group other than the interest represented by any outstanding shares of Liberty Group Stock and (c) any interest in the Liberty Media Group represented by outstanding shares of Liberty Group Stock. The businesses of TCI not attributed to the Liberty Media Group, together with any interest is referred to as the "TCI Group". Intercompany balances resulting from transactions with such units are reflected as borrowings from or loans to TCI and, prior to the implementation of the Liberty Group Stock Proposal, are included in combined equity in the accompanying combined financial statements. See note 8.

  Notwithstanding the attribution of assets and liabilities, equity and items of income and expense to Liberty Media Group for purposes of preparing its combined financial statements, the change in the capital structure of TCI contemplated by the Liberty Group Stock Proposal would not affect the ownership or the respective legal title to assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of Liberty Group Stock would be holders of common stock of TCI and would continue to be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities. The Liberty Group Stock Proposal would not affect the rights of creditors of TCI.

  Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition of TCI could affect the combined results of operations or financial condition of the Liberty Media Group and the market price of shares of the Liberty Group Stock. In addition, net losses of any portion of TCI, dividends and distributions on, or repurchases of, any series of common stock, and dividends on, or certain repurchases of preferred stock would reduce funds of TCI legally available for dividends on all series of common stock. Accordingly, Liberty Media Group financial information should be read in conjunction with the TCI and Liberty consolidated financial information.

  Under the terms of Liberty Group Stock, dividends on the Liberty Group Stock would be payable at the sole discretion of the Board out of the lesser of (i) all assets of TCI legally available for dividends and (ii) the available dividend amount with respect to the Liberty Media Group, as defined. Determinations to pay dividends on Liberty Group Stock would be based primarily upon the financial condition, results of operations and business requirements of Liberty Media Group and TCI as a whole.

  After the Distribution, existing preferred stock and debt securities of TCI that are convertible into or exchangeable for shares of TCI Class A common stock will, as a result of the operation of antidilution provisions, be adjusted so that there will be delivered upon their conversion or exchange the number of shares of Series A Liberty Group Stock that would have been issuable in the Distribution with respect to the TCI Class A common stock issuable upon conversion or exchange had such conversion or exchange occurred prior to the record date for the Distribution. Options to purchase TCI Class A common stock outstanding at the time of the Distribution will be adjusted by issuing to the holders of such options separate options to purchase that number of shares of Series A Liberty Group Stock which the holder would have been entitled to receive had the holder exercised such option to purchase TCI Class A common stock prior to the record date for the Distribution and reallocating a portion of the aggregate exercise price of the previously outstanding options to the newly issued options to purchase Series A Liberty Group Stock. Such convertible or exchangeable preferred stock and debt securities and options outstanding on the record date for the Distribution are referred to as "Pre-Distribution Convertible Securities." The issuance of shares of Series A Liberty Group Stock upon such conversion, exchange or exercise of Pre-Distribution Convertible Securities will not result in any transfer of funds or other assets from the TCI Group to the Liberty Media Group in consideration of such issuance. In the case of the exercise of Pre-Distribution Convertible Securities consisting of options to purchase Series A Liberty Group Stock, the proceeds received upon the exercise of such options will be attributed to Liberty Media Group. If Pre-Distribution Convertible Securities remain outstanding at the time of any disposition of all or substantially all of the properties and assets of Liberty Media Group and TCI elects to distribute to holders of Liberty Group Stock their proportionate interest in the net proceeds of the disposition, the proportionate interest of the holders of Liberty Group Stock will be determined on a basis that allocates to the TCI Group a portion of such net proceeds, sufficient to provide for the payment of the portion of the consideration payable by TCI on any post-Distribution conversion, exercise or exchange of Pre-Distribution Convertible Securities that becomes so payable in substitution for shares of Liberty Group Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to the record date for the disposition. Likewise, if Pre-Distribution Convertible Securities remain outstanding at the time of any redemption for all the outstanding shares of Liberty Group Stock in exchange for stock of any one or more wholly-owned subsidiaries of TCI which hold all of the assets and liabilities of the Liberty Media Group, the portion of the shares of such subsidiaries deliverable in redemption of the outstanding shares of Liberty Group Stock will be determined on a basis that allocates to the TCI Group a portion of the shares of such subsidiaries, sufficient to provide for the payment of the portion of the consideration payable by TCI upon any post-redemption conversion, exercise or exchange of Pre-Distribution Convertible Securities that becomes so payable in substitution for shares of Liberty Group Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to such redemption.

  Subsequent to the Mergers, TCI manages certain treasury activities for Liberty Media Group on a centralized basis. Cash receipts of certain businesses attributed to Liberty Media Group are funded by TCI on a daily basis. Prior to the implementation of the Liberty Group Stock Proposal, but subsequent to the

Mergers, the net amounts of such cash activities are included in combined equity in the accompanying combined financial statements. Prior to the Mergers, Liberty separately managed the treasury activities of its subsidiaries. Subsequent to the implementation of the Liberty Group Stock Proposal, such cash activities will be included in borrowings from and loans to TCI or, if determined by the Board of Directors, as an equity contribution to the Liberty Media Group.

  The Board of Directors could determine from time to time that debt of TCI not incurred by entities attributed to the Liberty Media Group or preferred stock and the proceeds thereof should be specifically attributed to and reflected on the combined financial statements of Liberty Media Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of Liberty Media Group.

  For all periods prior to the Distribution, all financial impacts of equity offerings are attributed entirely to TCI. After the Distribution, all financial impacts of issuances of additional shares of Class A common stock and Class B common stock will be attributed entirely to TCI, all financial impacts of issuances of additional shares of Liberty Group Stock the proceeds of which are attributed to the Liberty Media Group will be reflected entirely in the combined financial statements of the Liberty Media Group. Financial impacts of dividends or other distributions on, and purchases of, Class A common stock and Class B common stock will be attributed entirely to TCI, and financial impacts of dividends or other distributions of Liberty Media Group will be attributed entirely to the Liberty Media Group. Financial impacts of repurchases of Liberty Media Group Stock the consideration for which is charged to the Liberty Media Group will be reflected entirely in the combined financial statements of the Liberty Media Group, and financial impacts of repurchases of Liberty Group Stock the consideration for which is charged to TCI will be attributed entirely to TCI.

  Subsequent to the implementation of the Liberty Group Stock Proposal, borrowings from or loans to TCI would bear interest at such rates and have repayment schedules and other terms as are established by the Board of Directors. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the use of proceeds by and creditworthiness of the recipient group, the capital expenditure plans and investment opportunities available to each group and the availability, cost and time associated with alternative financing sources.

  Liberty Media Group, Comcast Corporation ("Comcast"), QVC Programming Holdings, Inc. (the "Purchaser"), a corporation which is jointly owned by Liberty Media Group and Comcast, and QVC are parties to an Agreement and Plan of Merger dated August 4, 1994, as amended (the "QVC Merger Agreement"). Pursuant to the QVC Merger Agreement the Purchaser commenced an offer (the "QVC Tender Offer") to purchase all outstanding shares of common stock and preferred stock of QVC. The QVC Tender Offer expired on February 9, 1995, at which time the Purchaser accepted for payment all shares of QVC which had been tendered into the QVC Tender Offer. Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. Liberty Media Group owns an approximate 43% interest of the post-merger QVC. A credit facility entered into by the Purchaser is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty Media Group have pledged their shares of QVC pursuant to such credit facility.

  In connection with the transactions contemplated under a stockholder's agreement entered into among Comcast, Liberty Media Group and the Purchaser, TCI has undertaken to cause Liberty Media Group to comply with each of its representations, warranties, agreements and obligations under the stockholders agreement. All such undertakings will terminate at such time as equity securities of Liberty Media Group or the Liberty Group Stock have been distributed and such securities impute a market capitalization of Liberty Media Group in excess of $2 billion.

  Upon consummation of the aforementioned QVC transactions, Liberty Media Group was deemed to exercise significant influence over QVC and, as such, accounts for its investment in QVC under the equity method. The 1994 combined balance sheet included herein has been restated to reflect the equity method of accounting in the first quarter of 1995.

  Liberty Media Group's sources of funds include its available cash balances, cash generating from operating activities, cash distributions from affiliates, dividend and interest payments, asset sales, availability under certain credit facilities, and loans and/or equity contributions from TCI. To the extent cash needs of the Liberty Media Group exceed cash provided by the Liberty Media Group, TCI may transfer funds to the Liberty Media Group. Conversely, to the extent cash provided by the Liberty Media Group exceeds cash needs of the Liberty Media Group, the Liberty Media Group may transfer funds to TCI.

  Many of Liberty Media Group's subsidiaries' loan agreements contain restrictions regarding transfers of funds to other members of Liberty Media Group in the form of loans, advances or cash dividends. However, other subsidiaries, principally Southern (which is the satellite carrier for the signal of WTBS, a 24-hour independent UHF television station originated by
TBS), are not restricted from making transfers of funds to other members of the group. The cash provided by operating activities of Southern, is a primary source of cash available for distribution to Liberty Media Group. However, Southern does not have an agreement with WTBS with respect to the retransmission of its signal and there are no specific statutory restrictions per se which would prevent any other satellite carriers from retransmitting such signal to cable operators and others. If the business of Southern is adversely affected by competitive or other factors, it may have an adverse effect on the ability of Liberty Media Group to generate adequate cash to meet its obligations.

  Several entities included in Liberty Media Group have credit facilities. HSN has a revolving credit facility for $150 million, $70 million of which was outstanding on March 31, 1995. ARC Holding, Ltd. ("ARCH") has a $45 million revolving credit facility with a group of banks, $18 million of which was outstanding at March 31, 1995. Another subsidiary, Prime Sports-West, has a $24 million credit facility with a bank, $18.7 million of which was outstanding at March 31, 1995. The HSN, ARCH and Prime Sports-West facilities restrict the transfer of funds to affiliated companies, and include various financial covenants, including maintenance of certain financial ratios.

  Various partnerships and other affiliates of Liberty Media Group accounted for under the equity method finance a substantial portion of their acquisitions and capital expenditures through borrowings under their own credit facilities and net cash provided by their operating activities.

  Liberty Media Group intends to continue to develop its entertainment and information programming services and has made certain financial commitments related to the acquisition of programming. As of March 31, 1995, Liberty Media Group's future minimum obligation related to certain film licensing agreements was $180 million. The amount of the total obligation is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Liberty Media Group's obligations for certain sports program rights contracts as of March 31, 1995 was $222 million. It is expected that sufficient cash will be generated by the programming services to satisfy these commitments. However, continued development may require additional financing and it cannot be predicted whether Liberty Media Group will obtain such financing. If additional financing cannot be obtained, Liberty Media Group could attempt to sell assets but there can be no assurance that asset sales, if any, can be consummated at a price and on terms acceptable to Liberty Media Group. Further, Liberty Media Group and/or TCI could attempt to sell equity securities but, again, there can be no certainty that such a sale could be accomplished on acceptable terms.

  HSN has significant working capital needs for inventory and accounts receivable. However, HSN expects to meet its recurring working capital needs primarily through internally generated funds and its existing credit facilities.

  The Cable Television Consumer Protection and Competition Act of 1992 (the 1992 Cable Act) provides for comprehensive federal and local regulation of the cable television industry, including Liberty Media Group's programming operations. The Federal Communications Commission ("FCC") has adopted extensive rate regulations governing cable systems not subject to "effective competition". The FCC has established standards and procedures governing regulation of rates for basic cable service and equipment to be implemented by state and local cable franchising authorities and for the FCC's review of the "reasonableness" of rates for additional tiers of cable service upon complaint from a franchising authority or a cable subscriber. The FCC also has adopted interim "cost-of- service" rules governing attempts by cable operators to justify higher than benchmark rates based on unusually high costs. Separately offered services, such as pay television and pay-per-view services, are not currently subject to rate regulation although packages or collective offerings of such services may be subject to rate regulation. The FCC also has identified and established regulations for New Product Tiers, which are tiers of services not subject to rate regulation. Through a series of orders, the FCC had "frozen" cable rates, except for those cable systems already subject to effective competition, from April 5, 1993 through May 15, 1994.

  The FCC's rate regulations also govern changes in the rates which cable operators may charge when adding or deleting a service from a regulated tier of service. The FCC substantially revised its rules for adding and deleting services in November 1994 and has provided an alternative methodology for adding services to cable programming service tiers which includes a flat fee increase per added channel and an aggregate limit on such increases with an additional license fee reserve. The FCC's rate regulations also permit cable operators to "pass through" increases in programming costs and certain other external costs which exceed the rate of inflation subject to the aggregate limit through 1996. However, a cable operator may pass through increases in the cost of programming services affiliated with such cable operator to the extent such costs exceed the rate of inflation only if the price charged by the programmer to the affiliated cable operator reflects prevailing prices offered in the marketplace by the programmer to unaffiliated third parties or the fair market value of the programming.

  Liberty Media Group believes that the FCC's comprehensive system of rate regulation, including regulation of the changes in rates when programming services are added or deleted from service tiers, has had and will continue to have an adverse effect on the programming services in which Liberty Media Group has an ownership interest by limiting the carriage of such services and/or the ability and willingness of cable operators to pay the rights fees for such carriage.

  The FCC has adopted rules providing for mandatory carriage by cable systems after September 1, 1993 of all local full-power commercial television broadcast signals (up to one-third of all channels), including the signals of stations carrying home-shopping programming after October 6, 1993, and, depending on a cable system's channel capacity, at least one non-commercial television broadcast signal. Alternatively, after October 6, 1993, commercial broadcasters have the right to deny such carriage unless they grant retransmission consent. The "must carry" statutory provisions and regulations remain in effect pending the outcome of ongoing judicial proceedings to resolve challenges to their constitutionality. Liberty Media Group believes that, by requiring such carriage of broadcast signals, these regulations may adversely affect the ability of Liberty Media Group's programming services to obtain carriage on cable systems with limited channel capacity. To the extent that carriage is thereby limited, the subscriber and advertising revenues available to Liberty Media Group's programming services also will be limited. However, as discussed above, such regulations have resulted in expanded cable distribution of HSN, which is carried by a number of full-power commercial broadcast television stations.

  The FCC has adopted regulations limiting carriage by a cable operator of national programming services in which that operator holds an attributable interest to 40 percent of the first 75 activated channels on each of the operator's systems. The rules provide for the use of two additional channels or a 45 percent limit, whichever is greater, provided that the additional channels carry minority controlled programming services. The regulations also grandfather existing carriage arrangements which exceed the channel limits, but require new channel capacity to be devoted to unaffiliated programming services until the system achieves compliance with the regulations. Channels beyond the first 75 activated channels are not subject to such limitations, and the rules do not apply to local or regional programming services. These rules may limit carriage of Liberty Media Group's programming services on certain cable systems of TCI and its affiliates.

  The 1992 Cable Act directed the FCC to promulgate regulations regarding the sale and acquisition of cable programming between multichannel video program distributors (including cable operators) and programming services in which a cable operator has an attributable interest. The legislation and the implementing regulations adopted by the FCC preclude virtually all exclusive programming contracts with cable operators (unless the FCC first determines the contract serves the public interest) and generally prohibit a cable operator which has an attributable interest in a programmer from improperly influencing the terms and conditions of sale to unaffiliated multichannel video distributors. Further, the 1992 Cable Act requires that such affiliated programmers make their programming services available to cable operators and competing video technologies such as multichannel multi-point distribution systems ("MMDS") and DBS services on terms and conditions that do not unfairly discriminate among such technologies.

  In response to numerous petitions for review of the FCC's rate regulations, the United States Court of Appeals for the District of Columbia upheld the material provisions of those regulations in Time Warner Entertainment Co., L.P.
                                            -----------------------------------
v. FCC on June 6, 1995. The Court upheld the constitutionality of the FCC's
- ------
regulations and generally ruled that they were authorized by the 1992 Cable
Act.

  The regulation of cable television systems at the federal, state and local levels is subject to the political process and has been in constant flux over the past decade. This process continues in the context of legislative proposals for new laws and the adoption or deletion of administrative regulations and policies. For example, Congress presently is considering telecommunications legislation which, if enacted into law, would substantially change existing law, including among other things, the rate regulation of cable television systems and the restrictions on telephone companies in the provision of cable television service. The Senate approved the Telecommunications Competition and Deregulation Act of 1995 on June 15, 1995. The House Commerce Committee approved the Communications Act of 1995 on May 25, 1995, and the full House is expected to vote on that bill within the next few months. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that the Liberty Media Group's business will not be affected adversely by future legislation, new regulation or deregulation.

  A number of petitions for reconsideration of various aspects of the regulations implementing the 1992 Cable Act remain pending before the FCC. Petitions for judicial review of regulations adopted by the FCC, as well as other court challenges to the 1992 Cable Act and the FCC's regulations, also remain pending. Liberty Media Group is uncertain how the courts and/or the FCC ultimately will rule or whether such rulings will materially change any existing rules or statutory requirements.

(2) MATERIAL CHANGES IN RESULTS OF OPERATIONS

  Liberty Media Group is engaged in two principal lines of business: (i) production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products ("Entertainment and Information Programming Services") and (ii) electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing ("Electronic Retailing Services"). To enhance the reader's understanding, separate financial data have been provided below for Electronic Retailing Services, which include a retail function, and other Entertainment and Information Programming Services. The table below sets forth, for the periods indicated, certain financial information and the percentage relationship that certain items bear to revenue. This summary provides trend data related to the normal recurring operations of the Liberty Media Group. Corporate expenses have not been reflected in the following table but are included in the following discussion. Liberty Media Group holds significant equity investments the results of which are not a component of operating income, but are discussed below under "Other Income and Expense". Other items of significance are discussed separately under their own captions below.

                                               QUARTERS ENDED MARCH 31,
                                             ---------------------------------
                                                  1995              1994
                                             ----------------  ---------------
                                              DOLLAR AMOUNTS IN THOUSANDS
ENTERTAINMENT AND INFORMATION PROGRAMMING
 SERVICES
  Revenue...................................  100%  $ 114,260   100% $  76,640
  Operating, selling, general &
   administrative...........................  100%    114,537    86%    65,899
  Depreciation and amortization.............    5%      5,993     4%     3,210
                                             ----   ---------  ----  ---------
    Operating income (loss).................   (5%) $  (6,270)   10% $   7,531
                                             ====   =========  ====  =========
ELECTRONIC RETAILING SERVICES
  Revenue...................................  100%  $ 243,697   100% $ 274,215
  Cost of sales.............................   66%    160,007    64%   175,615
  Operating, selling, general and
   administrative...........................   37%     90,100    30%    82,994
  Depreciation and amortization.............    4%      9,929     3%     6,781
                                             ----   ---------  ----  ---------
    Operating income (loss).................   (7%) $ (16,339)    3% $   8,825
                                             ====   =========  ====  =========

 Entertainment and Information Programming Services

  Revenue from Entertainment and Information Programming Services increased by 49%, or $37.6 million, in the quarter ended March 31, 1995 compared with the quarter ended March 31, 1994. Prime Sports-West was acquired by Liberty Media Group in August 1994, and was responsible for $17.0 million of the increase in the first quarter of 1995 revenue. Liberty Media Group's remaining regional sports programming businesses experienced an $8.5 million increase in revenue, primarily the result of subscriber growth and rate increases. Encore's six new thematic multiplex services (three launched in July 1994 and three launched in September 1994) and tv! (launched in July 1994) accounted for a combined increase in revenue of $7 million. Revenue from Netlink increased by $5.8 million as a result of growth in the number of subscribers.

  Operating expenses, exclusive of depreciation and amortization, increased by 74%, or $48.6 million, in the 1995 first quarter compared with the 1994 first quarter. The new businesses acquired and new services launched during 1994 were responsible for $10 million of the increase. Prime Sports-West was responsible for $13.2 million of the increase in the first quarter of 1995 operating expenses. Expenses at Liberty Media Group's sports programming businesses, excluding the impact of new businesses, increased by $7.4 million. This increase was caused by programming rights fees for a higher number of subscribers, new rights fees, and increased production costs due to a larger number of events. Netlink's expenses increased by $8.1 million, the result of higher programming costs caused by additional subscribers and, rate increases that were effective January 1, 1995.

  Operating income for Entertainment and Information Programming Services was a loss of $6.3 million in the 1995 first quarter compared with earnings of $7.5 million in the 1994 first quarter. The increased loss was primarily a result of the startup of several new sports programming services. In addition, Netlink incurred an operating loss in the first quarter as a result of an increase effective January 1, 1995 in its cost of programming. Corresponding rate increases for Netlink were not effective until April 1, 1995.

 Electronic Retailing Services

  This information reflects the results of HSN, which became a consolidated subsidiary of Liberty Media Group in February 1993. HSN's primary business is electronic retailing conducted by Home Shopping Club, Inc. ("HSC"), a wholly-owned subsidiary of HSN.

  For the quarter ended March 31, 1995, revenue for HSN decreased $30.5 million, or 11% compared with the same period in 1994. Net sales of HSC decreased $46.3 million, or 18.4% for the quarter ended March 31, 1995, reflecting a 16.5% decrease in the number of packages shipped and a 2.0% decrease in the average price per unit sold compared to the same period in 1994. The decrease in HSC sales for the quarter ended March 31, 1995 was primarily offset by sales of $11.8 million by HSN's infomercial joint venture, HSN Direct Joint Venture ("HSND"), which commenced operations during the third quarter of 1994.

  Management attributes the decline in net sales for the quarter ended March 31, 1995, to the initial impact of HSN's new merchandising and programming strategies. Since September 1994, HSN has appointed new senior management personnel with expertise in merchandising and has also instituted procedures intended to improve purchasing and other merchandising practices. Management's emphasis in this area includes offering a greater variety of products, developing strong private label lines, selling higher margin items and offering name brand and other high quality merchandise.

  HSN has continued to significantly restyle its programming. This includes new on-air presentations, an increase in the number of items aired per hour and the display of item numbers which enables a customer to order an item when it is off the air. During the remainder of 1995, HSN plans additional changes including converting HSN 1, HSN 2 and HSN Spree into two networks renamed HSN and Spree and additional improvements in merchandising and programming. These changes are expected to be introduced in the second and third quarters of 1995 and may not be fully implemented until the end of 1995.

  HSN has made significant progress in executing these strategies, which are aimed at long-term improvements in sales by attempting to attract new customers and increase the frequency of sales. However, the initial impact of these changes was a slowdown in sales during the fourth quarter of 1994 and, as anticipated, a decline in sales and operating results during the first quarter of 1995. Sales and operating results through mid-1995 are expected to continue to be negatively affected by these changes. While management believes HSN's new merchandising and programming strategy will ultimately improve results, it is estimated the earliest that sales will be positively affected will be the latter half of 1995. There can be no assurance that these changes will achieve management's intended results.

  HSN has engaged the services of consultants to assist in developing its planned shopping service, Television Shopping Mall, which it expects to launch by early 1996. These business activities did not have a material negative impact on HSN's results of operations during the quarter ended March 31, 1995. A full year of these business activities may have a material negative impact on HSN's results of operations in 1995.

  For the quarter ended March 31, 1995, cost of sales decreased $15.6 million, or 8.9%, from the same quarter in 1994. As a percentage of net sales, cost of sales increased to 66% from 64% compared with the quarter ended March 31, 1994. The dollar decreases in cost of sales relate to the lower sales volumes, and the increases in cost of sales percentages compared with the first quarter of 1994 relate primarily to promotional price discounts.

  Operating expenses, exclusive of depreciation and amortization, increased by $7.1 million, to 37% of sales in the 1995 first quarter, compared with 30% of sales in the 1994 first quarter. Most of this increase was a result of selling, marketing, engineering and programming expenses related to HSND. These costs are expected to remain at this level for the remainder of 1995. In addition, HSN incurred a $2.0 million restructuring charge associated with the anticipated consolidation of its distribution facilities.

 Corporate Expenses

  Corporate expenses are not reflected in the preceding table. In the 1995 first quarter, corporate expenses were $4.2 million, compared with a net reversal of expense in the 1994 first quarter of $8.6 million. This change was primarily attributable to reversals of previously accrued expenses associated with stock appreciation rights of $.8 million and $9.9 million in the first quarters of 1995 and 1994, respectively. The amount of expense associated with stock appreciation rights is based on the market price of the underlying common stock as of the date of the financial statements. The expense is subject to future adjustment based on market price fluctuations and, ultimately, on the final determination of market value when the rights are exercised. Stock options and/or stock appreciation rights granted by Liberty prior to the Mergers have been assumed by TCI.

  Excluding the impact of the stock appreciation rights, corporate expenses increased by $3.5 million from the 1994 first quarter to the 1995 first quarter. This increase was primarily the result of litigation settlement expense and overhead charges from TCI.

  Upon implementation of the Liberty Group Stock Proposal, certain corporate general and administrative costs would be charged to Liberty Media Group at rates set at the beginning of each year based on projected utilization for that year. The utilization-based charges will be set at levels that management believes to be reasonable and that would approximate the costs Liberty Media Group would incur for comparable services on a stand alone basis. The accompanying combined statements of operations through the date of the Mergers do not reflect the allocation of corporate general and administrative costs in the aforementioned manner because the majority of the entities attributable to Liberty Media Group were owned, directly or indirectly, by Liberty through such dates. During the three months ended March 31, 1995, Liberty Media Group was allocated $767,000 in corporate general and administrative costs by TCI.

  Prior to the Liberty Group Stock Proposal, TCI did not have formalized intercompany allocation methodologies. In connection with the Liberty Group Stock Proposal, management of TCI has determined that TCI general corporate expenses should be allocated to Liberty Media Group based on the amount of time TCI corporate employees (e.g. legal, corporate, payroll, etc.) expend on Liberty Media Group matters. TCI management evaluated several alternate allocation methods including assets, revenue, operating income, and employees. Management did not believe that any of these methods would reflect an appropriate allocation of corporate expenses given the diverse nature of TCI's operating subsidiaries, the relative maturity of certain of the operating subsidiaries, and the way in which corporate resources are utilized.

  Entities included in Liberty Media Group lease office space and satellite transponder facilities from TCI. Charges by TCI for such arrangements for the three months ended March 31, 1995 and 1994, aggregated $3,210,000 and $1,293,000, respectively.

  Certain subsidiaries attributed to Liberty Media Group produce and/or distribute sports and other programming to cable television operators (including TCI) and others. Charges to TCI are based upon customary rates charged to other major customers.

  HSN paid a commission to TCI for merchandise sales to customers who are subscribers of TCI's cable systems. Aggregate commissions and charges by TCI were approximately $1,928,000 and $346,000 for the three months ended March 31, 1995 and 1994, respectively. The increase in commissions and charges to TCI is the result of a substantial increase in the number of TCI subscribers receiving the HSN Service in 1995 as compared to 1994.

 Other Income and Expense

  Dividend and interest income was $2.1 million and $6.2 million for the quarters ended March 31, 1995 and 1994, respectively. The decrease was primarily the result of the repayment of an HSN note receivable in August 1994.

  Liberty Media Group's share of losses from affiliates was $1.8 million in the first quarter of 1995 compared with share of earnings from affiliates of $7.3 million in the first quarter of 1994. This decrease was partially the result of the sale of substantially all of Liberty Media Group's interest in AMC in July 1994, which investment had contributed $4.3 million of the 1994 earnings. Liberty Media Group's share of earnings in affiliates attributable to its interest in QVC decreased from earnings of $1.8 million in the 1994 first quarter to a loss of $2.8 million in the 1995 first quarter. This was primarily the result of compensation resulting from stock option redemptions in the QVC Merger.

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS

                                                        MARCH 31,  DECEMBER 31,*
                                                           1995        1994
                                                        ---------- -------------
                                                          AMOUNTS IN THOUSANDS
                        ASSETS
                        ------
Cash..................................................  $   22,864      62,963
Trade and other receivables, net......................     103,363      95,081
Inventories, net......................................     112,316     119,814
Prepaid expenses......................................      14,170      14,560
Prepaid program rights................................      22,552      11,257
Committed film inventory..............................      22,096      22,097
Investments in affiliates, accounted for under the
 equity method, and related receivables (note 3)......     271,819     268,292
Investment in Turner Broadcasting System, Inc. ("TBS")
 (note 4).............................................     694,365     653,691
Other investments, at cost, and related receivables
 (note 5).............................................     173,822     158,846
Property and equipment, at cost:
  Land................................................      21,978      21,934
  Support equipment and buildings.....................     156,605     150,165
  Computer and broadcast equipment....................      61,170      60,525
                                                        ----------   ---------
                                                           239,753     232,624
  Less accumulated depreciation.......................      43,687      38,313
                                                        ----------   ---------
                                                           196,066     194,311
                                                        ----------   ---------
Excess cost over acquired net assets..................     573,307     549,770
  Less accumulated amortization.......................      26,491      22,217
                                                        ----------   ---------
                                                           546,816     527,553
                                                        ----------   ---------
Other intangibles.....................................      77,842      77,925
  Less accumulated amortization.......................      55,928      54,936
                                                        ----------   ---------
                                                            21,914      22,989
                                                        ----------   ---------
Cable distribution fees...............................      85,591      71,871
  Less accumulated amortization.......................       6,414       3,893
                                                        ----------   ---------
                                                            79,177      67,978
                                                        ----------   ---------
Other assets, at cost, net of amortization............      14,801      12,279
                                                        ----------   ---------
                                                        $2,296,141   2,231,711
                                                        ==========   =========

- --------
*Restated--see note 3.
                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       COMBINED BALANCE SHEETS--CONTINUED

                                                           MARCH 31,  DECEMBER 31,*
                                                              1995        1994
                                                           ---------- -------------
                                                             AMOUNTS IN THOUSANDS
             LIABILITIES AND COMBINED EQUITY
             -------------------------------
Accounts payable.......................................... $  136,972     111,239
Accrued liabilities.......................................     67,498     111,990
Film licenses payable.....................................     31,121      26,719
Accrued litigation settlements............................      4,850      27,450
Accrued compensation relating to stock appreciation
 rights...................................................     26,326      28,422
Deferred revenue..........................................     49,932      46,845
Due to Tele-Communications, Inc. ("TCI") from Home
 Shopping Network, Inc. ("HSN")...........................     28,076      28,724
Debt (note 6).............................................    124,215      92,944
Deferred tax liability....................................    171,284     150,601
Other liabilities.........................................      9,264       4,320
                                                           ----------   ---------
    Total liabilities.....................................    649,538     629,254
                                                           ----------   ---------
Minority interests........................................    116,100     115,165
Combined equity (note 8):
  Combined equity.........................................  1,371,786   1,356,840
  Unrealized gains on available-for-sale securities, net
   of taxes...............................................    158,717     130,452
                                                           ----------   ---------
                                                            1,530,503   1,487,292
                                                           ----------   ---------
Commitments and contingencies (note 9)
                                                           $2,296,141   2,231,711
                                                           ==========   =========

- --------
*Restated--see note 3.

            See accompanying notes to combined financial statements.

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF OPERATIONS

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                        ----------------------
                                                           1995        1994
                                                        ----------  ----------
                                                        AMOUNTS IN THOUSANDS
Revenue:
  Net sales from home shopping services................ $  243,697    $274,215
  Programming services:
    From TCI (note 8)..................................     19,319      12,587
    From others........................................     94,941      64,053
                                                        ----------  ----------
                                                           357,957     350,855
                                                        ----------  ----------
Cost of sales, operating costs and expenses:
  Cost of sales........................................    160,007     175,615
  Operating............................................    105,583      70,717
  Selling, general and administrative..................     98,176      77,883
  Charges by TCI (note 8)..............................      5,905       1,639
  Adjustment to compensation relating to stock appreci-
   ation rights (note 8)...............................     (2,096)    (10,302)
  Depreciation.........................................      6,214       5,475
  Amortization.........................................      9,706       4,536
                                                        ----------  ----------
                                                           383,495     325,563
                                                        ----------  ----------
    Operating earnings (loss)..........................    (25,538)     25,292
Other income (expense):
  Interest expense.....................................     (2,723)     (2,367)
  Interest expense to TCI (note 8).....................       (743)       (480)
  Dividend and interest income, primarily from affili-
   ates................................................      2,112       6,167
  Share of earnings (losses) of affiliates, net (note
   3)..................................................     (1,851)      7,314
  Minority interest in losses (earnings) of consoli-
   dated subsidiaries..................................      5,941      (4,179)
  Loss on disposition of assets........................        --       (2,233)
  Other, net...........................................        753         168
                                                        ----------  ----------
                                                             3,489       4,390
                                                        ----------  ----------
    Earnings (loss) before income taxes................    (22,049)     29,682
Income tax benefit (expense)...........................     11,358     (14,238)
                                                        ----------  ----------
    Net earnings (loss)................................ $  (10,691) $   15,444
                                                        ==========  ==========

            See accompanying notes to combined financial statements.

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                          COMBINED STATEMENT OF EQUITY

                       THREE MONTHS ENDED MARCH 31, 1995

                                                       UNREALIZED
                                                      HOLDING GAINS
                                                      ON AVAILABLE-    TOTAL
                                          COMBINED        FOR-       COMBINED
                                          EQUITY *   SALE SECURITIES EQUITY *
                                         ----------  --------------- ---------
                                                 AMOUNTS IN THOUSANDS
Balance at January 1, 1995*............. $1,356,840      130,452     1,487,292
  Net loss..............................    (10,691)         --        (10,691)
  Sale of programming to TCI............    (19,319)         --        (19,319)
  Cost allocations from TCI.............      5,905          --          5,905
  Interest expense allocation from TCI..        743          --            743
  Intergroup tax allocation.............    (11,575)         --        (11,575)
  Net cash transfers from TCI...........     38,383          --         38,383
  Contribution to combined equity for
   acquisitions.........................     11,500          --         11,500
  Change in unrealized holding gains for
   available-for-sale securities........        --        28,265        28,265
                                         ----------      -------     ---------
Balance at March 31, 1995............... $1,371,786      158,717     1,530,503
                                         ==========      =======     =========

- --------
*Restated--see note 3.

            See accompanying notes to combined financial statements

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                        -----------------------
                                                           1995        1994
                                                        -----------  ----------
                                                        AMOUNTS IN THOUSANDS
                                                            (SEE NOTE 2)
Cash flows from operating activities:
  Net earnings (loss).................................. $   (10,691)    15,444
  Adjustments to reconcile net earnings (loss) to net
   cash provided (used) by operating activities:
  Depreciation and amortization........................      15,920     10,011
  Adjustment to compensation relating to stock appreci-
   ation rights........................................      (2,096)   (10,302)
  Share of losses (earnings) of affiliates, net........       1,851     (7,314)
  Deferred income tax expense..........................         217      5,027
  Minority interests in earnings (losses)..............      (5,941)     4,179
  Payments of litigation settlements...................     (22,600)       --
  Loss on disposition of assets........................         --       2,233
  Changes in operating assets and liabilities, net of
   acquisitions:
    Change in receivables..............................      (8,171)    (2,312)
    Change in inventories..............................       7,499      4,279
    Change in prepaid expenses.........................     (10,892)    (3,837)
    Change in payables, accruals, due to TCI from HSN
     and deferred revenue..............................         433      3,875
                                                        -----------  ---------
      Net cash provided (used) by operating activities.     (34,471)    21,283
                                                        -----------  ---------
Cash flows from investing activities:
  Cash paid for acquisitions...........................     (33,739)       --
  Capital expended for property and equipment..........      (8,152)    (4,608)
  Additional investments in and loans to affiliates and
   others..............................................     (13,000)    (7,446)
  Return of capital from affiliates....................       7,720      2,040
  Collections on loans to affiliates and others........       1,109      5,814
  Cash paid for cable distribution fees................     (13,720)       --
  Other investing activities...........................       1,509      4,815
                                                        -----------  ---------
      Net cash provided (used) by investing activities.     (58,273)       615
                                                        -----------  ---------
Cash flows from financing activities:
  Borrowings of debt...................................      47,300        --
  Repayments of debt...................................      (1,982)       (65)
  Change in cash transfers from TCI....................       7,920    (16,186)
  Contributions by minority shareholders of subsidiar-
   ies.................................................         --       3,946
  Distributions to minority shareholders of subsidiar-
   ies.................................................        (593)      (400)
                                                        -----------  ---------
      Net cash provided (used) by financing activities.      52,645    (12,705)
                                                        -----------  ---------
      Net increase (decrease) in cash and cash equiva-
       lents...........................................     (40,099)     9,193
      Cash and cash equivalents at beginning of period.      62,963     82,544
                                                        -----------  ---------
      Cash and cash equivalents at end of period....... $    22,864     91,737
                                                        ===========  =========

            See accompanying notes to combined financial statements.

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                MARCH 31, 1995
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

  The Board of Directors of TCI has adopted a proposal (the "Liberty Group Stock Proposal") which, if approved by shareholders, would authorize the Board to issue a new class of stock ("Liberty Group Stock") which is intended to reflect the separate performance of TCI's business which produces and distributes cable television programming services ("Liberty Media Group"). However, the Liberty Group Stock would constitute common stock of TCI. The Liberty Group Stock Proposal would not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt. TCI intends to distribute (the "Distribution") to its security holders Liberty Group Stock representing one hundred percent of the equity value attributable to the Liberty Media Group.

  As of January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "TCIC") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "Mergers"). The transaction was consummated on August 4, 1994. Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method prior to the consummation of the Mergers. Accordingly, TCIC had recognized 100% of Liberty's earnings or losses before deducting preferred stock dividends. The Mergers were accounted for using predecessor cost due to related party considerations. Accordingly, the accompanying combined financial statements of Liberty Media Group reflect the combination of the historical financial information of the assets of TCI and Liberty which produce and distribute cable television programming attributed to the Liberty Media Group.

  The subsidiaries of TCI and Liberty attributed to Liberty Media Group, as well as certain investments held by these or other subsidiaries of TCI and Liberty also attributed to Liberty Media Group, are as follows (unless otherwise denoted, such subsidiaries and investments were held separately by Liberty through August 4, 1994, the date the Mergers were consummated):

 Subsidiaries

  Encore Media Corporation ("Encore")
  TV Network Corporation (formed in 1994)
  HSN
  Southern Satellite Systems, Inc.
  Netlink USA (owned by TCIC prior to the Mergers)
  Liberty Sports, Inc.
  Affiliated Regional Communications, Ltd. ("ARC")
  Vision Group Incorporated (owned by TCIC prior to the Mergers)
  Americana Television Productions LLC (acquired in 1995)
  MacNeil/Lehrer Productions (acquired in 1995)
  Prime Sports-West (Formerly Prime Ticket Networks, L.P.) (acquired in 1994)

  Encore International, Inc.
  Liberty Productions, Inc. (formed in 1995)
  Prime Sports Network--Northwest

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Investments

  BET Holdings, Inc.
  Video Jukebox Network, Inc.
  Courtroom Television Network
  Discovery Communications, Inc. ("Discovery") (owned by TCIC prior to the Mergers)
  DMX Inc. (owned by TCIC prior to the Mergers)
  E! Entertainment Television, Inc. (owned by TCIC prior to the Mergers) International Family Entertainment, Inc.
  Ingenius (formed in 1994)
  International Cable Channels Partnership, Ltd. ("ICCP") (acquired in 1994) QE+ Ltd ("Starz!") (formed in 1994) (owned by TCIC prior to the Mergers) QVC, Inc. ("QVC")
  Reiss Media Enterprises, Inc. (owned by TCIC prior to the Mergers)
  TBS (owned by TCIC prior to the Mergers)
  Prime SportsChannel Networks Associates
  Home Team Sports Limited Partnership ("HTS")
  SportsChannel Chicago Associates ("Sports")
  SportsChannel Pacific Associates
  SportsChannel Prism Associates
  Prime Sports Network--Upper Midwest
  SportsSouth Network, L.P.
  Sunshine Network ("Sunshine")
  American Movie Classics Company ("AMC")
  Republic Pictures Television (owned by TCIC prior to the Mergers)
  Sillerman Communications Management Corporation (owned by TCIC prior to the Mergers)
  Technology Programming Ventures (formed in 1994)
  Prime Sports Australia (launched in 1995)
  Silver King Communications, Inc. ("SKC")
  Asian Television and Communications LLC
  Mountain Mobile Television LLC
  Cutthroat Productions, LP (formed in 1994)

  Upon the initial distribution of the Liberty Group Stock, the existing TCI Class A and Class B common stock is intended to reflect the separate performance of the TCI Group, which is generally comprised of (a) the subsidiaries and assets not attributed to the Liberty Media Group, including
(i) TCI's Domestic Cable and Communications unit, (ii) TCI's International Cable and Programming unit and (iii) TCI's Technology/Venture Capital unit, (b) any interest in the Liberty Media Group other than the interest represented by any outstanding shares of Liberty Group Stock and (c) any interest in the Liberty Media Group represented by outstanding shares of Liberty Group Stock. The businesses of TCI not attributed to the Liberty Media Group, together with any interest is referred to as the "TCI Group". Intercompany balances resulting from transactions with such units are reflected as borrowings from or loans to TCI and, prior to the implementation of the Liberty Group Stock Proposal, are included in combined equity in the accompanying combined financial statements. See note 8.

  Notwithstanding the attribution of assets and liabilities, equity and items of income and expense to Liberty Media Group for purposes of preparing its combined financial statements, the change in the capital structure of TCI contemplated by the Liberty Group Stock Proposal would not affect the ownership or the

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) respective legal title to assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of Liberty Group Stock would be holders of common stock of TCI and would continue to be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities. The Liberty Group Stock Proposal would not affect the rights of creditors of TCI.

  Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition of TCI could affect the combined results of operations or financial condition of the Liberty Media Group and the market price of shares of the Liberty Group Stock. In addition, net losses of any portion of TCI, dividends and distributions on, or repurchases of, any series of common stock, and dividends on, or certain repurchases of preferred stock would reduce funds of TCI legally available for dividends on all series of common stock. Accordingly, Liberty Media Group financial information should be read in conjunction with the TCI and Liberty consolidated financial information.

  Under the terms of Liberty Group Stock, dividends on the Liberty Group Stock would be payable at the sole discretion of the Board out of the lesser of (i) all assets of TCI legally available for dividends and (ii) the available dividend amount with respect to the Liberty Media Group, as defined. Determinations to pay dividends on Liberty Group Stock would be based primarily upon the financial condition, results of operations and business requirements of Liberty Media Group and TCI as a whole.

  After the Distribution, existing preferred stock and debt securities of TCI that are convertible into or exchangeable for shares of TCI Class A common stock will, as a result of the operation of antidilution provisions, be adjusted so that there will be delivered upon their conversion or exchange the number of shares of Series A Liberty Group Stock that would have been issuable in the Distribution with respect to the TCI Class A common stock issuable upon conversion or exchange had such conversion or exchange occurred prior to the record date for the Distribution. Options to purchase TCI Class A common stock outstanding at the time of the Distribution will be adjusted by issuing to the holders of such options separate options to purchase that number of shares of Series A Liberty Group Stock which the holder would have been entitled to receive had the holder exercised such option to purchase TCI Class A common stock prior to the record date for the Distribution and reallocating a portion of the aggregate exercise price of the previously outstanding options to the newly issued options to purchase Series A Liberty Group Stock. Such convertible or exchangeable preferred stock and debt securities and options outstanding on the record date for the Distribution are referred to as "Pre-Distribution Convertible Securities." The issuance of shares of Series A Liberty Group Stock upon such conversion, exchange or exercise of Pre-Distribution Convertible Securities will not result in any transfer of funds or other assets from TCI to the Liberty Media Group in consideration of such issuance. In the case of the exercise of Pre-Distribution Convertible Securities consisting of options to purchase Series A Liberty Group Stock, the proceeds received upon the exercise of such options will be attributed to Liberty Media Group. If Pre-Distribution Convertible Securities remain outstanding at the time of any disposition of all or substantially all of the properties and assets of Liberty Media Group and TCI elects to distribute to holders of Liberty Group Stock their proportionate interest in the net proceeds of the disposition, the proportionate interest of the holders of Liberty Group Stock will be determined on a basis that allocates to the TCI Group a portion of such net proceeds, sufficient to provide for the payment of the portion of the consideration payable by TCI on any post-Distribution conversion, exercise or exchange of Pre-Distribution Convertible Securities that becomes so payable in substitution for shares of Liberty Group Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to the record date for the disposition. Likewise, if Pre-Distribution Convertible Securities remain outstanding at the time of any redemption for all the outstanding shares of Liberty Group Stock in exchange for stock of any one or more wholly-owned subsidiaries of TCI which hold all of the assets and liabilities of the Liberty

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
Media Group, the portion of the shares of such subsidiaries deliverable in redemption of the outstanding shares of Liberty Group Stock will be determined on a basis that allocates to the TCI Group a portion of the shares of such subsidiaries, sufficient to provide for the payment of the portion of the consideration payable by TCI upon any post-redemption conversion, exercise or exchange of Pre-Distribution Convertible Securities that becomes so payable in substitution for shares of Liberty Group Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to such redemption.

  The accompanying interim combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These combined financial statements should be read in conjunction with the audited combined financial statements of Liberty Media Group for the year ended December 31, 1994.

(2) SUPPLEMENTAL DISCLOSURES TO COMBINED STATEMENTS OF CASH FLOWS

  Cash paid for interest was $1,609,000 and $1,353,000 for the three months ended March 31, 1995 and 1994, respectively. Cash paid for income taxes during the three months ended March 31, 1995 and 1994 was $348,000 and $480,000, respectively.

  Significant noncash investing and financing activities are as follows:

                                                        THREE MONTHS ENDED
                                                             MARCH 31,
                                                       ----------------------
                                                          1995        1994
                                                       ----------  ----------
                                                       AMOUNTS IN THOUSANDS
Cash paid for acquisitions:                            $   25,928         --
  Fair value of assets acquired.......................       (926)        --
  Net liabilities assumed Contribution to combined
   equity from TCI for acquisition....................    (11,500)        --
  Minority interests in equity of acquired entities...     20,237         --
                                                       ----------  ----------
                                                       $   33,739         --
                                                       ==========  ==========
Unrealized gains, net of deferred income taxes, on
 available-for-sale securities as of January 1, 1994.. $      --      335,177
                                                       ==========  ==========
Change in unrealized gains, net of deferred income
 taxes, on available-for-sale securities.............. $   28,265    (120,308)
                                                       ==========  ==========
Conversion of debt into additional minority interest
 in consolidated subsidiary........................... $   14,215         --
                                                       ==========  ==========

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(3) INVESTMENTS IN AFFILIATES

  Summarized unaudited results of operations for affiliates accounted for under the equity method is as follows:

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                          ----------------------
                                                             1995       1994
                                                          ----------  ----------
                                                          AMOUNTS IN THOUSANDS
   COMBINED OPERATIONS
     Revenue............................................. $  411,866    442,332
     Operating expenses..................................   (356,756)  (379,901)
     Depreciation and amortization.......................    (30,963)   (25,529)
                                                          ----------  ---------
     Operating income....................................     24,147     36,902
     Interest expense....................................    (14,644)    (2,558)
     Other, net..........................................    (32,719)   (28,751)
                                                          ----------  ---------
     Net earnings (loss)................................. $  (23,216)     5,593
                                                          ==========  =========

  The following table reflects the carrying value of Liberty Media Group's investments, accounted for under the equity method, including related receivables:

                                                          MARCH 31, DECEMBER 31,
                                                            1995        1994
                                                          --------- ------------
                                                           AMOUNTS IN THOUSANDS
   Discovery............................................. $118,388    113,182
   QVC...................................................   79,337     72,100
   Sunshine..............................................    7,376      7,174
   Sports................................................   29,649     30,163
   HTS...................................................    4,288      4,292
   ICCP..................................................   12,745     13,686
   Other investments.....................................   20,036     27,695
                                                          --------    -------
                                                          $271,819    268,292
                                                          ========    =======

  The following table reflects Liberty Media Group's share of earnings (losses) of each of the aforementioned affiliates:

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                          ----------------------
                                                             1995       1994
                                                          ----------  ----------
                                                          AMOUNTS IN THOUSANDS
   Discovery............................................. $    5,206      1,773
   QVC...................................................     (2,848)     1,776
   Sunshine..............................................        202       (296)
   Sports................................................      1,486      1,729
   HTS...................................................         (4)        66
   ICCP..................................................       (809)       --
   AMC...................................................        --       4,329
   Starz!................................................        --         (10)
   Other.................................................     (5,084)    (2,053)
                                                          ----------  ---------
                                                          $   (1,851)     7,314
                                                          ==========  =========

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Liberty Media Group has a 49.9% partnership interest in QE+Ltd Limited Partnership ("QE+"), which distributes STARZ!, a first-run movie premium programming service launched in 1994. Entities attributed to the TCI Group hold the remaining 50.1% partnership interest.

  The QE+ limited partnership agreement provides that the TCI Group will be required to make special capital contributions to QE+ through 2005, up to a maximum amount of $350 million, $90 million of which is required in 1995. QE+ is obligated to pay TCI Group a preferred return of 10% per annum on its special capital contributions of up to $200 million beginning five years from the date of the contribution or January 1, 1996, whichever is later. Any TCI Group special capital contributions in excess of $200 million will be entitled to a preferred return of 10% per annum from the date of the contribution. QE+ is required to apply 75% of its available cash flow, as defined, to repay the TCI Group special capital contributions and any preferred return payable thereon. To the extent such special capital contributions are insufficient to fund the cash requirements of QE+, the TCI Group and the Liberty Media Group will each be obligated to fund such cash requirements in proportion to their respective ownership percentages.

  The TCI Group has also entered into a long-term affiliation agreement with QE+ in respect to the distribution of the STARZ! service. Rates per subscriber specified in the agreement are based upon customary rates charged to other cable system operators. Payments to QE+ for 1995 are anticipated to aggregate approximately $30 million to $40 million. The affiliation agreement also provides that QE+ will not grant materially more favorable terms and conditions to other major cable system operators unless such more favorable terms and conditions are made available to the TCI Group. The affiliation agreement also requires the TCI Group to make payments to QE+ with respect to a guaranteed minimum number of subscribers totaling approximately $339 million for the years 1996, 1997, and 1998.

  In connection with the launch of the STARZ! service, the TCI Group became a direct obligor or guarantor of the payment of certain amounts that may be due pursuant to motion picture output, distribution, and license agreements. As of March 31, 1995, the maximum amount of such obligations or guarantees was approximately $151 million. The future obligations of the TCI Group with respect to these agreements is not currently determinable because such amount is dependent on the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors.

  Liberty Starz! also has the right to acquire an additional 10.1% partnership interest in QE+ based on a formula designed to approximate the fair value of the interest. Such right is exercisable for a period of ten years beginning January 1, 1999 after QE+ has had positive cash flow for two consecutive calendar quarters. The right is exercisable only after all special capital contributions from the TCI Group have been repaid, including the preferred return thereon.

  Encore Media Corporation (90% owned by Liberty Media Group) earns management fees from QE+ equal to 20% of managed costs, as defined. Payment of such fees is subordinated to the repayment of the TCI Group special capital contributions and the preferred return thereon. In addition, effective July 1, 1995, Liberty Media Group will earn a "Content Fee" for certain services provided to QE+ equal to 4% of the gross revenue of QE+, estimated to be approximately $1.2 million for the six months ended December 31, 1995. The Content Fee agreement expires on June 30, 2001, subject to renewal on an annual basis thereafter. Payment of the Content Fee will be subordinated to the repayment of the contributions made by the TCI Group and the preferred return thereon.

  Liberty Media Group accounts for its interest in QE+ under the equity method of accounting.

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  On November 11, 1993, Liberty Media Group entered into an agreement with the staff of the Federal Trade Commission pursuant to which Liberty Media Group agreed to divest all of its equity investments in QVC during an 18 month time period if QVC was successful in its offer to buy Paramount Communications, Inc. ("Paramount") and not to vote or otherwise exercise influence over QVC until such time as QVC withdrew its offer for Paramount. Simultaneously, Liberty Media Group agreed to withdraw from a stockholders agreement pursuant to which Liberty Media Group and certain other stockholders exercised control over QVC (the "Previous Stockholders' Agreement"). On February 15, 1994, QVC terminated its offer for Paramount. Upon termination of such offer, Liberty Media Group had the right to be reinstated as a party to the Previous Stockholders' Agreement so long as such option was exercised within 90 days after such termination.

  On November 16, 1993, Liberty Media Group sold 1,690,041 shares of common stock of QVC to Comcast Corporation ("Comcast") for aggregate consideration of approximately $31,461,000. The sale to Comcast reduced Liberty Media Group's interest in QVC common stock (on a fully diluted basis) from 21.9% to 18.8%. Liberty Media Group continued to account for its investment in QVC under the equity method, although it no longer exercised significant influence over such affiliate, due to the pending determination of whether it would rejoin the control group under the Previous Stockholders' Agreement. As a result of the election on May 13, 1994 by Liberty Media Group to forego the exercise of its option to be reinstated as a party to the Previous Stockholders' Agreement, Liberty Media Group began, as of that date, to account for its investment in QVC under the cost method of accounting.

  Pursuant to an Agreement and Plan of Merger dated August 4, 1994, as amended (the "QVC Merger Agreement"), QVC Programming Holdings, Inc. (the "Purchaser"), a corporation which is jointly owned by Comcast and Liberty Media Group, commenced an offer (the "QVC Tender Offer") to purchase all outstanding shares of common stock and preferred stock of QVC.

  The QVC Tender Offer expired at midnight, New York City time, on February 9, 1995, the Purchaser accepted for payment all shares of QVC which had been tendered in the QVC Tender Offer. Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. Liberty Media Group owns an approximate 43% interest in the post-merger QVC.

  A credit facility entered into by the Purchaser is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty Media Group have pledged their shares of QVC pursuant to such credit facility.

  Upon consummation of the aforementioned QVC transactions, Liberty Media Group is deemed to exercise significant influence over QVC and, as such, has adopted the equity method of accounting. As a result, Liberty Media Group restated its investment in QVC, its unrealized gain on available-for-sale securities, its deferred taxes and accumulated deficit by $208 million, $127 million, $86 million and $5 million, respectively, at December 31, 1994. The restatement did not affect Liberty Media Group's results of operations for the three months ended March 31, 1994 as QVC was accounted for under the equity method during that period.

  In connection with the transaction contemplated under the current stockholders agreement, TCI has undertaken to cause Liberty Media Group to comply with each of its representations, warranties, covenants, agreements and obligations under the current stockholders agreement. Such undertaking will terminate at

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) such time as equity securities of Liberty Media Corporation or the Liberty Group Stock have been distributed, and such securities impute a market capitalization in excess of $2 billion.

  Certain of Liberty Media Group's affiliates are general partnerships and any subsidiary of Liberty Media Group that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(4) INVESTMENT IN TURNER BROADCASTING SYSTEM, INC.

  Liberty Media Group owns shares of a class of preferred stock of TBS which has voting rights and are convertible into shares of TBS common stock. The holders of those preferred shares, as a group, are entitled to elect seven of fifteen members of the board of directors of TBS, and Liberty Media Group appoints three such representatives. However, voting control over TBS continues to be held by its chairman and the board and chief executive officer. Liberty Media Group's total holdings of TBS common and preferred stocks represents an approximate 12% voting interest for those matters for which preferred and common stock vote as a single class.

  Liberty Media Group's investment in TBS preferred stock, carried at cost, had an aggregate market value of $618 million, based upon the market value of the common stock into which it is convertible (which exceeded cost by $440 million) at March 31, 1995.

  As security for borrowings under one of TCI Group's credit facilities, Liberty Media Group pledged a portion of the common stock (with a quoted market value of approximately $512 million at March 31, 1995) it holds of TBS.

(5) OTHER INVESTMENTS

  Other investments, accounted for under the cost method, and related receivables, are summarized as follows:

                                                         MARCH 31, DECEMBER 31,
                                                           1995        1994
                                                         --------- ------------
                                                          AMOUNTS IN THOUSANDS
   Marketable equity securities......................... $102,352     87,276
   Convertible debt, accrued interest and preferred
    stock investment....................................   45,883     46,109
   Other investments and related receivables............   25,587     25,461
                                                         --------    -------
                                                         $173,822    158,846
                                                         ========    =======

  Management of Liberty Media Group estimates that the market value, calculated utilizing a variety of approaches, including multiple of cash flow, per subscriber value a value of comparable public or private businesses or publicly quoted market prices, of all of Liberty Media Group's other investments aggregated $267 million and $225 million at March 31, 1995 and December 31, 1994, respectively, including amounts previously disclosed for marketable equity securities. No independent external appraisals were conducted for those assets which were valued utilizing a multiple of cash flow approach.

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(6) DEBT

  Debt is summarized as follows:

                                                          MARCH 31, DECEMBER 31,
                                                            1995        1994
                                                          --------- ------------
                                                           AMOUNTS IN THOUSANDS
   Convertible note payable (a).......................... $    --      14,141
   Notes payable to bank (b).............................   70,000     25,000
   Note payable to bank (c)..............................   18,000     18,000
   Note payable to bank (d)..............................   18,700     16,400
   Note payable to partnership (e).......................    9,675     11,253
   Other debt, with varying rates and maturities.........    7,840      8,150
                                                          --------     ------
                                                          $124,215     92,944
                                                          ========     ======

- --------
(a) Payable by ARC.

  These notes were converted in January 1995 into an additional 11.65% limited partnership interest by ARC.

(b) Payable by HSN.

  On March 29, 1995, this revolving credit facility, which expires on August 30, 1997, was amended and increased from $100 million to $150 million. Borrowings under the credit facility may be used for general corporate purposes. The interest rate on borrowings under the credit facility is tied to the London Interbank Offered Rate ("LIBOR") plus a margin based on HSN's total debt to operating cash flow ratio.

(c) Payable by ARC Holding, Ltd.

  In 1994, ARC Holding, Ltd., a wholly-owned subsidiary of ARC entered into a credit agreement, as amended, with a group of banks providing for up to $45,000,000 of borrowings. Borrowings bear interest at the agent bank's base rate, LIBOR, a CD rate or a combination thereof as selected by ARC Holding, Ltd. plus a margin depending on ARC Holding, Ltd.'s ratio of total debt to cash flow (as defined). Beginning June 30, 1995 and quarterly thereafter through December 31, 2000, the commitment amount will be reduced in equal quarterly amounts to achieve annual reductions in the credit facility ranging from a 10% reduction in 1995 to the final 17% in 2000. Liberty Media Group must pay an annual commitment fee of .375% of the unfunded portion of the commitment. Borrowings under the credit agreement are secured by the assets of ARC Holding, Ltd., including joint venture interests, and the stock and assets of its existing and future subsidiaries.

  The credit agreement contains certain provisions which limit ARC Holding, Ltd. as to additional indebtedness, sale of assets, liens, guarantees and distributions. Additionally, ARC Holding, Ltd. must attain certain specified financial ratios.

(d) Payable by Prime Sports-West

  Prime Sports-West has a credit agreement (the "Agreement") with a bank that provides for borrowings in the form of revolving term loans aggregating up to a maximum commitment of $24,000,000 at December 31, 1994. The maximum commitment will be reduced to $20,000,000 and $15,000,000 at September 30, 1995 and 1996, respectively, and the Agreement expires on September 30, 1997. Prime

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  Sports-West may specify the interest rate on the loans under various prime and Eurodollar rate options plus an applicable margin, as defined. The loans are secured by a pledge of the partnership interests.

  The Agreement contains, among other things, requirements as to indebtedness obligations, restrictions on distributions and capital expenditures, as well as maintenance of certain specified financial ratios. Prime Sports-West was in compliance with the debt covenants or obtained waivers from the bank at December 31, 1994.

(e) Payable by Encore ICCP, Inc.

  Encore ICCP, Inc. acquired a 50% general partner interest in ICCP in exchange for a note payable to the partnership with an initial principal amount of $15,000,000. The note payable accrues interest at 10% per annum and is guaranteed by Encore.

  Certain of Liberty Media Group's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds of such subsidiaries to the parent company in the form of loans, advances or cash dividends.

  The fair value of Liberty Media Group's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Liberty Media Group for debt of the same remaining maturities. The fair market value of such debt approximated its carrying value at March 31, 1995.

(7) INCOME TAXES

  TCI files a consolidated Federal income tax return with all of its 80% or more owned subsidiaries. Consolidated subsidiaries in which TCI owns less than 80% each file a separate tax return. TCI and such subsidiaries calculate their respective tax liabilities on a separate return basis. Prior to the Mergers, Liberty filed a consolidated Federal income tax return with all of its 80% or more owned subsidiaries. Consolidated subsidiaries in which Liberty owned less than 80% each filed a separate income tax return. Liberty and such subsidiaries calculated their respective tax liabilities on a separate return basis. Prior to the Mergers, income tax expense for Liberty Media Group was based upon those items in the consolidated tax calculation of TCI and Liberty which are applicable to Liberty Media Group. Subsequent to the Mergers, income tax expense for Liberty Media Group will be based upon those items in the consolidated tax calculations of TCI applicable to Liberty Media Group. Intergroup tax allocation represents an apportionment of tax expense or benefit (other than deferred taxes) and alternative minimum taxes to Liberty Media Group in relation to its amount of taxable earnings or losses. The payable or receivable arising from the intergroup tax allocation is recorded as an increase or decrease in combined equity.

  Federal income taxes and certain state and local taxes will be paid on a consolidated basis by TCI. However, pursuant to a tax sharing agreement, federal income taxes will be calculated, with certain adjustments, on a separate return basis for each corporation in each Group (applying provisions of the Internal Revenue Code of 1986, as amended, and related regulations as if such corporation filed a separate return for federal income tax purposes). In addition, pursuant to such agreement, state and local income taxes will be calculated on a separate return basis for each Group (applying provisions of state and local tax law and related regulations as if the Group were a separate unitary or combined group for tax purposes). Based upon these separate calculations, an allocation of tax liabilities will be made such that the Liberty Media Group (or each separate corporation within the Liberty Media Group, as the case may be) is responsible to TCI for its gross share of TCI's consolidated, combined or unitary tax liabilities, such gross share being

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) determined without regard to (a) tax benefits that are attributable to the TCI Group or (b) certain tax benefits that are attributable to the Liberty Media Group (or its constituent corporations) but that are taken into account in determining TCI's consolidated, combined or unitary tax benefit carryovers. Similarly, TCI is responsible to the Liberty Media Group (or its constituent corporations) for tax benefits attributable to the Liberty Media Group (or its constituent corporations) and actually used by TCI in determining its consolidated, combined or unitary tax liability. Tax attributes, including but not limited to net operating losses, investment tax credits, alternative minimum tax net operating losses, alternative minimum tax credits, deferred intercompany gains and tax basis in assets will be inventoried and tracked for the entities comprising each Group. TCI will retain the right to file all returns, make all elections and control all audits and contests.

  Certain of the Federal income tax returns of TCI are presently under examination by the Internal Revenue Service ("IRS") including the years 1979 through 1992. These examinations may result in proposed adjustments for additional income taxes relating to Liberty Media Group.

  Certain of the Federal income tax returns of a less than 80% owned subsidiary of Liberty Media Group (the "Subsidiary") were examined for the Subsidiary's 1986 through 1989 fiscal years and several adjustments were proposed. On June 8, 1994, the Subsidiary and the IRS agreed to settle all of the outstanding issues with the exception of the Subsidiary's deduction of certain royalty payments to a related party. In August of 1994, the Subsidiary paid $15,000,000, including interest in settlement of all the assessments related to all the issues brought upon examination except the royalty payment issue. The payment covered all of the Subsidiary's tax returns through August 31, 1993. The assessments had previously been accrued.

  On September 9, 1994, the IRS issued a statutory Notice of Deficiency for the Subsidiary's fiscal years 1986 through 1989 related to the royalty payments issue. In December 1994, the Subsidiary paid the assessments, totaling $4,600,000 including interest. The assessments had previously been accrued. The Subsidiary continues to maintain that it has meritorious positions regarding the deductibility of the payments and intends to file a refund claim with the IRS during 1995. The Subsidiary also made royalty payments in its fiscal years 1990 through 1994 which will be challenged by the IRS upon audit. The Subsidiary has made adequate provision for these years.

(8) COMBINED EQUITY

 Stock Options and Stock Appreciation Rights

  Liberty had granted certain stock options and/or stock appreciation rights prior to the Mergers. All such options and/or stock appreciation rights were assumed by TCI in conjunction with the Mergers. Estimates of the compensation relating to the options and/or stock appreciation rights granted to employees of Liberty Media Group have been recorded in the accompanying combined financial statements, but are subject to future adjustment based upon the market value of TCI Class A common stock and, ultimately, on the final determination of market value when the rights are exercised.

  In 1993, the President of HSN received stock appreciation rights with respect to 984,876 shares of HSN's common stock at an exercise price of $8.25 per share. These rights vest over a four year period and are exercisable until February 23, 2003. The stock appreciation rights will vest upon termination of employment

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in ownership control of HSN, all unvested stock appreciation rights will vest immediately prior to the change in control and shall remain exercisable for a one year period. Stock appreciation rights not exercised will expire to the extent not exercised. These rights may be exercised for cash or, so long as HSN is a public company, for shares of HSN's common stock equal to the excess of the fair market value of each share of common stock over $8.25 at the exercise date. The stock appreciation rights also will vest in the event of death or disability. Estimated compensation relating to these stock appreciation rights has been recorded through March 31, 1995, but is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised.

 Transactions with TCI and Other Related Parties

  Upon implementation of the Liberty Group Stock Proposal, certain corporate general and administrative costs would be charged to Liberty Media Group at rates set at the beginning of each year based on projected utilization for that year. The utilization-based charges will be set at levels that management believes to be reasonable and that would approximate the costs Liberty Media Group would incur for comparable services on a stand alone basis. The accompanying combined statements of operations through the date of the Mergers do not reflect the allocation of corporate general and administrative costs in the aforementioned manner because the majority of the entities attributable to Liberty Media Group were owned, directly or indirectly, by Liberty through such dates. During the three months ended March 31, 1995, Liberty Media Group was allocated $767,000 in corporate general and administrative costs by TCI.

  Prior to the Liberty Group Stock Proposal, TCI did not have formalized intercompany allocation methodologies. In connection with the Liberty Group Stock Proposal, management of TCI has determined that TCI general corporate expenses should be allocated to Liberty Media Group based on the amount of time TCI corporate employees (e.g. legal, corporate, payroll, etc.) expend on Liberty Media Group matters. TCI management evaluated several alternative allocation methods including assets, revenue, operating income, and employees. Management did not believe that any of these methods would reflect an appropriate allocation of corporate expenses given the diverse nature of TCI's operating subsidiaries, the relative maturity of certain of the operating subsidiaries, and the way in which corporate resources are utilized.

  Entities included in Liberty Media Group lease office space and satellite transponder facilities from TCI. Charges by TCI for such arrangements for the three months ended March 31, 1995 and 1994, aggregated $3,210,000 and $1,293,000, respectively.

  Certain subsidiaries attributed to Liberty Media Group produce and/or distribute sports and other programming to cable television operators (including TCI) and others. Charges to TCI are based upon customary rates charged to other major customers.

  HSN paid a commission to TCI for merchandise sales to customers who are subscribers of TCI's cable systems. Aggregate commissions and charges by TCI were approximately $1,928,000 and $346,000 for the three months ended March 31, 1995 and 1994, respectively. The increase in commissions and charges to TCI is the result of a substantial increase in the number of TCI subscribers receiving the HSN service in 1994 as compared to 1993.

  Subsequent to the Mergers, TCI manages certain treasury activities for Liberty Media Group on a centralized basis. Cash receipts of certain businesses attributed to Liberty Media Group are funded by TCI on a daily basis. Prior to the implementation of the Liberty Group Stock Proposal, but subsequent to the Mergers, the net amounts of such cash activities are included in combined equity in the accompanying combined financial statements. Prior to the Mergers, Liberty separately managed the treasury activities of its subsidiaries. Subsequent to the implementation of the Liberty Group Stock Proposal, such cash activities will

                             "LIBERTY MEDIA GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) be included in borrowings from and loans to TCI or, if determined by the Board of Directors, as an equity contribution to the Liberty Media Group.

  The Board of Directors could determine from time to time that debt of TCI not incurred by entities attributed to the Liberty Media Group or preferred stock and the proceeds thereof should be specifically attributed to and reflected on the combined financial statements of Liberty Media Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of Liberty Media Group.

  For all periods prior to the Distribution, all financial impacts of equity offerings are attributed entirely to TCI. After the Distribution, all financial impacts of issuances of additional shares of Class A common stock and Class B common stock will be attributed entirely to TCI, all financial impacts of issuances of additional shares of Liberty Media Group Stock the proceeds of which are attributed to the Liberty Media Group will be reflected entirely in the combined financial statements of the Liberty Media Group. Financial impacts of dividends or other distributions on, and purchases of, Class A common stock and Class B common stock will be attributed entirely to TCI, and financial impacts of dividends or other distributions of Liberty Media Group will be attributed entirely to the Liberty Media Group. Financial impacts of repurchases of Liberty Media Group Stock the consideration for which is charged to the Liberty Media Group will be reflected entirely in the combined financial statements of the Liberty Media Group, and financial impacts of repurchases of Liberty Media Group Stock the consideration for which is charged to TCI will be attributed entirely to TCI.

  Subsequent to the implementation of the Liberty Group Stock Proposal, borrowings from or loans to TCI would bear interest at such rates and have repayment schedules and other terms as are established by the Board of Directors. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the use of proceeds by and creditworthiness of the recipient group, the capital expenditure plans and investment opportunities available to each group and the availability, cost and time associated with alternative financing sources.

(9) COMMITMENTS AND CONTINGENCIES

  Liberty Media Group is obligated to pay fees for the license to exhibit certain qualifying films that are released theatrically by various motion picture studios through December 31, 2006 (the "Film Licensing Obligations"). As of March 31, 1995, the aggregate minimum liability under certain of the license agreements is approximately $180 million. The aggregate amount of the Film Licensing Obligations under other license agreements is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

  Liberty Media Group leases business offices, has entered into transponder lease agreements, and uses certain equipment under lease arrangements. In addition, as of March 31, 1995, Liberty Media Group has long-term sports program rights contracts which require payments through 1999 aggregating approximately $222 million.

                             "LIBERTY MEDIA GROUP"

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

                 YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992.

  The Board of Directors of Tele-Communications, Inc., ("TCI") has adopted a proposal (the "Liberty Media Group Stock Proposal") which, if approved by stockholders, would authorize the Board to issue a new class of stock ("Liberty Group Stock") which is intended to reflect the separate performance of TCI's business which produces and distributes cable television programming services ("Liberty Media Group"). However, the Liberty Group Stock would constitute common stock of TCI. The Liberty Group Stock Proposal would not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt. TCI intends to distribute (the "Distribution") to its security holders Liberty Group Stock representing one hundred percent of the equity value of TCI attributable to the Liberty Media Group.

  As of January 27, 1994 TCI Communications, Inc. (formerly Tele-Communications, Inc. or "TCIC") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "Mergers"). The Mergers were consummated on August 4, 1994. Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method prior to the consummation of the Mergers. Accordingly, TCIC had recognized 100% of Liberty's earnings or losses before deducting preferred stock dividends. The Mergers were accounted for using predecessor cost due to related party considerations. Accordingly, the accompanying combined financial statements of Liberty Media Group reflect the combination of the historical financial information of the assets of TCI and Liberty which produce and distribute cable television programming attributed to the Liberty Media Group.

  The subsidiaries of TCI and Liberty attributed to the Liberty Media Group, as well as certain investments held by these or other subsidiaries of TCI and Liberty also attributed to Liberty Media Group, are as follows (unless otherwise denoted, such subsidiaries and investments were held separately by Liberty through August 4, 1994, the date the Mergers were consummated):

 Subsidiaries

  Encore Media Corporation ("Encore")
  TV Network, Inc. (formed in 1994)
  Home Shopping Network, Inc. ("HSN")
  Southern Satellite Systems, Inc. ("Southern Satellite")
  Netlink USA (owned by TCIC prior to the Mergers)
  Liberty Sports, Inc.
  Affiliated Regional Communications, Ltd. ("ARC")
  Vision Group Incorporated (owned by TCIC prior to the Mergers)
  Americana Television Productions LLC (formed in 1995)
  MacNeil/Lehrer Productions (acquired in 1995)
  Prime Sports--West(formerly Prime Ticket Networks, L.P.) (acquired in 1994)

  Encore International, Inc.
  Liberty Productions, Inc. (formed in 1995)
  Prime Sports Network--Northwest

 Investments

  BET Holdings, Inc.
  Video Jukebox Network, Inc.
  Courtroom Television Network
  Discovery Communications, Inc. ("Discovery") (owned by TCIC prior to the Mergers)
  DMX Inc. (owned by TCIC prior to the Mergers)
  E! Entertainment Television, Inc. (owned by TCIC prior to the Mergers) International Family Entertainment, Inc.
  Ingenius (formed in 1994)
  International Cable Channels Partnership, Ltd.("ICCP") (acquired in 1994) QE+ Ltd ("Starz!") (owned by TCIC prior to the Mergers)
  QVC, Inc. ("QVC")
  Reiss Media Enterprises, Inc. (owned by TCIC prior to the Mergers)
  TBS (owned by TCIC prior to the Mergers)
  Prime SportsChannel Networks Associates
  Home Team Sports Limited Partnership ("HTS")
  SportsChannel Chicago Associates
  SportsChannel Pacific Associates
  SportsChannel Prism Associates
  Prime Sports Network--Upper Midwest
  SportsSouth Network, L.P.
  Sunshine Network ("Sunshine")
  American Movie Classics ("AMC")
  Republic Pictures Television (owned by TCIC prior to the Mergers)
  Sillerman Communications Management Corporation (owned by TCIC prior to the Mergers)
  Technology Programming Ventures (formed in 1994)
  Prime Sports Australia (launched in 1995)
  Silver King Communications, Inc. ("SKC")
  Asian Television and Communications LLC
  Mountain Mobile Television LLC
  Cutthroat Productions, LP (formed in 1994)

  Upon the initial distribution of the Liberty Group Stock, the existing TCI Class A and Class B common stock is intended to reflect the separate performance of the TCI Group, which is generally comprised of (a) the subsidiaries and assets not attributed to the Liberty Media Group, including
(i) TCI's Domestic Cable and Communications unit, (ii) TCI's International Cable and Programming unit and (iii) TCI's Technology/Venture Capital unit, (b) any interest in the Liberty Media Group other than the interest represented by any outstanding shares of Liberty Group Stock and (c) any interest in the Liberty Media Group represented by outstanding shares of Liberty Group Stock. The businesses of TCI not attributed to the Liberty Media Group, together with any interest is referred to as the "TCI Group". Intercompany balances resulting from transactions with such units are reflected as borrowings from or loans to TCI and, prior to the implementation of the Liberty Group Stock Proposal, are included in combined equity in the accompanying combined financial statements. See note 11.

 Summary of Operations

  Liberty Media Group is engaged in two principal lines of business: (i) production, acquisition and distribution through all available formats and media of globally branded entertainment, educational and informational programming and software, including multimedia products, for distribution ("Entertainment and Information Programming Services") and (ii) electronic retailing, direct marketing, advertising sales, infomercials and transaction processing ("Electronic Retailing Services"). To enhance the reader's understanding, separate financial data have been provided below for Electronic Retailing Services, which include a retail function, and other Entertainment and Information Programming Services. In February 1993, Liberty Media Group acquired a controlling voting interest in Home Shopping Network, Inc. ("HSN"). As a result, HSN became a consolidated subsidiary of Liberty Media Group for financial reporting purposes at that time. The Electronic Retailing Services financial data reflect the results of HSN. The table below sets forth, for the periods indicated, the percentage relationship that certain items bear to revenue. This summary provides trend data related to the normal recurring operations of the Liberty Media Group. Corporate expenses have not been reflected in the following table but are included in the following discussion. Liberty Media Group holds significant equity investments (see Investments above) the results of which are not a component of operating income, but are discussed below under "Other Income and Expense". Other items of significance are discussed separately under their own captions below.

                                            YEARS ENDED DECEMBER 31,
                                    -------------------------------------------
                                         1994           1993          1992
                                    --------------- ------------- -------------
                                          DOLLAR AMOUNTS IN THOUSANDS.
 ENTERTAINMENT AND INFORMATION
 PROGRAMMING SERVICES
 Revenue........................... 100% $  357,031 100% $263,960 100% $208,988
 Operating, selling, general and
  administrative...................  93%    332,060  85%  224,647  92%  192,863
 Depreciation and amortization.....   5%     17,006   6%   16,112   7%   14,088
                                    ---  ---------- ---  -------- ---  --------
 Operating income..................   2% $    7,965   9% $ 23,201   1% $  2,037
                                    ===  ========== ===  ======== ===  ========
 ELECTRONIC
 RETAILING SERVICES
 Revenue........................... 100% $1,125,917 100% $942,940 --        --
 Cost of sales.....................  65%    730,505  65%  611,526 --        --
 Operating, selling, general and
  administrative...................  30%    341,015  31%  288,576 --        --
 Depreciation and amortization.....   3%     32,244   2%   24,029 --        --
                                    ---  ---------- ---  -------- ---  --------
 Operating income..................   2% $   22,153   2% $ 18,809 --          -
                                    ===  ========== ===  ======== ===  ========

 Entertainment and Information Programming Services

  Revenue from Entertainment and Information Programming Services increased by 35%, or $93.1 million, from 1993 to 1994. Liberty's sports programming businesses were responsible for $47.2 million of this increase, the combined result of the August 1994 acquisition of Prime Ticket, a regional sports network primarily serving Southern California ($21.3 million of the increase) and higher subscription and advertising revenue from Liberty's other sports networks. Netlink USA, a marketer and distributor of programming to the United States home satellite dish subscriber market ("Netlink") accounts for $28.9 million of the increase in revenue, the result of growth in the number of subscribers and rate increases. Also contributing to the increased revenue in 1994 was revenue from tv! Network, a new 24-hour basic cable service launched in May 1994.

  Revenue from Entertainment and Information Programming Services increased by 26%, or $55.0 million, from 1992 to 1993. Higher revenue from Netlink, responsible for $35.2 million of this change, was a result of growth in the number of subscribers. The remainder of the increase was attributable primarily to additional subscription and advertising revenue for the sports networks and higher subscription revenue from Encore.

  Operating expenses, exclusive of depreciation and amortization, increased by 48%, or $107.4 million, from 1993 to 1994. New business activities (Prime Sports-West and tv! Network) accounted for $37.8 million of this increase. Higher costs at Netlink, primarily the result of license fees for a greater number of subscribers, accounted for $28.1 million of the increase. Higher costs at Encore were associated primarily with the launch of six new thematic multiplex services during 1994. Liberty's sports networks six new thematic multiplex services during 1994. Liberty's sports networks also experienced higher costs, primarily the result of higher rights expenses associated with a greater number of subscribers, escalation under existing rights contracts, and new rights contracts.

  Operating expenses, exclusive of depreciation and amortization, increased by 16% or $31.8 million from 1992 to 1993. This increase was the result of a $28.4 million increase in costs for Netlink, the result of higher license fees due to subscriber growth.

  Operating income for Entertainment and Information Programming Services was $8.0 million in 1994, $23.2 million in 1993, and income of $2.0 million in 1992. The decline from 1993 to 1994 was primarily the result of losses related to new businesses, Prime Sports-West ($8.0 million) and tv! Network ($6.7 million). tv! Network was launched during 1994. The loss at Prime Sports-West was partially attributable to a non-recurring charge of $4 million related to the termination of a contract to provide advertising sales services. This was the result of a decision by Liberty Sports to form its own national ad sales organization, which would handle ad sales for Prime Sports-West as well as other Liberty Sports networks. Prime Sports-West also launched a new service during 1994, La Cadena Deportiva, a Spanish language sports network. The remaining loss is primarily attributable to the start-up of this new service. The increase in operating income from 1992 to 1993 was primarily the result of improved results from Netlink, Southern Satellite and the sports programming businesses.

 Electronic Retailing Services

  This information reflects the results of HSN, which became a consolidated subsidiary of Liberty in February 1993. HSN's primary business is the sale of merchandise to viewers of the home shopping programming produced and distributed by Home Shopping Club, Inc. ("HSC"), a wholly owned subsidiary of HSN.

  Revenue from Electronic Retailing Services was $1.126 billion for 1994, a 19% increase over 1993 revenue of $942.9 million. The most significant reason for this increase was a full year of HSN revenue in 1994, compared with approximately 10 1/2 months of HSN revenue in 1993 (subsequent to Liberty's acquisition of HSN in February 1993.) HSN revenue also increased in 1994 as a result of several factors, most significantly the addition of new cable subscribers due to the "must carry" provisions of the cable re-regulation law. See "Impact of Regulation" below. Cable television households reached by HSC programming increased from 33.8 million at the end of 1993 to 39.0 million at the end of 1994. The cable television household growth was achieved primarily through increased cable system carriage of HSC's broadcast signal due to the implementation of "must carry" beginning in September 1993 and HSN's aggressive campaign to obtain contracts for cable carriage of HSC programming. Because HSC programming is now on a cable channel line-up, former broadcast households can more easily access HSC programming.

  During 1995, 5.0 million cable subscribers are covered by cable system contracts that are subject to termination or renewal. This represents 12.7% of the total number of unduplicated cable households receiving HSC programming, exclusive of "must carry" subscribers. HSN is pursuing both renewals and additional cable television system contracts, but channel availability, competition, cost of carriage, cable re-regulation and ownership or affiliation of HSN's competitors with cable system operators are some of the factors affecting the negotiations for cable television system contracts. HSN management cannot determine the percentage of expiring contracts that will be renewed or the number of households that will be added through new contracts.

  During 1994, HSN appointed new senior management with expertise in merchandising, improved its purchasing and merchandising practices, and restyled HSC programming. While HSN management believes that the new merchandising and programming strategy will improve results ultimately, the initial impact of these changes was a slowdown in sales growth, such that consolidated net sales for the quarter ended December 31, 1994 increased only 1.8% over the same period in 1993. Sales and earnings through mid-1995 are expected to be negatively affected by these changes and HSN management estimates the earliest that sales will be positively affected will be the latter half of 1995. There can be no assurance that these changes will achieve the intended results.

  Cost of sales increased by 19%, or $119.0 million, from 1993 to 1994. Operating expenses, exclusive of depreciation and amortization, increased by 18%, or $52.4 million, from 1993 to 1994. These increases were primarily attributable to the full year of 1994 results compared with 10 1/2 months in 1993. As a percentage of sales, cost of sales remained flat at 65% for both 1994 and 1993, and operating expenses declined slightly, from 31% in 1994 to 30% in 1993. HSN management believes that certain of its costs will increase in the future. Selling and marketing expenses, which accounted for $161.9 million of operating expenses in 1994, are expected to be at higher levels in future periods as HSN maintains its efforts to increase the number of cable systems carrying HSC programming, increase market penetration, and develop new electronic retailing opportunities. Engineering and programming expenses, which accounted for $98.8 million of operating expenses in 1994, are also expected to increase in 1995 as HSN develops new programming and telemarketing opportunities and attempts to expand its broadcast television reach for existing programming. "Must-carry" legislation, as discussed below, is expected to result in increases in certain operating expenses related to cable and broadcast carriage. However, as a percentage of sales, the offset is not currently determinable.

 Corporate Expenses

  Corporate expenses are not reflected in the preceding table. Such amounts are primarily attributable to changes in compensation expense associated with management incentive stock appreciation rights. In 1994, there was a reversal of $7.0 million of previously accrued expense associated with stock appreciation rights. In 1993 and 1992, the related expense was $37.5 million and $16.9 million, respectively. In addition to the corporate stock appreciation right expense, HSN accrued $2.8 million of compensation related to stock appreciation rights in 1993 and reversed $1.5 million of that amount in 1994. The amount of expense associated with stock appreciation rights is based on the market price of the underlying common stock as of the date of the financial statements. This expense is subject to future adjustment based on market price fluctuations and, ultimately, on the final determination of market value when the rights are exercised. Stock options and/or stock appreciation rights granted by Liberty prior to the Mergers have been assumed by TCI.

  Upon implementation of the Liberty Media Group Stock Proposal, certain TCI corporate general and administrative costs would be charged to Liberty Media Group at rates set at the beginning of each year based on projected utilization for that year. The utilization based charges will be set at levels that management believes to be reasonable and that would approximate the costs Liberty Media Group would incur for comparable services on a stand alone basis. The accompanying combined statements of operations do not reflect the allocation of TCI corporate general and administrative costs in the aforementioned manner because the majority of the entities attributable to Liberty Media Group were owned, directly or indirectly, by Liberty Media Corporation for the majority of the periods presented herein. During such periods, Liberty Media Corporation was not allocated corporate general and administrative costs.

  Prior to the Liberty Group Stock Proposal, TCI did not have formalized intercompany allocation methodologies. In connection with the Liberty Group Stock Proposal, management of TCI has determined that TCI general corporate expenses should be allocated to Liberty Media Group based on the amount of time TCI corporate employees (e.g. legal, corporate, payroll, etc.) expend on Liberty Media Group matters. TCI management evaluated several alternative allocation methods including assets, revenue, operating income, and employees. Management did not believe that any of these methods would reflect an appropriate allocation of corporate expenses given the diverse nature of TCI's operating subsidiaries, the relative maturity of certain of the operating subsidiaries, and the way in which corporate resources are utilized.

  Liberty Media Corporation and TCI were parties to a services agreement pursuant to which TCI agreed to provide certain administrative services to Liberty Media Corporation. In addition, the employees of certain of Liberty's subsidiaries remained on the TCI payroll until December 31, 1992. Liberty Media Corporation reimbursed TCI for their salaries and related employment expenses. A subsidiary of Liberty Media

Corporation also leases office space and satellite transponder facilities from TCI. Charges by TCI for such arrangements for the years ended December 31, 1994, 1993 and 1992, aggregated $7,542,000, $4,455,000 and $7,586,000, respectively. From January 1, 1993 through the Mergers, no employees of Liberty Media Corporation's subsidiaries remained on the TCI payroll.

 Other Income and Expenses

  Interest expense was $12.7 million, $11.9 million, and $4.9 million in 1994, 1993 and 1992. The consolidation of HSN's indebtedness in 1993 was primarily responsible for the increase in interest expense that year.

  Virtually all of Liberty Media Group's combined indebtedness bears interest at rates that fluctuate with market rates. Consequently, a general increase in interest rates would increase combined interest expense.

  Subsequent to the implementation of the Liberty Group Stock Proposal, borrowings from or loans to TCI would bear interest at such rates and have repayment schedules and other terms as are established by the Board of Directors. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans and investment oppportunities available to each Group and the availability, cost and time associated with alternative financing sources.

  Dividend and interest income was $20.2 million, $23.1 million and $12.0 million in 1994, 1993 and 1992, respectively. The decrease in 1994 was primarily the result of the repayment of an HSN note receivable in August 1994. The increase in 1993 was primarily the result of the acquisition and consolidation of HSN in February 1993.

  Liberty Media Group's share of earnings in affiliates decreased to $20.0 million in 1994 from $24.0 million in 1993. Earnings from QVC decreased to $3.0 million in 1994 from $14.1 million in 1993 primarily as a result of a change to the cost method of accounting for Liberty Media Group's investment in QVC. In November 1993, Liberty Media Group sold approximately 1.7 million shares of common stock of QVC to Comcast Corporation ("Comcast") for aggregate consideration of approximately $31.5 million. The sale to Comcast reduced Liberty Media Group's interest in QVC common stock (on a fully diluted basis) from 21.9% to 18.9%. Liberty Media Group continued to account for its investment in QVC under the equity method, although it no longer exercised significant influence over such affiliate, due to the pending determination of whether it would rejoin the control group under a stockholder's agreement. As a result of the election on May 13, 1994 by Liberty Media Group to forego the exercise of its option to be reinstated as a party to the stockholder's agreement, Liberty Media Group began, as of that date, to account for its investment in QVC under the cost method of accounting.

  Liberty Media Group, Comcast, QVC Programming Holdings, Inc., a corporation which is jointly owned by Liberty Media Group and Comcast, and QVC are parties to an Agreement and Plan of Merger dated as of August 4, 1994 as amended (the "QVC Merger Agreement"). As a result of transactions under the QVC Merger Agreement, in February 1995, Liberty Media Group's investment in QVC was restated to reflect such investment under the equity method. (See Demands on Liquidity below.)

  Liberty Media Group's share of earnings from affiliates related to American Movie Classics Company ("AMC") decreased from $11.3 million in 1993 to $8.8 million in 1994, the result of the sale of substantially all of Liberty Media Group's interest in AMC in July 1994. Partially offsetting these decreases was a $7.6 million improvement in earnings in 1994 from Home Team Sports Limited Partnership ("HTS"). Liberty's share of earnings from HTS was a loss of $7.1 million in 1993, the result of an adjustment by Liberty Media Group to amortization of its excess cost assigned to certain programming rights contracts.

  Liberty Media Group's share of earnings in affiliates remained approximately level from 1992 to 1993. Several of Liberty Media Group's equity affiliates showed improved results in 1993, including AMC and SportsChannel Chicago Associates, but these improvements were offset by a loss in 1993 related to HTS, described above.

  Liberty Media Group's gain on disposition of assets was $183.3 million in 1994, $32.0 million in 1993, and $8.2 million in 1992. The 1994 gain was primarily the result of the sale of substantially all of Liberty Media Group's interest in AMC.

  Litigation settlement expense of $7.5 million in 1993 related to agreements in principle reached in December 1993 to settle certain lawsuits in which Liberty Media Group and HSN were parties. Additional amounts payable under the settlement were capitalized by Liberty Media Group as part of its cost to acquire its interest in HSN.

 Income Taxes

  Federal income taxes and certain state and local taxes will be paid on a consolidated basis by TCI. However, pursuant to a tax sharing agreement, federal income taxes will be calculated, with certain adjustments, on a separate return basis for each corporation in each Group (applying provisions of the Internal Revenue Code of 1986, as amended, and related regulations as if such corporation filed a separate return for federal income tax purposes). In addition, pursuant to such agreement, state and local income taxes will be calculated on a separate return basis for each Group (applying provisions of state and local tax law and related regulations as if the Group were a separate unitary or combined group for tax purposes). Based upon these separate calculations, an allocation of tax liabilities will be made such that the Liberty Media Group (or each separate corporation within the Liberty Media Group, as the case may be) is responsible to TCI for its gross share of TCI's consolidated, combined or unitary tax liabilities, such gross share being determined without regard to (a) tax benefits that are attributable to the TCI Group or (b) certain tax benefits that are attributable to the Liberty Media Group (or its constituent corporations) but that are taken into account in determining TCI's consolidated, combined or unitary tax benefit carryover. Similarly, TCI is responsible to the Liberty Media Group (or its constituent corporations) for tax benefits attributable to the Liberty Media Group (or its constituent corporations) and actually used by TCI in determining its consolidated, combined or unitary tax liability. Tax attributes, including but not limited to net operating losses, investment tax credits, alternative minimum tax net operating losses, alternative minimum tax credits, deferred intercompany gains and tax basis in assets will be inventoried and tracked for the entities comprising each Group. TCI will retain the right to file all returns, make all elections and control all audits and contests.

  Certain of the Federal income tax returns of TCI are presently under examination by the Internal Revenue Service including the years of 1979 through 1992. These examinations may result in proposed adjustments for additional income taxes relating to Liberty Media Group.

 Recent Accounting Pronouncements

  In November of 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("Statement No. 112"). As Liberty Media Group's present accounting policies generally are in conformity with the provisions of Statement No. 112, Liberty Media Group does not believe that Statement No. 112 will have a material effect on the Liberty Media Group. Statement No. 112 is effective for years beginning after December 31, 1994.

  In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement No. 115"), effective for fiscal years beginning after December 15, 1993. Under Statement No. 115, debt securities that Liberty Media Group has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that Liberty Media Group does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a separate component of combined equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings.

  Liberty Media Group applied Statement No. 115 beginning in the first quarter of 1994. Application of Statement No. 115 resulted in a net increase of $335 million to combined equity on January 1, 1994, representing the recognition of unrealized appreciation, net of taxes, for Liberty Media Group's investments in marketable equity securities determined to be available-for-sale. The amount of net unrealized gain was reduced by $78 million through December 31, 1994. The majority of the aggregate unrealized gain is comprised of Liberty Media Group's investment in Turner Broadcasting System Inc. ("TBS") common stock ($98 million) and QVC, Inc. ("QVC") common stock ($127 million). Liberty Media Group holds no material debt securities.

  The FASB has recently issued other accounting pronouncements which are not yet effective. Liberty Media Group does not expect that these pronouncements will have a material affect on Liberty Media Group's combined financial statements.

 Liquidity and Capital Resources

  During 1994, Liberty Media Group entered into transactions which significantly impacted its liquidity. The net result of such activities during 1994, along with cash flow from operations, was a 24% or $19.6 million decrease in its cash balance, resulting in combined cash and cash equivalents of $63.0 million as of December 31, 1994. The following provides a brief description of the significant non-operating items that impacted liquidity during 1994:

  In July 1994, Rainbow Program Enterprises ("Rainbow") purchased 49% of Liberty Media Group's 50% general partnership interest in AMC from Liberty Media Group under the terms of a buy/sell provision contained in the AMC partnership agreement for total cash proceeds of approximately $180 million.

  In August 1994, HSN received $129.7 million from the repayment by Silver King Communications, Inc. of indebtedness to HSN plus accrued interest on such indebtedness. On the same date, HSN repaid the $85 million outstanding balance on its senior term loans. The remaining proceeds were invested in cash equivalents.

  On August 8, 1994, Liberty Media Group acquired all the partnership interests of Prime Sports-West from an independent third party and Forum Partners for aggregate consideration of $220,000,000. On the closing date, TCI paid $33 million in cash to Forum in consideration of the purchase of the 16.667% partnership interest held by Forum and the payment of partnership indebtedness owed to Forum. Also on the closing date, a subsidiary of Liberty Media Group was merged with and into CVN, Inc. ("CVN"), and all outstanding stock of CVN, which was held by the independent third party, was converted into 70,559 shares of TCI Convertible Preferred Stock, Series C. CVN owned the remaining 83.333% general partnership interest in Prime Sports-West. The consideration paid by TCI on behalf of Liberty Media Group has been reflected in combined equity of Liberty Media Group.

  A commonly used measure of liquidity is "interest coverage", which is the ratio of operating income before non-cash charges to interest expense. Liberty Media Group's interest coverage ratios were 570%, 643% and 413% for the years ended December 31, 1994, 1993 and 1992, respectively. The improvement from 1992 to 1993 was primarily the result of the acquisition of HSN in 1993, which had a higher interest coverage ratio than the other Liberty Media Group subsidiaries. The decline in 1994 was the result of lower operating income before non-cash changes.

  Subsequent to the Mergers, TCI manages certain treasury activities for Liberty Media Group on a centralized basis. Cash receipts of certain businesses attributed to Liberty Media Group are remitted to TCI and certain cash disbursements of Liberty Media Group are funded by TCI on a daily basis. Prior to the implementation of the Liberty Group Stock Proposal, but subsequent to the Mergers, the net amounts of such cash activities are included in combined equity in the accompanying combined financial statements. Prior to the Mergers, Liberty Media Corporation separately managed the treasury activities of its subsidiaries. Subsequent to the implementation of the Liberty Group Stock Proposal, such cash activities will be included in borrowings from and loans to TCI or, if determined by the Board of Directors, as an equity contribution to the Liberty Media Group.

  Notwithstanding the allocation of assets and liabilities, equity and items of income and expense to Liberty Media Group for purposes of preparing its financial statements, the change in the capital structure of TCI contemplated by the Liberty Group Stock Proposal would not affect the ownership of the respective legal title to assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of Liberty Group Common Stock would be holders of common stock of TCI and would continue to be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities. The Liberty Group Stock Proposal would not affect the rights of creditors of TCI.

  Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition could affect the combined results of operations or financial condition of the Liberty Media Group and the market price of shares of the Liberty Group Stock. In addition, net losses of any portion of TCI, dividends and distributions on any series of common stock or preferred stock, repurchases of any series of common stock and certain repurchases of preferred stock would reduce funds of Liberty Media Group legally available for dividends on all series of common stock. Accordingly, Liberty Media Group financial information should be read in conjunction with the TCI and Liberty consolidated financial information.

  Under the terms of Liberty Group Stock, dividends would be payable at the sole discretion of the Board out of the lesser of (i) all assets of TCI legally available for dividends and (ii) the available dividend amount with respect to the Liberty Media Group, as defined. Determinations to pay dividends on Liberty Group Common Stock would be based primarily upon the financial condition, results of operations and business requirements of Liberty Media Group and TCI as a whole.

 Sources of Liquidity

  Liberty Media Group's sources of funds include its available cash balances, cash generated from operating activities, cash distributions from affiliates, dividend and interest payments, asset sales, availability under certain credit facilities, and loans and/or equity contributions from TCI. To the extent cash needs of the Liberty Media Group exceed cash provided by the Liberty Media Group, TCI may transfer funds to the Liberty Media Group. Conversely, to the extent cash provided by the Liberty Media Group exceeds cash needs of the Liberty Media Group, the Liberty Media Group may transfer funds to TCI.

  Subsequent to the implementation of the Liberty Group Stock Proposal, borrowings from or loans to Liberty Media Group would bear interest at such rates and have repayment schedules and other terms as are established by the Board of Directors. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

  Many of Liberty Media Group's subsidiaries' loan agreements contain restrictions regarding transfers of funds to other members of Liberty Media Group in the form of loans, advances or cash dividends. However, other subsidiaries, principally Southern Satellite (which is the satellite carrier for the signal of WTBS, a 24-hour independent UHF television station originated by TBS), are not restricted from making transfers of funds to other members of the group. The cash provided by operating activities of Southern Satellite, is a primary source of cash available for distribution to Liberty Media Group. However, Southern Satellite does not have an agreement with WTBS with respect to the retransmission of its signal and there are not specific statutory restrictions per se which would prevent any other satellite carriers from retransmitting such signal to cable operators and others. If the business of Southern Satellite is adversely affected by competitive or other factors, it may have an adverse effect on the ability of Liberty Media Group to generate adequate cash to meet its obligations.

  Several entities included in Liberty Media Group have credit facilities. In August 1994, HSN's revolving credit facility was increased to $100 million, $25 million of which was outstanding on December 31, 1994. In March 1994, ARC Holding, Ltd. ("ARCH") established a $30 million revolving credit facility with a group of banks. The amount of this facility was increased to $45 million in December 1994, $18 million of which was outstanding on December 31, 1994. Another subsidiary, Prime Sports-West, has a $24 million credit facility with a bank, $16.4 million of which was outstanding an December 31, 1994. The HSN, ARCH and Prime Sports-West facilities restrict the transfer of funds to affiliated companies, and include various financial covenants, including maintenance of certain financial ratios.

  Various partnerships and other affiliates of Liberty Media Group accounted for under the equity method finance a substantial portion of their acquisitions and capital expenditures through borrowings under their own credit facilities and net cash provided by their operating activities.

 Demands on Liquidity

  Liberty Media Group, Comcast, QVC Programming Holdings, Inc. (the "Purchaser"), a corporation which is jointly owned by Liberty Media Group and Comcast, and QVC are parties to an Agreement and Plan of Merger dated August 4, 1994, as amended (the "QVC Merger Agreement"). Pursuant to the QVC Merger Agreement, The Purchaser commenced an offer (the "QVC Tender Offer") to purchase all outstanding shares of common stock and preferred stock of QVC. The QVC Tender Offer expired on February 9, 1995, at which time the Purchaser accepted for payment all shares of QVC which had been tendered in the QVC Tender Offer. Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. Liberty Media Group owns an approximate 43% interest of the post-merger QVC. A credit facility entered into by the Purchaser is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty Media Group have pledged their shares of QVC pursuant to such credit facility.

  In connection with the transactions contemplated under a stockholders agreement entered into among Comcast, Liberty Media Group and the Purchaser, TCI has undertaken to cause Liberty Media Group to comply with each of its representations, warranties, agreements and obligations under the stockholders agreement. All such undertakings will terminate at such time as equity securities of Liberty Media Group or the Liberty Group Stock have been distributed and such securities impute a market capitalization of Liberty Media Group in excess of $2 billion.

  Upon consummation of the aforementioned QVC transactions, Liberty Media Group was deemed to exercise significant influence over QVC and, as such, will account for its investment in QVC under the equity method. Had Liberty Media Group accounted for its investment under the equity method during 1994, it would have reflected additional share of earnings of QVC of $8 million before income taxes. Additionally, Liberty Media Group's investment in QVC, its deferred tax liability and its unrealized gain from available-for-sale securities would have been reduced by $216 million, $89 million and $127 million, respectively, had Liberty Media Group accounted for its investments in QVC under the equity method during 1994. The 1994 combined financial statements will be restated in the first quarter of 1995.

  As of December 31, 1994, Liberty Media Group had combined debt maturities of $31 million in 1995, $2 million in 1996 and $42 million in 1997.

  In 1994, HSN's Board of Directors authorized the repurchase of up to $75.0 million of HSN common stock. In 1994, HSN repurchased 1.3 million shares at a total cost of $13.1 million and in 1995, through February 28, HSN repurchased an additional 2.6 million shares at a total additional cost of $21.6 million. HSN may, subject to cash availability, debt covenants and market conditions, continue to repurchase its common stock within the limits set by it's Board of Directors. HSN borrowed under its bank credit facility to finance these purchases, and expects to finance any future purchases in the same way.

  Liberty Media Group reached agreements in principle in December 1993 to settle certain lawsuits in which Liberty Media Group and HSN are parties. In accordance with these agreements, HSN paid approximately $10.2 million, and Liberty Media Group paid approximately $16.3 million during 1995, and HSN expects to pay an additional approximate $4.9 million in 1995.

  Liberty Media Group intends to continue to develop its Entertainment and Information Programming Services and has made certain financial commitments related to the acquisition of programming. As of December 31, 1994, Liberty Media Group's future minimum obligation related to certain film licensing agreements was $178 million. The amount of the total obligation is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Liberty Media Group's obligations over the next five years for certain sports program rights contracts as of December 31, 1994 was $230 million. It is expected that sufficient cash will be generated by the programming services to satisfy these commitments. However, continued development may require additional financing and it cannot be predicted whether Liberty Media Group will obtain such financing. If additional financing cannot be obtained, Liberty Media Group could attempt to sell assets but there can be no assurance that asset sales, if any, can be consummated at a price and on terms acceptable to Liberty Media Group. Further, TCI could attempt to sell equity securities but, again, there can be no certainty that such a sale could be accomplished on acceptable terms.

  HSN has significant working capital needs for inventory and accounts receivable. However, HSN expects to meet its recurring working capital needs primarily through internally generated funds and its existing credit facilities.

 Impact of Regulation

  The Cable Television and Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") provides for comprehensive federal and local regulation of the cable television industry, including Liberty Media Group's programming operations. The FCC has adopted extensive rate regulations governing cable systems not subject to "effective competition". The FCC has established standards and procedures governing regulation of rates for basic cable service and equipment to be implemented by state and local cable franchising authorities and for the FCC's review of the "reasonableness" of rates for additional tiers of cable service upon complaint from a franchising authority or a cable subscriber. The FCC also has adopted interim "cost-of-service" rules governing attempts by cable operators to justify higher than benchmark rates based on unusually high costs. Separately offered services, such as pay television and pay-per-view services, are not currently subject to rate regulation although packages or collective offerings of such services may be subject to rate regulation. The FCC also has identified and established regulations for New Product Tiers, which are tiers of services not subject to rate regulation. Through a series of orders, the FCC had "frozen" cable rates, except for those cable systems already subject to effective competition, from April 5, 1993 through May 15, 1994.

  The FCC's rate regulations also govern changes in the rates which cable operators may charge when adding or deleting a service from a regulated tier of service. The FCC substantially revised its rules for adding and deleting services in November 1994 and has provided an alternative methodology for adding services to cable programming service tiers which includes a flat fee increase per added channel and an aggregate limit on such increases with an additional license fee reserve. The FCC's rate regulations also permit cable operators to "pass through" increases in programming costs and certain other external costs which exceed the rate of inflation subject to the aggregate limit through 1996. However, a cable operator may pass through increases in the cost of programming services affiliated with such cable operator to the extent such costs exceed the rate of inflation only if the price charged by the programmer to the affiliated cable operator reflects prevailing prices offered in the marketplace by the programmer to unaffiliated third parties or the fair market value of the programming.

  Liberty Media Group believes that the FCC's comprehensive system of rate regulation, including regulation of the changes in rates when programming services are added or deleted from service tiers, has had and will continue to have an adverse effect on the programming services in which Liberty Media Group has an ownership interest by limiting the carriage of such services and/or the ability and willingness of cable operators to pay the rights fees for such carriage.

  The FCC has adopted rules providing for mandatory carriage by cable systems after September 1, 1993 of all local full-power commercial television broadcast signals (up to one-third of all channels), including the signals of stations carrying home-shopping programming after October 6, 1993, and, depending on a cable system's channel capacity, at least one non-commercial television broadcast signal. Alternatively, after October 6, 1993, commercial broadcasters have the right to deny such carriage unless they grant retransmission consent. The "must carry" statutory provisions and regulations remain in effect pending the outcome of ongoing judicial proceedings to resolve challenges to their constitutionality. Liberty Media Group believes that, by requiring such carriage of broadcast signals, these regulations may adversely affect the ability of Liberty Media Group's programming services to obtain carriage on cable systems with limited channel capacity. To the extent that carriage is thereby limited, the subscriber and advertising revenues available to Liberty Media Group's programming services also will be limited. During the past year, HSN has aggressively pursued and obtained long-term carriage commitments from a number of cable operators. As a result of HSN's success in obtaining such commitments, the exposure to loss of revenue should the "must-carry" rules be declared unconstitutional has been largely mitigated.

  The FCC has adopted regulations limiting carriage by a cable operator of national programming services in which that operator holds an attributable interest to 40 percent of the first 75 activated channels on each of the operator's systems. The rules provide for the use of two additional channels or a 45 percent limit, whichever is greater, provided that the additional channels carry minority controlled programming services. The regulations also grandfather existing carriage arrangements which exceed the channel limits, but require new channel capacity to be devoted to unaffiliated programming services until the system achieves compliance with the regulations. Channels beyond the first 75 activated channels are not subject to such limitations, and the rules do not apply to local or regional programming services. These rules may limit carriage of Liberty Media Group's programming services on certain cable systems of TCI and its affiliates.

  The 1992 Cable Act directed the FCC to promulgate regulations regarding the sale and acquisition of cable programming between multichannel video program distributors (including cable operators) and programming services in which a cable operator has an attributable interest. The legislation and the implementing regulations adopted by the FCC preclude virtually all exclusive programming contracts between cable operators (unless the FCC first determines the contract serves the public interest) and generally prohibit a cable operator which has an attributable interest in a programmer from improperly influencing the terms and conditions of sale to unaffiliated multichannel video distributors. Further, the 1992 Cable Act requires that such affiliated programmers make their programming services available to cable operators and competing video technologies such as multichannel multi-point distribution systems ("MMDS") and DBS services on terms and conditions that do not unfairly discriminate among such technologies.

  In response to numerous petitions for review of the FCC's rate regulations, the United States Court of Appeals for the District of Columbia Circuit upheld the material provisions of those regulations in Time

Warner Entertainment Co., L.P. v. F.C.C. on June 6, 1995. The Court upheld the
- ----------------------------------------
constitutionality of the FCC's regulations and generally ruled that they were authorized by the 1992 Cable Act.

  The regulation of cable television systems at the federal, state and local levels is subject to the political process and has been in constant flux over the past decade. This process continues in the context of legislative proposals for new laws and the adoption or deletion of administrative regulations and policies. For example, Congress presently is considering telecommunications legislation which, if enacted into law, would substantially change existing law, including among other things, the rate regulation of cable television systems and the restrictions on telephone companies in the provision of cable television service. The Senate approved the Telecommunications Competition and Deregulation Act of 1995 on June 15, 1995. The House Commerce Committee approved the Communications Act of 1995 on May 25, 1995, and the full House is expected to vote on that bill within the next few months. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that the Liberty Media Group's business will not be affected adversely by future legislation, new regulation or deregulation.

  A number of petitions for reconsideration of various aspects of the regulations implementing the 1992 Cable Act remain pending before the FCC. Petitions for judicial review of regulations adopted by the FCC, as well as other court challenges to the 1992 Cable Act and the FCC's regulations, also remain pending. Liberty Media Group is uncertain how the courts and/or the FCC ultimately will rule or whether such rulings will materially change any existing rules or statutory requirements.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Tele-Communications, Inc.:

  We have audited and reported separately herein on the consolidated financial statements of Tele-Communications, Inc. and subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994.

  We have also audited the accompanying combined balance sheets of Liberty Media Group (a combination of certain assets of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1) as of December 31, 1994 and 1993, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These combined financial statements are the responsibility of the Companies' managements. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The combined financial statements of Liberty Media Group are presented for purposes of additional analysis of the consolidated financial statements of Tele-Communications, Inc. and subsidiaries. As more fully described in note 1, the combined financial statements of Liberty Media Group are intended to reflect the performance of the businesses of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, which produce and distribute cable television programming services. The combined financial statements of Liberty Media Group should be read in conjunction with the consolidated financial statements of Tele-Communications, Inc. and subsidiaries and Liberty Media Corporation and subsidiaries.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Liberty Media Group as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in notes 1 and 5 to the combined financial statements, Liberty Media Group adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994.

                                          KPMG Peat Marwick LLP

Denver, Colorado
March 27, 1995

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS

                                                               DECEMBER 31,
                                                           --------------------
                                                              1994      1993
                                                           ---------- ---------
                                                           AMOUNTS IN THOUSANDS
                          ASSETS
                          ------
Cash and cash equivalents................................. $   62,963    82,544
Trade and other receivables, net..........................     95,081    70,283
Inventories, net..........................................    119,814   112,008
Prepaid expenses..........................................     14,560    12,431
Prepaid program rights....................................     11,257     1,422
Committed film inventory..................................     22,097    11,448
Investments in affiliates, accounted for under the equity
 method, and related receivables (note 4).................    196,192   229,292
Investment in Turner Broadcasting System, Inc. ("TBS")
 (note 5).................................................    653,691   487,073
Other investments, at cost, and related receivables (note
 6).......................................................    438,783   235,425
Deferred tax asset (note 10)..............................        --     15,426
Property and equipment, at cost (note 7):
  Land....................................................     21,934    20,374
  Support equipment and buildings.........................    150,165   130,207
  Computer and broadcast equipment........................     60,525    61,825
                                                           ---------- ---------
                                                              232,624   212,406
    Less accumulated depreciation.........................     38,313    28,710
                                                           ---------- ---------
                                                              194,311   183,696
                                                           ---------- ---------
Excess cost over acquired net assets (note 7).............    549,770   264,723
  Less accumulated amortization...........................     22,217    10,375
                                                           ---------- ---------
                                                              527,553   254,348
                                                           ---------- ---------
Other intangibles.........................................     77,925    99,751
  Less accumulated amortization...........................     54,936    67,095
                                                           ---------- ---------
                                                               22,989    32,656
                                                           ---------- ---------
Cable distribution fees...................................     71,871       --
  Less accumulated amortization...........................      3,893       --
                                                           ---------- ---------
                                                               67,978       --
                                                           ---------- ---------
Other assets, at cost, net of amortization................     12,279     5,192
                                                           ---------- ---------
                                                           $2,439,548 1,733,244
                                                           ========== =========

                                                                     (continued)

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

                     COMBINED BALANCE SHEETS,--(CONTINUED)

                                                                DECEMBER 31,
                                                            --------------------
                                                               1994      1993
                                                            ---------- ---------
                                                            AMOUNTS IN THOUSANDS
             LIABILITIES AND COMBINED EQUITY
             -------------------------------
Accounts payable..........................................  $  111,239   100,672
Accrued liabilities.......................................     111,990    98,609
Film licenses payable.....................................      26,719    13,850
Accrued litigation settlements (note 8)...................      27,450    29,000
Accrued compensation relating to stock appreciation rights
 (note 11)................................................      28,422    36,996
Due to TCI from HSN.......................................      28,724     2,738
Deferred revenue..........................................      46,845    43,839
Debt (note 9).............................................      92,944   149,680
Deferred tax liability (note 10)..........................     235,814       --
Other liabilities.........................................       4,320     1,522
                                                            ---------- ---------
    Total liabilities.....................................     714,467   476,906
                                                            ---------- ---------
Minority interests in equity of consolidated subsidiaries.     115,165   112,319
Combined equity (note 11):
  Combined equity.........................................   1,352,245 1,144,019
  Unrealized gains on available-for-sale securities, net
   of taxes...............................................     257,671       --
                                                            ---------- ---------
                                                             1,609,916 1,144,019
                                                            ---------- ---------
  Commitments and contingencies (notes 4, 10 and 12)
                                                            $2,439,548 1,733,244
                                                            ========== =========

See accompanying notes to combined financial statements.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF OPERATIONS

                                                  YEARS ENDED DECEMBER 31,
                                                ------------------------------
                                                   1994       1993      1992
                                                ----------  ---------  -------
                                                    AMOUNTS IN THOUSANDS
Revenue:
  Net sales from home shopping services........ $1,125,917    942,940      --
  Programming services:
    From TCI (note 11).........................     59,897     47,448   45,970
    From others................................    297,134    216,512  163,018
                                                ----------  ---------  -------
                                                 1,482,948  1,206,900  208,988
                                                ----------  ---------  -------
Cost of sales, operating costs and expenses:
  Cost of sales................................    730,505    611,526      --
  Operating....................................    319,591    246,299  137,371
  Selling, general and administrative (note
   11).........................................    346,436    266,860   43,888
  Charges by TCI (note 11).....................     14,180      5,655    7,586
  Compensation relating to stock appreciation
   rights (note 11)............................        --      40,366   16,939
  Adjustment to compensation relating to stock
   appreciation rights.........................     (8,574)       --       --
  Depreciation.................................     22,574     19,384    2,933
  Amortization.................................     26,762     20,808   11,168
                                                ----------  ---------  -------
                                                 1,451,474  1,210,898  219,885
                                                ----------  ---------  -------
    Operating income (loss)....................     31,474     (3,998) (10,897)
Other income (expense):
  Interest expense.............................    (10,333)   (10,202)  (2,707)
  Interest expense to TCI......................     (2,348)    (1,703)  (2,168)
  Dividend and interest income, primarily from
   affiliates..................................     20,249     23,145   11,974
  Share of earnings of affiliates, net (note
   4)..........................................     19,974     24,045   24,355
  Gain on disposition of assets (note 4).......    181,088     31,972    8,240
  Loss on early extinguishment of debt.........     (1,491)    (3,554)     --
  Minority interests in losses (earnings) of
   consolidated subsidiaries...................    (10,083)        32    5,511
  Litigation settlements (note 8)..............        --      (7,475)     --
  Other, net...................................       (884)    (1,586)  (1,277)
                                                ----------  ---------  -------
                                                   196,172     54,674   43,928
                                                ----------  ---------  -------
    Earnings before income taxes...............    227,646     50,676   33,031
Income tax expense (note 10)...................    (99,489)   (22,347) (12,882)
                                                ----------  ---------  -------
    Net earnings............................... $  128,157     28,329   20,149
                                                ==========  =========  =======

See accompanying notes to combined financial statements.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

                         COMBINED STATEMENTS OF EQUITY

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                 UNREALIZED HOLDING    TOTAL
                                                 GAINS ON AVAILABLE- COMBINED
                                 COMBINED EQUITY FOR-SALE SECURITIES  EQUITY
                                 --------------- ------------------- ---------
                                             AMOUNTS IN THOUSANDS
Balance at January 1, 1992......   $  880,884              --          880,884
  Net earnings..................       20,149              --           20,149
  Sale of programming to TCI....      (45,970)             --          (45,970)
  Cost allocations from TCI.....        7,586              --            7,586
  Interest expense allocation
   from TCI.....................        2,168              --            2,168
  Intergroup tax allocations....        4,030              --            4,030
  Net cash transfers from TCI...        3,958              --            3,958
                                   ----------          -------       ---------
Balance at December 31, 1992....      872,805              --          872,805
  Net earnings..................       28,329              --           28,329
  Sale of programming to TCI....      (47,448)             --          (47,448)
  Cost allocations from TCI.....        5,655              --            5,655
  Interest expense allocation
   from TCI.....................        1,703              --            1,703
  Intergroup tax allocations....       25,404              --           25,404
  Acquisition of HSN............      123,000              --          123,000
  Net cash transfers from TCI...      134,571              --          134,571
                                   ----------          -------       ---------
Balance at December 31, 1993....    1,144,019              --        1,144,019
  Unrealized holding gains for
   available-for-sale securities
   as of January 1, 1994 (note
   5)...........................          --           335,177         335,177
  Net earnings..................      128,157              --          128,157
  Sale of programming to TCI....      (59,897)             --          (59,897)
  Cost allocations from TCI.....       14,180              --           14,180
  Interest expense allocation
   from TCI.....................        2,348              --            2,348
  Intergroup tax allocation.....       78,238              --           78,238
  Acquisition of Prime Ticket
   (note 7).....................      210,796              --          210,796
  Net cash transfers to TCI.....     (165,596)             --         (165,596)
  Change in unrealized holding
   gains for available-for-sale
   securities (note 5)..........          --           (77,506)        (77,506)
                                   ----------          -------       ---------
Balance at December 31, 1994....   $1,352,245          257,671       1,609,916
                                   ==========          =======       =========

See accompanying notes to combined financial statements.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                   YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1994      1993     1992
                                                   --------  --------  -------
                                                     AMOUNTS IN THOUSANDS
                                                         (SEE NOTE 3)
Cash flows from operating activities:
  Net earnings.................................... $128,157    28,329   20,149
  Adjustments to reconcile net earnings to net
   cash provided (used) by operating activities:
   Depreciation and amortization..................   49,336    40,192   14,101
   Compensation relating to stock appreciation
    rights........................................      --     40,366   16,939
   Adjustment to compensation relating to stock
    appreciation rights                             (8,574)       --       --
   Payment of compensation relating to stock ap-
    preciation rights.............................      --    (21,541)    (166)
   Share of earnings of affiliates, net...........  (19,974)  (24,045) (24,355)
   Loss on early extinguishment of debt...........    1,491     3,554      --
   Deferred income tax expense (benefit)..........   21,251    (3,057)   8,852
   Minority interests in earnings (losses)........   10,083       (32)  (5,511)
   Gain on disposition of assets.................. (181,088)  (31,972)  (8,240)
   Litigation settlements.........................      --      7,475      --
   Amortization of debt discount..................      --        --       520
   Changes in operating assets and liabilities,
    net of effect of acquisitions:
    Change in receivables.........................  (13,437)  (34,532)   3,226
    Change in inventories.........................  (18,455)   (8,672)      80
    Change in prepaid expenses....................  (10,418)  (10,678)   1,296
    Change in payables, accruals, due to TCI and
     deferred revenue.............................   48,810    55,305   23,747
                                                   --------  --------  -------
      Net cash provided by operating activities...    7,182    40,692   50,638
                                                   --------  --------  -------
Cash flows from investing activities:
  Cash paid for acquisitions......................      --   (160,440) (32,930)
  Capital expended for property and equipment.....  (32,455)  (18,627)  (2,116)
  Additional investments in and loans to affili-
   ates and others................................  (23,856)  (48,457) (45,010)
  Return of capital from affiliates...............    9,880     4,750   42,295
  Collections on loans to affiliates and others...  149,162    20,136    4,148
  Proceeds from disposition of assets.............  180,429    44,061      --
  Cash paid for cable distribution fees...........  (71,871)      --       --
  Other investing activities, net.................   (2,245)   (3,569)  (3,751)
                                                   --------  --------  -------
      Net cash provided (used) by investing activ-
       ities......................................  209,044  (162,146) (37,364)
                                                   --------  --------  -------
Cash flows from financing activities:
  Borrowings of debt..............................   46,859   150,400    4,066
  Repayments of debt.............................. (139,096) (212,181)  (4,628)
  Change in borrowings from or loans to TCI....... (149,442)  122,254  (17,573)
  Contributions by minority shareholders of sub-
   sidiaries......................................    6,272    48,932    2,773
  Distributions to minority shareholders of sub-
   sidiaries......................................     (400)      --       --
                                                   --------  --------  -------
      Net cash provided (used) by financing activ-
       ities...................................... (235,807)  109,405  (15,362)
                                                   --------  --------  -------
      Net decrease in cash and cash equivalents...  (19,581)  (12,049)  (2,088)
      Cash and cash equivalents at beginning of
       year.......................................   82,544    94,593   96,681
                                                   --------  --------  -------
      Cash and cash equivalents at end of year.... $ 62,963    82,544   94,593
                                                   ========  ========  =======

See accompanying notes to consolidated financial statements.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 1994, 1993 AND 1992

(1) BASIS OF PRESENTATION

  The Board of Directors of Tele-Communications, Inc. ("TCI") has adopted a proposal (the "Liberty Group Stock Proposal") which, if approved by stockholders, would authorize the Board to issue a new class of stock ("Liberty Group Stock") which is intended to reflect the separate performance of TCI's business which produces and distributes cable television programming services ("Liberty Media Group"). However, the Liberty Group Stock would constitute common stock of TCI. The Liberty Group Stock Proposal would not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt. TCI intends to distribute (the "Distribution") to its security holders Liberty Group Stock representing one hundred percent of the equity value attributable to the Liberty Media Group.

  As of January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "TCIC") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "Mergers"). The transaction was consummated on August 4, 1994. Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method prior to the consummation of the Mergers. Accordingly, TCIC had recognized 100% of Liberty's earnings or losses before deducting preferred stock dividends. The Mergers were accounted for using predecessor cost due to related party considerations. Accordingly, the accompanying combined financial statements of Liberty Media Group reflect the combination of the historical financial information of the assets of TCI and Liberty which produce and distribute cable television programming attributed to the Liberty Media Group.

  The subsidiaries of TCI and Liberty attributed to Liberty Media Group, as well as certain investments held by these or other subsidiaries of TCI and Liberty also attributed to Liberty Media Group, are as follows (unless otherwise denoted, such subsidiaries and investments were held separately by Liberty through August 4, 1994, the date the Mergers were consummated):

 Subsidiaries

  Encore Media Corporation ("Encore")
  TV Network, Inc. (formed in 1994)
  Home Shopping Network, Inc. ("HSN")
  Southern Satellite Systems, Inc.
  Netlink USA (owned by TCIC prior to the Mergers)
  Liberty Sports, Inc.
  Affiliated Regional Communications, Ltd. ("ARC")
  Vision Group Incorporated (owned by TCIC prior to the Mergers)
  Americana Television Productions LLC (acquired in 1995)
  MacNeil/Lehrer Productions (acquired in 1995)
  Prime Sports-West (formerly Prime Ticket Networks, L.P.) (acquired in 1994)

  Encore International, Inc.
  Liberty Productions, Inc. (formed in 1995)
  Prime Sports Network--Northwest

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Investments

  BET Holdings, Inc.
  Video Jukebox Network, Inc.
  Courtroom Television Network
  Discovery Communications, Inc. ("Discovery") (owned by TCIC prior to the Mergers)
  DMX Inc.
  E! Entertainment Television, Inc. (owned by TCIC prior to the Mergers) International Family Entertainment, Inc.
  Ingenius (formed in 1994)
  International Cable Channels Partnership, Ltd. ("ICCP") (acquired in 1994) QE+ LTD ("Starz!") (owned by TCIC prior to the Mergers)
  QVC, Inc. ("QVC")
  Reiss Media Enterprises, Inc. (owned by TCIC prior to the Mergers)
  TBS (owned by TCIC prior to the Mergers)
  Prime SportsChannel Networks Associates
  Home Team Sports Limited Partnership ("HTS")
  SportsChannel Chicago Associates ("Sports")
  SportsChannel Pacific Associates
  Sports Channel Prism Associates
  Prime Sports Network--Upper Midwest
  SportsSouth Network, L.P.
  Sunshine Network ("Sunshine")
  American Movie Classics Company ("AMC")
  Republic Pictures Television (owned by TCIC prior to the Mergers)
  Sillerman Communications Management Corporation (owned by TCIC prior to the Mergers)
  Technology Programming Ventures (formed in 1994)
  Prime Sports Australia (launched in 1995)
  Silver King Communications, Inc. ("SKC")
  Asian Television and Communications LLC
  Mountain Mobile Television LLC
  Cutthroat Productions, LP (formed in 1994)

  Upon the initial distribution of the Liberty Group Stock, the existing TCI Class A and Class B common stock is intended to reflect the separate performance of the TCI Group, which is generally comprised of (a) the subsidiaries and assets not attributed to the Liberty Media Group, including
(i) TCI's Domestic Cable and Communications unit, (ii) TCI's International Cable and Programming unit and (iii) TCI's Technology/Venture Capital unit, (b) any interest in the Liberty Media Group other than the interest represented by any outstanding shares of Liberty Group Stock and (c) any interest in the Liberty Media Group represented by outstanding shares of Liberty Group Stock. The businesses of TCI not attributed to the Liberty Media Group, together with any interest is referred to as the "TCI Group". Intercompany balances resulting from transactions with such units are reflected as borrowings from or loans to TCI and, prior to the implementation of the Liberty Group Stock Proposal, are included in combined equity in the accompanying combined financial statements. See note 11.

  Notwithstanding the attribution of assets and liabilities, equity and items of income and expense to Liberty Media Group for purposes of preparing its combined financial statements, the change in the capital

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) structure of TCI contemplated by the Liberty Group Stock Proposal would not affect the ownership or the respective legal title to assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of Liberty Group Stock would be holders of common stock of TCI and would continue to be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities. The Liberty Group Stock Proposal would not affect the rights of creditors of TCI.

  Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition of TCI could affect the combined results of operations or financial condition of the Liberty Media Group and the market price of shares of the Liberty Group Stock. In addition, net losses of any portion of TCI, dividends or distributions on, or repurchases of, any series of common stock, and dividends on, or certain repurchases of preferred stock would reduce the funds of TCI legally available for dividends on all series of common stock. Accordingly, Liberty Media Group financial information should be read in conjunction with the TCI and Liberty consolidated financial information.

  Under the terms of Liberty Group Stock, dividends on the Liberty Group Stock would be payable at the sole discretion of the Board out of the lesser of (i) all assets of TCI legally available for dividends and (ii) the available dividend amount with respect to the Liberty Media Group, as defined. Determinations to pay dividends on Liberty Group Stock would be based primarily upon the financial condition, results of operations and business requirements of Liberty Media Group and TCI as a whole.

  After the Distribution, existing preferred stock and debt securities of TCI that are convertible into or exchangeable for shares of TCI Class A common stock will, as a result of the operation of antidilution provisions, be adjusted so that there will be delivered upon their conversion or exchange the number of shares of Series A Liberty Group Stock that would have been issuable in the Distribution with respect to the TCI Class A common stock issuable upon conversion or exchange had such conversion or exchange occurred prior to the record date for the Distribution. Options to purchase TCI Class A common stock outstanding at the time of the Distribution will be adjusted by issuing to the holders of such options separate options to purchase that number of shares of Series A Liberty Group Stock which the holder would have been entitled to receive had the holder exercised such option to purchase TCI Class A common stock prior to the record date for the Distribution and reallocating a portion of the aggregate exercise price of the previously outstanding options to the newly issued options to purchase Series A Liberty Group Stock. Such convertible or exchangeable preferred stock and debt securities and options outstanding on the record date for the Distribution are referred to as "Pre-Distribution Convertible Securities." The issuance of shares of Series A Liberty Group Stock upon such conversion, exchange or exercise of Pre-Distribution Convertible Securities will not result in any transfer of funds or other assets from TCI to the Liberty Media Group in consideration of such issuance. In the case of the exercise of Pre-Distribution Convertible Securities consisting of options to purchase Series A Liberty Group Stock, the proceeds received upon the exercise of such options will be attributed to Liberty Media Group. If Pre-Distribution Convertible Securities remain outstanding at the time of any disposition of all or substantially all of the properties and assets of Liberty Media Group and TCI elects to distribute to holders of Liberty Group Stock their proportionate interest in the net proceeds of the disposition, the proportionate interest of the holders of Liberty Group Stock will be determined on a basis that allocates to TCI a portion of such net proceeds, sufficient to provide for the payment of the portion of the consideration payable by TCI on any post-Distribution conversion, exercise or exchange of Pre-Distribution Convertible Securities that becomes so payable in substitution for shares of Liberty Group Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to the record date for the disposition. Likewise, if Pre-Distribution Convertible Securities remain outstanding at the

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) time of any redemption for all the outstanding shares of Liberty Group Stock in exchange for stock of any one or more wholly-owned subsidiaries of TCI which hold all of the assets and liabilities of the Liberty Media Group, the portion of the shares of such subsidiaries deliverable in redemption of the outstanding shares of Liberty Group Stock will be determined on a basis that allocates to TCI a portion of the shares of such subsidiaries, sufficient to provide for the payment of the portion of the consideration payable by TCI upon any post-redemption conversion, exercise or exchange of Pre-Distribution Convertible Securities that becomes so payable in substitution for shares of Liberty Group Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to such redemption.

  Subsequent to the Liberty Group Stock Proposal, existing securities of TCI that are convertible into or exchangeable for shares of TCI Class A common stock will, as a result of the operation of antidilution provisions, be adjusted so that there will also be delivered upon their conversion or exchange the number of shares of Series A Liberty Media Group Stock that would have been issuable in the distribution with respect to the TCI Class A common stock that would have been issuable upon their conversion or exchange prior to the distribution. The issuance of shares of Series A Liberty Media Group Stock upon such conversion or exchange will not result in any transfer of funds or other assets from TCI to the Liberty Media Group.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  Cash equivalents consist of investments which are readily convertible into cash and have original maturities of three months or less.

 Trade and Other Receivables

  A home shopping sales program with a deferred payment arrangement ("flex-pay") allows customers to charge their purchases to third party credit cards in installments, generally over three consecutive months. Flex-pay receivables totaled $23,621,000 and $15,547,000 at December 31, 1994 and 1993,
respectively. An allowance for doubtful accounts is provided based on Liberty Media Group's past experience.

 Inventories, net

  Merchandise inventories are valued at the lower of cost or market, cost being determined using the first-in, first-out method. Cost includes freight, certain warehousing costs and other allocable overhead. Market is determined on the basis of net realizable value, giving consideration to obsolescence and other factors. Inventories are presented net of a carrying adjustment of $18,791,000 and $25,246,000 at December 31, 1994 and 1993, respectively.

 Investments

  In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement No. 115"), effective for fiscal years beginning after December 15, 1993. Under Statement No. 115, debt securities that Liberty Media Group has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that Liberty Media Group does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) as a separate component of combined equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings. Marketable equity securities held by Liberty Media Group were reported at the lower of cost or market prior to the adoption of Statement No. 115, and any declines in the value which were other than temporary were reflected as a reduction in Liberty Media Group's carrying value of such investment.

  Investments in which the ownership interest is less than 20% but do not fall within the guidelines of Statement No. 115 are generally carried at cost. For those investments in affiliates in which Liberty Media Group's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize Liberty Media Group's share of net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of Liberty Media Group's investment in, advances to and guarantees for the investee. Liberty Media Group's share of net earnings or losses of affiliates includes the amortization of purchase adjustments. However, recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to Liberty Media Group's ownership interest in such affiliates.

  Changes in Liberty Media Group's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, are recognized as gains or losses in Liberty Media Group's combined statement of operations.

 Property and Equipment

  Property and equipment, including significant improvements, is stated at cost which includes acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. Interest capitalized during the periods presented was not material.

  Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 40 years for support equipment and buildings (furniture and other equipment are depreciated from 3 to 8 years and buildings and improvements are depreciated from 20 to 40 years) and 3 to 7 years for computer and broadcast equipment (computer equipment is depreciated from 3 to 5 years and broadcast equipment is depreciated from 5 to 7 years).

  Repairs and maintenance and any gains or losses on disposition of assets in their entirety are included in operations.

 Excess Cost Over Acquired Net Assets

  Excess cost over acquired net assets consists of the difference between the cost of acquiring programming entities and amounts assigned to their tangible assets. Such amounts are amortized on a straight-line basis over 30 years.

 Other Intangible Assets

  Other intangible assets include amounts assigned to covenants not to compete and amounts (in excess of tangible assets) assigned to sports program rights agreements, affiliate agreements and distribution agreements. The amounts assigned to these agreements are amortized over the respective lives of the agreements ranging from 1 to 10 years.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
 Cable Distribution Fees

  During 1994, Liberty Media Group committed to long-term cable contracts for carriage of Liberty Media Group's home shopping programming. These contracts provide for payments of distribution fees to cable system operators totalling $71,871,000. Amounts payable under these agreements totaled $40,559,000 as of December 31, 1994.

  Cable distribution fees are amortized to expense on a straight-line basis, over the terms of the respective contracts, which range from 5 to 15 years.

 Minority Interests

  Recognition of minority interests' share of losses of consolidated subsidiaries is limited to the amount of such minority interests' allocable portion of the common equity of those consolidated subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of consolidated subsidiaries have the right to cause Liberty Media Group to repurchase such holders' common equity.

 Deferred Revenue

  Deferred revenue represents advance billings primarily to home satellite dish owners. Such revenue is recognized in the month service is provided.

 Net Sales

  Revenue includes merchandise sales and shipping and handling revenue, and is reduced by incentive discounts and sales returns to arrive at net sales. Revenue is recorded for credit card sales upon transaction authorization, and for check sales upon receipt of customer payment, which does not vary significantly from the time goods are shipped. Liberty Media Group's sales policy allows merchandise to be returned at the customer's discretion, generally up to 30 days. An allowance for returned merchandise is provided based upon past experience.

 Earnings Per Common and Common Equivalent Share

  Historical earnings per share are omitted from the statements of operations as Liberty Group Stock was not part of the capital structure of TCI for the periods presented. Following implementation of the Liberty Group Stock Proposal, the method of calculating earnings per share for TCI common stock and the Liberty Group Stock would reflect the terms of the certificate of amendment to the Restated Certificate of Incorporation of TCI which provide that Liberty Media Group's Available Dividend Amount, as defined, would be the source for payment of dividends, although liquidation rights of these series of stock and legally available assets of TCI may be more or less than these amounts. TCI would compute earnings per share of Liberty Group Stock by dividing Earnings Attributable to Liberty Media Group, as defined, by the weighted average number of shares of Liberty Group Stock and dilutive Liberty Group Stock equivalents outstanding during the applicable period. Earnings Attributable to Liberty Media Group would generally equal the Liberty Media Group's results of operations.

(3) SUPPLEMENTAL DISCLOSURES TO COMBINED STATEMENTS OF CASH FLOWS

  Cash paid for interest was $8,853,000, $14,018,000 and $860,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Cash paid for income taxes during the years ended December 31, 1994, 1993 and 1992 was $83,267,000, $8,642,000 and $953,000, respectively.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Significant noncash investing and financing activities are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1994      1993     1991
                                                     --------  --------  ------
                                                       AMOUNTS IN THOUSANDS
   Cash paid for acquisitions:
     Fair value of assets acquired.................  $302,043   540,254  32,930
     Net liabilities assumed.......................   (21,350) (195,648)    --
     Deferred tax asset (liability) recorded upon
      acquisition..................................   (69,897)    1,115     --
     Contribution to combined equity from TCI for
      acquisition..................................  (210,796) (123,000)    --
     Minority interests in equity of acquired enti-
      ties.........................................       --    (62,281)    --
                                                     --------  --------  ------
                                                     $    --    160,440  32,930
                                                     ========  ========  ======
   Noncash proceeds on disposition.................  $    --        --   12,643
                                                     ========  ========  ======
   Unrealized gains, net of deferred income taxes,
    on available-for-sale securities as of January
    1, 1994........................................  $335,177       --      --
                                                     ========  ========  ======
   Reduction in unrealized gains, net of deferred
    income taxes, on available-for-sale securities.  $ 77,506       --      --
                                                     ========  ========  ======

 (4) INVESTMENTS IN AFFILIATES

  Summarized unaudited financial information for affiliates accounted for under the equity method is as follows:

                                                                DECEMBER 31,
                                                            --------------------
                                                              1994       1993
                                                            --------------------
                                                            AMOUNTS IN THOUSANDS
   COMBINED FINANCIAL POSITION
     Property and equipment, net........................... $  58,521    136,144
     Feature film inventory................................   140,044    112,183
     Cable distribution rights.............................       --      99,579
     Due from Liberty Media Group..........................    11,253        --
     Excess cost, other intangibles and other assets.......   296,703  1,044,261
                                                            --------- ----------
       Total assets........................................ $ 506,521  1,392,167
                                                            ========= ==========
     Debt.................................................. $ 169,037    203,813
     Due to Liberty Media Group............................     1,712      4,254
     Feature film rights payable...........................    43,216    104,096
     Other liabilities.....................................   121,083    458,614
     Owners' equity........................................   171,473    621,390
                                                            --------- ----------
       Total liabilities and equity........................ $ 506,521  1,392,167
                                                            ========= ==========

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                                                 YEARS ENDED DECEMBER 31,
                                              ---------------------------------
                                                1994        1993        1992
                                              ---------  ----------  ----------
                                                   AMOUNTS IN THOUSANDS
   COMBINED OPERATIONS
     Revenue................................. $ 599,128   1,799,780   1,518,508
     Operating expenses......................  (493,885) (1,515,697) (1,272,238)
     Depreciation and amortization...........   (73,908)    (50,157)    (80,941)
                                              ---------  ----------  ----------
       Operating income......................    31,335     233,926     165,329
     Interest expense........................   (10,114)    (12,582)    (26,005)
     Other, net..............................   (28,599)   (118,281)    (53,098)
                                              ---------  ----------  ----------
       Net earnings (loss)................... $  (7,378)    103,063      86,226
                                              =========  ==========  ==========

  The following table reflects the carrying value of Liberty Media Group's investments, accounted for under the equity method, including related receivables:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                           1994        1993
                                                       ------------ -----------
                                                         AMOUNTS IN THOUSANDS
   Discovery.......................................... $    113,182     106,089
   QVC................................................          --       61,545
   Sunshine...........................................        7,174       9,131
   AMC................................................          --      (11,026)
   Sports.............................................       30,163      32,561
   HTS................................................        4,292       4,610
   ICCP...............................................       13,686         --
   Other investments..................................       27,695      26,382
                                                       ------------ -----------
                                                       $    196,192     229,292
                                                       ============ ===========

  The following table reflects Liberty Media Group's share of earnings (losses) of each of the aforementioned affiliates:

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1994     1993     1992
                                                     --------  -------  -------
                                                       AMOUNTS IN THOUSANDS
   Discovery........................................ $  7,093    5,454    5,721
   QVC..............................................    3,042   14,078   13,322
   Sunshine.........................................    1,376     (957)  (1,055)
   AMC..............................................    8,805   11,313    7,839
   Sports...........................................    6,465    5,859    3,348
   HTS..............................................      531   (7,076)     748
   ICCP.............................................   (1,469)     --       --
   Starz!...........................................      (10)     --       --
   Other............................................   (5,859)  (4,626)  (5,568)
                                                     --------  -------  -------
                                                     $ 19,974   24,045   24,355
                                                     ========  =======  =======

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Liberty Media Group has a 49.9% partnership interest in QE+Ltd Limited Partnership ("QE+"), which distributes STARZ!, a first-run movie premium programming service launched in 1994. Entities attributed to the TCI Group hold the remaining 50.1% partnership interest.

  The QE+ limited partnership agreement provides that the TCI Group will be required to make special capital contributions to QE+ through 2005, up to a maximum amount of $350 million, $90 million of which is required in 1995. QE+ is obligated to pay TCI Group a preferred return of 10% per annum on its special capital contributions of up to $200 million beginning five years from the date of the contribution or January 1, 1996, whichever is later. Any TCI Group special capital contributions in excess of $200 million will be entitled to a preferred return of 10% per annum from the date of the contribution. QE+ is required to apply 75% of its available cash flow, as defined, to repay the TCI Group special capital contributions and any preferred return payable thereon. To the extent such special capital contributions are insufficient to fund the cash requirements of QE+, the TCI Group and the Liberty Media Group will each be obligated to fund such cash requirements in proportion to their respective ownership percentages.

  The TCI Group has also entered into a long-term affiliation agreement with QE+ in respect of the distribution of the STARZ! service. Rates per subscriber specified in the agreement are based upon customary rates charged to other cable system operators. Payments to QE+ for 1995 are anticipated to aggregate approximately $30 million to $40 million. The affiliation agreement also provides that QE+ will not grant materially more favorable terms and conditions to other major cable system operators unless such more favorable terms and conditions are made available to the TCI Group. The affiliation agreement also requires the TCI Group to make payments to QE+ with respect to a guaranteed minimum number of subscribers totaling approximately $339 million for the years 1996, 1997, and 1998.

  In connection with the launch of the STARZ! service, the TCI Group became a direct obligor or guarantor of the payment of certain amounts that may be due pursuant to motion picture output, distribution, and license agreements. As of December 31, 1994, the maximum amount of such obligations or guarantees was approximately $162 million. The future obligations of the TCI Group with respect to these agreements is not currently determinable because such amount is dependent on the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors.

  Liberty Starz! also has the right to acquire an additional 10.1% partnership interest in QE+ based on a formula designed to approximate the fair value of the interest. Such right is exercisable for a period of ten years beginning January 1, 1999 after QE+ has had positive cash flow for two consecutive calendar quarters. The right is exercisable only after all special capital contributions from the TCI Group have been repaid, including the preferred return thereon.

  Encore Media Corporation (90% owned by Liberty Media Group) earns management fees from QE+ equal to 20% of managed costs, as defined. Payment of such fees is subordinated to the repayment of the TCI Group special capital contributions and the preferred return thereon. In addition, effective July 1, 1995, Liberty Media Group will earn a "Content Fee" for certain services provided to QE+ equal to 4% of the gross revenue of QE+, estimated to be approximately $1.2 million for the six months ended December 31, 1995. The Content Fee agreement expires on June 30, 2001, subject to renewal on an annual basis thereafter. Payment of the Content Fee will be subordinated to the repayment of the contributions made by the TCI Group and the preferred return thereon.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Liberty Media Group accounts for its interest in QE+ under the equity method.

  On November 11, 1993, Liberty Media Group entered into an agreement with the staff of the Federal Trade Commission pursuant to which Liberty Media Group agreed to divest all of its equity interests in QVC during an 18 month time period if QVC was successful in its offer to buy Paramount Communications, Inc. ("Paramount") and not to vote or otherwise exercise influence over QVC until such time as QVC withdrew its offer for Paramount. Simultaneously, Liberty Media Group agreed to withdraw from a stockholders agreement pursuant to which Liberty Media Group and certain other stockholders exercised control over QVC (the "Previous Stockholders' Agreement"). On February 15, 1994, QVC terminated its offer for Paramount. Upon termination of such offer, Liberty Media Group had the right to be reinstated as a party to the Previous Stockholders' Agreement so long as such option was exercised within 90 days after such termination.

  On November 16, 1993, Liberty Media Group sold 1,690,041 shares of common stock of QVC to Comcast Corporation ("Comcast") for aggregate consideration of approximately $31,461,000. The sale to Comcast reduced Liberty Media Group's interest in QVC common stock (on a fully diluted basis) from 21.9% to 18.9%. Liberty Media Group continued to account for its investment in QVC under the equity method, although it no longer exercised significant influence over such affiliate, due to the pending determination of whether it would rejoin the control group under the Previous Stockholders' Agreement. As a result of the election on May 13, 1994 by Liberty Media Group to forego the exercise of its option to be reinstated as a party to the Previous Stockholders' Agreement, Liberty Media Group began, as of that date, to account for its investment in QVC under the cost method of accounting.

  Pursuant to an Agreement and Plan of Merger dated as of August 4, 1994, as amended (the "QVC Merger Agreement"), QVC Programming Holdings, Inc. (the "Purchaser"), a corporation which is jointly owned by Comcast Corporation ("Comcast") and Liberty Media Group, commenced an offer (the "QVC Tender Offer") to purchase all outstanding shares of common stock and preferred stock of QVC.

  The QVC Tender Offer expired at midnight, New York City time, on February 9, 1995, the Purchaser accepted for payment all shares of QVC which had been tendered in the QVC Tender Offer. Following consummation of the QVC Tender Offer, the Purchaser was merged with and into QVC with QVC continuing as the surviving corporation. Liberty Media Group owns an approximate 43% interest of the post-merger QVC.

  A credit facility entered into by the Purchaser is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty Media Group have pledged their shares of QVC pursuant to such credit facility.

  Upon consummation of the aforementioned QVC transactions, Liberty Media Group is deemed to exercise significant influence over QVC and, as such, will account for its investment in QVC under the equity method. Had Liberty Media Group accounted for its investment under the equity method during 1994, Liberty Media Group would have reflected additional share of earnings of QVC of $8 million. Additionally, Liberty Media Group's investment in QVC, its deferred tax liability and its unrealized gain from available-for-sale securities would have been reduced by $216 million, $89 million and $127 million, respectively, had Liberty Media Group accounted for its investment in QVC under the equity method during 1994. The 1994 consolidated financial statements will be restated in the first quarter of 1995.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  In connection with the transactions contemplated under the current stockholders agreement, TCI has undertaken to cause Liberty Media Group to comply with each of its representations, warranties, covenants, agreements and obligations under the current stockholders agreement. Such undertaking will terminate at such time as equity securities of Liberty Media Corporation or the Liberty Group Stock have been distributed, and such securities impute a market capitalization in excess of $2 billion.

  During 1992, AMC distributed $39,000,000 to Liberty Media Group. Liberty Media Group recorded the amount received as a reduction of its investment in AMC. On July 11, 1994, Rainbow Program Enterprise ("Rainbow") purchased 49.9% of Liberty Media Group's 50% general partnership interest in AMC under the terms of a buy/sell provision contained in the AMC partnership agreement. In connection with the purchase, Rainbow acquired an option to purchase the remaining 0.1% general partnership interest in AMC from Liberty Media Group for approximately $373,000. The proceeds of $180,429,000 included the economic benefit of Liberty Media Group's consulting agreement with AMC assigned by Liberty Media Group to Cablevision Systems Corporation, the parent company of Rainbow. Liberty Media Group recognized a gain of approximately $183 million on the sale of its interest in AMC.

  Certain of Liberty Media Group's affiliates are general partnerships and any subsidiary of Liberty Media Group that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(5) INVESTMENT IN TURNER BROADCASTING SYSTEM, INC.

  Liberty Media Group owns shares of a class of preferred stock of TBS which has voting rights and are convertible into shares of TBS common stock. The holders of those preferred shares, as a group, are entitled to elect seven of fifteen members of the board of directors of TBS, and Liberty Media Group appoints three such representatives. However, voting control over TBS continues to be held by its chairman of the board and chief executive officer. Liberty Media Group's total holdings of TBS common and preferred stocks represent an approximate 12% voting interest for those matters for which preferred and common stock vote as a single class.

  Liberty Media Group's investment in TBS common stock had an aggregate market value of $792 million (which exceeded cost by $478 million) at December 31, 1993.

  Liberty Media Group applied Statement No. 115 beginning in the first quarter of 1994. Application of Statement No. 115 resulted in a net increase of $335 million to combined equity on January 1, 1994, representing the recognition of unrealized appreciation, net of taxes, for Liberty Media Group's investment in marketable equity securities determined to be available-for-sale. The amount of net unrealized gain was reduced by $78 million through December 31, 1994. The majority of such unrealized gain is comprised of Liberty Media Group's investment in TBS common stock ($98 million) and QVC common stock ($127 million) (see note 4). Liberty Media Group holds no material debt securities.

  Liberty Media Group's investment in TBS preferred stock, carried at cost, had an aggregate market value of $579 million and $954 million, based upon the market value of the common stock into which it is convertible, (which exceeded cost by $406 million and $781 million) at December 31, 1994 and 1993, respectively.

  As security for borrowings under one of TCI Group's credit facilities, Liberty Media Group pledged a portion of the common stock (with a quoted market value of approximately $479 million at December 31, 1994) it holds of TBS.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
(6) OTHER INVESTMENTS

  Other investments, accounted for under the cost method, and related receivables, are summarized as follows:

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1994      1993
                                                           ---------- ----------
                                                           AMOUNTS IN THOUSANDS
   Marketable equity securities (a)....................... $  367,213    35,237
   Convertible debt, accrued interest and preferred stock
    investment............................................     46,109    46,457
   Note receivable including accrued interest (b).........        --    132,303
   Other investments and related receivables..............     25,461    21,428
                                                           ---------- ---------
                                                           $  438,783   235,425
                                                           ========== =========

- --------
(a) The marketable equity securities, which were accounted for at the lower of cost or market at December 31, 1993, had an aggregate market value of $122,628,000 (which exceeded cost by $87,391,000) at that date.
(b) In December 1992, HSN, a cost investment of Liberty Media Group at that time and a consolidated subsidiary of Liberty Media Group at December 31, 1993 (see note 7), distributed the capital stock of SKC, formerly a wholly owned subsidiary of HSN, to their stockholders of record, including Liberty Media Group. This transaction was treated as a stock dividend by HSN. At the time of said dividend, intercompany indebtedness in an amount of approximately $135 million owed by SKC to HSN was converted into a secured long-term senior loan to SKC (a cost investment of Liberty Media Group). Such loan was evidenced by a promissory note, the terms of which were governed by a loan agreement and the liability evidenced thereby was secured by substantially all of SKC's assets, and bore interest on the unpaid principal amount at 9.5% per annum. On August 1, 1994, SKC repaid the outstanding principal and accrued interest to HSN.

  Management of Liberty Media Group estimates that the market value, calculated utilizing a multiple of cash flow approach or publicly quoted market prices, of all of Liberty Media Group's other investments aggregated $504 million and $432 million at December 31, 1994 and 1993, respectively, including amounts previously disclosed for marketable equity securities. No independent external appraisals were conducted for those assets which were valued utilizing a multiple of cash flow approach.

(7) ACQUISITIONS

  On August 8, 1994, Liberty Media Group acquired all the partnership interests of Prime Sports-West from an independent third party and Forum Partners ("Forum") for aggregate consideration of $220 million. On the closing date, TCI paid $33 million in cash to Forum in consideration of the purchase of the 16.667% partnership interest held by Forum and the payment of partnership indebtedness owed to Forum. Also on the closing date, a subsidiary of Liberty Media Group was merged with and into CVN, Inc. ("CVN"), and all outstanding stock of CVN, which was held by the independent third party, was converted into 70,559 shares of TCI Convertible Preferred Stock, Series C. CVN owned the remaining 83.333% general partnership interest in Prime Sports-West. The consideration paid by TCI on behalf of Liberty Media Group has been reflected in combined equity of Liberty Media Group.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The acquisition of Prime Sports-West was accounted for by the purchase method. Accordingly, the results of operations have been combined with those of Liberty Media Group since the date of acquisition. On a pro forma basis Liberty Media Group's revenue would have been increased by approximately $32,498,000 and $50,521,000 for the years ended December 31, 1994 and 1993 respectively, had the acquisition occurred prior to January 1, 1993. Net earnings would have increased by $4,491,000 for the year ended December 31, 1994. Net earnings would have decreased by $514,000 for the year ended December 31, 1993. The foregoing unaudited pro forma financial information was based on historical results of operations adjusted for acquisition costs, and in the opinion of management, is not necessarily indicative of the results had Liberty Media Group operated the acquired entity since prior to January 1, 1993.

  On February 11, 1993, Liberty Media Group acquired 20,000,000 shares of the Class B Stock of HSN from RMS Limited Partnership ("RMS") for aggregate consideration of $181,000,000. Liberty Media Group had previously acquired shares of common stock of HSN in 1992. Such common stock acquired in 1992 and the Class B Stock acquired represented 23.5% of the common equity and 65.6% of the controlling voting interest of HSN as of the date of acquisition. As a result of the acquisition of the controlling voting interest, HSN became a consolidated subsidiary of Liberty Media Group for financial reporting purposes.

  On June 1, 1993, Liberty Media Group completed the purchase of approximately 16,000,000 shares of HSN common stock at a price of $7 per share. The shares had been tendered pursuant to a tender offer initiated by Liberty Media Group in April 1993.

(8) LITIGATION SETTLEMENTS

  Liberty Media Group has reached agreements in principle to settle certain lawsuits related to HSN. Under the terms of the settlements, Liberty Media Group has paid or is expected to pay approximately the following (amounts in thousands):

   Civil actions, pending before state and Federal courts paid by
    Liberty in 1995.................................................... $13,000
   Civil actions, pending before Federal court in Florida, paid by HSN in 1995 (including $1 million settlement payment to HSN to be paid
    by Roy M. Speer)...................................................   9,600
   Derivative litigation involving HSN, pending before a Federal court in Florida, to be paid by HSN (including $2 million settlement
    payment to HSN to be paid by Roy M. Speer).........................   4,850
                                                                        -------
   Accrued litigation settlements...................................... $27,450
                                                                        =======

  Any attorneys' fees awarded by the Courts to the plaintiffs' attorneys in such actions have been or will be charged to the above accruals. Pursuant to the terms of the settlements approved by the courts, Liberty Media Group paid $16.3 million, including accrued interest, and HSN paid $10.2 million, including accrued interest, in 1995. The portion of the accrued litigation settlements which will be paid to the class who sold shares of HSN common stock to Liberty Media Group as part of the June 1, 1993 purchase (approximately $5.5 million) (see note 7), was capitalized as additional acquisition costs. The portion of the accrued litigation settlements to be paid by HSN were capitalized by Liberty Media Group as additional acquisition consideration. A receivable amounting to $3 million has been recorded by Liberty Media Group in anticipation of reimbursement by Roy M. Speer.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(9) DEBT

  Debt is summarized as follows:

                                        WEIGHTED AVERAGE      DECEMBER 31,
                                        INTEREST RATE AT  ---------------------
                                        DECEMBER 31, 1994    1994       1993
                                        ----------------- ---------- ----------
                                                          AMOUNTS IN THOUSANDS
   Liability to seller (a).............        --         $      --      19,637
   Unsecured note payable (b)..........        --                --         545
   Convertible note payable (c)........       10.0%           14,141     13,131
   Notes payable to bank (d)...........        6.9%           25,000    110,000
   Note payable to bank (e)............        6.9%           18,000        --
   Note payable to bank (f)............        8.9%           16,400        --
   Note payable to partnership (g).....       10.0%           11,253        --
   Other debt, with varying rates and
    maturities.........................                        8,150      6,367
                                                          ---------- ----------
                                                          $   92,944    149,680
                                                          ========== ==========

- --------
(a) Payable by ARC

    This amount was repaid April 30, 1994 with borrowings under a new bank credit facility entered into in 1994.

(b) Payable by LMC Regional Sports, Inc.

    This note was repaid on June 30, 1994.

(c) Payable by ARC.

    These notes were due December 30, 2000. The notes were converted in January 1995 into an additional 11.65% limited partnership interest in ARC.

(d) Payable by HSN.

    This note payable consists of a $100 million three-year senior unsecured revolving credit facility. The revolving credit facility provides for yearly extension options at the request of HSN and is subject to the approval of participating banks. Restrictions contained in the revolving credit agreement include, but are not limited to, limitations on the encumbrance and disposition of assets and the maintenance of various financial covenants and ratios.

    In February and April 1993, HSN retired $143,252,000 principal amount of its unsecured 11 3/4% Senior Notes, due October 15, 1996 (the "Senior Notes"), at 104% of the principal amount plus accrued interest to the redemption date.

    On May 11, 1993, HSN retired $16,915,000 principal balance of its unsecured 5 1/2% Convertible Subordinated Debentures, due April 22, 2002 (the "Debentures"), at 101.83% of the principal amount plus accrued interest to the redemption date.


(e) Payable by ARC Holding, Ltd.

    In 1994, ARC Holding, Ltd., a wholly-owned subsidiary of ARC entered into a credit agreement, as amended, with a group of banks providing for up to $45,000,000 of borrowings. Borrowings bear interest

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) at the agent bank's base rate, the London Interbank Offered Rate (LIBOR), a CD rate or a combination thereof as selected by ARC Holding, Ltd. plus a margin depending on ARC Holding, Ltd.'s ratio of total debt to cash flow (as defined). Beginning June 30, 1995, and quarterly thereafter through December 31, 2000, the commitment amount will be reduced in equal quarterly amounts to achieve annual reductions in the credit facility ranging from a 10% reduction in 1995 to the final 17% in 2000. Liberty Media Group must pay an annual commitment fee of .375% of the unfunded portion of the commitment. Borrowings under the credit agreement are secured by the assets of ARC Holding, Ltd., including joint venture interests, and the stock and assets of its existing and future subsidiaries. The proceeds from the initial borrowings under the credit agreement were used to make the final payment on the Payable by ARC (see (a)).

    The credit agreement contains certain provisions which limit ARC Holding, Ltd. as to additional indebtedness, sale of assets, liens, guarantees and distributions. Additionally, ARC Holding, Ltd. must attain certain specified financial ratios.

(f) Payable by Prime Sports--West

    Prime Sports--West has a credit agreement (the "Agreement") with a bank that provides for borrowings in the form of revolving term loans aggregating up to a maximum commitment of $24,000,000 at December 31, 1994. The maximum commitment will be reduced to $20,000,000 and $15,000,000 at September 30, 1995 and 1996, respectively, and the Agreement expires on September 30, 1997. Prime Sports--West may specify the interest rate on the loans under various prime and Eurodollar rate options plus an applicable margin, as defined. The loans are secured by a pledge of the partnership interests.

    The Agreement contains, among other things, requirements as to indebtedness obligations, restrictions on distributions and capital expenditures, as well as maintenance of certain specified financial ratios. Prime Sports--West was in compliance with the debt covenants or obtained waivers from the bank at December 31, 1994.

(g) Payable by Encore ICCP, Inc.

    Encore ICCP, Inc. acquired a 50% general partner interest in ICCP in exchange for a note payable to the partnership with an initial principal amount of $15,000,000. The note payable is guaranteed by Encore Media Corporation.

    Certain of Liberty Media Group's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds of such subsidiaries to the parent company in the form of loans, advances or cash dividends.

  Liberty Media Group pays fees, generally 1/4% to 3/8% per annum, on the average unborrowed portion of the total amount available for borrowings under their bank credit facilities.

  The fair value of Liberty Media Group's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Liberty Media Group for debt of the same remaining maturities. The fair market value of such debt approximated its carrying value at December 31, 1994.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Debt maturities are as follows: 1995--$30,649,000; 1996--$1,839,000; 1997--
$41,767,000; 1998--$1,750,000 and 1999--$9,290,000.

(10) INCOME TAXES

  TCI files a consolidated Federal income tax return with all of its 80% or more owned subsidiaries. Consolidated subsidiaries in which TCI owns less than 80% each file a separate tax return. TCI and such subsidiaries calculate their respective tax liabilities on a separate return basis. Prior to the Mergers, Liberty filed a consolidated Federal income tax return with all of its 80% or more owned subsidiaries. Consolidated subsidiaries in which Liberty owned less than 80% each filed a separate income tax return. Liberty and such subsidiaries calculated their respective tax liabilities on a separate return basis. Prior to the Mergers, income tax expense for Liberty Media Group was based upon those items in the consolidated tax calculation of TCI and Liberty which are applicable to Liberty Media Group. Subsequent to the Mergers, income tax expense for Liberty Media Group is based upon those items in the consolidated tax calculations of TCI applicable to Liberty Media Group. Intergroup tax allocation represents an apportionment of tax expense or benefit (other than deferred taxes) and alternative minimum taxes to Liberty Media Group in relation to its amount of taxable earnings or losses. Prior to the implementation of the Liberty Group Stock Proposal, the payable or receivable arising from the intergroup tax allocation has been reflected as an increase or decrease in combined equity. Subsequent to the implementation of the Liberty Group Stock Proposal, such amounts would be reflected as borrowing from or loans to TCI.

  Pursuant to a tax sharing agreement, federal income taxes will be calculated, with certain adjustments, on a separate return basis for each corporation in each Group (applying provisions of the Internal Revenue Code of 1986, as amended, and related regulations as if such corporation filed a separate return for federal income tax purposes). In addition, pursuant to such agreement, state and local income taxes will be calculated on a separate return basis for each Group (applying provisions of state and local tax law and related regulations as if the Group were a separate unitary or combined group for tax purposes). Based upon these separate calculations, an allocation of tax liabilities will be made such that the Liberty Media Group (or each separate corporation within the Liberty Media Group, as the case may be) is responsible to TCI for its gross share of TCI's consolidated, combined or unitary tax liabilities, such gross share being determined without regard to certain tax benefits that are attributable to the Liberty Media Group (or its constituent corporations) but that are taken into account in determining TCI's consolidated, combined or unitary tax liability. Similarly, TCI is responsible to the Liberty Media Group (or its constituent corporations) for tax benefits attributable to the Liberty Media Group (or its constituent corporations) and actually used by TCI in determining its consolidated, combined or unitary tax liability. Tax attributes, including but not limited to net operating losses, investment tax credits, alternative minimum tax net operating losses, alternative minimum tax credits, deferred intercompany gains and tax basis in assets will be inventoried and tracked for the entities comprising each Group. TCI will retain the right to file all returns, make all elections and control all audits and contests.

  Certain of the Federal income tax returns of TCI are presently under examination by the Internal Revenue Service ("IRS") including the years 1979 through 1992. These examinations may result in proposed adjustments for additional income taxes relating to Liberty Media Group.

  Certain of the Federal income tax returns of a less than 80% owned subsidiary of Liberty Media Group (the "Subsidiary") were examined by the IRS for the Subsidiary's 1986 through 1989 fiscal years and several adjustments were proposed. On June 8, 1994, the Subsidiary and the IRS agreed to settle all of the outstanding

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) issues with the exception of the deductibility of royalty payments to a then related party. In August of 1994, the Subsidiary paid the assessments, totaling $15,000,000 including interest, relating to all the issues except the royalty payments covering all of the Subsidiary's taxable periods through August 31, 1993. The assessments had previously been accrued.

  On September 9, 1994, the IRS issued a statutory Notice of Deficiency for the Subsidiary's fiscal years 1986 through 1989 related to the royalty payments issue. In December 1994, the Subsidiary paid the assessments, totaling $4,600,000 including interest, which had previously been accrued. The Subsidiary continues to maintain that it has meritorious positions regarding the deductibility of these payments and intends to file a refund claim with the IRS during 1995.

  The Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("Statement No. 109") requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Income tax benefit (expense) consists of:

                                                     CURRENT   DEFERRED   TOTAL
                                                     --------  --------  -------
                                                       AMOUNTS IN THOUSANDS
   Year ended December 31, 1994:
     State and local intergroup tax expense........  $(16,699)  (4,297)  (20,996)
     Federal intergroup tax expense allocation.....   (61,539) (16,954)  (78,493)
     Intergroup alternative minimum tax allocation.       --       --        --
                                                     --------  -------   -------
                                                     $(78,238) (21,251)  (99,489)
                                                     ========  =======   =======
   Year ended December 31, 1993:
     State and local intergroup tax expense alloca-
      tion.........................................  $ (3,275)  (1,190)   (4,465)
     Federal intergroup tax benefit (expense) allo-
      cation.......................................   (21,575)   3,693   (17,882)
     Intergroup alternative minimum tax allocation.      (554)     554       --
                                                     --------  -------   -------
                                                     $(25,404)   3,057   (22,347)
                                                     ========  =======   =======
   Year ended December 31, 1992:
     State and local intergroup tax expense alloca-
      tion.........................................  $   (882)  (1,331)   (2,213)
     Federal intergroup tax expense allocation.....    (3,125)  (7,544)  (10,669)
     Intergroup alternative minimum tax allocation.       (23)      23       --
                                                     --------  -------   -------
                                                     $ (4,030)  (8,852)  (12,882)
                                                     ========  =======   =======

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Income tax expense differs from the amounts computed by the Federal tax rate of 35% in 1994 and 1993 and 34% in 1992 as a result of the following:

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                      1994     1993     1992
                                                    --------  -------  -------
                                                      AMOUNTS IN THOUSANDS
   Computed expected tax expense................... $(79,676) (17,737) (11,231)
   Dividends excluded for income tax purposes......    1,134    1,104      766
   Minority interest of consolidated subsidiaries..   (3,548)    (398)     --
   Amortization not deductible for income tax
    purposes.......................................   (4,774)  (2,886)     --
   Excess executive compensation...................      --      (688)     --
   State and local income taxes, net of Federal
    income tax benefit.............................  (14,328)  (2,861)  (1,561)
   Sale of wholly-owned subsidiary.................      920      --       --
   Other, net......................................      783    1,119     (856)
                                                    --------  -------  -------
                                                    $(99,489) (22,347) (12,882)
                                                    ========  =======  =======

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1994      1993
                                                          ---------- ----------
                                                          AMOUNTS IN THOUSANDS
   Deferred tax assets:
     Net operating and capital loss carryforwards........ $   11,629    15,503
     Charitable contribution carryforward................        666       910
     Allocated alternative minimum tax paid credit
      carryforward.......................................      2,444     2,444
     Inventory costing...................................      5,918     7,248
     Provision for returns and allowance.................      8,729    10,949
     Future deductible amount attributable to accrued
      stock appreciation rights and deferred
      compensation.......................................     12,951    16,660
     Future deductible amount related to accrued
      litigation settlements.............................      3,065     3,065
     Other future deductible amounts primarily due to
      non-deductible accruals............................      1,056     3,635
                                                          ---------- ---------
       Deferred tax assets...............................     46,458    60,414
                                                          ---------- ---------
   Deferred tax liabilities:
     Property and equipment, principally due to
      differences in depreciation........................     11,916    11,482
     Intangible assets, primarily due to differences in
      amortization.......................................      4,172     5,393
     Investments in affiliates, due principally to
      undistributed earnings of affiliates...............    266,184    28,113
                                                          ---------- ---------
       Deferred tax liabilities..........................    282,272    44,988
                                                          ---------- ---------
       Net deferred tax liabilities (assets)............. $  235,814   (15,426)
                                                          ========== =========

  There was no valuation allowance for deferred tax assets as of December 31, 1994 and 1993.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  At December 31, 1994, Liberty Media Group had net operating and capital loss carryforwards for income tax purposes aggregating approximately $28,364,000 which, if not utilized to reduce taxable income in future periods, expire as follows: $1,127,000 in 2001, $2,335,000 in 2002, $2,502,000 in 2003, $780,000
in 2004, $11,721,000 in 2005 and $9,899,000 in 2006. At December 31, 1994,
Liberty Media Group had allocated alternative minimum tax paid credit carryforwards aggregating approximately $2,444,000.

  New tax legislation was enacted in the third quarter of 1993 which, among other matters, increased the corporate Federal income tax rate from 34% to 35%. Liberty Media Group has reflected the tax rate changes in its combined statements of operations in accordance with the treatment prescribed by Statement No. 109. Such tax rate changes resulted in a net increase of $314,000 in income tax expense in 1993.

(11) COMBINED EQUITY

 Stock Options and Stock Appreciation Rights

  Liberty had granted certain stock options and/or stock appreciation rights prior to the Mergers. All such options and/or stock appreciation rights were assumed by TCI in conjunction with the Mergers. Estimates of the compensation relating to the options and/or stock appreciation rights granted to employees of Liberty Media Group have been recorded in the accompanying combined financial statements, but are subject to future adjustment based upon the market value of TCI Class A common stock and, ultimately, on the final determination of market value when the rights are exercised.

  In 1993, the President of HSN received stock appreciation rights with respect to 984,876 shares of HSN's common stock at an exercise price of $8.25 per share. These rights vest over a four year period and are exercisable until February 23, 2003. The stock appreciation rights will vest upon termination of employment other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in ownership control of HSN, all unvested stock appreciation rights will vest immediately prior to the change in control and shall remain exercisable for a one year period. These rights may be exercised for cash or, so long as HSN is a public company, for shares of HSN's common stock equal to the excess of the fair market value of each share of common stock over $8.25 at the exercise date. The stock appreciation rights also will vest in the event of death or disability. Estimated compensation relating to these stock appreciation rights has been recorded through December 31, 1994, but is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised.

 Transactions with TCI and Other Related Parties

  Upon implementation of the Liberty Group Stock Proposal, certain corporate general and administrative costs would be charged to Liberty Media Group at rates set at the beginning of each year based on projected utilization for that year. The utilization-based charges will be set at levels that management believes to be reasonable and that would approximate the costs Liberty Media Group would incur for comparable services on a stand alone basis. The accompanying combined statements of operations do not reflect the allocation of corporate general and administrative costs in the aforementioned manner because the majority of the entities attributable to Liberty Media Group were owned, directly or indirectly, by Liberty Media Corporation for the majority of the periods presented herein. During such periods, Liberty Media Corporation was not allocated corporate general and administrative costs.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Prior to the Liberty Group Stock Proposal, TCI did not have formalized intercompany allocation methodologies. In connection with the Liberty Group Stock Proposal, management of TCI has determined that TCI general corporate expenses should be allocated to Liberty Media Group based on the amount of time TCI corporate employees (e.g. legal, corpoprate, payroll, ect.) expend on Liberty Media Group matters. TCI management evaluated several alternate allocation methods including assets, revenue, operating income, and employees. Management did not believe that any of these methods would reflect an appropriate allocation of corporate expenses given the diverse nature of TCI's operating subsidiaries, the relative maturity of certain of the operating subsidiaries, and the way in which corporate resources are utilized.

  Liberty Media Corporation and TCI were parties to a services agreement pursuant to which TCI agreed to provide certain administrative services to Liberty Media Corporation. In addition, the employees of certain of Liberty's subsidiaries remained on the TCI payroll until December 31, 1992. Liberty Media Corporation reimbursed TCI for their salaries and related employment expenses. Subsidiaries of Liberty Media Corporation also lease office space and satellite transponder facilities from TCI. Charges by TCI for such arrangements for the years ended December 31, 1994, 1993 and 1992, aggregated $7,542,000 $4,455,000 and $7,586,000, respectively. From January 1, 1993 through the TCI/Liberty Combination, no employees of Liberty Media Corporation's subsidiaries remained on the TCI payroll.

  Certain subsidiaries attributed to Liberty Media Group produce and/or distribute sports and other programming to cable television operators (including TCI) and others. Charges by TCI are based upon customary rates charged to other major customers.

  HSN paid a commission to TCI for merchandise sales to customers who are subscribers of TCI's cable systems. Aggregate commissions and charges to TCI were approximately $6,638,000 and $1,200,000 in 1994 and 1993, respectively.

  Subsequent to the Mergers, TCI manages certain treasury activities for Liberty Media Group on a centralized basis. Cash receipts of certain businesses attributed to Liberty Media Group are remitted to TCI and certain cash disbursements of Liberty Media Group are funded by TCI on a daily basis. Prior to the implementation of the Liberty Group Stock Proposal, but subsequent to the Mergers, the net amounts of such cash activities are included in combined equity in the accompanying combined financial statements. Prior to the Mergers, Liberty Media Corporation separately managed the treasury activities of its subsidiaries. Subsequent to the implementation of the Liberty Group Stock Proposal, such cash activities will be included in borrowings from and loans to TCI or, if determined by the Board of Directors, as an equity contribution to the Liberty Media Group.

  The Board of Directors could determine from time to time that debt of TCI not incurred by entities attributed to the Liberty Media Group or preferred stock and the proceeds thereof should be specifically attributed to and reflected on the combined financial statements of Liberty Media Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of Liberty Media Group.

  For all periods prior to the Distribution, all financial impacts of equity offerings are attributed entirely to TCI. After the Distribution, all financial impacts of issuances of additional shares of Class A common stock and Class B common stock will be attributed entirely to TCI, all financial impacts of issuances of additional shares of Liberty Media Group Stock the proceeds of which are attributed to the Liberty Media Group will be reflected entirely in the combined financial statements of the Liberty Media Group. Financial impacts of dividends or other distributions on, and purchases of, Class A common stock and Class B common

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) stock will be attributed entirely to TCI, and financial impacts of dividends or other distributions on Liberty Media Group Stock will be attributed entirely to the Liberty Media Group. Financial impacts of repurchases of Liberty Media Group Stock the consideration for which is charged to the Liberty Media Group will be reflected entirely in the combined financial statements of the Liberty Media Group, and financial impacts of repurchases of Liberty Media Group Stock the consideration for which is charged to TCI will be attributed entirely to TCI.

  Subsequent to the implementation of the Liberty Group Stock Proposal, borrowings from or loans to TCI would bear interest at a rate to be established by the Board of Directors. It is intended that the rate would be set so as to approximate the rate at which Liberty Media Group or TCI could obtain comparable financing from an unrelated financing source.

(12) COMMITMENTS AND CONTINGENCIES

  Liberty Media Group is obligated to pay fees for the license to exhibit certain qualifying films that are released theatrically by various motion picture studios through December 31, 2006 (the "Film License Obligations"). As of December 31, 1994, these agreements require minimum payments aggregating approximately $178 million. The aggregate amount of the Film License Obligations is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, required aggregate payments under the Film License Obligations could prove to be significant.

  Liberty Media Group has long-term sports program rights contracts which require payments through 1999. Future payments by year are as follows (amounts in thousands):

      1995.............................................................. $45,823
      1996..............................................................  48,781
      1997..............................................................  48,086
      1998..............................................................  45,288
      1999..............................................................  41,999

  Liberty Media Group leases business offices, has entered into transponder lease agreements, and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to approximately $34,274,000, $29,250,000 and $19,568,000 for the years ended December 31, 1994, 1993 and
1992, respectively.

                             "LIBERTY MEDIA GROUP"
       (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND
        ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in thousands):

      1995.............................................................. $27,390
      1996..............................................................  26,657
      1997..............................................................  26,981
      1998..............................................................  21,410
      1999..............................................................  19,641

  It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amounts shown for 1995.

                                  "TCI GROUP"

               CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 MARCH 31, 1995
                                  (UNAUDITED)

  The following unaudited condensed pro forma combined balance sheet of TCI Group, dated as of March 31, 1995, assumes that the acquisition of controlling interests in Cablevision S.A., Televisora Belgrano S.A., Construred S.A. and Univent's S.A. (collectively "Cablevision") (the "Cablevision Acquisition") had occurred as of such date. See note (2).

  The following unaudited condensed pro forma combined statements of operations of TCI Group for the three months ended March 31, 1995 and the year ended December 31, 1994 assume that (i) the Cablevision Acquisition and (ii) the merger with TeleCable Corporation ("TeleCable") (the "TeleCable Merger") had occurred as of January 1, 1994. See notes 1 and 2.

  The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the TeleCable Merger and the Cablevision Acquisition had occurred as of January 1, 1994. These condensed pro forma combined financial statements of TCI Group should be read in conjunction with the historical combined financial statements and the related notes thereto of TCI Group and the historical consolidated financial statements of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation.

                                  "TCI GROUP"

                   CONDENSED PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                MARCH 31, 1995
                                      ----------------------------------  TCI
                                                 CABLEVISION  PRO FORMA  GROUP
                                      TCI GROUP  HISTORICAL  ADJUSTMENTS  PRO
                                      HISTORICAL     (2)         (2)     FORMA
                                      ---------- ----------- ----------- ------
                                                 AMOUNTS IN MILLIONS
ASSETS
Cash, receivables and other current
 assets.............................   $   250        13         --         263
Investment in affiliates and Turner
 Broadcasting System, Inc., and re-
 lated receivables..................     1,212       --          --       1,212
Property and equipment, net of accu-
 mulated depreciation...............     6,508        36          16(3)   6,560
Franchise costs, intangibles and
 other assets, net of amortization..    12,251         2         302(3)
                                                                 150(4)  12,705
                                       -------       ---         ---     ------
                                       $20,221        51         468     20,740
                                       =======       ===         ===     ======
LIABILITIES AND COMBINED EQUITY
Payables and accruals...............   $   898        26         --         924
Debt................................    11,246        70          87(5)  11,582
                                                                 179(6)
Deferred income taxes...............     4,226         7         150(4)   4,383
Other liabilities...................       159       --          --         159
                                       -------       ---         ---     ------
      Total liabilities.............    16,529       103         416     17,048
                                       -------       ---         ---     ------
Minority interests..................       257       --          --         257
Series D Preferred Stock............       303       --          --         303
Combined equity:
  Combined equity (deficit).........     4,482       (52)         52(7)   4,482
  Cumulative foreign currency
   translation adjustment...........        21       --          --          21
  TCI Group unrealized holding gains
   for available-for-sale
   securities.......................         1       --          --           1
  Liberty Media Group unrealized
   holding gains for available-for-
   sale securities..................       159       --          --         159
  Inter-Group interests in Liberty
   Media Group......................    (1,531)      --          --      (1,531)
                                       -------       ---         ---     ------
                                         3,132       (52)         52      3,132
                                       -------       ---         ---     ------
                                       $20,221        51         468     20,740
                                       =======       ===         ===     ======

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                                  "TCI GROUP"

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                        THREE MONTHS ENDED MARCH 31, 1995
                          --------------------------------------------------------------
                                                                                    TCI
                             TCI                                                   GROUP
                            GROUP      TELECABLE    CABLEVISION      PRO FORMA      PRO
                          HISTORICAL HISTORICAL(1) HISTORICAL(2) ADJUSTMENTS(1)(2) FORMA
                          ---------- ------------- ------------- ----------------- -----
                                                AMOUNT IN MILLIONS
Revenue.................    $1,185         22            41             --         1,248
Operating, cost of
 sales, selling, general
 and administrative
 expenses and adjustment
 to compensation
 relating to stock
 appreciation rights....      (696)       (13)          (27)            --          (736)
Programming charges from
 Liberty Media Group....       (19)       --            --              --           (19)
Charges to Liberty Media
 Group..................         6        --            --              --             6
Depreciation and
 amortization...........      (271)        (4)           (2)           (10) (8)     (287)
                            ------        ---           ---            ----        -----
    Operating income....       205          5            12             (10)         212
Interest expense........      (237)        (4)          --              (2) (9)     (250)
Interest and dividend
 income.................         5          3           --              --             8
Interest income from
 Liberty Media Group....         1        --            --              --             1
Share of losses of
 affiliates, net........       (27)       --            --              --           (27)
Gain on dispositions....         8        --            --              --             8
Other income (expense),
 net....................         3         (6)          --              --            (3)
                            ------        ---           ---            ----        -----
    Earnings (loss)
     before income
     taxes..............       (42)        (2)           12             (19)         (51)
Income tax benefit
 (expense)..............         8        --             (4)              7 (13)      11
                            ------        ---           ---            ----        -----
    Loss before loss of
     Liberty Media
     Group..............       (34)        (2)            8             (12)         (40)
Loss of Liberty Media
 Group..................       (11)       --            --              --           (11)
                            ------        ---           ---            ----        -----
    Net earnings (loss).       (45)        (2)            8             (12)         (51)
Dividend requirement on
 preferred stocks.......        (8)       --            --              (1)(14)       (9)
                            ======        ===           ===            ====        =====
    Net earnings (loss)
     attributable to
     common
     shareholders.......    $  (53)        (2)            8             (13)         (60)
                            ======        ===           ===            ====        =====

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                                  "TCI GROUP"

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                              YEAR ENDED DECEMBER 31, 1994
                          --------------------------------------------------------------------
                          TCI GROUP    TELECABLE     CABLEVISION       PRO FORMA     TCI GROUP
                          HISTORICAL HISTORICAL (1) HISTORICAL (2) ADJUSTMENTS(1)(2) PRO FORMA
                          ---------- -------------- -------------- ----------------- ---------
                                                  AMOUNTS IN MILLIONS
Revenue.................   $ 4,269         302           139              --           4,710
Operating, cost of
 sales, selling, general
 and administrative ex-
 penses and adjustment
 to compensation relat-
 ing to stock apprecia-
 tion rights............    (2,434)       (171)          (90)             --          (2,695)
Programming charges from
 Liberty Media Group....       (60)        --            --               --             (60)
Charges to Liberty Media
 Group..................        14         --            --               --              14
Depreciation and amorti-
 zation.................    (1,001)        (46)           (6)             (71)(8)     (1,124)
                           -------        ----           ---              ---         ------
    Operating income....       788          85            43              (71)           845
Interest expense........      (786)        (23)          --                (6)(9)       (836)
                                                                          (15)(10)
                                                                           (6)(12)
Interest and dividend
 income.................        21           1           --               --              22
Interest income from
 Liberty Media Group....         2         --            --               --               2
Share of losses of af-
 filiates, net..........      (117)        --            --               --            (117)
Gain on dispositions....       148         --            --               --             148
Loss on early extin-
 guishment of debt......        (9)        --            --               --              (9)
Other expense, net......        (9)         (4)           (1)             --             (14)
                           -------        ----           ---              ---         ------
    Earnings (loss)
     before income
     taxes..............        38          59            42              (98)            41
Income tax benefit (ex-
 pense).................       (60)        (23)          (15)              36 (13)       (62)
                           -------        ----           ---              ---         ------
    Earnings (loss) be-
     fore earnings of
     Liberty Media
     Group..............       (22)         36            27              (62)           (21)
Earnings of Liberty Me-
 dia Group..............       128         --            --               --             128
                           -------        ----           ---              ---         ------
    Net earnings (loss).       106          36            27              (62)           107
Dividend requirement on
 preferred stocks.......       (14)        --            --               (17)(14)       (31)
                           -------        ----           ---              ---         ------
  Net earnings (loss)
   attributable to com-
   mon shareholders.....   $    92          36            27              (79)            76
                           =======        ====           ===              ===         ======

   See accompanying notes to unaudited condensed pro forma combined financial statements.

                                  "TCI GROUP"

           NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 MARCH 31, 1995
                                  (UNAUDITED)

 (1) As of August 8, 1994, TCI Group and TeleCable entered into a definitive merger agreement (the "TeleCable Merger Agreement") whereby TeleCable was merged into the TCI Group on January 26, 1995. The aggregate $1.6 billion purchase price was satisfied by TCI Group's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of shares of TCI Class A common stock (approximately 42 million shares) and 1 million shares of Series D Preferred Stock with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock, which accrues dividends at a rate of 5.5% per annum, is convertible into 10 million shares of TCI Class A common stock. The Series D Preferred Stock is redeemable at the option of TCI after five years and at the option of either TCI or the holder after ten years. The amount of net liabilities assumed by TCI Group and the number of shares of TCI Class A common stock issued to TeleCable's shareholders are subject to closing adjustments.

 (2) On April 25, 1995, the TCI Group consummated the Cablevision Acquisition for an aggregate purchase price of $286 million, before liabilities assumed and subject to adjustment. The purchase price was paid with cash consideration of approximately $199 million (including a previously paid $20 million deposit that is reflected in other assets in TCI Group's March 31, 1995 historical combined balance sheet) and TCI Group's issuance of approximately $87 million principal amount of secured negotiable promissory notes payable (the "Cablevision Notes") to selling shareholders. The purchase price is subject to adjustment upon final determination of the actual number of Cablevision's equivalent basic subscribers and liabilities at March 31, 1995. All amounts presented with respect to Cablevision are stated in U.S. dollars. During the periods covered by the accompanying condensed pro forma combined financial statements, an exchange rate of one U.S. dollar to one Argentine peso was maintained by the Argentine government.

 (3) Represents an allocation of the purchase price of Cablevision to its tangible and intangible assets. The cost allocations were estimated using information available at the date of preparation of these condensed pro forma combined financial statements and will be adjusted upon final appraisal of the assets acquired. Therefore, the actual allocations may differ from those allocations reflected herein.

 (4) Represents the estimated incremental deferred income tax liability associated with the Cablevision purchase price allocations, as described in note (3) above. The adjustment assumes a combined federal and state income tax rate of 35%.

 (5) Represents the issuance of the Cablevision Notes in the Cablevision Acquisition (see note 2).

 (6) Represents borrowings by the TCI Group to pay the remaining cash consideration in the Cablevision Acquisition.

 (7) Represents the elimination of Cablevision's historical stockholders' deficit.

 (8) Represents depreciation and amortization of TeleCable's and Cablevision's allocated excess purchase prices based upon weighted average lives to 12 1/2 years for property and equipment and 40 years for franchise costs for TeleCable and 20 years for franchise costs for Cablevision.

 (9) Represents assumed interest expense incurred by the TCI Group on the Cablevision Notes, calculated at an assumed rate of 7% per annum.

(10) Represents assumed interest expense on the borrowings of $179 million to pay the remaining cash portion of the Cablevision purchase price and the interest expense that would have been incurred had the $20 million deposit on the Cablevision purchase price been paid on January 1, 1994. Such interest expense was calculated at the TCI Group's weighted average interest rate of 7.5% for the year ended December 31, 1994.

(11) Represents assumed interest expense on the borrowings of $179 to pay the remaining cash portion of the Cablevision purchase price. Such interest expense was calculated at the TCI Group's weighted average interest rate of 8.5% for the three months ended March 31, 1995.

(12) Represents additional interest expense on assumed indebtedness of Cablevision. Interest expense was not reflected in the historical financial statements as such borrowings were not utilized to support the assets to be acquired by the TCI Group. Such interest expense was calculated at the interest rate in effect at March 31, 1995 for such indebtedness (14.5% per annum) and the interest rate in effect at December 31, 1994 for such indebtedness (14.4% per annum).

(13) Reflects the estimated income tax effect of the pro forma adjustments.

(14) Represents the dividend requirements on TCI's Series D Preferred Stock issued in connection with the TeleCable Merger--see note 1.

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

(1) MATERIAL CHANGES IN FINANCIAL CONDITION:

  The Board of Directors of Tele-Communications, Inc. ("TCI") have adopted a proposal (the "Liberty Group Stock Proposal") which, if approved by stockholders, would authorize the Board to issue a new class of stock ("Liberty Group Stock") which is intended to reflect the separate performance of TCI's business which produces and distributes cable television programming services ("Liberty Media Group"). While the Liberty Group Stock constitutes common stock of TCI, the Liberty Group Stock Proposal would not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt. TCI intends to distribute one hundred percent of the equity value attributable to the Liberty Media Group. Additionally, the Liberty Group Stock Proposal, if approved by stockholders, would redesignate the previously authorized Class A and Class B common stock of TCI into Series A TCI Group and Series B TCI Group common stock.

  Upon the initial distribution of the Liberty Group Stock, the existing TCI Class A and Class B common stock is intended to reflect the separate performance of the TCI Group, which is generally comprised of (a) the subsidiaries and assets not attributed to the Liberty Media Group, including
(i) TCI's Cable and Communications unit, (ii) TCI's International Cable and Programming unit and (iii) TCI's Technology/Venture Capital unit, (b) any interest in the Liberty Media Group other than the interest represented by any outstanding shares of Liberty Group Stock (an "Inter-Group Interest") and (c) any interest in the Liberty Media Group represented by outstanding shares of Liberty Group Stock. The businesses of TCI not attributed to the Liberty Media Group, together with any Interest is referred to as the "TCI Group".

  On January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "TCIC") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "Mergers"). The transaction was consummated on August 4, 1994. Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method prior to the consummation of the Mergers. Accordingly, TCIC had recognized 100% of Liberty's earnings or losses before deducting preferred stock dividends. The Mergers were accounted for using predecessor cost due to related party considerations. Accordingly, the accompanying combined financial statements of TCI Group reflect the combination of the historical financial information of the assets of TCI and Liberty which have not been attributed to Liberty Media Group. For periods prior to the Mergers, the combined financial statements of TCI Group and Liberty Media Group comprise all the accounts included in the corresponding consolidated financial statements of TCI and subsidiaries and Liberty and subsidiaries. For periods subsequent to the Mergers, the combined financial statements of TCI Group and Liberty Media Group comprise all the accounts included in the corresponding consolidated financial statements of TCI and subsidiaries.

  Notwithstanding the attribution of assets and liabilities, equity and items of income and expense to TCI Group for purposes of preparing its combined financial statements, the change in the capital structure of TCI contemplated by the Liberty Group Stock Proposal would not affect the ownership or the respective legal title to assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of TCI Group common stock would be holders of common stock of TCI and would continue to be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities. The Liberty Group Stock Proposal would not affect the rights of creditors of TCI.

  Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition of TCI could affect the combined results of operations or financial condition of the TCI Group and the market price of shares of the TCI Group common stock. In addition, net losses of any portion of TCI, dividends or distributions on, or repurchases of, any series of common stock, and dividends on, or certain repurchases of preferred stock would reduce the funds of TCI legally available for dividends on all series of common stock. Accordingly, TCI Group financial information should be read in conjunction with the TCI and Liberty consolidated financial information.

  Under the terms of the Liberty Group Stock Proposal, dividends on the TCI Group common stock would be payable at the sole discretion of the Board out of the lesser of assets of TCI legally available for dividends and the available dividend amount with respect to the TCI Group, as defined. Determinations to pay dividends on TCI Group common stock would be based primarily upon the financial condition, results of operations and business requirements of TCI Group and TCI as a whole.

  After the Distribution, existing preferred stock and debt securities of TCI that are convertible into or exchangeable for shares of TCI Class A common stock will, as a result of the operation of antidilution provisions, be adjusted so that there will be delivered upon their conversion or exchange (in addition to the same number of shares of redesignated Series A TCI Group Common Stock as were theretofore issuable thereunder) the number of shares of Series A Liberty Group Stock that would have been issuable in the Distribution with respect to the TCI Class A common stock issuable upon conversion or exchange had such conversion or exchange occurred prior to the record date for the Distribution. Options to purchase TCI Class A common stock outstanding at the time of the Distribution will be adjusted by issuing to the holders of such options separate options to purchase that number of shares of Series A Liberty Group Stock which the holder would have been entitled to receive had the holder exercised such option to purchase TCI Class A common stock prior to the record date for the Distribution and reallocating a portion of the aggregate exercise price of the previously outstanding options to the newly issued options to purchase Series A Liberty Group Stock. Such convertible or exchangeable preferred stock and debt securities and options outstanding on the record date for the Distribution are referred to as "Pre-Distribution Convertible Securities." The issuance of shares of Series A Liberty Group Stock upon such conversion, exchange or exercise of Pre-Distribution Convertible Securities will not result in any transfer of funds or other assets from the TCI Group to the Liberty Media Group or a reduction in any Inter-Group Interest that then may exist, in consideration of such issuance. In the case of the exercise of Pre-Distribution Convertible Securities consisting of options to purchase Series A Liberty Group Stock, the proceeds received upon the exercise of such options will be attributed to Liberty Media Group. If Pre-Distribution Convertible Securities remain outstanding at the time of any disposition of all or substantially all of the properties and assets of Liberty Media Group and TCI elects to distribute to holders of Liberty Group Stock their proportionate interest in the net proceeds of the disposition, the proportionate interest of the holders of Liberty Group Common Stock will be determined on a basis that allocates to the TCI Group a portion of such net proceeds, in addition to the portion attributable to any Inter-Group Interest, sufficient to provide for the payment of the portion of the consideration payable by TCI on any post-Distribution conversion, exercise or exchange of Pre-Distribution Convertible Securities that becomes so payable in substitution for shares of Liberty Group Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to the record date for the disposition. Likewise, if Pre-Distribution Convertible Securities remain outstanding at the time of any redemption for all the outstanding shares of Liberty Group Stock in exchange for stock of any one or more wholly-owned subsidiaries of TCI which hold all of the assets and liabilities of the Liberty Media Group, the portion of the shares of such subsidiaries deliverable in redemption of the outstanding shares of Liberty Group Stock will be determined on a basis that allocates to the TCI Group a portion of the shares of such subsidiaries, in addition to the number of shares so allocated in respect to any Inter-Group Interest, sufficient to provide for the payment of the portion of the consideration payable by TCI upon any post- redemption conversion, exercise or exchange of Pre-Distribution Convertible Securities that becomes so payable in substitution for shares of Liberty Group Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to such redemption.

  Under the Liberty Group Stock Proposal, prior to any distributions of Liberty Media Group Stock, TCI Group would have a 100% Inter-Group Interest in Liberty Media Group. Following the initial distribution of Liberty Media Group Stock, it is currently anticipated that TCI Group would have no Inter-Group Interest in Liberty Media Group. For periods in which an Inter-Group Interest exists, TCI Group would account for its Inter-Group Interest in a manner similar to the equity method of accounting. For periods after the distribution and before the creation of a Inter-Group Interest, TCI Group would not reflect any interest in Liberty Media Group. An Inter-Group Interest would be created only if a subsequent transfer of cash or other property from the TCI Group to the Liberty Media Group is specifically designated by the Board of Directors as being made to create an Inter-Group Interest or if outstanding shares of Liberty Group Stock are purchased with funds attributable to the TCI Group. However, Liberty Media Group is under the sole control of TCI. Management of TCI believes that generally accepted accounting principles require that Liberty Media Group be consolidated with the TCI Group. If Liberty Media Group were consolidated with TCI Group, the combined financial position, combined results of operations and combined cash flows of TCI Group would equal the consolidated financial position, consolidated results of operations and consolidated cash flows of TCI and subsidiaries, which financial statements are included separately herein. Management of TCI has elected to present the accompanying combined financial statements in a manner that does not comply with generally accepted accounting principles.

  Subsequent to the Mergers, TCI Group manages certain treasury activities for Liberty Media Group on a centralized basis. Cash receipts of certain businesses attributed to Liberty Media Group are remitted to TCI Group and certain cash disbursements of Liberty Media Group are funded by TCI Group on a daily basis. Prior to the implementation of the Liberty Group Stock Proposal, but subsequent to the Mergers, the net amounts of such cash activities are included in investment in Liberty Media Group in the accompanying combined financial statements. Prior to the Mergers, Liberty Media Corporation separately managed the treasury activities of its subsidiaries. Subsequent to the implementation of the Liberty Group Stock Proposal, such cash activities will be included in borrowings from and loans to TCI Group or, if determined by the Board of Directors, as an equity contribution to be reflected as an Inter-Group Interest to the Liberty Media Group.

  The Board of Directors could determine from time to time that debt of TCI Group not incurred by entities attributed to the Liberty Media Group or preferred stock and the proceeds thereof should be specifically attributed to and reflected on the combined financial statements of Liberty Media Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of Liberty Media Group.

  For all periods prior to the Distribution, all financial impacts of equity offerings are attributed entirely to TCI Group. After the Distribution, all financial impacts of issuances of additional shares of Series A TCI Group common stock and Series B TCI Group common stock will be attributed entirely to TCI Group, all financial impacts of issuances of additional shares of Liberty Group Stock the proceeds of which are attributed to the Liberty Media Group will be reflected entirely in the combined financial statements of the Liberty Media Group. Financial impacts of dividends or other distributions on, and purchases of, Class A common stock and Class B common stock will be attributed entirely to TCI Group, and financial impacts of dividends or other distributions on Liberty Group Stock will be attributed entirely to the Liberty Media Group. Financial impacts of repurchases of Liberty Group Stock the consideration for which is charged to the Liberty Group will be reflected entirely in the combined financial statements of the Liberty Media Group, the financial impacts of repurchases of Liberty Group Stock the consideration for which is charged to TCI Group will be attributed entirely to TCI Group.

  Subsequent to the implementation of the Liberty Group Stock Proposal, borrowings from or loans to TCI Group would bear interest at such rates and have repayment schedules and other terms as are established by the Board of Directors. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the use of proceeds by and creditworthiness of the recipient

Group, the capital expenditure plans and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

  TCI Group is obligated to pay fees for the license to exhibit certain films that are released theatrically by various motion picture studios through December 31, 2002 (the "Film License Obligations"). As of December 31, 1994, these agreements require minimum payments aggregating approximately $207 million. The aggregate amount of the Film License Obligations is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, TCI Group's required aggregate payments under the Film Licensing Obligations could prove to be significant.

  During 1994, the TCI Group, Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Sprint Corporation ("Sprint") formed a partnership ("WirelessCo") to engage in the business of providing wireless communications services on a nationwide basis. Through WirelessCo, the partners have been participating in auctions ("PCS Auctions") of broadband personal communications services ("PCS") licenses being conducted by the Federal Communications Commission ("FCC"). In the first round auction, which concluded during the first quarter of 1995, WirelessCo was the winning bidder for PSC licenses for 29 markets, including New York, San Francisco-Oakland-San Jose, Detroit, Dallas-Fort Worth, Boston-Providence, Minneapolis-St. Paul and Miami-Fort Lauderdale. The aggregate license cost for these licenses is approximately $2.1 billion.

  WirelessCo has also invested in American PSC, L.P. ("APC"), which holds a PCS license granted under the FCC's pioneer preference program for the Washington-Baltimore market. WirelessCo acquired its 49% limited partnership interest in APC for $23 million and has agreed to make capital contributions to APC equal to 49/51 of the cost of APC's PCS license. Additional capital contributions may be required in the event APC is unable to finance the full cost of its PCS license. WirelessCo may also be required to finance the build-out expenditures for APC's PCS system. Cox, which holds a pioneer preference PCS license for the Los Angeles-San Diego market, and WirelessCo have also agreed on the general terms and conditions upon which Cox (with a 60% interest) and WirelessCo (with a 40% interest) would form a partnership to hold and develop a PCS system using the Los Angeles-San Diego license. APC and the Cox partnership would affiliate their PCS systems with WirelessCo and be part of WirelessCo's nationwide integrated network, offering wireless communications services under the "Sprint" brand. The TCI Group owns a 30% interest in WirelessCo.

  During 1994, subsidiaries of Cox, Sprint and the TCI Group also formed a separate partnership ("PhillieCo"), in which the TCI Group owns a 35.3% interest. PhillieCo was the winning bidder in the first round auction for a PCS license for the Philadelphia market at a license cost of $85 million. To the extent permitted by law, the PCS system to be constructed by PhillieCo would also be affiliated with WirelessCo's nationwide network.

  WirelessCo may bid in subsequent rounds of the PCS Auctions and may invest in, affiliate with or acquire licenses from other successful bidders. The capital that WirelessCo will require to fund the construction of the PCS systems, in addition to the license costs and investments described above, will be substantial. The TCI Group anticipates funding its portion of WirelessCo's capital requirements through borrowings under a new credit facility.

  At the end of the first quarter of 1995, TCI Group, Comcast, Cox and Sprint formed two new partnerships, of which the principal partnership is MajorCo, L.P. ("MajorCo"), to which they contributed their respective interests in WirelessCo and through which they formed another partnership, NewTelco, L.P. ("NewTelco") to engage in the business of providing local wireline communications services to residences and businesses on a nationwide basis. NewTelco will serve its customers primarily through the cable television facilities of cable television operators that affiliate with NewTelco in exchange for agreed-upon compensation. The modification of existing regulations and laws governing the local telephony market will be necessary in order for NewTelco to provide its proposed services on a competitive basis in most states. Subject to agreement upon a schedule for upgrading its cable television facilities in selected markets and certain other matters, the TCI Group has agreed to affiliate certain of its cable systems with NewTelco. The capital required for the upgrade of TCI Group's cable facilities for the provision of telephony services is expected to be substantial.

  TCI Group, Cox and Comcast, together with Continental Cablevision, Inc. ("Continental"), own Teleport Communications Group, Inc. and TCG Partners (collectively, "TCG"), which is one of the largest competitive access providers in the United States in terms of route miles. TCI Group, Cox and Comcast have entered into an agreement with MajorCo and NewTelco to contribute their interests in TCG and its affiliated entities to NewTelco. TCI Group currently owns an approximate 29.9% interest in TCG. The closing of this contribution is subject to the satisfaction of certain conditions, including the receipt of necessary regulatory and other consents and approvals. In addition, TCI Group, Comcast and Cox intend to negotiate with Continental, which owns a 20% interest in TCG, regarding their acquisition of Continental's TCG interest. If such agreement cannot be reached, they will need to obtain Continental's consent to certain aspects of their agreement with Sprint.

  Subject to agreement upon an initial business plan, the MajorCo partners have committed to make cash capital contributions to MajorCo of $4.0 to $4.4 billion in the aggregate over a three- to five-year period, which amount includes the approximately $500 million already contributed by the partners to WirelessCo. The partners intend for MajorCo and its subsidiary partnerships to be the exclusive vehicles through which they engage in the wireless and wireline telephony service businesses, subject to certain exceptions.

  At March 31, 1995, the TCI Group was liable for a $720 million letter of credit which guarantees contributions to WirelessCo. TCI Group pledged 56,656,584 shares of TCI Class A common stock held by subsidiaries of the TCI Group as collateral for the letter of credit. During the first quarter of 1995, an initial borrowing aggregating $95 million was made pursuant to the letter of credit. Subsequent to March 31, 1995, 19,638,508 shares of TCI Class A common stock held by subsidiaries of the TCI Group were pledged as additional collateral for the letter of credit.

  During the fourth quarter of 1994, TCI was reorganized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital (the "Reorganization"). Upon Reorganization, certain of the assets of TCIC and Liberty were transferred to the other operating units. In the first quarter of 1995, TCIC transferred additional assets to the International Cable and Programming unit.

  As of January 26, 1995, the TCI Group and TeleCable Corporation ("TeleCable") consummated a transaction whereby TeleCable was merged into TCI Group (the "TeleCable Merger"). The aggregate $1.6 billion purchase price was satisfied by TCI Group's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of Class A common stock and 1 million shares of TCI Convertible Preferred Stock, Series D (the "Series D Preferred Stock") with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock, which accrues dividends at a rate of 5.5% per annum, is convertible into 10 million shares of TCI Class A common stock. The Series D Preferred Stock is redeemable for cash at the option of TCI after five years and at the option of either TCI or the holder after ten years. The amount of net liabilities assumed by TCI Group and the number of shares of TCI Class A common stock issued to TeleCable's shareholders are subject to post-closing adjustments.

  During the first quarter of 1995, the Liberty Media Group acquired an additional interest in an investment previously accounted for under the cost method. Upon consummation of such transaction, the Liberty Media Group is deemed to exercise significant influence over such entity and, as such, adopted the equity method of accounting. As a result, TCI Group restated its Inter-Group Interest in the Liberty Media Group, its unrealized gain on available-for-sale securities and accumulated deficit by $122 million, $127 million and $5 million, respectively, at December 31, 1994. The restatement did not affect the earnings from the Liberty Media Group for the three months ended March 31, 1994 as this investment was accounted for by the Liberty Media Group under the equity method during that period.

  Pursuant to an underwritten public offering, TCI sold 19,550,000 shares of TCI Class A common stock in February of 1995. TCI Group received net proceeds of approximately $401 million. Such proceeds were immediately used to reduce outstanding indebtedness under credit facilities.

  TCI's ability to pay dividends on any classes or series of preferred stock attributable to the TCI Group is dependent upon the ability of subsidiaries attributable to the TCI Group to distribute amounts to TCI in the form of dividends, loans or advances or in the form of repayment of loans and advances from TCI. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay the dividends on any class or series of preferred stock of TCI or to make any funds available therefor, whether by dividends, loans or their payments. The payment of dividends, loans or advances to TCI by its subsidiaries may be subject to statutory or regulatory restrictions, is contingent upon the cash flows generated by those subsidiaries and is subject to various business considerations. Further, certain of TCI Group's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds by such subsidiaries to TCI in the form of dividends, loans, or advances and require that such subsidiaries' indebtedness to TCI be subordinate to the indebtedness under such loan agreements. The amount of net assets of subsidiaries subject to such restrictions exceeds TCI's consolidated net assets. TCI Group's subsidiaries currently have the ability to transfer funds to TCI in amounts exceeding TCI's dividend requirement on any class or series of preferred stock. Net cash provided by operating activities of subsidiaries which are not restricted from making transfers to the parent company have been and are expected to continue to be sufficient to enable the parent company to meet its cash obligations.

  The TCI Group had approximately $2.4 billion in unused lines of credit at March 31, 1995, excluding amounts related to lines of credit which provide availability to support commercial paper. Although the TCI Group were in compliance with the restrictive covenants contained in their credit facilities at said date, additional borrowings under the credit facilities are subject to the subsidiaries' continuing compliance with the restrictive covenants (which relate primarily to the maintenance of certain ratios of cash flow to total debt and cash flow to debt service, as defined in the credit facilities) after giving effect to such additional borrowings. See note 5 to the accompanying combined financial statements for additional information regarding the material terms of the lines of credit.

  One measure of liquidity is commonly referred to as "interest coverage." Interest coverage, which is measured by the ratio of Operating Cash Flow (operating income before depreciation, amortization and other non-cash operating credits or charges)($475 million and $455 million for the three months ended March 31, 1995 and 1994, respectively) to interest expense ($237 million and $178 million for the three months ended March 31, 1995 and 1994, respectively), is determined by reference to the combined statements of operations. TCI Group's interest coverage ratio was 200% and 256% for the three months ended March 31, 1995 and 1994, respectively. Management of the TCI Group believes that the foregoing interest coverage ratio is adequate in light of the consistency and nonseasonal nature of its cable television operations and the relative predictability of TCI Group's interest expense, almost half of which results from fixed rate indebtedness. Operating Cash Flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flows provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such. Operating Cash Flow, as defined, does not take into consideration substantial costs of doing business, such as interest expense, and should not be considered in isolation to other measures of performance.

  Another measure of liquidity is net cash provided by operating activities, as reflected in the accompanying combined statements of cash flows. Net cash provided by operating activities ($221 million and $313 million for the three months ended March 31, 1995 and 1994, respectively) reflects net cash from the operations of the TCI Group available for TCI Group's liquidity needs after taking into consideration the aforementioned additional substantial costs of doing business not reflected in Operating Cash Flow. Amounts expended by the TCI Group for its investing activities exceed net cash provided by operating activities. However, management believes that net cash provided by operating activities, the ability of the TCI Group to obtain additional financing (including the available lines of credit and access to public debt markets), issuances and sales of TCI's equity or equity of its subsidiaries, proceeds from disposition of assets will provide adequate sources of short-term and long-term liquidity in the future. See TCI Group's combined statements of cash flows included in the accompanying combined financial statements.

  In order to achieve the desired balance between variable and fixed rate indebtedness and to diminish its exposure to extreme increases in variable interest rates, the TCI Group has entered into various interest rate exchange agreements and interest rate hedge agreements. Pursuant to the interest rate exchange agreements, the TCI Group pays (i) fixed interest rates ranging from 7.2% to 9.9% on notional amounts of $550 million at March 31, 1995 and (ii) variable interest rates on notional amounts of $2,605 million at March 31, 1995. During the three months ended March 31, 1995 and 1994, TCI Group's net receipts pursuant to its fixed rate exchange agreements were $5.1 million and $2.1 million, respectively. During the three months ended March 31, 1995 and 1994, TCI Group's net receipts pursuant to its variable rate exchange agreements were $1.4 million and $19.6 million, respectively. TCI Group's interest rate hedge agreements fix the maximum variable interest rates on notional amounts of $325 million at 11%. TCI Group is exposed to credit losses for the periodic settlements of amounts due under the interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, TCI Group does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.

  Approximately thirty-five percent of the franchises held by TCI Group, involving approximately 3.8 million basic subscribers, expire within five years. There can be no assurance that the franchises for TCI Group's systems will be renewed as they expire although TCI Group believes that its cable television systems generally have been operated in a manner which satisfies the standards established by the Cable Communications Policy Act of 1984 (the "1984 Cable Act"), as supplemented by the renewal provisions of the 1992 Cable Act, for franchise renewal. However, in the event they are renewed, TCI Group cannot predict the impact of any new or different conditions that might be imposed by the franchising authorities in connection with the renewals. To date they have not varied significantly from the original terms.

  The TCI Group competes with operators who provide, via alternative methods of distribution, the same or similar video programming as that offered by TCI Group's cable systems. Technologies competitive with cable television have been encouraged by Congress and the FCC. One such technology is direct broadcast satellite ("DBS"). DBS services are offered directly to subscribers owning home satellite dishes that vary in size depending upon the power of the satellite dish; two DBS operators recently began offering nationwide video services that can be received by a satellite that measures approximately eighteen inches in diameter. DBS operators can acquire the right to distribute over satellite all of the significant cable television programming currently available on TCI Group's cable systems. As the cost of equipment needed to receive these transmissions declines, TCI Group expects that it will experience increased and substantial competition from DBS operators.

  The 1984 Cable Act and FCC rules prohibit telephone companies from offering video programming directly to subscribers in their telephone service areas (except in limited circumstances in rural areas). However, a number of Federal Court decisions have held that the cross-entry prohibition in the 1984 Cable Act is unconstitutional as a violation of the telephone company's First Amendment right to free expression. In addition, certain proposals are also pending before the FCC and Congress which would eliminate or relax these restrictions on telephone companies. As the current cross-entry restrictions are removed or relaxed, TCI Group will face increased competition from telephone companies which, in most cases, have greater financial resources than TCI Group. All major telephone companies have announced plans to acquire cable television systems or provide video services to the home through fiber optic technology.

  TCI Group is upgrading and installing optical fiber in its cable systems at a rate such that in two years TCI Group anticipates that it will be serving the majority of its customers with state-of-the-art fiber optic cable systems. TCI Group made capital expenditures of $1,249 million in 1994 and TCI Group expects to expend similar amounts in 1995, among other things, to provide for the continued rebuilding of its cable systems. However, such proposed expenditures are subject to reevaluation based upon changes in TCI Group's liquidity, including those resulting from rate regulation.

  TCI Group has guaranteed the obligation of an Australian affiliate to pay fees for the license to exhibit certain films through the year 2000. If TCI Group failed to fulfill its obligation under this guarantee, the beneficiaries have the right to demand an aggregate payment from TCI Group of $67 million. Although the aggregate amount of the Australian affiliate's film license fee obligations is not currently estimable, TCI Group believes that the aggregate payments pursuant to such affiliate's obligation could be significant.

  TCI Group has committed to provide additional debt or equity funding to certain of its affiliates. At March 31, 1995, such commitments aggregated $174 million.

  TCI Group believes that it has complied, in all material respects, with the provisions of the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), including its rate setting provisions. However, TCI Group's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to adjustment upon review, as described above. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Generally, any refunds of the excess portion of all other Regulated Services rates would be retroactive to the later of September 1, 1993, or one year prior to the implementation of the rate reduction. The amount of refunds, if any, which could be payable by TCI Group in the event that any system's rates were to be successfully challenged, is not considered to be material.

  On September 23, 1993, the FCC also adopted regulations establishing a 30% limit on the number of homes passed nationwide that a cable operator may reach through cable systems in which it holds an attributable interest, with an increase to 35% if the additional cable systems are minority controlled. However, the FCC stayed the effectiveness of its ownership limits pending the appeal of a September 16, 1993 decision by the United States District Court for the District of Columbia which, among other things, found unconstitutional the provision of the 1992 Cable Act requiring the FCC to establish such ownership limits. Under the FCC regulations, if the ownership limits are determined to be constitutional, they may limit TCI Group's future ability to acquire interests in additional cable systems.

  A number of petitions for reconsideration of various aspects of the regulations implementing the 1992 Cable Act remain pending before the FCC. Petitions for judicial review of regulations adopted by the FCC, as well as other court challenges to the 1992 Cable Act and the FCC's regulations, also remain pending. TCI Group is uncertain how the courts and/or the FCC ultimately will rule or whether such rulings will materially change any existing rules or statutory requirements.

  TCI Group's various partnerships and other affiliates accounted for under the equity method generally fund their acquisitions, required debt repayments and capital expenditures through borrowings under and refinancing of their own credit facilities (which are generally not guaranteed by TCI Group) and through net cash provided by their own operating activities.

(2) MATERIAL CHANGES IN RESULTS OF OPERATIONS:

  On October 5, 1992, Congress enacted the 1992 Cable Act. In 1993 and 1994, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, TCI Group's Regulated Services are subject to the jurisdiction of local franchising authorities and the FCC.

  TCI Group estimates that the FCC's 1993 and 1994 rate regulations will result in an aggregate annualized reduction of revenue and operating income ranging from $280 million to $300 million based upon rates charged prior to implementation of such rate regulations. The estimated annualized reduction in revenue assumes that the FCC will not require further reductions beyond the current regulations and is prior to any possible mitigating factors (none of which is assured) such as (i) the provision of alternate service offerings (ii) the implementation of rate adjustments to non-regulated services and (iii) the utilization of cost-of-service methodologies, as described below.

  Cable operators may justify rates higher than the benchmark rates established by the FCC through demonstrating higher costs based upon a cost-of- service showing. Under this methodology, cable operators may be allowed to recover through the rates they charge for Regulated Services, their normal operating expenses plus an interim rate of return of 11.25% on the rate base, as defined, which rate may be subject to change in the future.

  The FCC rate regulations govern changes in the rates which cable operators may charge when adding or deleting a service from a regulated tier of service. Such regulations allow an increase of either (i) the sum of a prescribed channel addition factor, the license fee expense and a 7.5% markup, or (ii) a flat fee increase per added channel and an aggregate limit on such increases with an additional license fee reserve. For systems with more than one tier of cable service, the methodology described in (ii) is not available for the basic level of service. The FCC's rate regulations also permit cable operators to "pass through" increases in programming costs and certain other external costs which exceed the rate of inflation. However, a cable operator may pass through increases in the cost of programming services affiliated with such cable operator to the extent such costs exceed the rate of inflation only if the price charged by the programmer to the affiliated cable operator reflects prevailing prices offered in the marketplace by the programmer to unaffiliated third parties or the fair market value of the programming.

  TCI Group believes that it has complied, in all material respects, with the provisions of the 1992 Cable Act, including its rate setting provisions. However, TCI Group's rates for Regulated Services are subject to adjustment upon review, as described above. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions. The amount of refunds, if any, which could be payable by TCI Group in the event that any system's rates were to be successfully challenged, is not considered to be material.

  Based on the foregoing, TCI Group believes that the 1993 and 1994 rate regulations have had and will continue to have a material adverse effect on its results of operations.

  Revenue increased by approximately 14% for the three months ended March 31, 1995 compared to the corresponding period of 1994. Such increase was the result of the growth in subscriber levels within TCI Group's cable television systems (9%) and the effect of certain acquisitions, including TeleCable (9%), net of a decrease in revenue (4%) due to rate reductions required by rate regulation implemented pursuant to the 1992 Cable Act.

  Operating costs and expenses have increased by 22% for the three months ended March 31, 1995 compared to the corresponding period of 1994. Due to the aforementioned program to upgrade and install optical fiber in its cable systems, TCI Group's capital expenditures and depreciation expense have increased. TCI Group cannot determine whether and to what extent increases in the cost of programming will affect its operating costs. However, such programming costs have increased at a greater percentage than increases in revenue of Regulated Services.

  Upon implementation of the Liberty Group Stock Proposal, certain corporate general and administrative costs would be charged to Liberty Media Group at rates set at the beginning of each year based on projected utilization for that year. The utilization-based charges will be set at levels that management believes to be reasonable and that would approximate the costs Liberty Media Group would incur for comparable services on a stand alone basis. The accompanying combined statements of operations do not reflect the allocation of corporate general and administrative costs through the date of the Mergers in the aforementioned manner because the majority of the entities attributable to Liberty Media Group were owned, directly or indirectly, by Liberty Media Corporation for the majority of the periods presented herein. During the three months ended March 31, 1995, Liberty Media was allocated $767,000 in corporate general and administrative costs by TCI Group.

  Prior to the Liberty Group Stock Proposal, TCI did not have formalized intercompany allocation methodologies. In connection with the Liberty Group Stock Proposal, management of TCI has determined that TCI general corporate expenses should be allocated to Liberty Media Group based on the amount of time TCI corporate employees (e.g. legal, corporate, payroll, etc.) expend on Liberty Media Group matters. TCI management evaluated several alternative allocation methods including assets, revenue, operating income, and employees. Management did not believe that any of these methods would reflect an appropriate allocation of corporate expenses given the diverse nature of TCI's operating subsidiaries, the relative maturity of certain of the operating subsidiaries, and the way in which corporate resources are utilized.

  TCI Group has an ownership interest of approximately 38% in TeleWest Communications plc ("TeleWest Communications"), a company that is currently operating and constructing cable television and telephone systems in the United Kingdom ("UK"). TeleWest Communications, which is accounted for under the equity method, had a carrying value at March 31, 1995 of $462 million and comprised $11 million of TCI Group's share of its affiliates' losses during the three months ended March 31, 1995. In addition, TCI Group has other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other equity method investments had a carrying value of $164 million at March 31, 1995 and accounted for $8 million of TCI Group's share of its affiliates' losses in 1995.

  TeleWest Communications, which is currently constructing broadband cable television and telephony networks in the UK, has incurred net losses since its inception. At December 31, 1994, TeleWest Communications had completed approximately 37% of its network construction and, it is expected that TeleWest Communications' network construction will be substantially complete within the next five years. Although there is no assurance, TCI Group believes (i) that the continued expansion of TeleWest Communications' networks ultimately will provide TeleWest Communications with a revenue base that will exceed its expenses, (ii) that TeleWest Communications' present and future sources of liquidity (including the (Pounds)401.3 million ($630 million using the November 23, 1994 exchange rate) of net proceeds from TeleWest Communications' November 23, 1994 initial public offering and certain bank credit facilities) will be sufficient to meet TeleWest Communications' liquidity requirements. TCI Group has no present intention to make significant loans to or investments in TeleWest Communications.

  In connection with its investments in the above-described foreign entities, TCI Group is exposed to unfavorable and potentially volatile fluctuations of the U.S. dollar against the UK pound sterling ("((Pounds))"), the Japanese yen ("((Yen))"), and various other foreign currencies that are the functional currencies of TCI Group's foreign subsidiaries and affiliates. Any increase (decrease) in the value of the U.S. dollar against any foreign currency that is the functional currency of an operating subsidiary or affiliate of International will cause TCI Group to experience unrealized foreign currency translation losses (gains) with respect to amounts already invested in such foreign currencies. TCI Group is also exposed to foreign currency risk to the extent that

TCI Group or its foreign subsidiaries and affiliates enter into transactions denominated in currencies other than their respective functional currencies. Because TCI Group generally views its foreign operating subsidiaries and affiliates as long-term investments, TCI Group generally does not attempt to hedge existing investments in its foreign affiliates and subsidiaries. With respect to funding commitments that are denominated in currencies other than the U.S. dollar, TCI Group historically has sought to reduce its exposure to short- term (generally no more than 90 days) movements in the applicable exchange rates once the timing and amount of such funding commitments becomes fixed. Although TCI Group monitors foreign currency exchange rates with the objective of mitigating its exposure to unfavorable fluctuations in such rates, TCI Group believes that it is not possible or practical to completely eliminate TCI Group's exposure to unfavorable fluctuations in foreign currency exchange rates.

  TCI Group's net loss (before the net loss of Liberty Media Group and preferred stock dividends) of $34 million for the three months ended March 31, 1995 represented a decrease of $51 million as compared to TCI Group's net earnings (before net earnings of Liberty Media Group) of $17 million for the corresponding period of 1994. Such decrease is principally the result of the effect of the aforementioned reduction in rates charged for Regulated Services, an increase in interest expense due to an increase in interest rates, net of the increase in operating income from the acquisition of TeleCable.

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS
                                  (UNAUDITED)

                                                         MARCH 31, DECEMBER 31,
                                                           1995       1994 *
                                                         --------- ------------
                                                          AMOUNTS IN MILLIONS
                         ASSETS
                         ------
Cash....................................................  $    33         11
Trade and other receivables, net........................      189        206
Due from Home Shopping Network, Inc. (note 8)...........       28         29
Investments in affiliates, accounted for under the
 equity method, and related receivables (note 3)........    1,212      1,019
Property and equipment, at cost:
  Land..................................................       69         69
  Distribution systems..................................    8,652      7,705
  Support equipment and buildings.......................    1,007        935
                                                          -------     ------
                                                            9,728      8,709
  Less accumulated depreciation.........................    3,220      3,027
                                                          -------     ------
                                                            6,508      5,682
                                                          -------     ------
Franchise costs.........................................   13,150     11,152
  Less accumulated amortization.........................    1,779      1,708
                                                          -------     ------
                                                           11,371      9,444
                                                          -------     ------
Other assets, at cost, net of amortization..............      880        759
                                                          -------     ------
                                                          $20,221     17,150
                                                          =======     ======

- --------
* Restated--see note 8.


                                                                       continued

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       COMBINED BALANCE SHEETS, CONTINUED
                                  (UNAUDITED)

                                                             MARCH 31, DECEMBER 31,
                                                               1995       1994 *
                                                             --------- ------------
                                                              AMOUNTS IN MILLIONS
              LIABILITIES AND COMBINED EQUITY
              -------------------------------
Accounts payable............................................  $   174         90
Accrued expenses............................................      724        798
Debt (note 5)...............................................   11,246     11,068
Deferred income taxes.......................................    4,226      3,377
Other liabilities (note 8)..................................      159        142
                                                              -------     ------
    Total liabilities.......................................   16,529     15,475
                                                              -------     ------
Minority interests in equity of consolidated subsidiaries...      257        314
Redeemable preferred stock (note 6).........................      303        --
Combined equity (note 7):
  Combined equity, including preferred stocks...............    4,482      2,727
  Cumulative foreign currency translation adjustment........       21         (4)
  TCI Group unrealized holding gains (losses) for available-
   for-sale securities......................................        1         (5)
  Liberty Media Group unrealized holding gains for
   available-for-sale securities............................      159        131
  Interest in Liberty Media Group...........................   (1,531)    (1,488)
                                                              -------     ------
    Combined equity.........................................    3,132      1,361
                                                              -------     ------
Commitments and contingencies (note 9)
                                                              $20,221     17,150
                                                              =======     ======

- --------
* Restated--see note 8.

See accompanying notes to combined financial statements.

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                        THREE MONTHS ENDED
                                                            MARCH 31,
                                                     --------------------------
                                                         1995         1994
                                                     ------------  ------------
                                                       AMOUNTS IN MILLIONS,
                                                     EXCEPT PER SHARE AMOUNTS
Revenue............................................. $      1,185        1,040
Operating costs and expenses:
  Operating.........................................          362          282
  Programming charges from Liberty Media Group (note
   8)...............................................           19           13
  Selling, general and administrative...............          335          292
  Charges to Liberty Media Group (note 8)...........           (6)          (2)
  Adjustment to compensation relating to stock ap-
   preciation rights................................           (1)         (19)
  Depreciation......................................          195          165
  Amortization......................................           76           73
                                                     ------------  -----------
                                                              980          804
                                                     ------------  -----------
    Operating income................................          205          236
Other income (expense):
  Interest expense..................................         (237)        (178)
  Interest and dividend income......................            5            4
  Interest income from Liberty Media Group (note 8).            1          --
  Share of losses of other affiliates, net (note 3).          (27)          (7)
  Gain on disposition of assets.....................            8          --
  Loss on early extinguishment of debt..............          --            (2)
  Minority interests in losses (earnings) of consol-
   idated subsidiaries, net.........................            5           (2)
  Other, net........................................           (2)          (4)
                                                     ------------  -----------
                                                             (247)        (189)
                                                     ------------  -----------
    Earnings (loss) before income taxes.............          (42)          47
Income tax benefit (expense)........................            8          (30)
                                                     ------------  -----------
    Earnings (loss) before earnings (loss) of Lib-
     erty Media Group...............................          (34)          17
Earnings (loss) of Liberty Media Group..............          (11)          15
                                                     ------------  -----------
    Net earnings (loss).............................          (45)          32
Dividend requirements on preferred stocks...........           (8)         --
                                                     ------------  -----------
    Net earnings (loss) attributable to common
     shareholders................................... $        (53)          32
                                                     ============  ===========

See accompanying notes to combined financial statements.

                                  "TCI GROUP"
             (A COMBINATION OF CERTAIN ASSETS AS DEFINED IN NOTE 1)

                          COMBINED STATEMENT OF EQUITY

                       THREE MONTHS ENDED MARCH 31, 1995
                                  (UNAUDITED)

                                                   TCI
                                                  GROUP      LIBERTY
                                                UNREALIZED    MEDIA
                                                 HOLDING      GROUP
                         COMBINED  CUMULATIVE     GAINS     UNREALIZED INTEREST
                          EQUITY,    FOREIGN   (LOSSES) FOR GAINS FOR     IN
                         INCLUDING  CURRENCY    AVAILABLE-  AVAILABLE- LIBERTY
                         PREFERRED TRANSLATION   FOR-SALE    FOR-SALE   MEDIA   COMBINED
                          STOCKS   ADJUSTMENT   SECURITIES  SECURITIES GROUP *   EQUITY
                         --------- ----------- ------------ ---------- -------- --------
                                               AMOUNTS IN MILLIONS
Balance at January 1,
 1995 *.................  $2,727        (4)         (5)        131      (1,488)  1,361
  Net earnings (loss)...     (45)      --          --          --           11     (34)
  Purchase of program-
   ming from Liberty Me-
   dia Group............     --        --          --          --           19      19
  Cost allocations to
   Liberty Media Group..     --        --          --          --           (6)     (6)
  Interest income from
   Liberty Media Group..     --        --          --          --           (1)     (1)
  Intergroup tax alloca-
   tion.................     --        --          --          --           12      12
  Net cash transfers to
   Liberty Media Group..     --        --          --          --          (38)    (38)
  Change in unrealized
   gains for available-
   for-sale securities..     --        --            6          28         (28)      6
  Foreign currency
   translation
   adjustment...........     --         25         --          --          --       25
  Accreted dividends on
   TCI preferred stock
   subject to mandatory
   redemption require-
   ments................      (3)      --          --          --          --       (3)
  Payment of TCI
   preferred stock
   dividends............     (12)      --          --          --          --      (12)
  Issuance of TCI Class
   A common stock for
   acquisitions and in-
   vestments............   1,373       --          --          --          --    1,373
  Issuance of TCI Class
   A common stock for
   acquisition by Lib-
   erty Media Group.....      12       --          --          --          (12)    --
  Proceeds from issu-
   ances of TCI Class A
   common stock in pub-
   lic and private of-
   ferings..............     430       --          --          --          --      430
                          ------       ---         ---         ---      ------   -----
Balance at March 31,
 1995...................  $4,482        21           1         159      (1,531)  3,132
                          ======       ===         ===         ===      ======   =====

- --------
* Restated--see note 8.

See accompanying notes to combined financial statements.

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                  THREE MONTHS ENDED
                                       MARCH 31,
                                  --------------------
                                    1995       1994
                                  ---------  ---------
                                  AMOUNTS IN MILLIONS
                                     (SEE NOTE 3)
Cash flows from operating activ-
 ities:
  Net earnings (loss) before net
   earnings or losses of Liberty
   Media Group*.................  $     (34) $      17
  Adjustments to reconcile net
   earnings (loss) before net
   earnings or losses of Liberty
   Media Group to net cash
   provided by operating
   activities:
   Depreciation and amortiza-
    tion........................        271        238
   Adjustment to compensation
    relating to stock apprecia-
    tion rights.................         (1)       (19)
   Share of losses of other af-
    filiates....................         27          7
   Deferred income tax expense
    (benefit)...................        (20)        13
   Minority interests in earn-
    ings (losses)...............         (5)         2
   Loss on early extinguishment
    of debt.....................        --           2
   Gain on disposition of as-
    sets........................         (8)       --
   Noncash interest and dividend
    income......................         (2)        (3)
   Other noncash charges........          1        --
   Changes in operating assets
    and liabilities, net of the
    effect of acquisitions:
    Change in receivables.......         27          2
    Change in accruals and
     payables...................        (35)        54
                                  ---------  ---------
      Net cash provided by oper-
       ating activities.........        221        313
                                  ---------  ---------
Cash flows from investing activ-
 ities:
  Cash received in acquisitions.         13        --
  Cash paid for acquisitions....        --         (10)
  Capital expended for property
   and equipment................       (338)      (243)
  Proceeds from disposition of
   assets.......................         13          8
  Additional investments in and
   loans to affiliates and oth-
   ers..........................       (211)       (91)
  Changes in interest in Liberty
   Media Group..................         (8)        16
  Repayment of loans by affili-
   ates and others..............          5         21
  Other investing activities....        (51)       (72)
                                  ---------  ---------
      Net cash used in investing
       activities...............       (577)      (371)
                                  ---------  ---------
Cash flows from financing activ-
 ities:
  Borrowings of debt............      1,017      1,296
  Repayments of debt............     (1,057)    (1,188)
  Preferred stock dividends of
   subsidiaries.................        --          (2)
  Preferred stock dividends.....        (12)       --
  Issuance of common stock......        430        --
                                  ---------  ---------
      Net cash provided by fi-
       nancing activities.......        378        106
                                  ---------  ---------
      Net increase (decrease) in
       cash.....................         22         48
        Cash at beginning of pe-
         riod...................         11          9
                                  ---------  ---------
        Cash at end of period...  $      33  $      57
                                  =========  =========

- --------
* Net earnings or loss of Liberty Media Group does not provide or use funds.

See accompanying notes to combined financial statements.

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                 MARCH 31, 1995
                                  (UNAUDITED)

(1) LIBERTY GROUP STOCK PROPOSAL

  The Board of Directors of Tele-Communications, Inc. ("TCI") have adopted a proposal (the "Liberty Group Stock Proposal") which, if approved by stockholders, would authorize the Board to issue a new class of stock ("Liberty Group Stock") which is intended to reflect the separate performance of TCI's business which produces and distributes cable television programming services ("Liberty Media Group"). While the Liberty Group Stock constitutes common stock of TCI, the Liberty Group Stock Proposal would not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt. TCI intends to distribute one hundred percent of the equity value attributable to the Liberty Media Group. Additionally, the Liberty Group Stock Proposal, if approved by stockholders, would redesignate the previously authorized Class A and Class B common stock into Series A TCI Group and Series B TCI Group common stock.

  Upon the initial distribution of the Liberty Group Stock, the existing TCI Class A and Class B common stock is intended to reflect the separate performance of the TCI Group, which is generally comprised of (a) the subsidiaries and assets not attributed to the Liberty Media Group, including
(i) TCI's Cable and Communication unit, (ii) TCI's International Cable and Programming unit and (iii) TCI's Technology/Venture Capital unit, (b) any interest in the Liberty Media Group other than the interest represented by any outstanding shares of Liberty Group Stock (an "Inter-Group Interest") and (c) any interest in Liberty Media Group represented by outstanding shares of Liberty Group Stock. Liberty Media Group includes the businesses of Tele-Communications, Inc. and Liberty Media Corporation which distribute cable television programming services. The businesses of TCI not attributed to the Liberty Media Group, together with any Interest is referred to as the "TCI Group".

  On January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "TCIC") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "Mergers"). The transaction was consummated on August 4, 1994. Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method prior to the consummation of the Mergers. Accordingly, TCIC had recognized 100% of Liberty's earnings or losses before deducting preferred stock dividends. The Mergers were accounted for using predecessor cost due to related party considerations. Accordingly, the accompanying combined financial statements of TCI Group reflect the combination of the historical financial information of the assets of TCI and Liberty which have not been attributed to Liberty Media Group. For periods prior to the Mergers, the combined financial statements of TCI Group and Liberty Media Group comprise all the accounts included in the consolidated financial statements of TCI and subsidiaries and the separate consolidated financial statements of Liberty and subsidiaries. For periods subsequent to the Mergers, the combined financial statements of TCI Group and Liberty Media Group comprise all the accounts included in the corresponding consolidated financial statements of TCI and subsidiaries.

  Notwithstanding the attribution of assets and liabilities, equity and items of income and expense to TCI Group for purposes of preparing its combined financial statements, the change in the capital structure of TCI contemplated by the Liberty Group Stock Proposal would not affect the ownership or the respective legal title to assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of TCI Group common stock would be holders of common stock of TCI and would continue to be subject to risks associated with an investment in

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
TCI and all of its businesses, assets and liabilities. The Liberty Group Stock Proposal would not affect the rights of creditors of TCI.

  Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition of TCI could affect the combined results of operations or financial condition of the TCI Group and the market price of shares of the TCI Group common stock. In addition, net losses of any portion of TCI, dividends or distributions on, or repurchases of, any series of common stock, and dividends on, or certain repurchases of preferred stock would reduce the funds of TCI legally available for dividends on all series of common stock. Accordingly, TCI Group financial information should be read in conjunction with the TCI and Liberty consolidated financial information.

  Under the terms of the Liberty Group Stock Proposal, dividends on the TCI Group common stock would be payable at the sole discretion of the Board out of the lesser of assets of TCI legally available for dividends and the available dividend amount with respect to the TCI Group, as defined. Determinations to pay dividends on TCI Group common stock would be based primarily upon the financial condition, results of operations and business requirements of TCI Group and TCI as a whole.

  After the Distribution, existing preferred stock and debt securities of TCI that are convertible into or exchangeable for shares of TCI Class A common stock will, as a result of the operation of antidilution provisions, be adjusted so that there will be delivered upon their conversion or exchange (in addition to the same number of shares of redesignated Series A TCI Group Common Stock as were theretofore issuable thereunder) the number of shares of Series A Liberty Group Stock that would have been issuable in the Distribution with respect to the TCI Class A common stock issuable upon conversion or exchange had such conversion or exchange occurred prior to the record date for the Distribution. Options to purchase TCI Class A common stock outstanding at the time of the Distribution will be adjusted by issuing to the holders of such options separate options to purchase that number of shares of Series A Liberty Group Stock which the holder would have been entitled to receive had the holder exercised such option to purchase TCI Class A common stock prior to the record date for the Distribution and reallocating a portion of the aggregate exercise price of the previously outstanding options to the newly issued options to purchase Series A Liberty Group Stock. Such convertible or exchangeable preferred stock and debt securities and options outstanding on the record date for the Distribution are referred to as "Pre-Distribution Convertible Securities." The issuance of shares of Series A Liberty Group Stock upon such conversion, exchange or exercise of Pre-Distribution Convertible Securities will not result in any transfer of funds or other assets from the TCI Group to the Liberty Media Group or a reduction in any Inter-Group Interest that then may exist in consideration of such issuance. In the case of the exercise of Pre-Distribution Convertible Securities consisting of options to purchase Series A Liberty Group Stock, the proceeds received upon the exercise of such options will be attributed to Liberty Media Group. If Pre-Distribution Convertible Securities remain outstanding at the time of any disposition of all or substantially all of the properties and assets of Liberty Media Group and TCI elects to distribute to holders of Liberty Group Stock their proportionate interest in the net proceeds of the disposition, the proportionate interest of the holders of Liberty Group Common Stock will be determined on a basis that allocates to the TCI Group a portion of such net proceeds, in addition to the portion attributable to any Inter-Group Interest, sufficient to provide for the payment of the portion of the consideration payable by TCI on any post-Distribution conversion, exercise or exchange of Pre-Distribution Convertible Securities that becomes so payable in substitution for shares of Liberty Group Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to the record date for the disposition. Likewise, if Pre-Distribution Convertible Securities remain outstanding at the time of any redemption for all the outstanding shares of Liberty Group Stock in exchange for stock of any one or more wholly-owned subsidiaries of TCI which hold all of the assets and liabilities of the Liberty Media Group, the portion of the

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) shares of such subsidiaries deliverable in redemption of the outstanding shares of Liberty Group Stock will be determined on a basis that allocates to the TCI Group a portion of the shares of such subsidiaries, in addition to the number of shares so allocated in respect to any Inter-Group Interest, sufficient to provide for the payment of the portion of the consideration payable by TCI upon any post-redemption conversion, exercise or exchange of Pre-Distribution Convertible Securities that becomes so payable in substitution for shares of Liberty Group Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to such redemption.

  Under the Liberty Group Stock Proposal, prior to any distributions of Liberty Media Group Stock, TCI Group would have a 100% Inter-Group Interest in Liberty Media Group. Following the initial distribution of Liberty Media Group Stock, it is currently anticipated that TCI Group would have no Inter-Group Interest in Liberty Media Group. For periods in which an Inter-Group Interest exists, TCI Group would account for its Inter-Group Interest in a manner similar to the equity method of accounting. For periods after the distribution and before the creation of a Inter-Group Interest, TCI Group would not reflect any interest in Liberty Media Group. An Inter-Group Interest would be created only if a subsequent transfer of cash or other property from the TCI Group to the Liberty Media Group is specifically designated by the Board of Directors as being made to create an Inter-Group Interest or if outstanding shares of Liberty Group Stock are purchased with funds attributable to the TCI Group. However, Liberty Media Group is under the sole control of TCI. Management of TCI believes that generally accepted accounting principles require that Liberty Media Group be consolidated with the TCI Group. If Liberty Media Group were consolidated with TCI Group, the combined financial position, combined results of operations, and combined cash flows of TCI Group would equal the consolidated financial position, consolidated results of operations and consolidated cash flows of TCI and subsidiaries, which financial statements are included separately herein. Management of TCI has elected to present the accompanying combined financial statements in a manner that does not comply with generally accepted accounting principles.

  During the fourth quarter of 1994, TCI was reorganized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital (the "Reorganization"). Upon Reorganization, certain of the assets of TCIC and Liberty were transferred to the other operating units. In the first quarter of 1995, TCIC transferred additional assets to the International Cable and Programming unit.

  The accompanying interim combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These combined financial statements should be read in conjunction with the audited combined financial statements of TCI Group for the year ended December 31, 1994.

(2) SUPPLEMENTAL DISCLOSURES TO COMBINED STATEMENTS OF CASH FLOWS

  Cash paid for interest was $274 million and $205 million for the three months ended March 31, 1995 and 1994, respectively. Also, during these periods, cash paid for income taxes was not material.

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
Significant noncash investing and financing activities are as follows:

                                                             THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            ----------------------
                                                               1995        1994
                                                            -----------  ---------
                                                            AMOUNTS IN MILLIONS
   Cash received in acquisitions:
     Fair value of assets acquired........................  $     2,777      --
     Liabilities assumed..................................         (278)     --
     Deferred tax liability recorded in acquisitions......         (875)     --
     Minority interests in equity of acquired entities....          (25)     --
     Common stock issued in acquisitions..................       (1,312)     --
     Redeemable preferred stock issued in acquisition.....         (300)     --
                                                            -----------  -------
       Cash received in acquisitions......................  $       (13)     --
                                                            ===========  =======
   Common stock issued to subsidiaries in Reorganization
    reflected as treasury stock...........................  $        10      --
                                                            ===========  =======
   Common stock issued in exchange for cost investment....  $        73      --
                                                            ===========  =======
   Effect of foreign currency translation adjustment on
    book value of foreign equity investments..............  $        25        1
                                                            ===========  =======
   Unrealized gains, net of deferred income taxes, on
    available-for-sale securities as of January 1, 1994...  $       --       356
                                                            ===========  =======
   Change in unrealized gains, net of deferred income tax-
    es, on available-for-sale securities..................  $        34      121
                                                            ===========  =======
   Accrued preferred stock dividends......................  $         3      --
                                                            ===========  =======
   Noncash exchange of equity investments and consolidated
    subsidiaries for consolidated subsidiary..............  $       --        38
                                                            ===========  =======
   Common stock issued upon conversion of redeemable pre-
    ferred stock..........................................  $       --        18
                                                            ===========  =======

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
(3) INVESTMENTS IN AFFILIATES

  Summarized unaudited results of operations for affiliates accounted for under the equity method are as follows:

                                                              THREE MONTHS
                                                                 ENDED
                                                               MARCH 31,
                                                          ---------------------
   COMBINED OPERATIONS                                       1995       1994
   -------------------                                    ----------  ---------
                                                          AMOUNTS IN MILLIONS
   Revenue............................................... $      343        277
   Operating expenses....................................       (271)      (212)
   Depreciation and amortization.........................        (80)       (54)
                                                          ----------  ---------
     Operating income (loss).............................         (8)        11
   Interest expense......................................        (40)       (35)
   Other, net............................................        (10)       (11)
                                                          ----------  ---------
     Net loss............................................ $      (58)       (35)
                                                          ==========  =========

  TCI Group has various investments accounted for under the equity method. Some of the more significant investments held by TCI Group at March 31, 1995 are TeleWest Communications plc (carrying value of $462 million) and Teleport Communications Group, Inc. and TCG Partners (collectively, "TCG") (carrying value of $144 million).

  Certain of TCI Group's affiliates are general partnerships and any subsidiary of TCI Group that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts of that partnership in the event liabilities of that partnership were to exceed its assets.

(4) ACQUISITIONS

  As of January 26, 1995, TCI Group and TeleCable Corporation ("TeleCable") consummated a transaction, whereby TeleCable was merged into TCI Group. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of TCI Class A common stock and 1 million shares of TCI Convertible Preferred Stock, Series D (the "Series D Preferred") with an aggregate initial liquidation value of $300 million (see note 6).

  The acquisition of TeleCable was accounted for by the purchase method. Accordingly, the results of operations of such acquired entity have been consolidated with those of TCI Group since its date of acquisition. On a pro forma basis, TCI Group's revenue would have been increased by $25 million, net loss would have been reduced by $1 million and loss attributable to common shareholders would have remained unchanged for the three months ended March 31, 1995 had such acquired entity been consolidated with TCI Group on January 1, 1994. On a pro forma basis, revenue would have increased by $73 million, net earnings would have been increased by $2 million and earnings attributable to common shareholders would have been reduced by $2 million for the three months ended March 31, 1994 had such acquired entity been combined with TCI Group on January 1, 1994. The foregoing unaudited pro forma financial information was based upon historical results of operations adjusted for acquisition costs and, in the opinion of management, is not necessarily indicative of the results had TCI Group operated the acquired entity since January 1, 1994.

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  Comcast Corporation ("Comcast") had the right, through December 31, 1994, to require TCI Group to purchase or cause to be purchased from Comcast all shares of Heritage Communications, Inc. ("Heritage") directly or indirectly owned by Comcast for either cash or assets or, at TCI Group's election shares of TCI common stock. On October 24, 1994, TCI Group and Comcast entered into a purchase agreement whereby TCI Group would repurchase the entire 19.9% minority interest in Heritage owned by Comcast for an aggregate consideration of approximately $290 million, the majority of which is payable in shares of TCI Class A common stock. Such acquisition was consummated in the first quarter of 1995.

(5) DEBT

  Debt is summarized as follows:

                                                          MARCH 31, DECEMBER 31,
                                                            1995        1994
                                                          --------- ------------
                                                           AMOUNTS IN MILLIONS
   Senior notes..........................................  $ 5,312      5,387
   Bank credit facilities................................    4,188      4,011
   Commercial paper......................................      527        445
   Notes payable.........................................    1,013      1,024
   Convertible notes (a).................................       44         45
   Other debt............................................      162        156
                                                           -------     ------
                                                           $11,246     11,068
                                                           =======     ======

- --------
(a) These convertible notes, which are stated net of unamortized discount of $186 million at March 31, 1995 and December 31, 1994, mature on December 18, 2021. The notes require (so long as conversion of the notes has not occurred) an annual interest payment through 2003 equal to 1.85% of the face amount of the notes. At March 31, 1995, the notes were convertible, at the option of the holders, into an aggregate of 38,707,574 shares of TCI Class A common stock.

  The bank credit facilities and various other debt instruments attributable to the TCI Group generally contain restrictive covenants which require, among other things, the maintenance of certain earnings, specified cash flow and financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and include certain limitations on indebtedness, investments, guarantees, dispositions, stock repurchases and/or dividend payments.

  As security for borrowings under one of the TCI Group's credit facilities, the Liberty Media Group has pledged a portion of the common stock (with a quoted market value of approximately $512 million at March 31, 1995) it holds of Turner Broadcasting System, Inc.

  In order to achieve the desired balance between variable and fixed rate indebtedness, the TCI Group has entered into various interest rate exchange agreements pursuant to which it pays (i) fixed interest rates (the "Fixed Rate Agreements") ranging from 7.2% to 9.9% on notional amounts of $550 million at March 31, 1995 and (ii) variable interest rates (the "Variable Rate Agreements") on notional amounts of $2,605 million at March 31, 1995. During the three months ended March 31, 1995 and 1994, the TCI Group's net receipts pursuant to the Fixed Rate Agreements were $5.1 million and $2.1 million, respectively; and TCI Group's net receipts pursuant to the Variable Rate Agreements were $1.4 million and $19.6 million, respectively.

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  TCI Group's Fixed Rate Agreements and Variable Rate Agreements expire as follows (amounts in millions, except percentages):

   FIXED RATE AGREEMENTS
- ----------------------------
 EXPIRATION    INTEREST RATE NOTIONAL
    DATE        TO BE PAID    AMOUNT
 ----------    ------------- --------
August 1995         7.2%       $ 10
April 1996          9.9%         30
May 1996            8.3%         50
July 1996           8.2%         10
August 1996         8.2%         10
November 1996       8.9%        150
October 1997     7.2%-9.3%       60
December 1997       8.7%        230
                               ----
                               $550
                               ====

  VARIABLE RATE AGREEMENTS
- ------------------------------
  EXPIRATION    INTEREST RATE  NOTIONAL
     DATE       TO BE RECEIVED  AMOUNT
  ----------    -------------- --------
April 1995           6.4%       $   75
August 1995          7.7%           10
April 1996           6.8%           50
July 1996            8.2%           10
August 1996          8.2%           10
September 1996       4.6%          150
April 1997           7.0%          200
September 1998     4.8%-5.2%       300
April 1999           7.4%          100
September 1999     7.2%-7.4%       300
February 2000      5.8%-6.6%       650
March 2000         5.8%-6.0%       675
September 2000       5.1%           75
                                ------
                                $2,605
                                ======

  TCI Group is exposed to credit losses for the periodic settlements of amounts due under these interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, TCI Group does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.

  In order to diminish its exposure to extreme increases in variable interest rates, TCI Group has entered into various interest rate hedge agreements on notional amounts of $325 million which fix the maximum variable interest rates at 11%. Such agreements expire during the third and fourth quarters of 1995.

  The fair value of the interest rate exchange agreements is the estimated amount that TCI Group would pay or receive to terminate the agreements at March 31, 1995, taking into consideration current interest rates and the current creditworthiness of the counterparties. TCI Group would be required to pay $121 million at March 31, 1995 to terminate the agreements.

  The fair value of the debt attributable to the TCI Group is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the TCI Group for debt of the same remaining maturities. The fair value of debt, which has a carrying value of $11,246 million, was $11,309 million at March 31, 1995.

  Certain subsidiaries attributed to the TCI Group are required to maintain unused availability under bank credit facilities to the extent of outstanding commercial paper.


(6) REDEEMABLE PREFERRED STOCK

  Convertible Preferred Stock, Series D. TCI issued 1,000,000 shares of a series of TCI Series Preferred Stock designated "Convertible Preferred Stock, Series D", par value $.01 per share, as partial consideration for the merger between TCIC and TeleCable (see note 4).

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  The holders of the Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any stock that ranks junior to the Series D Preferred Stock (currently the Class A common stock, the Class B common stock and the Class B Preferred Stock), that shall accrue on each share of Series D Preferred stock at the rate of 5 1/2% per annum of the liquidation value ($300 per share). Dividends are cumulative, and in the event that dividends are not paid in full on two consecutive dividend payment dates or in the event that TCI fails to effect any required redemption of Series D Preferred Stock, accrue at the rate of 10% per annum of the liquidation value. The Series D Preferred Stock ranks on parity with the Class A Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock.

  Each share of Series D Preferred Stock is convertible into 10 shares of TCI Class A common stock, subject to adjustment upon certain events specified in the certificate of designation establishing Series D Preferred Stock. To the extent any cash dividends are not paid on any dividend payment date, the amount of such dividends will be deemed converted into shares of TCI Class A common stock at a conversion rate equal to 95% of the then current market price of TCI Class A common stock, and upon issuance of TCI Class A common stock to holders of Series D Preferred Stock in respect of such deemed conversion, such dividend will be deemed paid for all purposes.

  Shares of Series D Preferred Stock are redeemable for cash at the option of the holder at any time after the tenth anniversary of the issue date at a price equal to the liquidation value in effect as of the date of the redemption. Shares of Series D Preferred Stock may also be redeemed for cash at the option of TCI after the fifth anniversary of the issue date at such redemption price or after the third anniversary of the issue date if the market value per share of TCI Class A common stock shall have exceeded $37.50 for periods specified in the certificate of designation.

  If TCI fails to effect any required redemption of Series D Preferred Stock, the holders thereof will have the option to convert their shares of Series D Preferred Stock into TCI Class A common stock at a conversion rate of 95% of the then current market value of TCI Class A common stock, provided that such option may not be exercised unless the failure to redeem continues for more than a year.

  Except as required by law, holders of Series D Preferred Stock are not entitled to vote on any matters submitted to a vote of the shareholders of TCI.

(7) STOCKHOLDERS' EQUITY

 Common Stock

  The Class A common stock has one vote per share and the Class B common stock has ten votes per share. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock.

  Subsequent to the distribution of the Liberty Group Stock, the rights of holders of the TCI Group common stock upon liquidation of TCI will be based on the ratio of the aggregate market capitalization, as defined, of the TCI Group common stock to the aggregate market capitalization, as defined, of the TCI Group common stock and the Liberty Group Stock.

 Stock Options

  TCI has adopted the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "Plan"). The Plan provides for awards to be made in respect of a maximum of 16 million shares of TCI Class A common stock.

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
Awards may be made as grants of stock options, stock appreciation rights, restricted shares, stock units or any combination thereof. Pursuant to the TCI/Liberty Merger Agreement and certain assumption agreements, stock options and/or stock appreciation rights granted (or assumed) by Old TCI and stock options and/or stock appreciation rights granted by Liberty were assumed by TCI and new options and/or stock appreciation rights were substituted under the Plan. The following descriptions represent the terms of the assumed options and/or stock appreciation rights.

  Stock options to acquire 162,228 shares of TCI Class A common stock at adjusted purchase prices ranging from $8.83 to $18.63 per share were outstanding at March 31, 1995. During the three months ended March 31, 1995, no options were exercised and no options were canceled. Options to acquire 19,428 shares of TCI Class A common stock expire August 14, 1995. Options to acquire 142,800 shares of TCI Class A common stock expire December 15, 1998.

  Stock options in tandem with stock appreciation rights to purchase 3,963,000 shares of Class A common stock at a purchase price of $16.75 per share were outstanding at March 31, 1995. Such options become exercisable and vest evenly over five years, first became exercisable beginning November 11, 1993 and expire on November 11, 2002.

  Stock options in tandem with stock appreciation rights to purchase 1,940,000 shares of TCI Class A common stock at a purchase price of $16.75 per share were outstanding at March 31, 1995. Such options become exercisable and vest evenly over four years, first became exercisable beginning October 12, 1994 and expire on October 12, 2003.

  Stock options in tandem with stock appreciation rights to purchase 2,000,000 shares of TCI Class A common stock at a purchase price of $16.75 per share were outstanding at March 31, 1995. On November 12, 1993, twenty percent of such options vested and became exercisable immediately and the remainder become exercisable evenly over 4 years. The options expire October 12, 1998.

  On November 17, 1994, stock options in tandem with stock appreciation rights to purchase 2,885,000 shares of TCI Class A common stock were granted pursuant to the Plan to certain officers and other key employees at a purchase price of $22.00 per share. Such options become exercisable and vest evenly over five years, first become exercisable beginning November 17, 1995 and expire on November 17, 2004.

  TCI's Board of Directors has approved, subject to stockholder approval of the Director Stock Option Plan, the grant effective as of November 16, 1994, to each person that as of that date was a member of the Board of Directors and was not an employee of TCI or any of its subsidiaries, of options to purchase 50,000 shares of Class A common stock. Such options have an exercise price of $22.00 per share and will vest and become exercisable over a five-year period, commencing on November 16, 1995 and will expire on November 16, 2004.

  Estimated compensation relating to stock appreciation rights has been recorded through March 31, 1995, but is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised.

 Other

  The excess of consideration received on debentures converted or options exercised over the par value of the stock issued is credited to additional paid-in capital.

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  At March 31, 1995, there were 68,520,802 shares of TCI Class A common stock reserved for issuance under exercise privileges related to options and convertible debt securities. In addition, one share of Class A common stock is reserved for each share of Class B common stock.

(8) TRANSACTIONS WITH LIBERTY MEDIA GROUP AND OTHER RELATED PARTIES

  Upon implementation of the Liberty Group Stock Proposal, certain corporate general and administrative costs would be charged to Liberty Media Group at rates set at the beginning of each year based on projected utilization for that year. The utilization-based charges will be set at levels that management believes to be reasonable and that would approximate the costs Liberty Media Group would incur for comparable services on a stand alone basis. The accompanying combined statements of operations do not reflect the allocation of corporate general and administrative costs through the date of the Mergers in the aforementioned manner because the majority of the entities attributable to Liberty Media Group were owned, directly or indirectly, by Liberty Media Corporation for the majority of the periods presented herein. During the three months ended March 31, 1995, Liberty Media was allocated $767,000 in corporate general and administrative costs by TCI Group.

  Prior to the Liberty Group Stock Proposal, TCI did not have formalized intercompany allocation methodologies. In connection with the Liberty Group Stock Proposal, management of TCI has determined that TCI general corporate expenses should be allocated to Liberty Media Group based on the amount of time TCI corporate employees (e.g. legal, corporate, payroll, etc.) expend on Liberty Media Group matters. TCI management evaluated several alternative allocation methods including assets, revenue, operating income, and employees. Management did not believe that any of these methods would reflect an appropriate allocation of corporate expenses given the diverse nature of TCI's operating subsidiaries, the relative maturity of certain of the operating subsidiaries, and the way in which corporate resources are utilized.

  Liberty Media Group has a 49.9% partnership interest in QE+Ltd Limited Partnership ("QE+"), which distributes STARZ!, a first-run movie premium programming service launched in 1994. Entities attributed to the TCI Group hold the remaining 50.1% partnership interest.

  The QE+ limited partnership agreement provides that the TCI Group will be required to make special capital contributions to QE+ through 2005, up to a maximum amount of $350 million, $90 million of which is required in 1995. QE+ is obligated to pay TCI Group a preferred return of 10% per annum on its special capital contributions of up to $200 million beginning five years from the date of the contribution or January 1, 1996, whichever is later. Any TCI Group special capital contributions in excess of $200 million will be entitled to a preferred return of 10% per annum from the date of the contribution. QE+ is required to apply 75% of its available cash flow, as defined, to repay the TCI Group special capital contributions and any preferred return payable thereon. To the extent such special capital contributions are insufficient to fund the cash requirements of QE+, the TCI Group and the Liberty Media Group will each be obligated to fund such cash requirements in proportion to their respective ownership percentages.

  The TCI Group has also entered into a long-term affiliation agreement with QE+ in respect of the distribution of the STARZ! service. Rates per subscriber specified in the agreement are based upon customary rates charged to other cable system operators. Payments to QE+ for 1995 are anticipated to aggregate approximately $30 million to $40 million. The affiliation agreement also provides that QE+ will not grant materially more favorable terms and conditions to other major cable system operators unless such more favorable terms and conditions are made available to the TCI Group. The affiliation agreement also requires the TCI Group to make payments to QE+ with respect to a guaranteed minimum number of subscribers totaling approximately $339 million for the years 1996, 1997, and 1998.

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  In connection with the launch of the STARZ! service, the TCI Group became a direct obligor or guarantor of the payment of certain amounts that may be due pursuant to motion picture output, distribution, and license agreements. As of March 31, 1995, the maximum amount of such obligations or guarantees was approximately $151 million. The future obligations of the TCI Group with respect to these agreements is not currently determinable because such amount is dependent on the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors.

  Liberty Starz! also has the right to acquire an additional 10.1% partnership interest in QE+ based on a formula designed to approximate the fair value of the interest. Such right is exercisable for a period of ten years beginning January 1, 1999 after QE+ has had positive cash flow for two consecutive calendar quarters. The right is exercisable only after all special capital contributions from the TCI Group have been repaid, including the preferred return thereon.

  Encore Media Corporation (90% owned by Liberty Media Group) earns management fees from QE+ equal to 20% of managed costs, as defined. Payment of such fees is subordinated to the repayment of the TCI Group special capital contributions and the preferred return thereon. In addition, effective July 1, 1995, Liberty Media Group will earn a "Content Fee" for certain services provided to QE+ equal to 4% of the gross revenue of QE+, estimated to be approximately $1.2 million for the six months ended December 31, 1995. The Content Fee agreement expires on June 30, 2001, subject to renewal on an annual basis thereafter. Payment of the Content Fee will be subordinated to the repayment of the contributions made by the TCI Group and the preferred return thereon.

  Subsidiaries of Liberty Media Group lease office space and satellite transponder facilities from TCI Group. Charges by TCI Group for such arrangements for the three months ended March 31, 1995 and 1994, aggregated $3,210,000, and $1,293,000, respectively. From January 1, 1993 through the Mergers, no employees of Liberty Media Corporation's subsidiaries remained on the TCI payroll.

  Certain subsidiaries attributed to Liberty Media Group produce and/or distribute sports and other programming to cable television operators (including TCI Group) and others. Charges to TCI Group are based upon customary rates charged to other major customers.

  HSN paid a commission to TCI Group for merchandise sales to customers who are subscribers of TCI Group's cable systems. Aggregate commissions and charges to TCI Group were approximately $1,928,000 and $346,000 for the three months ended March 31, 1995 and 1994, respectively.

  During the first quarter of 1995, the Liberty Media Group acquired an additional interest in an investment previously accounted for under the cost method. Upon consummation of such transaction, the Liberty Media Group is deemed to exercise significant influence over such entity and, as such, adopted the equity method of accounting. As a result, TCI Group restated its Interest in the Liberty Media Group, its unrealized gain on available-for-sale securities and accumulated deficit by $122 million, $127 million and $5 million, respectively, at December 31, 1994. The restatement did not affect the earnings from the Liberty Media Group for the three months ended March 31, 1994 as this investment was accounted for under the equity method during that period.

  Subsequent to the Mergers, TCI Group manages certain treasury activities for Liberty Media Group on a centralized basis. Cash receipts of certain businesses attributed to Liberty Media Group are remitted to TCI Group and certain cash disbursements of Liberty Media Group are funded by TCI Group on a daily basis. Prior to the implementation of the Liberty Group Stock Proposal, but subsequent to the Mergers, the

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) net amounts of such cash activities are included in investment in Liberty Media Group in the accompanying combined financial statements. Prior to the Mergers, Liberty Media Corporation separately managed the treasury activities of its subsidiaries. Subsequent to the implementation of the Liberty Group Stock Proposal, such cash activities will be included in borrowings from and loans to TCI Group or, if determined by the Board of Directors, as an equity contribution to be reflected as an Inter-Group Interest to the Liberty Media Group.

  The Board of Directors could determine from time to time that debt of TCI Group not incurred by entities attributed to the Liberty Media Group or preferred stock and the proceeds thereof should be specifically attributed to and reflected on the combined financial statements of Liberty Media Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of Liberty Media Group.

  For all periods prior to the Distribution, all financial impacts of equity offerings are attributed entirely to TCI Group. After the Distribution, all financial impacts of issuances of additional shares of Class A common stock and Class B common stock will be attributed entirely to TCI Group, all financial impacts of issuances of additional shares of Liberty Group Stock the proceeds of which are attributed to the Liberty Media Group will be reflected entirely in the combined financial statements of the Liberty Media Group. Financial impacts of dividends or other distributions on, and purchases of, Class A common stock and Class B common stock will be attributed entirely to TCI Group, and financial impacts of dividends or other distributions on Liberty Group Stock will be attributed entirely to the Liberty Media Group. Financial impacts of repurchases of Liberty Group Stock the consideration for which is charged to the Liberty Group will be reflected entirely in the combined financial statements of the Liberty Media Group, the financial impacts of repurchases of Liberty Group Stock the consideration for which is charged to TCI Group will be attributed entirely to TCI Group.

  Subsequent to the implementation of the Liberty Group Stock Proposal, borrowings from or loans to TCI Group would bear interest at such rates and have repayment schedules and other terms as are established by the Board of Directors. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

(9) COMMITMENTS AND CONTINGENCIES

  During 1994, the TCI Group, Comcast, Cox Communications, Inc. ("Cox") and Sprint Corporation ("Sprint") formed a partnership ("WirelessCo") to engage in the business of providing wireless communications services on a nationwide basis. Through WirelessCo, the partners have been participating in auctions ("PCS Auctions") of broadband personal communications services ("PCS") licenses being conducted by the Federal Communications Commission ("FCC"). In the first round auction, which concluded during the first quarter of 1995, WirelessCo was the winning bidder for PSC licenses for 29 markets, including New York, San Francisco-Oakland-San Jose, Detroit, Dallas-Fort Worth, Boston-Providence, Minneapolis-St. Paul and Miami-Fort Lauderdale. The aggregate license cost for these licenses is approximately $2.1 billion.

  WirelessCo has also invested in American PSC, L.P. ("APC"), which holds a PCS license granted under the FCC's pioneer preference program for the Washington-Baltimore market. WirelessCo acquired its 49% limited partnership interest in APC for $23 million and has agreed to make capital contributions to APC equal to 49/51 of the cost of APC's PCS license. Additional capital contributions may be required in the

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) event APC is unable to finance the full cost of its PCS license. WirelessCo may also be required to finance the build-out expenditures for APC's PCS system. Cox, which holds a pioneer preference PCS license for the Los Angeles-San Diego market, and WirelessCo have also agreed on the general terms and conditions upon which Cox (with a 60% interest) and WirelessCo (with a 40% interest) would form a partnership to hold and develop a PCS system using the Los Angeles-San Diego license. APC and the Cox partnership would affiliate their PCS systems with WirelessCo and be part of WirelessCo's nationwide integrated network, offering wireless communications services under the "Sprint" brand. TCI Group owns a 30% interest in WirelessCo.

  During 1994, subsidiaries of Cox, Sprint and TCI Group also formed a separate partnership ("PhillieCo"), in which TCI Group owns a 35.3% interest. PhillieCo was the winning bidder in the first round auction for a PCS license for the Philadelphia market at a license cost of $85 million. To the extent permitted by law, the PCS system to be constructed by PhillieCo would also be affiliated with WirelessCo's nationwide network.

  WirelessCo may bid in subsequent rounds of the PCS Auctions and may invest in, affiliate with or acquire licenses from other successful bidders. The capital that WirelessCo will require to fund the construction of the PCS systems, in addition to the license costs and investments described above, will be substantial.

  At the end of the first quarter of 1995, TCI Group, Comcast, Cox and Sprint formed two new partnerships, of which the principal partnership is MajorCo, L.P. ("MajorCo"), to which they contributed their respective interests in WirelessCo and through which they formed another partnership, NewTelco, L.P. ("NewTelco") to engage in the business of providing local wireline communications services to residences and businesses on a nationwide basis. NewTelco will serve its customers primarily through the cable television facilities of cable television operators that affiliate with NewTelco in exchange for agreed-upon compensation. The modification of existing regulations and laws governing the local telephony market will be necessary in order for NewTelco to provide its proposed services on a competitive basis in most states. Subject to agreement upon a schedule for upgrading its cable television facilities in selected markets and certain other matters, TCI Group has agreed to affiliate certain of its cable systems with NewTelco. The capital required for the upgrade of TCI Group's cable facilities for the provision of telephony services is expected to be substantial.

  TCI Group, Cox and Comcast, together with Continental Cablevision, Inc. ("Continental"), own TCG, which is one of the largest competitive access providers in the United States in terms of route miles. TCI Group, Cox and Comcast have entered into an agreement with MajorCo and NewTelco to contribute their interests in TCG and its affiliated entities to NewTelco. TCI Group currently owns an approximate 29.9% interest in TCG. The closing of this contribution is subject to the satisfaction of certain conditions, including the receipt of necessary regulatory and other consents and approvals. In addition, TCI Group, Comcast and Cox intend to negotiate with Continental, which owns a 20% interest in TCG, regarding their acquisition of Continental's TCG interest. If such agreement cannot be reached, they will need to obtain Continental's consent to certain aspects of their agreement with Sprint.

  Subject to agreement upon an initial business plan, the MajorCo partners have committed to make cash capital contributions to MajorCo of $4.0 to $4.4 billion in the aggregate over a three- to five-year period, which amount includes the approximately $500 million already contributed by the partners to WirelessCo. The partners intend for MajorCo and its subsidiary partnerships to be the exclusive vehicles through which they engage in the wireless and wireline telephony service businesses, subject to certain exceptions.

                                  "TCI GROUP"
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  At March 31, 1995, TCI Group was liable for a $720 million letter of credit which guarantees contributions to WirelessCo. TCI Group pledged 56,656,584 shares of TCI Class A common stock held by subsidiaries of TCI Group as collateral for the letter of credit. During the first quarter of 1995, an initial borrowing aggregating $95 million was made pursuant to the letter of credit. Subsequent to March 31, 1995, 19,638,508 shares of TCI Class A common stock held by subsidiaries of TCI Group were pledged as additional collateral for the letter of credit.

  On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, TCI Group's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

  TCI Group believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, TCI Group's rates for regulated services are subject to review by the FCC, if a complaint has been filed, or the appropriate franchise authority, if such authority has been certified. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to the later of September 1, 1993 or one year prior to the certification date of the applicable franchise authority. The amount of refunds, if any, which could be payable by TCI Group in the event that systems' rates are successfully challenged by franchising authorities is not considered to be material.

  TCI Group has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $250 million at March 31, 1995. Although there can be no assurance, management of TCI Group believes that it will not be required to meet its obligations under such guarantees, or if it is required to meet any of such obligations, that they will not be material to TCI Group.

  TCI Group is obligated to pay fees for the license to exhibit certain films that are released theatrically by various motion picture studios through December 31, 2002 (the "Film License Obligations"). As of December 31, 1994, these agreements require minimum amount of the payments aggregating approximately $207 million. The aggregate amount of the Film License Obligations is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, TCI Group's required aggregate payments under the Film Licensing Obligations could prove to be significant.

  TCI Group has also committed to provide additional debt or equity funding to certain of its affiliates. At March 31, 1995, such commitments aggregated $174 million.

  TCI Group has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

"TCI GROUP"

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS.

GENERAL

  The Board of Directors of Tele-Communications, Inc. ("TCI") have adopted a proposal (the "Liberty Group Stock Proposal") which, if approved by stockholders, would authorize the Board to issue a new class of stock ("Liberty Group Stock") which is intended to reflect the separate performance of TCI's business which produces and distributes cable television programming services ("Liberty Media Group"). While the Liberty Group Stock constitutes common stock of TCI, the Liberty Group Stock Proposal would not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt. TCI intends to distribute one hundred percent of the equity value attributable to the Liberty Media Group. Additionally, the Liberty Group Stock Proposal, if approved by stockholders, would redesignate the previously authorized Class A and Class B common stock into Series A TCI Group and Series B TCI Group common stock.

  Upon the initial distribution of the Liberty Group Stock, the existing TCI Class A and Class B common stock is intended to reflect the separate performance of the TCI Group, which is generally comprised of (a) the subsidiaries and assets not attributed to the Liberty Media Group, including
(i) TCI's Cable and Communications unit, (ii) TCI's International Cable and Programming unit and (iii) TCI's Technology/Venture Capital unit, (b) any interest in the Liberty Media Group other than the interest represented by any outstanding shares of Liberty Group Stock (an "Inter-Group Interest") and (c) any interest in the Liberty Media Group represented by outstanding shares of Liberty Group Stock. The businesses of TCI not attributed to the Liberty Media Group, together with any Interest is referred to as the "TCI Group".

  On January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "TCIC") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "Mergers"). The transaction was consummated on August 4, 1994. Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method prior to the consummation of the Mergers. Accordingly, TCIC had recognized 100% of Liberty's earnings or losses before deducting preferred stock dividends. The Mergers were accounted for using predecessor cost due to related party considerations. Accordingly, the accompanying combined financial statements of TCI Group reflect the combination of the historical financial information of the assets of TCI and Liberty which have not been attributed to Liberty Media Group. For periods prior to the Mergers, the combined financial statements of TCI Group and Liberty Media Group comprise all the accounts included in the corresponding consolidated financial statements of TCI and subsidiaries and Liberty and subsidiaries. For periods subsequent to the Mergers, the combined financial statements of TCI Group and Liberty Media Group comprise all the accounts included in the corresponding consolidated financial statements of TCI and subsidiaries.

  Notwithstanding the attribution of assets and liabilities, equity and items of income and expense to TCI Group for purposes of preparing its combined financial statements, the change in the capital structure of TCI contemplated by the Liberty Group Stock Proposal would not affect the ownership or the respective legal title to assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of TCI Group common stock would be holders of common stock of TCI and would continue to be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities. The Liberty Group Stock Proposal would not affect the rights of creditors of TCI.

  Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition of TCI could affect the combined results of operations or financial condition of the TCI

Group and the market price of shares of the TCI Group common stock. In addition, net losses of any portion of TCI, dividends or distributions on, or repurchases of, any series of common stock, and dividends on, or certain repurchases of preferred stock would reduce the funds of TCI legally available for dividends on all series of common stock. Accordingly, TCI Group financial information should be read in conjunction with the TCI and Liberty consolidated financial information.

  Under the terms of the Liberty Group Stock Proposal, dividends on the TCI Group common stock would be payable at the sole discretion of the Board out of the lesser of assets of TCI legally available for dividends and the available dividend amount with respect to the TCI Group, as defined. Determinations to pay dividends on TCI Group common stock would be based primarily upon the financial condition, results of operations and business requirements of TCI Group and TCI as a whole.

  After the Distribution, existing preferred stock and debt securities of TCI that are convertible into or exchangeable for shares of TCI Class A common stock will, as a result of the operation of antidilution provisions, be adjusted so that there will be delivered upon their conversion or exchange (in addition to the same number of shares of redesignated Series A TCI Group Common Stock as were theretofore issuable thereunder) the number of shares of Series A Liberty Group Stock that would have been issuable in the Distribution with respect to the TCI Class A common stock issuable upon conversion or exchange had such conversion or exchange occurred prior to the record date for the Distribution. Options to purchase TCI Class A common stock outstanding at the time of the Distribution will be adjusted by issuing to the holders of such options separate options to purchase that number of shares of Series A Liberty Group Stock which the holder would have been entitled to receive had the holder exercised such option to purchase TCI Class A common stock prior to the record date for the Distribution and reallocating a portion of the aggregate exercise price of the previously outstanding options to the newly issued options to purchase Series A Liberty Group Stock. Such convertible or exchangeable preferred stock and debt securities and options outstanding on the record date for the Distribution are referred to as "Pre-Distribution Convertible Securities." The issuance of shares of Series A Liberty Group Stock upon such conversion, exchange or exercise of Pre-Distribution Convertible Securities will not result in any transfer of funds or other assets from the TCI Group to the Liberty Media Group or a reduction in any Inter-Group Interest that then may exist, in consideration of such issuance. In the case of the exercise of Pre-Distribution Convertible Securities consisting of options to purchase Series A Liberty Group Stock, the proceeds received upon the exercise of such options will be attributed to Liberty Media Group. If Pre-Distribution Convertible Securities remain outstanding at the time of any disposition of all or substantially all of the properties and assets of Liberty Media Group and TCI elects to distribute to holders of Liberty Group Stock their proportionate interest in the net proceeds of the disposition, the proportionate interest of the holders of Liberty Group Stock will be determined on a basis that allocates to the TCI Group a portion of such net proceeds, in addition to the portion attributable to any Inter-Group Interest, sufficient to provide for the payment of the portion of the consideration payable by TCI on any post-Distribution conversion, exercise or exchange of Pre-Distribution Convertible Securities that becomes so payable in substitution for shares of Liberty Group Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to the record date for the disposition. Likewise, if Pre-Distribution Convertible Securities remain outstanding at the time of any redemption for all the outstanding shares of Liberty Group Stock in exchange for stock of any one or more wholly-owned subsidiaries of TCI which hold all of the assets and liabilities of the Liberty Media Group, the portion of the shares of such subsidiaries deliverable in redemption of the outstanding shares of Liberty Group Stock will be determined on a basis that allocates to the TCI Group a portion of the shares of such subsidiaries, in addition to the number of shares so allocated in respect to any Inter-Group Interest, sufficient to provide for the payment of the portion of the consideration payable by TCI upon any post-redemption conversion, exercise or exchange of Pre-Distribution Convertible Securities that becomes so payable in substitution for shares of Liberty Group Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to such redemption.

  During the fourth quarter of 1994, TCI was reorganized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture

Capital (the "Reorganization"). Upon Reorganization, certain of the assets of TCIC and Liberty were transferred to the other operating units. As consideration for such transfer of assets by TCIC and Liberty, TCI issued 317,112 shares of TCI Class A common stock and 246,402 shares of Redeemable Convertible Preferred Stock, Series E ("Series E Preferred Stock") (see note
7).

 Summary of Operations

  TCI Group operates principally in the cable and communications industry. The Technology/Venture Capital and the International Cable and Programming portions of TCI Group's business have been included with cable and communications services due to their immateriality. The tables below set forth for the periods presented, the percentage relationship that certain items bear to revenue. This summary provides trend data relating to the normal recurring operations of TCI Group. Other items of significance are discussed separately under separate captions below. Amounts set forth below reflect TCI Group's motion picture theatre exhibition industry segment as discontinued operations.

                                          YEARS ENDED DECEMBER 31,
                                -----------------------------------------------
                                     1994            1993            1992
                                --------------- --------------- ---------------
                                AMOUNTS IN MILLIONS, EXCEPT FOR PERCENTAGES
Revenue........................   100% $  4,269   100% $  4,090   100% $  3,519
Operating costs and expenses
 before depreciation and
 amortization..................    58     2,480    55     2,251    53     1,881
Depreciation and amortization..    23     1,001    22       920    22       766
                                -----  -------- -----  -------- -----  --------
  Operating income.............    19% $    788    23% $    919    25% $    872
                                =====  ======== =====  ======== =====  ========

  Revenue increased by approximately 4% from 1993 to 1994. Such increase was the result of growth in subscriber levels within TCI Group's cable television systems (5%), the effect of certain other acquisitions (2%) and certain new services (1%), net of a decrease in revenue (4%) due to rate reductions required by rate regulation implemented pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In the second half of 1994, TCI Group experienced an additional decrease, in excess of that which was incurred in 1993, in the price charged for those services that are subject to rate regulation under the 1992 Cable Act. Revenue increased by approximately 16% from 1992 to 1993. Such increase was the result of an acquisition in late 1992 (10%), growth in subscriber levels within TCI Group's cable television systems (4%) and increases in prices charged for cable services (3%), net of a decrease in revenue (1%) due to rate reductions required by rate regulation implemented pursuant to the 1992 Cable Act. See related discussion below.

  On October 5, 1992, Congress enacted the 1992 Cable Act. In 1993 and 1994, the Federal Communications Commission ("FCC") adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, TCI Group's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC.

  TCI Group estimates that the FCC's 1993 and 1994 rate regulations will result in an aggregate annualized reduction of revenue and operating income ranging from $280 million to $300 million based upon rates charged prior to implementation of such rate regulation. The estimated annualized reduction in revenue assumes that the FCC will not require further reductions beyond the current regulations and is prior to any possible mitigating factors (none of which is assured) such as (i) the provision of alternate service offerings (ii) the implementation of rate adjustments to non-regulated services and (iii) the utilization of cost-of-service methodologies, as described below.

  Cable operators may justify rates higher than the benchmark rates established by the FCC through demonstrating higher costs based upon a cost-of-service showing. Under this methodology, cable operators may be allowed to recover through the rates they charge for Regulated Services, their normal operating expenses plus an interim rate of return of 11.25% on the rate base, as defined, which rate may be subject to change in the future.

  The FCC rate regulations govern changes in the rates which cable operators may charge when adding or deleting a service from a regulated tier of service. The FCC substantially revised its rules for adding and deleting services in November 1994 and has provided an alternative methodology for adding services to cable programming service tiers which includes a flat fee increase per added channel and an aggregate limit on such increases with an additional license fee reserve. The FCC's rate regulations also permit cable operators to "pass through" increases in programming costs and certain other external costs which exceed the rate of inflation. However, a cable operator may pass through increases in the cost of programming services affiliated with such cable operator to the extent such costs exceed the rate of inflation only if the price charged by the programmer to the affiliated cable operator reflects prevailing prices offered in the marketplace by the programmer to unaffiliated third parties or the fair market value of the programming.

  Based on the foregoing, TCI Group believes that the 1993 and 1994 rate regulations have had and will continue to have a material adverse effect on its results of operations.

  Operating costs and expenses before depreciation and amortization have increased by 10% for the year ended December 31, 1994 compared to the corresponding period of 1993. TCI Group cannot determine whether and to what extent increases in the cost of programming will affect its future operating costs. However, such programming costs have increased at a greater percentage than increases in revenue of Regulated Services. In 1993, TCI Group incurred certain one-time direct charges relating to the implementation of the FCC rate regulations. Due to a program to upgrade and install optical fiber in its cable systems, TCI Group's capital expenditures and depreciation expense have increased. TCI Group recorded an adjustment of $5 million in 1994 to reduce its liability for compensation relating to stock appreciation rights resulting from a decline in the market price of TCI's Class A common stock. TCI made several separate grants (in 1992 and 1993) of stock options issued in tandem with stock appreciation rights. TCI Group recorded compensation relating to such stock appreciation rights of $31 million and $1 million in 1993 and 1992, respectively. During 1992, TCI Group streamlined its operating structure through the consolidation of three of its regional operating divisions into two divisions. In connection with the consolidation of these divisional offices, TCI Group incurred restructuring charges of approximately $8 million which are reflected in the accompanying combined financial statements for the year ended December 31, 1992.

  Liberty Media Corporation and TCI were parties to a service agreement pursuant to which TCI agreed to provide certain administrative services to Liberty Media Corporation. In addition, the employees of certain of Liberty's subsidiaries remained on the TCI payroll until December 31, 1992. Liberty Media Corporation reimbursed TCI for their salaries and related employment expenses. Subsidiaries of Liberty Media Group also lease office space and satellite transponder facilities from TCI Group. Charges by TCI Group for such arrangements for the years ended December 31, 1994, 1993 and 1992, aggregated $7,542,000, $4,455,000 and $7,586,000, respectively. From January 1, 1993 through the Mergers, no employees of Liberty Media Corporation's subsidiaries remained on the TCI payroll.

  Certain subsidiaries attributed to Liberty Media Group produce and/or distribute sports and other programming to cable television operators (including TCI Group) and others. Charges to TCI Group are based upon customary rates charged to others.

  HSN paid a commission to TCI Group for merchandise sales to customers who are subscribers of TCI Group's cable systems. Aggregate commissions and charges to TCI Group were approximately $6,638,000 and $1,200,000 in 1994 and 1993, respectively.

  Effective April 1, 1993, based upon changes in FCC regulations, TCI Group revised its estimate of the useful lives of certain distribution equipment to correspond to TCI Group's anticipated remaining period of ownership of such equipment. The revision resulted in a decrease in net earnings of approximately $12 million for the year ended December 31, 1993.

 Other Income and Expense

  TCI Group's weighted average interest rate on borrowings was 7.6%, 7.3% and 7.3% during 1994, 1993 and 1992, respectively. At December 31, 1994, after considering the net effect of various interest rate hedge and exchange agreements (see note 5 to the combined financial statements) with notional amounts aggregating $1,730 million, TCI Group had $4,784 million (or 43%) of fixed-rate debt with a weighted average interest rate of 8.9% and $6,284 million (or 57%) of variable-rate debt with interest rates approximating the prime rate (8.5% at December 31, 1994).

  TCI Group is a shareholder of TeleWest Communications plc (formerly TCI/US WEST Cable Communications Group or "TeleWest UK") ("TeleWest Communications"), a company that is currently operating and constructing cable television and telephone systems in the United Kingdom ("UK"). TeleWest Communications, which is accounted for under the equity method, had a carrying value at December 31, 1994 of $454 million and comprised $43 million, $28 million and $26 million of TCI Group's share of its affiliates' losses in 1994, 1993 and 1992, respectively. In February 1994, TCI Group acquired a consolidated investment in Flextech p.l.c. ("Flextech"). Flextech accounted for net losses of $24 million (before deducting the minority interests' 40% share of such losses) in 1994. In addition, TCI Group has other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other equity method investments had a carrying value of $135 million at December 31, 1994 and accounted for $50 million of TCI Group's share of its affiliates' losses in 1994.

  In November of 1994, TCI Group and US West, Inc. each exchanged their respective 50% ownership interest in TeleWest UK for 302,250,000 ordinary shares and 76,500,000 convertible preference shares of TeleWest Communications (the "TeleWest Exchange"). Following the completion of the TeleWest Exchange, TeleWest Communications conducted an initial public offering in November of 1994 in which it sold 243,740,000 ordinary shares for aggregate net proceeds of (Pounds)401 million (the "TeleWest IPO"). Upon completion of the TeleWest Exchange and the TeleWest IPO, TCI Group and US WEST, Inc. each became the owners of 36% of the ordinary shares and 38% of the total outstanding ordinary and convertible preference shares of TeleWest Communications. As a result of the TeleWest IPO and the associated dilution of TCI Group's ownership interest of TeleWest Communications, TCI Group has recognized a nonrecurring gain amounting to $161 million (before deducting the related tax expense of $75 million). There is no assurance that TCI Group will realize similar nonrecurring gains in future periods.

  TeleWest Communications, which is currently constructing broadband cable television and telephony networks in the UK, has incurred net losses since its inception. At December 31, 1994, TeleWest Communications had completed approximately 37% of its network construction and, within five years it is expected that approximately 97% of TeleWest Communications' network construction will be complete. Although there is no assurance, TCI Group believes (i) that the continued expansion of TeleWest Communications' networks ultimately will provide TeleWest Communications with a revenue base that will exceed its expenses and (ii) that TeleWest Communications' present and future sources of liquidity (including the net proceeds from the TeleWest IPO and certain bank credit facilities) will be sufficient to meet TeleWest Communications' liquidity requirements for the foreseeable future. TCI Group has no present intention to make significant loans to or investments in TeleWest Communications.

  In connection with its investments in the above-described foreign entities, TCI Group, through its International Cable and Programming unit, is exposed to the risk that unfavorable and potentially volatile fluctuations in exchange rates with respect to the UK currency and other foreign currencies will cause TCI Group to experience unrealized foreign currency translation losses. To a much lesser extent, TCI Group is exposed to the risk that unfavorable and potentially volatile foreign currency fluctuations will cause TCI

Group to experience unrealized losses with respect to transactions denominated in currencies other than the respective functional currencies of TCI Group and its various foreign affiliates. Because TCI Group views its foreign assets as long-term investments, TCI Group generally does not hedge its exposure to short-term movements in foreign amounts of future foreign cash inflows and outflows associated with TCI Group's foreign investments. Although, TCI Group continually evaluates the advantages and disadvantages of hedging its exposure to currency risk on a long-term basis, TCI Group historically has not entered into any significant long-term hedge agreements.

  TCI Group sold certain investments and other assets for an aggregate net pre-tax gain of $42 million and $1 million in 1993 and 1992, respectively.

  During 1994, 1993 and 1992, TCI Group recorded losses of $9 million, $15 million and $67 million, respectively, from early extinguishments of debt. Included in the 1992 amount was $52 million from the extinguishment of the SCI Holdings, Inc. ("SCI") indebtedness (see note 4 to the combined financial statements). There may be additional losses associated with early extinguishments of debt in the future.

  Interest and dividend income was $23 million, $20 million and $87 million in 1994, 1993 and 1992, respectively. Included in the 1992 amounts was $30 million earned on the preferred stock investment that was repurchased by a subsidiary of SCI in 1992 (see note 4 to the consolidated financial statements). In connection with such repurchase, TCI Group received a premium amounting to $14 million which has been reflected in premium received on redemption of preferred stock investment in the accompanying combined statements of operations.

 Income Taxes

  New tax legislation was enacted in the third quarter of 1993 which, among other matters, increased the corporate Federal income tax rate from 34% to 35%. TCI Group has reflected the tax rate change in its combined statements of operations. Such tax rate change resulted in an increase of $76 million to TCI Group's income tax expense and deferred income tax liability in the third quarter of 1993.

 Net Earnings (Loss)

  TCI Group's net loss (before earnings of Liberty Media Group and preferred stock dividends) of $22 million for the year ended December 31, 1994 represented an increase in earnings of $11 million as compared to TCI Group's net loss (before earnings of Liberty Media Group preferred stock dividends) of $33 million for the corresponding period of 1993. Such increase is principally the result of the recognition of a nonrecurring gain resulting from the TeleWest IPO and the associated dilution of TCI Group's ownership in TeleWest Communications, and the reduction in income tax expense (principally resulting from the required recognition in the third quarter of 1993 of the cumulative effect of the change in the Federal income tax rate from 34% to 35%, net of the effect of the aforementioned reduction in rates charged for Regulated Services, increase in TCI Group's share of losses of affiliates, and the decrease in gain on disposition of assets.

  TCI Group's loss (before earnings of Liberty Media Group and preferred stock dividends) of $33 million for the year ended December 31, 1993 represented a decrease of $26 million as compared to TCI Group's loss from continuing operations of $7 million for the corresponding period of 1992. Such decline was due primarily to an increase in income tax expense arising from the aforementioned tax rate change enacted in the third quarter of 1993, the effect of the aforementioned reduction in rates charged for Regulated Services, an increase in compensation relating to stock appreciation rights and the reduction of interest and dividend income resulting from the disposition at the end of 1992 of a preferred stock investment, net of an increase in gain on disposition of assets, a reduction in loss from early extinguishment of debt and a reduction in minority interest in earnings of consolidated subsidiaries attributable to the repurchase of certain preferred stock of a consolidated subsidiary.

  On May 12, 1992, TCI Group sold its motion picture theatre business and certain theatre-related real estate assets (see note 12 to the accompanying combined financial statements). Accordingly, the operations of the Company's motion picture theatre exhibition industry segment have been reclassified and reflected as "discontinued operations" in the accompanying combined financial statements.

  Inflation has not had a significant impact on TCI Group's results of operations during the three-year period ended December 31, 1994.

 Recent Accounting Pronouncements

  In November of 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("Statement No. 112"). As TCI Group's present accounting policies generally are in conformity with the provisions of Statement No. 112, TCI Group does not believe that Statement No. 112 will have a material effect on TCI Group. Statement No. 112 is effective for years beginning after December 31, 1994.

  In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities ("Statement No. 115"), effective for fiscal years beginning after December 15, 1993. Under Statement No. 115, debt securities that TCI Group has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that TCI Group does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a separate component of stockholders' equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings.

  TCI Group applied Statement No. 115 beginning in the first quarter of 1994. Application of Statement No. 115 resulted in a net increase of $356 million to stockholders' equity on January 1, 1994, representing the recognition of unrealized appreciation, net of taxes, for TCI Group's investments in marketable equity securities determined to be available-for-sale. The amount of net unrealized gain was reduced by $103 million through December 31, 1994. The majority of the aggregate unrealized gain is comprised from investments in Turner Broadcasting System, Inc. ("TBS") common stock ($100 million) and QVC, Inc. ("QVC") common stock ($127 million) which are included in Liberty Media Group. TCI Group holds no material debt securities.

  The FASB has recently issued other accounting pronouncements which are not yet effective. TCI Group does not expect that these pronouncements will have a material effect on TCI Group's combined financial statements.

 Liquidity and Capital Resources

  During 1994, the TCI Group, Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Sprint Corporation ("Sprint") formed a partnership ("WirelessCo") to engage in the business of providing wireless communications services on a nationwide basis. Through WirelessCo, the partners have been participating in auctions ("PCS Auctions") of broadband personal communications services ("PCS") licenses being conducted by the FCC. In the first round auction, which concluded during the first quarter of 1995, WirelessCo was the winning bidder for PSC licenses for 29 markets, including New York, San Francisco-Oakland-San Jose, Detroit, Dallas-Fort Worth, Boston-Providence, Minneapolis-St. Paul and Miami-Fort Lauderdale. The aggregate license cost for these licenses is approximately $2.1 billion.

  WirelessCo has also invested in American PSC, L.P. ("APC"), which holds a PCS license granted under the FCC's pioneer preference program for the Washington-Baltimore market. WirelessCo acquired its 49% limited partnership interest in APC for $23 million and has agreed to make capital contributions to APC equal to 49/51 of the cost of APC's PCS license. Additional capital contributions may be required in the event APC is unable to finance the full cost of its PCS license. WirelessCo may also be required to finance the build-out expenditures for APC's PCS system. Cox, which holds a pioneer preference PCS license for the Los Angeles-San Diego market, and WirelessCo have also agreed on the general terms and conditions upon which Cox (with a 60% interest) and WirelessCo (with a 40% interest) would form a partnership to hold and develop a PCS system using the Los Angeles-San Diego license. APC and the Cox partnership would affiliate their PCS systems with WirelessCo and be part of WirelessCo's nationwide integrated network, offering wireless communications services under the "Sprint" brand. TCI Group owns a 30% interest in WirelessCo.

  During 1994, subsidiaries of Cox, Sprint and TCI Group also formed a separate partnership ("PhillieCo"), in which TCI Group owns a 35.3% interest. PhillieCo was the winning bidder in the first round auction for a PCS license for the Philadelphia market at a license cost of $85 million. To the extent permitted by law, the PCS system to be constructed by PhillieCo would also be affiliated with WirelessCo's nationwide network.

  WirelessCo may bid in subsequent rounds of the PCS Auctions and may invest in, affiliate with or acquire licenses from other successful bidders. The capital that WirelessCo will require to fund the construction of the PCS systems, in addition to the license costs and investments described above, will be substantial. TCI Group anticipates funding its portion of WirelessCo's capital requirements through borrowings under a new credit facility.

  At the end of the first quarter of 1995, the TCI Group, Comcast, Cox and Sprint formed two new partnerships, of which the principal partnership is MajorCo, L.P. ("MajorCo"), to which they contributed their respective interests in WirelessCo and through which they formed another partnership, NewTelco, L.P. ("NewTelco") to engage in the business of providing local wireline communications services to residences and businesses on a nationwide basis. NewTelco will serve its customers primarily through the cable television facilities of cable television operators that affiliate with NewTelco in exchange for agreed-upon compensation. The modification of existing regulations and laws governing the local telephony market will be necessary in order for NewTelco to provide its proposed services on a competitive basis in most states. Subject to agreement upon a schedule for upgrading its cable television facilities in selected markets and certain other matters, TCI Group has agreed to affiliate certain of its cable systems with NewTelco. The capital required for the upgrade of TCI Group's cable facilities for the provision of telephony services is expected to be substantial.

  TCI Group, Cox and Comcast, together with Continental Cablevision, Inc. ("Continental"), own Teleport Communications Group, Inc. and TCG Partners (collectively, "TCG"), which is one of the largest competitive access providers in the United States in terms of route miles. TCI Group, Cox and Comcast have entered into an agreement with MajorCo and NewTelco to contribute their interests in TCG and its affiliated entities to NewTelco. TCI Group currently owns an approximate 29.9% interest in TCG. The closing of this contribution is subject to the satisfaction of certain conditions, including the receipt of necessary regulatory and other consents and approvals. In addition, TCI Group, Comcast and Cox intend to negotiate with Continental, which owns a 20% interest in TCG, regarding their acquisition of Continental's TCG interest. If such agreement cannot be reached, they will need to obtain Continental's consent to certain aspects of their agreement with Sprint.

  Subject to agreement upon an initial business plan, the MajorCo partners have committed to make cash capital contributions to MajorCo of $4.0 to $4.4 billion in the aggregate over a three- to five-year period, which amount includes the approximately $500 million already contributed by the partners to WirelessCo. The partners intend for MajorCo and its subsidiary partnerships to be the exclusive vehicles through which they engage in the wireless and wireline telephony service businesses, subject to certain exceptions.

  At December 31, 1994, TCI Group was liable for a $720 million letter of credit which guarantees contributions to WirelessCo. TCI Group pledged 56,656,584 shares of TCI Class A common stock held by subsidiaries of TCI Group as collateral for the letter of credit. There were no borrowings pursuant to such letter of credit at December 31, 1994.

  As of January 26, 1995, the TCI Group and TeleCable Corporation ("TeleCable") consummated a transaction whereby TeleCable was merged into TCIC (the "TeleCable Merger"). The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of TCI Class A common stock and 1 million shares of TCI Convertible Preferred stock, Series D (the "Series D Preferred Stock") with an aggregate initial liquidation value of $300 million. The Series D Preferred Stock, which accrues dividends at a rate of 5.5% per annum, is convertible into 10 million shares of TCI Class A common stock. The Series D Preferred Stock is redeemable for cash at the option of TCI after five years and at the option of either TCI or the holder after ten years. The amount of net liabilities assumed by TCIC and the number of shares of TCI Class A common stock issued to TeleCable's shareholders are subject to post-closing adjustments.

  Pursuant to an underwritten public offering, TCI sold 19,550,000 shares of TCI Class A common stock in February of 1995. TCI Group received net proceeds of approximately $401 million. Such proceeds were immediately used to reduce outstanding indebtedness under credit facilities.

  TCI's ability to pay dividends on any classes or series of preferred stock is dependent upon the ability of TCI's subsidiaries to distribute amounts to TCI in the form of dividends, loans or advances or in the form of repayment of loans and advances from TCI Group. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay the dividends on any class or series of preferred stock of TCI or to make any funds available therefor, whether by dividends, loans or their payments. The payment of dividends, loans or advances to TCI by its subsidiaries may be subject to statutory or regulatory restrictions, is contingent upon the cash flows generated by those subsidiaries and is subject to various business considerations. Further, certain of TCI Group's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds by such subsidiaries to TCI in the form of dividends, loans, or advances and require that such subsidiaries' indebtedness to TCI be subordinate to the indebtedness under such loan agreements. The amount of net assets of subsidiaries subject to such restrictions exceeds TCI Group's consolidated net assets. TCI Group's subsidiaries currently have the ability to transfer funds to TCI in amounts exceeding TCI's dividend requirement on any class or series of preferred stock. Net cash provided by operating activities of subsidiaries which are not restricted from making transfers to the parent company have been and are expected to continue to be sufficient to enable the parent company to meet its cash obligations.

  The TCI Group had approximately $1.8 billion in unused lines of credit at December 31, 1994 excluding amounts related to lines of credit which provide availability to support commercial paper. Although subsidiaries attributed to the TCI Group were in compliance with the restrictive covenants contained in their credit facilities at said date, additional borrowings under the credit facilities are subject to the subsidiaries' continuing compliance with such restrictive covenants (which relate primarily to the maintenance of certain ratios of cash flow to total debt and cash flow to debt service, as defined). TCI Group believes that the aforementioned FCC 1993 and 1994 rate regulations will not materially impact the availability under its subsidiaries' lines of credit or its ability to repay indebtedness as it matures. See note 5 to the accompanying combined financial statements for additional information regarding the material terms of the subsidiaries' lines of credit.

  One measure of liquidity is commonly referred to as "interest coverage." Interest coverage, which is measured by the ratio of Operating Cash Flow (operating income before depreciation, amortization and other non-cash operating credits or charges) ($1,784 million, $1,870 million and $1,647 million in 1994, 1993 and 1992, respectively) to interest expense ($786 million, $735 million and $720 million in 1994, 1993 and 1992, respectively), is determined by reference to the consolidated statements of operations. TCI Group's interest coverage ratio was 227%, 254% and 229% for 1994, 1993 and 1992, respectively. Management of TCI Group believes that the foregoing interest coverage ratio is adequate in light of the consistency and nonseasonal nature of its cable television operations and the relative predictability of TCI Group's interest expense, almost half of which results from fixed rate indebtedness. Operating Cash Flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flows provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such. Operating Cash Flow, as defined, does not take into consideration substantial costs of doing business, such as interest expense, and should not be considered in isolation to other measures of performance.

  Another measure of liquidity is net cash provided by operating activities, as reflected in the accompanying combined statements of cash flows. Net cash provided by operating activities ($1,051 million, $1,261 million and $955 million in 1994, 1993 and 1992, respectively) reflects net cash from the operations of TCI Group available for TCI Group's liquidity needs after taking into consideration the aforementioned additional substantial costs of doing business not reflected in Operating Cash Flow. Amounts expended by TCI Group for its investing activities exceed net cash provided by operating activities. However, management believes that net cash provided by operating activities, the ability of TCI Group to obtain additional financing (including the subsidiaries available lines of credit and access to public debt markets), issuances and sales of TCI Group's equity or equity of its subsidiaries, proceeds from disposition of assets will provide adequate sources of short-term and long-term liquidity in the future. See TCI Group's combined statements of cash flows included in the accompanying combined financial statements.

  In order to achieve the desired balance between variable and fixed rate indebtedness and to diminish its exposure to extreme increases in variable interest rates, TCI Group has entered into various interest rate exchange agreements and interest rate hedge agreements. Pursuant to the interest rate exchange agreements, TCI Group pays (i) fixed interest rates ranging from 7.2% to 9.9% on notional amounts of $550 million at December 31, 1994 and (ii) variable interest rates on notional amounts of $2,605 million at December 31, 1994. During the years ended December 31, 1994, 1993 and 1992, TCI Group's net payments pursuant to its fixed rate exchange agreements were $26 million, $38 million and $46 million, respectively. During the years ended December 31, 1994, 1993 and 1992, TCI Group's net receipts pursuant to its variable rate exchange agreements were $36 million, $31 million and $7 million, respectively. TCI Group's interest rate hedge agreements fix the maximum variable interest rates on notional amounts of $325 million at 11%. TCI Group is exposed to credit losses for the periodic settlements of amounts due under the interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, TCI Group does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.

  Approximately thirty-five percent of the franchises held by TCI Group, involving approximately 3.8 million basic subscribers, expire within five years. There can be no assurance that the franchises for TCI Group's systems will be renewed as they expire although TCI Group believes that its cable television systems generally have been operated in a manner which satisfies the standards established by the Cable Communications Policy Act of 1984 (the "1984 Cable Act"), as supplemented by the renewal provisions of the 1992 Cable Act, for franchise renewal. However, in the event they are renewed, TCI Group cannot predict the impact of any new or different conditions that might be imposed by the franchising authorities in connection with the renewals. To date they have not varied significantly from the original terms.

  TCI Group competes with operators who provide, via alternative methods of distribution, the same or similar video programming as that offered by TCI Group's cable systems. Technologies competitive with cable television have been encouraged by Congress and the FCC. One such technology is direct broadcast satellite ("DBS"). DBS services are offered directly to subscribers owning home satellite dishes that vary in size depending upon the power of the satellite; two DBS operators recently began offering nationwide video services that can be received by a satellite that measures approximately eighteen inches in diameter. DBS operators can acquire the right to distribute over satellite all of the significant cable television programming currently available on TCI Group's cable systems. As the cost of equipment needed to receive these transmissions declines, TCI Group expects that it will experience increased and substantial competition from DBS operators.

  The 1984 Cable Act and FCC rules prohibit telephone companies from offering video programming directly to subscribers in their telephone service areas (except in limited circumstances in rural areas). However, a number of Federal Court decisions have held that the cross-entry prohibition in the 1984 Cable Act is unconstitutional as a violation of the telephone company's First Amendment right to free expression. In addition, certain proposals are also pending before the FCC and Congress which would eliminate or relax these restrictions on telephone companies. As the current cross-entry restrictions are removed or relaxed, TCI Group will face increased competition from telephone companies which, in most cases, have greater financial resources than TCI Group. All major telephone companies have announced plans to acquire cable television systems or provide video services to the home through fiber optic technology.

  The FCC authorized the provision of so-called "video-dialtone" services by which independent video programmers may deliver services to the home over telephone-provided circuits, thereby by-passing the local cable system or other video provider. Under the FCC decision, such services would require no local franchise agreement or payment to the city or local governmental authority. Although telephone companies providing "video-dialtone" were originally allowed only a limited financial interest in programming services and their role was limited largely to that of a traditional "common carrier," the FCC recently has proposed relaxation of these restrictions and has authorized some telephone companies to offer programming services directly to subscribers. Telephone companies have filed numerous applications with the FCC for authorization to construct video-dialtone systems to provide such services. This alternative means of distributing video services to the consumer's home represents a direct competitive threat to TCI Group.

  TCI Group is upgrading and installing optical fiber in its cable systems at a rate such that in two years the TCI Group anticipates that it will be serving the majority of its customers with state-of-the-art fiber optic cable systems. TCI Group made capital expenditures of $1,249 million in 1994 and TCI Group expects to expend similar amounts in 1995 to provide for the continued rebuilding of its cable systems. However, such proposed expenditures are subject to reevaluation based upon changes in TCI Group's liquidity, including those resulting from rate regulation.

  TCI Group believes that it has complied, in all material respects, with the provisions of the 1992 Cable Act, including its rate setting provisions. However, TCI Group's rates for Regulated Services are subject to adjustment upon review, as described above. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Generally, any refunds of the excess portion of all other Regulated Services rates would be retroactive to the later of September 1, 1993, or one year prior to the implementation of the rate reduction. The amount of refunds, if any, which could be payable by TCI Group in the event that any system's rates were to be successfully challenged, is not considered to be material.

  TCI Group believes that the FCC's comprehensive system of rate regulation, including regulation of the changes in rates when programming services are added or deleted from service tiers, also may have an adverse effect on the programming services in which TCI Group has an ownership interest by limiting the carriage of such services and/or the ability and willingness of cable operators to pay the rights fees for such carriage.

  On September 23, 1993, the FCC also adopted regulations establishing a 30% limit on the number of homes passed nationwide that a cable operator may reach through cable systems in which it holds an attributable interest, with an increase to 35% if the additional cable systems are minority controlled. However, the FCC stayed the effectiveness of its ownership limits pending the appeal of a September 16, 1993 decision by the United States District Court for the District of Columbia which, among other things, found unconstitutional the provision of the 1992 Cable Act requiring the FCC to establish such ownership limits. Under the FCC regulations, if the ownership limits are determined to be constitutional, they may limit TCI Group's future ability to acquire interests in additional cable systems.

  A number of petitions for reconsideration of various aspects of the regulations implementing the 1992 Cable Act remain pending before the FCC. Petitions for judicial review of regulations adopted by the FCC, as well as other court challenges to the 1992 Cable Act and the FCC's regulations, also remain pending. TCI Group is uncertain how the courts and/or the FCC ultimately will rule or whether such rulings will materially change any existing rules or statutory requirements.

  TCI Group's various partnerships and other affiliates accounted for under the equity method generally fund their acquisitions, required debt repayments and capital expenditures through borrowings under and refinancing of their own credit facilities (which are generally not guaranteed by TCI Group) and through net cash provided by their own operating activities.

  TCI Group is obligated to pay fees for the license to exhibit certain films that are released theatrically by various motion picture studios through December 31, 2002 (the "Film License Obligations"). As of December 31, 1994, these agreements require minimum payments aggregating approximately $227 million. The aggregate amount of the Film License Obligations is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, TCI Group's required aggregate payments under the Film Licensing Obligations could prove to be significant.

  Under the Liberty Group Stock Proposal, prior to any distributions of Liberty Media Group Stock, TCI Group would have a 100% Inter-Group Interest in Liberty Media Group. Following the initial distribution of Liberty Media Group Stock, it is currently anticipated that TCI Group would have no Inter-Group Interest in Liberty Media Group. For periods in which an Inter-Group interest exists, TCI Group would account for its Inter-Group Interest in a manner similar to the equity method of accounting. For periods after the distribution and before the creation of an Inter-Group Interest, TCI Group would not reflect any interest in Liberty Media Group. An Inter-Group Interest would be created only if a subsequent transfer of cash or other property from the TCI Group to the Liberty Media Group is specifically designated by the Board of Directors as being made to create an Inter-Group Interest or if outstanding shares of Liberty Group Stock are purchased with funds attributable to the TCI Group. However, Liberty Media Group is under the sole control of TCI. Management of TCI believes that generally accepted accounting principles require that Liberty Media Group be consolidated with the TCI Group. If Liberty Media Group were consolidated with TCI Group, the combined financial position, combined results of operations, and combined cash flows of TCI Group would equal the consolidated financial position, consolidated results of operations and consolidated cash flows of TCI and subsidiaries, which financial statements are included separately herein. Management of TCI has elected to present the accompanying combined financial statements in a manner that does not comply with generally accepted accounting principles.

  Upon implementation of the Liberty Group Stock Proposal, certain corporate general and administrative costs would be charged to Liberty Media Group at rates set at the beginning of each year based on projected utilization for that year. The utilization-based charges will be set at levels that management believes to be reasonable and that would approximate the costs Liberty Media Group would incur for comparable services on a stand alone basis. The accompanying combined statements of operations through the date of the Mergers do not reflect the allocation of corporate general and administrative costs in the aforementioned manner because the majority of the entities attributable to Liberty Media Group were owned, directly or indirectly, by Liberty Media Corporation for the majority of the periods presented herein. During such periods, Liberty Media Corporation was not allocated corporate general and administrative costs.

  Prior to the Liberty Group Stock Proposal, TCI did not have formalized intercompany allocation methodologies. In connection with the Liberty Group Stock Proposal, management of TCI has determined that TCI general corporate expenses should be allocated to Liberty Media Group based on the amount of time TCI corporate employees (e.g. legal, corporate, payroll, etc.) expend on Liberty Media Group matters. TCI management evaluated several alternative allocation methods including assets, revenue, operating income, and employees. Management did not believe that any of these methods would reflect an appropriate allocation of corporate expenses given the diverse nature of TCI's operating subsidiaries, the relative maturity of certain of the operating subsidiaries, and the way in which corporate resources are utilized.

  Subsequent to the Mergers, TCI Group manages certain treasury activities for Liberty Media Group on a centralized basis. Cash receipts of certain businesses attributed to Liberty Media Group are remitted to TCI Group and certain cash disbursements of Liberty Media Group are funded by TCI Group on a daily basis. Prior to the implementation of the Liberty Group Stock Proposal, but subsequent to the Mergers, the net amounts of such cash activities are included in investment in Liberty Media Group in the accompanying combined financial statements. Prior to the Mergers, Liberty Media Corporation separately managed the treasury activities of its subsidiaries. Subsequent to the implementation of the Liberty Group Stock Proposal, such cash activities will be included in borrowings from and loans to TCI Group or, if determined by the Board of Directors, as an equity contribution to be reflected as an Inter-Group Interest in the Liberty Media Group.

  The Board of Directors could determine from time to time that debt of TCI Group not incurred by entities attributed to the Liberty Media Group or preferred stock and the proceeds thereof should be specifically attributed to and reflected on the combined financial statements of Liberty Media Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of Liberty Media Group.

  For all periods prior to the Distribution, all financial impacts of equity offerings are attributed entirely to TCI Group. After the Distribution, all financial impacts of issuances of additional shares of Series A TCI Group common stock and Series B TCI Group common stock will be attributed entirely to TCI Group, all financial impacts of issuances of additional shares of Liberty Group Stock the proceeds of which are attributed to the Liberty Media Group will be reflected entirely in the combined financial statements of the Liberty Media Group. Financial impacts of dividends or other distributions on, and purchases of, Class A common stock and Class B common stock will be attributed entirely to TCI Group, and financial impacts of dividends or other distributions on Liberty Group Stock will be attributed entirely to the Liberty Media Group. Financial impacts of repurchases of Liberty Group Stock the consideration for which is charged to the Liberty Group will be reflected entirely in the combined financial statements of the Liberty Media Group, the financial impacts of repurchases of Liberty Group Stock the consideration for which is charged to TCI Group will be attributed entirely to TCI Group.

  Subsequent to the implementation of the Liberty Group Stock Proposal, borrowings from or loans to TCI Group would bear interest at such rates and have repayment schedules and other terms as are established by the Board of Directors. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders Tele-Communications, Inc.:

  We have audited and reported separately herein on the consolidated financial statements of Tele-Communications, Inc. and subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994.

  We have also audited the accompanying combined balance sheets of TCI Group (a combination of certain assets of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, as defined in note 1) as of December 31, 1994 and 1993, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These combined financial statements are the responsibility of the companies' managements. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The combined financial statements of TCI Group are presented for purposes of additional analysis of the consolidated financial statements of Tele-Communications, Inc. and subsidiaries. As more fully described in note 1, the combined financial statements of TCI Group are intended to reflect the performance of the remaining businesses of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation, which have not been attributed to the Liberty Media Group. Liberty Media Group includes the businesses of Tele-Communications, Inc. and Liberty Media Corporation which produce and distribute cable television programming services. The combined financial statements of TCI Group should be read in conjunction with the consolidated financial statements of Tele-Communications, Inc. and subsidiaries and Liberty Media Corporation and subsidiaries.

  As more fully described in Note 2 to the combined financial statements, TCI Group has accounted for its interest in the Liberty Media Group in a manner similar to the equity method of accounting that, in our opinion, should be consolidated with TCI Group to conform to generally accepted accounting principles for the period subsequent to the mergers of TCI Communications, Inc. and Liberty Media Corporation on August 4, 1994. The Liberty Media Group is under the sole control of Tele-Communications, Inc. If TCI Group's interest in the Liberty Media Group were consolidated with the TCI Group subsequent to the mergers, the combined financial position, combined results of operations, and combined cash flows of the TCI Group would equal the consolidated financial position, consolidated results of operations, and consolidated cash flows of Tele-Communications, Inc. and subsidiaries, which financial statements are included separately herein.

  In our opinion, except for the effects of not consolidating TCI Group's interest in Liberty Media Group as discussed in the preceding paragraph, the combined financial statements referred to in the second paragraph above present fairly, in all material respects, the financial position of TCI Group as of December 31, 1994 and 1993, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in note 2 to the combined financial statements, TCI Group adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994.

                                          KPMG Peat Marwick LLP

Denver, Colorado
March 27, 1995

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                  "TCI GROUP"
     (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND ITS
          AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1993

                                                              1994      1993
                                                           ---------- ---------
                                                           AMOUNTS IN MILLIONS
                          ASSETS
                          ------
Cash...................................................... $       11         9
Trade and other receivables, net..........................        206       216
Due from Home Shopping Network, Inc. (note 10)............         29         3
Investments in affiliates, accounted for under the equity
 method, and related receivables (note 4).................      1,019       568
Property and equipment, at cost:
  Land....................................................         69        74
  Distribution systems....................................      7,705     6,716
  Support equipment and buildings.........................        935       813
                                                           ---------- ---------
                                                                8,709     7,603
  Less accumulated depreciation...........................      3,027     2,596
                                                           ---------- ---------
                                                                5,682     5,007
                                                           ---------- ---------
Franchise costs...........................................     11,152    10,762
  Less accumulated amortization...........................      1,708     1,428
                                                           ---------- ---------
                                                                9,444     9,334
                                                           ---------- ---------
Other assets, at cost, net of amortization................        759       511
                                                           ---------- ---------
                                                           $   17,150    15,648
                                                           ========== =========

                                                                (continued)

                                  "TCI GROUP"
         (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC.
      AND ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

                      COMBINED BALANCE SHEETS--(CONTINUED)

                           DECEMBER 31, 1994 AND 1993

                                                            1994       1993
                                                         ----------  ---------
                                                         AMOUNTS IN MILLIONS
            LIABILITIES AND COMBINED EQUITY
            -------------------------------
Accounts payable........................................ $       90        123
Accrued expenses........................................        798        666
Debt (note 5)...........................................     11,068     10,010
Deferred income taxes (note 9)..........................      3,377      3,317
Other liabilities (note 10).............................        142         70
                                                         ----------  ---------
    Total liabilities...................................     15,475     14,186
                                                         ----------  ---------
Minority interests in equity of consolidated subsidiar-
 ies....................................................        314        294
Redeemable preferred stocks (note 6)....................        --          18
Combined equity (note 7):
  Combined equity, including preferred stocks...........      2,722      2,338
  Cumulative foreign currency translation adjustment,
   net of taxes.........................................         (4)       (29)
  Note receivable from related party....................        --         (15)
  TCI Group unrealized holding losses for available-for-
   sale securities, net of taxes........................         (5)       --
  Liberty Media Group unrealized holding gains for
   available-for-sale securities, net of taxes..........        258        --
  Interest in Liberty Media Group (note 1)..............     (1,610)    (1,144)
                                                         ----------  ---------
    Combined equity.....................................      1,361      1,150
                                                         ----------  ---------
Commitments and contingencies (note 11)
                                                         $   17,150     15,648
                                                         ==========  =========

See accompanying notes to combined financial statements.

                                  "TCI GROUP"
     (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND ITS
          AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                      1994     1993     1992
                                                    --------  -------- --------
                                                      AMOUNTS IN MILLIONS,
                                                    EXCEPT PER SHARE AMOUNTS
Revenue............................................ $  4,269    4,090    3,519
Operating costs and expenses:
  Operating........................................    1,232    1,341      969
  Programming charges from Liberty Media Group
   (note 10).......................................       60       47       46
  Selling, general and administrative..............    1,207      838      865
  Charges to Liberty Media Group (note 10).........      (14)      (6)      (8)
  Compensation relating to stock appreciation
   rights..........................................      --        31        1
  Adjustment to compensation relating to stock
   appreciation rights.............................       (5)     --       --
  Restructuring charge.............................      --       --         8
  Depreciation.....................................      694      628      513
  Amortization.....................................      307      292      253
                                                    --------  -------  -------
                                                       3,481    3,171    2,647
                                                    --------  -------  -------
    Operating income...............................      788      919      872
Other income (expense):
  Interest expense.................................     (786)    (735)    (720)
  Interest and dividend income.....................       21       18       85
  Interest income from Liberty Media Group (note
   10).............................................        2        2        2
  Share of losses of other affiliates, net (note
   4)..............................................     (117)     (66)    (111)
  Gain on sale of stock by equity investee (note
   4)..............................................      161      --       --
  Gain (loss) on disposition of assets.............      (13)      42        1
  Premium received on redemption of preferred stock
   investment (note 4).............................      --       --        22
  Loss on early extinguishment of debt.............       (9)     (15)     (67)
  Minority interests in losses (earnings) of
   consolidated subsidiaries, net..................        6       (5)     (41)
  Other, net.......................................      (15)     (37)     (20)
                                                    --------  -------  -------
                                                        (750)    (796)    (849)
                                                    --------  -------  -------
    Earnings from continuing operations before
     income taxes..................................       38      123       23
Income tax expense (note 9)........................      (60)    (156)     (30)
                                                    --------  -------  -------
    Earnings (loss) from continuing operations.....      (22)     (33)      (7)
Loss from discontinued operations, net of income
 taxes (note 12)...................................      --       --       (15)
                                                    --------  -------  -------
    Earnings (loss) before earnings of Liberty
     Media Group...................................      (22)     (33)     (22)
Earnings of Liberty Media Group....................      128       28       20
                                                    --------  -------  -------
    Net earnings (loss)............................      106       (5)      (2)
Dividend requirements on preferred stocks..........      (14)     (12)     (23)
                                                    --------  -------  -------
    Net earnings (loss) attributable to common
     stockholders.................................. $     92      (17)     (25)
                                                    ========  =======  =======

See accompanying notes to combined financial statements.

                                  "TCI GROUP"
         (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC.
      AND ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

                         COMBINED STATEMENTS OF EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                              TCI       LIBERTY
                                                             GROUP       MEDIA
                                                           UNREALIZED    GROUP
                                                            HOLDING    UNREALIZED
                         COMBINED  CUMULATIVE     NOTE       GAINS      HOLDING   INTEREST
                          EQUITY,    FOREIGN   RECEIVABLE (LOSSES) FOR GAINS FOR     IN
                         INCLUDING  CURRENCY      FROM     AVAILABLE-  AVAILABLE- LIBERTY
                         PREFERRED TRANSLATION  RELATED     FOR-SALE    FOR-SALE   MEDIA   COMBINED
                          STOCKS   ADJUSTMENT    PARTY     SECURITIES  SECURITIES  GROUP    EQUITY
                         --------- ----------- ---------- ------------ ---------- -------- --------
                                                    AMOUNTS IN MILLIONS
Balance at January 1,
 1992...................  $1,702       --         (14)        --          --         (881)    807
 Net loss...............      (2)      --         --          --          --          (20)    (22)
 Purchase of programming
  from Liberty Media
  Group.................     --        --         --          --          --           46      46
 Cost allocations to
  Liberty Media Group...     --        --         --          --          --           (8)     (8)
 Interest income from
  Liberty Media Group...     --        --         --          --          --           (2)     (2)
 Intergroup tax
  allocation............     --        --         --          --          --           (4)     (4)
 Net cash transfers to
  Liberty Media Group...     --        --         --          --          --           (4)     (4)
 Foreign currency trans-
  lation adjustment.....     --        (19)       --          --          --          --      (19)
 Payment of TCI pre-
  ferred stock divi-
  dends.................     (15)      --         --          --          --          --      (15)
 Issuance of TCI Class A
  common stock for ac-
  quisitions and invest-
  ments.................      98       --         --          --          --          --       98
 Conversion of public
  debentures into TCI
  Class A common stock..     112       --         --          --          --          --      112
 Issuance of TCI Class A
  common stock upon ex-
  ercise of stock op-
  tions.................      14       --         --          --          --          --       14
 Acquisition and
  retirement of TCI and
  Liberty common stock..     (83)      --         --          --          --          --      (83)
 Accrued interest on
  note receivable from
  related party.........     --        --          (1)        --          --          --       (1)
                          ------       ---        ---         ---         ---      ------   -----
Balance at December 31,
 1992...................   1,826       (19)       (15)        --          --         (873)    919
 Net loss...............      (5)      --         --          --          --          (28)    (33)
 Purchase of programming
  from Liberty Media
  Group.................     --        --         --          --          --           47      47
 Cost allocations to
  Liberty Media Group...     --        --         --          --          --           (5)     (5)
 Interest income from
  Liberty Media Group...     --        --         --          --          --           (2)     (2)
 Intergroup tax alloca-
  tion..................     --        --         --          --          --          (25)    (25)
 Net cash transfers to
  Liberty Media Group...     --        --         --          --          --         (135)   (135)
 Foreign currency trans-
  lation adjustment.....     --        (10)       --          --          --          --      (10)
 Payment of TCI and Lib-
  erty preferred stock
  dividends.............     (11)      --         --          --          --          --      (11)
 Issuance of Liberty
  Class A common stock
  for acquisition by
  Liberty Media Group...     123       --         --          --          --         (123)    --
 Issuance of TCI Class A
  common stock upon con-
  version of notes......     403       --         --          --          --          --      403
 Issuance of TCI Class A
  common stock upon ex-
  ercise of stock op-
  tions.................       7       --         --          --          --          --        7
 Acquisition and retire-
  ment of TCI common
  stock.................      (5)      --         --          --          --          --       (5)
                          ------       ---        ---         ---         ---      ------   -----
Balance at December 31,
 1993...................   2,338       (29)       (15)        --          --       (1,144)  1,150
                          ------       ---        ---         ---         ---      ------   -----

                                                                  continued

                                   TCI GROUP
         (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC.
      AND ITS AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

                         COMBINED STATEMENTS OF EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                              TCI       LIBERTY
                                                             GROUP       MEDIA
                                                           UNREALIZED    GROUP
                                                            HOLDING    UNREALIZED
                         COMBINED  CUMULATIVE     NOTE       GAINS      HOLDING   INTEREST
                          EQUITY,    FOREIGN   RECEIVABLE (LOSSES) FOR GAINS FOR     IN
                         INCLUDING  CURRENCY      FROM     AVAILABLE-  AVAILABLE- LIBERTY
                         PREFERRED TRANSLATION  RELATED     FOR-SALE    FOR-SALE   MEDIA   COMBINED
                          STOCKS   ADJUSTMENT    PARTY     SECURITIES  SECURITIES  GROUP*   EQUITY
                         --------- ----------- ---------- ------------ ---------- -------- --------
                                                    AMOUNTS IN MILLIONS
Balance at December 31,
 1993...................  $2,338       (29)       (15)        --          --       (1,144)  1,150
 Unrealized holding
  gains (losses) for
  available-for-sale
  securities as of
  January 1, 1994.......     --        --         --           21         335        (335)     21
 Net earnings (loss)....     106       --         --          --          --         (128)    (22)
 Purchase of programming
  from Liberty Media
  Group.................     --        --         --          --          --           60      60
 Cost allocations to
  Liberty Media Group...     --        --         --          --          --          (14)    (14)
 Interest income from
  Liberty Media Group...     --        --         --          --          --           (2)     (2)
 Intergroup tax alloca-
  tion..................     --        --         --          --          --          (78)    (78)
 Net cash transfers from
  Liberty Media Group...     --        --         --          --          --          165     165
 Change in unrealized
  holding gains for
  available-for-sale
  securities............     --        --         --          (26)        (77)         77     (26)
 Foreign currency trans-
  lation adjustment.....     --         25        --          --          --          --       25
 Payment of TCI and Lib-
  erty preferred stock
  dividends.............     (14)      --         --          --          --          --      (14)
 Issuance of TCI common
  stock for investments.     130       --         --          --          --          --      130
 Fees incurred in Merg-
  ers...................     (13)      --         --          --          --          --      (13)
 Issuance of TCI
  preferred stock for
  acquisition by Liberty
  Media Group...........     168       --         --          --          --         (168)    --
 Acquisition by Liberty
  Media Group...........     --        --         --          --          --          (43)    (43)
 Conversion of redeem-
  able preferred stock..      18       --         --          --          --          --       18
 Conversion of TCI Class
  A common stock upon
  conversion of notes...       3       --         --          --          --          --        3
 Issuance of TCI Class A
  common stock upon ex-
  ercise of stock op-
  tions.................       3       --         --          --          --          --        3
 Acquisition and retire-
  ment of TCI common
  stock.................      (2)      --         --          --          --          --       (2)
 Repayment of note re-
  ceivable from related
  party with TCI common
  stock.................     (15)      --          15         --          --          --      --
                          ------       ---        ---         ---         ---      ------   -----
Balance at December 31,
 1994...................  $2,722        (4)       --           (5)        258      (1,610)  1,361
                          ======       ===        ===         ===         ===      ======   =====

See accompanying notes to combined financial statements.

                                  "TCI GROUP"
     (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND ITS
          AFFILIATE, LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                         1994    1993    1992
                                                        ------  ------  ------
                                                        AMOUNTS IN MILLIONS
                                                            (SEE NOTE 3)
Cash flows from operating activities:
 Loss before earnings of Liberty Media Group*.......... $  (22)    (33)    (22)
 Adjustments to reconcile loss before earnings of
  Liberty Media Group to net cash provided by operating
  activities:
 Depreciation and amortization.........................  1,001     920     766
 Compensation relating to stock appreciation rights....    --       31       1
 Payment for stock appreciation rights.................    --      --      (80)
 Adjustment to compensation relating to stock
  appreciation rights..................................     (5)    --      --
 Share of losses of other affiliates...................    117      66     111
 Gain on sale of stock by equity investee..............   (161)    --      --
 Deferred income tax expense...........................    --      128      21
 Minority interests in earnings (losses)...............     (6)      5      41
 Amortization of debt discount.........................      1      27      27
 Loss on early extinguishment of debt..................      9      15      67
 Loss (gain) on disposition of assets..................     13     (42)     (1)
 Premium received on preferred stock investment
  redemption...........................................    --      --      (22)
 Payment of premium received on preferred stock
  investment redemption................................    --       22     --
 Noncash interest and dividend income..................     (8)     (7)    (48)
  Noncash interest expense.............................      5     --      --
  Discontinued operations..............................    --      --       15
  Restructuring charge.................................    --      --        8
  Payment on restructuring charge......................    --       (8)    --
  Other noncash charges................................    --       30      18
   Changes in operating assets and liabilities, net of
    the effect of acquisitions:
   Change in receivables...............................      4     (12)     (6)
   Change in accruals and payables.....................    103     119      59
                                                        ------  ------  ------
    Net cash provided by operating activities..........  1,051   1,261     955
                                                        ------  ------  ------
Cash flows from investing activities:
 Cash paid for acquisitions............................   (541)   (262) (1,280)
 Capital expended for property and equipment........... (1,249)   (954)   (527)
 Cash proceeds from disposition of assets..............     41     146     102
 Payment received on preferred stock investment
  redemption...........................................    --      287     --
 Cash proceeds from disposition of discontinued
  operations...........................................    --      --      220
 Discontinued operations...............................    --      --        9
 Additional investments in and loans to affiliates and
  others...............................................   (434)   (295)   (262)
 Change in interest in Liberty Media Group.............    150    (122)     18
 Repayment of loans by affiliates and others...........     33      62      30
 Return of capital from affiliates.....................     21      81       1
 Other investing activities............................    (97)   (105)   (154)
                                                        ------  ------  ------
    Net cash used in investing activities.............. (2,076) (1,162) (1,843)
                                                        ------  ------  ------
Cash flows from financing activities:
 Borrowings of debt....................................  4,648   6,399   5,436
 Repayments of debt.................................... (3,612) (6,426) (4,452)
 Preferred stock dividends of subsidiaries.............     (6)     (6)     (6)
 Preferred stock dividends.............................     (4)     (2)    (15)
 Repurchases of preferred stock........................    --      (92)     (5)
 Issuances of common stock.............................      1       6       7
 Repurchases of common stock...........................    --       (4)    (76)
                                                        ------  ------  ------
    Net cash provided (used) by financing activities...  1,027    (125)    889
                                                        ------  ------  ------
    Net increase (decrease) in cash....................      2     (26)      1
    Cash at beginning of year..........................      9      35      34
                                                        ------  ------  ------
    Cash at end of year................................ $   11       9      35
                                                        ======  ======  ======

- --------
* Liberty Media Group's earnings or losses do not provide or use funds.

See accompanying notes to combined financial statements.

                                  "TCI GROUP"
     (A COMBINATION OF CERTAIN ASSETS OF TELE-COMMUNICATIONS, INC. AND ITS
           AFFILIATE,LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 1994, 1993 AND 1992

(1) LIBERTY GROUP STOCK PROPOSAL

  The Board of Directors of Tele-Communications, Inc. ("TCI") have adopted a proposal (the "Liberty Group Stock Proposal") which, if approved by stockholders, would authorize the Board to issue a new class of stock ("Liberty Group Stock") which is intended to reflect the separate performance of TCI's business which produces and distributes cable television programming services ("Liberty Media Group"). While the Liberty Group Stock constitutes common stock of TCI, the Liberty Group Stock Proposal would not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of holders of TCI's or any of its subsidiaries' debt. TCI intends to distribute one hundred percent of the equity value attributable to the Liberty Media Group. Additionally, the Liberty Group Stock Proposal, if approved by stockholders, would redesignate the previously authorized Class A and Class B common stock into Series A TCI Group and Series B TCI Group common stock.

  Upon the initial distribution of the Liberty Group Stock, the existing TCI Class A and Class B common stock is intended to reflect the separate performance of the TCI Group, which is generally comprised of (a) the subsidiaries and assets not attributed to the Liberty Media Group, including
(i) TCI's Cable and Communication unit, (ii) TCI's International Cable and Programming unit and (iii) TCI's Technology/Venture Capital unit, (b) any interest in the Liberty Media Group other than the interest represented by any outstanding shares of Liberty Group Stock (an "Inter-Group Interest") and (c) any interest in the Liberty Media Group represented by outstanding shares of Liberty Group Stock. Liberty Media Group includes the businesses of Tele-Communications, Inc. and Liberty Media Corporation which produce and distribute cable television programming services. The businesses of TCI not attributed to the Liberty Media Group, together with any Interest is referred to as the "TCI Group".

  On January 27, 1994, TCI Communications, Inc. (formerly Tele-Communications, Inc. or "TCIC") and Liberty Media Corporation ("Liberty") entered into a definitive merger agreement to combine the two companies (the "Mergers"). The transaction was consummated on August 4, 1994. Due to the significant economic interest held by TCIC through its ownership of Liberty preferred stock and Liberty common stock and other related party considerations, TCIC accounted for its investment in Liberty under the equity method prior to the consummation of the Mergers. Accordingly, TCIC had recognized 100% of Liberty's earnings or losses before deducting preferred stock dividends. The Mergers were accounted for using predecessor cost due to related party considerations. Accordingly, the accompanying combined financial statements of TCI Group reflect the combination of the historical financial information of the assets of TCI and Liberty which have not been attributed to Liberty Media Group. For periods prior to the Mergers, the combined financial statements of TCI Group and Liberty Media Group comprise all the accounts included in the consolidated financial statements of TCI and subsidiaries and the separate consolidated financial statements of Liberty and subsidiaries. For periods subsequent to the Mergers, the combined financial statements of TCI Group and Liberty Media Group comprise all the accounts included in the corresponding consolidated financial statements of TCI and subsidiaries.

  Notwithstanding the attribution of assets and liabilities, equity and items of income and expense to TCI Group for purposes of preparing its combined financial statements, the change in the capital structure of TCI contemplated by the Liberty Group Stock Proposal would not affect the ownership or the respective legal title to assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries would each continue to be responsible for their respective liabilities. Holders of TCI Group common stock would be

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) holders of common stock of TCI and would continue to be subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities. The Liberty Group Stock Proposal would not affect the rights of creditors of TCI.

  Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition of TCI could affect the combined results of operations or financial condition of the TCI Group and the market price of shares of the TCI Group common stock. In addition, net losses of any portion of TCI, dividends or distributions on, or repurchases of, any series of common stock, and dividends on, or certain repurchases of preferred stock would reduce the funds of TCI legally available for dividends on all series of common stock. Accordingly, TCI Group financial information should be read in conjunction with the TCI and Liberty consolidated financial information.

  Under the terms of the Liberty Group Stock Proposal, dividends on the TCI Group common stock would be payable at the sole discretion of the Board out of the lesser of assets of TCI legally available for dividends and the available dividend amount with respect to the TCI Group, as defined. Determinations to pay dividends on TCI Group common stock would be based primarily upon the financial condition, results of operations and business requirements of TCI Group and TCI as a whole.

  After the Distribution, existing preferred stock and debt securities of TCI that are convertible into or exchangeable for shares of TCI Class A common stock will, as a result of the operation of antidilution provisions, be adjusted so that there will be delivered upon their conversion or exchange (in addition to the same number of shares of redesignated Series A TCI Group Common Stock as were theretofore issuable thereunder) the number of shares of Series A Liberty Group Stock that would have been issuable in the Distribution with respect to the TCI Class A common stock issuable upon conversion or exchange had such conversion or exchange occurred prior to the record date for the Distribution. Options to purchase TCI Class A common stock outstanding at the time of the Distribution will be adjusted by issuing to the holders of such options separate options to purchase that number of shares of Series A Liberty Group Stock which the holder would have been entitled to receive had the holder exercised such option to purchase TCI Class A common stock prior to the record date for the Distribution and reallocating a portion of the aggregate exercise price of the previously outstanding options to the newly issued options to purchase Series A Liberty Group Stock. Such convertible or exchangeable preferred stock and debt securities and options outstanding on the record date for the Distribution are referred to as "Pre-Distribution Convertible Securities." The issuance of shares of Series A Liberty Group Stock upon such conversion, exchange or exercise of Pre-Distribution Convertible Securities will not result in any transfer of funds or other assets from the TCI Group to the Liberty Media Group or a reduction in any Inter-Group Interest that then may exist, in consideration of such issuance. In the case of the exercise of Pre-Distribution Convertible Securities consisting of options to purchase Series A Liberty Group Stock, the proceeds received upon the exercise of such options will be attributed to Liberty Media Group. If Pre-Distribution Convertible Securities remain outstanding at the time of any disposition of all or substantially all of the properties and assets of Liberty Media Group and TCI elects to distribute to holders of Liberty Group Stock their proportionate interest in the net proceeds of the disposition, the proportionate interest of the holders of Liberty Group Stock will be determined on a basis that allocates to the TCI Group a portion of such net proceeds, in addition to the portion attributable to any Inter-Group interest, sufficient to provide for the payment of the portion of the consideration payable by TCI on any Post-Distribution conversion, exercise or exchange of Pre-Distribution Convertible Securities that becomes so payable in substitution for shares of Liberty Group Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to the record date for the disposition.

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
Likewise, if Pre-Distribution Convertible Securities remain outstanding at the time of any redemption for all the outstanding shares of Liberty Group Stock in exchange for stock of any one or more wholly-owned subsidiaries of TCI which hold all of the assets and liabilities of the Liberty Media Group, the portion of the shares of such subsidiaries deliverable in redemption of the outstanding shares of Liberty Group Stock will be determined on a basis that allocates to the TCI Group a portion of the shares of such subsidiaries, in addition to the number of shares so allocated in respect to any Inter-Group Interest, sufficient to provide for the payment of the portion of the consideration payable by TCI upon any post-redemption conversion, exercise or exchange of Pre-Distribution Convertible Securities that becomes so payable in substitution for shares of Liberty Group Stock that would have been issuable upon such conversion, exercise or exchange if it had occurred prior to such redemption.

  Subsequent to the distribution of the Liberty Group Stock, the rights of holders of the TCI Group common stock upon liquidation of TCI will be based on the ratio of the aggregate market capitalization, as defined, of the TCI Group common stock to the aggregate market capitalization, as defined, of the TCI Group common stock and the Liberty Group Stock.

  Under the Liberty Group Stock Proposal, prior to any distributions of Liberty Media Group Stock, TCI Group would have a 100% Inter-Group Interest in Liberty Media Group. Following the initial distribution of Liberty Media Group Stock, it is currently anticipated that TCI Group would have no Inter-Group Interest in Liberty Media Group. For periods in which an Inter-Group interest exists, TCI Group would account for its Inter-Group Interest in a manner similar to the equity method of accounting. For periods after the distribution and before the creation of an Inter-Group Interest, TCI Group would not reflect any interest in Liberty Media Group. An Inter-Group Interest would be created only if a subsequent transfer of cash or other property from the TCI Group to the Liberty Media Group is specifically designated by the Board of Directors as being made to create an Inter-Group Interest or if outstanding shares of Liberty Group Stock are purchased with funds attributable to the TCI Group. However, Liberty Media Group is under the sole control of TCI. Management of TCI believes that generally accepted accounting principles require that Liberty Media Group be consolidated with the TCI Group subsequent to the Mergers. If TCI Group's interest in the Liberty Media Group were consolidated with TCI Group subsequent to the Mergers, the combined financial position, combined results of operations, and combined cash flows of TCI Group would equal the consolidated financial position, consolidated results of operations and consolidated cash flows of TCI and subsidiaries, which financial statements are included separately herein. Management of TCI has elected to present the accompanying combined financial statements in a manner that does not comply with generally accepted accounting principles.

  During the fourth quarter of 1994, TCI was reorganized based upon four lines of business: Domestic Cable and Communications; Programming; International Cable and Programming; and Technology/Venture Capital (the "Reorganization"). Upon Reorganization, certain of the assets of TCIC and Liberty were transferred to the other operating units. As consideration for such transfer of assets by TCIC and Liberty, TCI issued 317,112 shares of TCI Class A common stock and 246,402 shares of Redeemable Convertible Preferred Stock, Series E ("Series E Preferred Stock") (see note 7).

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Receivables

  Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1994 and 1993 was not material.

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Investments

  In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement No. 115"), effective for fiscal years beginning after December 15, 1993. Under Statement No. 115, debt securities that TCI Group has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that TCI Group does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a separate component of combined equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings. TCI Group applied Statement No. 115 in the first quarter of 1994. Application of Statement No. 115 resulted in a net increase of $356 million to combined equity on January 1, 1994, representing TCI Group's investment in marketable securities determined to be available-for-sale. Such amount was adjusted by $103 million through December 31, 1994. Marketable equity securities held by TCI Group were reported at the lower of cost or market prior to the adoption of Statement No. 115, and any declines in the value which were other than temporary were reflected as a reduction in TCI Group's carrying value of such investment.

  Other investments in which the ownership interest is less than 20% but do not fall within the guidelines of Statement No. 115 are generally carried at cost. For those investments in affiliates in which TCI Group's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize TCI Group's share of the net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of TCI Group's investment in, advances to and guarantees for the investee. TCI Group's share of net earnings or losses of affiliates includes the amortization of purchase adjustments.

  Changes in TCI Group's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, are recognized as gains or losses in TCI Group's combined statement of operations.

 Property and Equipment

  Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. During 1994, 1993 and 1992, interest capitalized was not material.

  Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

  Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety. However, recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to TCI Group's ownership interest in such affiliates.

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
 Franchise Costs

  Franchise costs include the difference between the cost of acquiring cable television systems and amounts assigned to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by TCI Group in obtaining franchises are being amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

 Interest Rate Derivatives

  Amounts receivable or payable under derivative financial instruments used to manage interest rate risks arising from TCI Group's financial liabilities are recognized as interest expense. Gains and losses on early terminations of derivatives are included in the carrying amount of the related debt and amortized as yield adjustments over the remaining terms of the debt. TCI Group does not use such instruments for trading purposes.

 Minority Interests

  Recognition of minority interests' share of losses of combined subsidiaries is limited to the amount of such minority interests' allocable portion of the common equity of those combined subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of combined subsidiaries have the right to cause TCI Group to repurchase such holders' common equity.

  Included in minority interests in equity of combined subsidiaries is $50 million in each of 1994 and 1993 of preferred stocks (and accumulated dividends thereon) of certain subsidiaries. The current dividend requirements on these preferred stocks aggregate $6 million per annum and such dividend requirements are reflected as minority interests in the accompanying combined statements of operations.

 Foreign Currency Translation

  All balance sheet accounts of foreign investments are translated at the current exchange rate as of the end of the accounting period. Statement of operations items are translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of combined equity.

(3) SUPPLEMENTAL DISCLOSURES TO COMBINED STATEMENTS OF CASH FLOWS

  Cash paid for interest was $758 million, $646 million and $692 million for the years ended December 31, 1994, 1993 and 1992, respectively. Also, during these periods, cash paid for income taxes was not material.

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  Significant noncash investing and financing activities are as follows:

                                                            YEARS ENDED
                                                           DECEMBER 31,
                                                        ------------------------
                                                         1994    1993     1992
                                                        -------  ------  -------
                                                        AMOUNTS IN MILLIONS
   Cash paid for acquisitions:
     Fair value of assets acquired....................  $   694    318     1,263
     Liabilities assumed, net of current assets.......      (10)    (8)       13
     Deferred tax liability recorded in acquisitions..      (34)    (7)        7
     Minority interests in equity of acquired
      entities........................................      (35)    (8)      --
     Common stock and preferred stock issued in
      acquisitions....................................     (298)   --         (3)
     Contribution to combined equity of Liberty Media
      Group from TCI Group for acquisition............      211    --        --
     Fees incurred in the Mergers.....................       13    --        --
     Noncash contribution for acquisition.............      --     (33)      --
                                                        -------  -----   -------
       Cash paid for acquisitions.....................  $   541    262     1,280
                                                        =======  =====   =======
   Common stock issued upon conversion of redeemable
    preferred stock...................................  $    18    --        --
                                                        =======  =====   =======
   Effect of foreign currency translation adjustment
    on book value of foreign consolidated subsidiaries
    and equity method investments.....................  $    25     10        19
                                                        =======  =====   =======
   Unrealized gains, net of deferred income taxes, on
    available-for-sale securities as of January 1,
    1994..............................................  $   356    --        --
                                                        =======  =====   =======
   Increase in unrealized losses, net of deferred
    income taxes, on available-for-sale securities
    exclusive of unrealized gains recorded in the
    Mergers...........................................  $   103    --        --
                                                        =======  =====   =======
   Common stock issued upon conversion of notes (with
    accrued interest through conversion)..............  $     3    403       112
                                                        =======  =====   =======
   Repayment of note receivable from related party
    with shares of TCI Class A common stock...........  $    15    --        --
                                                        =======  =====   =======
   Noncash exchange of equity investment for consoli-
    dated subsidiary and equity investment............  $           22       --
                                                        =======  =====   =======
   Common stock surrendered in lieu of cash upon exer-
    cise of stock options.............................  $     2      1         7
                                                        =======  =====   =======
   Value of TCI Class A common stock issued as part of
    purchase price of equity investment...............  $   --     --         95
                                                        =======  =====   =======
   Note received upon disposition of assets...........  $   --     --         15
                                                        =======  =====   =======

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
(4) INVESTMENTS IN AFFILIATES

  TCI Group has various investments accounted for under the equity method. Some of the more significant investments held by TCI Group at December 31, 1994 are TeleWest Communications plc ("TeleWest Communications") (carrying value of $454 million) and Teleport Communications Group, Inc. and TCG Partners
(collectively, "TCG") (carrying value of $126 million).

  TCI Group is a shareholder of TeleWest Communications plc (formerly TCI/US WEST Cable Communications Group or "TeleWest UK") ("TeleWest Communications"), a company that is currently operating and constructing cable television and telephone systems in the United Kingdom ("UK"). TeleWest Communications, which is accounted for under the equity method, had a carrying value at December 31, 1994 of $454 million and comprised $43 million, $28 million and $26 million of TCI Group's share of its affiliates' losses in 1994, 1993 and 1992, respectively. In February 1994, TCI Group acquired a consolidated investment in Flextech p.l.c. ("Flextech"). Flextech accounted for net losses of $24 million (before deducting the minority interests' 40% share of such losses) in 1994. In addition, TCI Group has other less significant equity method investments in video distribution businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other equity method investments had a carrying value of $135 million at December 31, 1994 and accounted for $50 million of TCI Group's share of its affiliates' losses in 1994.

  On November 22, 1994, TCI Group and US West, Inc. each exchanged their respective 50% ownership interest in TeleWest UK for 302,250,000 ordinary shares and 76,500,000 convertible preference shares of TeleWest Communications (the "TeleWest Exchange"). Following the completion of the TeleWest Exchange, TeleWest Communications conducted an initial public offering on November 23, 1994 in which it sold 243,740,000 ordinary shares for aggregate net proceeds of (Pounds)401 million (the "TeleWest IPO"). Upon completion of the TeleWest Exchange and the TeleWest IPO, TCI Group and US West, Inc. each became the owners of 36% of the ordinary shares and 38% of the total outstanding ordinary and convertible preference shares of TeleWest Communications. As a result of the TeleWest IPO and the associated dilution of TCI Group's ownership interest of TeleWest Communications, Inc., TCI Group has recognized a nonrecurring gain amounting to $161 million (before deducting the related tax expense of $57 million).

  On December 2, 1992, SCI Holdings, Inc. ("SCI") consummated a transaction (the "Split-Off") that resulted in the ownership of its cable systems being split between its two stockholders, which stockholders were Comcast Corporation ("Comcast") and TCI Group. Prior to the Split-Off, TCI Group had an investment in the common stock of SCI and the preferred stock of its wholly-owned subsidiary, Storer Communications, Inc. ("Storer").

  The Split-Off, which permitted refinancing of substantially all of the publicly held debt of SCI and the preferred stock of Storer, was effected by the distribution of approximately 50% of the net assets of SCI to three holding companies formed by TCI Group (the "Holding Companies").

  Prior to the Split-Off, TCI Group contributed its SCI common stock to the Holding Companies in exchange for 100% of such Holding Companies' common stock. The amount of SCI common stock contributed to each of the Holding Companies was based upon the proportionate value of net assets to be received by each of the Holding Companies in the Split-Off. SCI then merged into Storer and the SCI common stock held by the Holding Companies was converted into Storer common stock.

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  Also prior to the Split-Off, (i) the Holding Companies incurred long-term debt aggregating approximately $1.1 billion and contributed substantially all of the resulting proceeds to Storer and (ii) the TCI Group redeemed approximately $476 million of its debt securities held by Storer with proceeds of its separate financing, and an affiliate of Comcast redeemed approximately $274 million of its debt securities held by Storer. In turn, Storer utilized substantially all of the proceeds of such contributions and redemptions to repurchase its preferred stock and extinguish all of its debt. TCI Group's share of Storer's loss on early extinguishment of debt was $52 million and such amount is included in loss on early extinguishment of debt in the accompanying consolidated statements of operations. Additionally, TCI Group received a premium, amounting to $14 million, on the repurchase of the Storer preferred stock. Such amount is reflected in premium received on redemption of preferred stock investment in the accompanying combined financial statements.

  In the Split-Off, Storer redeemed its common stock held by the Holding Companies in exchange for 100% of the capital stock of certain operating subsidiaries of Storer.

  Immediately following the Split-Off, TCI Group owned a majority of the common stock of the Holding Companies and Comcast owned 100% of the common stock of Storer. As such, TCI Group, which previously accounted for its investment in SCI using the equity method, now consolidates its investment in the Holding Companies. The assets of the Holding Companies were recorded at predecessor cost.

  In connection with TCI Group's 1988 acquisition of an equity interest in SCI, a subsidiary of TCI Group issued certain debt and equity securities to Storer for $650 million. Such debt securities were redeemed and the equity securities were received by one of the Holding Companies in the Split-Off. Interest charges and preferred stock dividend requirements on these debt and equity securities, prior to the Split-Off, aggregated $81 million for the period ended December 2, 1992. TCI Group's share of losses of SCI, prior to the Split-Off for the period ended December 2, 1992 amounted to $51 million, as adjusted for the effect of interest and dividends accounted for by Storer as capital transactions due to their related party nature.

  Summarized unaudited financial information for affiliates is as follows:

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1994       1993
                                                           ----------  ---------
                                                           AMOUNTS IN MILLIONS
COMBINED FINANCIAL POSITION
Property and equipment, net............................... $    2,186      1,573
Franchise costs, net......................................      1,231        944
Other assets, net.........................................      1,219        748
                                                           ----------  ---------
  Total assets............................................ $    4,636      3,265
                                                           ==========  =========
Debt...................................................... $    2,410      2,022
Due to (from) TCI Group...................................         (3)        78
Other liabilities.........................................        560        385
Owners' equity............................................      1,669        780
                                                           ----------  ---------
  Total liabilities and equity............................ $    4,636      3,265
                                                           ==========  =========

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                                                    YEARS ENDED DECEMBER 31,
                                                    ----------------------------
                                                      1994      1993     1992
                                                    ---------  -------- --------
                                                       AMOUNTS IN MILLIONS
   COMBINED OPERATIONS
   Revenue......................................... $   1,431    1,044    1,540
   Operating expenses..............................    (1,232)    (727)    (897)
   Depreciation and amortization...................      (324)    (276)    (424)
                                                    ---------  -------  -------
     Operating income (loss).......................      (125)      41      219
   Interest expense................................      (159)    (123)    (390)
   Other, net......................................       111       99     (254)
                                                    ---------  -------  -------
     Net loss...................................... $    (173)      17     (425)
                                                    =========  =======  =======

  Certain of TCI Group's affiliates are general partnerships and any subsidiary of TCI Group that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.


(5) DEBT

  Debt is summarized as follows:

                                          WEIGHTED AVERAGE      DECEMBER 31,
                                          INTEREST RATE AT  --------------------
                                          DECEMBER 31, 1994    1994      1993
                                          ----------------- ---------- ---------
                                                            AMOUNTS IN MILLIONS
   Debt of subsidiaries:
     Senior notes........................        8.5%       $    5,387     5,052
     Bank credit facilities..............        7.2%            4,011     3,423
     Commercial paper....................        6.6%              445        44
     Notes payable.......................       10.2%            1,024     1,350
     Convertible notes (a)...............        9.5%               45        47
     Other debt..........................        --                156        94
                                                            ---------- ---------
                                                            $   11,068    10,010
                                                            ========== =========

- --------
(a) These convertible notes, which are stated net of unamortized discount of $186 million and $197 million at December 31, 1994 and 1993, respectively, mature on December 18, 2021. The notes require (so long as conversion of the notes has not occurred) an annual interest payment through 2003 equal to 1.85% of the face amount of the notes. During the year ended December 31, 1993, certain of these notes were converted into 819,000 shares of TCI Class A common stock. During the year ended December 31, 1994, certain of these notes were converted into 2,350,000 shares of TCI Class A common stock. At December 31, 1994, the notes were convertible, at the option of the holders, into an aggregate of 38,710,990 shares of TCI Class A common stock.

  On October 28, 1993, TCIC called for redemption of its remaining Liquid Yield Option(TM) Notes. In connection with such call for redemption, Notes aggregating $405 million were converted into 18,694,377 shares of TCI Class A common stock and Notes aggregating less than $1 million were redeemed together

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) with accrued interest to the redemption date. Prior to the aforementioned redemption, Notes aggregating $6 million were converted into 259,537 shares of TCI Class A common stock during 1993.

  During the year ended December 31, 1992, TCI called for redemption all of its 7% convertible subordinated debentures. Debentures aggregating $114 million were converted into 6,636,881 shares of TCI Class A common stock and the remaining debentures were redeemed at 104.2% of the principal amount together with accrued interest to the redemption date.

  The bank credit facilities and various other debt instruments of TCI Group's subsidiaries generally contain restrictive covenants which require, among other things, the maintenance of certain earnings, specified cash flow and financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and include certain limitations on indebtedness, investments, guarantees, dispositions, stock repurchases and/or dividend payments.

  As security for borrowings under one of the TCI Group's credit facilities, the Liberty Media Group has pledged a portion of the common stock (with a quoted market value of approximately $479 million at December 31, 1994) it holds of Turner Broadcasting System, Inc.

  In order to achieve the desired balance between variable and fixed rate indebtedness, TCI Group has entered into various interest rate exchange agreements pursuant to which it pays (i) fixed interest rates (the "Fixed Rate Agreements") ranging from 7.2% to 9.9% on notional amounts of $550 million at December 31, 1994 and (ii) variable interest rates (the "Variable Rate Agreements") on notional amounts of $2,605 million at December 31, 1994. During the years ended December 31, 1994, 1993 and 1992, TCI Group's net payments pursuant to the Fixed Rate Agreements were $26 million, $38 million and $47 million, respectively; and TCI Group's net receipts pursuant to the Variable Rate Agreements were $36 million, $31 million and $7 million, respectively. After giving effect to TCI Group's interest rate exchange agreements, approximately 43% of TCI Group's indebtedness bears interest at fixed rates.

  TCI Group's Fixed Rate Agreements and Variable Rate Agreements expire as follows (amounts in millions, except percentages):

             FIXED RATE AGREEMENTS
- -----------------------------------------------
       EXPIRATION        INTEREST RATE NOTIONAL
          DATE            TO BE PAID    AMOUNT
       ----------        ------------- --------
August 1995.............     7.2%        $ 10
April 1996..............     9.9%          30
May 1996................     8.3%          50
July 1996...............     8.2%          10
August 1996.............     8.2%          10
November 1996...........     8.9%         150
October 1997............   7.2%-9.3%       60
December 1997...........     8.7%         230
                                         ----
                                         $550
                                         ====

            VARIABLE RATE AGREEMENTS
- ------------------------------------------------
       EXPIRATION        INTEREST RATE  NOTIONAL
          DATE           TO BE RECEIVED  AMOUNT
       ----------        -------------- --------
April 1995..............      6.4%       $   75
August 1995.............      7.7%           10
April 1996..............      6.8%           50
July 1996...............      8.2%           10
August 1996.............      8.2%           10
September 1996..........      4.6%          150
April 1997..............      7.0%          200
September 1998..........   4.8%-5.2%        300
April 1999..............      7.4%          100
September 1999..........   7.2%-7.4%        300
February 2000...........   5.8%-6.6%        650
March 2000..............   5.8%-6.0%        675
September 2000..........      5.1%           75
                                         ------
                                         $2,605
                                         ======

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  TCI Group is exposed to credit losses for the periodic settlements of amounts due under these interest rate exchange agreements in the event of nonperformance by the other parties to the agreements. However, TCI Group does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties.

  The fair value of the interest rate exchange agreements is the estimated amount that TCI Group would pay or receive to terminate the agreements at December 31, 1994, taking into consideration current interest rates and assuming the current creditworthiness of the counterparties. TCI Group would pay an estimated $195 million at December 31, 1994 to terminate the agreements.

  In order to diminish its exposure to extreme increases in variable interest rates, TCI Group has entered into various interest rate hedge agreements on notional amounts of $325 million which fix the maximum variable interest rates at 11%. Such agreements expire during the third and fourth quarters of 1995.

  The fair value of TCI Group's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to TCI Group for debt of the same remaining maturities. The fair value of debt, which has a carrying value of $11,068 million, was $10,971 million at December 31, 1994.

  TCI Group and certain of its subsidiaries are required to maintain unused availability under bank credit facilities to the extent of outstanding commercial paper. Also, TCI Group and certain of its subsidiaries pay fees, ranging from 1/4% to 1/2% per annum, on the average unborrowed portion of the total amount available for borrowings under bank credit facilities.

  Annual maturities of debt for each of the next five years are as follows (amounts in millions):

     1995............................................................... $1,175*
     1996...............................................................    888
     1997...............................................................    797
     1998...............................................................    811
     1999...............................................................    814

- --------
* Includes $445 million of commercial paper.

(6) REDEEMABLE PREFERRED STOCKS

  4 1/2% Convertible Preferred Stock. The 4 1/2% Convertible Preferred Stock was stated at its redemption value of $3,000 per share, and each share was convertible into 204 shares of TCI Class A common stock. In February of 1994, all of the shares of such convertible preferred stock were tendered to TCIC for conversion and, on March 3, 1994, 1,265,004 shares of TCI Class A common stock were issued to the holders of such preferred stock.

  Convertible Preferred Stock, Series D. Subsequent to December 31, 1994, TCI issued 1,000,000 shares of a series of TCI Series Preferred Stock (see note 8) designated "Convertible Preferred Stock, Series D" (the "Series D Preferred Stock"), par value $.01 per share, as partial consideration for the merger between TCIC and TeleCable Corporation ("TeleCable") (see note 14).

  The holders of the Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of unrestricted funds legally available therefore, cumulative dividends, in preference

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) to dividends on any stock that ranks junior to the Series D Preferred Stock (currently the Class A common stock, the Class B common stock and the Class B Preferred Stock), that shall accrue on each share of Series D Preferred stock at the rate of 5 1/2% per annum of the liquidation value ($300 per share). Dividends are cumulative, and in the event that dividends are not paid in full on two consecutive dividend payment dates or in the event that TCI fails to effect any required redemption of Series D Preferred Stock, accrue at the rate of 10% per annum of the liquidation value. The Series D Preferred Stock ranks on parity with the Class A Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock.

  Each share of Series D Preferred Stock is convertible into 10 shares of TCI Class A common stock, subject to adjustment upon certain events specified in the certificate of designation establishing Series D Preferred Stock. To the extent any cash dividends are not paid on any dividend payment date, the amount of such dividends will be deemed converted into shares of TCI Class A common stock at a conversion rate equal to 95% of the then current market price of TCI Class A common stock, and upon issuance of TCI Class A common stock to holders of Series D Preferred Stock in respect of such deemed conversion, such dividend will be deemed paid for all purposes.

  Shares of Series D Preferred Stock are redeemable for cash at the option of the holder at any time after the tenth anniversary of the issue date at a price equal to the liquidation value in effect as of the date of the redemption. Shares of Series D Preferred Stock may also be redeemed for cash at the option of TCI after the fifth anniversary of the issue date at such redemption price or after the third anniversary of the issue date if the market value per share of TCI Class A common stock shall have exceeded $37.50 for periods specified in the certificate of designation.

  If TCI fails to effect any required redemption of Series D Preferred Stock, the holders thereof will have the option to convert their shares of Series D Preferred Stock into TCI Class A common stock at a conversion rate of 95% of the then current market value of TCI Class A common stock, provided that such option may not be exercised unless the failure to redeem continues for more than a year.

  Except as required by law, holders of Series D Preferred Stock are not entitled to vote on any matters submitted to a vote of the shareholders of TCI.

(7) COMBINED EQUITY

 Employee Benefit Plans

  TCI has an Employee Stock Purchase Plan ("ESPP") to provide employees an opportunity for ownership in TCI and to create a retirement fund. Terms of the ESPP provide for employees to contribute up to 10% of their compensation to a trust for investment in TCI common stock. TCI, by annual resolution of the Board of Directors, contributes up to 100% of the amount contributed by employees. Certain of TCI's subsidiaries have their own employee benefit plans. Contributions to all plans aggregated $19 million, $16 million and $13 million for 1994, 1993 and 1992, respectively.

 Preferred Stock

  Class A Preferred Stock. TCI is authorized to issue 700,000 shares of Class A Preferred Stock, par value $.01 per share. Subsidiaries of TCI hold all of the issued and outstanding shares of such stock, amounting to 592,797 shares. Such preferred stock is eliminated in consolidation. The holders of the Class A Preferred

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
Stock are entitled to receive, when and as declared by the Board of Directors, out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any stock that ranks junior to the Class A Preferred Stock (currently the Class A common stock, the Class B common stock and the Class B Preferred Stock), that accrue on each share of the Class A Preferred Stock at the rate of 9 3/8% per annum of the Stated Liquidation Value of such share ($322.84 per share). Dividends are fully cumulative and are payable in cash. The Class A Preferred Stock ranks on a parity basis with the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. The Class A Preferred Stock is subject to mandatory redemption by TCI on the twelfth anniversary of the issue date. The Class A Preferred Stock may be redeemed at the option of TCI. The holders of the Class A Preferred Stock have the right to vote at any annual or special meeting of stockholders for the purpose of electing directors. Each share of Class A Preferred Stock shall have one vote for such purpose.

  Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock. TCI is authorized to issue 1,675,096 shares of Class B Preferred Stock. All such shares are issued and outstanding. Subsidiaries of TCIC hold 55,070 of such issued and outstanding shares.

  Dividends accrue cumulatively (but without compounding) at an annual rate of 6% of the stated liquidation value of $100 per share (the "Stated Liquidation Value"), whether or not such dividends are declared or funds are legally available for payment of dividends. Accrued dividends will be payable annually on March 1 of each year (or the next succeeding business day if March 1 does not fall on a business day), commencing March 1, 1995, and, in the sole discretion of the TCI Board, may be declared and paid in cash, in shares of TCI Class A common stock or in any combination of the foregoing. Accrued dividends not paid as provided above on any dividend payment date will accumulate and such accumulated unpaid dividends may be declared and paid in cash, shares of TCI Class A common stock or any combination thereof at any time (subject to the rights of any senior stock and, if applicable, to the concurrent satisfaction of any dividend arrearages on any class or series of TCI preferred stock ranking on a parity with the Class B Preferred Stock with respect to dividend rights) with reference to any regular dividend payment date, to holders of record of Class B Preferred Stock as of a special record date fixed by the TCI Board (which date may not be more than 45 days nor less than 10 days prior to the date fixed for the payment of such accumulated unpaid dividends). The Class B Preferred Stock ranks junior to the Class A Preferred Stock with respect to the declaration and payment of dividends.

  If all or any portion of a dividend payment is to be paid through the issuance and delivery of shares of TCI Class A common stock, the number of such shares to be issued and delivered will be determined by dividing the amount of the dividend to be paid in shares of TCI Class A common stock by the Average Market Price of the TCI Class A common stock. For this purpose, "Average Market Price" means the average of the daily last reported sale prices (or, if no sale price is reported on any day, the average of the high and low bid prices on such day) of a share of TCI Class A common stock for the period of 20 consecutive trading days ending on the tenth trading day prior to the regular record date or special record date, as the case may be, for the applicable dividend payment.

  In the event of any liquidation, dissolution or winding up of TCI, the holders of Class B Preferred Stock will be entitled, after payment of preferential amounts on any class or series of stock ranking prior to the Class B Preferred Stock with respect to liquidating distributions, to receive from the assets of TCI available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) the Stated Liquidation Value thereof, plus all accumulated and accrued but unpaid dividends thereon to and including the redemption date. TCI does not have any mandatory obligation to redeem the Class B Preferred Stock as of any fixed date, at the option of the holders or otherwise.

  Subject to the prior preferences and other rights of any class or series of TCI preferred stock, the Class B Preferred Stock will be exchangeable at the option of TCI in whole but not in part at any time for junior subordinated debt securities of TCI ("Junior Exchange Notes"). The Junior Exchange Notes will be issued pursuant to an indenture (the "Indenture"), to be executed by TCI and a qualified trustee to be chosen by TCI.

  If TCI exercises its optional exchange right, each holder of outstanding shares of Class B Preferred Stock will be entitled to receive in exchange therefor newly issued Junior Exchange Notes of a series authorized and established for the purpose of such exchange, the aggregate principal amount of which will be equal to the aggregate Stated Liquidation Value of the shares of Class B Preferred Stock so exchanged by such holder, plus all accumulated and accrued but unpaid dividends thereon to and including the exchange date. The Junior Exchange Notes will be issuable only in principal amounts of $100 or any integral multiple thereof and a cash adjustment will be paid to the holder for any excess principal that would otherwise be issuable. The Junior Exchange Notes will mature on the fifteenth anniversary of the date of issuance and will be subject to earlier redemption at the option of TCI, in whole or in part, for a redemption price equal to the principal amount thereof plus accrued but unpaid interest. Interest will accrue, and be payable annually, on the principal amount of the Junior Exchange Notes at a rate per annum to be determined prior to issuance by adding a spread of 215 basis points to the "Fifteen Year Treasury Rate" (as defined in the Indenture). Interest will accrue on overdue principal at the same rate, but will not accrue on overdue interest.

  The Junior Exchange Notes will represent unsecured general obligations of TCI and will be subordinated in right of payment to all Senior Debt (as defined in the Indenture). Accordingly, holders of Class B Preferred Stock who receive Junior Exchange Notes in exchange therefor may have difficulty selling such Notes.

  For so long as any dividends are in arrears on the Class B Preferred Stock or any class or series of TCI preferred stock ranking pari passu with the Class B Preferred Stock which is entitled to payment of cumulative dividends prior to the redemption, exchange, purchase or other acquisition of the Class B Preferred Stock, and until all dividends accrued up to the immediately preceding dividend payment date on the Class B Preferred Stock and such parity stock shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, neither TCI nor any subsidiary thereof may redeem, exchange, purchase or otherwise acquire any shares of Class B Preferred Stock, any such parity stock or any class or series of its capital stock ranking junior to the Class B Preferred Stock (including the TCI common stock), or set aside any money or assets for such purpose, unless all of the outstanding shares of Class B Preferred Stock and such parity stock are redeemed. If TCI fails to redeem or exchange shares of Class B Preferred Stock on a date fixed for redemption or exchange, and until such shares are redeemed or exchanged in full, TCI may not redeem or exchange any parity stock or junior stock, declare or pay any dividend on or make any distribution with respect to any junior stock or set aside money or assets for such purpose and neither TCI nor any subsidiary thereof may purchase or otherwise acquire any Class B Preferred Stock, parity stock or junior stock or set aside money or assets for any such purpose. The failure of TCI to pay any dividends on any class or series of parity stock or to redeem or exchange on any date fixed for redemption or exchange any shares of Class B Preferred Stock shall not prevent TCI from (i) paying any dividends on junior stock solely in shares of junior stock or the redemption purchase or other acquisition of

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) junior stock solely in exchange for (together with cash adjustment for fractional shares, if any) or (but only in the case of a failure to pay dividends on any parity stock) through the application of the proceeds from the sale of, shares of junior stock; or (ii) the payment of dividends on any parity stock solely in shares of parity stock and/or junior stock or the redemption, exchange, purchase or other acquisition of Class B Preferred Stock or parity stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of failure to pay dividends on any parity stock) through the application of the proceeds from the sale of, parity stock and/or junior stock.

  The Class B Preferred Stock will vote in any general election of directors, will have one vote per share for such purpose and will vote as a single class with the TCI common stock, the Class A Preferred Stock and any other class or series of TCI preferred stock entitled to vote in any general election of directors. The Class B Preferred Stock will have no other voting rights except as required by the Delaware General Corporation Law ("DGCL").

  Series Preferred Stock. The TCI Series Preferred Stock is issuable, from time to time, in one or more series, with such designations, preferences and relative participating, option or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the TCI Board.

  All shares of any one series of the TCI Series Preferred Stock are required to be alike for every particular and all shares are required to rank equally and be identical in all respects, except insofar as they may vary with respect to matters which the TCI Board is expressly authorized by the TCI Charter to determine in the resolution or resolutions providing for the issue of any series of the TCI Series Preferred Stock.

  Convertible Preferred Stock, Series C. TCI has issued 70,559 shares of a series of TCI Series Preferred Stock designated "Convertible Preferred Stock, Series C," par value $.01 per share, as partial consideration for an acquisition by TCI.

  Each share of Series C Preferred Stock is convertible, at the option of the holders, into 100 shares of TCI Class A common stock, subject to anti-dilution adjustments. The dividend, liquidation and redemption features of the Series C Preferred Stock will be determined by reference to the liquidation value of the TCI Series C Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of (i) $2,375, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus
(iii), for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on the sum of clauses (i) and (ii) above, to such date of determination.

  Subject to the prior preferences and other rights of any class or series of TCI preferred stock ranking pari passu with the Series C Preferred Stock, the holders of Series C Preferred Stock are entitled to receive and, subject to any prohibition or restriction contained in any instrument evidencing indebtedness of TCI, TCI is obligated to pay preferential cumulative cash dividends out of funds legally available therefor. Dividends accrue cumulatively at an annual rate of 5 1/2% of the liquidation value per share, whether or not such dividends are declared or funds are legally or contractually available for payment of dividends, except that if TCI fails to redeem shares of Series C Preferred Stock required to be redeemed on a redemption date, dividends will thereafter accrue cumulatively at an annual rate of 15% of the liquidation value per share. Accrued dividends are payable quarterly on January 1, April 1, July 1 and October 1 of each year,

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) commencing on the first dividend payment date after the issuance of the Series C Preferred Stock. Dividends not paid on any dividend payment date will be added to the liquidation value on such date and remain a part thereof until such dividends and all dividends accrued thereon are paid in full. Dividends accrue on unpaid dividends at the rate of 5 1/2% per annum, unless such dividends remain unpaid for two consecutive quarters in which event such rate will increase to 15% per annum. The Series C Preferred Stock ranks prior to the TCI common stock and Class B Preferred Stock and pari passu with the Class A Preferred Stock with respect to the declaration and payment of dividends.

  Upon the dissolution, liquidation or winding up of TCI, holders of the Series C Preferred Stock will be entitled to receive from the assets of TCI available for distribution to stockholders an amount in cash, per share, equal to the liquidation value. The Series C Preferred Stock will rank prior to the TCI common stock and Class B Preferred Stock and pari passu with the Class A Preferred Stock as to any such distributions.

  The Series C Preferred Stock is subject to optional redemption at any time after the seventh anniversary of its issuance, in whole or in part, by TCI at a redemption price, per share, equal to the then liquidation value of the Series C Preferred Stock.

  For so long as any dividends are in arrears on the Series C Preferred Stock or any class or series of TCI preferred stock ranking pari passu (including the Class A Preferred Stock) with the Series C Preferred Stock and until all dividends accrued up to the immediately preceding dividend payment date on the Series C Preferred Stock and such parity stock shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, TCI may not redeem or otherwise acquire any shares of Series C Preferred Stock, any such parity stock or any class or series of its preferred stock ranking junior (including the TCI common stock and Series C Preferred Stock) unless all then outstanding shares of Series C Preferred Stock and such parity stock are redeemed. If TCI fails to redeem shares of Series C Preferred Stock required to be redeemed on a redemption date, and until all such shares are redeemed in full, TCI may not redeem any such parity stock or junior stock, or otherwise acquire any shares of such stock or Series C Preferred Stock. Nothing contained in the two immediately preceding sentences shall prevent TCI from acquiring (i) shares of Series C Preferred Stock and any such parity stock pursuant to a purchase or exchange offer made to holders of all outstanding shares of Series C Preferred Stock and such parity stock, if (a) as to holders of all outstanding shares of Series C Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical, (b) as to holders for all outstanding shares of a particular series or class of parity stock, the terms of the purchase or exchange offer for all such shares are identical and
(c) as among holders of all outstanding shares of Series C Preferred Stock and parity stock, the terms of each purchase or exchange offer are substantially identical relative to the respective liquidation prices of the shares of Series C Preferred Stock and each series or class of such parity stock, or (ii) shares of Series C Preferred Stock, parity stock or junior stock in exchange for, or through the application of the proceeds of the sale of, shares of junior stock.

  The Series C Preferred Stock is subject to restrictions on transfer although it has certain customary registration rights with respect to the underlying shares of TCI Class A common stock. The Series C Preferred Stock may vote on all matters submitted to a vote of the holders of the TCI common stock, has one vote for each share of TCI Class A common stock into which the shares of Series C Preferred Stock are converted for such purpose, and may vote as a single class with the TCI common stock. The Series C Preferred Stock has no other voting rights except as required by the DGCL and except that the consent of the holders of record of shares representing at least two-thirds of the liquidation value of the outstanding shares of the Series C

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
Preferred Stock is necessary to (i) amend the designation, rights, preferences and limitations of the Series C Preferred Stock as set forth in the TCI Charter and (ii) to create or designate any class or series of TCI preferred stock that would rank prior to the Series C Preferred Stock.

  Redeemable Convertible Preferred Stock, Series E. In connection with the Reorganization, the Board of Directors created and authorized the issuance of the Redeemable Convertible Preferred Stock, Series E, par value $.01 per share. TCI is authorized to issue 400,000 shares. Subsidiaries of TCI hold all of the issued and outstanding shares of such stock, amounting to 246,402 shares. All such preferred stock eliminates in consolidation.

  The holders of the Series E Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any stock that ranks junior to the Series E Preferred Stock (currently the Class A common stock, the Class B common stock and the Class B Preferred Stock), that shall accrue on each share of Series E Preferred Stock at the rate of 5.0% per annum of the Stated Liquidation Value ($22,303 per share). Dividends are fully cumulative and are payable in cash. The Series E Preferred Stock ranks on parity with the Class A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock as to dividend rights, rights of redemption or rights on liquidation.

  The Series E Preferred Stock may be redeemed at the option of TCI. TCI may elect to pay the redemption price by issuing to the holder thereof a number of shares of Class A common stock equal to the aggregate redemption price of such shares divided by the Average Quoted Price (as defined) of a share of Class A common stock.

  Unless previously called for redemption, shares of Series E Preferred Stock shall be convertible, at the option of the holder thereof, into shares of Class A common stock at any time subsequent to a duly approved amendment to TCI's Restated Certificate of Incorporation increasing the number of Class A shares to a number that would permit conversion of all shares of Series E Preferred Stock then outstanding into Class A common stock. The Series E Preferred Stock may be converted into Class A common stock at the initial conversion rate of 1,000 shares of Class A common stock for one share of the Series E Preferred Stock.

  The holders of the Series E Preferred Stock have the right to vote at any annual or special meeting of stockholders for the purpose of electing directors. Each share of Series E Preferred Stock shall have one vote for such purpose.

 Stock Options

  TCI has adopted the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "Plan"). The Plan provides for awards to be made in respect of a maximum of 16 million shares of TCI Class A common stock. Awards may be made as grants of stock options, stock appreciation rights, restricted shares, stock units or any combination thereof. Pursuant to the TCI/Liberty Merger Agreement and certain assumption agreements, stock options and/or stock appreciation rights granted (or assumed) by Old TCI and stock options and/or stock appreciation rights granted by Liberty were assumed by TCI and new options and/or stock appreciation rights were substituted under the Plan. The following descriptions represent the terms of the assumed options and/or stock appreciation rights and additional awards under the Plan.

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  TCI assumed certain options which were exercisable through November 9, 1994. During the years ended December 31, 1994, 1993 and 1992, options to acquire 203,508, 96,242 and 321,406 shares, respectively, were exercised at prices ranging from $10.00 to $17.25 per share and options for 3,500, 25,000 and 12,000 shares, respectively, were canceled.

  TCI assumed certain stock options which are currently exercisable, representing the right, as of December 31, 1994, to acquire 162,228 shares of TCI Class A common stock at adjusted purchase prices ranging from $8.83 to $18.63 per share. During the year ended December 31, 1994, options to acquire 5,100 shares were exercised and no options were canceled. Options to acquire 19,428 shares of TCI Class A common stock expire August 14, 1995. Options to acquire 142,800 shares of TCI Class A common stock expire December 15, 1998.

  Stock options in tandem with stock appreciation rights to purchase 3,963,000 shares of Class A common stock at a purchase price of $16.75 per share were outstanding at December 31, 1994. Such options become exercisable and vest evenly over five years, first became exercisable beginning November 11, 1993 and expire on November 11, 2002. During the year ended December 31, 1994, stock appreciation rights covering 7,000 shares of Class A common stock were exercised and the tandem stock options were canceled. During the year ended December 31, 1993, stock options covering 50,000 shares of Class A common stock were canceled upon termination of employment of the option holder.

  Stock options in tandem with stock appreciation rights to purchase 1,940,000 shares of TCI Class A common stock at a purchase price of $16.75 per share were outstanding at December 31, 1994. Such options become exercisable and vest evenly over four years, first became exercisable beginning October 12, 1994 and expire on October 12, 2003. During the year ended December 31, 1994, stock options covering 1,875 shares of Class A common stock were exercised and stock options covering 13,125 shares of Class A common stock were canceled upon termination of employment of the option holder.

  Stock options in tandem with stock appreciation rights to purchase 2,000,000 shares of TCI Class A common stock at a purchase price of $16.75 per share were outstanding at December 31, 1994. On November 12, 1993, twenty percent of such options vested and became exercisable immediately and the remainder become exercisable evenly over 4 years. The options expire October 12, 1998.

  On November 17, 1994, stock options in tandem with stock appreciation rights to purchase 2,885,000 shares of TCI Class A common stock were granted pursuant to the Plan to certain officers and other key employees at a purchase price of $22.00 per share. Such options become exercisable and vest evenly over five years, first become exercisable beginning November 17, 1995 and expire on November 17, 2004.

  TCI's Board of Directors has approved, subject to stockholder approval of the Director Stock Option Plan, the grant effective as of November 16, 1994, to each person that as of that date was a member of the Board of Directors and was not an employee of TCI or any of its subsidiaries, of options to purchase 50,000 shares of Class A common stock. Such options have an exercise price of $22.00 per share and will vest and become exercisable over a five-year period, commencing on November 16, 1995 and will expire on November 16, 2004.

  Estimated compensation relating to stock appreciation rights has been recorded through December 31, 1994, but is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised.

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  An officer of TCIC received payments of $512,500 and $569,000 from TCIC (based on the then market value of Class A common stock of $20.25 and $21.375 per share) in July and December of 1992, respectively, in cancellation of the remainder of his option covering 100,000 shares of TCI Class A common stock. Another officer received payment of $2,276,000 from TCIC in December of 1992 upon cancellation of his option covering 200,000 shares of TCI Class A common stock. The amount paid was based on the then market value of Class A common stock of $21.375 per share.

 Other

  In connection with the exercise of a stock option by an officer/director of Liberty, a note was given to Liberty as partial payment of the exercise price. This note bore interest at 7.54% per annum. At the date of the Merger, TCI Group recorded the net assumed note receivable, amounting to approximately $15 million, from such officer as a reduction of stockholders' equity. On October 27, 1994, such officer tendered to TCI Group 634,917 shares of TCI Class B common stock in full payment of principal and interest amounting to $15 million. Such Class B common stock is reflected as treasury stock in the accompanying consolidated balance sheet.

  The shares issued by Liberty upon exercise of the aforementioned Liberty option, together with all subsequent dividends and distributions thereon (collectively totaling 16,000,000 shares of Liberty Class B common stock and 200,000 shares of Liberty Class E Preferred Stock, the "Option Units"), were subject to repurchase by Liberty under certain circumstances. Such shares were exchanged for 15,600,000 shares of TCI Class A common stock and 200,000 shares of Class B Preferred Stock in the Merger. TCI Group's repurchase right terminates as to 20% of the Option Units per year, commencing March 28, 1992, and will terminate as to all of the Option Units on March 28, 1996 or in the event of death, disability or under certain other circumstances.

  The excess of consideration received on debentures converted or options exercised over the par value of the stock issued is credited to additional paid-in capital.

  At December 31, 1994, there were 58,534,218 shares of TCI Class A common stock reserved for issuance under exercise privileges related to options, convertible debt securities and convertible preferred stock described in this note 7 and in note 5. Additionally, subsequent to December 31, 1994, TCI issued the Series D Preferred Stock (see note 6) which is convertible into 10,000,000 shares of TCI Class A common stock. In addition, one share of Class A common stock is reserved for each share of outstanding Class B common stock.

(8) TRANSACTIONS WITH OFFICERS AND DIRECTORS

  On December 10, 1992, pursuant to a restricted stock award agreement, an officer, who is also a director, of TCI was transferred the right, title and interest in and to 124.03 shares (having a liquidation value of $4 million) of the 12% Series B cumulative compounding preferred stock of WestMarc Communications, Inc. (a wholly-owned subsidiary of TCI Group). Such preferred stock is subject to forfeiture in the event of certain circumstances from the date of grant through February 1, 2002, decreasing by 10% on February 1 of each year.

  On December 14, 1992, an officer, who is also a director, sold 100,000 shares of Class B common stock to TCI for $2,138,000.

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(9) INCOME TAXES

  TCI files a consolidated Federal income tax return with all of its 80% or more owned subsidiaries. Consolidated subsidiaries in which TCI owns less than 80% each file a separate income tax return. TCI and such subsidiaries calculate their respective tax liabilities on a separate return basis which are combined in the accompanying consolidated financial statements.

  Federal income taxes and certain state and local taxes will be paid on a consolidated basis by TCI. However, pursuant to a tax sharing agreement, federal income taxes will be calculated, with certain adjustments, on a separate return basis for each corporation in each Group (applying provisions of the Internal Revenue Code of 1986, as amended, and related regulations as if such corporation filed a separate return for federal income tax purposes). In addition, pursuant to such agreement, state and local income taxes will be calculated on a separate return basis for each Group (applying provisions of state and local tax law and related regulations as if the Group were a separate unitary or combined group for tax purposes). Based upon these separate calculations, an allocation of tax liabilities will be made such that the Liberty Media Group (or each separate corporation within the Liberty Media Group, as the case may be) is responsible to TCI Group for its gross share of TCI's consolidated, combined or unitary tax liabilities, such gross share being determined without regard to (a) tax benefits that are attributable to the TCI Group or (b) certain tax benefits that are attributable to the Liberty Media Group (or its constituent corporations) but that are taken into account in determining TCI's consolidated, combined or unitary tax benefit carryovers. Similarly, TCI Group is responsible to the Liberty Media Group (or its constituent corporations) for tax benefits attributable to the Liberty Media Group (or its constituent corporations) and actually used by TCI in determining its consolidated, combined or unitary tax liability. Tax attributes, including but not limited to net operating losses, investment tax credits, alternative minimum tax net operating losses, alternative minimum tax credits, deferred intercompany gains and tax basis in assets will be inventoried and tracked for the entities comprising each Group. TCI will retain the right to file all returns, make all elections and control all audits and contests.

  The Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("Statement No. 109") requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  Income tax benefit (expense) attributable to income or loss from continuing operations for the years ended December 31, 1994, 1993 and 1992 consists of:

                                                         CURRENT DEFERRED TOTAL
                                                         ------- -------- -----
                                                          AMOUNTS IN MILLIONS
   Year ended December 31, 1994:
     Federal............................................  $(49)      (4)   (53)
     State and local....................................   (11)       4     (7)
                                                          ----     ----   ----
                                                          $(60)     --     (60)
                                                          ====     ====   ====
   Year ended December 31, 1993:
     Federal............................................  $(12)    (110)  (122)
     State and local....................................   (16)     (18)   (34)
                                                          ----     ----   ----
                                                          $(28)    (128)  (156)
                                                          ====     ====   ====
   Year ended December 31, 1992:
     Federal............................................  $  2      (18)   (16)
     State and local....................................   (11)      (3)   (14)
                                                          ----     ----   ----
                                                          $ (9)     (21)   (30)
                                                          ====     ====   ====

  The significant components of deferred income tax expense for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                    YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1994     1993      1992
                                                   -------- --------  --------
                                                      AMOUNTS IN MILLIONS
   Deferred tax expense (exclusive of effects of
    other
    components listed below)...................... $    --       (52)     (21)
   Adjustment to deferred tax assets and
    liabilities for
    enacted change in tax rates...................      --       (76)     --
                                                   -------- --------  -------
                                                   $    --      (128)     (21)
                                                   ======== ========  =======

  Income tax expense attributable to income from continuing operations differs from the amounts computed by applying the Federal income tax rate of 35% in 1994 and 1993 and 34% in 1992 as a result of the following:

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1994      1993      1992
                                                   --------  --------  --------
                                                      AMOUNTS IN MILLIONS
   Computed "expected" tax expense................ $    (13)      (43)      (7)
   Adjustment to deferred tax assets and liabili-
    ties for enacted change in Federal income tax
    rate..........................................      --        (76)     --
   Dividends excluded for income tax purposes.....      --          3       13
   Amortization not deductible for tax purposes...      (12)      (13)      (8)
   Minority interest in earnings of consolidated
    subsidiaries..................................       (3)       (1)     (14)
   Recognition of losses of consolidated partner-
    ship..........................................      (10)       (8)     --
   State and local income taxes, net of Federal
    income tax benefit............................       (9)      (22)     (10)
   Valuation allowance on foreign corporation.....      (10)      --       --
   Other..........................................       (3)        4       (4)
                                                   --------  --------  -------
                                                   $    (60)     (156)     (30)
                                                   ========  ========  =======

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1994       1993
                                                          ----------  ---------
                                                          AMOUNTS IN MILLIONS
   Deferred tax assets:
     Net operating loss carryforwards...................  $      478        583
       Less--valuation allowance........................        (100)       (92)
     Investment tax credit carryforwards................         122        144
       Less--valuation allowance........................         (36)       (36)
     Alternative minimum tax credit carryforwards.......          88         22
     Investments in affiliates, due principally to
      losses of affiliates recognized for financial
      statement purposes in excess of losses recognized
      for income tax purposes...........................         294        292
     Future deductible amounts principally due to non-
      deductible accruals...............................          35         31
     Other..............................................           4          9
                                                          ----------  ---------
       Net deferred tax assets..........................         885        953
                                                          ----------  ---------
   Deferred tax liabilities:
     Property and equipment, principally due to
      differences in depreciation.......................       1,185      1,190
     Franchise costs, principally due to differences in
      amortization......................................       2,600      2,784
     Investment in affiliates, due principally to undis-
      tributed earnings of affiliates...................         290        289
     Intangible assets, principally due to differences
      in amortization...................................         104          1
     Other..............................................          83          6
                                                          ----------  ---------
       Total gross deferred tax liabilities.............       4,262      4,270
                                                          ----------  ---------
       Net deferred tax liability.......................  $    3,377      3,317
                                                          ==========  =========

  The valuation allowance for deferred tax assets as of December 31, 1994 and 1993 was $136 million and $128 million, respectively. Such balance increased by $8 million from December 31, 1993 resulting from a valuation allowance established against net operating loss carryforwards of foreign corporations. Subsequently recognized tax benefits relating to $126 million of the valuation allowance for deferred tax assets as of December 31, 1994 will be recorded as reductions of franchise costs.

  At December 31, 1994, TCI Group had net operating loss carryforwards for income tax purposes aggregating approximately $899 million of which, if not utilized to reduce taxable income in future periods, $8 million expires through 2002, $149 million in 2003, $120 million in 2004, $352 million in 2005, $259 million in 2006, $8 million in 2008 and $3 million in 2009. Certain subsidiaries of TCI Group had additional net operating loss carryforwards for income tax purposes aggregating approximately $247 million and these net operating losses are subject to certain rules limiting their usage.

  At December 31, 1994, TCI Group had remaining available investment tax credits of approximately $67 million which, if not utilized to offset future Federal income taxes payable, expire at various dates through 2005. Certain subsidiaries of TCI Group had additional investment tax credit carryforwards aggregating approximately $55 million and these investment tax credit carryforwards are subject to certain rules limiting their usage.

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  Certain of the Federal income tax returns of TCI and its subsidiaries which filed separate income tax returns are presently under examination by the Internal Revenue Service ("IRS") for the years 1979 through 1992. In the opinion of management, any additional tax liability, not previously provided for, resulting from these examinations, ultimately determined to be payable, should not have a material adverse effect on the combined financial position of TCI Group. TCI Group pursued a course of action on certain issues (primarily the deductibility of franchise cost amortization) the IRS had raised and such issues were argued before the United States Tax Court. During 1990, the Company received a favorable decision regarding these issues. The IRS appealed this decision but TCI Group prevailed in the appeal. The IRS elected not to further appeal the decision to the Supreme Court. TCI Group has entered into a closing agreement with the IRS which settles these matters for all open tax years. A subsidiary of TCI Group has filed a petition in United States Tax Court protesting the disallowance of certain Transitional Investment Tax Credits and such issue should be litigated by early 1996.

  New tax legislation was enacted in the third quarter of 1993 which, among other matters, increased the corporate Federal income tax rate from 34% to 35%. TCI Group has reflected the tax rate change in its combined statements of operations in accordance with the treatment prescribed by Statement No. 109. Such tax rate change resulted in an increase of $76 million to income tax expense and deferred income tax liability.

(10) TRANSACTIONS WITH LIBERTY MEDIA GROUP AND OTHER RELATED PARTIES

  Upon implementation of the Liberty Group Stock Proposal, certain corporate general and administrative costs would be charged to Liberty Media Group at rates set at the beginning of each year based on projected utilization for that year. The utilization-based charges will be set at levels that management believes to be reasonable and that would approximate the costs Liberty Media Group would incur for comparable services on a stand alone basis. The accompanying combined statements of operations do not reflect the allocation of corporate general and administrative costs in the aforementioned manner because the majority of the entities attributable to Liberty Media Group were owned, directly or indirectly, by Liberty Media Corporation for the majority of the periods presented herein. During such periods, Liberty Media Corporation was not allocated corporate general and administrative costs.

  Prior to the Liberty Group Stock Proposal, TCI did not have formalized intercompany allocation methodologies. In connection with the Liberty Group Stock Proposal, management of TCI has determined that TCI general corporate expenses should be allocated to Liberty Media Group based on the amount of time TCI corporate employees (e.g. legal, corporate, payroll, etc.) expend on Liberty Media Group matters. TCI management evaluated several alternative allocation methods including assets, revenue, operating income, and employees. Management did not believe that any of these methods would reflect an appropriate allocation of corporate expenses given the diverse nature of TCI's operating subsidiaries, the relative maturity of certain of the operating subsidiaries, and the way in which corporate resources are utilized.

  Liberty Media Group has a 49.9% partnership interest in QE+Ltd Limited Partnership ("QE+"), which distributes STARZ!, a first-run movie premium programming service launched in 1994. Entities attributed to the TCI group hold the remaining 50.1% partnership interest.

  The QE+ limited partnership agreement provides that the TCI Group will be required to make special capital contributions to QE+ through 2005, up to a maximum amount of $350 million, $90 million of which is required in 1995. QE+ is obligated to pay TCI Group a preferred return of 10% per annum on its special

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) capital contributions of up to $200 million beginning five years from the date of the contribution. Any TCI Group special capital contributions in excess of $200 million will be entitled to a preferred return of 10% per annum from the date of the contribution. QE+ is required to apply 75% of its available cash flow, as defined, to repay the TCI Group special capital contributions and any preferred return payable thereon. To the extent such special capital contributions are insufficient to fund the cash requirements of QE+, the TCI Group and the Liberty Media Group will each be obligated to fund such cash requirement in proportion to their respective ownership percentages.

  The TCI Group has also entered into a long-term affiliation agreement with QE+ in respect of the distribution of the STARZ! service. Rates per subscriber specified in the agreement are based upon customary rates charged to other cable system operators. Payments to QE+ for 1995 are anticipated to aggregate approximately $30 million to $40 million. The affiliation agreement also provides that QE+ will not grant materially more favorable terms and conditions to other major cable system operators unless such more favorable terms and conditions are made available to the TCI Group. The affiliation agreement also requires the TCI Group to make payments to QE+ with respect to a guaranteed minimum number of subscribers totaling approximately $339 million for the years 1996, 1997, and 1998.

  In connection with the launch of the STARZ! service, the TCI Group became a direct obligor or guarantor of the payment of certain amounts that may be due pursuant to motion picture output, distribution, and license agreements. As of December 31, 1994, the maximum amount of such obligations or guarantees was approximately $162 million. The future obligations of the TCI Group with respect to these agreements is not currently determinable because such amount is dependent on the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors.

  Liberty Starz! also has the right to acquire an additional 10.1% partnership interest in QE+ based on a formula designed to approximate the fair value of the interest. Such right is exercisable for a period of ten years beginning January 1, 1999 after QE+ has had positive cash flow for two consecutive calendar quarters. The right is exercisable only after all special capital contributions from the TCI Group have been repaid, including the preferred return thereon.

  Encore Media Corporation (90% owned by Liberty Media Group) earns management fees from QE+ equal to 20% of managed costs, as defined. Payment of such fees is subordinated to the repayment of the TCI Group special capital contributions and the preferred return thereon. In addition, effective July 1, 1995, Liberty Media Group will earn a "Content Fee" for certain services provided to QE+ equal to 4% of the gross revenue of QE+, estimated to be approximately $1.2 million for the six months ended December 31, 1995. The Content Fee agreement expires on June 30, 2001, subject to renewal on an annual basis thereafter. Payment of the Content Fee will be subordinated to the repayment of the contributions made by the TCI Group and the preferred return thereon.

  Liberty Media Corporation and TCI were parties to a service agreement pursuant to which TCI agreed to provide certain administrative services to Liberty Media Corporation. In addition, the employees of certain of Liberty's subsidiaries remained on the TCI payroll until December 31, 1992. Liberty Media Corporation reimbursed TCI for their salaries and related employment expenses. Subsidiaries of Liberty Media Group also lease office space and satellite transponder facilities from TCI Group. Charges by TCI Group for such arrangements for the years ended December 31, 1994, 1993 and 1992, aggregated $7,542,000, $4,455,000 and

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
$7,586,000, respectively. From January 1, 1993 through the Mergers, no employees of Liberty Media Corporation's subsidiaries remained on the TCI payroll.

  Certain subsidiaries attributed to Liberty Media Group produce and/or distribute sports and other programming to cable television operators (including TCI Group) and others. Charges to TCI Group are based upon customary rates charged to other major customers.

  HSN paid a commission to TCI Group for merchandise sales to customers who are subscribers of TCI Group's cable systems. Aggregate commissions and charges to TCI Group were approximately $6,638,000 and $1,200,000 in 1994 and 1993, respectively.

  Subsequent to the Mergers, TCI Group manages certain treasury activities for Liberty Media Group on a centralized basis. Cash receipts of certain businesses attributed to Liberty Media Group are remitted to TCI Group and certain cash disbursements of Liberty Media Group are funded by TCI Group on a daily basis. Prior to the implementation of the Liberty Group Stock Proposal, but subsequent to the Mergers, the net amounts of such cash activities are included in investment in Liberty Media Group in the accompanying combined financial statements. Prior to the Mergers, Liberty Media Corporation separately managed the treasury activities of its subsidiaries. Subsequent to the implementation of the Liberty Group Stock Proposal, such cash activities will be included in borrowings from and loans to TCI Group or, if determined by the Board of Directors, as an equity contribution to be reflected as an Inter-Group Interest in the Liberty Media Group.

  The Board of Directors could determine from time to time that debt of TCI Group not incurred by entities attributed to the Liberty Media Group or preferred stock and the proceeds thereof should be specifically attributed to and reflected on the combined financial statements of Liberty Media Group to the extent that the debt is incurred or the preferred stock is issued for the benefit of Liberty Media Group.

  For all periods prior to the Distribution, all financial impacts of equity offerings are attributed entirely to TCI Group. After the Distribution, all financial impacts of issuances of additional shares of Series A TCI Group common stock and Series B TCI Group common stock will be attributed entirely to TCI Group, all financial impacts of issuances of additional shares of Liberty Group Stock the proceeds of which are attributed to the Liberty Media Group will be reflected entirely in the combined financial statements of the Liberty Media Group. Financial impacts of dividends or other distributions on, and purchases of, Series A TCI Group common stock and Series B TCI Group common stock will be attributed entirely to TCI Group, and financial impacts of dividends or other distributions on Liberty Group Stock will be attributed entirely to the Liberty Media Group. Financial impacts of repurchases of Liberty Group Stock the consideration for which is charged to the Liberty Group will be reflected entirely in the combined financial statements of the Liberty Media Group, the financial impacts of repurchases of Liberty Group Stock the consideration for which is charged to TCI Group will be attributed entirely to TCI Group.

  Subsequent to the implementation of the Liberty Group Stock Proposal, borrowings from or loans to TCI Group would bear interest at such rates and have repayment schedules and other terms as are established by the Board of Directors. The Board of Directors expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the use of proceeds by and creditworthiness of the recipient

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
Group, the capital expenditure plans and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

(11) COMMITMENTS AND CONTINGENCIES

  During 1994, TCI Group, Comcast, Cox Communications, Inc. ("Cox") and Sprint Corporation ("Sprint") formed a partnership ("WirelessCo") to engage in the business of providing wireless communications services on a nationwide basis. Through WirelessCo, the partners have been participating in auctions ("PCS Auctions") of broadband personal communications services ("PCS") licenses being conducted by the Federal Communications Commission ("FCC"). In the first round auction, which concluded during the first quarter of 1995, WirelessCo was the winning bidder for PSC licenses for 29 markets, including New York, San Francisco-Oakland-San Jose, Detroit, Dallas-Fort Worth, Boston-Providence, Minneapolis-St. Paul and Miami-Fort Lauderdale. The aggregate license cost for these licenses is approximately $2.1 billion.

  WirelessCo has also invested in American PSC, L.P. ("APC"), which holds a PCS license granted under the FCC's pioneer preference program for the Washington-Baltimore market. WirelessCo acquired its 49% limited partnership interest in APC for $23 million and has agreed to make capital contributions to APC equal to 49/51 of the cost of APC's PCS license. Additional capital contributions may be required in the event APC is unable to finance the full cost of its PCS license. WirelessCo may also be required to finance the build-out expenditures for APC's PCS system. Cox, which holds a pioneer preference PCS license for the Los Angeles-San Diego market, and WirelessCo have also agreed on the general terms and conditions upon which Cox (with a 60% interest) and WirelessCo (with a 40% interest) would form a partnership to hold and develop a PCS system using the Los Angeles-San Diego license. APC and the Cox partnership would affiliate their PCS systems with WirelessCo and be part of WirelessCo's nationwide integrated network, offering wireless communications services under the "Sprint" brand. TCI Group owns a 30% interest in WirelessCo.

  During 1994, subsidiaries of Cox, Sprint and TCI Group also formed a separate partnership ("PhillieCo"), in which TCI Group owns a 35.3% interest. PhillieCo was the winning bidder in the first round auction for a PCS license for the Philadelphia market at a license cost of $85 million. To the extent permitted by law, the PCS system to be constructed by PhillieCo would also be affiliated with WirelessCo's nationwide network.

  WirelessCo may bid in subsequent rounds of the PCS Auctions and may invest in, affiliate with or acquire licenses from other successful bidders. The capital that WirelessCo will require to fund the construction of the PCS systems, in addition to the license costs and investments described above, will be substantial.

  At the end of the first quarter of 1995, TCI Group, Comcast, Cox and Sprint formed two new partnerships, of which the principal partnership is MajorCo, L.P. ("MajorCo"), to which they contributed their respective interests in WirelessCo and through which they formed another partnership, NewTelco, L.P. ("NewTelco") to engage in the business of providing local wireline communications services to residences and businesses on a nationwide basis. NewTelco will serve its customers primarily through the cable television facilities of cable television operators that affiliate with NewTelco in exchange for agreed-upon compensation. The modification of existing regulations and laws governing the local telephony market will be necessary in order for NewTelco to provide its proposed services on a competitive basis in most states. Subject to

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) agreement upon a schedule for upgrading its cable television facilities in selected markets and certain other matters, TCI Group has agreed to affiliate certain of its cable systems with NewTelco. The capital required for the upgrade of TCI Group's cable facilities for the provision of telephony services is expected to be substantial.

  TCI Group, Cox and Comcast, together with Continental Cablevision, Inc. ("Continental"), own TCG, which is one of the largest competitive access providers in the United States in terms of route miles. TCI Group, Cox and Comcast have entered into an agreement with MajorCo and NewTelco to contribute their interests in TCG and its affiliated entities to NewTelco. TCI Group currently owns an approximate 29.9% interest in TCG. The closing of this contribution is subject to the satisfaction of certain conditions, including the receipt of necessary regulatory and other consents and approvals. In addition, TCI Group, Comcast and Cox intend to negotiate with Continental, which owns a 20% interest in TCG, regarding their acquisition of Continental's TCG interest. If such agreement cannot be reached, they will need to obtain Continental's consent to certain aspects of their agreement with Sprint.

  Subject to agreement upon an initial business plan, the MajorCo partners have committed to make cash capital contributions to MajorCo of $4.0 to $4.4 billion in the aggregate over a three- to five-year period, which amount includes the approximately $500 million already contributed by the partners to WirelessCo. The partners intend for MajorCo and its subsidiary partnerships to be the exclusive vehicles through which they engage in the wireless and wireline telephony service businesses, subject to certain exceptions.

  At December 31, 1994, TCI Group was liable for a $720 million letter of credit which guarantees contributions to WirelessCo. TCI Group pledged 56,656,584 shares of TCI Class A common stock held by subsidiaries of TCI Group as collateral for the letter of credit. There were no borrowings pursuant to such letter of credit at December 31, 1994.

  On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, TCI Group's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

  TCI Group believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, TCI Group's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or the appropriate franchise authority, if such authority has been certified. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to the later of September 1, 1993 or one year prior to the certification date of the applicable franchise authority. The amount

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) of refunds, if any, which could be payable by TCI Group in the event that systems' rates are successfully challenged by franchising authorities is not considered to be material.

  TCI Group is obligated to pay fees for the license to exhibit certain films that are released theatrically by various motion picture studios through December 31, 2002 (the "Film License Obligations"). As of December 31, 1994, these agreements require minimum payments aggregating approximately $227 million. The aggregate amount of the Film License Obligations is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, TCI Group's required aggregate payments under the Film Licensing Obligations could prove to be significant.

  TCI Group leases business offices, has entered into pole rental agreements and uses certain equipment under lease arrangements. Minimum rental expense under such arrangements, net of sublease rentals, amounted to $41 million, $53 million and $49 million in 1994, 1993 and 1992, respectively.

  Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in millions):

     YEARS ENDING
     DECEMBER 31,
     ------------
     1995................................................................... $19
     1996...................................................................  15
     1997...................................................................  13
     1998...................................................................  11
     1999...................................................................  10

  It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amount shown for 1995.

  TCI Group has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

(12) DISCONTINUED OPERATIONS

  TCI Group sold its motion picture theatre business and certain theatre-related real estate assets on May 12, 1992. The selling price (including liabilities assumed) was approximately $680 million. In connection with the disposition, TCI Group paid $92.5 million for certain preferred stock of the buyer. No gain or loss was recognized in connection with this transaction as the net assets of discontinued operations were reflected at their net realizable value.

                                  "TCI GROUP"
                        (A COMBINATION OF CERTAIN ASSETS
                OF TELE-COMMUNICATIONS, INC. AND ITS AFFILIATE,
                LIBERTY MEDIA CORPORATION, AS DEFINED IN NOTE 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  Operating results for the theatre operations for the period from January 1, 1992 through May 12, 1992 are reported separately in the combined statements of operations under the caption "Loss from discontinued operations" and include:

                                                                    1992
                                                                    ----
                                                             AMOUNTS IN MILLIONS
   Revenue..................................................        $211
   Loss before income taxes.................................        $(16)
   Income tax benefit.......................................        $  1
   Net loss.................................................        $(15)

(13) SUBSEQUENT EVENTS

  Comcast had the right, through December 31, 1994, to require TCI Group to purchase or cause to be purchased from Comcast all shares of Heritage Communications, Inc. ("Heritage") directly or indirectly owned by Comcast for either cash or assets or, at TCI Group's election shares of TCI common stock. On October 24, 1994, TCI Group and Comcast entered into a purchase agreement whereby TCI Group would repurchase the entire 19.9% minority interest in Heritage owned by Comcast for an aggregate consideration of approximately $290 million, the majority of which is payable in shares of TCI Class A common stock. Such acquisition was consummated subsequent to December 31, 1994.

  As of January 26, 1995, TCI Group and TeleCable consummated a transaction, whereby TeleCable was merged into TCI Group. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of TCI Class A common stock and 1 million shares of Series D Preferred Stock with an aggregate initial liquidation value of $300 million (see note 7).

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Liberty Media Corporation:

  We have audited the accompanying consolidated balance sheets of Liberty Media Corporation and subsidiaries (Successor) as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1993 and 1992 and the period from April 1, 1991 to December 31, 1991 (Successor Periods) and the consolidated statements of operations, stockholders' equity, and cash flows of Liberty Media (a combination of certain programming interests and cable television assets of Tele-Communications, Inc.) (Predecessor) for the period from January 1, 1991 to March 31, 1991 (Predecessor Period). These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of Liberty Media Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for the Successor Periods, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the results of operations and cash flows for the Predecessor Period, in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, effective March 28, 1991, Tele-Communications, Inc. (TCI) (the former parent of the Company) contributed to Liberty Media Corporation its interests in certain cable television programming businesses and cable television systems in exchange for several different classes and series of the Company's preferred stock. As a result, the Company recorded the exchange at TCI's historical cost basis, therefore the consolidated financial information for the period after the contribution is presented on a predecessor cost basis.

  As discussed in notes 3 and 13 to the consolidated financial statements, the Companies changed their method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                          KPMG Peat Marwick LLP

Denver, Colorado
March 18, 1994

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                           ----------------------
                                                              1993      1992*
                                                           ----------- ----------
                                                           AMOUNT IN THOUSANDS
                          ASSETS
                          ------
Cash and cash equivalents................................. $    91,305   96,253
Trade and other receivables...............................      57,458   20,926
  Less allowance for doubtful receivables.................       3,032    2,404
                                                           ----------- --------
                                                                54,426   18,522
                                                           ----------- --------
Inventories, net..........................................     112,005      --
Due from Tele-Communications, Inc. ("TCI") (note 16)......         --     4,786
Prepaid expense...........................................      25,210    6,253
Investments in affiliates, accounted for under the equity
 method, and related receivables (note 6).................     151,540  239,535
Other investments, at cost, and related receivables (note
 7).......................................................     220,218  212,993
Investment in TCI common stock (note 8)...................     104,011  104,011
Property and equipment, at cost:
  Land....................................................      21,662       77
  Cable distribution systems..............................      87,437   36,428
  Support equipment and buildings.........................     124,727   18,365
  Computer and broadcast equipment........................      61,820      --
                                                           ----------- --------
                                                               295,646   54,870
  Less accumulated depreciation...........................      39,968   19,395
                                                           ----------- --------
                                                               255,678   35,475
                                                           ----------- --------
Franchise costs...........................................     142,789   52,808
  Less accumulated amortization...........................       5,351    1,856
                                                           ----------- --------
                                                               137,438   50,952
                                                           ----------- --------
Excess cost over acquired net assets......................     255,842   17,659
  Less accumulated amortization...........................       9,818      480
                                                           ----------- --------
                                                               246,024   17,179
                                                           ----------- --------
Other intangibles.........................................      96,873   79,428
  Less accumulated amortization...........................      65,895   40,372
                                                           ----------- --------
                                                                30,978   39,056
                                                           ----------- --------
Other assets, at cost, net of amortization................       7,715    5,172
                                                           ----------- --------
                                                           $ 1,436,548  830,187
                                                           =========== ========

- --------
* Restated--see notes 6, 9 and 13.

                                                                (continued)

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                                                             DECEMBER 31,
                                                         -----------------------
                                                            1993       1992*
                                                         -----------  ----------
                                                         AMOUNT IN THOUSANDS
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Accounts payable.......................................  $    99,680     9,985
Accrued liabilities....................................       96,566    21,562
Accrued litigation settlements (note 10)...............       29,000       --
Due to TCI, including accrued interest payable (notes
 11 and 16)............................................       17,874       --
Accrued compensation relating to stock appreciation
 rights (note 15)......................................       36,996    18,171
Income taxes payable...................................       24,624       808
Debt (notes 11 and 17).................................      260,180   163,330
Debt to TCI (notes 11 and 17)..........................      185,918     4,322
Deferred income taxes (note 13)........................        1,653    14,974
Other liabilities......................................        1,585     3,003
                                                         -----------  --------
    Total liabilities..................................      754,076   236,155
                                                         -----------  --------
Minority interests in equity of consolidated subsidiar-
 ies (note 12).........................................      174,738    10,020
Preferred stock subject to mandatory redemption
 requirements (including accreted dividends) (notes 8,
 14 and 17):
  Class A Redeemable Convertive Preferred Stock, $.01
   par value...........................................          --     12,720
  Class B Redeemable Exchangeable Preferred Stock, $.01
   par value...........................................      132,652   122,056
  Class D Redeemable Voting Preferred Stock, $.01 par
   value...............................................       22,585    20,485
                                                         -----------  --------
                                                             155,237   155,261
                                                         -----------  --------
Stockholders' equity (notes 2, 15 and 18):
  Class C Redeemable Exchangeable Preferred Stock, $.01
   par value...........................................          --          4
  Class E, 6% Cumulative Redeemable Exchangeable Junior
   Preferred Stock, $.01 par value.....................           17        16
  Class A common stock, $1 par value...................       87,515    76,036
  Class B common stock, $1 par value...................       43,339    43,340
  Additional paid-in capital...........................      236,126   323,855
  Retained earnings....................................          --        --
  Note receivable from related party...................      (14,500)  (14,500)
                                                         -----------  --------
                                                             352,497   428,751
                                                         -----------  --------
Commitments and contingencies (notes 6, 11 and 18).....  $ 1,436,548   830,187
                                                         ===========  ========

- --------
* Restated--see notes 6, 9 and 13.

See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    PREDECESSOR
                                            LIBERTY                  COMPANIES
                                          ------------     NINE     ------------
                                              YEAR        MONTHS    THREE MONTHS
                              YEAR ENDED     ENDED        ENDED        ENDED
                             DECEMBER 31, DECEMBER 31, DECEMBER 31,  MARCH 31,
                                 1993        1992*        1991*        1991*
                             ------------ ------------ ------------ ------------
                                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA
Revenue:
  Net sales from home
   shopping services.......   $  942,940        --           --           --
  From TCI (note 16).......       44,074     42,834       25,191        3,879
  From cable and
   programming services....      166,242    113,679       60,206       17,529
                              ----------    -------      -------       ------
                               1,153,256    156,513       85,397       21,408
                              ----------    -------      -------       ------
Cost of sales, operating
 costs and expenses:
  Cost of sales............      611,526        --           --           --
  Operating, selling,
   general and
   administrative..........      442,142    120,851       68,237       24,958
  Charges by TCI (note 16).       10,856      6,573        4,345          495
  Compensation relating to
   stock appreciation
   rights (note 15)........       40,366     16,939        1,398          --
  Depreciation.............       24,958      3,815        2,278        1,246
  Amortization.............       24,311     11,731        8,354        2,747
                              ----------    -------      -------       ------
                               1,154,159    159,909       84,612       29,446
                              ----------    -------      -------       ------
    Operating income
     (loss)................         (903)    (3,396)         785       (8,038)
Other income (expense):
  Interest expense to TCI
   (notes 11 and 12).......      (13,039)      (271)         --           (98)
  Other interest expense...      (18,041)    (7,058)      (4,687)      (1,685)
  Interest income from TCI
   (note 12)...............        3,788        846          --           --
  Dividend and interest
   income, primarily from
   affiliates..............       19,761     30,063       25,116        7,849
  Premium received upon
   redemption of preferred
   stock investment........          --       8,248          --           --
  Share of earnings
   (losses) of affiliates,
   net (note 6)............       34,044     17,815       13,955       (2,414)
  Gain on sale of
   investment..............       31,972        --           --           --
  Loss on transactions with
   TCI (note 16)...........      (30,296)   (17,826)         --           --
  Minority interests in
   losses of consolidated
   subsidiaries............          289      4,734        5,618        3,817
  Recognition of deferred
   gain upon repayment of
   note receivable from
   affiliate...............          --         --        16,412          --
  Litigation settlements
   (note 10)...............       (7,475)       --           --           --
  Other, net...............       (1,592)      (328)          83           42
                              ----------    -------      -------       ------
    Earnings (loss) before
     income taxes and
     extraordinary item....       18,508     32,827       57,282         (527)
Income tax benefit
 (expense) (note 13).......      (11,522)   (10,443)     (16,961)         753
                              ----------    -------      -------       ------
    Earnings before
     extraordinary item....        6,986     22,384       40,321          226
Extraordinary item-loss on
 early extinguishment of
 debt, net of taxes (note
 11).......................       (2,191)       --           --           --
                              ----------    -------      -------       ------
    Net earnings...........        4,795     22,384       40,321          226
Dividend requirement on
 preferred stocks (notes 14
 and 15)...................      (31,972)   (41,631)     (24,499)         --
                              ----------    -------      -------       ------
Net earnings (loss)
 attributable to common
 shareholders..............   $  (27,177)   (19,247)      15,822          226
                              ==========    =======      =======       ======
Earnings (loss) per share:
  Net earnings (loss)
   before extraordinary
   item....................   $    (0.19)     (0.16)        0.13
                              ----------    -------      -------
  Extraordinary item, net..        (0.02)       --           --
  Net earnings (loss)
   attributable to common
   shareholders............   $    (0.21)     (0.16)        0.13
                              ==========    =======      =======

- --------
* Restated--see notes 6, 9 and 13.

See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                            NOTE
                                                                                         RECEIVABLE  TOTAL
                         PREFERRED STOCK  COMMON STOCK    ADDITIONAL           RETAINED     FROM     STOCK-
                         --------------- ----------------  PAID-IN   COMBINED  EARNINGS   RELATED   HOLDERS'
                         CLASS C CLASS E CLASS A  CLASS B  CAPITAL*   EQUITY  (DEFICIT)*   PARTY    EQUITY*
                         ------- ------- -------  ------- ---------- -------- ---------- ---------- --------
                                                        AMOUNTS IN THOUSANDS
PREDECESSOR COMPANIES:
 Balance at January 1,
  1991..................  $--      --       --       --        --    497,503   (60,916)       --    436,587
 Restatement for change
  in accounting princi-
  ple for income taxes..   --                                                   59,833               59,833
                          ----     ---   ------    -----   -------   -------   -------    -------   -------
 Balance at January 1,
  1991, as restated.....  $--      --       --       --        --    497,503    (1,083)       --    496,420
 Change in contributions
  or advances from par-
  ent...................   --      --       --       --        --      4,255       --         --      4,255
 Net earnings...........   --      --       --       --        --        --        226        --        226
                          ----     ---   ------    -----   -------   -------   -------    -------   -------
Balance prior to
 Transactions...........  $--      --       --       --        --    501,758      (857)       --    500,901
                          ====     ===   ======    =====   =======   =======   =======    =======   =======
- ------------------------------------------------------------------------------------------------------------
LIBERTY:
 Net effect of Transac-
  tions (note 2)........  $--      --       544      171    38,239       --        --         --     38,954
 Issuance of common
  stock upon exercise of
  stock options (note
  15)...................   --      --       --       100    25,500       --        --     (25,500)      100
 Income tax effect of
  stock options deduc-
  tion..................   --      --       --       --        320       --        --         --        320
 Income tax effect re-
  lated to redemption of
  Class B Redeemable Ex-
  changeable Preferred
  Stock, Series 2.......   --      --       --       --      1,151       --        --         --      1,151
 Partial repayment of
  note receivable from
  related party (note
  15)...................   --      --       --       --        --        --        --      12,195    12,195
 Excess of fair value
  paid for assets ac-
  quired from affiliate
  over net book value,
  net of tax (note 16)..   --      --       --       --        --        --    (21,322)       --    (21,322)
 Excess of fair value of
  assets sold to an af-
  filiate over net book
  value, net of tax
  (note 16).............   --      --       --       --     16,564       --        --         --     16,564
 Accreted dividends on
  all classes of pre-
  ferred stock..........   --      --       --       --     (5,516)      --    (18,983)       --    (24,499)
 Acquisition and retire-
  ment of common stock..   --      --        (2)     --       (772)      --        --         --       (774)
 Net earnings...........   --      --       --       --        --        --     40,321        --     40,321
 Retroactive effect of
  recapitalization (note
  2)....................     4      16   10,306    5,151   399,242       --        (16)       --    414,703
                          ----     ---   ------    -----   -------   -------   -------    -------   -------
Balance at December 31,
 1991...................  $  4      16   10,848    5,422   474,728       --        --     (13,305)  477,713
                          ----     ---   ------    -----   -------   -------   -------    -------   -------

                                                                (continued)

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                                                                                   NOTE
                                                                                RECEIVABLE  TOTAL
                         PREFERRED STOCK  COMMON STOCK     ADDITIONAL              FROM     STOCK-
                         --------------- ----------------   PAID-IN   RETAINED   RELATED   HOLDERS'
                         CLASS C CLASS E CLASS A  CLASS B   CAPITAL*  EARNINGS*   PARTY    EQUITY*
                         ------- ------- -------  -------  ---------- --------- ---------- --------
                                                   AMOUNTS IN THOUSANDS
LIBERTY--(CONTINUED)
Balance at December 31,
 1991...................  $  4      16   10,848    5,422     474,728       --    (13,305)   477,713
 Dividends, including
  accretion, on all
  classes of preferred
  stock.................   --      --       --       --      (19,247)  (22,384)      --     (41,631)
 Dividends, including
  accretion, on all
  classes of preferred
  stock not subject to
  mandatory redemption
  requirements..........   --      --       --       --       28,850       --        --      28,850
 Stock split effected in
  the form of a dividend
  (note 2)..............   --      --    29,514   16,252     (44,766)      --        --         --
 Acquisition and
  retirement of common
  stock.................   --      --    (1,348)     --      (56,022)      --        --     (57,370)
 Accrued interest on
  note receivable from
  related party.........   --      --       --       --          --        --     (1,195)    (1,195)
 Exchange of Class B
  common stock for Class
  A common stock........   --      --         4       (4)        --        --        --         --
 Net earnings...........   --      --       --       --          --     22,384       --      22,384
 Retroactive effect of
  stock split effected
  in the form of a
  dividend (note 2).....   --      --    38,018   21,670     (59,688)      --        --         --
                          ----     ---   ------   ------    --------   -------   -------   --------
Balance at December 31,
 1992...................     4      16   76,036   43,340     323,855       --    (14,500)   428,751
 Dividends, including
  accretion on all
  classes of preferred
  stock.................   --      --       --       --      (27,177)   (4,795)      --     (31,972)
 Dividends, including
  accretion on all
  classes of preferred
  stock not subject to
  mandatory redemption
  requirements..........   --      --       --       --       19,229       --        --      19,229
 Cash dividends on Class
  E preferred stock.....   --      --       --       --       (9,743)      --        --      (9,743)
 Issuance of Class A
  common stock and Class
  E Preferred Stock upon
  conversion of
  preferred stock (note
  16)...................   --        1    4,406      --        8,360       --        --      12,767
 Issuance of Class A
  common stock for
  acquisition (note 9)..   --      --     8,000      --      115,000       --        --     123,000
 Redemption of preferred
  stock (note 16).......    (4)    --       --       --     (175,787)      --        --    (175,791)
 Acquisition and
  retirement of common
  stock (note 16).......   --      --      (928)     --      (17,611)      --        --     (18,539)
 Exchange of Class B
  common stock for Class
  A common stock........   --      --         1       (1)        --        --        --         --
 Accrued interest on
  note receivable from
  related party (note
  15)...................   --      --       --       --          --        --       (984)      (984)
 Prepayment of interest
  on note receivable
  from related party
  (note 15).............   --      --       --       --          --        --        984        984
 Net earnings...........   --      --       --       --          --      4,795       --       4,795
                          ----     ---   ------   ------    --------   -------   -------   --------
Balance at December 31,
 1993...................  $--       17   87,515   43,339     236,126       --    (14,500)   352,497
                          ====     ===   ======   ======    ========   =======   =======   ========

- --------
* Restated--see notes 6, 9 and 13.

See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                 PREDECESSOR
                                                                                         LIBERTY                  COMPANIES
                                                                          -------------------------------------- ------------
                                                                                                    NINE MONTHS  THREE MONTHS
                                                                           YEAR ENDED   YEAR ENDED     ENDED        ENDED
                                                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,  MARCH 31,
                                                                              1993        1992*        1991*        1991*
                                                                          ------------ ------------ ------------ ------------
                                                                               AMOUNTS IN THOUSANDS (SEE NOTES 4 AND 5)
Cash flows from operating activities:
  Net earnings...........................................................   $ 4,795       22,384       40,321          226
  Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
    Depreciation and amortization........................................    49,269       15,546       10,632        3,993
    Compensation relating to stock appreciation rights...................    40,366       16,939        1,398          --
    Payment of compensation relating to stock appreciation rights........   (21,541)        (166)         --           --
    Share of (earnings) losses of affiliates, net,.......................   (34,044)     (17,815)     (13,955)       2,414
    Loss on transactions with TCI........................................    30,296       17,826          --           --
    Premium received upon redemption of preferred stock investment.......       --        (8,248)         --           --
    Deferred income tax (benefit) expense................................   (12,206)       7,952       15,181         (650)
    Minority interests in losses.........................................      (289)      (4,734)      (5,618)      (3,817)
    Noncash interest and dividends.......................................    (4,941)      (7,547)     (18,446)      (6,662)
    Gain on sale of investment...........................................   (31,972)         --           --           --
    Litigation settlements...............................................     7,475          --           --           --
    Payment of premium received upon redemption of preferred stock
     investment..........................................................     8,248          --           --           --
    Loss on early extinguishment of debt, net of tax.....................     2,191          --           --           --
    Amortization of debt discount........................................       --           520        1,483          455
    Recognition of deferred gain.........................................       --           --       (16,412)         --
    Other noncash charges................................................     8,925          --           --            12
    Changes in operating assets and liabilities, net of effect of acqui-
     sitions:
      Change in receivables..............................................   (15,318)         (85)      (1,647)      (1,695)
      Change in inventories..............................................    (7,606)         --           --           --
      Change in due to/from TCI, other than repayment for commercial pa-
       per...............................................................    22,660         (735)      (4,051)        (150)
      Change in prepaid expenses.........................................   (10,347)        (606)      (3,345)      (1,487)
      Change in payables and accruals....................................    43,810        5,353       11,083        1,832
                                                                            -------      -------      -------       ------
        Net cash provided (used) by operating activities.................    79,771       46,584       16,624       (5,529)
                                                                            -------      -------      -------       ------

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                                                                                                                 PREDECESSOR
                                                                                         LIBERTY                  COMPANIES
                                                                          -------------------------------------- ------------
                                                                                                    NINE MONTHS  THREE MONTHS
                                                                           YEAR ENDED   YEAR ENDED     ENDED        ENDED
                                                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,  MARCH 31,
                                                                              1993        1992*        1991*        1991*
                                                                          ------------ ------------ ------------ ------------
                                                                               AMOUNTS IN THOUSANDS (SEE NOTES 4 AND 5)
Cash flows from investing activities:
  Cash paid for acquisitions.............................................  $(264,180)     (57,016)        --           --
  Capital expended for property and equipment............................    (25,476)      (3,315)     (3,353)        (845)
  Additional investments in and loans to affiliates and others...........    (48,155)    (113,811)    (21,807)      (3,368)
  Purchase of commercial paper from TCI..................................        --           --      (22,004)         --
  Repayment for commercial paper from TCI................................        --        22,004         --           --
  Return of capital from affiliates......................................     84,750       42,295      30,140          725
  Collections on loans to affiliates and others..........................     20,541        5,440      38,130        1,610
  Cash received on redemption of preferred stock investment..............    104,336          --          --           --
  Proceeds from disposition of assets....................................     53,228       36,300      20,933          --
  Cash resulting from consolidation of a certain affiliate, net of pay-
   ment therefor.........................................................        --         1,269         --           --
  Other investing activities, net........................................     (2,719)      (1,336)        567       (1,113)
                                                                           ---------     --------     -------       ------
        Net cash provided (used) by investing activities.................    (77,675)     (68,170)     42,606       (2,991)
                                                                           ---------     --------     -------       ------
Cash flows from financing activities:
  Borrowings of debt.....................................................    291,314       98,066          11           27
  Repayments of debt.....................................................   (317,326)     (25,220)     (9,758)      (2,192)
  Dividends on preferred stock...........................................     (9,743)         --          --           --
  Cash paid for redemption of preferred stock............................    (12,338)         --          --           --
  Excess of fair value paid for assets acquired from affiliate over net
   book value............................................................        --           --      (33,171)         --
  Excess of fair values of assets sold to an affiliate over net book val-
   ue....................................................................        --           --       23,333          --
  Purchases of retirements of common stock...............................        --       (57,370)       (774)         --
  Issuance of common stock...............................................        --           --          100          --
  Contributions or advances from parent..................................        --           --          --         8,018
  Contributions by minority shareholders of subsidiaries.................     41,049        2,774       3,324        1,893
                                                                           ---------     --------     -------       ------
        Net cash provided (used) by financing activities.................     (7,044)      18,250     (16,935)       7,746
                                                                           ---------     --------     -------       ------
        Net increase (decrease) in cash and cash equivalents.............     (4,948)      (3,336)     42,295         (774)
Cash and cash equivalents at beginning of period.........................     96,253       99,589      57,294        8,068
                                                                           ---------     --------     -------       ------
Cash and cash equivalents at end of period...............................  $  91,305       96,253      99,589        7,294
                                                                           =========     ========     =======       ======

- --------
* Restated--see notes 6, 9 and 13.

See accompanying notes to consolidated financial statements.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1993, 1992 AND 1991

(1) FORMATION AND RELATED TRANSACTIONS

  The accompanying consolidated financial statements include the accounts of Liberty Media Corporation, those of all majority-owned subsidiaries and entities for which there is a controlling voting interest ("Liberty" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company has made certain significant acquisitions in 1993 (see note 9).

  On January 27, 1994, Liberty and TCI entered into a definitive merger agreement (the "Merger Agreement"). Under the Merger Agreement, the transaction will be structured as a tax-free exchange of shares of Class A and Class B common stock of both companies and preferred stock of Liberty for like shares of a newly formed holding company, TCI/Liberty Holding Company ("TCI/Liberty"). TCI stockholders will receive one share of TCI/Liberty common stock for each of their shares. Liberty common stockholders will receive 0.975 of a share of TCI/Liberty common stock for each of their shares. Holders of Liberty Class E, 6% Cumulative Redeemable Exchangeable Junior Preferred Stock (the "Class E Preferred Stock") will receive one share of a substantially identical class of voting preferred stock of TCI/Liberty for each of their shares. The transaction is subject to the approval of both sets of shareholders as well as various regulatory approvals and other customary conditions. Subject to timely receipt of such approvals, which cannot be assured, it is anticipated the closing of such transaction will take place during 1994.

  During February 1991, Liberty, then a newly formed Delaware corporation and an indirect wholly owned subsidiary of TCI, distributed to certain security holders of TCI the transferable right (the "Class A Exchange Right") to exchange shares of TCI Class A common stock for shares of Liberty Class A common stock at an exchange rate of 160 shares of Liberty Class A common stock, after giving effect to the Stock Splits as defined in note 2, for every 16 shares of TCI Class A common stock exchanged, and the transferable right (the "Class B Exchange Right") to exchange shares of TCI Class B common stock for shares of Liberty Class B common stock at an exchange rate of 160 shares of Liberty Class B common stock, after giving effect to the Stock Splits as defined in note 2, for every 16 shares of TCI Class B common stock exchanged (the "Exchange Offers").

  The Class A Exchange Rights were issued to the holders of shares of TCI Class A common stock, on the basis of one Class A Exchange Right for every 200 shares of TCI Class A common stock held of record, and to the holders of certain options and convertible debt securities that are exercisable for or convertible into TCI Class A common stock on the basis of one Class A Exchange Right for every 200 shares of TCI Class A common stock issuable on exercise or conversion of such securities. The Class B Exchange Rights were issued to the holders of shares of TCI Class B common stock, on the basis of one Class B Exchange Right for every 200 shares of TCI Class B common stock held of record, and to the holders of certain options to purchase TCI Class B common stock on the basis of one Class B Exchange Right for every 200 shares of TCI Class B stock issuable on exercise of the options.

  On March 28, 1991, the Company issued 87,136,960 shares of Liberty Class A common stock and 27,377,120 shares of Liberty Class B common stock, after giving effect to the Stock Splits as defined in note 2, in the consummation of the Exchange Offers in exchange for 8,713,696 shares of TCI Class A common stock and 2,737,712 shares of TCI Class B common stock (the "Exchange").

  Also, on March 28, 1991, various subsidiaries of TCI contributed their interests in certain cable television programming businesses and cable television systems to the Company (the "Contribution") and the Company issued to said subsidiaries of TCI shares of several different classes and series of the Company's preferred stocks with an aggregate issue price of $624,295,000; and the one share of Liberty common stock owned by TCI on the date thereof was redeemed for its par value.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  In these notes to the consolidated financial statements, any reference to TCI in connection with the issuance of the Company's preferred stock includes subsidiaries of TCI.

(2) BASIS OF PRESENTATION

  For financial reporting purposes, the Exchange and the Contribution (the "Transactions") are deemed to be effective on March 31, 1991. The statements of operations and cash flows for the years ended December 31, 1993 and 1992 and the nine months ended December 31, 1991 present the results of operations and cash flows of the Company after giving effect to the Transactions. The accompanying statements of operations and cash flows for the three months ended March 31, 1991, representing a combination of certain programming interests and cable television assets of TCI (referred to herein as the "Predecessor Companies"), are presented for comparative purposes.

  The Company's accounting basis in each share of TCI common stock acquired in the Exchange is $16 (the average of the high and low sales price for shares of both classes of TCI common stock on February 6, 1991, the record date of the Exchange Offers). The Company's interests in the cable television programming businesses and cable television systems received in the Contribution were accounted for utilizing the predecessor cost of TCI. The excess of the aggregate issue amount of the preferred stock issued to TCI over the restated historical basis (see notes 6, 9, and 13) in the net assets received in the Contribution is accounted for by the Company similar to a "preferential dividend" by deducting such amount from stockholders' equity.

  The following table reflects the recapitalization (after giving effect to the restatements described in notes 6, 9 and 13) resulting from the Transactions (amounts in thousands):

   Combined net equity of Predecessor Companies prior to Transac-
    tions...........................................................  $ 500,901
   Liberty common stock issued in the Exchange......................    183,223
   Redeemable preferred stock issued in connection with the Contri-
    bution..........................................................   (624,295)
   Deferred tax liability for temporary difference arising from dif-
    ference in book and tax basis of TCI common stock received in
    the Exchange....................................................    (31,458)
   Cash contributed by TCI..........................................     10,583
                                                                      ---------
   Initial common stockholders' equity of Liberty subsequent to the
    Transactions....................................................  $  38,954
                                                                      =========

  The subsidiaries of TCI which were contributed to the Company are separately operated. As such, there were no material expenses incurred by TCI on behalf of these subsidiaries. Therefore, no allocation of expenses (other than the allocation of income taxes described in note 13) has been reflected in the financial statements of the Predecessor Companies.

  On March 12, 1992, the shareholders of the Company voted to adopt a plan of recapitalization (the "Recapitalization") by approving amendments to the Company's Restated Certificate of Incorporation. The effect of the Recapitalization has been reflected retroactively to December 31, 1991.

  Pursuant to the Recapitalization, among other things, each outstanding share of Liberty's common stock was reclassified and exchanged into 20 shares of the same class of Liberty common stock and two shares of Class E Preferred Stock. Subsequently, Liberty effected the following stock splits each in the form of a stock dividend (together with the Recapitalization, the "Stock Splits"): (i) On December 3, 1992, each stockholder received three additional shares for each share they held of record on November 23, 1992; and (ii) on March 17, 1993 each stockholder received one additional share for each share they held of record on March 10, 1993. The share amounts throughout the notes to the consolidated financial statements have been adjusted to give effect to the Stock Splits.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  Certain amounts have been reclassified for comparability with the 1993 presentation.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  Cash equivalents consist of investments which are readily convertible into cash and have original maturities of three months or less.

 Trade and Other Receivables

  A sales program with a deferred payment arrangement, "flex-pay," allows customers to charge their purchase to third party credit cards in installments, generally over three consecutive months. Flex-pay receivables at December 31, 1993 were $15,547,000.

 Inventories, net

  Inventories, consisting of products held for sale, are valued at the lower of cost or market, cost being determined using the first-in, first-out method. Cost includes freight, certain warehousing costs and other allocable overhead. Market is determined on the basis of replacement cost or net realizable value, giving consideration to obsolescence and other factors. The inventory balances are presented net of a reserve of $25,246,000 at December 31, 1993.

 Investments

  Investments in which the ownership interest is less than 20% are generally carried at cost. For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of the Company's investment in, advances to and guarantees for the investee. The Company's share of net earnings or losses of affiliates includes the amortization of purchase adjustments.

 Property and Equipment

  Property and equipment, including significant improvements, is stated at cost which includes acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. Interest capitalized during the periods presented was not material.

  Depreciation is computed on a straight-line basis using estimated useful lives of 5 to 15 years for cable distribution systems, 3 to 40 years for support equipment and buildings and 6 to 13 years for computer and broadcast equipment.

  Repairs and maintenance and any gains or losses on disposition of assets in their entirety are included in operations. However, recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to the Company's ownership interest in such affiliates.

 Franchise Costs

  Franchise costs include the difference between the cost of acquiring cable television systems and amounts assigned to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by Liberty in obtaining franchises are being amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

 Excess Cost Over Acquired Net Assets

  Excess cost over acquired net assets consists of the difference between the cost of acquiring programming entities and amounts assigned to their tangible assets. Such amounts are amortized on a straight-line basis over 30 years.

 Other Intangible Assets

  Other intangible assets consist of amounts assigned to covenants not to compete and amounts (in excess of tangible assets) assigned to sports program rights agreements, affiliate agreements and distribution agreements. The amounts assigned to these agreements are amortized over the respective lives of the agreements ranging from 1 to 10 years.

 Net Sales

  Net Sales include merchandise sales and shipping and handling revenues, and are reduced by incentive discounts and sales returns to arrive at net sales. The Company's sales policy allows merchandise to be returned at the customer's discretion, generally up to 30 days after the date of sale. An allowance for returned merchandise is provided based upon past experience.

 Restated Financial Statements for Implementation of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"

  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("Statement No. 109"), "Accounting for Income Taxes" and has applied the provisions of Statement No. 109 retroactively to Liberty and the Predecessor Companies to January 1, 1986. The accompanying 1992 and 1991 consolidated financial statements and related notes have been restated to reflect the implementation of Statement No. 109. See note 13.

 Primary and Fully Diluted Earnings (Loss) Per Common and Common Equivalent
Share

  Loss per common share attributable to common shareholders for the years ended December 31, 1993 and 1992 was computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding (130,574,056 and 123,391,426, respectively). Common stock equivalents were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

  Primary earnings per common and common equivalent share attributable to common shareholders for the nine months ended December 31, 1991 was computed by dividing net earnings attributable to common shareholders by the weighted average number of common and common equivalent shares outstanding of 120,682,737.

  Fully diluted earnings per common and common equivalent share attributable to common shareholders was computed by dividing earnings attributable to common shareholders by the weighted average number of common and common equivalent shares outstanding (120,878,097 for the nine months ended December 31, 1991). Shares issuable upon conversion of the Class A Redeemable Convertible Preferred Stock (the "Class A Preferred Stock") have not been included in the 1991 computation of weighted average shares outstanding as their inclusion would be anti-dilutive.

(4) SUPPLEMENTAL DISCLOSURE TO CONSOLIDATED STATEMENTS OF CASH FLOWS RELATING TO THE TRANSACTIONS

                                                           AMOUNTS IN THOUSANDS
                                                           --------------------
   Cash Prior to the Transactions.........................       $ 7,294
     Repayment of amounts due from TCI and cash contrib-
      uted by TCI.........................................        50,000
                                                                 -------
     Cash subsequent to the Transactions..................       $57,294
                                                                 =======

                  LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(5) SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

  Cash paid for interest was $20,354,000, $4,373,000, $2,219,000 and
$1,493,000 for the years ended December 31, 1993 and 1992, the nine months ended December 31, 1991 and the three months ended March 31, 1991, respectively. Cash paid for income taxes during the years ended December 31, 1993 and 1992 was $6,621,000 and $3,336,000, respectively. Cash paid for income taxes during the remaining periods was not material.

  Significant noncash investing and financing activities:

                                                                                                                  PREDECESSOR
                                                                                          LIBERTY                  COMPANIES
                                                                                        ------------              ------------
                                                                                                     NINE MONTHS  THREE MONTHS
                                                                            YEAR ENDED   YEAR ENDED     ENDED        ENDED
                                                                           DECEMBER 31, DECEMBER 31, DECEMBER 31,  MARCH 31,
                                                                               1993         1992         1991         1991
                                                                           ------------ ------------ ------------ ------------
                                                                                          AMOUNTS IN THOUSANDS
Cash paid for acquisitions:
  Fair value of assets acquired..........................................   $ 686,200      64,602          --          --
  Net liabilities assumed................................................    (197,536)     (7,586)         --          --
  Deferred tax asset recorded upon acquisition...........................       1,115         --           --          --
  Common stock issued for acquisition....................................    (123,000)        --           --          --
  Noncash contribution for acquisition...................................     (32,673)        --           --          --
  Minority interests in equity of acquired entities......................     (69,926)        --           --          --
                                                                            ---------     -------       ------       -----
                                                                            $ 264,180      57,016          --          --
                                                                            =========     =======       ======       =====
Cash resulting from consolidation of a certain affiliate net of payment therefor:
  Fair value of assets acquired..........................................   $     --      (26,186)         --          --
  Net liabilities assumed................................................         --       27,485          --          --
  Payment for additional interest........................................         --          (30)         --          --
                                                                            ---------     -------       ------       -----
                                                                            $     --        1,269          --          --
                                                                            =========     =======       ======       =====
Liberty Class A common stock issued upon conversion of preferred stock...   $  12,767         --           --          --
                                                                            =========     =======       ======       =====
Note issued in exchange for Liberty Class A common stock.................   $  18,539         --           --          --
                                                                            =========     =======       ======       =====
Notes issued in redemption of preferred stocks...........................   $ 163,057         --           --          --
                                                                            =========     =======       ======       =====
Accreted and unpaid preferred stock dividends............................   $  30,348      41,631       24,499         --
                                                                            =========     =======       ======       =====
Redemption of preferred stock in exchange for TCI Class A common stock...   $     --          --        91,611         --
                                                                            =========     =======       ======       =====
Note received upon exercise of stock option..............................   $     --          --        25,500         --
                                                                            =========     =======       ======       =====
Note issued in exchange for investment in affiliate......................   $     --          --         4,322         --
                                                                            =========     =======       ======       =====
TCI common stock received as partial repayment of note and interest
 receivable..............................................................   $     --          --        12,195         --
                                                                            =========     =======       ======       =====
Partial repayment of note receivable with common stock of an affiliate...   $     --          --        18,867         --
                                                                            =========     =======       ======       =====
Deferred tax liability recorded as a reduction to paid-in capital........   $     --          --         5,298         --
                                                                            =========     =======       ======       =====
Deferred tax asset recorded as an increase to retained earnings..........   $     --          --        11,849         --
                                                                            =========     =======       ======       =====
Transfers of assets (other than in the Contribution), net of liabilities,
 from TCI................................................................   $     --          --           --        3,763
                                                                            =========     =======       ======       =====

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(6) INVESTMENTS IN AFFILIATES

  Summarized unaudited financial information for affiliates accounted for under the equity method, which operate in three related industries (see note 19) is as follows:

                                 DECEMBER 31, DECEMBER 31,
                                     1993         1992
                                 ------------ ------------
                                   AMOUNTS IN THOUSANDS
   Combined Financial Position
     Property and equipment,
      net......................   $  649,901     661,546
     Franchise, costs, net.....      678,232     623,904
     Investments...............      362,748     243,675
     Feature film inventory....      112,183      60,217
     Cable distribution rights.       99,579     116,557
     Excess cost, other intan-
      gibles and other assets..      700,851     620,582
                                  ----------   ---------
       Total assets............   $2,603,494   2,326,481
                                  ==========   =========
     Debt......................   $1,633,207   1,613,345
     Due to Liberty............        4,254       3,848
     Feature film rights pay-
      able.....................      104,096      38,578
     Other liabilities.........      506,072     437,249
     Owners' equity............      355,865     233,461
                                  ----------   ---------
       Total liabilities and
        equity.................   $2,603,494   2,326,481
                                  ==========   =========

                                                                                                                  PREDECESSOR
                                                                                          LIBERTY                  COMPANIES
                                                                           -------------------------------------- ------------
                                                                                                         NINE        THREE
                                                                            YEAR ENDED   YEAR ENDED  MONTHS ENDED MONTHS ENDED
                                                                           DECEMBER 31, DECEMBER 31, DECEMBER 31,  MARCH 31,
                                                                               1993         1992         1991         1991
                                                                           ------------ ------------ ------------ ------------
                                                                                          AMOUNTS IN THOUSANDS
   Combined Operations
     Revenue...........................................................     $ 2,131,210    1,834,965    952,889     404,221
     Operating expenses................................................      (1,595,103)  (1,383,782)  (624,087)   (311,599)
     Depreciation and amortization.....................................        (199,304)    (202,235)  (165,212)    (47,326)
                                                                            -----------   ----------   --------    --------
       Operating income................................................         336,803      248,948    163,590      45,296
     Interest expense..................................................         (98,933)    (120,618)  (129,909)    (42,296)
     Other, net........................................................        (116,686)     (73,174)   (28,802)     (7,262)
                                                                            -----------   ----------   --------    --------
       Net earnings (loss).............................................     $   121,184       55,156      4,879      (4,262)
                                                                            ===========   ==========   ========    ========

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  The following table reflects the carrying value of the Company's investments accounted for under the equity method, including related receivables:

                                                      DECEMBER 31, DECEMBER 31,
                                                          1993         1992
                                                      ------------ ------------
                                                        AMOUNTS IN THOUSANDS
   QVC, Inc. ("QVC").................................   $ 60,397      58,509
   Kansas City Cable Partners ("KCCP")...............    (33,618)     35,860
   US Cable of Lake County ("Lake County")...........     25,650      25,013
   Columbia Associates, L.P. ("Columbia")............      7,720      12,975
   Lenfest Communications, Inc. ("Lenfest")..........     16,508      23,217
   Mile Hi Cablevision Associates, Ltd. ("Mile Hi")
    (see note 9).....................................        --       32,689
   The Cable Partnerships of Country Cable and
    Knight-Ridder Cablevision, Inc. (SCI Cable Part-
    ners and TKR Cable Company, collectively referred
    to as "TKR").....................................     34,270      22,912
   Sunshine Network Joint Venture ("Sunshine").......      9,131      12,202
   American Movie Classics Company ("AMC")...........    (11,026)    (22,125)
   Sioux Falls Cable Television ("Sioux Falls")......    (11,675)    (13,463)
   SportsChannel Chicago Associates ("Sports").......     32,561      31,385
   Home Team Sports Limited Partnership ("HTS")......      4,610      10,958
   Other investments.................................     17,012       9,403
                                                        --------     -------
                                                        $151,540     239,535
                                                        ========     =======

  The common stock of QVC is publicly traded. At December 31, 1993, based on the trading price of QVC common stock, the Company's investment in QVC had a market value of $402,543,000 (which exceeded its cost by $342,146,000) (excluding the effect of the Diller option described below).

  The following table reflects the Company's share of earnings (losses) of each of the aforementioned affiliates:

                                                                    PREDECESSOR
                                            LIBERTY                  COMPANIES
                             -------------------------------------- ------------
                                                           NINE        THREE
                              YEAR ENDED   YEAR ENDED  MONTHS ENDED MONTHS ENDED
                             DECEMBER 31, DECEMBER 31, DECEMBER 31,  MARCH 31,
                                 1993         1992         1991         1991
                             ------------ ------------ ------------ ------------
                                            AMOUNTS IN THOUSANDS
   QVC......................   $13,978       13,217        6,911       (1,260)
   KCCP.....................    10,522        8,805        4,869        1,498
   Lake County..............       637       (1,050)         --           --
   Columbia.................    (5,256)     (10,849)        (881)      (1,234)
   Lenfest..................    (6,710)      (8,843)      (3,588)      (1,197)
   Mile Hi..................      (380)      (2,337)      (1,480)        (746)
   TKR......................    11,358       10,870        5,533          142
   Sunshine.................      (957)      (1,055)      (1,833)        (433)
   AMC......................    11,313        7,839        5,911        1,948
   Sioux Falls..............     1,788        1,532        1,229          598
   Sports...................     5,859        3,348          --           --
   HTS......................    (7,076)         748          271         (162)
   Other....................    (1,032)      (4,410)      (2,987)      (1,568)
                               -------      -------       ------       ------
                               $34,044       17,815       13,955       (2,414)
                               =======      =======       ======       ======

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  On November 11, 1993, Liberty entered into an agreement with the staff of the Federal Trade Commission pursuant to which Liberty agreed to divest all of its equity interests in QVC during an 18 month time period if QVC was successful in its offer to buy Paramount Communications, Inc. ("Paramount") and not to vote or otherwise exercise or influence control over QVC until such time as QVC withdrew its offer for Paramount. Simultaneously, Liberty agreed to withdraw from a stockholders agreement pursuant to which Liberty and certain other stockholders exercised control over QVC (the "Stockholders' Agreement"). On February 15, 1994, QVC terminated its offer for Paramount. Upon termination of such offer, Liberty has the right to be reinstated as a party to the Stockholders' Agreement so long as such option is exercised within 90 days after such termination. However, Liberty has not yet determined if it will rejoin the control group under the Stockholders' Agreement.

  On November 16, 1993, Liberty sold 1,690,041 shares of common stock of QVC to Comcast Corporation ("Comcast") for aggregate consideration of approximately $31,461,000. The sale to Comcast reduced Liberty's interest in QVC common stock (on a fully diluted basis) from 21.6% to 18.5%. Liberty continues to account for its investment in QVC under the equity method, although it no longer exercises significant control over such affiliate, pending the determination of whether it will rejoin the control group under the Stockholders' Agreement. Liberty will change to the cost method of accounting in the event it elects not to be reinstated as a party to the Stockholders' Agreement.

  Certain of the shares of stock of QVC owned by Liberty are subject to repurchase by QVC in the event that commitments to carry its programming are not met. Approximately 46% of the shares which the Company holds or would hold upon exercise or conversion of convertible securities, are "unvested" and are subject to such repurchase rights by QVC. QVC's repurchase rights with respect to QVC securities held by the Company are exercisable over a period of time, ending in the year 2004, if certain carriage commitments made by Satellite Services, Inc., ("SSI"), an indirect wholly owned subsidiary of TCI, are not met. Under the terms of a certain agreement pursuant to which the Company acquired from TCI a substantial number of the QVC securities it now beneficially owns, TCI has agreed to reimburse the Company in the event QVC exercises its right to repurchase certain of the "unvested" shares. Such reimbursement will be based on the value assigned such shares when the Company acquired them from TCI, which is substantially below the current market price of such shares. Pursuant to an agreement with Comcast and Mr. Barry Diller ("Diller"), Liberty may be required to sell approximately 1.63 million shares of QVC common stock to Diller. The purchase price under the Diller purchase right is $34.082 per share.

  During 1992, AMC distributed $39,000,000 to the Company. The Company recorded the amount received as a reduction of its investment in AMC. On September 16, 1993, Liberty announced that one of its subsidiaries received notice from Rainbow Program Enterprises ("Rainbow") that Rainbow had elected to purchase Liberty's 50% partnership interest in AMC under the terms of a buy/sell provision contained in the AMC partnership agreement. Liberty expects to receive net pre tax cash proceeds of approximately $170 million from the sale and an additional $5 million from a buy-out of Liberty's consulting agreement with AMC. The $170 million cash proceeds consist of $195 million sales price reduced by Liberty's proportionate share of AMC's debt. On March 9, 1994 Liberty and Rainbow agreed to a postponement of the closing of the sale until May 31, 1994. Liberty and Rainbow are continuing their discussions regarding other possible transactions which, if consummated, may result in the parties amending or terminating the sale by Liberty of its AMC partnership interest.

  On October 1, 1993 KCCP made an $80,000,000 distribution to the Company. The Company recorded the amount received as a reduction of its investment in KCCP. Approximately $63,174,000 was used to repay a note payable to KCCP, including accrued interest.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  TKR and Lenfest adopted Statement No. 109 in 1993 and have applied the provisions of Statement No. 109 on a retroactive basis. Liberty's (and the Predecessor Companies') investment, results of operations and stockholders' equity were adjusted retroactively to reflect Liberty's share of the restated results of operations of TKR and Lenfest. Upon restatement of Liberty's (and the Predecessor Companies') share of earnings (losses) of Lenfest and TKR, the Company's net earnings was increased by approximately $4,562,000 for the year ended December 31, 1992. The Company's net earnings was reduced through a charge of approximately $1,966,000 and $656,000 for the nine months ended December 31, 1991 and the three months ended March 31, 1991, respectively.

  During 1992, the Company increased its investment in Lenfest and adopted the equity method of accounting for its investment in Lenfest, which was previously accounted for under the cost method. Accordingly, Liberty's (and the Predecessor Companies') investment, results of operations and stockholders' equity were adjusted retroactively to reflect the equity method of accounting. As of December 31, 1992, the Company reduced the carrying amount of its investment in Lenfest by $56 million.

  Certain of the Company's affiliates are general partnerships and any subsidiary of the Company that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(7) OTHER INVESTMENTS

  Other investments, accounted for under the cost method, and related receivables, are summarized as follows:

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1993      1992
                                                           ---------- ----------
                                                           AMOUNTS IN THOUSANDS
   Limited Partnership interest and related receivables... $    3,647    43,109
   Marketable equity securities(a)........................     25,811     8,841
   Convertible debt, accrued interest and preferred stock
    investment............................................     46,457    46,459
   Note receivable including accrued interest(b)..........    132,303       --
   Receivable for redemption of preferred stock invest-
    ment..................................................        --    112,583
   Other investments and related receivables..............     12,000     2,001
                                                           ---------- ---------
                                                           $  220,218   212,993
                                                           ========== =========

- --------
(a) The marketable equity securities, which are being accounted for at the lower of cost or market, had an aggregate market value of $111,549,000 and $55,825,000 (which exceeded cost by $85,738,000 and $46,984,000) at
    December 31, 1993 and December 31, 1992, respectively.

(b) In December 1992, Home Shopping Network, Inc. ("HSN"), a cost investment of the Company at that time and a consolidated subsidiary of the Company at December 31, 1993 (see note 9), distributed the capital stock of Silver King Communications, Inc. ("SKC"), formerly a wholly owned subsidiary of HSN, to their stockholders of record, including Liberty. This transaction was treated as a stock dividend by HSN. At the time of said dividend, intercompany indebtedness in an amount of approximately $135 million owed by SKC to HSN was converted into a secured long-term senior loan to SKC (a cost investment of the Company). Such loan is evidenced by a promissory note, the terms of which are governed by a loan agreement and the liability evidenced thereby is secured by substantially all of SKC's assets, and bears interest on the unpaid principal amount at 9.5% per annum. The note is payable in equal monthly installments of principal and interest over fifteen years.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  Management of the Company estimates that the market value, calculated utilizing a multiple of cash flow approach or publicly quoted market prices, of all of the Company's other investments aggregated $406 million and $338 million at December 31, 1993 and 1992, respectively, including amounts previously disclosed for marketable equity securities. No independent external appraisals were conducted for those assets which were valued utilizing a multiple of cash flow approach.

  In May 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("Statement No. 115") effective for fiscal years beginning after December 15, 1993. Under the new rules, debt securities that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a separate component of stockholders' equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings.

  Presently, the Company has no debt securities. Marketable equity securities are currently reported at the lower of cost or market and net unrealized losses are reported in earnings. The Company will apply the new rules starting in the first quarter of 1994. Application of the new rules will result in an estimated increase of $54,015,000 in stockholders' equity as of January 1, 1994, representing the recognition of unrealized appreciation, net of taxes, for the Company's investment in equity securities determined to be available-for-sale, previously carried at lower of cost or market. However, the unrealized holding gain does not include any unrealized gain associated with the Company's investment in TCI common stock as such common stock is deemed to be restricted stock. Restricted stock, under Statement No. 115, is not considered to have a readily determinable fair value. See note 8.

(8) INVESTMENT IN TCI COMMON STOCK

  The Company holds 2,988,009 shares of TCI Class A common stock and 3,537,712 shares of TCI Class B common stock. At December 31, 1993 and 1992, the market value of the Company's investment in TCI amounted to $209,785,000 and $140,440,000, respectively, based on its publicly quoted market price.

  Certain of the TCI common stock is held in escrow for delivery upon exchange of the Liberty Class B Redeemable Exchangeable Preferred Stock (the "Class B Preferred Stock"). Pending such exchange and provided that the Company is not in default of its obligations to redeem, exchange or purchase shares of the Class B Preferred Stock, the Company has the right to vote the TCI common stock held in escrow on all matters submitted for a vote to the holders of TCI common stock.

(9) ACQUISITIONS

  On February 11, 1993, Liberty acquired 20,000,000 shares of the Class B Stock of HSN from RMS Limited Partnership ("RMS") for $58,000,000 in cash and 8,000,000 shares of Liberty Class A common stock. Liberty had previously acquired shares of common stock of HSN in 1992. Such common stock acquired in 1992 and the Class B Stock acquired represented 23.5% of the common equity and 65.6% of the controlling voting interest of HSN as of the date of acquisition. As a result of the acquisition of the controlling voting interest, HSN became a consolidated subsidiary of the Company for financial reporting purposes.

  On June 1, 1993, Liberty completed the purchase of approximately 16,000,000 shares of HSN common stock at a price of $7 per share. The shares had been tendered pursuant to a tender offer initiated by the Company in April 1993.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  On March 15, 1993, Mile Hi Cable Partners, L.P. ("New Mile Hi") completed the acquisition of all the general and limited partnership interests in Mile Hi, the owner of the cable television system serving Denver, Colorado. New Mile Hi is a limited partnership formed among Community Cable Television ("CCT") a general partnership owned 50.001% by the Company and 49.999% by TCI, (78% limited partnership interest), Daniels Communications, Inc. ("DCI") (1% limited partner) and P & B Johnson Corp. ("PBJC") (21% general partnership interest), a corporation controlled by Robert L. Johnson, a member of the Company's Board of Directors. New Mile Hi is a consolidated subsidiary of the Company for financial reporting purposes. Liberty's investment in Mile Hi, which was previously accounted for under the cost method, was received from TCI in the Transactions. As a result of the aforementioned acquisition of Mile Hi, Liberty's (and the Predecessor Companies') investment, results of operations and stockholders' equity were adjusted retroactively to reflect Liberty's share of historical losses of Mile Hi adjusted for the amortization of the excess cost over Liberty's share of Mile Hi's historical net book value. In addition, Liberty's (and the Predecessor Companies') investment, results of operations and stockholders' equity were adjusted retroactively to reflect previously reserved interest income on a loan receivable of approximately $50 million (including accrued interest) (the "Mile Hi Note") at the time of consolidation of New Mile Hi. The Mile Hi Note was eliminated upon consolidation. Upon restatement of Liberty's share of historical losses of Mile Hi, net of the restatement of previously reserved interest income on the Mile Hi Note, the Company's net earnings was increased by approximately $1,397,000, $1,111,000 and $220,000 for the year ended December 31, 1992, the nine months ended December 31, 1991 and the three months ended March 31, 1991, respectively.

  Prior to the acquisition, the Company, through a wholly owned subsidiary, indirectly owned a 32.175% interest in Mile Hi through its ownership of a limited partnership interest in Daniels & Associates Partners Limited ("DAPL"), one of Mile Hi's general partners. DAPL was liquidated on March 12, 1993, at which time a subsidiary of Liberty (and partner in DAPL) received a liquidating distribution consisting of its proportionate interest in DAPL's partnership interest in Mile Hi, representing the aforementioned 32.175% interest in Mile Hi. The subsidiary of Liberty also received the Mile Hi Note in novation of a loan receivable from DAPL in an equal amount. The subsidiary then was merged into Liberty Cable Partner, Inc. ("LCP") a wholly owned subsidiary of the Company and a general partner of CCT.

  The total value of the acquisition was approximately $180 million. Of that amount, approximately $70 million was in the form of Mile Hi debt paid at the closing. Another $50 million was in the form of the Mile Hi Note, which debt was assumed by New Mile Hi and then by CCT. Of the remaining $60 million, approximately $40 million was paid in cash to partners in Mile Hi in exchange for their partnership interests. The remaining $20 million of interest in Mile Hi was acquired by New Mile Hi through the contribution by LCP to CCT and by CCT to New Mile Hi of the 32.175% interest in Mile Hi received in the DAPL liquidation and by DCI's contribution to New Mile Hi of a 0.4% interest in Mile Hi.

  Of the $110 million in cash required by New Mile Hi to complete the transaction, $105 million was loaned to New Mile Hi by CCT and $5 million was provided by PBJC as a capital contribution to New Mile Hi. Of the $5 million contributed by PBJC, approximately $4 million was provided by CCT through loans to Mr. Johnson and trusts for the benefit of his children. CCT funded its loans to New Mile Hi and the Johnson interests by borrowing $93 million under its revolving credit facility and by borrowing $16 million from TCI in the form of a subordinated note.

  The acquisitions of HSN and all the general and limited partnership interests in Mile Hi were accounted for by the purchase method. Accordingly, the results of operations of such acquired entities have been consolidated with those of the Company since their respective dates of acquisition. On a pro forma basis the Company's revenue would have been increased by approximately $111,208,000 and $1,106,394,000 for the

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES years ended December 31, 1993 and 1992, respectively, had the acquisition occurred prior to January 1, 1992. Earnings before extraordinary item, on a pro forma basis would have been decreased by approximately $9,378,000 and $25,074,000 for the years ended December 31, 1993 and 1992, respectively. Net loss attributable to common shareholders and loss per common share would have increased by $14,429,000 and $0.11, respectively, for the year ended December 31, 1993. Net loss attributable to common shareholders and loss per common share would have increased by $24,508,000 and $0.19, respectively for the year ended December 31, 1992. The foregoing unaudited pro forma financial information was based upon historical results of operations adjusted for acquisition costs and, in the opinion of management, is not necessarily indicative of the results had the Company operated the acquired entities since prior to January 1, 1992.

(10) LITIGATION SETTLEMENTS

  The Company has reached agreements in principle to settle certain lawsuits related to HSN. Under the terms of the settlements, the Company will pay approximately the following (amounts in thousands):

   Civil actions pending Court approval in Delaware and Colorado to be paid by the parent................................................. $13,000
   Civil actions pending Court approval in the United States District
    Court for the Middle District of Florida to be paid by HSN.........   8,500
   Settlement to Western Hemisphere, Inc. to be paid by HSN............   4,500
   Settlements to be paid by HSN which will be reimbursed by Roy M.
    Speer, former chairman of the board of HSN.........................   3,000
                                                                        -------
   Accrued litigation settlements...................................... $29,000
                                                                        =======

  Any attorneys' fees awarded by the Courts to the plaintiffs' attorneys in such actions will be paid out of the above amounts. The portion of the accrued litigation settlements to be paid by the parent which will be paid to the class who sold shares of HSN common stock to Liberty as part of the June 1, 1993 purchase (approximately $5.5 million) (see note 9), was capitalized as additional acquisition costs. The portion of the accrued litigation settlements to be paid by HSN were capitalized by the Company as additional acquisition costs. A receivable amounting to $3 million has been recorded by the Company in anticipation of reimbursement by Roy M. Speer.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(11) DEBT

  Debt is summarized as follows:

                                         WEIGHTED AVERAGE      DECEMBER 31,
                                         INTEREST RATE AT  ---------------------
                                         DECEMBER 31, 1993    1993      1992
                                         ----------------- ---------- ----------
                                                           AMOUNTS IN THOUSANDS
Parent company debt:
  Note payable to TCI (a)...............       11.6%       $   76,952       --
  Note payable to TCI (b)...............        6.0%          104,644       --
                                                           ---------- ---------
Debt of subsidiaries:                                         181,596       --
  Note payable to TCI (c)...............        6.0%            4,322     4,322
                                                           ---------- ---------
Debt due TCI............................                      185,918     4,322
                                                           ---------- ---------
  Note payable to bank (d)..............        7.3%            5,815     6,257
  Note payable to bank (e)..............        4.4%           23,425    25,954
  Note payable to bank (f)..............        4.7%           79,500    25,000
  Liability to seller (g)...............        --             19,637    19,637
  Unsecured note payable (h)............        6.0%              545     1,635
  Convertible note payable (i)..........       10.0%           13,131    12,121
  Notes payable to bank (j).............        5.5%          110,000       --
  Note payable to affiliate.............        --                --     61,391
  Note payable to bank..................        --                --      7,000
  Other debt, with varying rates and ma-
   turities.............................        8.9%            8,127     4,335
                                                           ---------- ---------
                                                              260,180   163,330
                                                           ---------- ---------
                                                           $  446,098   167,652
                                                           ========== =========

- --------
(a) Payable by Liberty.

    The notes payable are due on February 1, 1997 and are secured by the Company's partnership interest in CCT and in the Mile Hi Note.

(b) Payable by Liberty.

    These notes payable were amended to extend the due date from December 3, 1993 to the earlier of June 30, 1994 or ten days following termination of the proposed business combination of TCI and Liberty (see note 1). From and after maturity, the unpaid amount of these notes will bear interest at 10% per annum, payable on demand.

(c) Payable by LMC Chicago Sports, Inc.

    This note is payable on December 31, 1996 and is secured by the Company's general partnership interest in Sports.

(d) Payable by Command Cable of Eastern Illinois Limited Partnership
    ("Command").

    This loan is payable in quarterly installments as defined in the related loan agreement, with a final payment on September 30, 1994. The quarterly installments consist of a fixed amount per quarter plus additional principal payments based on a percentage of the previous quarter's cash flow. The loan agreement contains provisions for the maintenance of certain financial ratios and other matters. At December 31, 1993, Command did not meet certain provisions of the note and the bank has the right to declare the loan in default. Command has requested a waiver of these items from the bank. All of Command's cable television assets are pledged as collateral under this loan agreement. The Company's investment in Command has been reduced to zero and therefore a default by Command under its loan agreement will have no material effect on Liberty.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(e) Payable by US Cable of Paterson ("Paterson").

    This term loan has quarterly principal payments in increasing amounts through December 31, 1996. In addition to the scheduled quarterly payments, an annual payment may be required based upon the prior year's excess cash flow, as defined. The terms of the agreement include, in addition to other requirements, compliance with certain financial ratios and limitations on capital expenditures and leases. The loan is secured and collateralized by the assets of Paterson, the franchise rights, and the assignment of its various leases and contracts.

    Paterson entered into an interest rate swap agreement to reduce the impact of changes in interest rates on its floating rate bank loan payable. This agreement effectively fixes the interest rate on $6 million of its floating rate debt to 8.25% plus the adjustment based on the results of a certain financial ratio, as discussed above. The agreement which had an expiration date of April 18, 1995 was terminated on December 29, 1993 at a cost of $403,000 including approximately $60,000 of accrued interest through the termination date. Such amounts are included in interest expense in the 1993 consolidated statement of operations.

(f) Payable by CCT.

    This revolving line of credit provides for borrowings of up to $145,000,000 through March 31, 1995. Such facility provides for mandatory commitment reduction payments through December 31, 1999. The revolving credit facility permits CCT to borrow from the banks to fund acquisitions of cable television systems and for other general purposes, subject to compliance with the restrictive covenants (including ratios of debt to cash flow and cash flow to interest expense) contained in the loan agreement governing the facility.

(g) Payable by ARC.

    The liability represents the discounted amount estimated under an "Earnout Rights" agreement. The agreement requires annual payments during a five-year period contingent upon the operations from ARC's "DBS Business," as defined in the agreement. The annual payments equal 86% of the Earnings Before Depreciation, Interest and Income Taxes ("EBDIT"), as defined of the DBS Business over the base EBDIT. The calculated amount required under the agreement is $20 million. At December 31, 1992, the estimated liability was revised to the calculated amount under the agreement. This amount is due on April 30, 1994. ARC has received a $30,000,000 financing commitment from a bank and intends to use a portion of that commitment to repay this obligation. The financing commitment is subject to final documentation, and includes covenants to maintain certain financial ratios and other restrictions. The discount was being deferred and amortized over the life of the agreement using the effective interest method. Amortization of the discount amounted to $520,000, $1,483,000 and $455,000 for the year ended December 31, 1992, the nine months ended December 31, 1991 and the three months ended March 31, 1991, respectively.

(h) Payable by LMC Regional Sports, Inc.

    This note is payable in equal quarterly installments through June 30, 1994.

(i) Payable by ARC.

    These notes are due December 30, 2000. The notes are convertible, at the option of the holders, into an 11.65% limited partnership interest in ARC.

(j) Payable by HSN.

    These notes payable consist of a $60 million unsecured senior term loan, $25 million of which matures on each of June 15, 1994 and 1995 and $10 million of which matures on December 15, 1995; and a $50 million unsecured senior term loan, $25 million of which matures on each of January 31, 1997 and 1998; and a $40 million three-year senior unsecured revolving credit facility. The revolving credit facility

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES provides for yearly extension options at the request of HSN and is subject to the approval of participating banks. At December 31, 1993, $40 million of the senior revolving credit facility remains available. Restrictions contained in the senior term loans and revolving credit agreement include, but are not limited to, limitations on the encumbrance and disposition of assets and the maintenance of various financial covenants and ratios.

  In February and April 1993, HSN drew $140 million under the above mentioned bank financing agreements. These proceeds, together with available working capital of HSN, were used to retire $143,252,000 principal amount of the Unsecured 11 3/4% Senior Notes, due October 15, 1996 (the "Senior Notes"), at 104% of the principal amount plus accrued interest to the redemption date. During August and September of 1993, HSN repaid $30 million of the outstanding balance on the revolving credit facility.

  In 1993, HSN entered into interest rate exchange agreements with certain financial institutions to limit its exposure from interest rate volatility. These agreements have notional principal amounts aggregating $115 million, of which $25 million, $35 million and $30 million of the senior term loans, have fixed maximum variable interest rates if the London Interbank Offering Rate ("LIBOR") exceeds 6% until June 1994, 6% until June 1995 and 7% until October 1995, respectively. The senior unsecured revolving credit facility has a principal amount of $25 million with a fixed maximum variable interest rate if LIBOR exceeds 6% until April 1994. The three month LIBOR rate at December 31, 1993 was 3.3125%.

  On May 11, 1993, HSN retired the remaining $16,915,000 principal balance of its Unsecured 5 1/2% Convertible Subordinated Debentures, due April 22, 2002 (the "Debentures"), at 101.83% of the principal amount plus accrued interest to the redemption date.

  The Company recognized extraordinary losses on the early extinguishment of the Senior Notes and the Debentures.

  Certain of Liberty's subsidiaries are subject to loan agreements that prohibit or limit the transfer of funds of such subsidiaries to the parent company in the form of loans, advances or cash dividends.

  Subsidiaries of Liberty pay fees, generally 1/4% to 3/8% per annum, on the average unborrowed portion of the total amount available for borrowings under their bank credit facilities.

  Debt maturities are as follows: 1994--$143,454,000; 1995--$38,909,000; 1996--
$21,834,000; 1997-- $109,941,000 and 1998--$67,014,000.

(12) PROMISSORY NOTES

  CCT has a note payable to TCI of approximately $58 million, including accrued interest, due January 1, 2000. The note bears interest at 8% per annum. The note, net of payments made, is reflected as an addition to minority interest in the accompanying consolidated financial statements due to its related party nature. Additionally, CCT has approximately $36 million, including accrued interest, in notes receivable from TCI due January 1, 2000. The notes receivable earn interest at 11.6% per annum. These notes receivable are reflected as a reduction of minority interest in the accompanying consolidated financial statements as they represent subscription notes receivable.

(13) INCOME TAXES

  Liberty files a consolidated Federal income tax return with all of its 80% or more owned subsidiaries. Consolidated subsidiaries in which the Company owns less than 80% each file a separate income tax return.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Liberty and such subsidiaries calculate their respective tax liabilities on a separate return basis which are combined in the accompanying consolidated financial statements.

  The Predecessor Companies were included in the consolidated Federal income tax return of TCI. Income tax expense for the Predecessor Companies was based on those items in the consolidated calculation applicable to the Predecessor Companies. Intercompany tax allocation represented an apportionment of tax expense or benefit (other than deferred taxes) among subsidiaries of TCI in relation to their respective amounts of taxable earnings or losses. The receivable or payable arising from the intercompany tax allocation was recorded as an increase or decrease in amounts due from TCI. Upon consummation of the Transactions, TCI repaid such amounts.

  In connection with the Transactions, TCI and Liberty entered into a tax sharing agreement. TCI agreed to reimburse Liberty for the benefit from investment tax credits and net operating losses generated by Liberty which were utilized in the consolidated Federal income tax return of TCI. Upon the consummation of the Transactions, Liberty was no longer included in the consolidated Federal income tax return of TCI. At that time, all investment tax credits and net operating losses generated by Liberty, but not previously utilized by TCI in TCI's consolidated Federal income tax return, became available for use by Liberty in its own consolidated Federal income tax return.

  Certain of the Federal income tax returns of TCI are presently under examination by the Internal Revenue Service ("IRS") including the years 1979 through the date of the Transactions. These examinations may result in proposed adjustments for additional income taxes relating to Liberty. If and when future settlements with the IRS become final and nonappealable and if adjustments relating to Liberty are required to any consolidated return year as previously filed, Liberty and TCI have agreed to give effect to such adjustments as if they had been made a part of the original calculation of tax liabilities and benefits. Any amount remaining due or previously overpaid shall be paid or refunded as the case may be.

  Certain of the Federal income tax returns of a less than 80% owned subsidiary of Liberty (the "Subsidiary") are presently under examination by the IRS. During 1993, the IRS completed its examination of the Subsidiary's Federal income tax returns for its 1989 and 1988 fiscal years, proposing adjustments of approximately $11 million, not including interest thereon. The adjustments related primarily to issues currently under protest for the Subsidiary's 1987 and 1986 fiscal years, including the Subsidiary's amortization of acquired FCC broadcast licenses and related intangible assets and the Subsidiary's deduction of certain royalty payments to a related party. The Subsidiary's management believes that it has valid positions related to the adjustments and intends to vigorously defend its interests. The Subsidiary has protested all proposed adjustments to the Appellate Division of the IRS. Management of the Subsidiary believes that the ultimate resolution of the matters will not have a material effect on the results of operations of the Subsidiary.

  On February 9, 1994, the IRS announced a comprehensive Settlement Initiative which broadly addresses intangibles issues currently being contested by various taxpayers. The intangibles issues currently being protested by the Subsidiary are subject to this Settlement Initiative. At this time, it is not certain whether the IRS will make a settlement offer to the Subsidiary, nor whether the Subsidiary would accept such an offer if made.

  The Financial Accounting Standards Board Statement No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion No. 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  The Company adopted Statement No. 109 in 1993 and has applied the provisions of Statement No. 109 retroactively to the Predecessor Companies to January 1, 1986. The Company restated its financial statements for January 1, 1986 through March 28, 1991 for the Predecessor Companies and for March 29, 1991 through December 31, 1992 for Liberty. The effect of the implementation of Statement No. 109 was a net increase to stockholders' equity and a reduction to deferred taxes payable of $60,172,000 and $41,802,000 at March 28, 1991 and December 31, 1992, respectively.

  The financial statements for the years ended December 31, 1992 and 1991 have been restated to comply with the provisions of Statement No. 109. The following summarizes the impact of applying Statement No. 109 on net earnings and net earnings (loss) per common share attributable to common shareholders:

                                                                       PREDECESSOR
                                          LIBERTY                       COMPANIES
                               ----------------------------------     --------------
                                                    NINE MONTHS        THREE MONTHS
                                 YEAR ENDED            ENDED              ENDED
                                DECEMBER 31,        DECEMBER 31,        MARCH 31,
                                    1992                1991               1991
                               ---------------   --------------     --------------
                                    AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA
   Net earnings as previ-
    ously reported.........           $13,933            42,331                613
   Effect of restatements:
     Mile Hi and Mile Hi
      Note (note 9)........             2,329             1,851                367
     Lefest and TKR (note
      6)...................             7,603            (3,276)            (1,093)
     Statement No. 109.....            (1,481)             (585)              (339)
                                      -------           -------            -------
       As restated.........           $22,384            40,321                226
                                      =======           =======            =======
   Per share amounts as
    previously reported....           $ (0.22)             0.15
   Effect of restatements:
     Mile Hi and Mile Hi
      Note (note 9)........              0.02              0.02
     Lenfest and TKR (note
      6)...................              0.05             (0.03)
     State No. 109.........             (0.01)            (0.01)
                                      -------           -------
       As restated.........           $ (0.16)             0.13
                                      =======           =======

  Income tax benefit (expense) consists of:

                                                                    PREDECESSOR
                                            LIBERTY                  COMPANIES
                             -------------------------------------- ------------
                                                       NINE MONTHS  THREE MONTHS
                              YEAR ENDED   YEAR ENDED     ENDED        ENDED
                             DECEMBER 31, DECEMBER 31, DECEMBER 31,  MARCH 31,
                                 1993         1992         1991         1991
                             ------------ ------------ ------------ ------------
                                            AMOUNTS IN THOUSANDS
   Current Federal tax ex-
    pense..................    $(19,396)     (1,253)      (1,080)       --
   Current state tax ex-
    pense..................      (4,332)     (1,238)        (700)       (47)
   Intercompany tax benefit
    allocation.............         --          --           --         150
                               --------     -------      -------        ---
                               (23,728)      (2,491)      (1,780)       103
   Deferred Federal tax
    benefit (expense)......      11,423      (6,759)     (12,903)       552
   Deferred state tax bene-
    fit (expense)..........         783      (1,193)      (2,278)        98
                               --------     -------      -------        ---
                                 12,206      (7,952)     (15,191)       650
                               --------     -------      -------        ---
                               $(11,522)    (10,443)     (16,961)       753
                               ========     =======      =======        ===

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  Income tax benefit (expense) differs from the amounts computed by the Federal tax rate of 35% in 1993 and 34% in all previous periods as a result of the following:

                                                                    PREDECESSOR
                                            LIBERTY                  COMPANIES
                             -------------------------------------- ------------
                                                       NINE MONTHS  THREE MONTHS
                              YEAR ENDED   YEAR ENDED     ENDED        ENDED
                             DECEMBER 31, DECEMBER 31, DECEMBER 31,  MARCH 31,
                                 1993         1992         1991         1991
                             ------------ ------------ ------------ ------------
                                            AMOUNTS IN THOUSANDS
Computed expected tax bene-
 fit (expense).............    $ (6,478)    (11,161)     (19,476)        179
Dividends excluded for
 income tax purposes.......         182       4,144        2,849         976
Amortization not deductible
 for income tax purposes...      (3,944)       (155)        (116)        (39)
Excess executive compensa-
 tion......................        (689)        --           --          --
Minority interest in con-
 solidated corporate sub-
 sidiaries.................         386        (132)          40         --
State and local income tax-
 es, net of Federal income
 tax benefit...............      (2,307)     (1,604)      (1,965)         (8)
Effect of change in antici-
 pated state tax rate......       2,043         --           --          --
Effect of change in Federal
 tax rate..................        (707)        --           --          --
Other, net.................          (8)     (1,535)       1,707        (355)
                               --------     -------      -------        ----
                               $(11,522)    (10,443)     (16,961)        753
                               ========     =======      =======        ====

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  The significant components of deferred tax benefit (expense) are as follows:

                                                                   PREDECESSOR
                                           LIBERTY                  COMPANIES
                            -------------------------------------- ------------
                                                      NINE MONTHS  THREE MONTHS
                             YEAR ENDED   YEAR ENDED     ENDED        ENDED
                            DECEMBER 31, DECEMBER 31, DECEMBER 31,  MARCH 31,
                                1993         1992         1991         1991
                            ------------ ------------ ------------ ------------
                                           AMOUNTS IN THOUSANDS
Differences in recognition
 of earnings or losses of
 affiliates for income tax
 and financial statement
 purposes.................    $ 3,098       (4,679)     (17,067)      (2,564)
Dividend income, including
 premium on redemption,
 recognized for financial
 statement purposes in
 excess of income
 recognized for income tax
 purposes.................       (814)      (4,179)        (660)        (153)
Interest income recognized
 for income tax purposes
 in excess of income
 recognized for financial
 statement purposes.......        --         4,287        2,509          331
Recognition of deferred
 gain for financial
 statement purposes in
 excess of gain recognized
 for income tax purposes..        --        (9,020)      (4,413)         --
Differences in recognition
 of compensation relating
 to stock appreciation
 rights and unearned
 compensation
 arrangements.............      8,517        6,775          560          --
Litigation settlement
 expenses recognized for
 financial statement
 purposes in excess of
 amount recognized for
 income tax purposes......      2,766          --           --           --
Inventory costing.........      4,057          --           --           --
Accrued liabilities for
 financial statement
 purposes in excess of
 amount recognized for
 income tax purposes
 attributable primarily to
 home shopping programming
 services.................      3,200          --           --           --
Generation (utilization)
 of net operating loss,
 capital loss, investment
 tax credit and
 alternative minimum tax..     (8,931)      (1,113)       3,584           70
Change in valuation
 allowance during the
 period...................       (134)         --           --           --
Differences in
 depreciation and
 amortization for income
 tax and financial
 statement purposes.......       (871)         --           300        2,820
Net benefit realized due
 to change in state and
 Federal income tax rates.      1,336          --           --           --
Other, net................        (18)         (23)           6          146
                              -------       ------      -------       ------
                              $12,206       (7,952)     (15,181)         650
                              =======       ======      =======       ======

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1992 are presented below:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1993     1992
                                                              -------- --------
                                                                 AMOUNTS IN
                                                                  THOUSANDS
Deferred tax assets:
  Net operating and capital loss carryforwards............... $  8,833 $ 22,507
  Charitable contribution carryforward.......................      910      --
  Investment tax credit carryforward.........................    3,422    4,095
  Alternative minimum tax carryforward.......................    5,317    2,499
  Investments in affiliates, due principally to losses of
   affiliates recognized for financial statement purposes in
   excess of losses recognized for income tax purposes.......   44,209   59,819
  Inventory costing..........................................    7,248      --
  Provision for returns and allowance........................    4,669      --
  Provision for uncollectible amounts........................    3,193      128
  Future deductible amount attributable to accrued stock
   appreciation rights and deferred compensation.............   15,240    7,269
  Future deductible amount related to accrued litigation
   settlements...............................................    2,766      --
  Other future deductible amounts primarily due to non-
   deductible accruals.......................................    8,672      596
                                                              -------- --------
    Total gross deferred tax assets..........................  104,479   96,913
      Less valuation allowance of deferred tax assets........    2,017    1,138
                                                              -------- --------
        Net deferred tax assets..............................  102,462   95,775
                                                              -------- --------
Deferred tax liabilities:
  Property and equipment, principally due to differences in
   depreciation..............................................    9,274    1,258
  Intangible assets, primarily due to differences in
   amortization..............................................    6,170      --
  Investments in affiliates, due principally to undistributed
   earnings of affiliates....................................   88,671  109,491
                                                              -------- --------
                                                               104,115  110,749
                                                              -------- --------
        Net deferred tax liabilities......................... $  1,653 $ 14,974
                                                              ======== ========

  The valuation allowance for deferred tax assets as of December 31, 1992 was $1,138,000.

  At December 31, 1993, the Company had net operating and capital loss carryforwards for income tax purposes aggregating approximately $23,872,000 which, if not utilized to reduce taxable income in future periods, expire as follows: $8,345,000 in 1997, $15,353,000 in 2004 and $174,000 in 2005.

  At December 31, 1993, the Company had remaining available investment tax credits of approximately $3,422,000 which, if not utilized to offset future Federal income taxes payable, expire at various dates through 2004.

  New tax legislation was enacted in the third quarter of 1993 which, among other matters, increased the corporate Federal income tax rate from 34% to 35%. In addition, the Company recognized the benefit of a reduction in its state income tax rate relating to its receipt of favorable tax rulings from certain state tax authorities. The Company has reflected the tax rate changes in its consolidated statements of operations in accordance with the treatment prescribed by Statement No. 109. Such tax rate changes resulted in a net decrease of $1,336,000 in income tax expense.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

(14) PREFERRED STOCKS SUBJECT TO MANDATORY REDEMPTION REQUIREMENTS

 Class A Redeemable Convertible Preferred Stock

  The 10,794 shares of Class A Preferred Stock outstanding at December 31, 1992 held by TCI (representing 100% of the issued and outstanding shares at that time) were converted on January 15, 1993 in accordance to its terms, into 4,405,678 shares of Liberty Class A common stock and 55,070 shares of Liberty Class E Preferred Stock. Such Class A Preferred Stock was retired and may not be reissued.

 Class B Redeemable Exchangeable Preferred Stock

  The Company is authorized to issue up to 106,000 shares of the Class B Preferred Stock. The aggregate number of shares of such Class B Preferred Stock that was issued to TCI and outstanding at December 31, 1993 is 105,353 shares (representing 100% of the issued and outstanding shares). The accretion rate for the Class B Preferred Stock is 8.5% per annum, compounded semi-annually.

  At the option of the Company, the shares of the Class B Preferred Stock are redeemable at any time, in whole or in part, at a redemption price equal to the accreted value per share as of the redemption date, payable solely in cash, and at the option of the Company will also be exchangeable, in whole but not in part, for shares of a series of Class F Serial Preferred Stock or of any other class or series of preferred stock of the Company then authorized to be issued (the "Convertible Exchangeable Preferred Stock"), the rights, preferences and qualifications of which shall be substantially similar to those of the Class B Preferred Stock as to ranking, voting rights, rights of redemption for cash at the option of the Company and mandatory redemption on March 28, 2006. If the Company elects to issue shares of Convertible Exchangeable Preferred Stock in exchange for Class B Preferred Stock, such shares will be convertible, in whole or in part, at the option of the holder into shares of Liberty Class A common stock, but will not be exchangeable at such holder's option for TCI common stock. The holder will have optional redemption rights equivalent to those for the Class B Preferred Stock, as described below, but the Company will not have the right to satisfy its redemption obligations with respect thereto through the issuance of additional shares of Convertible Exchangeable Preferred Stock. The shares of Convertible Exchangeable Preferred Stock may accrete dividends at a rate different from the accretion rate then applicable to the shares of Class B Preferred Stock for which they are exchanged or may provide for the accrual and payment of cash dividends (which may or may not be cumulative). At the option of the Company, at any time after March 28, 1995, the shares of Convertible Exchangeable Preferred Stock will be exchangeable, in whole but not in part, for subordinated notes of the Company that will be convertible, in whole or in part, at the option of the holder into shares of Liberty Class A common stock (the "Convertible Subordinated Notes"). If the shares of Convertible Exchangeable Preferred Stock that are being exchanged for Convertible Subordinated Notes accrete dividends, then the Convertible Subordinated Notes will be zero coupon notes, the issue price of which shall be equal to the liquidation price of the shares of Convertible Exchangeable Preferred Stock for which they are exchanged as of the date of such exchange, and the principal amount of which shall be equal to the liquidation price of such shares of Convertible Exchangeable Preferred Stock at March 28, 2006. If the shares of Convertible Exchangeable Preferred Stock that are being exchanged for Convertible Subordinated Notes provide for the accrual and payment of cash dividends, the principal amount of such Convertible Subordinated Notes shall be equal to the liquidation price of the shares of Convertible Exchangeable Preferred Stock for which they are exchanged as of the date of such exchange, plus (to the extent not already included in such liquidation price) all accumulated or accrued and unpaid dividends, if any, to the date of such exchange, and interest will accrue, and be payable semiannually, on such principal amount at a rate per annum equivalent to the annual dividend rate for such shares of Convertible Exchangeable Preferred Stock. The terms of the Convertible Subordinated Notes shall otherwise be substantially similar to those of the shares of Convertible Exchangeable Preferred Stock for which they are exchanged, except for such variations as

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES may be appropriate to reflect the differences between debt securities and equity securities and except that such Convertible Subordinated Notes will not be exchangeable for another issue of Convertible Subordinated Notes.

  In addition, at any time after March 28, 1995, the shares of Class B Preferred Stock shall each be exchangeable, at the Company's option, in whole but not in part, for zero coupon subordinated notes of the Company (the "Exchangeable Subordinated Notes"). The principal amount of such Exchangeable Subordinated Notes shall be equal to the accreted value of the shares for which they are exchanged as of March 28, 2006 (rounded down to the nearest $1,000) and the issue price of such Exchangeable Subordinated Notes (plus the amount of any cash adjustment payable in lieu of issuing Notes in other than authorized denominations) shall be equal to the accreted value of such shares as of the date of exchange. The terms of the Exchangeable Subordinated Notes shall otherwise be substantially similar to those of the Class B Preferred Stock for which they are exchanged, except for such variations as may be appropriate to reflect the differences between debt securities and equity securities and except that such Exchangeable Subordinated Notes will be exchangeable at the option of the Company at any time after issuance thereof for Convertible Subordinated Notes of the Company, but will not be exchangeable or redeemable for shares of Convertible Exchangeable Preferred Stock or for another issue of Exchangeable Subordinated Notes. The rate at which the Exchangeable Subordinated Notes may be exchanged for shares of TCI common stock at the option of the holder shall be calculated so that the aggregate principal amount of the Exchangeable Subordinated Notes issued in exchange for shares of the Class B Preferred Stock will be exchangeable into the same aggregate number of shares of TCI common stock as the shares of Class B Preferred Stock for which they were exchanged.

  The shares of Class B Preferred Stock are also exchangeable or redeemable at the option of the holder as described below.

  The shares of Class B Preferred Stock, unless previously redeemed, will be exchangeable at the option of the holder at any time in whole or in part for shares of TCI common stock. The Company will have the option of delivering shares of TCI Class A common stock or TCI Class B common stock or any combination thereof upon such exchange. The exchange rate for the Class B Preferred Stock is 54.34 shares of TCI common stock for each share of Class B Preferred Stock, subject to adjustment under certain conditions.

  The exchange rights of the shares of Class B Preferred Stock will expire at the close of business on the business day immediately preceding March 28, 2006 or, in the case of shares of Class B Preferred Stock called for redemption or exchange, at the close of business on the date specified for such redemption or exchange, unless in either case the Company defaults in the payment of the redemption price or the making of the exchange.

  The Company deposited with an escrow agent all shares of TCI common stock acquired by the Company in connection with the Exchange. The TCI common stock is held by the escrow agent for delivery to holders of Class B Preferred Stock upon exchange. Upon surrender of shares of Class B Preferred Stock for exchange, the holder thereof shall be entitled to receive the shares of TCI common stock at the then applicable exchange rate. Any shares of TCI common stock remaining in escrow after March 28, 2006 will be returned to and become the sole property of the Company.

  The holders of shares of Class B Preferred Stock may, by delivery of a written notice of demand (a "Demand Notice"), require the Company to redeem all shares of Class B Preferred Stock covered by such Demand Notice on March 28, 1996 and March 28, 2001 (each such date a "Special Redemption Date"), at a redemption price (the "Special Redemption Price") equal to the accreted value of such shares as of such Special Redemption Date.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  The Special Redemption Price will be payable by the Company, at its option, in cash, Liberty Class A common stock, Convertible Exchangeable Preferred Stock, TCI common stock, the Company's convertible subordinated extension notes due on March 28, 2006, which are convertible into Liberty Class A common stock (the "Convertible Extension Notes"), the Company's subordinated extension notes due on March 28, 2006 (the "Non-Convertible Extension Notes", and together with the Convertible Extension Notes, the "Extension Notes") or any combination thereof; provided, however, that if any Convertible Extension Notes are issued as such payment, Convertible Extension Notes shall constitute no less than 25% of the Special Redemption Price and if Non-Convertible Extension Notes are issued as such payment, Non-Convertible Extension Notes shall constitute no less than 25% of the Special Redemption Price.

  Unless all outstanding shares of Class B Preferred Stock to be redeemed or exchanged are at the time held by TCI, the Company's right to redeem shares of Class B Preferred Stock through the delivery of Extension Notes or shares of Liberty Class A common stock, Convertible Exchangeable Preferred Stock or TCI common stock is subject to the Company satisfying various conditions.

 Class D Redeemable Voting Preferred Stock

  The Company is authorized to issue up to 18,000 shares of Class D Redeemable Voting Preferred Stock (the "Class D Preferred Stock"). The aggregate number of shares of such Class D Preferred Stock issued to TCI and outstanding at December 31, 1993 is 17,238 shares (representing 100% of the issued and outstanding shares). The accretion rate for the Class D Preferred Stock is 10% per annum, compounded semi-annually.

  The Class D Preferred Stock is redeemable at the option of the Company at any time and from time to time on and after March 28, 1996, in whole or in part, for a redemption price, payable solely in cash, equal to the accreted value per share of such class as of the redemption date. The Class D Preferred Stock is subject to a mandatory redemption requirement on March 28, 2006.

  Originally, TCI had the exclusive right to elect a number of directors equal to not less than 20% (rounded upward to the nearest whole number) of the total number of members of the Company's Board of Directors for so long as all of the outstanding shares of Class D Preferred Stock are owned by TCI, voting together as a separate class. On March 26, 1993 in conjunction with the Recapitalization Agreement described in note 16, the terms of the Class D Preferred was amended to reduce the number of directors elected by the holders of the Class D Preferred from 20% of the total number of the Company's Board of Directors to 11% (which shall include the right to fill any vacancy created by the death or resignation of any director elected by the holders of Class D Preferred Stock or by the removal by such holders of any director elected by them, and to elect such number of additional directors to fill any newly created directorships as is necessary to maintain such level of representation). In the event that TCI ceases to own in the aggregate 100% of the outstanding shares of Class D Preferred Stock, the foregoing special voting rights of such class shall terminate.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  The following table reflects the changes in each issue of preferred stock subject to mandatory redemption requirements from the date of issuance through December 31, 1993:

                                                                        TOTAL PREFERRED
                                                                         STOCK SUBJECT
                                                                         TO MANDATORY
                                   CLASS B  CLASS B                       REDEMPTION
                         CLASS A   SERIES 1 SERIES 2  CLASS C   CLASS D  REQUIREMENTS
                         --------  -------- --------  --------  ------- ---------------
                                            AMOUNTS IN THOUSANDS
Liberty
Net effect of Transac-
 tions (note 2)......... $ 10,794  105,353   91,611    399,299  17,238      624,295
Redemption of Class B
 Preferred Stock........      --       --   (91,611)       --      --       (91,611)
Accreted dividends......      798    6,954      --      15,404   1,343       24,499
Retroactive effect of
 the Recapitalization
 (note 2)...............      --       --       --    (414,703)    --      (414,703)
                         --------  -------  -------   --------  ------     --------
Balance at December 31,
 1991...................   11,592  112,307      --         --   18,581      142,480
Accreted dividends......    1,128    9,749      --         --    1,904       12,781
                         --------  -------  -------   --------  ------     --------
Balance at December 31,
 1992...................   12,720  122,056      --         --   20,485      155,261
Accreted dividends......       47   10,596      --         --    2,100       12,743
Conversion of Class A
 Preferred Stock for
 Class A common stock...  (12,767)     --       --         --      --       (12,767)
                         --------  -------  -------   --------  ------     --------
Balance at December 31,
 1993................... $    --   132,652      --         --   22,585      155,237
                         ========  =======  =======   ========  ======     ========

(15) STOCKHOLDERS' EQUITY

 (A) PREFERRED STOCKS NOT SUBJECT TO MANDATORY REDEMPTION REQUIREMENTS

 Class C Redeemable Exchangeable Preferred Stock

  On March 26, 1993, pursuant to the Recapitalization Agreement described in note 16, the 399,299 shares of Class C Redeemable Exchangeable Preferred Stock (the "Class C Preferred Stock") held by TCI (representing 100% of the issued and outstanding shares) were repurchased and retired and may not be reissued.

 Class E, 6% Cumulative Redeemable Exchangeable Junior Preferred Stock

  The Company is authorized to issue 2,000,000 shares of Class E Preferred Stock. The aggregate number of shares of such Class E Preferred Stock issued upon consummation of the Recapitalization approved by the shareholders on March 12, 1992 was 1,620,026. When issued, the shares had a liquidation value of $100 per share. Dividends accrue on the Class E Preferred Stock at the rate of 6% per annum and are payable on March 1 of each year in cash or, at the option of the Company, in whole or in part, in shares of its Class A common stock. No interest or additional dividends will accrue or be payable on accumulated, accrued and unpaid dividends.

  The Class E Preferred Stock is redeemable at the option of the Company at any time or from time to time, in whole or in part, for a redemption price payable solely in cash equal to the liquidation value of each share (including any accrued and unpaid dividends). There is no mandatory redemption requirement.

  In addition, the shares of Class E Preferred Stock may, at any time, at the option of the Company, be exchanged in whole for junior subordinated notes of the Company (the "Junior Exchange Notes"). The

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES principal amount of the Junior Exchange Notes shall be equal to the liquidation value of each share (including accrued and unpaid dividends) on the exchange date.

  The Junior Exchange Notes will bear interest, payable annually, at a rate equal to the prevailing Fifteen Year Treasury Rate (as defined) plus 2.15% and will have a maturity date 15 years from the date of issuance.

 Class F Serial Preferred Stock

  The Company is authorized to issue 5,000,000 shares of Class F Serial Preferred Stock (the "Class F Preferred Stock") in one or more series and to fix and state the designations, powers, preferences, qualifications, limitations, restrictions and relative rights of the shares of each such series. At any time that shares of any class or series of the above-described preferred stock (other than the Class F Preferred Stock) are issued and outstanding, the number of shares of Class F Preferred Stock of any series that may be issued shall not exceed the difference between five million (the number of Class F Preferred Stock currently authorized) and the sum of (i) the number of shares of all classes and series of the above-described preferred stock (other than the Class F Preferred Stock) issued and outstanding and (ii) the number of shares of all series of Class F Preferred Stock issued and outstanding, in each case at the time the resolution of the Board of Directors authorizing the issuance of shares of such series of Class F Preferred Stock is adopted.

 (B) COMMON STOCK

 General

  Liberty is authorized to issue 300,000,000 Class A shares and 100,000,000 Class B shares. Liberty had 87,515,378 Class A shares and 43,338,720 Class B shares outstanding at December 31, 1993, and 76,036,000 Class A shares and 43,340,320 Class B shares outstanding at December 31, 1992.

  The Class A common stock has one vote per share and the Class B common stock has ten votes per share. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock.

 Stock Option

  The Company has an employment agreement with an officer (who is also a director). Pursuant to this agreement, such officer was granted an option to acquire 100,000 shares of Liberty Class B common stock at a purchase price of $256 per share (reflects actual shares issued). The employment agreement was amended and the option was exercised with cash and a $25,500,000 note. This note bears interest at 7.54% per annum. During October 1991, such officer tendered to the Company in partial payment of such note 800,000 shares of TCI Class B common stock, resulting in a net reduction of $12,195,000 in the amount payable under the note.

  The 100,000 shares issued by Liberty upon exercise of this option, together with all subsequent dividends and distributions thereon, including shares issued in the Stock Splits (collectively totaling 16,000,000 shares of Liberty Class B common stock and 200,000 shares of Class E Preferred Stock at December 31, 1993, the "Option Units"), are subject to repurchase by the Company under certain circumstances. The Company's repurchase right will terminate as to 20% of the Option Units per year, commencing March 28, 1992, and will terminate as to all of the Option Units in the event of death, disability or under certain other circumstances.

  On October 24, 1992, said officer of the Company entered into a letter agreement with respect to the timing and method of payment under the promissory note and the release of the 200,000 shares of Class E

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

Preferred Stock from the collateral securing the promissory note. A payment of approximately $984,000 for all interest accruing during calendar 1993 (after giving effect to a discount at the rate of 7.54% per annum to reflect the time value of money received prior to the scheduled payment date) was made in March 1993. After giving effect to the payment and the terms of the letter agreement, the remaining principal balance on the note is approximately $14,500,000. The next scheduled payment will be on October 24, 1994 in the principal amount of approximately $4,300,000 plus interest accrued from December 31, 1993 to the payment date.

 Stock Plan

  The Company has a Stock Incentive Plan (the "Stock Plan") in order to provide a special incentive to officers and other persons. Under the Stock Plan, stock options, stock appreciation rights, restricted stock and other awards valued by reference to, or that are otherwise based on, the value of Class A common stock may be granted in respect to a maximum of 40,000,000 shares of Class A common stock. Shares to be delivered under the Stock Plan will be available from authorized but unissued shares of Class A common stock or from shares of Class A common stock reacquired by the Company. Shares of Class A common stock that are subject to options or other awards that terminate or expire unexercised will return to the pool of such shares available for grant under the Stock Plan.

  In June 1993, the Company granted an aggregate of 56,000 non-qualified stock options with stock appreciation rights to certain officers and key employees under the Stock Plan. Each option is exercisable for one share of Class A common stock at an exercise price of $19.08. The options vest in five equal annual installments commencing June 3, 1994 and expire in June 2003. Estimates of compensation relating to these stock options with stock appreciation rights have been recorded through December 31, 1993, but are subject to future adjustments based upon market value and, ultimately, on the final determination of market value when the rights are exercised.

 Stock Appreciation Rights

  The Company has granted to certain of its officers stock appreciation rights with respect to 2,240,000 shares of Liberty Class A common stock. These rights have an adjusted strike price of $0.80 per share, become exercisable and vest evenly over seven years. Stock appreciation rights expire on March 28, 2001. Estimates of compensation relating to these stock appreciation rights have been recorded through December 31, 1993, but are subject to future adjustment based upon market value and, ultimately, on the final determination of market value when the rights are exercised. On December 31, 1992, one of the Company's officers exercised stock appreciation rights with respect to 14,000 shares. Said officer was paid $166,425 (the difference between the market price and strike price on the date exercised). Stock appreciation rights with respect to 526,000 shares were exercised on October 29, 1993 and on November 2, 1993 stock appreciation rights with respect to 240,000 shares were exercised resulting in an aggregate payment of $21,541,200 (the difference between the market price and exercise price on the dates exercised) to the officers exercising such rights.

  In 1993, the President of HSN received stock appreciation rights with respect to 984,876 shares of HSN's common stock at an exercise price of $8.25 per share. These rights vest over a four year period and are exercisable until February 23, 2003. The stock appreciation rights will vest upon termination of employment other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in ownership control of HSN, all unvested stock appreciation rights will vest immediately prior to the change in control and shall remain exercisable for a one year period. Stock appreciation rights not exercised will expire to the extent not exercised. These rights may be exercised for cash or, so long as HSN is a public company, for shares of HSN's common stock equal to the excess of the

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES fair market value of each share of common stock over $8.25 at the exercise date. The stock appreciation rights also will vest in the event of death or disability.

  Estimated compensation relating to these stock appreciation rights has been recorded through December 31, 1993, but is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised.

(16) TRANSACTIONS WITH TCI AND OTHER RELATED PARTIES

  On December 30, 1991, TCI Liberty, Inc. ("TCIL"), a wholly-owned subsidiary of TCI, entered into a Commercial Paper Purchase Agreement with Liberty whereby Liberty could from time to time purchase short-term notes from TCIL of up to an aggregate amount of $100 million. TCIL borrowed $22,000,000 from Liberty on December 31, 1991, pursuant to the Commercial Paper Purchase Agreement. The full amount, including interest, was repaid on January 15, 1992. Interest rates on the short-term notes were determined by the parties by reference to prevailing money-market rates. This agreement was terminated on March 23, 1993.

  Certain subsidiaries of Liberty produce and/or distribute sports and other programming to cable television operators (including TCI) and others. Charges to TCI are based upon customary rates charged to others.

  Certain subsidiaries of Liberty purchase, at TCI's cost plus an administrative fee, certain pay television and other programming through a subsidiary of TCI. In addition, HSN pays a commission to TCI for merchandise sales to customers who are subscribers of TCI's cable systems. Aggregate commissions and charges to TCI were approximately $10,650,000, $3,290,000, $1,532,000 and $495,000 for the years ended December 31, 1993 and 1992, the nine months ended December 31, 1991 and the three months ended March 31, 1991, respectively.

  On December 31, 1991, Liberty Program Investments, Inc., a wholly-owned subsidiary of the Company, purchased certain securities of QVC from TCI for approximately $28,339,000 in cash. The consideration for the QVC securities was based upon published prices. At the same time, Liberty Cable, Inc., a wholly-owned subsidiary of the Company, sold a certain note receivable from American TeleVenture Corporation ("ATV") to TCI Holdings, Inc. (a wholly- owned subsidiary of TCI) for $5,523,000 in cash, and LMC Cable AdNet II, a wholly-owned subsidiary of the Company, sold all of the common stock of Cable Television Advertising Group, Inc. ("CTAG") to TCI Development Corporation ("TCID"), a wholly-owned subsidiary of TCI, for $22,667,000 in cash. The only asset held by CTAG is a 49% general partnership interest in Cable AdNet Partners. The remaining 51% general partnership interest in Cable AdNet Partners is held by another subsidiary of TCID. The consideration for the ATV note was determined by reference to its face value, plus accrued interest. The ATV note bears interest at 2% above the prime rate. The consideration for the stock of CTAG was determined by reference to the price paid for the 51% general partnership interest in Cable AdNet Partners, which was acquired by an indirect, wholly-owned subsidiary of TCI from Cable AdNet, Inc., a subsidiary of Lenfest on November 25, 1991. At such date, Mr. H. F. Lenfest (a director of the Company) was President and Chief Executive Officer of Lenfest.

  Also, on December 31, 1991, an Exchange Agreement among TCI (and certain of its subsidiaries) and Liberty (and certain of its subsidiaries) was consummated. Pursuant to this Exchange Agreement, TCI received 69% of the stock of ATV, 2,024,063 shares of common stock of International Cablecasting Technologies, Inc., a release from an obligation to reimburse Liberty related to the repurchase of certain QVC stock, a release of the option with respect to Cencom Cable Associates, Inc. and a note in the amount of $4,322,000 issued by LMC Chicago Sports, Inc., a subsidiary of the Company. Liberty received a release

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES from an obligation to provide two free months of Courtroom Television Network service, a 0.1% general partnership interest in US Cable of Northern Indiana, a 25% general partnership interest in Sports, an option to acquire an additional 25% general partnership interest in Sports, and $149,000 in cash. In the opinion of the respective managements of TCI and Liberty, the aggregate values of the assets exchanged were substantially equivalent. Further, the Exchange Agreement was approved by the respective Boards of Directors of TCI and Liberty.

  The foregoing related party transactions have been recorded based on historical cost. For acquisitions, the excess of the amount paid by Liberty over TCI's historical cost has been accounted for by the Company similar to a "preferential dividend" by deducting such amount from retained earnings. For dispositions, the excess of the amount paid by TCI over Liberty's historical cost has been accounted for as an increase in additional paid-in capital.

  In January 1992, the Company and TCI formed CCT, a general partnership created for the purpose of acquiring and operating cable television systems. The definitive partnership agreement was executed in March 1992. TCI and the Company each agreed to contribute certain non-cash assets and up to $25 million in cash as needed to fund mutually acceptable acquisitions. In June 1992, CCT acquired certain cable television assets in Texas from a third party for aggregate consideration of $15,175,000. Funds for the acquisition were borrowed by CCT ratably from its two partners. Pursuant to a Cable Television Management Agreement, a subsidiary of TCI provides management services for cable television systems owned by CCT. The subsidiary receives a fee equal to 3% of the gross cable television revenue of the partnership.

  On December 29, 1992, the Company and TCI, as the sole partners of CCT, agreed to amend the CCT General Partnership Agreement. Pursuant to the amendment, the contributions by the Company and TCI of non-cash assets (other than the contribution by the Company of its partnership interest in Greater Media of Western Oakland County Limited ("Greater Media")) to CCT by Liberty and TCI were rescinded, retroactive to the date of contribution. All economic and tax attributes were allocated entirely to Liberty with respect to all of the assets contributed by Liberty (other than the partnership interest in Greater Media, the allocations of which remained unchanged) and entirely to TCI with respect to the Class C Preferred Stock contributed by TCI, all effective from and after the date of contribution. TCI contributed to CCT a $10,590,000 promissory note as of the date of the contribution of the originally contributed assets.

  On December 31, 1992, the Company sold a note receivable from an affiliate to TCI for $36,300,000 in cash. A loss of $17,826,000 was recognized upon the sale.

  On March 26, 1993, Liberty and TCI and certain of their respective subsidiaries entered into a series of agreements regarding the repurchase by Liberty of certain shares of its common and preferred stock from TCI and the purchase by TCI of certain cable television investments from Liberty and on June 3, 1993, Liberty completed the transactions contemplated by said agreements. The first such agreement (the "Recapitalization Agreement") was between Liberty, TCIL and Tele-Communications of Colorado, Inc. ("TCIC") both of which are wholly owned subsidiaries of TCI. The Recapitalization Agreement provided for the Company's repurchase of 927,900 shares of Liberty Class A common stock owned by TCIL, and repurchase of all of the outstanding shares of the Class C Preferred Stock. Liberty paid an aggregate purchase price for the Class C Preferred Stock of approximately $175 million and approximately $19 million for the shares of Class A common stock. The aggregate price of approximately $194 million was satisfied by delivery of approximately $12 million in cash and four promissory notes totaling approximately $182 million (see note 11). The shares of Class A common stock sold by TCIL are part of those received upon conversion of the Class A Preferred Stock into 4,405,678 shares of Liberty Class A common stock and 55,070 shares of Class E Preferred Stock.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

  In connection with the Recapitalization Agreement, TCIC and LCP entered into an Option-Put Agreement (the "Option-Put Agreement") which was amended on November 30, 1993. Under the amended Option-Put Agreement, between June 30, 1994 and September 28, 1994, and between January 1, 1996 and January 31, 1996, TCIC will have the option to purchase LCP's interest in CCT and the Mile Hi Note for an amount equal to $77 million plus interest on such amount from June 3, 1993. Between April 1, 1995 and June 29, 1995, and between January 1, 1997 and January 31, 1997, LCP will have the right to require TCIC to purchase LCP's interest in CCT and the Mile Hi Note for an amount equal to $77 million plus interest on such amount from June 3, 1993.

  Also on June 3, 1993, Liberty and a subsidiary of TCI entered into the second such agreement (the "Purchase and Sale Agreement") pursuant to which a TCI subsidiary purchased from the Company a 16% limited partnership interest in Intermedia Partners from LCP and all of LCP's interest in a special allocation of income and gain of $7 million under the partnership agreement of Intermedia Partners, for a purchase price of approximately $9 million (which resulted in a loss in the Company's statement of operations of approximately $22 million). Also pursuant to which TCI has an option to purchase the Company's remaining 6% interest in Intermedia Partners prior to December 31, 1995 for approximately $3.6 million plus interest at 8% per annum from June 3, 1993 (which resulted in a provision for impairment of investment in the Company's statement of operations of approximately $8 million). The Company's obligation to sell such partnership interest and to grant such option were conditioned upon consummation of the transactions contemplated by the Recapitalization Agreement.

  In September 1993, Encore QE Programming Corp. ("QEPC"), a wholly owned subsidiary of Encore Media Corporation ("Encore"), a 90% owned subsidiary of Liberty, entered into a limited partnership agreement with TCI Starz, Inc. ("TCIS"), a wholly owned subsidiary of TCI, for the purpose of developing, operating and distributing STARZ!, a first-run movie premium programming service launched in 1994. QEPC is the general partner and TCIS is the limited partner. Losses are allocated 1% to QEPC and 99% to TCIS. Profits are allocated 1% to QEPC and 99% to TCIS until certain defined criteria are met. Subsequently, profits are allocated 20% to QEPC and 80% to TCIS. TCIS has the option, exercisable at any time and without payment of additional consideration, to convert its limited partnership interest to an 80% general partnership interest with QEPC's partnership interest simultaneously converting to a 20% limited partnership interest. In addition, during specified periods commencing April 1999 and April 2001, respectively, QEPC may require TCIS to purchase, or TCIS may require QEPC to sell, the partnership interest of QEPC in the partnership for a formula-based price. Encore manages the service and has agreed to provide the limited partnership with certain programming under a programming agreement whereby the partnership will pay its pro-rata share of the total costs incurred by Encore for such programming. Encore will account for its interest in the partnership under the cost method.

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

 Cash and Cash Equivalents, Trade and Other Receivables, Due to/from TCI, Prepaid Expenses, Accounts Payable, Accrued Liabilities, Sales Returns and Income Taxes Payable

  The carrying amount approximates fair value because of the short maturity of these instruments.

 Debt and Debt due TCI

  The carrying amount approximates fair value.

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

 Preferred Stocks, Subject to Mandatory Redemption Requirements

  The fair values of the Company's preferred stocks subject to mandatory redemption requirements were based on management's estimates. These estimates were made by reference to the market values of other similar publicly traded instruments. Neither independent external appraisals nor dealer quotes were obtained. The estimated fair value of the Company's preferred stocks subject to mandatory redemption at December 31, 1993 was $199,366,000.

 Limitations

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(18) COMMITMENTS AND CONTINGENCIES

  In February of 1991, the Company entered into an agreement with certain of its stockholders which provides the Company the right upon the occurrence of a "call triggering event" to require such persons to sell the shares of Liberty common stock owned by them, and would provide such persons the right upon the occurrence of a "put triggering event" to sell their shares of Liberty common stock, in a registered public offering or to one or more third parties selected by the Company. A "call triggering event" consists of the issuance or adoption of a decree by a governmental authority and the determination by an independent committee of the Board of Directors that divestiture by any or all of such persons of his or its Liberty common stock is necessary in order to comply with the decree or is in the best interest of the Company in light of material restrictions that would be imposed on the Company's business absent such divestiture. A "put triggering event" consists of the issuance or adoption of a decree by a governmental authority requiring any or all of such persons to divest his or its shares of Liberty common stock or TCI common stock or rendering such person's continued ownership thereof illegal or subject to fine or penalty or imposing material restrictions on such person's full rights of ownership of such shares, provided that one of the essential facts giving rise to such decree or that renders such decree applicable to such person is the dual ownership by such person of voting securities of both the Company and TCI. In each case, the Company would guarantee the sale price for certain of the shares to be sold. The Company believes that it would not be required to make any material payments in such event as the Company anticipates that the aggregate proceeds derived from any sale of such stock to the public or other third parties would approximate the guaranteed sales price, before giving effect to any required tax adjustment.

  The guaranteed sale price for shares of Liberty common stock that constitute "Covered Shares" (as defined) would be determined on the basis of the proportionate share that such shares represent of the fair market value of the Company on a going concern or liquidation value basis (whichever method yields a higher valuation), subject to an upward adjustment for taxes. If income taxes are payable by such persons with respect to such sales, the amount of the adjustment would be approximately $10.78 per share (assuming an effective tax rate of 37% based on Federal and state income tax rates in effect on December 31, 1993 and a sale price of $29 1/8 per share based on the last reported sale price for the Class A common stock on that date). In the aggregate, 41,162,880 shares of Liberty common stock are currently covered by the agreement. The Company believes that the likelihood of the occurrence of a put triggering event is remote.

  On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 ("1992 Cable Act"). In 1993, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. Such rate regulations became effective on September

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

1, 1993. The rate increase moratorium, which began on April 5, 1993, continues in effect through May 15, 1994. As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive "benchmark" rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the "benchmarks" were reduced as required by the 1993 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services. Subsequent to September 1, 1993, any cable system charging basic cable rates that exceed the FCC's benchmark rate may be required to substantiate its rates by demonstrating its cost of providing basic cable services to subscribers. If, as a result of this process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received since September 1, 1993.

  The Company believes that it has complied with all provisions of the 1992 Cable Act, including its rate setting provisions. However, since the Company's rates for regulated services are subject to review, the Company may be subject to a refund liability. The amount of refunds, if any, which could be payable by the Company in the event that systems' rates are successfully challenged by franchising authorities is not currently estimable.

  The Company has long-term sports program rights contracts which require payments through 1998. Future payments by year are as follows (amounts in thousands):

   1994................................................................. $15,345
   1995.................................................................  11,503
   1996.................................................................   8,580
   1997.................................................................   5,926
   1998.................................................................   1,300

  Liberty leases business offices, has entered into pole rental agreements and transponder lease agreements, and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to approximately $22,515,000, $11,607,000, $2,977,000 and $844,000 for the years ended December
31, 1993 and 1992, the nine months ended December 31, 1991 and the three months ended March 31, 1991, respectively.

  Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in thousands):

   1994................................................................. $22,810
   1995.................................................................  20,029
   1996.................................................................  19,526
   1997.................................................................  19,296
   1998.................................................................  14,985

  It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amounts shown for 1994.

  The Company is obligated to pay fees for the license to exhibit certain qualifying films that are released theatrically by various motion picture studios through December 31, 2006 (the "Film License Obligations"). As of December 31, 1993, these agreements require minimum payments aggregating approximately $189

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES million. The aggregate amount of the Film License Obligations is not currently estimable because such amount is dependent upon the number of qualifying films produced by the motion picture studios, the amount of United States theatrical film rentals for such qualifying films, and certain other factors. Nevertheless, the Company's aggregate payments under the Film License Obligations could prove to be significant.

(19) INFORMATION ABOUT LIBERTY'S OPERATIONS

  Liberty operates primarily in the United States in two industry segments, cable television systems ("Cable") and production and distribution of cable television programming services ("Programming"). Home shopping is a programming service which includes a retail function. Separate amounts have been provided for home shopping programming services to enhance the reader's understanding of the Company. Operating income is total revenue less operating costs and expenses which includes an allocation of corporate general and administrative expenses. Identifiable assets by industry are those assets used in Liberty's operations in each industry. Liberty has investments, accounted for under the equity method, which also operate in the United States in the Cable and Programming industries. The following is selected information about Liberty's operations for the years ended December 31, 1993 and 1992, the nine months ended December 31, 1991 and the three months ended March 31, 1991:

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

                                          HOME
                             CORPORATE  SHOPPING  CABLE  PROGRAMMING   TOTAL
                             ---------  -------- ------- ----------- ---------
                                           AMOUNTS IN THOUSANDS
LIBERTY:
YEAR ENDED DECEMBER 31,
 1993:
  Revenue................... $     --   942,940   56,744   153,572   1,153,256
                             =========  =======  =======   =======   =========
  Revenue from TCI.......... $     --       --       --     44,074      44,074
                             =========  =======  =======   =======   =========
  Operating income (loss)... $ (43,327)  15,975    9,834    16,615        (903)
                             =========  =======  =======   =======   =========
  Depreciation and amortiza-
   tion..................... $     164   24,029   11,169    13,907      49,269
                             =========  =======  =======   =======   =========
  Capital expenditures,
   including acquisitions... $     426   13,156    8,374     3,520      25,476
                             =========  =======  =======   =======   =========
  Identifiable assets.......  $142,430  781,258  283,552   229,308   1,436,548
                             =========  =======  =======   =======   =========
YEAR ENDED DECEMBER 31,
 1992:
  Revenue................... $     --       --    21,549   134,964     156,513
                             =========  =======  =======   =======   =========
  Revenue from TCI.......... $     --       --       --     42,834      42,834
                             =========  =======  =======   =======   =========
  Operating income (loss)... $ (14,337)     --     5,617     5,324      (3,396)
                             =========  =======  =======   =======   =========
  Depreciation and amortiza-
   tion..................... $     126      --     3,406    12,014      15,546
                             =========  =======  =======   =======   =========
  Capital expenditures,
   including acquisitions... $      37      --    10,655     1,826      12,518
                             =========  =======  =======   =======   =========
  Identifiable assets.......  $199,846   61,536  355,372   213,433     830,187
                             =========  =======  =======   =======   =========
NINE MONTHS ENDED DECEM-
BER 31, 1991:
  Revenue................... $      --      --     9,479    75,918      85,397
                             =========  =======  =======   =======   =========
  Revenue from TCI.......... $      --      --       --     25,191      25,191
                             =========  =======  =======   =======   =========
  Operating income (loss)... $  (2,278)     --     2,273       790         785
                             =========  =======  =======   =======   =========
  Depreciation and amortiza-
   tion..................... $      89      --     1,551     8,992      10,632
                             =========  =======  =======   =======   =========
  Capital expenditures,
   including acquisitions... $      65      --     1,202     2,086       3,353
                             =========  =======  =======   =======   =========
  Identifiable assets....... $ 104,658   45,291  284,432   305,463     739,844
                             =========  =======  =======   =======   =========
- -------------------------------------------------------------------------------
PREDECESSOR COMPANIES:
THREE MONTHS ENDED
MARCH 31, 1991:
  Revenue................... $      --      --     2,981    18,427      21,408
                             =========  =======  =======   =======   =========
  Revenue from TCI.......... $      --      --       --      3,879       3,879
                             =========  =======  =======   =======   =========
  Operating income (loss)... $  (3,023)     --     1,051    (6,066)     (8,038)
                             =========  =======  =======   =======   =========
  Depreciation and amortiza-
   tion..................... $      --      --       563     3,430       3,993
                             =========  =======  =======   =======   =========
  Capital expenditures,
   including acquisitions... $      --      --       196       649         845
                             =========  =======  =======   =======   =========
  Identifiable assets....... $   1,607   44,801  286,864   202,349     535,621
                             =========  =======  =======   =======   =========

                   LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
(20) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                              1ST       2ND      3RD     4TH
                                            QUARTER   QUARTER  QUARTER QUARTER
                                            --------  -------  ------- -------
                                                 AMOUNTS IN THOUSANDS,
                                                 EXCEPT PER SHARE DATA
1993:
Revenue.................................... $179,072  303,685  313,083 357,416
Operating income (loss).................... $  2,089   (2,603)   1,302  (1,691)
Gain on sale of investment................. $ 10,613      --       --   21,359
Loss on transactions with TCI.............. $    --   (30,296)     --      --
Extraordinary item, net.................... $ (1,792)    (399)     --      --
Net earnings (loss)........................ $ 10,454  (18,016)  11,161   1,196
Net earnings (loss) attributable to common
 shareholders.............................. $   (441) (27,520)   5,429  (4,645)
Primary and fully diluted earnings (loss)
 per common and common equivalent share.... $   0.00    (0.21)    0.04   (0.04)
1992:
Revenue.................................... $ 32,733   41,025   37,481  45,274
Operating income (loss).................... $ (4,344)   3,739    5,594  (8,385)
Loss on transactions with TCI.............. $    --       --       --  (17,826)
Net earnings (loss):
  As previously reported................... $ (1,911)   7,993   13,926  (6,075)
  Adjustment to restate share of earnings
   (losses) of Mile Hi, Lenfest, and TKR
   (see notes 6 and 9).....................    1,295    1,355    1,323   1,293
  Adjustment to restate interest income on
   the Mile Hi Note (see note 9)...........      915    1,349    1,186   1,216
  Adjustment to revise/implement Statement
   No. 109.................................   (2,675)   3,712    8,448 (10,966)
                                            --------  -------  ------- -------
    As adjusted............................ $ (2,376)  14,409   24,883 (14,532)
                                            ========  =======  ======= =======
Net earnings (loss) attributable to common
 shareholders:
  As previously reported................... $(10,807)  (2,880)   2,967 (16,978)
  Adjustment to restate share of earnings
   (losses) of Mile Hi, Lenfest, and TKR
   (see notes 6 and 9).....................    1,295    1,355    1,323   1,293
  Adjustment to restate interest income on
   the Mile Hi Note (see note 9)...........      915    1,349    1,186   1,216
  Adjustment to revise/implement Statement
   No. 109.................................   (2,675)   3,712    8,448 (10,966)
                                            --------  -------  ------- -------
    As adjusted............................ $(11,272)   3,536   13,924 (25,435)
                                            ========  =======  ======= =======
Primary and fully diluted earnings (loss)
 per common and common equivalent share:
  As previously reported................... $  (0.08)   (0.02)    0.02   (0.14)
  Adjustment to restate share of earnings
   (losses) of Mile Hi, Lenfest, and TKR
   (see notes 6 and 9).....................     0.01     0.01     0.01    0.01
  Adjustment to restate interest income on
   the Mile Hi Note (see note 9)...........     0.00     0.01     0.01    0.01
  Adjustment to revise/implement Statement
   No. 109.................................    (0.02)    0.03     0.07   (0.08)
                                            --------  -------  ------- -------
    As adjusted............................ $  (0.09)    0.03     0.11   (0.20)
                                            ========  =======  ======= =======

                                                                      APPENDIX V

                  1994 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

                                       OF

                           TELE-COMMUNICATIONS, INC.

  1. Purpose of the Plan. This Nonemployee Director Stock Option Plan (the "Plan") is intended as an incentive to retain and attract persons of training, experience and ability to serve as independent directors on the Board of Directors of Tele-Communications, Inc., a Delaware corporation (the "Company"), to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in the development and financial success of the Company. It is further intended that the options granted pursuant to this Plan (the "Options") will be nonqualified options within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the "Code").

  2. Stockholder Approval. This Plan shall be effective was of the date (the "Effective Date") it was approved by the Board of Directors of the Company, November 16, 1994. All Options granted pursuant to this Plan are subject to, and may not be exercised before, the approval of this Plan by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of the Company that are present, or represented, and entitled to vote thereon at a meeting of the Company's stockholders. If the stockholders of the Company should fail so to approve this Plan on or prior to such date, this Plan shall terminate and cease to be of any further force or effect and all grants of options hereunder shall be null and void.

  3. Designation of Participants; Automatic Grant of Options. Each director of the Company who is not an employee of the Company of any Subsidiary (as hereinafter defined) of the Company (any such director being hereinafter referred to as a "Nonemployee Director") shall be granted Options as described hereunder. Each Nonemployee Director who is a director as of the Effective Date (as hereinafter defined) shall automatically be granted Options to purchase 50,000 shares of Class A Common Stock, $1.00 par value per share of the Company (the "Class A Common Stock") at the Effective Date. Thereafter, each individual who becomes a Nonemployee Director shall automatically be granted Options to purchase 50,000 shares of Class A Common Stock (subject to adjustment as provided in Paragraph 10) on the date of such person first becomes a Nonemployee Director. Notwithstanding the foregoing, in the case of any grant of Options made on a date subsequent to the Effective Date, such grant shall only be made if the number of shares subject to future grant under this Plan is sufficient to make all automatic grants required to be made pursuant to this Plan on such date of grant. As used herein, the term "Subsidiary" of the Company shall mean any corporation of which the Company directly or indirectly owns shares representing more than 50% of the voting power of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation. If the Liberty Media Group Stock Proposal, as approved by the Board of Directors, is approved by the requisite vote of the stockholders of the Company, the automatic grants provided for in this Paragraph 3 shall be adjusted so that each individual who becomes a Nonemployee Director after such approval shall automatically be granted (instead of an Option to purchase Class A Common Stock as aforesaid) (a) an Option to purchase 50,000 shares of Series A TCI Group Common Stock, par value $1.00 per share of the Company ("Series A TCI Group Common Stock"), and (b) an Option to purchase 12,500 shares of Series A Liberty Media Group Common Stock of the Company ("Series A Liberty Media Group Common Stock). The Class A Common Stock, Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock are sometimes collectively referred to herein as "Common Stock".

  4. Option Agreement. Each Option granted hereunder shall be embodied in a written option agreement ("Option Agreement"), which shall be subject to the terms and conditions set forth above and shall be signed by the Optionee and by the Chief Executive Officer, the Chief Operating Officer, or any Vice President of the Company for and on behalf of the Company.

  5. Common Stock Reserved for the Plan. Subject to adjustment as provided in Paragraph 10 hereof, a total of 1,000,000 shares of Class A Common Stock shall be reserved for issuance upon the exercise of Options granted pursuant to this Plan. If the Liberty Media Group Stock Proposal is approved by the requisite vote of the stockholders of the Company, the shares subject to issuance upon the exercise of Options granted pursuant to this Plan shall be adjusted to consist of (subject to further adjustment as provided in Paragraph 10), 1,000,000 shares of Series A TCI Group Common Stock and 250,000 shares of Series A Liberty Media Group Common Stock. The Board of Directors and the appropriate officers of the Company shall from time to time take whatever actions are necessary to execute, acknowledge, file and deliver any documents required to be filed with or delivered to any governmental authority or any stock exchange or transaction reporting system on which shares of Common Stock are listed or quoted in order to make shares of Common Stock available for issuance to an Optionee (as hereinafter defined) pursuant to this Plan. Shares of Common Stock subject to Options that are forfeited or terminated or expire unexercised in such a manner that all or some of the shares subject thereto are not issued to an Optionee shall immediately become available for the granting of Options. As used herein, the term "Optionee" shall mean any Nonemployee Director to whom Options are granted hereunder.

  6. Option Price.

    (a) The purchase price of each share of Common Stock that is subject to an Option granted pursuant to this Plan shall be 95% of the Fiar Market Value of a share of Common Stock of the applicable class or series on the date the Option is granted, such percentage rounded down to the nearest quarter dollar.

    (b) The Fair Market Value of a share of Common Stock on a particular date means the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a share of Common Stock of the applicable class or series on such day (or, if such day is not a trading day, on the next preceding trading day) as reported on the Nasdaq Stock Market or, if not reported on the Nasdaq Stock Market, as quoted by the National Quotation Bureau Incorporated, or if the Common Stock of the applicable class or series is listed on an exchange, on the principal exchange on which the Common Stock of the applicable class or series is listed.

  7. Option Period. Each Option granted pursuant to this Plan shall terminate and be of no force and effect with respect to any shares of Common Stock not purchased by the Optionee upon the earliest to occur of the following: (a) the expiration of ten years following the date upon which the Option is granted;
(b) the expiration of one year following the date upon which the Optionee ceases to be a Director for any reason other than voluntary termination of Director status; or (c) the expiration of three months following the date on which the Optionee voluntarily ceases his status as a Director.

  8. Exercise of Options.

    (a) Options granted pursuant to this Plan shall be exercisable, on a cumulative basis, as follows: (i) with respect to 20% of the total number of shares of Common Stock initially subject to any Option, such Option shall be exercisable on the first anniversary of the date of grant; and
  (ii) with respect to the remaining shares of Common Stock subject to any Option, such Option shall be exercisable with respect to an additional 20% of the total number of shares initially subject thereto as of the second, third, fourth and fifth anniversaries of the date of the grant.

    (b) An Option may be exercised solely by the Optionee during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution.

    (c) In the event that an Optionee voluntarily ceases his status as a Director, an Option granted to such Optionee may be exercised only to the extent such Option was exercisable at the time he ceased to serve in such capacity.

    (d) In the event that an Optionee ceases to serve as a Director for any reason other than voluntary termination of Director status, at a time when an Option granted hereunder is still in force and unexpired under the terms of Paragraph 7 hereof, each such unmatured Option shall be accelerated. Such acceleration shall be effective as of the date of termination of Director status and each Option so accelerated shall be exercisable in full for so long as it is still in force and unexpired under the terms of Paragraph 7 hereof.

    (e) Upon the occurrence of a Change in Control, as defined in Paragraph 10(c), all Options previously granted and still in force and unexpired under the terms of Paragraph 7 hereof shall be accelerated effective as of such Change in Control.

    (f) The purchase price of the shares as to which an Option is exercised shall be paid in full at the time of the exercise. Such purchase price shall be payable in cash or by means of tendering theretofore owned Common Stock of the same class or series for which the Option is exercisable which has been held by the Optionee for more than six months, valued at Fair Market Value on the date of exercise, or any combination thereof. No holder of an Option shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of any shares subject to any Option unless and until certificates evidencing such shares shall have been issued by the Company to such holder.

  9. Assignability. No Option shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. Any attempted assignment of an Option in violation of this Paragraph 9 shall be null and void.

  10. Adjustments.

    (a) The existence of outstanding Options shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

    (b) In the event of any subdivision or consolidation of outstanding shares of Class A Common Stock or declaration of a dividend payable in shares of Class A Common Stock or other stock split, then (i) the number of shares of Class A Common Stock issuable pursuant to each Option, (ii) the total number of shares of Class A Common Stock reserved under the Plan and
  (iii) the per share exercise price of the Options shall each be proportionately adjusted to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of a plan of exchange affecting the Class A Common Stock or any distribution to holders of Class A Common Stock of securities or property (other than normal cash dividends or dividends payable in Class A Common Stock), the Board of Directors shall make appropriate adjustments to (1) the number or shares of Class A Common Stock issuable pursuant to each Option and (2) the per share exercise price of the Options to give effect to such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the optionees and preserve, without exceeding, the value of the Options. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board of Directors shall be authorized to issue or assume stock options by means of substitution of new options for previously issued options or an assumption of previously issued options as a part of such adjustment. If the Liberty Media Group Stock Proposal is approved by the requisite vote of the stockholders of the Company, references to Class A Common Stock in this paragraph shall apply to Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock, as appropriate. If the Liberty Media Group Stock Proposal is approved by the requisite vote of the stockholders of the Company, Options theretofore granted will be adjusted so that each holder of such an Option will receive an additional Option covering 12,500 shares of Series A Liberty Media Group

  Common Stock and the outstanding Option will continue in effect as an option covering the 50,000 shares of Series A TCI Group Common Stock (as redesignated). The aggregate pre-adjustment exercise price of such outstanding Options will be allocated so that the aggregate exercise price of the additional Options covering Series A Liberty Media Group Common Stock will be 25% of the aggregate pre-adjustment exercise price and the aggregate strike price of the Options covering Series A TCI Group Common Stock will be 75% of the aggregate pre-adjustment exercise price.

    (c) An Option shall become fully exercisable upon a Change in Control (as hereinafter defined) of the Company. For purposes of this Plan, a "Change of Control" shall be conclusively deemed to have occurred if (and only if) any of the following events shall have occurred: (i) there shall have occurred an event required to be reported in response to Item 6(e) of
  Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; (ii) after the Effective Date any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
  Act), other than a person that is a director of the Company on the Effective Date or any person controlled by such a director, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities; (iii) after the Effective Date any person described in the foregoing clause (ii) commences a tender offer subject to Section 14(d) of the Exchange Act for securities of the Company representing a majority of the combined voting power of the Company's then outstanding voting securities, provided that to the extent any unmatured Options accelerated under this clause (iii) are not exercised prior to the termination of such offer, such acceleration shall be rescinded and annulled and such Options shall revert to their original vesting schedule; (iv) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or
  (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

  11. Purchase for Investment. Unless the Options and shares of Common Stock covered by this Plan have been registered under the Securities Act of 1933, as amended, each person exercising an Option under this Plan may be required by the Company to give a representation in writing in form and substance satisfactory to the Company to the effect that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.

  12. Taxes. The Company may make such provisions as it may deem appropriate for the withholding of any taxes that it determines is required in connection with any Options granted to any Optionee hereunder.

  13. Amendments or Termination. The Board of Directors of the Company may amend, alter or discontinue this Plan, except that (a) no amendment or alteration that would impair the rights of any Optionee under any Option that he has been granted shall be made without his consent, (b) no amendment or alteration shall be effective prior to approval by the Company's stockholders to the extent such approval is then required pursuant to Rule 16b-3 (or any successor provision) under the Exchange Act in order to preserve the applicability of any exemption provided by such rule to any Option then outstanding (unless the holder of such Option consents) or to the extent stockholder approval is otherwise required by applicable legal requirements, and (c) the Plan shall not be amended more than once every six months to the extent such limitation is required by Rule 16b-3(c)(2)(ii) (or any successor provision) under the Exchange Act as then in effect.

  14. Government Regulation. This Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares of Common Stock under such Options, shall be subject to all applicable laws, rules and regulations, and to such approvals on the part of any governmental agencies or national securities exchanges or transaction reporting systems as may be required.

  15. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

  16. Miscellaneous. The granting of any Option shall not impose upon the Company, the Board of Directors of the Company or any other directors of the Company any obligation to nominate any Optionee for election as a director and the right of the stockholders of the Company to remove any person as a director of the Company shall not be diminished or affected by reason of the fact that an Option has been granted to such person.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acts in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the facts and circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

  Section 102(b)(7) of the Delaware General Corporation Law provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of title 8, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

  Article V, Section E of the Company's Charter provides as follows:

    A. Limitation On Liability.

      To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

    B. Indemnification.

      a. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

      b. Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

      c. Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

      d. Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

      e. Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

  Article II, Section 2.9 of the Company's By-laws also contains an indemnity provision, requiring Company to indemnify members of the Board of Directors and officers of the Company and their respective heirs, personal representatives and successors in interest for or on account of any action performed on behalf of the Company, to the fullest extent provided by the laws of the State of Delaware and the Company's Charter.

  The Company has also entered into indemnification agreements with each of its directors (each director, an "indemnitee"). The indemnification agreements provide (i) for the prompt indemnification to the fullest extent permitted by law against any and all expenses, including attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal), or in preparing for ("Expenses"), any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation ("Claim"), related to the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the Company's request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by a director or officer in any such capacity, and against any and all judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any Claim, unless the Reviewing Party (one or more members of the Board of Directors or other person appointed by the Board of Directors, who is not a party to the particular claim, or independent legal counsel) determines that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of Expenses, and for reimbursement to the Company if the Reviewing Party determines that such indemnitee is not entitled to such indemnification under applicable law. In addition, the indemnification agreements provide (i) a mechanism through which an indemnitee may seek court relief in the event the Reviewing Party determines that the indemnitee would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification or expense advancement under the indemnification agreement) and
(ii) indemnification against all expenses (including attorneys' fees), and advancement thereof if requested, incurred by the indemnitee in seeking to collect an indemnity claim or advancement of expenses from the Company or incurred in seeking to recover under a directors' and officers' liability insurance policy, regardless of whether successful or not. Furthermore, the indemnification agreements provide that after there has been a "change in control" in the Company (as defined in the indemnification agreements), other than a change in control approved by a majority of directors who were directors prior to such change, then, with respect to all determinations regarding a right to indemnity and the right to advancement of Expenses, the Company will seek legal advice only from independent legal counsel selected by the indemnitee and approved by the Company.

  The indemnification agreements impose upon the Company the burden of proving that an indemnitee is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against an indemnitee seeking indemnification in connection with the termination of actions in certain circumstances. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under Delaware law, the Company's Bylaws or otherwise. Although not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements require that indemnitees be provided with the maximum coverage available for any Company director or officer if there is such a policy.

  The Company may purchase liability insurance policies covering its directors and officers.

ITEM 21. EXHIBITS.

  (a) Exhibits

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
    3.1  Restated Certificate of Incorporation of the Company dated August 4,
         1994, as amended on August 4, 1994, August 16, 1994, October 11, 1994,
         October 21, 1994 and January 26, 1995. (Incorporated herein by reference to Exhibit 3 of the Company's Annual Report on Form 10-K for
         the year ended December 31, 1994, as amended by Form 10-K/A (amendment
         #1) for the year ended December 31, 1994. (Commission File No. 0-
         20421)).
    3.2  Proposed Amendments to the Restated Certificate of Incorporation of
         the Company to be filed in connection with the Liberty Media Group
         Stock Proposal described in the Proxy Statement/Prospectus included in the Registration Statement (included as Appendix III-A to the Proxy
         Statement/Prospectus which is part of this Registration Statement).
    3.3  Bylaws of the Company as adopted August 4, 1994 (Incorporated herein by reference to Exhibit 3 of the Company's Annual Report on Form 10-K
         for the year ended December 31, 1994, as amended by Form 10-K/A
         (amendment #1) for the year ended December 31, 1994. (Commission File
         No. 0-20421)).
    5    Opinion of Baker & Botts, L.L.P. regarding legality of securities.
    8    Tax Opinion of Baker & Botts, L.L.P. regarding certain Federal income tax matters.
   10.1  Tele-Communications, Inc. 1994 Stock Incentive Plan (Incorporated
         herein by reference to the Company's Form S-4 Registration Statement.
         (Commission File No. 33-54263)).
   10.2  Restated and Amended Employment Agreement, dated as of November 1,
         1992, between the Company and Bob Magness.* (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K (amendment #1) for the year ended December 31, 1992. (Commission File No. 0-5550)).
   10.3  Assignment and Assumption Agreement, dated as of August 4, 1994, among
         TCI/Liberty Holding Company, Tele-Communications, Inc. and Bob
         Magness.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994.
         (Commission File No. 0-20421)).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  10.4   Restated and Amended Employment Agreement, dated as of November 1,
         1992, between the Company and John C. Malone.* (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1992. (Commission File No. 0-5550)).
  10.5   Assignment and Assumption Agreement, dated as of August 4, 1994, among
         TCI/Liberty Holding Company, Tele-Communications, Inc. and John C.
         Malone.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994.
         (Commission File No. 0-20421)).
  10.6   Employment Agreement, dated as of November 1, 1992, between Tele-
         Communications, Inc. and J. C. Sparkman.* (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1992. (Commission File No. 0-5550)).
  10.7   Assignment and Assumption Agreement, dated as of August 4, 1994, among
         TCI/Liberty Holding Company, Tele-Communications, Inc. and J. C.
         Sparkman.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994.
         (Commission File No. 0.20421)).
  10.8   Employment Agreement, dated as of January 1, 1992, between Tele-
         Communications, Inc. and Donne F. Fisher.* (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1992. (Commission File No. 0-5550)).
  10.9   Assignment and Assumption Agreement, dated as of August 4, 1994, among
         TCI/Liberty Holding Company, Tele-Communications, Inc. and Donne F.
         Fisher.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994.
         (Commission File No. 0-20421)).
  10.10  Restricted Stock Award Agreement, made as of December 10, 1992, among
         Tele-Communications, Inc., Donne F. Fisher and WestMarc
         Communications, Inc.* (Incorporated herein by reference to the
         Company's Annual Report on Form 10-K for the year ended December 31,
         1992, as amended by Form 10-K/A (amendment #1) for the year ended
         December 31, 1992. (Commission File No. 0-5550)).
  10.11  Deferred Compensation Plan for Non-Employee Directors, effective on
         November 1, 1992.* (Incorporated herein by reference to the Company's
         Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A (amendment #1) for the year ended December 31,
         1992. (Commission File No. 0-5550)).
  10.12  Employment Agreement, dated as of November 1, 1992, between Tele-
         Communications, Inc. and Fred A. Vierra.* (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1992. (Commission File No. 0-5550)).
  10.13  Assignment and Assumption Agreement, dated as of August 4, 1994, among
         TCI/Liberty Holding Company, Tele-Communications, Inc. and Fred A.
         Vierra.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994.
         (Commission File No. 0-20421)).
  10.14  Employment Agreement, dated as of January 1, 1993, between Tele-
         Communications, Inc. and Larry E. Romrell,* (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994. (Commission File No. 0-20421)).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   10.15 Assignment and Assumption Agreement, dated as of August 4, 1994, among
         TCI/Liberty Holding Company, Tele-Communications, Inc. and Larry E.
         Romrell.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994.
         (Commission File No. 0-20421)).
   10.16 Form of 1992 Non-Qualified Stock Option and Stock Appreciation Rights
         Agreement.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1993.
         (Commission File No. 0-5550)).
   10.17 Form of 1993 Non-Qualified Stock Option and Stock Appreciation Rights
         Agreement.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1993.
         (Commission File No. 0-5550)).
   10.18 Non-Qualified Stock Option and Stock Appreciation Rights Agreement,
         dated as of November 12, 1993, by and between Tele-Communications,
         Inc. and Jerome H. Kern.* (Incorporated herein by reference to the
         Company's Annual Report on Form 10-K for the year ended December 31,
         1993, as amended by Form 10-K/A (amendment #1) for the year ended
         December 31, 1993. (Commission File No. 0-5550)).
   10.19 Form of Assumption and Amended and Restated Stock Option Agreement
         between the Company, Liberty Media Corporation and grantee relating to stock appreciation rights granted pursuant to letter dated September
         17, 1991. (Incorporated herein by reference to the Company's Post
         Effective Amendment No. 1 to Form S-4 Registration Statement on Form
         S-8 Registration Statement. (Commission File No. 33-54263)).
   10.20 Form of Assumption and Amended and Restated Stock Option Agreement
         between the Company, Liberty Media Corporation and grantee relating to the assumption of options and related stock appreciation rights granted under the Liberty Media Corporation 1991 Stock Incentive Plan
         pursuant to letter dated July 26, 1993. (Incorporated herein by reference to the Company's Post Effective Amendment No. 1 to Form S-4
         Registration Statement on Form S-8 Registration Statement. (Commission
         File No. 33-54263)).
   10.21 Assumption and Amended and Restated Stock Option Agreement between the
         Company, TCI/Liberty Holding Company and a director of Tele-
         Communications, Inc. relating to assumption of options and related stock appreciation rights granted outside of an employee benefit plan pursuant to Tele-Communications, Inc.'s 1993 Non-Qualified Stock
         Option and Stock Appreciation Rights Agreement. (Incorporated herein by reference to the Company's Post Effective Amendment No. 1 to Form
         S-4 Registration Statement on Form S-8 Registration Statement.
         (Commission File No. 33-54263)).
   10.22 Form of Assumption and Amended and Restated Stock Option Agreement
         between the Company, TCI/Liberty Holding Company and grantee relating to assumption of options and related stock appreciation rights granted under Tele-Communications, Inc.'s 1992 Stock Incentive Plan pursuant to Tele-Communications, Inc.'s 1993 Non-Qualified Stock Option and
         Stock Appreciation Rights Agreement. (Incorporated herein by reference to the Company's Post Effective Amendment No. 1 to Form S-4
         Registration Statement on Form S-8 Registration Statement. (Commission
         File No. 33-54263)).
   10.23 Form of Assumption and Amended and Restated Stock Option Agreement
         between the Company, TCI/Liberty Holding Company and grantee relating to assumption of grants pursuant to the Agreement and Plan of Merger dated June 6, 1991 between United Artists Entertainment Company and
         Tele-Communications, Inc. (Incorporated herein by reference to the
         Company's Post Effective Amendment No. 1 to Form S-4 Registration
         Statement on Form S-8 Registration Statement. (Commission File No. 33-
         54263)).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   10.24 Form of letter dated September 17, 1991 from Liberty Media Corporation to grantee relating to grant of stock appreciation rights.
         (Incorporated by reference to Tele-Communications, Inc.'s Post
         Effective Amendment No. 1 to Form S-4 Registration Statement on Form
         S-8 Registration Statement. (Commission File No. 33-54263)).
   10.25 Form of letter dated July 26, 1993 from Liberty Media Corporation to grantee relating to grant of stock appreciation rights. (Incorporated by reference to Tele-Communications, Inc.'s Post Effective Amendment
         No. 1 to Form S-4 Registration Statement on Form S-8 Registration
         Statement. (Commission File No. 33-54263)).
   10.26 Form of Assumption and Amended and Restated Stock Option Agreement
         between the Company, TCI/Liberty Holding Company and grantee relating to assumption of options and related stock appreciation rights under
         Tele-Communications, Inc.'s 1992 Stock Incentive Plan pursuant to
         Tele-Communications, Inc.'s 1992 Non-Qualified Stock Option and Stock
         Appreciation Rights Agreement. (Incorporated herein by reference to the Company's Post Effective Amendment No. 1 to Form S-4 Registration
         Statement on Form S-8 Registration Statement. (Commission File No. 33-
         54263)).
   10.27 Forms of Assumption and Amended and Restated Stock Option Agreements
         relating to options granted under the United Artists Entertainment
         Company 1988 Incentive and Non-Qualified Stock Option Plan and
         executed by employees who did not have employment agreements with
         United Artists Entertainment Company. (Incorporated herein by reference to Tele-Communications, Inc.'s Post-Effective Amendment No.
         1 to Form S-4 Registration Statement on Form S-8 Registration
         Statement. (Commission File No. 33-43009)).
   10.28 Forms of Assumption and Amended and Restated Stock Option Agreements
         relating to options granted under the United Artists Entertainment
         Company 1988 Incentive and Non-Qualified Stock Option Plan and
         executed by employees who had employment agreements with United
         Artists Entertainment. (Incorporated herein by reference to the Tele-
         Communications, Inc.'s Post-Effective Amendment No. 1 to Form S-4
         Registration Statement on Form S-8 Registration Statement. (Commission
         File No. 33-43009)).
   10.29 Forms of Second Assumption and Amended and Restated Stock Option
         Agreements relating to options granted under the Amended and Restated
         United Artists Communications, Inc. 1983 Stock Option Plan and
         executed by employees who did not have employment agreements with
         United Artists Entertainment. (Incorporated herein by reference to
         Tele-Communications, Inc.'s Post-Effective Amendment No. 1 to Form S-4
         Registration Statement on Form S-8 Registration Statement. (Commission
         File No. 33-43009)).
   10.30 Forms of Second Assumption and Amended and Restated Stock Option
         Agreements relating to options granted under the Amended and Restated
         United Artists Communications, Inc. 1983 Stock Option Plan and
         executed by employees who did not have employment agreements with
         United Artists Entertainment. (Incorporated herein by reference to
         Tele-Communications, Inc.'s Post-Effective Amendment No. 1 to Form S-4
         Registration Statement on Form S-8 Registration Statement. (Commission
         File No. 33-43009)).
   10.31 Form of 1994 Non-Qualified Stock Option and Stock Appreciation Rights
         Agreement.*
   10.32 Form of Indemnification Agreement.* (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended
         December 31, 1993, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1993. (Commission File No. 0-5550)).
   10.33 Qualified Employee Stock Purchase Plan of Tele-Communications, Inc.,
         as amended.* (Incorporated herein by reference to the Tele-
         Communications, Inc. Registration Statement on Form S-8. (Commission
         File No. 33-59058)).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   10.34 Second Amendment to Community Cable Television General Partnership
         Agreement, dated March 12, 1993, between Tele-Communications, of
         Colorado, Inc. and Liberty Cable Partner, Inc. (Incorporated herein by reference to Liberty Media Corporation's Annual Report on Form 10-K
         for the year ended December 31, 1992. (Commission File No. 0-19036)).
   10.35 Agreement to Purchase and Sell Partnership Interests, dated as of
         January 29, 1993, among Mile Hi Cable Partners, L.P., Mile Hi
         Cablevision, Inc., Time Warner Entertainment Company, L.P., Daniels &
         Associates Partners Limited, Daniels Communications, Inc., Cablevision
         Associates, Ltd., and John Yelenick and Maria Garcia-Berry, as agents for the limited partners. (Incorporated herein by reference to Liberty
         Media Corporation's Current Report on Form 8-K, dated March 24, 1993.
         (Commission File No. 0-19036)).
   10.36 Loan and Security Agreement, dated January 28, 1993, among Community
         Cable Television and Robert L. Johnson, the Paige Johnson Trust and
         the Brett Johnson Trust. (Incorporated herein by reference to Liberty
         Media Corporation's Current Report on Form 8-K, dated March 24, 1993.
         (Commission File No. 0-19036)).
   10.37 Agreement of Limited Partnership, dated as of January 28, 1993 among P
         & B Johnson Corp., Community Cable Television and Daniels
         Communications, Inc. (Incorporated herein by reference to Liberty
         Media Corporation's Current Report on Form 8-K, dated March 24, 1993.
         (Commission File No. 0-19036)).
   10.38 Recapitalization Agreement, dated March 26, 1993, among Liberty Media
         Corporation, TCI Liberty, Inc. and Tele-Communications of Colorado,
         Inc. (Incorporated herein by reference to Liberty Media Corporation's
         Annual Report on Form 10-K, for the year ended December 31, 1992.
         (Commission File No. 0-19036)).
   10.39 Amendment to Recapitalization Agreement, dated June 3, 1993, between
         Liberty Media Corporation, TCI Liberty and Tele-Communications of
         Colorado, Inc. (Incorporated herein by reference to the Company's
         Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31,
         1994. (Commission File No. 0-20421)).
   10.40 $18,539,442 Promissory Note, dated June 3, 1993, from Liberty Media
         Corporation to Tele-Communications of Colorado, Inc. (Incorporated
         herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment
         #1) for the year ended December 31, 1994. (Commission File No. 0-
         20421)).
   10.41 $66,900,000 Promissory Note, dated June 3, 1993, from Liberty Media
         Corporation to Tele-Communications of Colorado, Inc. (Incorporated
         herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment
         #1) for the year ended December 31, 1994. (Commission File
         No. 0-20421)).
   10.42 $10,052,000 Promissory Note, dated June 3, 1993, from Liberty Media
         Corporation to Tele-Communications of Colorado, Inc. (Incorporated
         herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment
         #1) for the year ended December 31, 1994. (Commission
         File No. 0-20421)).
   10.43 $86,105,000 Promissory Note, dated June 3, 1993, from Liberty Media
         Corporation to Tele-Communications of Colorado, Inc. (Incorporated
         herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment
         #1) for the year ended December 31, 1994. (Commission
         File No. 0-20421)).
   10.44 Pledge and Security Agreement, dated June 31, 1993, between Liberty
         Cable Partner, Inc. and Tele-Communications of Colorado, Inc.
         (Incorporated herein by reference to the Company's Annual Report on
         Form 10-K for the year ended December 31, 1994, as amended by
         Form 10-K/A (amendment #1) for the year ended December 31, 1994.
         (Commission File No. 0-20421)).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   10.45 Stock Pledge and Security Agreement, dated June 3, 1993, between
         Liberty Capital Corp. and Liberty Cable, Inc., and Tele-Communications
         of Colorado, Inc. (Incorporated herein by reference to the Company's
         Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31,
         1994. (Commission File No. 0-20421)).
   10.46 Option-Put Agreement, dated June 3, 1993, between Tele-Communications of Colorado, Inc. and Liberty Cable Partner, Inc. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994. (Commission File No. 0-20421)).
   10.47 Assignment and Assumption Agreement, dated June 3, 1993, between
         Liberty Cable Partner, Inc. and TCI Holdings, Inc. (Incorporated
         herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A
         (amendment #1) for the year ended December 31, 1994. (Commission File
         No. 0-20421)).
   10.48 Option Agreement dated June 3, 1993, between TCI Holdings, Inc. and
         Liberty Cable Partner, Inc. (Incorporated herein by reference to
         Liberty Media Corporation's Current Report on Form 8-K, dated June 24,
         1993. (Commission File No. 0-19036)).
   10.49 Modification of Promissory Note, dated November 30, 1993, between
         Liberty Media Corporation and Tele-Communications of Colorado, Inc.
         (Incorporated herein by reference to the Company's Annual Report on
         Form 10-K for the year ended December 31, 1994, as amended by Form 10-
         K/A (amendment #1) for the year ended December 31, 1994. (Commission
         File No. 0-20421)).
   10.50 Modification of Promissory Note, dated November 30, 1993, between
         Liberty Media Corporation and TCI Liberty, Inc. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994. (Commission File No. 0-20421)).
   10.51 Amendment to Option-Put Agreement, dated November 30, 1993, between
         Tele-Communications of Colorado, Inc. and Liberty Cable Partner, Inc.
         (Incorporated herein by reference to Liberty Media Corporation's
         Annual Report on Form 10-K for the year ended December 31, 1993.
         (Commission File No. 0-19036)).
   10.52 Agreement Regarding Purchase and Sales of Partnership Interest, dated as of March 26, 1993, between Liberty Cable Partners, Inc. and TCI
         Holdings, Inc. (Incorporated herein by reference to Liberty Media
         Corporation's Annual Report on Form 10-K for the year ended December
         31, 1992. (Commission File No. 0-19036)).
   10.53 Agreement and Plan of Merger, dated as of January 27, 1994, by and among Tele-Communications, Inc., Liberty Media Corporation,
         TCI/Liberty Holding Company, TCI Mergeco, Inc. and Liberty Mergeco,
         Inc. (Incorporated herein by reference to the Company's Current Report on Form 8-K, dated February 15, 1994. (Commission File No. 0-5550)).
   10.54 Amendment No. 1, dated as of March 30, 1994, to Agreement and Plan of
         Merger, dated as of January 27, 1994, by and among Tele-
         Communications, Inc., Liberty Media Corporation, TCI/Liberty Holding
         Company, TCI Mergeco, Inc. and Liberty Mergeco, Inc. (Incorporated
         herein by reference to the Company's Current Report on Form 8-K, dated
         April 6, 1994. (Commission File No. 0-5550)).
   10.55 Amendment No. 2, dated as of August 4, 1994, to Agreement and Plan of
         Merger, dated as of January 27, 1994, by and among Tele-
         Communications, Inc., Liberty Media Corporation, TCI/Liberty Holding
         Company, TCI Mergeco, Inc. and Liberty Mergeco, Inc. (Incorporated
         herein by reference to the Company's Current Report on Form 8-K, dated
         August 18, 1994. (Commission File No. 0-20421)).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   10.56 Agreement and Plan of Merger, dated as of August 8, 1994, among Tele-
         Communications, Inc., TCI Communications, Inc. and TeleCable
         Corporation. (Incorporated herein by reference to Tele-Communications,
         Inc.'s Current Report on Form 8-K, dated August 18, 1994. (Commission
         File No. 0-20421)).
   10.57 1994 Nonemployee Director Stock Option Plan of Tele-Communications,
         Inc. (included as Appendix V to the Proxy Statement/Prospectus which is part of this Registration Statement).
   21    Subsidiaries of the Company. (Incorporated herein by reference to the
         Company's Annual Report on Form 10-K for the year ended December 31,
         1994, as amended by Form 10-K/A (amendment #1) for the year ended
         December 31, 1994. (Commission File No. 0-20421)).
   23.1  Consent of KPMG Peat Marwick LLP.
   23.2  Consent of KPMG Peat Marwick LLP.
   23.3  Consent of KPMG Peat Marwick LLP.
   23.4  Consent of KPMG Peat Marwick LLP.
   23.5  Consent of KPMG Peat Marwick LLP.
   23.6  Consent of KPMG.
   23.7  Consent of KPMG Finsterbusch Pickenhayn Sibille.
   23.8  Consent of Price Waterhouse LLP.
   23.9  Consent of Baker & Botts, L.L.P. (included in Exhibit 5).
   23.10 Consent of Baker & Botts, L.L.P. (included in Exhibit 8).
 **24    Power of Attorney.
   27    Financial Data Schedule. (Incorporated herein by reference to the
         Company's Annual Report on Form 10-K for the year ended December 31,
         1994, as amended by Form 10-K/A (amendment #1) for the year ended
         December 31, 1994. (Commission File No. 0-20421)).
 **99    Form of Proxy for Annual Meeting of the Company.

- --------

*  Constitutes management contract or compensatory arrangement.

** Previously filed.

  (b) Financial Statement Schedules. Not Applicable.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREINTO DULY AUTHORIZED, IN THE CITY OF GREENWOOD VILLAGE, STATE OF COLORADO, ON JUNE 28, 1995.

                                          Tele-Communications, Inc.


                                          By:      /s/ Stephen M. Brett
                                              ---------------------------------
                                            NAME:  STEPHEN M. BRETT
                                            TITLE: EXECUTIVE VICE PRESIDENT
                                                   AND SECRETARY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----
                  *                     Chairman of the         June 28, 1995
- -------------------------------------    Board and Director
            (BOB MAGNESS)

                  *                     Chief Executive         June 28, 1995
- -------------------------------------    Officer, President
          (JOHN C. MALONE)               and Director
                                         (Principal
                                         Executive Officer)

                  *                     Executive Vice          June 28, 1995
- -------------------------------------    President,
          (DONNE F. FISHER)              Treasurer and
                                         Director (Principal
                                         Financial and
                                         Accounting Officer)

                  *                     Director                June 28, 1995
- -------------------------------------
          (JEROME H. KERN)

                  *                     Director                June 28, 1995
- -------------------------------------
         (JOHN W. GALLIVAN)

                  *                     Director                June 28, 1995
- -------------------------------------
            (KIM MAGNESS)

                  *                     Director                June 28, 1995
- -------------------------------------
          (ROBERT A. NAIFY)

                  *                     Director                June 28, 1995
- -------------------------------------
            (TONY COELHO)

                  *                     Director                June 28, 1995
- -------------------------------------
           (R. E. TURNER)

By:     /s/ Stephen M. Brett
    ---------------------------------
          STEPHEN M. BRETT
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
    3.1  Restated Certificate of Incorporation of the Company dated August 4,
         1994, as amended on August 4, 1994, August 16, 1994, October 11, 1994,
         October 21, 1994 and January 26, 1995. (Incorporated herein by reference to Exhibit 3 of the Company's Annual Report on Form 10-K for
         the year ended December 31, 1994, as amended by Form 10-K/A (amendment
         #1) for the year ended December 31, 1994. (Commission File No. 0-
         20421)).
    3.2  Proposed Amendments to the Restated Certificate of Incorporation of
         the Company to be filed in connection with the Liberty Media Group
         Stock Proposal described in the Proxy Statement/Prospectus included in the Registration Statement (included as Appendix III-A to the Proxy
         Statement/Prospectus which is part of this Registration Statement).
    3.3  Bylaws of the Company as adopted August 4, 1994 (Incorporated herein by reference to Exhibit 3 of the Company's Annual Report on Form 10-K
         for the year ended December 31, 1994, as amended by Form 10-K/A
         (amendment #1) for the year ended December 31, 1994. (Commission File
         No. 0-20421)).
    5    Opinion of Baker & Botts, L.L.P. regarding legality of securities.
    8    Tax Opinion of Baker & Botts, L.L.P. regarding certain Federal income tax matters.
   10.1  Tele-Communications, Inc. 1994 Stock Incentive Plan (Incorporated
         herein by reference to the Company's Form S-4 Registration Statement.
         (Commission File No. 33-54263)).
   10.2  Restated and Amended Employment Agreement, dated as of November 1,
         1992, between the Company and Bob Magness.* (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K (amendment #1) for the year ended December 31, 1992. (Commission File No. 0-5550)).
   10.3  Assignment and Assumption Agreement, dated as of August 4, 1994, among
         TCI/Liberty Holding Company, Tele-Communications, Inc. and Bob
         Magness.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994.
         (Commission File No. 0-20421)).
   10.4  Restated and Amended Employment Agreement, dated as of November 1,
         1992, between the Company and John C. Malone.* (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1992. (Commission File No. 0-5550)).
   10.5  Assignment and Assumption Agreement, dated as of August 4, 1994, among
         TCI/Liberty Holding Company, Tele-Communications, Inc. and John C.
         Malone.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994.
         (Commission File No. 0-20421)).
   10.6  Employment Agreement, dated as of November 1, 1992, between Tele-
         Communications, Inc. and J. C. Sparkman.* (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1992. (Commission File No. 0-5550)).
   10.7  Assignment and Assumption Agreement, dated as of August 4, 1994, among
         TCI/Liberty Holding Company, Tele-Communications, Inc. and J. C.
         Sparkman.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994.
         (Commission File No. 0-20421)).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   10.8  Employment Agreement, dated as of January 1, 1992, between Tele-
         Communications, Inc. and Donne F. Fisher.* (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1992. (Commission File No. 0-5550)).
   10.9  Assignment and Assumption Agreement, dated as of August 4, 1994, among
         TCI/Liberty Holding Company, Tele-Communications, Inc. and Donne F.
         Fisher.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994.
         (Commission File No. 0-20421)).
   10.10 Restricted Stock Award Agreement, made as of December 10, 1992, among
         Tele-Communications, Inc., Donne F. Fisher and WestMarc
         Communications, Inc.* (Incorporated herein by reference to the
         Company's Annual Report on Form 10-K for the year ended December 31,
         1992, as amended by Form 10-K/A (amendment #1) for the year ended
         December 31, 1992. (Commission File No. 0-5550)).
   10.11 Deferred Compensation Plan for Non-Employee Directors, effective on
         November 1, 1992.* (Incorporated herein by reference to the Company's
         Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A (amendment #1) for the year ended December 31,
         1992. (Commission File No. 0-5550)).
   10.12 Employment Agreement, dated as of November 1, 1992, between Tele-
         Communications, Inc. and Fred A. Vierra.* (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1992. (Commission File No. 0-5550)).
   10.13 Assignment and Assumption Agreement, dated as of August 4, 1994, among
         TCI/Liberty Holding Company, Tele-Communications, Inc. and Fred A.
         Vierra.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994.
         (Commission File No. 0-20421)).
   10.14 Employment Agreement, dated as of January 1, 1993, between Tele-
         Communications, Inc. and Larry E. Romrell.* (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994. (Commission File No. 0-20421)).
   10.15 Assignment and Assumption Agreement, dated as of August 4, 1994, among
         TCI/Liberty Holding Company, Tele-Communications, Inc. and Larry E.
         Romrell.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994.
         (Commission File No. 0-20421)).
   10.16 Form of 1992 Non-Qualified Stock Option and Stock Appreciation Rights
         Agreement.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1993.
         (Commission File No. 0-5550)).
   10.17 Form of 1993 Non-Qualified Stock Option and Stock Appreciation Rights
         Agreement.* (Incorporated herein by reference to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1993.
         (Commission File No. 0-5550)).
   10.18 Non-Qualified Stock Option and Stock Appreciation Rights Agreement,
         dated as of November 12, 1993, by and between Tele-Communications,
         Inc. and Jerome H. Kern.* (Incorporated herein by reference to the
         Company's Annual Report on Form 10-K for the year ended December 31,
         1993, as amended by Form 10-K/A (amendment #1) for the year ended
         December 31, 1993. (Commission File No. 0-5550)).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   10.19 Form of Assumption and Amended and Restated Stock Option Agreement
         between the Company, Liberty Media Corporation and grantee relating to stock appreciation rights granted pursuant to letter dated September
         17, 1991. (Incorporated herein by reference to the Company's Post
         Effective Amendment No. 1 to Form S-4 Registration Statement on Form
         S-8 Registration Statement. (Commission File No. 33-54263)).
   10.20 Form of Assumption and Amended and Restated Stock Option Agreement
         between the Company, Liberty Media Corporation and grantee relating to the assumption of options and related stock appreciation rights granted under the Liberty Media Corporation 1991 Stock Incentive Plan
         pursuant to letter dated July 26, 1993. (Incorporated herein by reference to the Company's Post Effective Amendment No. 1 to Form S-4
         Registration Statement on Form S-8 Registration Statement. (Commission
         File No. 33-54263)).
   10.21 Assumption and Amended and Restated Stock Option Agreement between the
         Company, TCI/Liberty Holding Company and a director of Tele-
         Communications, Inc. relating to assumption of options and related stock appreciation rights granted outside of an employee benefit plan pursuant to Tele-Communications, Inc.'s 1993 Non-Qualified Stock
         Option and Stock Appreciation Rights Agreement. (Incorporated herein by reference to the Company's Post Effective Amendment No. 1 to Form
         S-4 Registration Statement on Form S-8 Registration Statement.
         (Commission File No. 33-54263)).
   10.22 Form of Assumption and Amended and Restated Stock Option Agreement
         between the Company, TCI/Liberty Holding Company and grantee relating to assumption of options and related stock appreciation rights granted under Tele-Communications, Inc.'s 1992 Stock Incentive Plan pursuant to Tele-Communications, Inc.'s 1993 Non-Qualified Stock Option and
         Stock Appreciation Rights Agreement. (Incorporated herein by reference to the Company's Post Effective Amendment No. 1 to Form S-4
         Registration Statement on Form S-8 Registration Statement. (Commission
         File No. 33-54263)).
   10.23 Form of Assumption and Amended and Restated Stock Option Agreement
         between the Company, TCI/Liberty Holding Company and grantee relating to assumption of grants pursuant to the Agreement and Plan of Merger dated June 6, 1991 between United Artists Entertainment Company and
         Tele-Communications, Inc. (Incorporated herein by reference to the
         Company's Post Effective Amendment No. 1 to Form S-4 Registration
         Statement on Form S-8 Registration Statement. (Commission File No. 33-
         54263)).
   10.24 Form of letter dated September 17, 1991 from Liberty Media Corporation to grantee relating to grant of stock appreciation rights.
         (Incorporated by reference to Tele-Communications, Inc.'s Post
         Effective Amendment No.1 to Form S-4 Registration Statement on Form S-
         8 Registration Statement. (Commission File No. 33-54263)).
   10.25 Form of letter dated July 26, 1993 from Liberty Media Corporation to grantee relating to grant of stock appreciation rights. (Incorporated by reference to Tele-Communications, Inc.'s Post Effective Amendment
         No. 1 to Form S-4 Registration Statement on Form S-8 Registration
         Statement. (Commission File No. 33-54263)).
   10.26 Form of Assumption and Amended and Restated Stock Option Agreement
         between the Company, TCI/Liberty Holding Company and grantee relating to assumption of options and related stock appreciation rights under
         Tele-Communications, Inc.'s 1992 Stock Incentive Plan pursuant to
         Tele-Communications, Inc.'s 1992 Non-Qualified Stock Option and Stock
         Appreciation Rights Agreement. (Incorporated herein by reference to the Company's Post Effective Amendment No. 1 to Form S-4 Registration
         Statement on Form S-8 Registration Statement. (Commission File No. 33-
         54263)).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   10.27 Forms of Assumption and Amended and Restated Stock Option Agreements
         relating to options granted under the United Artists Entertainment
         Company 1988 Incentive and Non-Qualified Stock Option Plan and
         executed by employees who did not have employment agreements with
         United Artists Entertainment Company. (Incorporated herein by reference to Tele-Communications, Inc.'s Post-Effective Amendment No.
         1 to Form S-4 Registration Statement on Form S-8 Registration
         Statement. (Commission File No. 33-43009)).
   10.28 Forms of Assumption and Amended and Restated Stock Option Agreements
         relating to options granted under the United Artists Entertainment
         Company 1988 Incentive and Non-Qualified Stock Option Plan and
         executed by employees who had employment agreements with United
         Artists Entertainment. (Incorporated herein by reference to the Tele-
         Communications, Inc.'s Post-Effective Amendment No. 1 to Form S-4
         Registration Statement on Form S-8 Registration Statement. (Commission
         File No. 33-43009)).
   10.29 Forms of Second Assumption and Amended and Restated Stock Option
         Agreements relating to options granted under the Amended and Restated
         United Artists Communications, Inc. 1983 Stock Option Plan and
         executed by employees who did not have employment agreements with
         United Artists Entertainment. (Incorporated herein by reference to
         Tele-Communications, Inc.'s Post-Effective Amendment No. 1 to Form S-4
         Registration Statement on Form S-8 Registration Statement. (Commission
         File No. 33-43009)).
   10.30 Forms of Second Assumption and Amended and Restated Stock Option
         Agreements relating to options granted under the Amended and Restated
         United Artists Communications, Inc. 1983 Stock Option Plan and
         executed by employees who did not have employment agreements with
         United Artists Entertainment. (Incorporated herein by reference to
         Tele-Communications, Inc.'s Post-Effective Amendment No. 1 to Form S-4
         Registration Statement on Form S-8 Registration Statement. (Commission
         File No. 33-43009)).
   10.31 Form of 1994 Non-Qualified Stock Option and Stock Appreciation Rights
         Agreement.*
   10.32 Form of Indemnification Agreement.* (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended
         December 31, 1993, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1993. (Commission File No. 0-5550)).
   10.33 Qualified Employee Stock Purchase Plan of Tele-Communications, Inc.,
         as amended.* (Incorporated herein by reference to the Tele-
         Communications, Inc. Registration Statement on Form S-8. (Commission
         File No. 33-59058)).
   10.34 Second Amendment to Community Cable Television General Partnership
         Agreement, dated March 12, 1993, between Tele-Communications, of
         Colorado, Inc. and Liberty Cable Partner, Inc. (Incorporated herein by reference to Liberty Media Corporation's Annual Report on Form 10-K
         for the year ended December 31, 1992. (Commission File No. 0-19036)).
   10.35 Agreement to Purchase and Sell Partnership Interests, dated as of
         January 29, 1993, among Mile Hi Cable Partners, L.P., Mile Hi
         Cablevision, Inc., Time Warner Entertainment Company, L.P., Daniels &
         Associates Partners Limited, Daniels Communications, Inc., Cablevision
         Associates, Ltd., and John Yelenick and Maria Garcia-Berry, as agents for the limited partners. (Incorporated herein by reference to Liberty
         Media Corporation's Current Report on Form 8-K, dated March 24, 1993.
         (Commission File No. 0-19036)).
   10.36 Loan and Security Agreement, dated January 28, 1993, among Community
         Cable Television and Robert L. Johnson, the Paige Johnson Trust and
         the Brett Johnson Trust. (Incorporated herein by reference to Liberty
         Media Corporation's Current Report on Form 8-K, dated March 24, 1993.
         (Commission File No. 0-19036)).
   10.37 Agreement of Limited Partnership, dated as of January 28, 1993 among P
         & B Johnson Corp., Community Cable Television and Daniels
         Communications, Inc. (Incorporated herein by reference to Liberty
         Media Corporation's Current Report on Form 8-K, dated March 24, 1993.
         (Commission File No. 0-19036)).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   10.38 Recapitalization Agreement, dated March 26, 1993, among Liberty Media
         Corporation, TCI Liberty, Inc. and Tele-Communications of Colorado,
         Inc. (Incorporated herein by reference to Liberty Media Corporation's
         Annual Report on Form 10-K, for the year ended December 31, 1992.
         (Commission File No. 0-19036)).
   10.39 Amendment to Recapitalization Agreement, dated June 3, 1993, between
         Liberty Media Corporation, TCI Liberty and Tele-Communications of
         Colorado, Inc. (Incorporated herein by reference to the Company's
         Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31,
         1994. (Commission File No. 0-20421)).
   10.40 $18,539,442 Promissory Note, dated June 3, 1993, from Liberty Media
         Corporation to Tele-Communications of Colorado, Inc. (Incorporated
         herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment
         #1) for the year ended December 31, 1994. (Commission File No. 0-
         20421)).
   10.41 $66,900,000 Promissory Note, dated June 3, 1993, from Liberty Media
         Corporation to Tele-Communications of Colorado, Inc. (Incorporated
         herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment
         #1) for the year ended December 31, 1994. (Commission File No. 0-
         20421)).
   10.42 $10,052,000 Promissory Note, dated June 3, 1993, from Liberty Media
         Corporation to Tele-Communications of Colorado, Inc. (Incorporated
         herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment
         #1) for the year ended December 31, 1994. (Commission File No. 0-
         20421)).
   10.43 $86,105,000 Promissory Note, dated June 3, 1993, from Liberty Media
         Corporation to Tele-Communications of Colorado, Inc. (Incorporated
         herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment
         #1) for the year ended December 31, 1994. (Commission File No. 0-
         20421)).
   10.44 Pledge and Security Agreement, dated June 31, 1993, between Liberty
         Cable Partner, Inc. and Tele-Communications of Colorado, Inc.
         (Incorporated herein by reference to the Company's Annual Report on
         Form 10-K for the year ended December 31, 1994, as amended by Form 10-
         K/A (amendment #1) for the year ended December 31, 1994. (Commission
         File No. 0-20421)).
   10.45 Stock Pledge and Security Agreement, dated June 3, 1993, between
         Liberty Capital Corp. and Liberty Cable, Inc., and Tele-Communications
         of Colorado, Inc. (Incorporated herein by reference to the Company's
         Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31,
         1994. (Commission File No. 0-20421)).
   10.46 Option-Put Agreement, dated June 3, 1993, between Tele-Communications of Colorado, Inc. and Liberty Cable Partner, Inc. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994. (Commission File No. 0-20421)).
   10.47 Assignment and Assumption Agreement, dated June 3, 1993, between
         Liberty Cable Partner, Inc. and TCI Holdings, Inc. (Incorporated
         herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment
         #1) for the year ended December 31, 1994. (Commission File No. 0-
         20421)).
   10.48 Option Agreement dated June 3, 1993, between TCI Holdings, Inc. and
         Liberty Cable Partner, Inc. (Incorporated herein by reference to
         Liberty Media Corporation's Current Report on Form 8-K, dated June 24,
         1993. (Commission File No. 0-19036)).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   10.49 Modification of Promissory Note, dated November 30, 1993, between
         Liberty Media Corporation and Tele-Communications of Colorado, Inc.
         (Incorporated herein by reference to the Company's Annual Report on
         Form 10-K for the year ended December 31, 1994, as amended by Form
         10-K/A (amendment #1) for the year ended December 31, 1994.
         (Commission File No. 0-20421)).
   10.50 Modification of Promissory Note, dated November 30, 1993, between
         Liberty Media Corporation and TCI Liberty, Inc. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (amendment #1) for the year ended December 31, 1994. (Commission File No. 0-20421)).
   10.51 Amendment to Option-Put Agreement, dated November 30, 1993, between
         Tele-Communications of Colorado, Inc. and Liberty Cable Partner, Inc.
         (Incorporated herein by reference to Liberty Media Corporation's
         Annual Report on Form 10-K for the year ended December 31, 1993.
         (Commission File No. 0-19036)).
   10.52 Agreement Regarding Purchase and Sales of Partnership Interest, dated as of March 26, 1993, between Liberty Cable Partners, Inc. and TCI
         Holdings, Inc. (Incorporated herein by reference to Liberty Media
         Corporation's Annual Report on Form 10-K for the year ended December
         31, 1992. (Commission File No. 0-19036)).
   10.53 Agreement and Plan of Merger, dated as of January 27, 1994, by and among Tele-Communications, Inc., Liberty Media Corporation,
         TCI/Liberty Holding Company, TCI Mergeco, Inc. and Liberty Mergeco,
         Inc. (Incorporated herein by reference to the Company's Current Report on Form 8-K, dated February 15, 1994. (Commission File No. 0-5550)).
   10.54 Amendment No. 1, dated as of March 30, 1994, to Agreement and Plan of
         Merger, dated as of January 27, 1994, by and among Tele-
         Communications, Inc., Liberty Media Corporation, TCI/Liberty Holding
         Company, TCI Mergeco, Inc. and Liberty Mergeco, Inc. (Incorporated
         herein by reference to the Company's Current Report on Form 8-K, dated
         April 6, 1994. (Commission File No. 0-5550)).
   10.55 Amendment No. 2, dated as of August 4, 1994, to Agreement and Plan of
         Merger, dated as of January 27, 1994, by and among Tele-
         Communications, Inc., Liberty Media Corporation, TCI/Liberty Holding
         Company, TCI Mergeco, Inc. and Liberty Mergeco, Inc. (Incorporated
         herein by reference to the Company's Current Report on Form 8-K, dated
         August 18, 1994. (Commission File No. 0-20421)).
   10.56 Agreement and Plan of Merger, dated as of August 8, 1994, among Tele-
         Communications, Inc., TCI Communications, Inc. and TeleCable
         Corporation. (Incorporated herein by reference to Tele-Communications,
         Inc.'s Current Report on Form 8-K, dated August 18, 1994. (Commission
         File No. 0-20421)).
   10.57 1994 Nonemployee Director Stock Option Plan of Tele-Communications,
         Inc. (Included as Appendix V to the Proxy Statement/Prospectus which is part of this Registration Statement).
   21    Subsidiaries of the Company (Incorporated herein by reference to the
         Company's Annual Report on Form 10-K for the year ended December 31,
         1994, as amended by Form 10-K/A (amendment #1) for the year ended
         December 31, 1994. (Commission File No. 0-20421)).
   23.1  Consent of KPMG Peat Marwick LLP.
   23.2  Consent of KPMG Peat Marwick LLP.
   23.3  Consent of KPMG Peat Marwick LLP.
   23.4  Consent of KPMG Peat Marwick LLP.
   23.5  Consent of KPMG Peat Marwick LLP.
   23.6  Consent of KPMG.
   23.7  Consent of KPMG Finsterbusch Pickenhayn Sibille.
   23.8  Consent of Price Waterhouse LLP.

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
   23.9  Consent of Baker & Botts, L.L.P. (included in Exhibit 5).
   23.10 Consent of Baker & Botts, L.L.P. (included in Exhibit 8).
 **24    Power of Attorney.
   27    Financial Data Schedule. (Incorporated herein by reference to the
         Company's Annual Report of Form 10-K for the year ended December 31,
         1994, as amended by Form 10-K/A (amendment #1) for the year ended
         December 31, 1994. (Commission File No. 0-20421)).
 **99    Form of Proxy for Annual Meeting of the Company.

- --------

 * Constitutes management contract or compensatory arrangement.

** Previously filed.